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INDEX TO GRANDPOINT CONSOLIDATED FINANCIAL STATEMENTS

INDEX
Appendix F

As filed with the Securities and Exchange Commission on April 18, 2018

Registration No. 333-224167

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC PREMIER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code No.)	33-0743196 (I.R.S. Employer Identification No.)

17901 Von Karman Ave., Suite 1200
Irvine, California 92614
(949) 864-8000
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

Steven R. Gardner
President and Chief Executive Officer
Pacific Premier Bancorp, Inc.
17901 Von Karman Ave., Suite 1200
Irvine, California 92614
(949) 864-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Shawn M. Turner, Esq. Holland & Knight LLP 800 17th Street, NW, Suite 1100 Washington, DC 20006 Telephone: (202) 955-3000	Patrick S. Brown, Esq. Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, CA 90067 Telephone: (310) 712-6600

Approximate date of commencement of proposed sale to the public:
As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

             If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

             If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

             Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

             Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share or Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share	17,071,464(1)	N/A	$325,638,183	$40,542(4)

(1)
Based upon an estimate of the maximum number of shares of common stock of Pacific Premier Bancorp, Inc., or Pacific Premier, to be issued pursuant to the Agreement and Plan of Reorganization, dated as of February 9, 2018, or the merger agreement, by and between Pacific Premier and Grandpoint Capital, Inc., or Grandpoint, based on (a) 33,174,925 shares of Grandpoint common stock outstanding, (b) 2,765,000 shares of Grandpoint common stock that may be issued upon exercise of outstanding stock options, and (c) an exchange ratio 0.4750 of a share of Pacific Premier common stock for each share of Grandpoint common stock being exchanged for shares of Pacific Premier common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on $19.075, which is the average high and low prices reported for Grandpoint's common stock on the OTC Market Group Pink Sheets on April 4, 2018, which was within five business days prior to the date of filing of this Registration Statement, in accordance with Rule 457(f)(1).

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate of $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

(4)
Previously paid.

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS/PROXY AND CONSENT SOLICITATION STATEMENT IS NOT COMPLETE AND MAY BE CHANGED. PACIFIC PREMIER BANCORP, INC. MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS/PROXY AND CONSENT SOLICITATION STATEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS/PROXY AND CONSENT SOLICITATION STATEMENT
SUBJECT TO COMPLETION, DATED APRIL 18, 2018

17901 Von Karman Avenue, Suite 1200
Irvine, California 92614

To the shareholders of Pacific Premier Bancorp, Inc.:

          On February 9, 2018, Pacific Premier Bancorp, Inc., which we refer to as Pacific Premier, entered into an agreement and plan of reorganization, which we refer to as the merger agreement, to acquire Grandpoint Capital, Inc., which we refer to as Grandpoint. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Grandpoint will be merged with and into Pacific Premier, with Pacific Premier as the surviving entity, which we refer to as the merger. Immediately thereafter, Grandpoint's wholly-owned bank subsidiary, Grandpoint Bank, will be merged with and into Pacific Premier Bank, the wholly-owned bank subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving entity.

          You are cordially invited to attend a special meeting of shareholders of Pacific Premier, referred to as the Pacific Premier special meeting, to be held at 9:00 a.m., Pacific Time, on Monday, May 21, 2018 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614. At the Pacific Premier special meeting, the Pacific Premier shareholders will be asked to consider and vote upon a proposal to approve the issuance of shares of common stock of Pacific Premier, which we refer to as Pacific Premier common stock, in connection with the merger. Grandpoint will be conducting a consent solicitation to have its shareholders consider the proposed merger agreement and related matters. Pacific Premier and Grandpoint cannot complete the proposed merger unless Pacific Premier's shareholders vote to approve the issuance of shares of Pacific Premier common stock in connection with the merger and Grandpoint's shareholders consent to adoption of the merger agreement. This letter is accompanied by the attached prospectus/proxy and consent solicitation statement, which Pacific Premier's board of directors is providing to solicit your proxy to vote for the approval of the issuance of shares of Pacific Premier common stock in connection with the merger. We refer to this solicitation as the Pacific Premier proxy solicitation.

          If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, upon effectiveness of the merger, each outstanding share of Grandpoint common stock will be converted into, and cancelled in exchange for, the right to receive 0.4750 of a share of Pacific Premier common stock, which we refer to as the exchange ratio. Cash will be paid in lieu of any fractional share interest. We refer to the aggregate consideration to be paid to the Grandpoint shareholders in the merger as the merger consideration.

          The implied value of the merger consideration to be paid to Grandpoint shareholders is based on the exchange ratio of 0.4750 of a share of Pacific Premier common stock for each share of Grandpoint common stock. The implied value per share of Grandpoint common stock on April 17, 2018, was $19.19, which amount was based on the $40.40 closing price per share of Pacific Premier common stock on that date. The value of the merger consideration will fluctuate based on the market price of Pacific Premier common stock. Consequently, the value of the merger consideration will not be known at the time you vote on the issuance of shares of Pacific Premier common stock in connection with the merger. Pacific Premier expects to issue approximately 15,758,089 shares of Pacific Premier common stock in the aggregate upon completion of the merger. Pacific Premier's common stock is listed on the NASDAQ Global Select Market under the symbol "PPBI." You should obtain current market quotations for the Pacific Premier common stock.

          Based on our reasons for the merger described in the accompanying document, including the fairness opinion issued by our financial advisor, Raymond James & Associates, Inc., our board of directors believes that the issuance of shares of Pacific Premier common stock in connection with the merger is fair to the Pacific Premier shareholders and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" the issuance of shares of Pacific Premier common stock in connection with the merger. The accompanying prospectus/proxy and consent solicitation statement gives you detailed information about the Pacific Premier special meeting, the merger and the issuance of shares of Pacific Premier common stock in connection with the merger and related matters. In addition to being a proxy statement of Pacific Premier, this document is the consent solicitation statement for the solicitation of consents from Grandpoint shareholders to vote to adopt the merger agreement and is the prospectus of Pacific Premier for the shares of its common stock that will be issued to Grandpoint shareholders in connection with the merger.

          We encourage you to read this entire document carefully, including the considerations discussed under "Risk Factors" beginning on page 32, and the appendices to the accompanying prospectus/proxy and consent solicitation statement, which include the merger agreement.

          Your vote is very important. The merger cannot be completed unless the holders of a majority of the shares for which votes are cast at the Pacific Premier special meeting vote in favor of approval of the issuance of shares of Pacific Premier common stock in connection with the merger. Whether or not you plan to attend the Pacific Premier special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.

          We appreciate your continuing loyalty and support and, should you choose to attend, we look forward to seeing you at the Pacific Premier special meeting.

Sincerely,

Steven R. Gardner Chairman, President and Chief Executive Officer

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Pacific Premier common stock to be issued in the merger or determined if this prospectus/proxy and consent solicitation statement is accurate or adequate. Any representation to the contrary is a criminal offense.

          The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          This prospectus/proxy and consent solicitation statement is dated April 20, 2018 and is being first mailed to shareholders of Pacific Premier and Grandpoint on or about April 20, 2018.

GRANDPOINT CAPITAL, INC.
333 South Grand Avenue
Los Angeles, California 90071

To the shareholders of Grandpoint Capital, Inc.:

         On February 9, 2018, Pacific Premier Bancorp, Inc., which we refer to as Pacific Premier, entered into an agreement and plan of reorganization, which we refer to as the merger agreement, to acquire Grandpoint Capital, Inc., which we refer to as Grandpoint. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Grandpoint will be merged with and into Pacific Premier, with Pacific Premier as the surviving entity, which we refer to as the merger. Immediately thereafter, Grandpoint's wholly-owned bank subsidiary, Grandpoint Bank, will be merged with and into Pacific Premier Bank, the wholly-owned bank subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving entity.

         If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, upon effectiveness of the merger, each outstanding share of common stock of Grandpoint, which we refer to as Grandpoint common stock, and which is comprised of both Grandpoint voting common stock, which we refer to as Grandpoint voting common stock, and Grandpoint non-voting common stock, which we refer to as Grandpoint non-voting common stock, will be converted into, and cancelled in exchange for, the right to receive shares of common stock of Pacific Premier, which we refer to as Pacific Premier common stock, at an exchange ratio of 0.4750 of a share of Pacific Premier common stock for each share of Grandpoint common stock, which we refer to as the exchange ratio. Cash will be paid in lieu of any fractional share interest. We refer to the aggregate consideration to be paid to Grandpoint shareholders in the merger as the merger consideration.

         The implied value of the merger consideration to be paid to Grandpoint shareholders is based on the exchange ratio of 0.4750 of a share of Pacific Premier common stock for each share of Grandpoint common stock. The implied value per share of Grandpoint common stock on April 17, 2018 was $19.19, which amount was based on the $40.40 closing price per share of Pacific Premier common stock on that date. The value of the merger consideration will fluctuate based on the market price of Pacific Premier common stock. Consequently, the value of the merger consideration will not be known at the time you vote on the merger agreement. Based on the current number of shares of Grandpoint common stock outstanding, Pacific Premier expects to issue approximately 15,758,089 shares of Pacific Premier common stock in the aggregate upon completion of the merger. Pacific Premier's common stock is listed on the NASDAQ Global Select Market under the symbol "PPBI." You should obtain current market quotations for the Pacific Premier common stock. Grandpoint's common stock is traded on the OTC Market Group Pink Sheets under the symbol "GPNC." You should obtain current market quotations for the Grandpoint common stock.

         The enclosed prospectus/proxy and consent solicitation statement is being delivered to you on behalf of the board of directors of Grandpoint, which we refer to as the Grandpoint board, in connection with a consent solicitation, which we refer to as the Grandpoint consent solicitation. In connection with the Grandpoint consent solicitation, the Grandpoint board requests that holders of Grandpoint voting common stock as of the record date of April 18, 2018, execute and return written consents to adopt the merger agreement.

         The accompanying prospectus/proxy and consent solicitation statement describes the merger agreement and the transactions contemplated therein, including the Grandpoint consent solicitation, and provides additional information about the parties involved. In addition to being a consent solicitation statement of Grandpoint, this document is the proxy statement for the solicitation of proxies from Pacific Premier shareholders to vote to approve the issuance of shares of Pacific Premier common stock in connection with the merger and is the prospectus of Pacific Premier for the shares of its common stock that will be issued to the Grandpoint shareholders in connection with the merger.

         We encourage you to read this entire document carefully, including the considerations discussed under "Risk Factors" beginning on page 32, and the appendices to the accompanying prospectus/proxy and consent solicitation statement, which include the merger agreement.

         You will be entitled to appraisal rights in connection with the merger. A summary of the appraisal rights that may be available to you is described in the section entitled "The Merger—Appraisal Rights" beginning on page 99 of the enclosed prospectus/proxy and consent solicitation statement. Please note that if you wish to exercise appraisal rights, you must not sign or return a written consent adopting the merger agreement, or sign or deliver a consent without indicating a decision on the proposal. However, so long as you do not return a consent form at all, it is not necessary to affirmatively vote against or disapprove the merger in order to preserve your appraisal rights. In addition, you must take all other steps necessary to perfect your appraisal rights.

         The Grandpoint board has carefully considered the merger, the terms thereof and the other transactions contemplated by the merger agreement and has declared that the merger agreement, the terms thereof, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Grandpoint and its shareholders. Accordingly, the Grandpoint board recommends that Grandpoint shareholders adopt the merger agreement by returning their written consent form.

         Please complete, date and sign the written consent furnished with this prospectus/proxy and consent solicitation statement and return it promptly to Grandpoint by the means described in the section entitled "Grandpoint Solicitation of Written Consents—Submission of Consents" beginning on page 43 of the accompanying prospectus/proxy and consent solicitation statement.

         Thank you for your prompt attention to these matters.

Sincerely,
Don M. Griffith Chairman and Chief Executive Officer

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Pacific Premier common stock to be issued in the merger or determined if this prospectus/proxy and consent solicitation statement is accurate or adequate. Any representation to the contrary is a criminal offense.

         The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         This prospectus/proxy and consent solicitation statement is dated April 20, 2018 and is being first mailed to shareholders of Grandpoint and Pacific Premier on or about April 20, 2018.

PACIFIC PREMIER BANCORP, INC.
17901 Von Karman Avenue, Suite 1200
Irvine, California 92614

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on May 21, 2018

To the shareholders of Pacific Premier Bancorp, Inc.:

        We will hold a special meeting of shareholders of Pacific Premier Bancorp, Inc., or Pacific Premier, at 9:00 a.m., Pacific Time, on Monday, May 21, 2018 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, for the following purposes:

  1.
  Approval of the Issuance of Shares of Pacific Premier Common Stock.    To consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock to the shareholders of Grandpoint Capital, Inc., pursuant to an Agreement and Plan of Reorganization, dated as of February 9, 2018, by and between Pacific Premier and Grandpoint Capital, Inc., referred to in this notice as the merger agreement, pursuant to which Grandpoint Capital, Inc. will merge with and into Pacific Premier, with Pacific Premier as the surviving institution. This transaction is referred to in this notice as the merger. A copy of the merger agreement is attached as Appendix A to the accompanying prospectus/proxy and consent solicitation statement of which this notice is a part; and

  2.
  Adjournment.    To consider and vote upon a proposal to adjourn the Pacific Premier special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

        No other business may be conducted at the Pacific Premier special meeting.

        We have fixed the close of business on April 17, 2018 as the record date for the determination of shareholders entitled to notice of and to vote at the Pacific Premier special meeting. Only holders of Pacific Premier common stock of record at the close of business on that date will be entitled to notice of and to vote at the Pacific Premier special meeting or any adjournment or postponement of the special meeting.

        The Pacific Premier board of directors has unanimously approved the merger agreement and the transactions contemplated therein and has determined that the merger is in the best interests of Pacific Premier and its shareholders, and unanimously recommends that shareholders vote "FOR" approval of the issuance of shares of Pacific Premier common stock in connection with the merger and "FOR" approval of the proposal to adjourn the Pacific Premier special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

        If you have any questions concerning the merger or would like additional copies of the prospectus/proxy and consent solicitation statement or need help voting your shares of Pacific Premier common stock, please contact Steven R. Gardner, Pacific Premier's Chairman, President and Chief Executive Officer, at (949) 864-8000, or Ronald J. Nicolas, Jr., Pacific Premier's Senior Executive Vice President and Chief Financial Officer, at (949) 864-8000.

        Your vote is very important.    Whether or not you plan to attend the Pacific Premier special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card.

By Order of the Board of Directors

Steven R. Gardner Chairman, President and Chief Executive Officer

Irvine, California
April 20, 2018

ADDITIONAL INFORMATION

PACIFIC PREMIER SHAREHOLDERS

        If you are a Pacific Premier shareholder and have questions about the issuance of shares of Pacific Premier common stock in connection with the merger or the Pacific Premier special meeting, need additional copies of this prospectus/proxy and consent solicitation statement or need to obtain proxy cards or other information related to the Pacific Premier proxy solicitation, you may contact Steven R. Gardner, Pacific Premier's Chairman, President and Chief Executive Officer, or Ronald J. Nicolas, Jr., Pacific Premier's Senior Executive Vice President and Chief Financial Officer, at the following address:

Pacific Premier Bancorp, Inc.,
17901 Von Karman Ave.
Suite 1200
Irvine, California 92614

or at the following telephone number:

(949) 864-8000

GRANDPOINT SHAREHOLDERS

        If you are a Grandpoint shareholder and have questions about the merger, the merger agreement or the Grandpoint consent solicitation, need additional copies of this prospectus/proxy and consent solicitation statement or need to obtain written consents or other information related to the Grandpoint consent solicitation, you may contact Janet M. Marantz, Grandpoint's Senior Vice President and Corporate Secretary, at the following address:

Grandpoint Capital, Inc.
333 South Grand Avenue
Suite 4250
Los Angeles, California 90071

or at the following telephone number:

(213) 542-4405

        Shareholders of Pacific Premier and Grandpoint should only rely on the information contained in this document. We have not authorized anyone to provide shareholders of Pacific Premier and Grandpoint with different information. The document is dated April 20, 2018; shareholders of Pacific Premier and Grandpoint should not assume that information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Grandpoint or Pacific Premier shareholders nor the issuance by Pacific Premier of Pacific Premier common stock in connection with the transactions contemplated by the merger agreement will create any implications to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

APPENDIX A	Agreement and Plan of Reorganization
APPENDIX B	Opinion of Raymond James & Associates, Inc.
APPENDIX C	Opinion of Keefe, Bryette & Woods, Inc.
APPENDIX D	Section 262 of the Delaware General Corporation Law
APPENDIX E	Pacific Premier Annual Report on Form 10-K for the Year Ended December 31, 2017
APPENDIX F	Excerpts of Proxy Statement (representing items incorporated by reference into Part III of the Annual Report on Form 10-K for the Year Ended December 31, 2017) on Schedule 14A filed on April 13, 2018

iii

QUESTIONS AND ANSWERS
ABOUT THE MERGER, THE PACIFIC PREMIER SPECIAL MEETING AND
THE GRANDPOINT CONSENT SOLICITATION

        The following are some questions that you may have regarding the merger, the Pacific Premier special meeting and the Grandpoint consent solicitation, and brief answers to those questions. Pacific Premier and Grandpoint advise you to read carefully the remainder of this prospectus/proxy and consent solicitation statement because the information in this section does not provide all of the information that might be important to you with respect to the merger, the Pacific Premier special meeting and the Grandpoint consent solicitation.

Q:
What am I being asked to vote on?

A:
Pacific Premier and Grandpoint have entered into the merger agreement, pursuant to which Pacific Premier would acquire Grandpoint. If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, Grandpoint will be merged with and into Pacific Premier with Pacific Premier as the surviving entity. Immediately thereafter, Grandpoint's wholly-owned bank subsidiary, Grandpoint Bank, will be merged with and into Pacific Premier Bank, the wholly-owned bank subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving entity.

  If you are a Pacific Premier shareholder, you are being asked to vote to approve the issuance of Pacific Premier common stock in connection with the merger. If you are a Grandpoint shareholder, you are being asked to vote to adopt the merger agreement through the Grandpoint consent solicitation. As a result of the merger, Grandpoint will cease to exist and Grandpoint shareholders will exchange each of their shares of Grandpoint common stock for 0.4750 of a share of Pacific Premier common stock, which we refer to as the exchange ratio, as further described in "The Merger—The Merger Consideration" beginning on page 72.

  The Pacific Premier shareholders are also being asked to consider and vote upon a proposal to grant discretionary authority to adjourn the Pacific Premier special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the matter being presented at the Pacific Premier special meeting.

  The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of Pacific Premier common stock in the merger and the Grandpoint shareholders adopt the merger agreement. Pacific Premier is soliciting its shareholders to approve the issuance of Pacific Premier common stock in the merger at the Pacific Premier special meeting, which we refer to as the Pacific Premier shareholder approval. Grandpoint is conducting the Grandpoint consent solicitation in order to obtain the shareholder approval necessary to adopt the merger agreement, which we refer to as the Grandpoint shareholder approval.

  We will be unable to complete the merger unless the Pacific Premier and Grandpoint shareholder approvals are obtained.

  We have included in this prospectus/proxy and consent solicitation statement important information about the merger, the merger agreement, a copy of which is included as Appendix A to this prospectus/proxy and consent solicitation statement, the Pacific Premier proxy solicitation and the Grandpoint consent solicitation. You should read this information carefully and in its entirety.

  This document constitutes a proxy solicitation statement of Pacific Premier, a consent solicitation statement of Grandpoint and a prospectus of Pacific Premier. It is a proxy solicitation statement of Pacific Premier because the Pacific Premier board of directors is soliciting proxies using this document for its shareholders, and a consent solicitation statement of Grandpoint because the

  Grandpoint board of directors is soliciting consents using this document for its shareholders. It is a prospectus because Pacific Premier, in connection with the merger, is offering shares of Pacific Premier common stock in exchange for outstanding shares of Grandpoint common stock in the merger.

Q:
Will Grandpoint shareholders be able to trade the Pacific Premier common stock that they receive in the merger?

A:
Yes. The Pacific Premier common stock to be issued in the merger to Grandpoint shareholders will be listed on the NASDAQ Global Select Market under the symbol "PPBI." Unless you are deemed an "affiliate" of Pacific Premier after the merger is completed, you may sell the shares of Pacific Premier common stock you receive in the merger without restriction.

Q:
Why is my vote important?

A:
The merger agreement must be adopted by the holders of a majority of the outstanding shares of Grandpoint voting common stock. The issuance of the Pacific Premier common stock in connection with the merger must be approved by the holders of Pacific Premier common stock constituting at least of a majority of the shares for which votes are cast at the Pacific Premier special meeting. The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of Pacific Premier common stock in the merger and the Grandpoint shareholders adopt the merger agreement. The Pacific Premier shareholders will vote on the applicable proposals necessary to complete the merger at the Pacific Premier special meeting and the Grandpoint shareholders will vote on the applicable proposals necessary to complete the merger through the Grandpoint consent solicitation. Information about the Pacific Premier special meeting and the Grandpoint consent solicitation, the merger and other matters to be considered by shareholders of each of Pacific Premier and Grandpoint is contained in this document.

  Grandpoint shareholders who collectively own approximately 87.9% of the outstanding Grandpoint voting common stock as of the date of this prospectus/proxy and consent solicitation statement, whom we refer to as the Grandpoint Investors, are parties to support agreements with Pacific Premier, which we refer to as the Grandpoint support agreements, and Grandpoint's executive officers and certain directors who collectively own approximately 9.7% of the outstanding Grandpoint voting common stock, are parties to shareholder agreements with Pacific Premier, which we refer to as the Grandpoint shareholder agreements. Pursuant to the Grandpoint support agreements and the Grandpoint shareholder agreements, such shareholders have agreed to vote in favor of the adoption of the merger agreement by written consent. Pacific Premier has the right to terminate the merger agreement to the extent that within three business days following the registration statement on Form S-4, of which this prospectus/proxy and consent solicitation statement is a part, being declared effective by the Securities and Exchange Commission, which we refer to as the Commission, Pacific Premier has not received a sufficient number of Grandpoint shareholder written consents to satisfy the majority approval requirement described above. See "Grandpoint Solicitation of Written Consents—Grandpoint Support Agreements; Voting by Grandpoint's Executive Officers and Certain Directors" on page 88 of this prospectus/proxy and consent solicitation statement. The form of Grandpoint support agreement and the form of Grandpoint shareholder agreement are included in this prospectus/proxy and consent solicitation statement as Annexes A and B, respectively, to the merger agreement, which is attached as Appendix A and incorporated by reference into this prospectus/proxy and consent solicitation statement.

  If you are a Grandpoint shareholder and you do not vote, it will have the same effect as a vote against the merger agreement.

  If a Pacific Premier shareholder does not vote, it will have no impact on the proposal to approve the issuance of the Pacific Premier common stock in connection with the merger.

Q:
Why must the Pacific Premier shareholders approve the issuance of shares of Pacific Premier common stock in connection with the merger?

A:
The Pacific Premier shareholders are required to approve the issuance of shares of the Pacific Premier common stock in connection with the merger, which is estimated to equate to approximately 33.9% of Pacific Premier's issued and outstanding shares of common stock, because Pacific Premier is listed on the NASDAQ Global Select Market and is subject to the NASDAQ Global Select Market listing rules. Because Pacific Premier will likely issue in excess of 20% of its outstanding shares of common stock to the Grandpoint shareholders in connection with the merger, under the NASDAQ Global Select Market listing rules, the shareholders of Pacific Premier are required to approve the issuance of shares of Pacific Premier common stock in connection with the merger. The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of shares of Pacific Premier common stock in the merger.

Q:
What do each of the boards of directors of Pacific Premier and Grandpoint recommend?

A:
The Pacific Premier board of directors, which we refer to as the Pacific Premier board, unanimously recommends that Pacific Premier shareholders vote "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the issuance of Pacific Premier common stock in connection with the merger.

  The Grandpoint board of directors, which we refer to as the Grandpoint board, determined that the terms of the merger agreement and the transactions contemplated therein, including the merger, are fair to and in the best interest of Grandpoint and its shareholders, and accordingly approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement and recommended that Grandpoint shareholders adopt the merger agreement in connection with the Grandpoint consent solicitation. Accordingly, the Grandpoint board recommends that Grandpoint shareholders provide their written consent to adopt the merger agreement.

  See the sections entitled "The Merger—Grandpoint's Reasons for the Merger and Recommendation of the Grandpoint Board of Directors" beginning on page 48 for a more detailed discussion of the Grandpoint board's recommendations and reasons therefor. In addition, certain of Grandpoint's officers and directors have financial interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of Grandpoint's shareholders. These interests are described in more detail in the section titled "The Merger—Interests of Certain Grandpoint Officers and Directors in the Merger" beginning on page 88.

Q:
Will Grandpoint shareholders have appraisal rights in connection with the merger?

A:
Yes. If you are a Grandpoint shareholder who does not approve the merger by delivering a written consent adopting the merger agreement, you will, by strictly complying with Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, be entitled to appraisal rights. Section 262 of the DGCL is attached to this prospectus/proxy and consent solicitation statement as Appendix D. Failure to follow precisely any of the statutory procedures set forth in Appendix D may result in the loss or waiver of appraisal rights under Delaware law. Following Grandpoint's receipt of sufficient written consents to adopt the merger agreement, we will send all non-consenting Grandpoint shareholders who satisfy the other statutory conditions the notice regarding the adoption of the merger agreement and the availability of appraisal rights. A Grandpoint shareholder wishing to exercise his, her or its appraisal rights will need to take action at that time, in response to that notice, but this description is being provided to all Grandpoint shareholders now so they can determine whether they wish to preserve their ability to demand appraisal rights in the future in response to that notice. If you elect to exercise appraisal rights with respect to your shares of Grandpoint common stock, you must deliver to Grandpoint or to Pacific Premier (as the surviving corporation in the merger), as applicable, at the specific address which will be included in the notice, a written demand for appraisal of your shares of Grandpoint common stock within 20 days after the date of the mailing of the subsequent notice that will be sent to non-consenting Grandpoint shareholders. Do not submit a demand before the date of that subsequent notice because, under Delaware case law, a demand that is made before the notice is mailed may not be effective to perfect your appraisal rights.

Q:
Are there any risks that should be considered in deciding whether to vote or execute a written consent for the matters required to be voted on or consented to by the respective shareholders of Pacific Premier and Grandpoint?

A:
Yes. Set forth under the heading of "Risk Factors," beginning on page 32, are a number of risk factors that each of the shareholders of Pacific Premier and Grandpoint should consider carefully.

Q:
When do Pacific Premier and Grandpoint expect to complete the merger?

A:
The parties expect to complete the merger during the third quarter of 2018. However, there is no assurance when or if the merger will occur. Prior to the consummation of the merger, Grandpoint shareholders must adopt the merger agreement pursuant to the Grandpoint consent solicitation, Pacific Premier shareholders must approve the issuance of Pacific Premier common stock in connection with the merger at the Pacific Premier special meeting, and all requisite bank regulatory approvals must be obtained and other conditions to the consummation of the merger must be satisfied.

Q:
If the merger is completed, when can Grandpoint shareholders expect to receive the merger consideration?

A:
Promptly following the completion of the merger, Pacific Premier will mail to each former Grandpoint shareholder of record written instructions detailing how its shareholders of record can exchange their shares of Grandpoint common stock for shares of Pacific Premier common stock.

Q:
Will the value of the merger consideration change between the date of the prospectus/proxy and consent solicitation statement and the time the merger is completed?

A:
Yes. Because Pacific Premier will issue a fixed fraction of a share of Pacific Premier common stock at the closing in exchange for each share of Grandpoint common stock, the value of the merger consideration that Grandpoint shareholders will receive in the merger will depend on the market price for a share of Pacific Premier common stock at the time the merger is completed. The market price for a share of Pacific Premier common stock when Grandpoint shareholders receive such shares after the merger is completed could be greater than, less than or the same as the market price of shares of Pacific Premier common stock on the date of this prospectus/proxy and consent solicitation statement.

Q:
What do I need to do now?

A:
Read and consider the information contained in this prospectus/proxy and consent solicitation statement, including the appendices, carefully and then please submit as soon as possible either your Pacific Premier proxy, in the case of Pacific Premier shareholders, or your written consent for your Grandpoint voting common stock, in the case of Grandpoint shareholders.

Q:
Whom should I call if I have questions?

A:
If you are a Grandpoint shareholder and have any questions concerning the merger or prospectus/proxy and consent solicitation statement, would like additional copies of the prospectus/proxy and consent solicitation statement or the process for returning your written consent, please contact Janet M. Marantz, Senior Vice President and Corporate Secretary, at (213) 542-4405, or David L. Dayton, Executive Vice President and Chief Financial Officer, at (213) 542-4416.

  If you are a Pacific Premier shareholder and have any questions concerning the merger or prospectus/proxy and consent solicitation statement, would like additional copies of the prospectus/proxy and consent solicitation statement or need help voting your shares of Pacific Premier common stock, please contact Steven R. Gardner, Pacific Premier's Chairman, President and Chief Executive Officer, at (949) 864-8000, or Ronald J. Nicolas, Jr., Pacific Premier's Senior Executive Vice President and Chief Financial Officer, at (949) 864-8000.

  MATTERS PERTAINING TO THE PACIFIC PREMIER SPECIAL MEETING

Q:
When and where is the Pacific Premier special meeting?

A:
The Pacific Premier special meeting will be held at 9:00 a.m., Pacific Time, on Monday, May 21, 2018 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614.

Q:
Who is entitled to vote at the Pacific Premier special meeting?

A:
The holders of record of Pacific Premier common stock at the close of business on April 17, 2018, which is the date Pacific Premier's board of directors has fixed as the record date for the Pacific Premier special meeting, which we refer to as the Pacific Premier record date, are entitled to vote at the Pacific Premier special meeting.

Q:
How many votes do shareholders of Pacific Premier have?

A:
Pacific Premier shareholders are entitled to one vote in the Pacific Premier proxy solicitation for each share of Pacific Premier common stock held as of the Pacific Premier record date. As of the close of business on the Pacific Premier record date, there were 46,528,588 outstanding shares of Pacific Premier common stock.

Q:
What if I abstain from voting or fail to instruct my bank, broker or other nominee?

A:
Abstentions and broker non votes of shares of Pacific Premier common stock will not have any effect on the approval of the issuance of Pacific Premier common stock in connection with the merger or the adjournment of the Pacific Premier special meeting.

Q:
Can I attend the Pacific Premier special meeting and vote my shares in person?

A:
Yes. While not required to, all Pacific Premier shareholders are invited to attend the Pacific Premier special meeting. Shareholders of record can vote in person at the Pacific Premier special meeting. If your shares are held in street name, then you are not the shareholder of record and you must bring a legal proxy from your broker, bank or other nominee confirming that you are the beneficial owner of the shares in order to vote in person at the applicable special meeting.

Q:
Can I change my vote?

A:
Yes. Regardless of the method used to cast a vote, you may change your vote at any time before your proxy is voted at the Pacific Premier special meeting. You may do so in one of the following ways:

•
by delivering to Pacific Premier prior to the Pacific Premier special meeting, a written notice of revocation addressed to Ronald Nicolas, Senior Executive Vice President and Chief Financial Officer, Pacific Premier Bancorp, Inc., 17901 Von Karman Ave., Suite 1200, Irvine, California 92614;

•
completing, signing and returning a new proxy card with a later date before the date of the Pacific Premier special meeting, and any earlier proxy will be revoked automatically; or

•
attending the Pacific Premier special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the Pacific Premier special meeting without voting will not revoke an earlier proxy voted by such person.

If you have instructed a bank, broker or other nominee to vote your shares of Pacific Premier common stock, you must follow directions received from the bank, broker or other nominee to change such vote.

Q:
What if I am a record holder and I do not indicate a decision with respect to the matters required to be voted on by the shareholders of Pacific Premier?

A:
If you are a Pacific Premier record holder and you returned a signed proxy card without indicating your decision on the proposal to approve the issuance of Pacific Premier common stock in connection with the merger, you will have given your approval to issue Pacific Premier common stock in connection with the merger.

MATTERS PERTAINING TO THE GRANDPOINT CONSENT SOLICITATION

Q:
Who is soliciting Grandpoint written consents?

A:
The Grandpoint board is providing the Grandpoint consent solicitation materials to shareholders of Grandpoint to request that holders of Grandpoint voting common stock execute and return written consents to adopt the merger agreement.

Q:
Who is entitled to give a written consent in the Grandpoint consent solicitation?

A:
The Grandpoint board has set April 18, 2018, as the record date, which we refer to as the Grandpoint record date, for determining holders of shares of Grandpoint voting common stock entitled to execute and deliver written consents with respect to the Grandpoint consent solicitation. Holders of Grandpoint voting common stock on the Grandpoint record date will be entitled to give or withhold consent using the written consent furnished with this prospectus/proxy and consent solicitation statement. If you are a Grandpoint shareholder on the Grandpoint record date and you are entitled to vote on the proposal, you will be able to give or withhold consent with respect to the adoption of the merger agreement.

  As of April 18, 2018, the Grandpoint Investors owned approximately 87.9% of the outstanding shares of Grandpoint voting common stock entitled to provide consents in the Grandpoint consent solicitation. In addition, Grandpoint's executive officers and certain directors beneficially owned approximately 9.7% of the outstanding shares of Grandpoint voting common stock entitled to provide consents in the Grandpoint consent solicitation. Pursuant to the Grandpoint support agreements and the Grandpoint shareholder agreements, such shareholders have agreed to deliver written consents in favor of the adoption of the merger agreement.

Q:
How many votes do shareholders of Grandpoint have?

A:
Grandpoint shareholders are entitled to one vote in the Grandpoint consent solicitation for each share of Grandpoint voting common stock held as of the Grandpoint record date. As of the closing of business on the Grandpoint record date, there were 27,901,752 outstanding shares of Grandpoint voting common stock.

Q:
What is the deadline for returning Grandpoint written consents?

A:
The Grandpoint board has set May 21, 2018, as the targeted final date for receipt of written consents. Grandpoint reserves the right to extend the final date for receipt of written consents beyond May 21, 2018. Any such extension may be made without notice to Grandpoint shareholders.

Q:
How do Grandpoint shareholders provide their written consent?

A:
If you hold shares of Grandpoint voting common stock as of the Grandpoint record date for granting written consent and you wish to submit your consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Grandpoint. Once you have completed, dated and signed your written consent, you should deliver it to Grandpoint by faxing your written consent to Janet M. Marantz, Senior Vice President and Corporate Secretary, at (213) 542-4405, by emailing a .pdf copy of your written consent to JMarantz@grandpointbank.com, or by mailing your written consent to Grandpoint, Attention—Corporate Secretary, 333 South Grand Avenue, Suite 4250, Los Angeles, California 90071.

  Pacific Premier has the right to terminate the merger agreement to the extent that within three business days following the registration statement on Form S-4, of which this prospectus/proxy and consent solicitation statement is a part, being declared effective by the Commission, Pacific Premier has not received a sufficient number of written consents required to adopt the merger agreement. Because of the commitments made pursuant to the Grandpoint support agreements and the Grandpoint shareholder agreements, Grandpoint expects to receive Grandpoint shareholder approval within three business days of the Commission declaring the registration statement on Form S-4 effective. As a result, Grandpoint will not be holding a shareholders' meeting to consider the proposal to adopt the merger agreement, and therefore you will be unable to vote in person by attending a shareholders' meeting.

Q:
Can I change or revoke my written consent?

A:
Yes. If you are a record holder of Grandpoint voting common stock on the Grandpoint record date, you may change or revoke your consent to the proposal to adopt the merger agreement at any time before the consents of a sufficient number of shares to adopt the merger agreement have been delivered to Grandpoint. If you wish to change or revoke your consent before that time, you may do so by delivering a notice of revocation or by sending in a new written consent with a later date, in each case, by one of the means described in the section entitled "Grandpoint Solicitation of Written Consents—Submission of Consents" beginning on page 43.

Q:
What if I am a record holder and I do not indicate a decision with respect to the matters required to be consented to by the shareholders of Grandpoint?

A:
If you are a Grandpoint record holder and you return a signed written consent without indicating your decision on the proposal to adopt the merger agreement, you will have given your consent to adopt the merger agreement.

Q:
Whom may I contact if I cannot locate my Grandpoint stock certificate(s)?

A:
If you cannot locate your certificates representing shares of Grandpoint voting common stock and believe them to be lost, stolen or destroyed, please follow the instructions in the letter of transmittal you will receive from the exchange agent dealing with lost, stolen or destroyed certificates. You will then be provided with an affidavit of lost stock certificates to complete and return to Grandpoint, or if you provide such affidavit after the merger occurs, to the exchange agent.

Q:
How do I deliver a written consent with respect to shares held in street name?

A:
Grandpoint shareholders whose shares of Grandpoint voting common stock are held in "street name" in the name of their bank, broker or other nominee should refer to their written consent card or the information forwarded by their nominee to confirm how to tender their written consent.

Q:
If my shares are held in street name by my bank, broker, or other nominee will my bank, broker or other nominee automatically deliver a written consent with respect to my shares for me?

A:
No. Your bank, broker or other nominee will not be able to deliver a written consent with respect to shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to deliver a written consent with respect to your shares of Grandpoint voting common stock by following the directions your bank, broker or other nominee provides to you.

 SUMMARY

        This summary highlights selected information from this prospectus/proxy and consent solicitation statement and may not contain all of the information that is important to the shareholders of Pacific Premier and the shareholders of Grandpoint. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire prospectus/proxy and consent solicitation statement, including the merger agreement and the other documents included with this prospectus/proxy and consent solicitation statement. Page references are included in this summary to direct the reader to a more complete description of the topics.

        Throughout this prospectus/proxy and consent solicitation statement, "Pacific Premier" refers to Pacific Premier Bancorp, Inc. and "Grandpoint" refers to Grandpoint Capital, Inc. Also, throughout this prospectus/proxy and consent solicitation statement, the Agreement and Plan of Reorganization, dated as of February 9, 2018, by and between Pacific Premier and Grandpoint, is referred to as the "merger agreement." The merger of Grandpoint with and into Pacific Premier is referred to as the "merger" and the Pacific Premier common stock to be issued to Grandpoint shareholders in consideration for their Grandpoint common stock, as well as any cash issued in lieu of fractional shares, is referred to as the "merger consideration."

Parties to the Proposed Merger (Page 44)

        Pacific Premier Bancorp, Inc.    Pacific Premier is a Delaware-chartered bank holding company for Pacific Premier Bank, a California-chartered commercial bank. Pacific Premier's principal asset is all of the capital stock of Pacific Premier Bank. Pacific Premier Bank provides banking services to businesses, professionals, real estate investors, non-profit organizations and consumers in its primary market area of Southern California currently through 33 locations in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as Clark County, Nevada. Through Pacific Premier Bank's branches and its Internet website at www.ppbi.com, Pacific Premier Bank offers a broad array of deposit products and services for both businesses and consumer customers, including checking, money market and savings accounts, cash management services, electronic banking services, and on-line bill payment. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, U.S. Small Business Administration loans, commercial real estate loans, residential home loans, construction loans and consumer loans. Pacific Premier also offers specialty banking products for homeowners associations and franchise lending nationwide.

        As of December 31, 2017, Pacific Premier had, on a consolidated basis, total assets of $8.0 billion, total stockholders' equity of $1.2 billion and total deposits of $6.1 billion. At December 31, 2017, Pacific Premier had gross loans held for investment of $6.2 billion, with real estate loans and business loans collateralized by real estate totaling 65% of its gross loan portfolio.

        Pacific Premier's principal executive offices are located at 17901 Von Karman Ave., Suite 1200, Irvine, California 92614 and its telephone number is (949) 864-8000.

        Grandpoint Capital, Inc.    Grandpoint is a Delaware-chartered bank holding company for Grandpoint Bank, a California-chartered commercial bank. Grandpoint's principal asset is all of the capital stock of Grandpoint Bank. Grandpoint Bank is headquartered in Los Angeles, California and is a full-service commercial bank focused on professionals, entrepreneurs and privately held companies through its fourteen (14) banking offices located in Southern California, Arizona and Vancouver, Washington. As of December 31, 2017, Grandpoint, on a consolidated basis, had total assets of $3.2 billion and gross loans of $2.4 billion, total shareholders' equity of $349.5 million and total deposits of $2.4 billion.

        Grandpoint's principal executive offices are located at 333 South Grand Avenue, Los Angeles, California 90071 and its telephone number is (213) 542-2700.

The Merger (Page 44)

        The merger agreement is attached to this prospectus/proxy and consent solicitation statement as Appendix A, which is incorporated by reference into this prospectus/proxy and consent solicitation statement. Please read the entire merger agreement. It is the legal document that governs the merger. Pursuant to the terms and conditions set forth in the merger agreement, Grandpoint will be acquired by Pacific Premier in a transaction in which Grandpoint will merge with and into Pacific Premier, with Pacific Premier as the surviving institution. Immediately following the consummation of the merger, Grandpoint Bank will be merged with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution, which is referred to as the "bank merger." Although no assurance can be given, the parties expect to complete the merger and bank merger during the third quarter of 2018.

Pacific Premier's Reasons for the Merger and Factors Considered by Pacific Premier's Board of Directors (Page 47)

        As part of its business strategy, Pacific Premier evaluates opportunities to acquire bank holding companies, banks and other financial institutions, which is an important element of its growth strategy. The acquisition of Grandpoint is consistent with this strategy. Among other things, the acquisition of Grandpoint will (i) expand and deepen Pacific Premier's geographic footprint into Los Angeles County, a strategically key market, (ii) add to its presence in San Diego County and Orange County, California, (iii) establish a presence in the Phoenix and Tucson, Arizona and Vancouver, Washington markets, and (iv) create opportunities for Pacific Premier Bank to provide additional products and services to the Grandpoint customers.

        Based on Pacific Premier's reasons for the merger described in this prospectus/proxy and consent solicitation statement, the Pacific Premier board of directors, or Pacific Premier board, believes that the merger is fair to Pacific Premier's shareholders and in their best interests, and unanimously recommends that Pacific Premier shareholders vote "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger. For a discussion of the circumstances surrounding the merger and the factors considered by the Pacific Premier board in approving the merger agreement, see "The Merger—Pacific Premier's Reasons for the Merger" beginning on page 47.

Grandpoint's Reasons for the Merger and Factors Considered by Grandpoint's Board of Directors (Page 48)

        Based on Grandpoint's reasons for the merger described in this prospectus/proxy and consent solicitation statement, the Grandpoint board of directors, or Grandpoint board, believes that the merger is in the Grandpoint shareholders' best interests, and unanimously recommends that Grandpoint adopt the merger agreement through the Grandpoint consent solicitation. For a discussion of the circumstances surrounding the merger and the factors considered by Grandpoint's board in approving the merger agreement, see "The Merger—Grandpoint's Reasons for the Merger" beginning on page 48.

Pacific Premier's Financial Advisor believes that the Exchange Ratio in the Merger is Fair, From a Financial Point of View, to Pacific Premier (Page 50)

        At the February 9, 2018 Pacific Premier board meeting, representatives of Raymond James rendered Raymond James' oral opinion to the Pacific Premier board that the exchange ratio was fair, from a financial point of view, to Pacific Premier. The oral opinion was subsequently confirmed by Raymond James' delivery of its written opinion to the Pacific Premier board, dated February 9, 2018, as to the fairness, as of such date, of the exchange ratio to Pacific Premier in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

        The full text of the written opinion of Raymond James is attached as Appendix B to this prospectus/ proxy and consent solicitation statement. The summary of the opinion of Raymond James set forth in this prospectus/ proxy and consent solicitation statement is qualified in its entirety by reference to the full text of such written opinion. Raymond James provided its opinion for the information of the Pacific Premier board (solely in its capacity as such) in connection with its consideration of the proposed merger. The opinion only addresses the fairness, from a financial point of view, of the exchange ratio in the merger pursuant to the merger agreement to Pacific Premier, and does not address any other term, aspect or implication of the merger agreement, the merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. Raymond James' opinion does not constitute a recommendation to the Pacific Premier board, any shareholder of Pacific Premier or any other party as to how to vote or act on any matter relating to the proposed merger or otherwise.

        For a more complete description of Raymond James' opinion, see "Opinion of Pacific Premier's Financial Advisor" beginning on page 50 of this prospectus/ proxy and consent solicitation statement.

Opinion of Grandpoint's Financial Advisor (Page 57)

        In connection with the merger, Grandpoint's financial advisor, Keefe, Bruyette & Woods, Inc., whom we refer to as KBW, delivered a written opinion, dated February 9, 2018, to the Grandpoint board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Grandpoint common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix C to this prospectus/proxy and consent solicitation statement. The opinion was for the information of, and was directed to, the Grandpoint board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Grandpoint to engage in the merger or enter into the merger agreement or constitute a recommendation to the Grandpoint board in connection with the merger, and it does not constitute a recommendation to any holder of Grandpoint common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter (including, with respect to holders of Grandpoint common stock, whether any such shareholder should provide its written consent).

Grandpoint Shareholders Will Receive Shares of Pacific Premier Common Stock for Each Share of Grandpoint Common Stock Exchanged in the Merger (Page 72)

        At the effective time of the merger, each outstanding share of Grandpoint common stock will, by virtue of the merger and without any action on the part of a Grandpoint shareholder, be converted into, and cancelled in exchange for, the right to receive 0.4750 of a share of Pacific Premier common stock, which is referred to as the exchange ratio. Cash will be paid in lieu of any fractional share interest.

Aggregate Merger Consideration.

        The total consideration to be paid by Pacific Premier to the Grandpoint shareholders in connection with the merger is referred to in this prospectus/proxy and consent solicitation statement as the aggregate merger consideration. The term aggregate merger consideration does not include the consideration, if any, payable to holders of options to purchase shares of Grandpoint common stock. In this prospectus/proxy and consent solicitation statement, we refer to stock options to purchase shares of Grandpoint's common stock as Grandpoint options.

        Upon completion of the merger and based on a $39.10 closing price of Pacific Premier's common stock on February 9, 2018, approximately $641.2 million of aggregate merger consideration will be payable to the Grandpoint shareholders. The foregoing sentence does not include the payment of cash (or shares of Pacific Premier common stock in the event any such Grandpoint options are exercised prior to the effective date of the merger) to the holders of Grandpoint options, and assumes that (i) there are 33,174,925 shares of Grandpoint common stock outstanding at the closing of the merger, which we refer to as the closing, and (ii) the Grandpoint shareholders will receive an aggregate of approximately 15,758,089 shares of Pacific Premier common stock after applying the exchange ratio of 0.4750. If all Grandpoint options are exercised prior to the closing, a maximum of an additional 1,313,375 shares of Pacific Premier common stock could be issued as merger consideration, though it is impossible to predict how many Grandpoint options will actually be exercised prior to the closing, if any.

Fractional Shares.

        No fractional shares of Pacific Premier common stock will be issued, and in lieu thereof, each holder of Grandpoint common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the average closing price per share of Pacific Premier common stock, as reported on the NASDAQ Global Select Market, for the twenty (20) trading days ending on and including the fifth trading day prior to the closing date of the merger, which we refer to as the Pacific Premier average share price, rounded to the nearest whole cent.

What Will Happen to Outstanding Grandpoint Options (Page 73)

        At the effective time of the merger, each Grandpoint option which is outstanding and unexercised immediately prior to the effective time will be cancelled in exchange for the right to receive from Grandpoint, immediately prior to the effective time, a single lump sum cash payment, equal to the product of (i) the number of shares of Grandpoint common stock subject to such Grandpoint option immediately prior to the effective time, and (ii) the excess, if any, of (A) the Pacific Premier average share price multiplied by the exchange ratio over (B) the exercise price per share of such Grandpoint option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Grandpoint option is equal to or greater than the Pacific Premier average share price multiplied by the exchange ratio, the Grandpoint option will be canceled without any cash payment being made in respect thereof. For Grandpoint options that are exercised before the closing, the underlying shares of Grandpoint common stock received upon exercise will be exchanged for the merger consideration in accordance with the exchange ratio.

Transmittal Materials (Page 73)

        After the transmittal materials have been received and processed following the closing of the merger, Grandpoint shareholders will be sent the Pacific Premier common stock and any cash in lieu of fractional shares to which they are entitled. If a Grandpoint shareholder holds shares in street name, he or she will receive information from his or her bank, broker or other nominee advising such Grandpoint shareholder of the process for receiving the Pacific Premier common stock and any cash in lieu of fractional shares to which he or she is entitled.

        Each Grandpoint shareholder will need to surrender his or her Grandpoint common stock certificates or follow instructions for the transfer of shares of Grandpoint common stock held in book-entry form, to receive the appropriate merger consideration. Grandpoint shareholders should not send any certificates now. Each Grandpoint shareholder will receive detailed instructions on how to exchange his or her share certificates or book-entry shares along with transmittal materials promptly following the closing of the merger.

Per Share Market Price and Dividend Information (Page 105)

        Shares of Pacific Premier common stock currently trade on the NASDAQ Global Select Market under the symbol "PPBI." Shares of Grandpoint common stock are quoted on the OTC Market Group Pink Sheets, under the symbol "GPNC."

        The following table sets forth the closing sale prices of (i) Pacific Premier common stock as reported on the NASDAQ Global Select Market, and (ii) Grandpoint common stock as quoted on the OTC Market Group Pink Sheets, on February 9, 2018, the last trading-day before Pacific Premier announced the merger, and on April 17, 2018, the last practicable trading-day before the distribution of this prospectus/proxy and consent solicitation statement. To help illustrate the market value of the per share merger consideration to be received by Grandpoint's shareholders, the following table also presents the equivalent market value per share of Grandpoint common stock as of February 9, 2018 and April 17, 2018, which were determined by multiplying the closing price for the Pacific Premier common stock on those dates by the exchange ratio of 0.4750 of a share of Pacific Premier common stock for each share of Grandpoint common stock. See "The Merger—The Merger Consideration" beginning on page 72 for additional information about the merger consideration to be received by holders of Grandpoint common stock.

	Pacific Premier Common Stock	Grandpoint Common Stock	Equivalent Market Value Per Share of Grandpoint
At February 9, 2018	$39.10	$20.00	$18.57
At April 17, 2018	$40.40	$18.85	$19.19

        The market price of Pacific Premier common stock and Grandpoint common stock will fluctuate prior to the date of the Pacific Premier special meeting and the start of the Grandpoint consent solicitation and the date such Grandpoint shareholder receives the merger consideration. Grandpoint shareholders should obtain a current price quotation for the shares of Pacific Premier common stock to update the implied value for a share of Grandpoint common stock.

        Although Pacific Premier has never declared or paid dividends on its common stock, instead electing to retain earnings to provide funds for use in its business, the Pacific Premier board periodically reviews whether to declare or pay cash dividends taking into account, among other things, general business conditions, Pacific Premier's financial results, future prospectus, capital requirements, legal and regulatory restrictions, and such other factors as the Pacific Premier board may deem relevant.

        Grandpoint has been paying a regular quarterly dividend on the Grandpoint common stock. Pursuant to the merger agreement, Grandpoint may not make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Grandpoint common stock, except that, dependent on when the closing occurs, Grandpoint may declare and pay regular quarterly cash dividends on the Grandpoint common stock equal to $0.15 per share of Grandpoint common stock in the ordinary course of business consistent with past practice, including as to the declaration, payment and record dates. See "The Merger—Business Pending the Merger" beginning on page 77.

Material Federal Income Tax Consequences of the Merger (Page 94)

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and it is a condition to completion of the merger that Pacific Premier and Grandpoint receive a legal opinion to that effect. If the merger is completed, the merger consideration that will be paid to the holders of Grandpoint common stock will consist of shares of Pacific Premier common stock and cash for any fractional shares.

        Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in "The Merger—Material Federal Income Tax Consequences" beginning on page 94, a Grandpoint shareholder that is a U.S. holder generally will not recognize gain or loss on such exchange, other than with respect to cash received in lieu of fractional shares of Pacific Premier common stock.

        Tax matters are complicated, and the tax consequences of the merger to a particular Grandpoint shareholder will depend in part on such shareholder's individual circumstances. Accordingly, each Grandpoint shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Date, Time and Location of the Pacific Premier Special Meeting (Page 38)

        The Pacific Premier special meeting will be held at 9:00 a.m., Pacific Time, on Monday, May 21, 2018 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614. At the Pacific Premier special meeting, Pacific Premier shareholders will be asked to:

  •
  approve the issuance of Pacific Premier common stock in connection with the merger; and

  •
  approve a proposal to adjourn the Pacific Premier special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of Pacific Premier common stock in connection with the merger.

Grandpoint Consent Solicitation (Page 42)

        The Grandpoint board is providing this prospectus/proxy and consent solicitation statement to Grandpoint shareholders. Grandpoint shareholders are being asked to adopt the merger agreement by executing and delivering the written consent furnished with this prospectus/proxy and consent solicitation statement. See "Grandpoint Solicitation of Written Consents" beginning on page 42.

Record Date and Voting Rights for the Pacific Premier Special Meeting (Page 39)

        Each Pacific Premier shareholder is entitled to vote at the Pacific Premier special meeting if he or she owned shares of Pacific Premier common stock as of the close of business on the April 17, 2018 Pacific Premier record date. Each Pacific Premier shareholder will have one vote at the Pacific Premier special meeting for each share of Pacific Premier common stock that he or she owned on that date.

        Pacific Premier shareholders of record may vote by mail or by attending the Pacific Premier special meeting and voting in person. Each proxy returned to Pacific Premier by a holder of Pacific Premier common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed Pacific Premier proxy that is returned, such proxy will be voted "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger and "FOR" the proposal to adjourn the Pacific Premier special meeting if necessary to permit further solicitation of proxies on the proposal to approve the issuance of Pacific Premier common stock in connection with the merger.

Record Date and Voting Rights for the Grandpoint Consent Solicitation (Page 42)

        Each Grandpoint shareholder is entitled to vote in the Grandpoint consent solicitation if he or she owned shares of Grandpoint voting common stock as of the close of business on the April 18, 2018 Grandpoint record date. Each Grandpoint shareholder will have one vote in the Grandpoint consent solicitation for each share of Grandpoint voting common stock that he or she owned on that date. Holders of Grandpoint voting common stock on the Grandpoint record date will be entitled to give or withhold consent using the written consent furnished with this consent prospectus/proxy and consent solicitation statement. If you are a Grandpoint shareholder on the record date and you are entitled to vote on the proposal, you will be able to give or withhold consent with respect to the adoption of the merger agreement. If a Grandpoint shareholder does not return a written consent, it will have the same effect as a vote against the proposal. If a Grandpoint shareholder is a record holder and returns a signed and dated written consent without indicating a decision on the proposal, the Grandpoint shareholder will have given its consent to adopt the merger agreement as described in the accompanying form of written consent.

Approval of the Issuance of Pacific Premier Common Stock in Connection with the Merger by the Pacific Premier Shareholders Requires that a Majority of the Shares of Pacific Premier Common Stock for which Votes Are Cast at the Pacific Premier Special Meeting to be Voted in Favor of the Issuance of Pacific Premier Common Stock in Connection with the Merger (Page 41)

        The affirmative vote of the holders of a majority of shares of Pacific Premier common stock for which votes are cast at the Pacific Premier special meeting is necessary to approve the issuance of the Pacific Premier common stock in connection with the merger. At the close of business on the Pacific Premier record date, there were 46,528,588 shares of Pacific Premier common stock outstanding held by 1,104 holders of record. Each holder of record of Pacific Premier common stock on the Pacific Premier record date is entitled to one vote for each share held on all matters to be voted upon at the Pacific Premier special meeting. If a Pacific Premier shareholder does not vote, it will have no impact on the proposal to approve the issuance of the Pacific Premier common stock in connection with the merger.

Management of Pacific Premier Owns Shares Which May Be Voted at the Pacific Premier Special Meeting

        As of the Pacific Premier record date, the executive officers and directors of Pacific Premier, as a group, held 1,941,987 shares of Pacific Premier common stock, or approximately 4.12% of the outstanding Pacific Premier common stock. While the executive officers and directors of Pacific Premier have not entered into voting agreements agreeing to vote their shares of Pacific Premier common stock in a particular manner, it is anticipated that the executive officers and directors of Pacific Premier will vote consistent with the recommendation of the Pacific Premier board, which is to vote "FOR" the Pacific Premier proposal to approve the issuance of Pacific Premier common stock in connection with the merger.

Adoption of the Merger Agreement Requires the Affirmative Vote of Holders of a Majority of the Issued and Outstanding Shares of Grandpoint Voting Common Stock (Page 42)

        The affirmative vote of the holders of a majority of the issued and outstanding shares of Grandpoint voting common stock is necessary to adopt the merger agreement on behalf of Grandpoint. At the close of business on the Grandpoint record date, there were 27,901,752 shares of Grandpoint voting common stock outstanding and entitled to vote, held by 108 holders of record. Each holder of record of Grandpoint voting common stock on the Grandpoint record date is entitled to one vote for each share held on all matters to be voted upon in the Grandpoint consent solicitation.

        As of April 18, 2018, the Grandpoint Investors beneficially owned approximately 87.9% of the outstanding shares of Grandpoint voting common stock entitled to provide consents in the Grandpoint consent solicitation. In addition, Grandpoint's executive officers and certain directors beneficially owned approximately 9.7% of the outstanding shares of Grandpoint voting common stock entitled to provide consents in the Grandpoint consent solicitation. Pursuant to the Grandpoint support agreements and the Grandpoint shareholder agreements, such shareholders have agreed to deliver written consent in favor of the adoption of the merger agreement. The merger agreement provides that Pacific Premier may terminate the merger agreement if consents representing greater than a majority of the outstanding Grandpoint common stock, voting in favor of the merger agreement, shall not have been delivered to Pacific Premier by 6:00 p.m., Pacific Time, on the third business day after the registration statement on Form S-4, of which this prospectus/proxy and consent solicitation statement is a part, has been declared effective by the Commission. Consequently, Grandpoint expects to receive Grandpoint shareholder approval within three business days of the Commission declaring the registration statement on Form S-4 effective. As a result, Grandpoint will not be holding a shareholders' meeting to consider the proposal to adopt the merger agreement.

Appraisal Rights (Page 99)

        Pursuant to Section 262 of the DGCL, a copy which is attached as Appendix D to this prospectus/proxy and consent solicitation statement, holders of Grandpoint common stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Grandpoint common stock, as determined by the Delaware Court of Chancery, if the merger is completed. The "fair value" of shares of Grandpoint common as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the merger consideration per share that Grandpoint shareholders are otherwise entitled to receive under the terms of the merger agreement. Holders of Grandpoint common stock who do not consent to the adoption of the merger agreement and who wish to preserve their appraisal rights must so advise Grandpoint by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Grandpoint or from Pacific Premier, as the surviving corporation, that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. A person having a beneficial interest in shares of Grandpoint common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this prospectus/proxy and consent solicitation statement and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Grandpoint shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors. See "The Merger—Appraisal Rights" beginning on page 99.

Grandpoint is Prohibited from Soliciting Other Offers (Page 82)

        Grandpoint has agreed that, while the merger is pending, it will not solicit, initiate, encourage or, subject to some limited exceptions, engage in discussions with any third party other than Pacific Premier regarding extraordinary transactions such as a merger, business combination or sale of a material amount of its assets or capital stock.

Pacific Premier and Grandpoint Must Meet Several Conditions to Complete the Merger (Page 74)

        Completion of the merger depends on meeting a number of conditions, including the following:

  •
  shareholders of Pacific Premier must approve the issuance of Pacific Premier common stock in connection with the merger;

  •
  shareholders of Grandpoint must adopt the merger agreement pursuant to the Grandpoint consent solicitation;

  •
  Pacific Premier and Grandpoint must receive all required regulatory approvals for the merger and the bank merger, and any waiting periods required by law must have passed and no such approval may contain any conditions, restrictions or requirements that would require Pacific Premier or Grandpoint to take any action or commit to take any action that would (i) reasonably be likely to have a material adverse effect (as defined under "The Merger—Conditions to the Merger" on page 74) on Pacific Premier (measured on a scale relative to Grandpoint) or a material adverse effect on Grandpoint, (ii) reasonably be likely to impose a material burden on Pacific Premier or any of its subsidiaries (including, after the effective time of the merger, Grandpoint and its subsidiaries) or (iii) require the sale by Pacific Premier or any of its subsidiaries (including, after the effective time of the merger, Grandpoint and its subsidiaries) of any material portion of their respective assets;

  •
  no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered which prohibits the consummation of the merger;

  •
  the Pacific Premier common stock to be issued in the merger must have been approved for listing on the NASDAQ Global Select Market;

  •
  the representations and warranties of each of Pacific Premier and Grandpoint in the merger agreement must be true and correct, subject to the materiality standards provided in the merger agreement;

  •
  Pacific Premier and Grandpoint must have complied in all material respects with their respective obligations in the merger agreement;

  •
  Pacific Premier and Grandpoint must have received a written opinion that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

  •
  as of the month end prior to the closing date, the aggregate outstanding balance of Grandpoint Bank's non-maturity deposits must not be less than $2.2 billion;

  •
  as of the closing date, Grandpoint's tangible common equity (as defined and subject to certain specified adjustments set forth in the merger agreement) must not be less than $291.8 million; and

  •
  dissenting shares of Grandpoint common stock must not represent 10% or more of the outstanding shares of Grandpoint common stock.

        Unless prohibited by law, either Pacific Premier or Grandpoint could elect to waive a condition that has not been satisfied and complete the merger. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Pacific Premier and Grandpoint Will File Regulatory Applications to Seek Regulatory Approvals to Complete the Merger (Page 76)

        To complete the merger, the parties need the prior approval from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, and the California Department of Business Oversight, which we refer to as CA DBO. The Department of Justice, or DOJ, is also able to provide input into the approval process of federal banking agencies and will have between fifteen (15) and thirty (30) days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Pacific Premier and Grandpoint will file all necessary applications with the Federal Reserve and the CA DBO. Pacific Premier and Grandpoint cannot predict whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to Pacific Premier following completion of the merger.

Pacific Premier and Grandpoint May Terminate the Merger Agreement (Page 84)

        Pacific Premier and Grandpoint can mutually agree at any time to terminate the merger agreement before completing the merger, even if Grandpoint shareholders have already voted to approve it pursuant to the Grandpoint consent solicitation.

        Pacific Premier or Grandpoint can also terminate the merger agreement:

  •
  if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that (i) cannot be or has not been cured within the earlier of (A) thirty (30) days of the giving of written notice to the breaching party or parties and (B) December 31, 2018, and (ii) would entitle the non-breaching party not to consummate the merger;

  •
  in the event that the merger is not consummated by December 31, 2018, except to the extent that the failure to consummate the merger by such date is due to (i) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (ii) the failure of any of the Grandpoint shareholders (if Grandpoint is the party seeking to terminate) to perform or observe their respective covenants under their respective Grandpoint shareholder agreements with Pacific Premier;

  •
  in the event the approval of any governmental authority required for consummation of the merger or the bank merger have been denied by final, non-appealable action of the governmental authority, or any governmental authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the merger or the bank merger, or an application for approval has been permanently withdrawn by mutual agreement of Pacific Premier and Grandpoint at the formal or informal request of a governmental authority, provided that no party has the right to terminate the merger agreement if the party seeking to terminate the merger agreement failed to perform or observe its covenants; or

  •
  if the approval of the issuance of shares of Pacific Premier common stock in connection with the merger by Pacific Premier shareholders has not been obtained by reason of the failure to obtain the required vote at the Pacific Premier special meeting or at any adjournment or postponement thereof.

        In addition, Pacific Premier may terminate the merger agreement if the holders of not less than a majority of the outstanding shares of Grandpoint voting common stock have not delivered to PPBI written consents adopting the merger agreement prior to 6:00 pm, Pacific Time, on the third business day following the date of declaration of effectiveness by the Commission of the registration statement on Form S-4, of which this prospectus/proxy and consent solicitation statement is a part.

        Pacific Premier may also terminate the merger agreement at any time prior to the Grandpoint shareholder approval if the Grandpoint board withdraws, modifies or changes its recommendation to the Grandpoint shareholders in any way which is adverse to Pacific Premier.

        Pacific Premier may terminate the merger agreement in the event that (i) the Pacific Premier average share price is greater than $45.655 and (ii) the Pacific Premier average share price outperforms the KBW Regional Banking Index by greater than 15%.

        Grandpoint may also terminate the merger agreement if, prior to receipt of adoption of the merger agreement by Grandpoint shareholders, (i) the Grandpoint board authorizes Grandpoint to enter into a binding written agreement with respect to a superior proposal, as defined in the merger agreement, and (ii) Grandpoint pays to Pacific Premier the termination fee described below substantially concurrent with the termination of the merger agreement.

        Grandpoint may also terminate the merger agreement in the event that (i) the Pacific Premier average share price is less than $33.745 and (ii) the Pacific Premier average share price underperforms the KBW Regional Banking Index by greater than 15%.

Termination Fee (Page 86)

        Grandpoint must pay Pacific Premier a termination fee of $23.0 million if the merger agreement is terminated under specified circumstances.

Pacific Premier and Grandpoint May Amend the Merger Agreement (Page 84)

        The parties may amend or supplement the merger agreement by written agreement at any time before the merger actually takes place; provided, however, no amendment or supplement that by law requires further approval by the Grandpoint shareholders may be made after the receipt of approval of the merger agreement by the requisite vote of the Grandpoint shareholders through the Grandpoint consent solicitation without first obtaining such approval.

Grandpoint's Directors and Officers Have Some Interests in the Merger that Are in Addition to or Different than the Interests of Grandpoint Shareholders (Page 88)

        Grandpoint directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Grandpoint, which are:

  •
  upon consummation of the merger, each outstanding and unexercised Grandpoint option, including unvested Grandpoint options, which will accelerate and vest in full immediately prior to the effective time, will be cancelled in exchange for the right to receive from Grandpoint, immediately prior to the effective time of the merger, a single-lump sum cash payment;

  •
  the agreement of Pacific Premier to honor indemnification obligations of Grandpoint for a period of six (6) years, as well as to purchase liability insurance for Grandpoint's directors and officers for six (6) years following the merger, subject to the terms of the merger agreement;

  •
  cash payments to certain officers of Grandpoint in the aggregate amount of approximately $6.5 million, on a pre-tax basis, pursuant to the terms of their respective employment or change in control agreements with Grandpoint or Grandpoint Bank;

  •
  retention bonuses that may be paid to certain officers of Grandpoint in recognition of their efforts in connection with the merger, which are not expected to exceed $1.2 million in the aggregate; and

  •
  pursuant to the terms of the merger agreement, Pacific Premier is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, two (2) individuals,

    each of whom must be mutually agreeable to Pacific Premier and Grandpoint, one of whom shall be Don M. Griffith, the chairman and chief executive officer of Grandpoint, as directors of Pacific Premier and Pacific Premier Bank. Each individual will serve until the first annual meeting of shareholders of Pacific Premier following the effective time of the merger and until his or her successor is elected and qualified. Subject to the fiduciary duties of the Pacific Premier board, Pacific Premier is required to include such individuals on the list of nominees for director presented by the Pacific Premier board and for which the Pacific Premier board will solicit proxies at the first annual meeting of shareholders of Pacific Premier following the effective time of the merger.

        The board of directors of Pacific Premier and Grandpoint were aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

Accounting Treatment of the Merger (Page 97)

        The merger will be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, or GAAP.

Assumption of Grandpoint Indenture Obligations (Page 88)

        Pacific Premier has agreed to assume, or to cause one of its subsidiaries to assume, Grandpoint's obligations under a trust indenture related to an outstanding issuance of junior subordinated debentures, which had a carrying value of approximately $5.2 million as of December 31, 2017.

Shareholders of Pacific Premier and Grandpoint Have Different Rights (Page 149)

        Each of Pacific Premier and Grandpoint is incorporated under the laws of the State of Delaware. The rights of holders of Pacific Premier common stock are governed by the DGCL as well as its amended and restated certificate of incorporation, as amended, and amended and restated bylaws. Pacific Premier has recommended to its shareholders that they approve certain amendments to Pacific Premier's amended and restated certificate of incorporation, as amended, at Pacific Premier's 2018 annual meeting of shareholders, which will be held prior to the consummation of the merger. If those amendments are approved, the rights of holders of Pacific Premier common stock will be governed, in part, by Pacific Premier's Second Amended and Restated Certificate of Incorporation, as well as further amended and restated bylaws, which will become effective when the Second Amended and Restated Articles of Incorporation becomes effective.

        The rights of holders of Grandpoint common stock are also governed by the DGCL, as well as by its amended and restated certificate of incorporation and its bylaws. Following the closing of the merger, shareholders of Grandpoint will receive shares of Pacific Premier common stock in exchange for their shares of Grandpoint common stock and become shareholders of Pacific Premier, and their rights as shareholders of Pacific Premier will be governed by Pacific Premier's amended and restated certificate of incorporation, as amended, amended and restated bylaws and the DGCL.

SELECTED HISTORICAL FINANCIAL DATA

        The following tables present selected consolidated historical financial data of Pacific Premier and selected consolidated historical financial data of Grandpoint.

Selected Consolidated Historical Financial Data of Pacific Premier

        Set forth below are selected historical financial data derived from Pacific Premier's audited consolidated financial statements as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013. You should read the information set forth below, together with Pacific Premier's consolidated financial statements and related notes, included in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2017, a copy of which is attached as Appendix E to this prospectus/proxy and consent solicitation statement.

	At or For the Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share data)
Selected Balance Sheet Data:
Securities, FHLB, FRB and other stock	$871,601	$426,832	$312,207	$218,705	$271,539
Loans held for sale, at lower of cost or fair value	23,426	7,711	8,565	—	3,147
Loans held for investment, net	6,167,532	3,220,317	2,236,998	1,616,422	1,231,923
Allowance for loan losses	28,936	21,296	17,317	12,200	8,200
Total assets	8,024,501	4,036,311	2,789,599	2,037,731	1,714,187
Total deposits	6,085,868	3,145,485	2,195,123	1,630,826	1,306,286
Total borrowings	641,410	397,354	265,388	185,787	214,401
Total liabilities	6,782,505	3,576,571	2,490,619	1,838,139	1,538,961
Total stockholders' equity	1,241,996	459,740	298,980	199,592	175,226
Operating Data:
Interest income	$270,005	$166,605	$118,356	$81,339	$63,800
Interest expense	22,503	13,530	12,057	7,704	5,356

Net interest income before provision for loan losses	247,502	153,075	106,299	73,635	58,444
Provision for loan losses	8,640	8,776	6,425	4,684	1,860

Net interest income after provision for loan losses	238,862	144,299	99,874	68,951	56,584
Net gains from loan sales	12,468	9,539	7,970	6,300	3,228
Other noninterest income	18,646	10,063	6,418	7,077	5,583
Noninterest expense	167,750	98,583	73,538	54,993	50,815

Income before income tax	102,226	65,318	40,724	27,335	14,580
Income tax	42,126	25,215	15,209	10,719	5,587

Net income	$60,100	$40,103	$25,515	$16,616	$8,993

Per Share Data:
Net income per share—basic	$1.59	$1.49	$1.21	$0.97	$0.57
Net income per share—diluted	1.56	1.46	1.19	0.96	0.54
Weighted average common shares outstanding—basic	37,705,556	26,931,634	21,156,668	17,046,660	15,798,885
Weighted average common shares outstanding—diluted	38,511,261	27,439,159	21,488,698	17,343,977	16,609,954
Book value per common share—basic	$26.86	$16.54	$13.86	$11.81	$10.52
Book value per common share—diluted	26.73	16.78	13.78	11.73	10.44
Performance Ratios:
Return on average assets	0.99%	1.11%	0.97%	0.91%	0.62%
Return on average equity	6.75	9.30	9.31	8.76	5.61
Average equity to average assets	14.62	11.97	10.45	10.38	11.13
Equity to total assets at end of period	15.48	11.39	10.72	9.79	10.22
Net interest rate spread	4.18	4.22	4.01	4.01	3.99
Net interest margin	4.43	4.48	4.25	4.21	4.18
Efficiency ratio(1)	50.90	53.6	55.9	61.3	64.7
Average interest-earnings assets to average interest-bearing liabilities	164.66	166.42	149.17	145.45	147.58
Asset Quality Ratios:
Nonperforming loans, net to total loans	0.05%	0.04%	0.18%	0.09%	0.18%
Nonperforming assets, net as a percent of total assets	0.04	0.04	0.18	0.12	0.20
Net charge-offs to average total loans, net	0.02	0.17	0.06	0.05	0.16
Allowance for loan losses to total loans at period end	0.47	0.66	0.77	0.75	0.66
Allowance for loan losses as a percent of nonperforming loans, gross at period end	881	1,866	436	845	364
Pacific Premier Bank Capital Ratios(2):
Tier 1 leverage ratio	11.68%	10.94%	11.41%	11.29%	10.11%
Common equity tier 1 to risk-weighted assets	11.88	11.65	12.35	N/A	N/A
Tier 1 capital to risk-weighted assets	11.88	11.65	12.35	12.75	12.37
Total capital to risk-weighted assets	12.33	12.29	13.07	13.47	13.00
Pacific Premier Bancorp, Inc. Capital Ratios(2):
Tier 1 leverage ratio	10.70%	9.78%	9.52%	9.17%	10.32%
Common equity tier 1 to risk-weighted capital assets	10.59	10.12	9.91	N/A	N/A
Tier 1 capital to total risk-weighted assets	10.88	10.41	10.28	10.32	12.58
Total capital to risk-weighted assets	12.57	12.72	13.43	14.49	13.21

(1)
Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger related and litigation expenses, to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities, gains/(loss) on sale of other real estate owned, other-than-temporary impairment recovery (loss) on investment securities, and gain on acquisitions.

(2)
Pacific Premier adopted the Basel III rule effective January 1, 2015. All ratios subsequent to the effective date reflect its adoption, while ratios for the prior periods reflect the previous capital rules under Basel I.

Selected Consolidated Historical Financial Data of Grandpoint

        Set forth below is certain consolidated financial data of Grandpoint derived from Grandpoint's audited consolidated financial statements as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013. You should read the information set forth below, together with Grandpoint's consolidated financial statements and related notes as of and for the years ended December 31, 2017 and 2016, which are included in this document and from which this information is derived. See "Index to Grandpoint Consolidated Financial Statements" beginning on page FS-1.

	At or for the Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands, except share amounts)
Results of Operations:
Interest income	$128,367	$123,511	$114,714	$102,882	$93,618
Interest expense	12,242	8,256	5,883	4,826	4,248

Net interest income	116,125	115,255	108,831	98,056	89,370
Provision for loan losses	335	1,135	3,732	4,317	3,799

Net interest income after provision for loan losses	115,790	114,120	105,099	93,739	85,571
Non-interest income	7,955	5,946	6,660	6,049	7,061
Non-interest expense	71,630	64,594	62,651	70,804	81,891

Income before income taxes	52,115	55,472	49,108	28,984	10,741
Income taxes	27,673	22,286	19,364	11,814	4,328

Net income	$24,442	$33,186	$29,744	$17,170	$6,413

Per Common Share Data:
Earnings per share—basic	$0.74	$1.01	$0.91	$0.53	$0.20
Earnings per share—diluted	0.72	0.98	0.89	0.52	0.20
Book value per share	10.53	11.60	10.96	10.10	9.44
Tangible book value per share	8.75	9.76	9.06	8.12	7.40
Shares outstanding at year end	33,174,924	33,022,742	32,894,185	32,445,179	32,424,261
Weighted average shares outstanding—basic	33,087,935	32,969,268	32,775,500	32,425,008	32,400,172
Weighted average shares outstanding—diluted	34,070,755	33,903,041	33,458,413	32,766,640	N/A
Selected Balance Sheet Data:
Cash and cash equivalents	$183,794	$241,534	$196,738	$351,440	$212,207
Investment securities	502,615	579,275	573,260	266,479	230,591
Loans, net of deferred loan fees and costs	2,363,547	2,369,804	2,286,847	1,987,640	1,698,366
Allowance for loan losses	18,939	18,552	17,245	14,018	12,087
Goodwill	53,323	53,323	53,323	53,323	53,101
Core deposit and other intangibles	5,865	7,493	9,209	11,063	12,765
Total Assets	3,193,934	3,326,936	3,196,988	2,758,969	2,275,289
Deposits	2,376,929	2,576,095	2,545,718	2,405,831	1,937,699
Other borrowings	450,000	350,000	275,000	—	11,000
Junior subordinated debt	5,155	5,155	5,155	5,155	5,155
Shareholders' equity	349,497	382,990	360,521	327,753	305,939
Selected Other Balance Sheet Data:
Average assets	$3,219,254	$3,233,279	$2,970,101	$2,435,517	$2,200,729
Average earning assets	3,047,444	3,064,620	2,794,116	2,273,669	2,036,290
Average shareholder's equity	383,550	372,340	347,992	316,079	304,008
Selected Financial and Liquidity Ratios:
Return on average assets	0.76%	1.03%	1.00%	0.70%	0.29%
Efficiency Ratio	57.73	53.29	54.25	68.01	84.92
Return on average shareholder's equity	6.37	8.66	8.25	5.24	2.10
Net interest margin	3.81	3.76	3.90	4.31	4.39
Loan to deposit ratio	99.4	92.0	89.8	82.6	87.6
Capital Ratios:
Tier 1 leverage capital ratio	9.4%	10.2%	9.9%	10.6%	10.5%
Common Equity Tier 1 Capital	10.6	11.5	12.8	N/A	N/A
Tier 1 risk-based capital ratio	10.8	11.6	12.8	12.7	12.9
Total risk-based capital ratio	11.5	12.3	13.5	13.4	13.6
Average equity to average assets	11.9	11.5	11.7	13.0	13.8
Selected Asset Quality Ratios:
Nonperforming loans to total loans	0.44%	0.64%	0.62%	0.75%	1.57%
Nonperforming assets to total assets	0.36	0.49	0.52	0.72	1.41
Allowance for loan losses to loans	0.80	0.78	0.76	0.71	0.71
Net recoveries (charge-offs) to average loans	0.00	0.01	(0.02)	(0.13)	(0.30)

 UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL DATA

        The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of December 31, 2017 combine the historical Consolidated Statements of Financial Condition of Pacific Premier and the historical Consolidated Balance Sheet of Grandpoint as of such date (i) on an actual historical basis and (ii) assuming the completion of the merger at such date using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of December 31, 2017 gives effect to the completion of Pacific Premier's acquisition of Grandpoint, as well as its acquisitions of Plaza Bancorp, or Plaza, and Heritage Oaks Bancorp, or HEOP, which were completed on November 1, 2017 and April 1, 2017, respectively.

        The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the year ended December 31, 2017 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of Grandpoint for such period, giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the year ended December 31, 2017 also gives effect to Pacific Premier's acquisitions of HEOP and Plaza, giving effect to such mergers as if such mergers had become effective at the beginning of such period, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

        Although pro forma financial information is not a measurement of performance calculated in accordance with GAAP, Pacific Premier and Grandpoint believe that pro forma financial information is important because it gives effect to the merger and the transactions referenced above. The manner in which Pacific Premier and Grandpoint calculate pro forma financial information may differ from similarly titled measures reported by other companies.

        The unaudited pro forma combined condensed consolidated financial information included in this prospectus/proxy and consent solicitation statement are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger or the other transactions referenced above had been completed on the dates or at the beginning of the periods indicated or which may be obtained in the future. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the respective period's historical consolidated financial statements and the related notes of Pacific Premier, Grandpoint, HEOP and Plaza. The historical consolidated financial statements of Pacific Premier are included in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2017, which is attached as Appendix E to this prospectus/proxy and consent solicitation statement. The historical consolidated financial statements of Grandpoint are included elsewhere in this prospectus/proxy and consent solicitation statement. See "Index to Grandpoint Consolidated Financial Statements" beginning on page FS-1.

        The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include certain assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

        The unaudited pro forma combined condensed consolidated stockholders' equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Pacific Premier's common stock or the actual or future results of operations of Pacific Premier for any period. Actual results may be materially different than the pro forma information presented.

	At December 31, 2017
	Historical Pacific Premier	Historical Grandpoint	Pro Forma Adjustments for Grandpoint Acquisition	Footnote Reference	Pro Forma Combined with Grandpoint(1)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$200,064	$183,794	$(42,275)	(2)	$341,583
Interest-bearing time deposits with financial institutions	3,693	1,001	—		4,694
Investment securities (including held to maturity)	805,720	502,615	(2,513)	(3)	1,305,822
Loans held for sale, at lower of cost or fair value	23,426	—	—		23,426
Loans held for investment	6,196,468	2,363,547	(33,327)	(4)	8,526,688
Allowance for loan losses	(28,936)	(18,939)	18,939	(5)	(28,936)

Loans held for investment, net	6,167,532	2,344,608	(14,388)		8,497,752
Premises and equipment	53,155	6,201	1,430	(6)	60,786
Goodwill	493,329	53,323	277,373	(7)	824,025
Intangible assets	43,014	5,865	39,376	(8)	88,255
Other assets	234,568	96,527	(5,776)	(9)	325,319

Total assets	$8,024,501	$3,193,934	$253,227		$11,471,662

Liabilities
Deposits	$6,085,868	$2,376,929	$(227)	(10)	$8,462,570
Short term borrowings	456,309	450,000	—		906,309
Long term debt	185,101	5,155	737	(11)	190,993
Other liabilities	55,227	12,353	—		67,580

Total liabilities	6,782,505	2,844,437	510		9,627,452

Stockholders' equity
Preferred stock	—	—	—		—
Common stock	458	332	(174)	(12)	616
Additional paid in capital	1,063,974	320,935	281,121	(12)	1,666,030
Retained earnings	177,149	29,018	(29,018)	(12)	177,149
Accumulated other comprehensive income/(loss)	415	(788)	788	(12)	415

Total stockholders' equity	1,241,996	349,497	252,717		1,844,210

Total liabilities and stockholders' equity	$8,024,501	$3,193,934	$253,227		$11,471,662

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

	For the Year Ended December 31, 2017
	Historical Pacific Premier	Historical HEOP	Pro Forma Adjustments for HEOP Acquisition	Footnote Reference	Historical Plaza	Pro Forma Adjustments for Plaza Acquisition	Footnote Reference	Historical Grandpoint	Pro Forma Adjustments for Grandpoint Acquisition	Footnote Reference	Pro Forma Combined with HEOP, Plaza and Grandpoint(1)
	(Dollars in thousands, except per share data)
Interest income	$270,005	$17,937	$1,938	(13)	$53,865	$693	(13)	$128,367	$8,332	(19)	$481,137
Interest expense	22,503	1,577	(329)	(14)	6,729	(469)	(17)	12,242	(146)	(20)	42,107

Net interest income	247,502	16,360	2,267		47,136	1,162		116,125	8,478		439,030
Provision for loan losses	8,640	—	—		351	—		335	—		9,326

Net interest income after provision for loan losses	238,862	16,360	2,267		46,785	1,162		115,790	8,478		429,704
Noninterest income	31,114	2,118	—		5,675	—		7,955	—		46,862
Noninterest expense	167,750	17,399	1,278	(15)	38,634	947	(18)	71,630	7,219	(18)	304,857

Income before income tax expense	102,226	1,079	989		13,826	215		52,115	1,259		171,709
Income tax	42,126	516	395		6,482	86		27,673	334		77,612

Net income	$60,100	$563	$594		$7,344	$129		$24,442	$925		$94,097

Per common share
Net income—basic	$1.59										$1.53
Net income—diluted	1.56										1.51
Weighted average common shares
Basic	37,705,556		2,948,800	(16)		5,038,382	(16)		15,758,089	(16)	61,450,827
Diluted	38,511,261		2,948,800	(16)		5,038,382	(16)		15,758,089	(16)	62,256,532

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

 Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

Note A—Basis of Presentation

        The Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition and explanatory notes as of December 31, 2017 combines the historical Consolidated Statement of Financial Condition of Pacific Premier and the historical Consolidated Balance Sheet of Grandpoint as of such date (i) on an actual historical basis and (ii) assuming the completion of the merger at such date, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of December 31, 2017 gives effect to the completion of Pacific Premier's acquisition of Grandpoint.

        The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations and explanatory notes for the year ended December 31, 2017 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of Grandpoint for such period, giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the year ended December 31, 2017 also gives effect to Pacific Premier's acquisitions of HEOP and Plaza, giving effect to the mergers as if the mergers had become effective at the beginning of such period using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

        Since the merger is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Pacific Premier's balance sheet. In addition, certain anticipated costs associated with the merger such as professional fees, legal fees and conversion-related expenditures are not reflected in the pro forma statements of operations.

        While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the year ended December 31, 2017, Pacific Premier assumed no adjustments to the historical amounts of Grandpoint's, HEOP's and Plaza's provisions for credit losses. If such adjustments were estimated, there could be an increase or a reduction to the historical amounts of Grandpoint's, HEOP's and Plaza's provisions for credit losses presented. In addition, the fair value of the loan portfolio is not necessarily reflective of the allowance for loan losses calculated under the probable incurred loss model, as the fair value also takes into account an interest and liquidity component.

Note B—Accounting Policies and Financial Statement Classifications

        The accounting policies of Grandpoint are in the process of being reviewed in detail by Pacific Premier. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

        In connection with the merger, the plan to integrate Pacific Premier's and Grandpoint's operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain furniture and equipment. Pacific Premier also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and in the period incurred.

Note D—Estimated Annual Cost Savings

        Pacific Premier expects to realize cost savings following the merger. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

  (1)
  The pro forma data in this column presents the unaudited financial data for Pacific Premier on a pro forma combined basis reflecting the consummation of the mergers with Grandpoint, Plaza and HEOP, as applicable, if the mergers had taken place as of the date indicated, or at the beginning of the period indicated, after giving effect to the pro forma adjustments described in the other footnotes to this table.

  (2)
  Adjustment includes: (a) $11 million for estimated seller transactions costs and (b) $25 million to holders of Grandpoint options and (c) $6.6 million for the cash out of options and RSUs tax benefit

  (3)
  Fair market value adjustment for investment securities.

  (4)
  Adjustment made to reflect the preliminary estimated market value of loans, which includes an estimate of lifetime credit losses, as well as an interest rate and liquidity component. Loans include net deferred costs and unearned discounts.

  (5)
  Purchase accounting reversal of allowance for loan losses, which is not carried over.

  (6)
  Estimated fair market value adjustment for property and leases.

  (7)
  Represents the recognition of goodwill resulting from the difference between the consideration paid to Grandpoint shareholders less the net fair value of the acquired assets and assumed liabilities. Goodwill can be summarized as follows (dollars in thousands, except share and per share data):

Grandpoint
December 31, 2017
Pacific Premier shares issued to shareholders, net of fractional shares	15,758,089
Pacific Premier issue price per share	$39.10
Value of stock consideration paid to shareholders	$616,141
Value in-the-money from options	25,030

Total pro forma aggregate merger consideration paid	$641,171

Carrying value of net assets	$349,497
Fair value adjustment to assets and liabilities:
Securities	(2,513)
Loans held for investment	(33,327)
Allowance for loan loss	18,939

Loans, net	(14,388)
Premises and equipment	1,430
Core deposit intangible	39,376
Deferred tax effect of adjustments, excluding transactions costs	(5,026)
Other assets	(750)
Deposits	(227)
Short term borrowings	—
Long term debt	737
Other liabilities	—

Total fair value adjustments	18,639

Fair value of net assets acquired	368,136
Add: Capitalized merger-related expense	10,971
Less: Cash out of options/RSUs tax benefit	6,633

Pro forma goodwill	$277,373

  (8)
  Purchase accounting adjustment in recognition of the fair value of core deposit intangible assets, which is assumed to be 2.15% of core deposits for Grandpoint.

  (9)
  Deferred tax liability created from transaction expenses and fair market value adjustments of other assets.

  (10)
  Fair market value adjustment for time deposits.

  (11)
  Estimated fair market value adjustment for borrowings.

  (12)
  Purchase accounting reversal of common equity accounts, and adjustments to additional paid in capital includes consideration paid, transaction costs, fair market value adjustments, tax adjustments and goodwill created.

  (13)
  The amortization/accretion of fair value adjustments related to loans over the estimated lives of the related asset, which approximates 36 months.

  (14)
  The amortization/accretion of fair value adjustments related to deposits, short term borrowings and long term debt, over the weighted average life of 18, 5 and 72 months, respectively.

  (15)
  Adjustment includes amortization of core deposit intangibles over a 10 accelerated year life, fixed asset accretion over 36 months and adjustments for acquisition related costs. Acquisition costs for professional, legal and conversion related expenditures are not reflected as they are nonrecurring expenses. Acquisition costs incurred in the historical financial results are included in the pro-forma adjustments. These costs will be expensed by Pacific Premier as required by GAAP.

  (16)
  Adjustment reflects the elimination of the acquired entity's weighted average shares outstanding, offset by the issuance of common stock by acquirer for each outstanding share of acquired entity's common stock to be issued in connection with the merger.

  (17)
  The amortization/accretion of fair value adjustments related to deposits and long term debt are recognized over 60 and 96 months, respectively, based on sum of year digits accelerated method.

  (18)
  Adjustment includes amortization of core deposit intangibles over a 10-year life, based on sum of year digits accelerated method, and fixed asset accretion straight lined over 24 months.

  (19)
  The amortization/accretion of fair value adjustments related to loans over the estimated lives of the related asset, which approximates 48 months.

  (20)
  The amortization/accretion of fair value adjustments related to deposits and long term debt are recognized over 48 months, based on sum of year digits accelerated method, and 60 months straight lined, respectively.

UNAUDITED COMPARATIVE PER SHARE DATA

        The following table sets forth certain historical, pro forma and pro forma equivalent per share financial information for the Pacific Premier common stock and the Grandpoint common stock. The pro forma and pro forma equivalent per share information for the year ended December 31, 2017 gives effect to (i) the completion of Pacific Premier's acquisition of Plaza, which was completed on November 1, 2017, and HEOP, which was completed on April 1, 2017, as if the transactions had been effective on the first day of the period, in the case of income and dividend data, and (ii) the merger as if the transaction had been effective on the last date of the period, in the case of book value data, and as if the transaction had been effective on the first day of the period, in the case of income and dividend data. The pro forma information in the below table assumes that the merger is accounted for under the acquisition method of accounting. The information in the following table is based on, and should be read together with, (i) the historical consolidated financial statements of Pacific Premier included in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2017, a copy of which is attached as Appendix E to the prospectus/proxy and consent solicitation statement, and (ii) the historical consolidated financial statements of Grandpoint that are included elsewhere in this prospectus/proxy and consent solicitation statement (See "Index to Consolidated Grandpoint Financial Statements").

At or For the Twelve Months Ended December 31, 2017
Net Income Per Common Share(1):
Historical Pacific Premier
Basic	$1.59
Diluted	1.56
Historical Grandpoint
Basic	0.74
Diluted	0.72
Pro Forma for Grandpoint acquisition(1)
Basic	1.53
Diluted	1.51
Equivalent pro forma for Grandpoint acquisition(1)(2)
Basic	0.74
Diluted	0.72
Dividends Declared Per Common Share(3):
Historical Pacific Premier	—
Historical Grandpoint	1.82
Equivalent pro forma for Grandpoint acquisition	—
Book Value Per Common Share (at period end):
Historical Pacific Premier	26.86
Historical Grandpoint	10.53
Pro Forma for Grandpoint acquisition	29.74
Equivalent pro forma for Grandpoint acquisition(2)	14.13

(1)
Pro forma shares are calculated by adding together the historical shares reported by Pacific Premier and historical shares reported by Grandpoint, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the Grandpoint acquisition to equate to an estimated 15,758,089 of Pacific Premier shares to be issued in connection with the Grandpoint acquisition based on the terms of the merger agreement.

(2)
The equivalent pro forma per share data combined for Grandpoint is computed by multiplying the pro forma combined amounts by the exchange ratio of 0.4750.

(3)
Pacific Premier has not paid dividends on its common stock, therefore the equivalent pro forma cash dividends per common share is zero.

RISK FACTORS

        In addition to the other information included in this prospectus/proxy and consent solicitation statement, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 37, you should be aware of and carefully consider the following risks and uncertainties that are applicable to the merger agreement, the merger, Pacific Premier and Grandpoint before deciding whether (i) if you are a Pacific Premier shareholder, to vote for the issuance of shares of Pacific Premier common stock to the Grandpoint shareholders in connection with the merger and the approval of the adjournment of the Pacific Premier special meeting, if necessary, to solicit additional proxies to approve the issuance of shares of Pacific Premier common stock, or (ii) if you are a Grandpoint shareholder, to deliver a written consent with respect to the adoption of the merger agreement. You should also consider the risks relating to the businesses of Pacific Premier and ownership of Pacific Premier common stock contained in Part I, Item 1A of Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2017 that has been filed with the Commission, a copy of which is attached as Appendix E to this prospectus/proxy and consent solicitation statement.

Because the market price of Pacific Premier common stock will fluctuate, the Grandpoint shareholders cannot be sure of the exact value of the merger consideration they will receive.

        Upon the effective time of the merger, each share of Grandpoint common stock will be converted into, and shall be cancelled in exchange for, the right to receive the merger consideration, consisting of 0.4750 of a share of Pacific Premier common stock for each share of Grandpoint common stock. Because the price of Pacific Premier common stock will fluctuate during the period of time between the date of this prospectus/proxy and consent solicitation statement and the time the Grandpoint shareholders actually receive their shares of Pacific Premier common stock as merger consideration, the Grandpoint shareholders will be subject to the risk of a decline in the price of Pacific Premier common stock during this period. Pursuant to the merger agreement, Grandpoint may terminate the merger agreement in the event that (i) the Pacific Premier average share price is less than $33.745 and (ii) the Pacific Premier average share price underperforms the KBW Regional Banking Index by greater than 15%. In addition, Pacific Premier may terminate the merger agreement in the event that (i) the Pacific Premier average share price is greater than $45.655 and (ii) the Pacific Premier average share price outperforms the KBW Regional Banking Index by greater than 15%. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in geopolitical conditions, changes in the values and perceptions of financial services stocks generally and Pacific Premier in particular, changes in Pacific Premier's business, operations and prospects and regulatory considerations. Many of these factors are beyond Pacific Premier's control. Accordingly, at the time that the Grandpoint consent solicitation is initiated and conducted, Grandpoint shareholders will not know or be able to calculate the exact value of the shares of Pacific Premier common stock they will receive upon completion of the merger.

Directors and officers of Grandpoint have interests in the merger that are in addition to or different than the interests of Grandpoint shareholders.

        Grandpoint directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Grandpoint, which are:

  •
  upon consummation of the merger, each outstanding and unexercised Grandpoint option will be cancelled in exchange for the right to receive from Grandpoint, immediately prior to the effective time of the merger, a single-lump sum cash payment;

  •
  the agreement of Pacific Premier to honor indemnification obligations of Grandpoint for a period of six (6) years, as well as to purchase liability insurance for Grandpoint's directors and officers for six (6) years following the merger, subject to the terms of the merger agreement;

  •
  cash payments to certain officers of Grandpoint in the aggregate amount of approximately $6.5 million, on a pre-tax basis, pursuant to the terms of their respective employment and change-in control agreements with Grandpoint or Grandpoint Bank;

  •
  retention bonuses that may be paid to certain officers of Grandpoint in recognition of their efforts in connection with the merger, which are not expected to exceed $1.2 million in the aggregate; and

  •
  pursuant to the terms of the merger agreement, Pacific Premier is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, two (2) individuals, each of whom must be mutually agreeable to Pacific Premier and Grandpoint, one of whom shall be Don M. Griffith, the chairman and chief executive officer of Grandpoint, as directors of Pacific Premier and Pacific Premier Bank. Each individual will serve until the first annual meeting of shareholders of Pacific Premier following the effective time of the merger and until his or her successor is elected and qualified. Subject to the fiduciary duties of the Pacific Premier board, Pacific Premier is required to include such individuals on the list of nominees for director presented by the Pacific Premier board and for which the Pacific Premier board will solicit proxies at the first annual meeting of shareholders of Pacific Premier following the effective time of the merger.

        These arrangements may create potential conflicts of interest. These interests of Grandpoint's directors and officers may cause some of these persons to view the proposed transaction differently than how other Grandpoint shareholders view it. The Grandpoint and Pacific Premier boards of directors were aware of these interests and considered them, among other things, in their approval of the merger agreement and the transactions contemplated by the merger agreement. Grandpoint shareholders should consider these interests in conjunction with the recommendation of the Grandpoint board with respect to approval of the merger. See "The Merger—Interests of Certain Grandpoint Officers and Directors in the Merger" beginning on page 88.

The termination fee, as well as the restrictions on solicitation contained in the merger agreement, may discourage other companies from trying to acquire Grandpoint.

        Until the completion of the merger, with some limited exceptions, Grandpoint is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Pacific Premier. In addition, Grandpoint has agreed to pay a termination fee to Pacific Premier in specified circumstances. See "The Merger—Termination Fee" beginning on page 86. These provisions could discourage other companies from trying to acquire Grandpoint even though those other companies might be willing to offer greater value to Grandpoint shareholders than Pacific Premier has offered in the merger. The payment of the termination fee could also have a material adverse effect on Grandpoint's financial condition.

Pacific Premier may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, Pacific Premier's ability to realize the anticipated revenue enhancements and efficiencies and to combine the businesses of Pacific Premier and Grandpoint in a manner that does not materially disrupt the existing customer relationships of Grandpoint or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Pacific Premier is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

        Pacific Premier and Grandpoint have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Pacific Premier's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies could also divert management attention and resources. These integration matters could have an adverse effect on each of Pacific Premier and Grandpoint during the transition period and on the combined company following completion of the merger.

The market price of Pacific Premier common stock after the merger may be affected by factors different from those affecting the shares of Grandpoint or Pacific Premier currently.

        Upon completion of the merger, holders of Grandpoint common stock will become holders of Pacific Premier common stock. Pacific Premier's business differs from that of Grandpoint, and, accordingly, the financial condition and results of operations of the combined company and the market price of Pacific Premier common stock after the completion of the merger may be affected by factors different from those currently affecting the financial condition and results of operations of Grandpoint or Pacific Premier on a standalone basis.

The fairness opinion received by the Pacific Premier board from its financial advisor, Raymond James, and the fairness opinion received by the Grandpoint board from Grandpoint's financial advisor, KBW, do not reflect any changes since the date of such opinions, which were both delivered prior to the signing of the merger agreement.

        Changes in the operations and prospects of Pacific Premier or Grandpoint, general market and economic conditions and other factors that may be beyond the control of Pacific Premier and Grandpoint may alter the value of Pacific Premier or Grandpoint or the market price for shares of Pacific Premier common stock or Grandpoint common stock by the time the merger is completed. Neither the fairness opinion delivered by Raymond James to the Pacific Premier board nor the fairness opinion delivered by KBW to the Grandpoint board speaks as of any date other than the date of such opinions, which was February 9, 2018 in the case of both Raymond James' opinion and KBW's opinion. Raymond James' fairness opinion is attached as Appendix B to this prospectus/proxy and consent solicitation statement and KBW's fairness opinion is attached as Appendix C to this prospectus/proxy and consent solicitation statement. For a description of Raymond James' opinion, see "The Merger—Opinion of Pacific Premier's Financial Advisor" beginning on page 50. For a description of KBW's opinion, see "The Merger—Opinion of Grandpoint's Financial Advisor" beginning on page 57. For a description of the other factors considered by the Pacific Premier board in determining to approve the merger, see "The Merger—Pacific Premier's Reasons for the Merger" beginning on page 47. For a description of the other factors considered by the Grandpoint board in determining to approve the merger, see "The Merger—Grandpoint's Reasons for the Merger" beginning on page 48.

Sales of substantial amounts of Pacific Premier's common stock in the open market by former Grandpoint shareholders could depress Pacific Premier's stock price.

        Shares of Pacific Premier common stock that are issued to Grandpoint shareholders in the merger will be freely tradable without restrictions under the Securities Act. As of the close of business on April 17, 2018, Pacific Premier had approximately 46,528,588 shares of common stock outstanding. Based on the number of Grandpoint shares of common stock outstanding as of the date of this prospectus/proxy and consent solicitation statement, Pacific Premier anticipates issuing approximately 15,758,089 shares of its common stock in connection with the merger.

        Because of the significantly enhanced liquidity of Pacific Premier common stock as compared to Grandpoint common stock on account of trading on the NASDAQ Global Select Market and the greater public float and trading volume of shares of Pacific Premier common stock relative to shares of Grandpoint common stock, if the merger is completed, Grandpoint's former shareholders may sell substantial amounts of Pacific Premier common stock in the public market following completion of the merger. Any such sales may cause the market price of Pacific Premier common stock to decrease.

Pacific Premier expects to incur expenses related to the merger that may have a negative impact on Pacific Premier's results of operations.

        Pacific Premier will incur certain expenses in connection with consummation of the merger and integrating Grandpoint's business, operations, systems, technologies and procedures. Although Pacific Premier has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond Pacific Premier's control that could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses may have a negative impact on Pacific Premier's results of operations, although the timing and magnitude of any such impact is uncertain at present.

The merger is subject to the receipt of approvals or waivers from regulatory authorities that may be denied or may impose conditions that could have an adverse effect on Pacific Premier.

        Before the merger can be completed, various approvals or waivers must be obtained from bank regulatory authorities. Regulatory approval or waivers are not guaranteed and even if granted, the bank regulatory authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Pacific Premier and Grandpoint do not currently expect that any such application or waiver request will be denied, or that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such denials, conditions or changes could have the effect of delaying completion of the merger, imposing additional costs on, or limiting the revenues of Pacific Premier following the merger or causing the merger transaction between Pacific Premier and Grandpoint to terminate. See "The Merger—Bank Regulatory Approvals" beginning on page 76 and "The Merger—Conditions to the Merger" beginning on page 74.

The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of Pacific Premier common stock in the merger and the Grandpoint shareholders adopt the merger agreement.

        In order for the merger to be completed, the Pacific Premier shareholders must approve the issuance of Pacific Premier common stock in the merger and the Grandpoint shareholders must adopt the merger agreement. While a vote of Pacific Premier's shareholders is not required to approve the merger, the approval of Pacific Premier's shareholders is required under applicable NASDAQ rules in order for Pacific Premier to be authorized to issue the shares of Pacific Premier common stock to Grandpoint shareholders as the merger consideration. Approval of the issuance of Pacific Premier common stock to Grandpoint stockholders under NASDAQ rules requires approval of at least a majority of the total votes cast at the Pacific Premier special meeting. The adoption of the merger agreement by the Grandpoint shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of Grandpoint voting common stock through the Grandpoint consent solicitation. If either or both of these required votes is not obtained from the shareholders of each of the respective companies, the merger may not be consummated. Pacific Premier may terminate the merger agreement if the holders of not less than a majority of the outstanding shares of Grandpoint voting common stock have not delivered to PPBI written consents adopting the merger agreement prior to 6:00 pm, Pacific Time, on the third business day following the date of declaration of effectiveness by the Commission of the registration statement on Form S-4, of which this prospectus/proxy and consent solicitation statement is a part.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the prices of Pacific Premier common stock and Grandpoint common stock to decline.

        Consummation of the merger is subject to customary conditions to closing in addition to the receipt of the required regulatory approvals and adoption of the Grandpoint shareholders of the merger agreement and the approval of the Pacific Premier shareholders of the issuance of Pacific Premier common stock in connection with the merger. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Pacific Premier and Grandpoint may terminate the merger agreement under certain circumstances even if the merger agreement is adopted by Grandpoint shareholders and the issuance of Pacific Premier common stock in connection with the merger is approved by Pacific Premier shareholders, including if the merger has not been completed on or before December 31, 2018. If the merger is not completed, the respective trading prices of Pacific Premier common stock on the NASDAQ Global Stock Market or quotations of Grandpoint common stock on the OTC Market Group Pink Sheets may decline to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, neither company would realize any of the expected benefits of having completed the merger. For more information on closing conditions to the merger agreement, see "The Merger—Conditions to the Merger" beginning on page 74.

The unaudited condensed pro forma combined financial data included in this prospectus/proxy and consent solicitation statement are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the merger.

        The unaudited condensed pro forma combined financial data contained in this prospectus/proxy and consent solicitation statement are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company's financial condition or results of operations following the merger for several reasons. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial data. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial data may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the merger. Any potential decline in the combined company's financial condition or results of operations may cause significant variations in the stock price of the combined company.

The shares of Pacific Premier common stock to be received by Grandpoint shareholders as a result of the merger will have different rights than shares of Grandpoint common stock.

        Upon completion of the merger, Grandpoint shareholders will become Pacific Premier shareholders and their rights as shareholders will be governed by the Pacific Premier amended and restated certificate of incorporation, as amended, the Pacific Premier amended and restated bylaws, unless and until these items are further amended and restated in connection with Pacific Premier's 2018 annual meeting of shareholders, as well as the DGCL. The rights associated with Grandpoint common stock are different from the rights associated with Pacific Premier common stock. See "Comparison of the Rights of Shareholders" beginning on page 149.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus/proxy and consent solicitation statement contains a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Pacific Premier, Pacific Premier Bank, Grandpoint and Grandpoint Bank and the potential combined company and may include statements for the periods following the completion of the merger. Shareholders of either Pacific Premier or Grandpoint can find many of these statements by looking for words such as "expects," "projects," "anticipates," "believes," "intends," "estimates," "strategy," "plan," "potential," "possible" and other similar expressions. Statements about the expected timing, completion and effects of the merger and all other statements in this prospectus/proxy and consent solicitation statement other than historical facts constitute forward-looking statements. Forward-looking statements involve certain risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Pacific Premier's or Grandpoint's control. The ability of either Pacific Premier or Grandpoint to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under "Risk Factors" and those discussed in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2017, a copy of which is attached as Appendix E to this prospectus/proxy and consent solicitation statement, as well as the following:

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  estimated revenue enhancements, costs savings and financial benefits from the merger may not be fully realized within the expected time frames or at all;

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  deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;

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  required regulatory, shareholder or other approvals may not be obtained or other closing conditions may not be satisfied in a timely manner or at all;

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  reputational risks and the reaction of the companies' customers to the merger;

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  diversion of management time on merger-related issues;

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  competitive pressure among depository and other financial institutions may increase significantly;

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  costs or difficulties related to the integration of the businesses of Pacific Premier and Grandpoint may be greater than expected;

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  changes in the interest rate environment may affect interest margins;

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  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

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  general economic or business conditions, either nationally or in the states or regions in which Pacific Premier and Grandpoint do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

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  legislation or changes in regulatory requirements may adversely affect the businesses in which Pacific Premier and Grandpoint are engaged;

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  adverse changes may occur in the securities markets; and

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  competitors of Pacific Premier may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Pacific Premier.

        Because these forward-looking statements are subject to assumptions and uncertainties, Pacific Premier's and Grandpoint's actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the management of each of Pacific Premier and Grandpoint based on information known to them as of the date of this prospectus/proxy and consent solicitation statement. Grandpoint and Pacific Premier shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus/proxy and consent solicitation statement.

        All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this prospectus/proxy and consent solicitation statement and attributable to Pacific Premier or Grandpoint or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Pacific Premier and Grandpoint undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus/proxy and consent solicitation statement or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

GENERAL INFORMATION

        This prospectus/proxy and consent solicitation statement serves as (i) the Grandpoint consent solicitation statement, pursuant to which Grandpoint shareholders are being asked to provide written consents for the adoption of the merger agreement, (ii) a proxy statement for Pacific Premier shareholders pursuant to which Pacific Premier shareholders are being asked to consider and vote upon a proposal at the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger pursuant to the merger agreement, and (iii) a prospectus for Pacific Premier common stock that Grandpoint shareholders will be entitled to receive as a result of the merger.

        Pacific Premier has supplied all of the information contained herein relating to Pacific Premier and Pacific Premier Bank, and Grandpoint has supplied all of the information contained herein relating to Grandpoint and Grandpoint Bank.

THE PACIFIC PREMIER SPECIAL MEETING

Time, Date and Place

        A special meeting of shareholders of Pacific Premier will be held at 9:00 a.m., Pacific Time, on Monday, May 21, 2018 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614.

Matters to be Considered

        The purposes of the Pacific Premier special meeting are to:

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  consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock to the shareholders of Grandpoint in connection with the merger pursuant to the merger agreement; and

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  consider and vote upon a proposal to adjourn the Pacific Premier special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

        No other business may be conducted at the Pacific Premier special meeting. A copy of the merger agreement is included in prospectus/proxy and consent solicitation statement as Appendix A, and Pacific Premier shareholders are encouraged to read it carefully in its entirety.

Recommendation of the Pacific Premier Board

        The Pacific Premier board has unanimously (i) determined that each of the merger agreement and the transactions contemplated by the merger agreement is fair and reasonable, advisable and in the best interests of Pacific Premier and its shareholders; (ii) approved the merger agreement, the merger and the transactions contemplated thereby and (iii) recommends that the Pacific Premier shareholders approve the issuance of shares of Pacific Premier common stock to Grandpoint shareholders pursuant to the merger agreement. The Pacific Premier board unanimously recommends that Pacific Premier shareholders vote "FOR" the proposal to approve the issuance of shares of Pacific Premier common stock to Grandpoint shareholders pursuant to the merger agreement. See "The Merger—Pacific Premier's Reasons for the Merger" beginning on page 47.

        The Pacific Premier board also unanimously recommends that Pacific Premier shareholders vote "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the issuance of shares of Pacific Premier common stock to the Grandpoint shareholders pursuant to the merger agreement.

Shares Outstanding and Entitled to Vote; Record Date

        The close of business on April 17, 2018 has been fixed by Pacific Premier as the Pacific Premier record date, for the determination of Pacific Premier shareholders entitled to notice of and to vote at the Pacific Premier special meeting and any adjournment or postponement of the Pacific Premier special meeting. At the close of business on the Pacific Premier record date, there were 46,528,588 shares of Pacific Premier common stock outstanding and entitled to vote, held by 1,104 holders of record. Each share of Pacific Premier common stock entitles the holder to one vote at the Pacific Premier special meeting on all matters properly presented at the Pacific Premier special meeting.

How to Vote Shares of Pacific Premier Common Stock

Shareholders of Record.

        Pacific Premier shareholders of record may vote by mail, telephone, via the Internet or by attending the Pacific Premier special meeting and voting in person. If a Pacific Premier shareholder chooses to vote by mail, he or she should simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. Internet and telephone voting is available until 11:59 p.m., Eastern Time, on May 20, 2018.

Shares Held in "Street Name."

        If a Pacific Premier shareholder's shares of Pacific Premier common stock are held through a bank, broker or other nominee, such Pacific Premier shareholder is considered the beneficial owner of such shares held in "street name." In such case, this prospectus/proxy and consent solicitation statement has been forwarded by such Pacific Premier shareholder's bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, a Pacific Premier shareholder has the right to direct such bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to the Pacific Premier shareholder. Without specific instructions from the Pacific Premier shareholder, the bank, broker or other nominee is not empowered to vote a Pacific Premier shareholder's shares on non routine matters such as the proposal to approve the issuance of shares of common stock of Pacific Premier to the shareholders of Grandpoint pursuant to the merger agreement or the proposal of the Pacific Premier board of directors to adjourn the Pacific Premier special meeting, if necessary. Not voting these shares will not have any effect on the vote to approve the proposal to issue of shares of common stock of Pacific Premier to the shareholders of Grandpoint pursuant to the merger agreement or the proposal of the Pacific Premier board of directors to adjourn the special meeting, if necessary. When the vote is tabulated for the proposals, broker non votes, if any, will only be counted for purposes of determining whether a quorum is present. Accordingly, we advise each Pacific Premier shareholder to promptly give instructions to his or her bank, broker or other nominee to vote "FOR" approval of the issuance of shares of Pacific Premier common stock to the Grandpoint shareholders pursuant to the merger agreement and "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, by using the voting instruction card provided to such Pacific Premier shareholder by his or her bank, broker or other nominee. Alternatively, if a Pacific Premier shareholder is a beneficial owner and wishes to vote in person at the Pacific Premier special meeting, the Pacific Premier shareholder must provide a proxy executed in such Pacific Premier shareholder's favor by the bank, broker or other nominee.

Revocation of Proxies

        A Pacific Premier shareholder can revoke a proxy at any time before his or her shares are voted. If the Pacific Premier shareholder is a shareholder of record, the Pacific Premier shareholder can revoke a proxy by:

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  delivering to Pacific Premier prior to the Pacific Premier special meeting a written notice of revocation addressed to: Secretary, Pacific Premier Bancorp, Inc., 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614;

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  completing, signing and returning a new proxy card with a later date before the date of the Pacific Premier special meeting, and any earlier dated proxy will be revoked automatically;

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  calling the toll free number listed on the Pacific Premier proxy card or by accessing the Internet site listed on the Pacific Premier proxy card to change his or her vote by 11:59 p.m., Eastern Time, on May 20, 2018, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier dated proxy will be revoked; or

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  attending the Pacific Premier special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the Pacific Premier special meeting without voting will not revoke a Pacific Premier proxy.

        If a Pacific Premier shareholder has instructed a bank, broker or other nominee to vote such Pacific Premier shareholder's shares of Pacific Premier common stock, the Pacific Premier shareholder must follow directions received from the bank, broker or other nominee to change his or her vote.

        Attendance at the Pacific Premier special meeting will not, in and of itself, constitute revocation of a proxy.

        Each proxy returned to Pacific Premier (and not revoked) by a holder of Pacific Premier common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed proxy that is returned, such proxy will be voted "FOR" approval of the proposal to issue shares of Pacific Premier common stock to the Grandpoint shareholders pursuant to the merger agreement and "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

Quorum

        A quorum, consisting of the holders of a majority of the shares entitled to vote at the Pacific Premier special meeting, must be present in person or by proxy before any action may be taken at the Pacific Premier special meeting. Once a share of Pacific Premier common stock is represented at the Pacific Premier special meeting, it will be counted for the purpose of determining a quorum not only at the Pacific Premier special meeting but also at any adjournment or postponement of the Pacific

Premier special meeting. In the event that a quorum is not present at the Pacific Premier special meeting, it is expected that the Pacific Premier special meeting will be adjourned or postponed.

        Abstentions and broker non votes will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. "Broker non votes" are shares held by banks, brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the bank, broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the issuance of shares of Pacific Premier common stock to the shareholders of Grandpoint pursuant to the merger agreement and to adjourn the Pacific Premier special meeting, if necessary, are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Vote Required

        The affirmative vote of holders of the majority of the shares for which votes are cast at the Pacific Premier special meeting is needed to approve the issuance of the shares of Pacific Premier common stock to the shareholders of Grandpoint pursuant to the merger agreement. The affirmative vote of holders of the majority of the shares for which votes are cast at the Pacific Premier special meeting is needed to approve the proposal to adjourn the Pacific Premier special meeting, if necessary.

        Abstentions and broker non votes will not be counted as votes cast and, therefore, will not affect either proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on either proposal.

        Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted "FOR" approval of the issuance of shares of Pacific Premier common stock to the Grandpoint shareholders in connection with the merger and "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the issuance of shares of Pacific Premier common stock to the Grandpoint shareholders in connection with the merger.

Solicitation of Proxies

        Pacific Premier will pay the costs of soliciting its shareholders' proxies, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, directors, officers and employees of Pacific Premier may solicit proxies from shareholders of Pacific Premier in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. Pacific Premier has engaged DF King & Co. as its proxy solicitation firm. Such firm will be paid its customary fee of $10,500 and out of pocket expenses.

        Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Pacific Premier will reimburse such custodians, nominees and fiduciaries for their reasonable out of pocket expenses in connection therewith.

Attending the Pacific Premier Special Meeting

        While not required, all holders of Pacific Premier common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are invited to attend the Pacific Premier special meeting. Pacific Premier shareholders of record can vote in person at the Pacific Premier special meeting. If a Pacific Premier shareholder is not a shareholder of record and would like to vote in person at the Pacific Premier special meeting, such Pacific Premier shareholder must produce a proxy executed in his or her favor by the record holder of such Pacific Premier shareholder's shares. In addition, such Pacific Premier shareholder must bring a form of personal photo identification with him or her in order to be admitted at the Pacific Premier special meeting. Pacific Premier reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Pacific Premier special meeting is prohibited without Pacific Premier's express written consent.

Adjournments and Postponements

        Although it is not currently expected, the Pacific Premier special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock to the Grandpoint shareholders in connection with the merger pursuant to the merger agreement or if a quorum is not present at the Pacific Premier special meeting. Other than an announcement to be made at the Pacific Premier special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Pacific Premier special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Pacific Premier special meeting as adjourned or postponed.

Questions and Additional Information

        If a Pacific Premier shareholder has questions about the proposal to issue shares of Pacific Premier common stock to the Grandpoint shareholders in connection with the merger, or the process for voting, or if additional copies of this document or a replacement proxy card are needed, please contact Investor Relations, Pacific Premier Bancorp, Inc., at (949) 864 8000.

GRANDPOINT SOLICITATION OF WRITTEN CONSENTS

        This section contains information for Grandpoint shareholders regarding the Grandpoint solicitation of written consents to adopt the merger agreement by executing and delivering the written consent furnished with this prospectus/proxy and consent solicitation statement.

Matters to be Considered

        The Grandpoint board is providing these consent solicitation materials to Grandpoint shareholders. Grandpoint shareholders are being asked to adopt the merger agreement by executing and delivering the written consent furnished with this prospectus/proxy and consent solicitation statement.

Recommendation of the Grandpoint Board

        The Grandpoint board has carefully considered the merger and the terms thereof and has determined that the merger and the terms thereof are advisable and fair to and in the best interests of Grandpoint and its shareholders. Accordingly, the Grandpoint board recommends that Grandpoint shareholders adopt the merger agreement pursuant to the Grandpoint consent solicitation.

Shares Outstanding and Entitled to Consent; Consent Required; Record Date

        Only Grandpoint shareholders of record owning Grandpoint voting common stock at the close of business on the Grandpoint record date of April 18, 2018, will be notified of and be entitled to execute and deliver a written consent. On the Grandpoint record date, the outstanding Grandpoint voting common stock eligible to consent with respect to the adoption of the merger agreement consisted of 27,901,752 shares of Grandpoint voting common stock. Under the Grandpoint amended and restated

certificate of incorporation and the DGCL, each holder of Grandpoint voting common stock is entitled to one vote for each share of Grandpoint voting common stock held of record.

        Adoption of the merger agreement requires approval by written consent by the holders of a majority of the outstanding shares of Grandpoint voting common stock entitled to vote.

        Grandpoint shareholders whose shares of Grandpoint voting common stock are held in "street name" in the name of their bank, broker or other nominee should refer to their written consent card or the information forwarded by their nominee to confirm how to tender their written consent.

Grandpoint Support Agreements; Voting by Grandpoint's Executive Officers and Certain Directors

        The Grandpoint Investors, who collectively own approximately 87.9% of the outstanding Grandpoint voting common stock, are parties to the Grandpoint support agreements, and Grandpoint's executive officers and certain directors, who collectively own approximately 9.7% of the outstanding Grandpoint voting common stock, are parties to the Grandpoint shareholder agreements. Pursuant to those agreements, such shareholders agreed to vote by written consent in favor of the adoption of the merger agreement.

        The merger agreement provides that Pacific Premier may terminate the merger agreement if written consents representing a majority of the outstanding Grandpoint voting common stock, voting in favor of the merger agreement, shall not have been delivered to Pacific Premier by 6:00 p.m., Pacific Time, on the third business day after the registration statement on Form S-4, of which this prospectus/proxy and consent solicitation statement is a part, has been declared effective by the Commission. The form of Grandpoint support agreements and the form of Grandpoint shareholder agreements are included in this prospectus/proxy and consent solicitation statement as Annexes A and B, respectively, to the merger agreement, which is attached as Appendix A to this prospectus/proxy and consent solicitation statement.

Submission of Consents

        You may consent to the proposal with respect to your shares of Grandpoint voting common stock by completing, dating and signing the written consent furnished with this prospectus/proxy and consent solicitation statement and returning it to Grandpoint.

        If you hold shares of Grandpoint voting common stock as of the Grandpoint record date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Grandpoint. Once you have completed, dated and signed the written consent, you may deliver it to Grandpoint by faxing it to Janet M. Marantz, Senior Vice President and Corporate Secretary, at (213) 617-0765, by emailing a .pdf copy of your written consent to JMarantz@grandpointbank.com or by mailing your written consent to Grandpoint, Attention: Corporate Secretary, 333 South Grand Avenue, Suite 4250, Los Angeles, California 90071.

        The Grandpoint board has set May 21, 2018, as the targeted final date for receipt of written consents. Grandpoint reserves the right to extend the final date for receipt of written consents beyond May 21, 2018. Any such extension may be made without notice to Grandpoint shareholders. Once a sufficient number of consents to adopt the merger agreement have been received, the consent solicitation will conclude. As noted in the section entitled "The Merger—Appraisal Rights" beginning on page 99, the delivery of a signed and dated consent adopting the merger agreement, or delivery of a signed and dated consent without indicating a decision on the proposal, will result in a loss of appraisal rights under Section 262 of the DGCL.

Executing Consents; Revocation of Consents

        You may execute a written consent to adopt the merger agreement (which is equivalent to a vote "FOR" the proposal), or disapprove the proposal (which is equivalent to a vote "AGAINST" the proposal). Under Delaware law, your consent must bear the date of your signature. If you do not return your written consent, it will have the same effect as a vote against the proposal. If you are a record holder and you return a signed and dated written consent without indicating your decision on the proposal, you will have given your consent to adopt the merger agreement as described in the enclosed form of written consent.

        Your written consent to the proposal may be changed or revoked at any time before the written consents of a sufficient number of shares to adopt the merger agreement have been delivered to Grandpoint. If you wish to change or revoke a previously given written consent before that time, you may do so by delivering a new written consent with a later date or by delivering or faxing a notice of revocation to Grandpoint.

Solicitation of Consents

        Officers of Grandpoint may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

THE MERGER

        The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this prospectus/proxy and consent solicitation statement, including the merger agreement which is attached as Appendix A and incorporated by reference into this prospectus/proxy and consent solicitation statement. Shareholders of both Pacific Premier and Grandpoint should carefully read the appendices in their entirety.

Structure of the Merger

        Pursuant to the terms and conditions set forth in the merger agreement, Grandpoint will be acquired by Pacific Premier in a transaction in which Grandpoint will merge with and into Pacific Premier, with Pacific Premier as the surviving corporation, which is referred to as the merger. Immediately following the consummation of the merger, Grandpoint Bank will be merged with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution, which is referred to as the bank merger. Following consummation of the bank merger, Pacific Premier Bank intends to continue to operate all of the branches acquired from Grandpoint Bank.

        Following the consummation of the merger, Pacific Premier's amended and restated certificate of incorporation, as amended, and amended and restated bylaws as in effect immediately prior to the merger will continue as the governing corporate documents of Pacific Premier. The directors and executive officers of Pacific Premier immediately prior to the merger will continue as the directors and executive officers of Pacific Premier after the merger, in each case, until their respective successors are duly elected or appointed and qualified. In addition, pursuant to the terms of the merger agreement, Pacific Premier is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, two (2) individuals, each of whom must be mutually agreeable to Pacific Premier and Grandpoint, one of whom shall be Don M. Griffith, the chairman and chief executive officer of Grandpoint, as directors of Pacific Premier and Pacific Premier Bank. Each individual will serve until the first annual meeting of shareholders of Pacific Premier following the effective time of the merger and until his or her successor is elected and qualified. Subject to the fiduciary duties of the Pacific Premier board, Pacific Premier is required to include such individuals on the list of nominees for director presented by the Pacific Premier board, and for which the Pacific Premier board will solicit proxies at the first annual meeting of shareholders of Pacific Premier following the effective time of the merger.

Background of the Merger

        The Grandpoint board and executive management team regularly review and assess strategic opportunities that may be available to Grandpoint, with the goal of enhancing value for Grandpoint's shareholders. These assessments have included periodic discussion with respect to potential transactions that would further Grandpoint's strategic objectives, and the potential benefits and risks of such transactions. Such discussions have included consideration of purchasing other financial institutions, being acquired by another financial institution or other business combinations, in an effort to seek better efficiencies and economies of scale for Grandpoint and its shareholders.

        In the spring of 2016, Grandpoint, with the assistance of Sullivan & Cromwell LLP, counsel to Grandpoint and referred to as S&C, and Grandpoint's financial advisor, KBW, undertook a review of Grandpoint's potential strategic alternatives. As part of this review, Grandpoint commenced a process to solicit indications of interest in a potential business combination with Grandpoint. Continuing through May and June 2016, Grandpoint and its advisors held discussions with a number of potential counterparties, some of whom conducted due diligence on Grandpoint and three of whom, Pacific Premier, Bidder A and Bidder B, provided Grandpoint with non-binding proposals with respect to a potential business combination with Grandpoint. In July 2016, Grandpoint entered into a non-binding indication of interest with Bidder A, but ultimately no transaction was pursued and discussions with Bidder A ceased.

        Following this and continuing into late fall of 2016 and early-2017, Grandpoint and the Grandpoint board continued to consider Grandpoint's potential alternatives, including whether to continue with the process of seeking indications of interest considering a business combination or acquisition of Grandpoint or whether to pursue alternative strategic initiatives including additional potential acquisitions and capital raising transactions. During this period, Grandpoint continued discussions from time to time with potential counterparties, including renewed discussions with Pacific Premier in September 2016 that did not proceed and discussions with Bidder C in late-2016 and early-2017. On April 26, 2017, Grandpoint received a revised offer from Pacific Premier. Discussions continued and in May 2017, Grandpoint received non-binding letters of interest from Pacific Premier and Bidder C. Between May 22, 2017 and mid-June 2017, Grandpoint and Pacific Premier continued business discussions and negotiations around pricing and the structure of a possible transaction. Pacific Premier ultimately determined to withdraw from discussions on June 15, 2017 after the parties were unable to come to agreement on the business terms.

        Following this, Grandpoint and Bidder D held discussions concerning a potential business combination.

        In July 2017, Bidder D commenced preliminary due diligence and Grandpoint's board received a preliminary non-binding indication of interest from Bidder D in September 2017, outlining the principal elements of a proposed business combination between Bidder D and Grandpoint. Discussions with Bidder D terminated in mid-October 2017 when Bidder D indicated it was not prepared to proceed with a transaction at that time.

        On December 1, 2017, Grandpoint and Pacific Premier entered into a confidentiality agreement to begin diligence and recommence negotiations concerning a potential transaction. These discussions culminated on December 28, 2017 with Grandpoint and Pacific Premier executing a non-binding letter of interest. The letter of interest proposed an implied value of $18.82 per common share, or an aggregate transaction value of $650.0 million based on a fixed exchange ratio of 0.4836 of a share of Pacific Premier common stock for each share of Grandpoint common stock. The letter of interest included that the definitive agreement would provide for Grandpoint to designate two individuals to serve on the Pacific Premier board upon the closing of the transaction, with the anticipation that Mr. Don Griffith would be selected as one of two people to serve on the Pacific Premier board. The letter of interest also provided that Pacific Premier would purchase directors' and officers' liability insurance following the consummation of the transaction and that Grandpoint executive management not retained by Pacific Premier following the transaction would enter into customary confidentiality and non-solicitation agreements. Pacific Premier then provided an initial list requesting certain diligence materials from Grandpoint.

        Grandpoint received an organizational book from Pacific Premier on January 2, 2018, which organizational book included a timeline and responsibilities schedule and due diligence request list. Grandpoint provided Pacific Premier with a reverse due diligence request list on January 5, 2018.

        Holland & Knight LLP, counsel to Pacific Premier and which is referred to as H&K, provided an initial draft definitive agreement to S&C on January 12, 2018. Between January 12, 2018 and February 9, 2018, representatives of Grandpoint and Pacific Premier, with the assistance of their respective legal and financial advisors, negotiated the terms of the definitive agreement. During the course of negotiations, the terms of the definitive agreement remained substantially similar to the terms outlined in the letter of interest. The parties also negotiated a form of support agreement and a form of shareholder agreement to be executed by Grandpoint's private equity investors and the directors and executive officers of Grandpoint and Grandpoint Bank, other than directors who did not own shares of Grandpoint common stock.

        On January 15, 2018, Grandpoint, received access to Pacific Premier's reverse due diligence data room and commenced reverse due diligence. Over the course of the next four weeks, Grandpoint conducted its diligence on Pacific Premier. Similarly, Pacific Premier conducted its diligence process on Grandpoint.

        On January 22, 2018, members of the Grandpoint board and observers to the board discussed the draft definitive agreement with S&C and KBW telephonically. Members of the Grandpoint board and representatives of S&C discussed the proposed definitive agreement, including the requirement that non-employee directors execute non-solicitation agreements. Certain business and legal points were agreed to and the Grandpoint board agreed to continue negotiations on the definitive agreement. On January 22, 2018 S&C provided a revised draft of the definitive agreement to H&K.

        Don Griffith and Steve Gardner met on February 6, 2018, to discuss the pricing of the transaction. On February 7, 2018, Pacific Premier proposed a decrease in the exchange ratio to 0.4750 of a share of Pacific Premier common stock in exchange for each share of Grandpoint common stock, representing a decrease of 1.8% in the exchange ratio. During this period, the parties continued their due diligence.

        On February 9, 2018, the Grandpoint board held a special telephonic meeting. At the meeting, Grandpoint's executive management presented on the business, legal, regulatory, credit and other diligence conducted on Pacific Premier. S&C presented on the terms of the draft definitive agreement and the Grandpoint board's fiduciary duties to Grandpoint's shareholders in the context of a strategic transaction. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Grandpoint board an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Grandpoint common stock. The Grandpoint board voted to approve the transaction with Pacific Premier and the merger agreement.

        On February 9, 2018, the Pacific Premier board held a special board meeting for the purposes of considering the merger agreement. At that meeting, the Pacific Premier board thoroughly discussed and considered the terms and conditions of the merger and the merger agreement. H&K advised the Pacific Premier board respecting its duties in connection with the transaction and the terms of the merger agreement. Raymond James reviewed the financial aspects of the proposed merger. After deliberation, the Pacific Premier board voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement, and authorized Pacific Premier management to execute the merger agreement.

        Following the Grandpoint and Pacific Premier board meetings, the terms of the merger agreement and related agreements were finalized, and the agreements were executed. The transaction was publicly announced on the morning of February 12, 2018, in a press release issued by Pacific Premier prior to the opening of the stock market. Based on a $39.10 closing price of Pacific Premiers common stock as of February 9, 2018, the aggregate merger consideration was approximately $641.2 million, or $18.57 per share.

Pacific Premier's Reasons for the Merger and Factors Considered by Pacific Premier's Board of Directors

        As part of Pacific Premier's business strategy, it evaluates opportunities to acquire bank holding companies, banks and other financial institutions. The acquisition of Grandpoint and Grandpoint Bank is consistent with this strategy. In reaching its conclusion to approve the merger, the Pacific Premier board consulted with Raymond James, its financial advisor, with respect to the financial aspects of the proposed acquisition and with its legal counsel, H&K, as to its legal duties and the terms of the merger agreement and related agreements. Pacific Premier entered into the merger agreement with Grandpoint because, among other things, Pacific Premier believes that the acquisition of Grandpoint and Grandpoint Bank will:

  •
  expand and deepen Pacific Premier's geographic footprint into Los Angeles County, California, a strategically key market, expand its presence in San Diego and Orange Counties in California, and establish a presence in the Phoenix and Tucson, Arizona and Vancouver, Washington markets;

  •
  create opportunities for Pacific Premier Bank to provide additional products and services to the Grandpoint customers;

  •
  improve and strengthen Pacific Premier Bank's existing deposit base by acquiring a business banking franchise with an attractive non-maturity deposit base, which was comprised of 45.8% non-interest bearing demand deposits at December 31, 2017;

  •
  offer estimated costs savings of approximately 40% of Grandpoint's non-interest expense, with 75% of the cost savings phased-in during 2018 and the remainder during 2019;

  •
  based on the projected cost savings, be immediately accretive to Pacific Premier's earnings per share in 2018, excluding merger-related expenses, and result in an anticipated earnings per share accretion of approximately 8.6% in fiscal year 2019;

  •
  based on the projected cost savings, result in anticipated tangible book value dilution of 2.4% with an anticipated earn back period of approximately 1.2 years;

  •
  offer an internal rate of return anticipated to be greater than 20% based on the projected cost savings;

  •
  enable Pacific Premier to offer its broader range of products and services to Grandpoint Bank customers;

  •
  result in a broader market presence providing greater opportunities for future in-market acquisitions; and

  •
  allow Pacific Premier to deploy a portion of its capital into what its board of directors believes is a compelling investment.

        The Pacific Premier board also considered the potential adverse consequences of the proposed merger, including:

  •
  the possible disruption to Pacific Premier's or Grandpoint's business that may result from the announcement of the merger;

  •
  the risk that the cost savings, operational synergies and other benefits expected result from the merger might not be fully realized or not realized at all;

  •
  the possibility that the merger may not be completed or may be unduly delayed because conditions to closing may not be satisfied, including:

  •
  the condition that Pacific Premier's shareholders approve the issuance of shares of Pacific Premier common stock to Grandpoint's shareholders in connection with the merger;

  •
  the condition that Grandpoint's shareholders approve the merger, and

  •
  other conditions which are outside of Pacific Premier's control;

  •
  the risk that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

  •
  the market price of Pacific Premier's common stock, and

  •
  Pacific Premier's operating results, particularly in light of the costs incurred in connection with the merger; and

  •
  the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger.

        Based on the reasons stated above, the Pacific Premier board believes that the merger is in the best interest of Pacific Premier and its shareholders and unanimously recommends that the Pacific Premier shareholders vote "FOR" the proposal to approve the issuance of Pacific Premier common stock in connection with the merger and "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the issuance of shares of Pacific Premier common stock to Grandpoint shareholders in connection with the merger.

Grandpoint's Reasons for the Merger and Recommendation of Grandpoint's Board of Directors

        After carefully considering all of its options, and cognizant of its fiduciary duty to shareholders and the current competitive and regulatory environment and a number of other factors discussed in this prospectus/proxy and consent solicitation statement, the Grandpoint board unanimously recommended adoption of the merger agreement, determining that the merger, on the terms provided in the merger agreement is fair to Grandpoint's shareholders and in their best interests.

        In evaluating the merger and the merger agreement, the Grandpoint board consulted with Grandpoint's financial advisor, KBW, with respect to the financial aspects of the proposed sale, and consulted with Grandpoint's legal counsel, S&C, as to its legal duties and the terms of the merger agreement and related agreements. All material factors considered by the Grandpoint board have been disclosed in this prospectus/proxy and consent solicitation statement. In reaching its conclusion to approve the merger and recommend adoption of the merger agreement to the Grandpoint shareholders, the Grandpoint board considered a number of factors, including the following, without assigning any specific or relative weights to the factors:

  •
  the belief that the terms of the merger and the merger agreement are fair to and in the best interest of all Grandpoint shareholders;

  •
  the financial terms of the merger, including the relationship of the merger consideration to the book value of Grandpoint common stock and the earnings of Grandpoint;

  •
  the belief, as of the date of the merger agreement, that the aggregate merger consideration represents a fair price to Grandpoint shareholders;

  •
  the structure of the value of the aggregate merger consideration payable in shares of Pacific Premier common stock, which will allow Grandpoint shareholders to participate in the future performance of the combined company's business and synergies resulting from the merger, including an expanded geographic footprint and complementary business lines;

  •
  the need for greater liquidity for Grandpoint shareholders, and the fact that the Pacific Premier common stock is registered under the Exchange Act, and publicly traded on the NASDAQ Global Select Market;

  •
  the advantages of being part of a larger financial institution, such as Pacific Premier, including the potential for operating efficiencies, the effect of a higher lending limit with respect to Grandpoint's customers, and the generally higher trading multiples of larger financial institutions;

  •
  the ability of a larger financial institution, such as Pacific Premier, to compete in the banking environment and to leverage overhead costs;

  •
  the anticipated impact on the communities served by Grandpoint, and the increased ability to serve the communities and its customer base through a larger branch network;

  •
  the ability of Pacific Premier's management team to successfully integrate and operate the business of the combined company after the merger, as evidenced by the success of Pacific Premier and Pacific Premier Bank in completing and integrating previous mergers of community banks;

  •
  the merger agreement does not include any unrealistic closing conditions based on the financial performance of Grandpoint between signing and closing of the transaction;

  •
  the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

  •
  the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and Grandpoint in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of increased consolidation on relatively smaller financial institutions such as Grandpoint;

  •
  the tax-free nature of the shares of Pacific Premier common stock being offered as merger consideration;

  •
  the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

  •
  results that could be expected to be obtained by Grandpoint if it continued to operate independently, and the likely value to be realized by Grandpoint shareholders if such course were followed, as compared with the value of the aggregate merger consideration being offered by Pacific Premier;

  •
  the financial presentation, dated February 9, 2018, of KBW, to the Grandpoint board and the opinion, dated February 9, 2018, of KBW, to the Grandpoint board, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Grandpoint common stock of the exchange ratio in the merger, as more fully described below under "Opinion of Grandpoint's Financial Advisor;" and

  •
  Grandpoint's employees having more opportunities for advancement at a larger financial institution such as Pacific Premier.

        The Grandpoint board also considered the potential adverse consequences of the proposed merger, including:

  •
  the risk that Grandpoint may not be able to meet one or more of the financial, or other, closing conditions that operate in favor of Pacific Premier, and therefore the merger may not close;

  •
  the possible effects on Grandpoint should the parties fail to complete the merger, including the possible effects on the price of Grandpoint common stock, and the associated business and opportunity costs;

  •
  the possibility that the merger and the related integration process could disrupt Grandpoint's on-going business and result in the loss of customers and the fact that Grandpoint's officers and employees will have to focus extensively on actions required to complete the merger, which will divert their attention from Grandpoint's business, and that Grandpoint will incur substantial transaction costs even if the merger is not consummated;

  •
  the merger agreement's restrictions on Grandpoint's ability to solicit or engage in discussions or negotiations with third parties, and the effect of a termination fee in favor of Pacific Premier, including the risk that the termination fee might discourage third parties from proposing an alternative transaction that may be more advantageous to Grandpoint's shareholders;

  •
  the potential reaction of Grandpoint's customers to the proposed merger with Pacific Premier and Pacific Premier Bank;

  •
  employee attrition and the potential effect on business and customer relationships;

  •
  the interests of Grandpoint's and Grandpoint Bank's officers and directors with respect to the merger apart from their interests as holders of Grandpoint common stock, and the risk that these interests might influence their decision with respect to the merger; and

  •
  that while the merger is pending, Grandpoint will be subject to certain limited restrictions on how it conducts business that could delay or prevent Grandpoint from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent.

        Based on the reasons stated, the Grandpoint board believes that the merger is in the best interest of Grandpoint and the Grandpoint shareholders and unanimously recommends that the Grandpoint shareholders provide their written consent voting "FOR" adoption of the merger agreement in the Grandpoint consent coliciation.

Opinion of Pacific Premier's Financial Advisor

        At the February 9, 2018 meeting of the Pacific Premier board, representatives of Raymond James rendered Raymond James' oral opinion to the Pacific Premier board that the exchange ratio was fair, from a financial point of view, to Pacific Premier. The oral opinion was subsequently confirmed by Raymond James' delivery of its written opinion to the Pacific Premier board, dated February 9, 2018, as to the fairness, as of such date, from a financial point of view, to Pacific Premier of the exchange ratio in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

        The full text of the written opinion of Raymond James is attached as Appendix B to this prospectus/proxy and consent solicitation statement. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Raymond James provided its opinion for the information of the Pacific Premier board (solely in its capacity as such) in connection with its consideration of the proposed merger. No limitations were imposed by the Pacific Premier board upon Raymond James with respect to the investigations made or procedures followed in rendering its opinion. The opinion only addresses the fairness, from a financial point of view, to Pacific Premier of the exchange ratio provided for in the merger pursuant to the merger agreement, and does not address any other term, aspect or implication of the merger agreement, the merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. Raymond James' opinion does not constitute a recommendation to the Pacific Premier board, any shareholder of Pacific Premier or any other party as to how to vote or act on any matter relating to the proposed merger or otherwise. Furthermore, as provided by the terms of Raymond James' engagement by Pacific Premier, Raymond James' opinion should not be construed as creating any fiduciary duty on the part of Raymond James to the Pacific Premier board, any shareholder of Pacific Premier or any other party, regardless of any prior or ongoing advice or relationships.

        In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

  •
  reviewed the financial terms and conditions as stated in the draft dated February 7, 2018 of the merger agreement;

  •
  reviewed certain information related to the historical, current and future operations, financial condition and prospects of Pacific Premier and Grandpoint made available to Raymond James by Pacific Premier or Grandpoint, including, but not limited to, financial projections prepared by the management of Pacific Premier relating to Pacific Premier and Grandpoint for the periods ending December 31, 2017 through December 31, 2022, as approved for Raymond James' use by Pacific Premier, referred to as the projections;

  •
  reviewed Pacific Premier's recent public filings and certain other publicly available information regarding Pacific Premier and Grandpoint;

  •
  reviewed financial, operating and other information regarding Pacific Premier and Grandpoint, including audited and unaudited financial statements, and the industry in which it operates;

  •
  compared the financial and operating performance of Pacific Premier and Grandpoint with that of certain other public companies that Raymond James deemed to be relevant;

  •
  reviewed the current and historical market prices and trading volume for the Pacific Premier common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be comparable to Pacific Premier;

  •
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

  •
  reviewed and considered the pro forma financial impact of the merger on Pacific Premier based on the Projections and certain pro forma adjustments, as provided by the management of Pacific Premier;

  •
  reviewed a certificate addressed to Raymond James from a member of senior management of Pacific Premier regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Pacific Premier; and

  •
  discussed with members of the senior management of Pacific Premier and Grandpoint certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

        With Pacific Premier's consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Pacific Premier and Grandpoint or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to verify independently, and did not so verify, any of such information. In addition, Raymond James did not make or obtain an independent appraisal or valuation of the assets or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of Pacific Premier or Grandpoint.

        With respect to the projected financial information and other information and data prepared by the management of Pacific Premier and Grandpoint and provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Pacific Premier's consent, assumed that such projected financial information and other information and data were reasonably prepared in good faith on bases reflecting the best available estimates and judgments of management of Pacific Premier and Grandpoint, and Raymond James relied upon Pacific Premier to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James was authorized by Pacific Premier to rely upon such projected financial information and Raymond James expressed no view as to any such projected financial information or other information or data, or the bases or assumptions on which they were prepared. Raymond James relied on all such information without independent verification or analysis and has not in any respect assumed any responsibility or liability for the accuracy or completeness thereof. Raymond James assumed that the final form of the merger agreement, when executed by the parties thereto, would be consistent in all material respects to the draft of the merger agreement reviewed by Raymond James, and that the merger will be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived.

        Raymond James relied upon and assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, (ii) the merger will constitute a tax-free reorganization and (iii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the merger or Pacific Premier that would be material to its analyses or its opinion. Raymond James expressed no opinion as to the legal, regulatory, accounting and tax matters relating to the merger and relied upon, without independent verification, the assessment of Pacific Premier's management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Raymond James relied upon and assumed, without independent verification, that there were no changes in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Pacific Premier or Grandpoint since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to Raymond James' analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

        Raymond James served as financial advisor to Pacific Premier with respect to the proposed merger but Raymond James expressed no opinion as the underlying business decision of the Pacific Premier board to effect the merger, the structure or tax consequences of the merger or the availability or advisability of any alternatives to the merger. Raymond James did not recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the merger. Raymond James did not advise Pacific Premier with respect to its strategic alternatives. Raymond James did not express any opinion as to the value of Pacific Premier common stock following the merger or the likely trading range of Pacific Premier common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Pacific Premier at that time.

        Raymond James' opinion is limited to the fairness, from a financial point of view, to Pacific Premier of the exchange ratio in the merger pursuant to the merger agreement. Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Pacific Premier board to approve or consummate the merger. Furthermore, no opinion, advice or interpretation was intended or provided by Raymond James on matters that require legal, accounting or tax advice.

        In formulating its opinion, Raymond James considered only what it understood to be the exchange ratio in the merger as described in its opinion, and Raymond James did not consider and Raymond James expressed no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of Grandpoint's officers, directors or employees, or class of such persons, whether relative to the exchange ratio or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things, (i) the fairness of the merger, relative or otherwise, to the holders of any class of securities, creditors, or other constituencies of Pacific Premier, or to any other party or (ii) the fairness of the merger to any one class or group of Pacific Premier's or any other party's security holders or other constituencies vis-à-vis any other class or group of Pacific Premier's or such other party's security holders or other constituents (including, without limitation, the allocation of any such consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James did not express any opinion as to the impact of the merger on the solvency or viability of Pacific Premier or Grandpoint or the ability of Pacific Premier or Grandpoint to pay their respective obligations when they come due.

Material Financial Analyses

        The following summarizes the material financial analyses reviewed by Raymond James with the Pacific Premier board during its meeting on February 9, 2018. Unless the context indicates otherwise, the analyses relied upon the closing price of the common stock of the selected companies listed below as of February 8, 2018. Unless otherwise indicated, for each of the following analyses performed by Raymond James, financial and market data and earnings per share estimates for the selected companies were based on the companies' filings with the Commission and certain publicly available research analyst estimates for those companies.

        Contribution Analysis.    Raymond James analyzed the relative contribution of Pacific Premier and Grandpoint to certain financial and operating metrics for the pro forma combined company resulting from the merger. Such financial and operating metrics included: (i) gross loans; (ii) deposits; (iii) tangible common equity; (iv) 2017 net income; (v) 2018 estimated net income based on the projected financial information provided to Raymond James by Pacific Premier management (vi) 2019 estimated net income estimates based on the projected financial information provided to Raymond James by Pacific Premier management. The relative contribution analysis did not give effect to any synergies or purchase accounting adjustments as a result of the merger. The results of this analysis are summarized in the table below:

	Relative Contribution
	Pacific Premier	Grandpoint	Implied Exchange
Gross Loans	72.5%	27.5%	0.5168x
Deposits	71.9	28.1	0.5307
Tangible Common Equity	70.9	29.1	0.5580
2017 Net Income	71.1	28.9	0.5518
2018E Net Income	76.1	23.9	0.4294
2019E Net Income	76.8	23.2	0.4144
Exchange Ratio in the Merger			0.4750

        Selected Companies Analysis.    Raymond James reviewed certain data for two selected groups of companies with publicly traded equity securities that it deemed relevant for its analysis. The two selected groups represent companies believed comparable for Pacific Premier and Grandpoint, respectively. The financial data reviewed included (i) tangible book value per share; (ii) 2017 earnings per share, for which data was available (which was year ended December 31, 2017); and (iii) publicly available analysts' consensus estimates for earnings per share for the fiscal years 2018 and 2019. No company used in the analyses described below is identical or directly comparable to Pacific Premier or Grandpoint. The selected companies and resulting data are below:

  Pacific Premier Comparable Group

  •
  Banner Corp. (BANR)

  •
  BofI Holding Inc. (BOFI)

  •
  CVB Financial Corp. (CVBF)

  •
  Opus Bank (OPB)

  •
  HomeStreet Inc. (HMST)

  •
  Luther Burbank Corp. (LBC)

  •
  Westamerica Bancorp (WABC)

  •
  Hanmi Financial Corp. (HAFC)

  Grandpoint Comparable Group

  •
  National Bank Holdings Corp (NBHC)

  •
  TriCo Bancshares (TCBK)

  •
  First Foundation Inc. (FFWM)

  •
  Heritage Financial Corp. (HFWA)

  •
  CoBiz Financial Inc. (COBZ)

  •
  Preferred Bank (PFBC)

  •
  Community Bank (CYHT)

  •
  Guaranty Bancorp (GBNK)

  •
  Farmers & Merchants Bancorp (FMCB)

  •
  1867 Western Financial Corp. (WFCL)

  •
  Heritage Commerce Corp. (HTBK)

  •
  Exchange Bank (EXSR)

  •
  Bank of Marin Bancorp (BMRC)

  •
  Sierra Bancorp (BSRR)

  •
  River City Bank (RCBC)

	Pacific Premier Multiples		Grandpoint Multiples
	Mean	Median	Mean	Median
Tangible Book Value	196%	174%	195%	183%
2017 EPS	19.4x	19.5x	20.5x	20.8x
2018E EPS	15.6x	15.8x	14.9x	14.7x
2019E EPS	13.5x	13.0x	13.1x	12.9x

        Taking into account the results of the selected companies analysis, Raymond James applied the mean and median of the price to tangible book value ratio and price to earnings per share multiples to corresponding financial data for each of Pacific Premier and Grandpoint. For Pacific Premier, Raymond James used the means and medians of the banks and thrifts for the Pacific Premier Comparable Group above, which group it deemed to include companies with operating results similar to Pacific Premier. For Grandpoint, Raymond James used the banks and thrifts in the Grandpoint Comparable Group above. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of Grandpoint by the lower implied per share value of Pacific Premier to calculate the high implied exchange ratio, and by dividing the lower implied per share value of Grandpoint by the higher implied per share value of Pacific Premier to calculate the low implied exchange ratio. The results of the selected companies analysis are summarized below:

	Implied Equity Value
					Implied Exchange Ratio
	Pacific Premier		Grandpoint
	Mean	Median	Mean	Median	Low/High	High/Low
Tangible Book Value	29.86	26.50	17.10	16.02	0.5364x - 0.6452x
2017 EPS	30.24	30.40	15.19	15.38	0.4995x - 0.5087x
2018E EPS	41.62	42.16	17.72	17.47	0.4143x - 0.4257x
2019E EPS	40.62	39.37	17.04	16.78	0.4131x - 0.4329x
Exchange Ratio in the Merger					0.4750x

        Discounted Cash Flow Analysis.    Raymond James performed a discounted cash flow analysis of Pacific Premier and Grandpoint based on the projected financial information provided to Raymond James and approved for use by Pacific Premier management. In performing this analysis, Raymond James applied two different methodologies for calculating the terminal values for each of Pacific Premier and Grandpoint. Raymond James applied a range of terminal values using (i) multiples of 11.0x to 13.0x applied to estimated 2023 earnings for Pacific Premier and Grandpoint. Raymond James arrived at its terminal value multiple ranges by observing the price to 2019 estimated earnings for both selected company groups. For Pacific Premier, Raymond James used discount rates ranging from 10.0% to 11.5%. For Grandpoint, Raymond James used discount rates ranging from 11.5% to 13.5%. Raymond James arrived at its discount ranges by using the Modified CAPM methodology as presented in the 2017 Duff & Phelps Valuation Handbook. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of Pacific Premier and Grandpoint and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Grandpoint by the minimum implied per share value of Pacific Premier common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of Grandpoint by the maximum implied per share value of Pacific Premier to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:

Implied Equity Value
Implied Exchange Ratio
	Pacific Premier		Grandpoint
	Low	High	Low	High	Low/High	High/Low
Net Income Terminal Multiple	$35.31	$48.84	$13.26	$18.22	0.27x - 0.52x
Exchange Ratio in the Merger					0.4750x

        Pro Forma Impact Analysis.    Raymond James performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Pacific Premier and Grandpoint. Using (i) closing balance sheet estimates as of June 30, 2018 for Pacific Premier and Grandpoint based on Pacific Premier's management estimates; (ii) financial forecasts and projections of Pacific Premier and Grandpoint for the years ending 2018 through 2023, as provided by Pacific Premier management and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as the purchase accounting adjustments and restructuring charges assumed with respect thereto) provided by Pacific Premier management. Raymond James analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be dilutive to Pacific Premier's estimated tangible book value per share at June 30, 2018, accretive to Pacific Premier's estimated full year 2018 earnings per share (excluding the impact of one-time deal charges) and accretive to Pacific Premier's estimated 2019 earnings per share. For all of the above analysis, the actual results achieved by Pacific Premier following the merger may vary from the projected results, and the variations may be material.

        Additional Considerations.    The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor.

        In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Pacific Premier and Grandpoint. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Pacific Premier board in making its determination to approve the merger. Neither Raymond James' opinion nor the analyses described above should be viewed as determinative of positions held by the Pacific Premier board or Pacific Premier management with respect to Pacific Premier, Grandpoint or the merger.

        Raymond James' opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of February 8, 2018. Although subsequent developments may affect the opinion of Raymond James, Raymond James does not have any obligation to update, revise or reaffirm its opinion.

        Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Pacific Premier selected Raymond James to serve as financial advisor with request to proposed merger in part because it is a nationally recognized investment banking firm that regularly advises companies in connection with mergers and acquisitions and because of its familiarity with Pacific Premier and the financial services industry generally.

        For its services as financial advisor to Pacific Premier in connection with the merger, Raymond James will receive a customary transaction fee of $4.0 million, which fee is contingent upon successful completion of the merger. Upon the rendering of its opinion, Raymond James became entitled to a fee of $300,000, which fee is not contingent upon the successful completion of the merger.

        In the ordinary course of Raymond James' business, Raymond James may trade in the securities of Pacific Premier for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In the ordinary course of Raymond James' business, Raymond James may trade in the securities of Grandpoint for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Grandpoint's Financial Advisor

        Grandpoint engaged KBW to render financial advisory and investment banking services to Grandpoint, including an opinion to the Grandpoint board as to the fairness, from a financial point of view, to the holders of Grandpoint common stock of the exchange ratio in the proposed merger of Grandpoint with and into Pacific Premier. Grandpoint selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

        As part of its engagement, representatives of KBW attended the meeting of the Grandpoint board held on February 9, 2018, at which the Grandpoint board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Grandpoint board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Grandpoint common stock. The Grandpoint board approved the merger agreement at this meeting.

        The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix C to this prospectus/proxy and consent solicitation statement and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

        KBW's opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Grandpoint board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Grandpoint common stock. It did not address the underlying business decision of Grandpoint to engage in the merger or enter into the merger agreement or constitute a recommendation to the Grandpoint board in connection with the merger, and it does not constitute a recommendation to any holder of Grandpoint common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter (including, with respect to holders of Grandpoint common stock, whether any such shareholder should provide its written consent), nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a support, voting, shareholders', or affiliates' agreement with respect to the merger or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        KBW's opinion was reviewed and approved by KBW's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Grandpoint and Pacific Premier and bearing upon the merger, including, among other things:

  •
  a draft of the merger agreement dated February 7, 2018 (the most recent draft then made available to KBW);

  •
  the audited financial statements for the three fiscal years ended December 31, 2016 of Grandpoint;

  •
  the unaudited quarterly financial statements for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017 of Grandpoint;

  •
  certain unaudited quarterly and year-end financial results for the quarter and fiscal year ended December 31, 2017 of Grandpoint (provided to KBW by representatives of Grandpoint);

  •
  the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Pacific Premier;

  •
  the unaudited quarterly financial results and Quarterly Report on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017 of Pacific Premier;

  •
  certain unaudited quarterly and year-end financial results for the quarter and fiscal year ended December 31, 2017 of Pacific Premier (contained in the Current Report on Form 8-K filed by Pacific Premier with the Commission on January 30, 2018);

  •
  certain regulatory filings of Grandpoint and Pacific Premier and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2017;

  •
  certain other interim reports and other communications of Grandpoint and Pacific Premier to their respective shareholders; and

  •
  other financial information concerning the businesses and operations of Grandpoint and Pacific Premier that was furnished to KBW by Grandpoint and Pacific Premier or which KBW was otherwise directed to use for purposes of KBW's analyses.

        KBW's consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

  •
  the historical and current financial position and results of operations of Grandpoint and Pacific Premier;

  •
  the assets and liabilities of Grandpoint and Pacific Premier;

  •
  the nature and terms of certain other merger transactions and business combinations in the banking industry;

  •
  a comparison of certain financial and stock market information for Grandpoint and Pacific Premier with similar information for certain other companies the securities of which were publicly traded;

  •
  financial and operating forecasts and projections of Grandpoint that were prepared by, and provided to KBW and discussed with KBW by, Grandpoint management and that were used and relied upon by KBW at the direction of such management and with the consent of the Grandpoint board;

  •
  publicly available consensus "street estimates" of Pacific Premier, as well as assumed long-term Pacific Premier growth rates provided to KBW by Pacific Premier management, all of which information was discussed with KBW by Pacific Premier management and used and relied upon by KBW based on such discussions, at the direction of Grandpoint management and with the consent of the Grandpoint board; and

  •
  estimates regarding certain pro forma financial effects of the merger on Pacific Premier (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, Pacific Premier management and that were used and relied upon by KBW based on such discussions, at the direction of Grandpoint management and with the consent of the Grandpoint board.

        KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of Grandpoint and Pacific Premier regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by Grandpoint, with KBW's assistance, to solicit indications of interest from third parties regarding a potential transaction with Grandpoint.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Grandpoint as to the reasonableness and achievability of the financial and operating projections of Grandpoint referred to above (and the assumptions set forth therein and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Grandpoint, upon Pacific Premier management as to the reasonableness and achievability of the publicly available consensus "street estimates" of Pacific Premier, the assumed Pacific Premier long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Pacific Premier, all as referred to above (and the assumptions set forth in and bases for all such information, including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Pacific Premier "street estimates" referred to above that such estimates were consistent with, the best currently available estimates and judgments of Pacific Premier management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

        It is understood that the portion of the foregoing financial information of Grandpoint and Pacific Premier that was provided to KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus "street estimates" of Pacific Premier referred to above, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Grandpoint and Pacific Premier and with the consent of the Grandpoint board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Grandpoint or Pacific Premier since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Grandpoint's consent, that the aggregate allowances for loan and lease losses for Grandpoint and Pacific Premier are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Grandpoint or Pacific Premier, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Grandpoint or Pacific Premier under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

        KBW assumed, in all respects material to its analyses:

  •
  that the merger and any related transactions (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW's analyses from the draft reviewed and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of Grandpoint common stock;

  •
  that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

  •
  that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions (including the bank merger) and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

  •
  that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction (including the bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Grandpoint, Pacific Premier or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

        KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Grandpoint that Grandpoint relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Grandpoint, Pacific Premier, the merger and any related transaction (including the subsidiary bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

        KBW's opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of Grandpoint common stock, without regard to any differences between Grandpoint voting common stock and Grandpoint non-voting common stock and without regard to the individual circumstances of any specific holders which may distinguish such holders. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to Grandpoint, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW's opinion may have affected, and may affect, the conclusion reached in KBW's opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW's opinion did not address, and KBW expressed no view or opinion with respect to:

  •
  the underlying business decision of Grandpoint to engage in the merger or enter into the merger agreement;

  •
  the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Grandpoint or the Grandpoint board;

  •
  the fairness of the amount or nature of any compensation to any of Grandpoint's officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Grandpoint common stock;

  •
  the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Grandpoint (other than the holders of Grandpoint common stock solely with respect to the exchange ratio as described in KBW's opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Pacific Premier or any other party to any transaction contemplated by the merger agreement;

  •
  the relative fairness of the exchange ratio as between holders of Grandpoint voting common stock and Grandpoint non-voting common stock;

  •
  the actual value of Pacific Premier common stock to be issued in the merger;

  •
  the prices, trading range or volume at which Pacific Premier common stock and Grandpoint common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Pacific Premier common stock would trade following the consummation of the merger;

  •
  any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

  •
  any legal, regulatory, accounting, tax or similar matters relating to Grandpoint, Pacific Premier, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Grandpoint and Pacific Premier. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Grandpoint board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Grandpoint board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Grandpoint and Pacific Premier and the decision of Grandpoint to enter into the merger agreement was solely that of the Grandpoint board.

        The following is a summary of the material financial analyses presented by KBW to the Grandpoint board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Grandpoint board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

        For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $18.86 per outstanding share of Grandpoint common stock based on the 0.4750x exchange ratio in the merger and the closing price of Pacific Premier common stock on February 6, 2018.

        Pacific Premier Selected Companies Analyses.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of Pacific Premier to 15 selected banks which were traded on NASDAQ, the New York Stock Exchange or the New York Stock Exchange Market, were headquartered in the United States, had total assets between $8 billion and $25 billion, had a core return on average assets, or Core ROAA, greater than 1.25% for the most recent available completed quarterly period, or MRQ, and had nonperforming assets as a percentage of gross loans and other real estate owned, or OREO, less than 1.25%. Saving banks, thrifts, merger targets and ethnic-focused institutions were excluded from the selected companies.

        The selected companies were as follows:

Bank of the Ozarks	Home BancShares, Inc.
Chemical Financial Corporation	International Bancshares Corporation
Columbia Banking System, Inc.	PacWest Bancorp
Community Bank System, Inc.	Pinnacle Financial Partners, Inc.
CVB Financial Corp.	Renasant Corporation
FCB Financial Holdings, Inc.	South State Corporation
First Merchants Corporation	Western Alliance Bancorporation
Hilltop Holdings Inc.

        To perform this analysis, KBW used profitability and other financial information for the latest 12 months, or LTM, or most recent completed quarterly period available (which in the case of Pacific Premier was the period ended December 31, 2017) or as of the end of such period and market price information as of February 6, 2018. KBW also used 2018 and 2019 earnings per share, or EPS, estimates taken from publicly available consensus "street estimates" for Pacific Premier and the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Pacific Premier's historical financial statements, or the data prepared by Pacific Premier's financial advisor presented under the section "The Merger—Opinion of Pacific Premier's Financial Advisor," as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of Pacific Premier and the selected companies:

		Selected Companies
	Pacific Premier	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.46%	1.31%	1.37%	1.45%	1.51%
MRQ Core Return on Average Equity(1)	9.38	8.77	9.45	9.97	10.74
MRQ Core Return on Average Tangible Common Equity(1)	15.78	11.84	13.44	14.20	16.79
MRQ Net Interest Margin	4.60	3.69	4.10	4.06	4.42
MRQ Fee Income / Revenue(2)	10.8	11.4	18.5	22.3	25.8
MRQ Efficiency Ratio	48.3	53.8	50.7	49.5	41.6

(1)
MRQ core earnings excluded realized gain on sale of securities, nonrecurring revenue and expenses, goodwill impairment and amortization of intangibles, extraordinary items and one-time tax expenses related to the revaluation of deferred tax assets due to the Tax Cuts and Jobs Act of 2017.

(2)
Excluded gains/losses on sale of securities.

        KBW's analysis also showed the following concerning the financial condition of Pacific Premier and the selected companies:

		Selected Companies
	Pacific Premier	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	9.42%	9.17%	9.56%	10.20%	11.06%
Total Capital Ratio	12.57	12.92	13.69	14.50	15.85
Loans / Deposits	101.8	94.6	92.0	88.3	80.1
Loan Loss Reserves / Loans	0.47	0.59	0.80	0.81	1.01
Nonperforming Assets / Loans + OREO	0.06	0.91	0.61	0.70	0.46
Net Charge-offs / Average Loans	0.03	0.18	0.04	0.12	0.02

        In addition, KBW's analysis showed the following concerning the market performance of Pacific Premier and, to the extent publicly available, the selected companies:

		Selected Companies
	Pacific Premier	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	1.7%	(8.6)%	1.5%	0.8%	5.5%
One-Year Total Return	1.7	(7.2)	3.0	2.4	7.6
Year-To-Date Stock Price Change	(0.7)	(2.8)	(0.2)	(0.2)	1.9
Price / Tangible Book Value per Share	2.60x	2.30x	2.62x	2.53x	2.74x
Price / LTM Core EPS(1)	18.8	16.9	17.7	17.7	18.7
Price / 2018E EPS	14.8	13.7	14.4	14.6	15.1
Price / 2019E EPS	13.0	12.6	12.9	13.3	13.6
Dividend Yield	0.0%	1.2%	1.7%	1.7%	2.1%
LTM Dividend Payout Ratio	0.0	21.0	32.5	33.9	46.2

(1)
LTM core earnings excluded realized gain on sale of securities, nonrecurring revenue and expenses, goodwill impairment and amortization of intangibles, extraordinary items and one-time tax expenses related to the revaluation of deferred tax assets due to the Tax Cuts and Jobs Act of 2017.

        No company used as a comparison in the above selected companies analysis is identical to Pacific Premier. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Grandpoint Selected Companies Analyses.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of Grandpoint to 10 selected banks which were traded on NASDAQ, the New York Stock Exchange or the New York Stock Exchange Market, were headquartered in the Western United States region (defined as Alaska, Arizona, California, Colorado, Hawaii, Idaho, New Mexico, Nevada, Montana, Oregon, Utah, Washington or Wyoming) and had total assets between $2 billion and $5 billion. Saving banks, thrifts, merger targets and ethnic-focused institutions were excluded from the selected companies.

        The selected companies were as follows:

Bank of Marin Bancorp	Heritage Financial Corporation
CoBiz Financial Inc.	National Bank Holdings Corporation
First Foundation Inc.	People's Utah Bancorp
Guaranty Bancorp	Sierra Bancorp
Heritage Commerce Corp	TriCo Bancshares

        To perform this analysis, KBW used profitability and other financial information for the latest 12 months or most recent completed quarterly period available (which in the case of Grandpoint was the period ended December 31, 2017) or as of the end of such period and market price information as of February 6, 2018. KBW also used 2018 and 2019 EPS estimates taken from financial forecasts and projections of Grandpoint provided by Grandpoint management and publicly available consensus "street estimates" for the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Grandpoint's historical financial statements, or the data prepared by Pacific Premier's financial advisor presented under the section "The Merger—Opinion of Pacific Premier's Financial Advisor", as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of Grandpoint and the selected companies:

		Selected Companies
	Grandpoint	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	0.78%	0.96%	1.18%	1.16%	1.34%
MRQ Core Return on Average Equity(1)	6.66	9.08	11.36	10.88	12.84
MRQ Core Return on Average Tangible Common Equity(1)	7.92	10.19	13.11	12.31	14.08
MRQ Net Interest Margin	3.89	3.82	3.94	3.96	4.20
MRQ Fee Income / Revenue(2)	7.0	16.2	18.8	17.6	19.3
MRQ Efficiency Ratio	67.4	61.1	59.9	58.4	55.2

(1)
MRQ core earnings excluded realized gain on sale of securities, nonrecurring revenue and expenses, goodwill impairment and amortization of intangibles, extraordinary items and one-time tax expenses related to the revaluation of deferred tax assets due to the Tax Cuts and Jobs Act of 2017.

(2)
Excluded gains/losses on sale of securities.

        KBW's analysis also showed the following concerning the financial condition of Grandpoint and the selected companies:

		Selected Companies
	Grandpoint	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	9.26%	8.66%	9.42%	9.33%	9.80%
Total Capital Ratio	11.44	13.48	14.20	14.09	14.66
Loans / Deposits	99.4	94.0	81.9	84.8	78.2
Loan Loss Reserves / Loans	0.80	0.86	0.99	0.95	1.12
Nonperforming Assets / Loans + OREO	0.56	1.25	1.20	1.03	0.73
Net Charge-offs / Average Loans	(0.05)	0.01	(0.00)	(0.01)	(0.02)

        In addition, KBW's analysis showed the following concerning the market performance of Grandpoint and, to the extent publicly available, the selected companies:

			Selected Companies
	Grandpoint		25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	25.0%		(0.8)%	9.7%	8.4%	16.0%
One-Year Total Return	37.0		1.1	11.8	10.2	18.7
Year-To-Date Stock Price Change	(0.7)		(2.9)	(1.3)	(1.8)	(0.5)
Price / Tangible Book Value per Share	2.29x		1.84x	2.13x	2.16x	2.45x
Price / LTM Core EPS(1)	21.5		17.9	19.1	20.3	23.2
Price / 2018E EPS	15.6		14.6	15.2	15.5	16.4
Price / 2019E EPS	13.8		12.5	13.4	13.4	14.2
Dividend Yield	3.0	%(2)	1.2%	1.7%	1.6%	1.8%
LTM Dividend Payout Ratio	245.9	(3)	32.8	39.6	39.4	46.4

(1)
LTM core earnings excluded realized gain on sale of securities, nonrecurring revenue and expenses, goodwill impairment and amortization of intangibles, extraordinary items and one-time tax expenses related to the revaluation of deferred tax assets due to the Tax Cuts and Jobs Act of 2017.

(2)
Based on Grandpoint's regular quarterly cash dividend.

(3)
Based on Grandpoint's regular quarterly cash dividend and one-time special dividend paid in the fourth quarter of 2017.

        KBW also compared the market performance of Grandpoint and the selected companies described above to the implied transaction multiples for the proposed merger (based on the implied transaction value for the proposed merger of $18.86 per outstanding share of Grandpoint common stock) of 2.15x Grandpoint's tangible book value per share as of December 31, 2017, 20.3x Grandpoint's LTM EPS, 14.8x Grandpoint's estimated 2018 EPS and 13.0x Grandpoint's estimated 2019 EPS.

        No company used as a comparison in the above selected companies analysis is identical to Grandpoint. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Select Transactions Analysis—Nationwide Transactions.    KBW reviewed publicly available information related to 25 selected U.S. whole bank transactions announced since January 1, 2016 with announced transaction values between $250 million and $1 billion. Transactions with non-bank buyers, merger-of-equals transactions, transactions with buyers with MRQ noninterest income as a percentage of operating revenue greater than 50%, transactions with no reported deal value (as defined by S&P Global Market Intelligence), terminated transactions and 100% cash transactions were excluded from the selected transactions.

        The selected transactions were as follows:

Acquiror	Acquired Company
Ameris Bancorp	Hamilton State Bancshares, Inc.
Cathay General Bancorp	SinoPac Bancorp
CenterState Bank Corporation	HCBF Holding Company, Inc.
Columbia Banking System, Inc.	Pacific Continental Corporation
Community Bank System, Inc.	Merchants Bancshares, Inc.
First Interstate BancSystem, Inc.	Cascade Bancorp
First Merchants Corporation	Independent Alliance Banks, Inc.
First Midwest Bancorp, Inc.	Standard Bancshares, Inc.
Home BancShares, Inc.	Stonegate Bank
Independent Bank Group, Inc.	Carlile Bancshares, Inc.
OceanFirst Financial Corp.	Sun Bancorp, Inc.
Old National Bancorp	Anchor Bancorp, Inc.
Pacific Premier Bancorp, Inc.	Heritage Oaks Bancorp
PacWest Bancorp	CU Bancorp
People's United Financial, Inc.	Suffolk Bancorp
Sandy Spring Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
Simmons First National Corporation	First Texas BHC, Inc.
Simmons First National Corporation	Southwest Bancorp, Inc.
South State Corporation	Park Sterling Corporation
South State Corporation	Southeastern Bank Financial Corporation
TowneBank	Paragon Commercial Corporation
TriCo Bancshares	FNB Bancorp
Union Bankshares Corporation	Xenith Bankshares, Inc.
United Bankshares, Inc.	Cardinal Financial Corporation
Valley National Bancorp	USAmeriBancorp, Inc.

        For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company's then latest publicly available financial statements and, to the extent publicly available, then next year EPS consensus "street estimates" prior to the announcement of the respective transaction:

  •
  Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

  •
  Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings);

  •
  Price per common share to next year estimated EPS of the acquired company in the fourteen selected transactions in which consensus "street estimates" for the acquired company were then available; and

  •
  Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

        KBW also reviewed the price per common share paid for the acquired company for the 17 selected transactions involving publicly traded acquired companies as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $18.86 per outstanding share of Grandpoint common stock and using historical financial information for Grandpoint as of or for the 12 month period ended December 31, 2017, financial forecasts and projections of Grandpoint for the next twelve months ending December 31, 2018 provided by Grandpoint management and the closing price of Grandpoint common stock on February 6, 2018.

        The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for four of the selected transactions and the next year estimated EPS multiple for one of the selected transactions, which multiples were considered to be not meaningful because it was greater than 30.0x or negative):

			Selected Transactions
	Pacific Premier / Grandpoint
			25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	2.15x		1.94x	2.15x	2.18x	2.45x
Price / LTM EPS	20.3		18.2	22.0	21.3	25.3
Price / Next Year EPS	14.8	(1)	17.9	18.8	19.4	20.2
Core Deposit Premium	16.3%		11.9%	16.4%	15.9%	18.7%
One-Day Market Premium	(5.7	)(1)	2.8	10.4	18.4	29.1

(1)
For reference purposes only.

        No company or transaction used as a comparison in the above selected transaction analysis is identical to Grandpoint or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Select Transactions Analysis—California Transactions.    KBW reviewed publicly available information related to six selected whole bank transactions with acquired companies headquartered in California announced since January 1, 2016 with announced transaction values greater than $100 million. Transactions with non-bank buyers, merger-of-equals transactions, transactions with buyers with MRQ noninterest income as a percentage of operating revenue greater than 50%, transactions with no reported deal value (as defined by S&P Global Market Intelligence), terminated transactions and 100% cash transactions were excluded from the selected transactions.

        The selected transactions were as follows:

Acquiror	Acquired Company
Cathay General Bancorp	SinoPac Bancorp
First Foundation Inc.	PBB Bancorp
Pacific Premier Bancorp, Inc.	Plaza Bancorp
Pacific Premier Bancorp, Inc.	Heritage Oaks Bancorp
PacWest Bancorp	CU Bancorp
TriCo Bancshares	FNB Bancorp

        For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company's then latest publicly available financial statements and, to the extent publicly available, then next year EPS consensus "street estimates" prior to the announcement of the respective transaction:

  •
  Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

  •
  Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings);

  •
  Price per common share to next year estimated EPS of the acquired company in the fourteen selected transactions in which consensus "street estimates" for the acquired company were then available; and

  •
  Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

        KBW also reviewed the one day market premiums for the five selected transactions involving publicly traded acquired companies. The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $18.86 per outstanding share of Grandpoint common stock and using historical financial information for Grandpoint as of or for the 12 month period ended December 31, 2017, financial forecasts and projections of Grandpoint for the next twelve months ending December 31, 2018 provided by Grandpoint management and the closing price of Grandpoint common stock on February 6, 2018.

        The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple for one of the selected transactions, which multiple was considered to be not meaningful because it was greater than 30.0x):

	Selected Transactions
	Pacific Premier / Grandpoint		25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	2.15x		1.91x	2.09x	2.10x	2.48x
Price / LTM EPS	20.3		19.2	24.2	22.2	25.3
Price / Next Year EPS	14.8	(1)	19.2	19.5	19.5	19.9
Core Deposit Premium	16.3%		13.2%	15.6%	15.4%	16.4%
One-Day Market Premium	(5.7	)(1)	7.6	12.2	18.7	15.5

(1)
For reference purposes only.

        No company or transaction used as a comparison in the above selected transaction analysis is identical to Grandpoint or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Relative Contribution Analysis.    KBW analyzed the relative standalone contribution of Pacific Premier and Grandpoint to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data for Pacific Premier and Grandpoint as of or for the year ended December 31, 2017, (ii) 2018 and 2019 EPS consensus "street estimates" for Pacific Premier, and (iii) financial forecasts and projections relating to the net income of Grandpoint provided by Grandpoint management. The results of KBW's analysis are set forth in the following table, which also compares the results of KBW's analysis with the implied pro forma ownership percentages of Pacific Premier and Grandpoint shareholders in the combined company based on the 0.4750x exchange ratio in the merger:

	Pacific Premier % of Total	Grandpoint % of Total
Ownership:
100% Stock	74.6%	25.4%
Balance Sheet:
Total Assets	71.5	28.5
Gross Loans	72.5	27.5
Total Deposits	71.9	28.1
Tangible Common Equity	70.9	29.1
Income Statement:
2017 Core Net Income(1)	71.8	28.2
2018E Core Net Income	73.9	26.1
2019E Core Net Income	74.0	26.0

(1)
2017 core earnings excluded realized gain on sale of securities, nonrecurring revenue and expenses, goodwill impairment and amortization of intangibles, extraordinary items and one-time tax expenses related to the revaluation of deferred tax assets due to the Tax Cuts and Jobs Act of 2017.

        Forecasted Pro Forma Financial Impact Analysis.    KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Pacific Premier and Grandpoint. Using (i) closing balance sheet estimates as of June 30, 2018 for Pacific Premier and Grandpoint, extrapolated from historical data using growth rates provided by Pacific Premier management in the case of Pacific Premier and provided by Grandpoint management in the case of Grandpoint, (ii) publicly available consensus "street estimates" for Pacific Premier, (iii) financial forecasts and projections relating to the net income of Grandpoint provided by Grandpoint management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain accounting adjustments and restructuring charges assumed with respect thereto) provided by Pacific Premier management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Pacific Premier. This analysis indicated the merger could be accretive to Pacific Premier's estimated 2018 EPS and estimated 2019 EPS and dilutive to Pacific Premier's estimated tangible book value per share as of June 30, 2018. Furthermore, the analysis indicated that, pro forma for the merger, each of Pacific Premier's tangible common equity to tangible assets ratio, Common Equity Tier 1 Ratio, Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of June 30, 2018 could be lower. For all of the above analysis, the actual results achieved by Pacific Premier following the merger may vary from the projected results, and the variations may be material.

        Pacific Premier Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis of Pacific Premier to estimate a range for the implied equity value of Pacific Premier. In this analysis, KBW used publicly available consensus "street estimates" of Pacific Premier and assumed long-term growth rates for Pacific Premier provided by Pacific Premier management, and assumed discount rates ranging from 11.0% to 17.0%. A range of values was derived by adding (i) the present value of the estimated excess cash flows that Pacific Premier could generate over the five-year period from 2018 to 2022 as a standalone company, and (ii) the present value of Pacific Premier's implied terminal value at the end of such period. KBW assumed that Pacific Premier would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Pacific Premier, KBW applied a range of 13.0x to 17.0x Pacific

Premier's estimated 2023 net income. This discounted cash flow analysis resulted in a range of implied values per share of Pacific Premier common stock of $37.49 per share to $57.30 per share.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Pacific Premier or the pro forma combined company.

        Grandpoint Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis of Grandpoint to estimate a range for the implied equity value of Grandpoint. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Grandpoint provided by Grandpoint management, and assumed discount rates ranging from 11.0% to 17.0%. A range of values was derived by adding (i) the present value of the estimated excess cash flows that Grandpoint could generate over the five-year period from 2018 to 2022 as a standalone company and (ii) the present value of Grandpoint's implied terminal value at the end of such period. KBW assumed that Grandpoint would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Grandpoint, KBW applied a range of 13.0x to 17.0x Grandpoint's estimated 2023 net income. This discounted cash flow analysis resulted in a range of implied values per share of Grandpoint common stock of $16.03 per share to $23.80 per share.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Grandpoint.

        Miscellaneous.    KBW acted as financial advisor to Grandpoint and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker dealer affiliate and each of Grandpoint and Pacific Premier), may from time to time purchase securities from, and sell securities to, Grandpoint and Pacific Premier. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Grandpoint or Pacific Premier for its and their own respective accounts and for the accounts of its and their respective customers and clients.

        Pursuant to the KBW engagement agreement, Grandpoint agreed to pay KBW a total cash fee equal to 0.92% of the aggregate merger consideration, $500,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the merger. Grandpoint also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW's engagement or KBW's role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Grandpoint. During the two years preceding the date of its opinion, KBW has not provided investment banking or financial advisory services to Pacific Premier. KBW may in the future provide investment banking and financial advisory services to Grandpoint or Pacific Premier and receive compensation for such services.

The Merger Consideration

General.

        At the effective time of the merger, each share of Grandpoint common stock outstanding immediately before the effective time of the merger will, by virtue of the merger and without any action on the part of a Grandpoint shareholder, be converted into, and shall be canceled in exchange for, the right to receive whole shares of common stock of Pacific Premier. Cash will be paid in lieu of fractional shares of Pacific Premier common stock. Since the federal income tax consequences will be dependent on the form of consideration received, you are urged to read carefully the information set forth below under "—Material Federal Income Tax Consequences" beginning on page 94.

Merger Consideration.

        Upon consummation of the merger, each share of Grandpoint common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and converted into, and shall be canceled in exchange for, the right to receive 0.4750 of a share of Pacific Premier common stock, which is referred to as the exchange ratio. Upon completion of the merger, and based on            shares of Grandpoint common stock outstanding as of the date of this prospectus/proxy and consent solicitation statement, Grandpoint shareholders are expected to receive an aggregate of 15,758,089 shares of Pacific Premier common stock, which does not include any shares of Pacific Premier common stock that may be issuable to holders of Grandpoint options that are exercised prior to the merger. Following the completion of the merger, and based on 46,528,588 shares of Pacific Premier common stock outstanding as of April 17, 2018, the former Grandpoint shareholders will own approximately 25.31% of the outstanding shares of Pacific Premier common stock and the current shareholders of Pacific Premier will own the remaining approximately 74.69% of the outstanding shares of Pacific Premier common stock.

Aggregate Merger Consideration.

        The total consideration to be paid by Pacific Premier to the Grandpoint shareholders in connection with the merger is referred to in this prospectus/proxy and consent solicitation statement as the aggregate merger consideration. The term aggregate merger consideration does not include the consideration, if any, payable to holders of Grandpoint options to purchase shares of Grandpoint common stock.

        Upon completion of the merger and based on a $39.10 closing price of Pacific Premier's common stock on February 9, 2018, approximately $641.2 million of aggregate merger consideration will be payable to the Grandpoint shareholders. The foregoing sentence does not include the payment of cash (or shares of Pacific Premier common stock in the event any such Grandpoint options are exercised prior to the effective date of the merger) to the holders of Grandpoint options, and assumes (i) there are 33,174,925 shares of Grandpoint common stock outstanding at the closing, and (ii) the Grandpoint shareholders will receive an aggregate of approximately 15,758,089 shares of Pacific Premier common stock after applying the exchange ratio of 0.4750. If all Grandpoint options were exercised prior to the closing, a maximum of an additional 1,313,375 shares of Pacific Premier common stock could be issued as merger consideration, though it is impossible to predict how many Grandpoint options will actually be exercised prior to the closing, if any.

Fractional Shares.

        No fractional shares of Pacific Premier common stock will be issued, and in lieu thereof, each holder of Grandpoint common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the Pacific Premier average share price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Pacific Premier common stock.

Grandpoint Options

        At the effective time of the merger, each Grandpoint option which is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled in exchange for the right to receive, from Grandpoint immediately prior to the effective time of the merger, a single lump sum cash payment, equal to the product of (i) the number of shares of Grandpoint common stock subject to such Grandpoint option immediately prior to the effective time, and (ii) the excess, if any, of (A) the Pacific Premier average share price multiplied by the exchange ratio over (B) the exercise price per share of such Grandpoint option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Grandpoint option is equal to or greater than the Pacific Premier average share price multiplied by the exchange ratio, the Grandpoint option will be canceled without any cash payment being made in respect thereof. For Grandpoint options that are exercised before the closing, the underlying shares of Grandpoint common stock received upon exercise will be exchanged for the merger consideration in accordance with the exchange ratio.

Procedures for Exchanging Grandpoint Common Stock Certificates

        Promptly following the closing of the merger, American Stock Transfer & Trust Company, the exchange agent, will mail to each holder of record of Grandpoint common stock a notice and form of transmittal letter advising such holder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates representing shares or book-entry shares of Grandpoint common stock in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate or book-entry shares of Grandpoint common stock for exchange and cancellation to the exchange agent, together with a duly executed transmittal letter, the holder of such certificate or book-entry shares will be entitled to receive the merger consideration allocated to him or her and the certificate or book-entry shares for Grandpoint common stock so surrendered will be canceled. No interest will be paid or accrued on any cash paid in lieu of fractional shares of Pacific Premier common stock.

        Grandpoint shareholders who surrender their stock certificates or book-entry shares and complete the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in Grandpoint in accordance with the instructions accompanying the transmittal letter, will, upon the exchange agent's acceptance of such stock certificates or book-entry shares and transmittal materials or stock interest, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of Pacific Premier common stock in to which the aggregate number of shares of Grandpoint common stock surrendered have been converted pursuant to the merger agreement.

        Any Grandpoint shareholder who receives shares of Pacific Premier common stock in the merger will receive dividends on Pacific Premier common stock or other distributions declared after the completion of the merger only if he or she has surrendered his or her Grandpoint stock certificates. Only then will the Grandpoint shareholder be entitled to receive all previously withheld dividends and distributions, without interest. Although Pacific Premier has never declared or paid dividends on its common stock, the Pacific Premier board periodically reviews whether to declare or pay cash dividends, taking into account, among other things, general business conditions, Pacific Premier's financial results, future prospects, capital requirements, legal and regulatory restrictions, and such other factors as the Pacific Premier board may deem relevant.

        After completion of the merger, no transfers of Grandpoint common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Grandpoint stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

        Pacific Premier will only issue a Pacific Premier stock certificate in a name other than the name in which a surrendered Grandpoint stock certificate is registered if a Grandpoint shareholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Grandpoint common stock formerly represented by such Grandpoint stock certificate, and that the Grandpoint shareholder has paid any applicable stock transfer taxes.

        If a Grandpoint shareholder has lost his or her Grandpoint stock certificate, or the Grandpoint stock certificate has been lost, stolen or destroyed, the Grandpoint shareholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any merger consideration to which he or she may be entitled.

Conditions to the Merger

        Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties' obligation to consummate the merger under the merger agreement is subject to the following conditions:

  •
  the holders of a majority of the outstanding shares of Pacific Premier common stock for which votes are cast at the Pacific Premier special meeting must approve the issuance of the shares of Pacific Premier common stock in connection with the merger;

  •
  the holders of a majority of the outstanding shares of Grandpoint voting common stock must have adopted the merger agreement pursuant to the Grandpoint consent solicitation;

  •
  all regulatory approvals required to consummate the merger and the bank merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any conditions, restrictions or requirements that would require Pacific Premier or Grandpoint to take any action or commit to take any action that would (i) reasonably be likely to have a material adverse effect on Pacific Premier (measured on a scale relative to Grandpoint) or a material adverse effect on Grandpoint, (ii) reasonably be likely to impose a material burden on Pacific Premier or any of its subsidiaries (including, after the effective time, Grandpoint and its subsidiaries) or (iii) require the sale by Pacific Premier or any of its subsidiaries (including, after the effective time, Grandpoint and its subsidiaries) of any material portion of their respective assets;

  •
  no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered which prohibits the consummation of the merger;

  •
  the registration statement of Pacific Premier, of which this document is a part, must have become effective under the Securities Act, and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Commission and not withdrawn;

  •
  the shares of Pacific Premier common stock to be issued in connection with the merger must have been approved for listing on the NASDAQ Global Select Market (or on any securities exchange on which the Pacific Premier common stock may then be listed); and

  •
  each of Pacific Premier and Grandpoint must have received an opinion of Holland & Knight LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

        In addition to the foregoing conditions, the obligation of Pacific Premier to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Pacific Premier:

  •
  the representations and warranties of Grandpoint in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than, in most cases, those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on Grandpoint, and Pacific Premier shall have received a certificate signed by the chief executive officer and chief financial officer of Grandpoint to that effect;

  •
  Grandpoint must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and Pacific Premier shall have received a certificate signed by the chief executive officer and chief financial officer of Grandpoint to that effect;

  •
  as of the month-end prior to the closing date, Grandpoint Bank must have an aggregate outstanding balance of non-maturity deposits equal to at least $2.2 billion;

  •
  as of the closing date, Grandpoint's tangible common equity (as defined and subject to certain specified adjustments set forth in the merger agreement) must not be less than $291.8 million;

  •
  dissenting shares of Grandpoint commons stock must not represent 10% or more of the outstanding shares of Grandpoint common stock; and

  •
  Pacific Premier must have received such certificates of Grandpoint's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Pacific Premier may reasonably request.

        In addition to the other conditions set forth above, the obligation of Grandpoint to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Grandpoint:

  •
  the representations and warranties of Pacific Premier in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on Pacific Premier, and Grandpoint shall have received a certificate signed by the chief executive officer and chief financial officer of Pacific Premier to that effect;

  •
  Pacific Premier must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and Grandpoint shall have received a certificate signed by the chief executive officer and chief financial officer of Pacific Premier to that effect; and

  •
  Grandpoint must have received such certificates of Pacific Premier's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Grandpoint may reasonably request.

        Under the terms of the merger agreement, a material adverse effect on either Pacific Premier or Grandpoint is defined to mean any effect that (i) is material and adverse to the financial condition, results of operations or business of Pacific Premier and its subsidiaries taken as a whole or Grandpoint and its subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Pacific Premier and its subsidiaries, or Grandpoint and its subsidiaries, as the case may be, to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect under subclause (i) above:

  •
  changes after February 9, 2018 in laws or regulations of general applicability to banks, savings institutions and their holding companies or interpretations of them by governmental authorities or the interpretation or implementation thereof;

  •
  changes after February 9, 2018 in generally accepted accounting principles, or GAAP, or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally or the interpretation or implementation thereof;

  •
  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or other international or national calamity or any material worsening or escalation of such conditions;

  •
  changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political, regulatory, or market, business, financial, credit or general economic conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally;

  •
  the public announcement or pendency of the merger, including the impact of the merger on relationships with customers or employees;

  •
  any modifications or changes to valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with GAAP;

  •
  the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes unless otherwise excluded, or changes in the trading price or volume of Pacific Premier's or Grandpoint's common stock, in and of itself, but not including the underlying causes thereof unless otherwise excluded;

  •
  with respect to Grandpoint, the effects of any action or omission taken with the prior consent of Pacific Premier or as otherwise contemplated by the merger agreement; and

  •
  any hurricane, earthquake, flood, fire or other natural disaster or act of God,

provided that the effect of the changes described in the first, second, third and ninth bullet points above will not be excluded as a material adverse effect to the extent of a materially disproportionate impact, if any, that they have on Pacific Premier and its subsidiaries as a whole on the one hand, or Grandpoint and its subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

Bank Regulatory Approvals

        The merger cannot be completed unless the parties receive prior approvals from the CA DBO and the Federal Reserve.

California Department of Business Oversight—Division of Financial Institutions; Board of Governors of the Federal Reserve System.

        In order to consummate the merger, the prior approval of the CA DBO will be required under the California Financial Code, which is referred to as the CFC, and the prior approval of the Federal Reserve will be required under the Bank Merger Act as well as the Bank Holding Company Act of 1956, as amended, which is referred to as the BHC Act. In reviewing the merger, the CA DBO and the Federal Reserve will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects. The regulators will also take into account the record of performance of Pacific Premier Bank in meeting the credit needs of the communities that it serves and Pacific Premier Bank's regulatory rating under the Community Reinvestment Act, or CRA. Pacific Premier Bank and Grandpoint Bank both received at least a "satisfactory" performance rating in their most recent CRA evaluations. In considering the merger, the CFC also requires the CA DBO to consider whether the proposed transaction will be fair, just, and equitable to the bank being acquired and the surviving depository institution.

        Any transaction approved by the Federal Reserve under the Bank Merger Act and BHC Act may not be completed until thirty (30) days after the Federal Reserve's approval, during which time the DOJ may challenge such transaction on antitrust grounds. With the approval of the Federal Reserve and the DOJ, the waiting period may be reduced to fifteen (15) days. While Pacific Premier and Grandpoint do not know of any reason that the DOJ would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the DOJ will not initiate such a proceeding, or if such a proceeding is initiated, the result of any such challenge.

Other Regulatory Approvals.

        Neither Pacific Premier nor Grandpoint is aware of any other regulatory approvals that would be required for completion of the merger except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.

Status of Applications.

        Pacific Premier will file all required applications with the CA DBO and the Federal Reserve. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions, restrictions or requirements that would require Pacific Premier or Grandpoint to take any action or commit to take any action that would (i) reasonably be likely to have a material adverse effect on Pacific Premier (measured on a scale relative to Grandpoint) or a material adverse effect on Grandpoint, (ii) reasonably be likely to impose a material burden on Pacific Premier or any of its subsidiaries (including, after the effective time, Grandpoint and its subsidiaries) or (iii) require the sale by Pacific Premier or any of its subsidiaries (including, after the effective time, Grandpoint and its subsidiaries) of any material portion of their respective assets. See "—Conditions to the Merger" beginning on page 74. The approval of any application or notice merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by, or fairness to, Grandpoint shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Business Pending the Merger

        The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Appendix A to this prospectus/proxy and consent solicitation statement, are briefly described below.

        Pending consummation of the merger, except as expressly contemplated or permitted by the merger agreement, as disclosed to Pacific Premier or as permitted by applicable law, Grandpoint may not, and will cause each of its subsidiaries not to, among other things, take the following actions without the prior written consent of Pacific Premier:

  •
  conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and Pacific Premier the goodwill of the customers of Grandpoint, its subsidiaries and others with whom material business relations exist;

  •
  except for the issuances of shares of Grandpoint common stock pursuant to previously issued Grandpoint options, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights;

  •
  make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Grandpoint common stock; provided however, that dependent on when the closing occurs, Grandpoint may declare and pay regular quarterly cash dividends on the Grandpoint common stock equal to $0.15 per share of Grandpoint common stock in the ordinary course of business consistent with past practice, including as to the declaration, payment and record dates;

  •
  directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of Grandpoint common stock;

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  enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreement or arrangement with any director or executive officer of Grandpoint or its subsidiaries (other than with respect to employment agreements that provide for automatic renewal in accordance with their terms), grant or announce any salary or wage increase (other than annual merit increases adopted in the ordinary and usual course of business consistent with past practice and not to exceed three percent (3%) in the aggregate across all employees), grant or announce any severance or termination pay (other than pursuant to a previously disclosed severance arrangement or policy) or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or in accordance with Grandpoint's existing employee benefits plans and as previously disclosed to Pacific Premier;

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  hire any person as a senior officer of Grandpoint or any of its subsidiaries or promote any employee to a senior officer position, except (i) to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed to Pacific Premier, and (ii) persons hired to fill any senior officer vacancies either existing as of the date of the merger agreement and previously disclosed to Pacific Premier or arising after the date of the merger agreement whose employment is terminable at the will of Grandpoint or a subsidiary of Grandpoint and who are not subject to or eligible for any severance, change in control, bonus or similar benefits or payments that would become payable as a result of the merger agreement, or consummation thereof, or enter into any agreement with a labor union, guild or association representing any employee;

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  except as set previously disclosed to Pacific Premier, (i) enter into, establish, adopt, amend or terminate, or make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Grandpoint or (ii) take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder, in each case except (y) to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed to Pacific Premier, or (z) as may be required by applicable law;

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  except for sales of investment securities otherwise permitted pursuant to the merger agreement, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for (i) sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business, consistent with past practices and not material to Grandpoint and its subsidiaries taken as a whole and (ii) sales of loans or loan participations which are in the ordinary course of business and consistent with past practice;

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  except for capital expenditures, acquisitions of investment securities or the origination of loans, in each case as otherwise permitted pursuant to the merger agreement, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity;

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  except as previously disclosed to Pacific Premier, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice not exceeding $50,000 individually or $100,000 in the aggregate;

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  amend the Grandpoint amended and restated certificate of incorporation or the bylaws of Grandpoint or the articles of incorporation or bylaws (or equivalent documents) of any subsidiary of Grandpoint;

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  implement or adopt any material change in its accounting principles, practices or methods other than as may be required by changes in laws or regulations or GAAP;

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  except as otherwise permitted under the merger agreement, enter into, cancel, fail to renew or terminate any material contract or amend or modify in any material respect any of its existing material contracts;

  •
  enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Grandpoint or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement, agreement or action involves payment by Grandpoint or any of its subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of Pacific Premier or any of its subsidiaries following the consummation of the merger (including Grandpoint and Grandpoint Bank) or create precedent for claims that are reasonably likely to be material to Pacific Premier and its subsidiaries, taken as a whole, following the consummation of the merger;

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  enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, or the manner in which its investment securities or loan portfolio is classified or reported, except as required by applicable law, regulation, policies imposed by any governmental authority or in conformity with GAAP; invest in any mortgage-backed or mortgage-related security that would be risk-weighted over 100% according to BASEL III regulatory capital guidelines; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

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  introduce any material new sales compensation or incentive programs or arrangements (except if the material terms have been fully disclosed in writing to Pacific Premier prior to the date of the merger agreement);

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  enter into any derivatives contract;

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  incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and Federal Reserve Bank borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual or entity, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

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  (i) acquire (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, collateralized loan obligation or equity investment or (ii) dispose of any debt security or equity investment; provided, however, that in the case of clauses (i) and (ii), Grandpoint and its subsidiaries may acquire any debt security, collateralized loan obligation or equity investment if, within two (2) business days after Grandpoint requests in writing (which request shall describe in detail such securities to be purchased and the price thereof) that Pacific Premier consent to the making of any such purchase, and Pacific Premier has approved such request in writing or has not responded in writing to such request;

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  (i) make, renew or modify any loan, loan commitment, letter of credit or other extension of credit, which are collectively referred to as loans, other than loans made in the ordinary course of business consistent with past practice that are not in excess of $10.0 million individually; (ii) take any action that would result in any discretionary release of collateral or guarantees, or otherwise restructure any loans; (iii) enter into any loan securitization or create any special purpose funding entity; (iv) purchase any consumer loan; or (v) enter into any agreement or arrangement providing for the purchase of a loan participation. Notwithstanding the foregoing, Grandpoint and its subsidiaries may make, renew, modify or enter into loans that exceed the foregoing dollar limitation to the extent Grandpoint provides to Pacific Premier in writing a complete loan package for such loan and Pacific Premier does not object to such proposed loan within three (3) business days of receipt of such written notice;

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  except as previously disclosed to Pacific Premier, make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

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  make or change any material tax election, settle or compromise any material tax liability of Grandpoint or any of its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of taxes of Grandpoint or any of its subsidiaries (or the assets and liabilities of Grandpoint or any of its subsidiaries), enter into any closing agreement with respect to any material amount of taxes or surrender any right to claim a material tax refund, adopt or change any method of accounting with respect to taxes or file any amended income or other material tax return;

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  take any action that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Pacific Premier or its subsidiaries) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law;

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  make or propose to make any loan to or enter into any transaction with any of Grandpoint's or any of its subsidiaries' directors or executive officers (other than those entered into on an arm's length basis, in the ordinary course and consistent with past practice and in compliance with applicable law, regulation and policies imposed by any governmental authority);

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  take any action that would or is reasonably likely to result in (i) the merger not qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of Grandpoint set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, such that Pacific Premier would be able to terminate the merger agreement, (iii) any of the other conditions to the merger set forth in the merger agreement not being satisfied, (iv) a material delay in the ability of Pacific Premier or Grandpoint to perform any of their obligations under the merger agreement on a timely basis, or (v) a material delay in the ability of Pacific Premier to obtain any required regulatory approvals; or

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  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        The merger agreement also provides that pending consummation of the merger, except as expressly contemplated or permitted by the merger agreement or as required by applicable law, regulation or policies imposed by any governmental authority, Pacific Premier may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of Grandpoint:

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  conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization and preserve for itself and Grandpoint the goodwill of the customers of Pacific Premier and its subsidiaries and others with whom material business relations exist;

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  make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Pacific Premier common stock;

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  except as reasonably required to effect the corporate governance changes described in Pacific Premier's current report on Form 8-K filed with the Commission on November 16, 2017, amend the Pacific Premier amended and restated certificate of incorporation, as amended, or the Pacific Premier amended and restated bylaws;

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  take any action that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Grandpoint or its subsidiaries) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law;

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  take any action that is or would be reasonably likely to result in (i) the merger not qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of Pacific Premier set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, such that Grandpoint would be able to terminate the merger agreement, (iii) any of the other conditions to the merger set forth in the merger agreement not being satisfied, (iv) a material delay in the ability of Pacific Premier or Grandpoint to perform any of their obligations under the merger agreement on a timely basis, or (v) a material delay in the ability of Pacific Premier to obtain any required regulatory approvals; or

  •
  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Grandpoint Board's Covenant to Recommend the Merger Agreement

        Pursuant to the merger agreement, the Grandpoint board is required to include a form of written consent to accompany this prospectus/proxy and consent solicitation statement that solicits Grandpoint shareholders to adopt the merger agreement and the transactions provided for therein. The Grandpoint board may not withdraw, modify or qualify in any manner adverse to Pacific Premier such recommendation or take any other action or make any other public statement in connection with the solicitation of Grandpoint shareholder consents inconsistent with such recommendation, except as described below.

        The Grandpoint board is permitted to change its recommendation if Grandpoint has complied with the merger agreement and the Grandpoint board, based on the advice of its outside counsel and financial advisor, has determined in good faith that failure to do so would be inconsistent with such Grandpoint board's fiduciary duties under applicable law. If the Grandpoint board intends to change its recommendation following an acquisition proposal, as described in "—No Solicitation" below, it must have first concluded in good faith, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that may be offered by Pacific Premier, that another acquisition proposal constitutes a superior proposal, as defined in "—No Solicitation" below. Grandpoint also must notify Pacific Premier at least three (3) business days in advance of its intention to change its recommendation in response to the superior proposal, including attaching the current version of any written agreement relating to the transaction that constitutes such superior proposal. Prior to changing its recommendation, Grandpoint must, and must cause its financial and legal advisors to, during the period following its delivery of the required notice, negotiate in good faith with Pacific Premier for a period of up to three (3) business days to the extent Pacific Premier desires to negotiate to make adjustments in the terms and conditions of the merger agreement so that the other acquisition proposal ceases to constitute a superior proposal.

No Solicitation

        The merger agreement provides that Grandpoint will, and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives to, immediately cease any discussions or negotiations with any other parties that have been ongoing with respect to the possibility or consideration of any acquisition proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. For purposes of the merger agreement, "acquisition proposal" is defined to mean any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets, or deposits of Grandpoint and its subsidiaries taken as a whole; (ii) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Grandpoint or Grandpoint Bank; (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Grandpoint or Grandpoint Bank; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Grandpoint or Grandpoint Bank, other than the transactions contemplated by the merger agreement.

        From the date of the merger agreement through the effective time of the merger, Grandpoint will not, and will use reasonable efforts to cause its directors, officers or employees or any other representative retained by it not to, directly or indirectly through another person (i) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal, (ii) provide any confidential information or data to any person relating to any acquisition proposal, (iii) participate in any discussions or negotiations regarding any acquisition proposal, (iv) waive, terminate, modify, or fail to enforce any provision of any contractual "standstill" or similar obligations of any person other than Pacific Premier or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (vi) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.

        However, prior to the time that Grandpoint receives the requisite approval by the Grandpoint shareholders to approve the merger under the DGCL, if the Grandpoint board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, its fiduciary duties under applicable law, Grandpoint may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the Grandpoint board determines in good faith constitutes a superior proposal:

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  furnish information with respect to itself and its subsidiaries to any person making the superior proposal pursuant to a confidentiality agreement, as determined by Grandpoint after consultation with its outside counsel, on terms that are in all material respects no less restrictive to the person than the terms contained in the confidentiality agreement between Grandpoint and Pacific Premier are to Pacific Premier; and

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  participate in discussions or negotiations regarding the superior proposal.

        For purposes of the merger agreement, "superior proposal" is defined to mean any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Grandpoint common stock then outstanding or all or substantially all of Grandpoint's consolidated assets, that the Grandpoint board determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions, and conditions to consummation, and after taking into account the advice of Grandpoint's financial advisor, which will be a recognized investment banking firm, and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Grandpoint board, is reasonably likely to be obtained by the third party.

        In addition to these obligations, Grandpoint will promptly, within 24 hours, advise Pacific Premier orally and in writing of its receipt of any acquisition proposal.

        Grandpoint has agreed that any violations of the restrictions set forth in the merger agreement by any representative of Grandpoint or its subsidiaries will be deemed a breach of the merger agreement by Grandpoint.

Representations and Warranties of the Parties

        Pursuant to the merger agreement, Pacific Premier and Grandpoint made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Appendix A to this prospectus/proxy and consent solicitation statement. Such representations and warranties generally must remain accurate through the completion of the merger, unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See "—Conditions to the Merger" beginning on page 74.

        The merger agreement contains representations and warranties that Pacific Premier and Grandpoint made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Although neither Pacific Premier nor Grandpoint believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement.

        Accordingly, neither shareholders of either Grandpoint or Pacific Premier should rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Pacific Premier's or Grandpoint's (if any) public disclosures.

Effective Time of the Merger

        Pursuant to the terms and conditions set forth in the merger agreement, Grandpoint will be acquired by Pacific Premier in a transaction in which Grandpoint will merge with and into Pacific Premier, with Pacific Premier as the surviving institution. The merger will become effective upon the acceptance of a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the provisions of applicable Delaware law.

Amendment of the Merger Agreement

        To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of Grandpoint, except that after shareholders of Grandpoint have approved the principal terms of the merger agreement, except as described in the next sentence, no amendment or supplement that by law requires further approval by the shareholders of Grandpoint may be made without first obtaining such approval. The merger agreement provides that, by adopting the principal terms of the merger agreement, Grandpoint shareholders will be deemed to have approved any amendment to the December 31, 2018 termination date, which is described below.

Termination of the Merger Agreement

        The merger agreement may be terminated:

  •
  by the mutual written consent of Pacific Premier and Grandpoint;

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  if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, by Pacific Premier or Grandpoint, in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that (i) cannot be or has not been cured by the earlier of (A) thirty (30) days of the giving of written notice to the breaching party or parties and (B) December 31, 2018, and (ii) would entitle the non-breaching party not to consummate the merger;

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  by Pacific Premier or Grandpoint, in the event that the merger is not consummated by December 31, 2018, except to the extent that the failure to consummate the merger by such date is due to (i) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (ii) the failure of any of the Grandpoint shareholders (if Grandpoint is the party seeking to terminate) to perform or observe their respective covenants under their respective Grandpoint shareholder agreements with Pacific Premier;

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  by Pacific Premier or Grandpoint, in the event the approval of any governmental authority required for consummation of the merger or the bank merger have been denied by final non-appealable action of the governmental authority, or any governmental authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the merger or the bank merger, or an application for approval has been permanently withdrawn by mutual agreement of Pacific Premier and Grandpoint at the formal or informal request of a governmental authority, provided that no party has the right to terminate the merger agreement if the party seeking to terminate the merger agreement failed to perform or observe its covenants;

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  by Pacific Premier, if Grandpoint shareholder consents representing a majority of the outstanding shares of Grandpoint voting common stock, referred to as Grandpoint shareholder approval, shall not have been delivered to Pacific Premier prior to 6:00 p.m., Pacific Time, on the third business day immediately following the date that the Commission declared effective the registration statement on Form S-4, of which this prospectus/proxy and consent solicitation statement is a part;

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  by Pacific Premier or Grandpoint, if the approval of the issuance of shares of Pacific Premier common stock in connection with the merger by Pacific Premier shareholders has not been obtained by reason of the failure to obtain the required vote at the Pacific Premier special meeting or at any adjournment or postponement thereof;

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  prior to receipt of Grandpoint shareholder approval, by Pacific Premier, if the Grandpoint board withdraws, modifies or changes its recommendation to the Grandpoint shareholders in a manner that is adverse to Pacific Premier;

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  prior to receipt of Grandpoint shareholder approval, by Grandpoint, if the Grandpoint board (i) authorizes Grandpoint to enter into a binding written agreement with respect to a superior proposal and (ii) Grandpoint has paid the termination fee referenced below under "—Termination Fee" to Pacific Premier;

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  by Pacific Premier, in the event that (i) the Pacific Premier average share price is greater than $45.655 and (ii) the Pacific Premier average share price outperforms the KBW Regional Banking Index by greater than 15%; or

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  by Grandpoint, in the event that (i) the Pacific Premier average share price is less than $33.745 and (ii) the Pacific Premier average share price underperforms the KBW Regional Banking Index by greater than 15%.

Termination Fee

        The merger agreement provides that Grandpoint must pay Pacific Premier a $23.0 million termination fee under the circumstances and in the manner described below:

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  if the merger agreement is terminated by Grandpoint for the reason described in the eighth bullet point under "—Termination of the Merger Agreement" above, Grandpoint must pay the termination fee to Pacific Premier no later than the time of such termination;

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  if the merger agreement is terminated by Pacific Premier for the reason described in the seventh bullet point under "—Termination of the Merger Agreement" above, Grandpoint must pay the termination fee to Pacific Premier within two business days after such termination; or

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  if the merger agreement is terminated by Pacific Premier pursuant to the third or fifth bullet points under "—Termination of the Merger Agreement" above, and prior to the time of the termination, an acquisition proposal shall have been made (whether or not conditional) to Grandpoint or its shareholders (or any person shall have publicly announced an intention, whether or not conditional, to make an acquisition proposal), and such acquisition proposal or publicly announced intention shall not have been publicly withdrawn without qualifications, and within twelve (12) months after the termination, Grandpoint or a Grandpoint subsidiary enters into an agreement with respect to an "acquisition proposal" (as defined under "—No Solicitation" above, except that all references to 10% shall be deemed references to 50%) or an "acquisition proposal" is consummated, then Grandpoint shall pay to Pacific Premier an amount equal to $23.0 million on the earlier of the date of execution of such agreement or upon consummation of any such acquisition proposal.

        Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by Pacific Premier.

        If Grandpoint fails to timely pay the termination fee to Pacific Premier, Grandpoint will be obligated to pay the costs and expenses (including reasonable legal fees and expenses) incurred by Pacific Premier to collect such payment, provided Pacific Premier prevails on the merits, together with interest.

Certain Employee Matters

        The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.

        Within sixty days from the date of the merger agreement, Pacific Premier is required to identify those Grandpoint employees for whom Pacific Premier agrees to continue employment following the closing of the merger, provided they are employed by, and in good standing with, Grandpoint and its subsidiaries immediately prior to the closing of the merger, whom we refer to as the transferred employees. As soon as administratively practicable after the effective time of the merger, Pacific Premier shall transition transferred employees of Grandpoint and its subsidiaries from the benefit plans of Grandpoint and its subsidiaries to the corresponding Pacific Premier benefit plans and take all reasonable action so that transferred employees of Grandpoint and its subsidiaries shall be entitled to participate in each Pacific Premier benefit plan of general applicability to the same extent as similarly-situated employees of Pacific Premier and its subsidiaries (with the parties acknowledging that inclusion of the transferred employees of Grandpoint and its subsidiaries in the Pacific Premier benefit plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding benefit plans of Grandpoint and its subsidiaries until such transferred employees are permitted to participate in the Pacific Premier benefit plans, and provided further, however, that nothing contained in the merger agreement shall require Pacific Premier or any of its subsidiaries to make any grants to any former employee of Grandpoint and its subsidiaries under any discretionary equity compensation plan of Pacific Premier.

        Pacific Premier shall cause each Pacific Premier benefit plan in which employees of Grandpoint and its subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Pacific Premier benefit plans, the service of such transferred employees with Grandpoint and its subsidiaries to the same extent as such service was credited for such purpose by Grandpoint and its subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a Pacific Premier benefit plan. Nothing in the merger agreement is intended to limit the ability of Pacific Premier to amend or terminate any of the Pacific Premier benefit plans or the Grandpoint benefit plans in accordance with their terms at any time.

        In the event Pacific Premier transitions transferred employees of Grandpoint and its subsidiaries from the group medical, dental, health, life or long-term disability plan of Grandpoint and its subsidiaries to the corresponding Pacific Premier benefit plan at any time prior to the end of the applicable plan year of the group medical, dental, health, life or long-term disability plan of Grandpoint and its subsidiaries, at such time as transferred employees of Grandpoint and its subsidiaries become eligible to participate in a medical, dental, health, life or long-term disability plan of Pacific Premier or its subsidiaries at any time prior to the end of the applicable plan year of the group medical, dental, health, life or long-term disability plan of Grandpoint and its subsidiaries, Pacific Premier will cause each such plan to:

  •
  waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Pacific Premier;

  •
  provide full credit under such medical, health or dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

  •
  waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under a corresponding Grandpoint plan prior to the effective time of the merger; provided, however, that such waiver shall not be required to the extent that such waiver would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a contract insuring benefits under the Pacific Premier benefit plans.

        At and following the effective time of the merger, Pacific Premier shall honor and shall continue to be obligated to perform, in accordance with their terms, all change-in-control agreements and supplemental employee retirement plans of Grandpoint and its subsidiaries to the extent that each of the foregoing (including amounts accrued or otherwise payable pursuant thereto) has been previously disclosed to Pacific Premier.

        Effective as of, and subject to, the closing date of the merger, Grandpoint and its subsidiaries shall terminate the employment of those employees who are not transferred employees and shall pay any severance, retention, change in control, accrued and unused paid time off, amounts payable pursuant to the merger agreement with respect to Grandpoint options (which shall be payable by Grandpoint to all employees, regardless of whether they are transferred employees), or other similar payments, in each case, which have been previously disclosed to Pacific Premier, obtain an executed general release of claims that has not been revoked, and pay to the proper taxing authorities any income and employment tax withholding as well as the employer portions of any applicable employment taxes. Pacific Premier shall remain responsible for payment to any transferred employee of any severance or similar compensation and benefits payable following a termination of employment. Those employees of Grandpoint and its subsidiaries who do not continue their employment with Pacific Premier or its subsidiaries following the effective time of the merger, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver a termination and release agreement (which will be negotiated between Pacific Premier and Grandpoint) within 60 days of the effective time, shall be entitled to receive a single lump sum payment of severance equal to two (2) weeks of base salary plus an additional two (2) weeks of salary for each completed year of service up to a maximum of 26 weeks. The merger agreement provides that if Grandpoint or any of its subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under the merger agreement, and in no event shall there be any duplication of severance pay. Nothing contained in the merger agreement shall be construed or interpreted to limit or modify in any way Pacific Premier or its subsidiaries at will employment policy or provide any third party beneficiary rights to employees of Grandpoint or any of its subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual's benefit under any retirement plan or policy).

        Prior to the closing of the merger, Grandpoint and its subsidiaries are required to have paid into Grandpoint's 401(k) retirement plan, which we refer to as the Grandpoint retirement plan, all employer contributions, including any employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the closing of the merger, Grandpoint shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to Pacific Premier, to terminate the Grandpoint retirement plan in compliance with its terms and requirements of applicable law, effective no later than the business day preceding the closing date and (ii) provide for full vesting of all non-elective contributions under the Grandpoint retirement plan for all participants who currently maintain an account under the Grandpoint retirement plan, such termination and vesting to be effective no later than the business day preceding the closing date.

Assumption of Grandpoint Indenture Obligations

        Grandpoint and Pacific Premier have agreed that as of the effective time of the merger, Pacific Premier shall have assumed or caused one of its subsidiaries to assume the obligations under Grandpoint's existing indenture pursuant to which Grandpoint had junior subordinated debentures issued and outstanding with a carrying value of $5.2 million as of December 31, 2017. Grandpoint and Pacific Premier are required to execute and deliver any supplemental indentures and other documents reasonably requested to make such assumption effective.

Interests of Certain Grandpoint Officers and Directors in the Merger

        When Grandpoint shareholders are considering the recommendation of the Grandpoint board with respect to adopting the merger agreement in the Grandpoint consent solicitation, Grandpoint shareholders should be aware that Grandpoint directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Grandpoint. The Grandpoint board was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Stock Ownership.

        The Grandpoint Investors beneficially owned and had the power to vote as of April 18, 2018, a total of 27,901,752 shares of Grandpoint voting common stock, representing approximately 87.9% of the outstanding shares of Grandpoint voting common stock as of that date. The directors and executive officers of Grandpoint, as a group, beneficially owned and had the power to vote as of April 18, 2018, a total of 2,719,210 shares of Grandpoint voting common stock, representing approximately 9.7% of the outstanding shares of Grandpoint voting common stock as of that date. All of the shares of Grandpoint voting common stock beneficially owned by the Grandpoint Investors and all of the shares of Grandpoint voting common stock beneficially owned by the directors and executive officers of Grandpoint are expected to be voted by written consent in favor of the merger agreement pursuant to the Grandpoint support agreements entered into by Pacific Premier and the Grandpoint Investors and the Grandpoint shareholder agreements entered into by Pacific Premier and each of the executive officers and certain directors of Grandpoint. See "Grandpoint Support Agreements and Grandpoint Shareholder Agreements" beginning on page 98. Each of these entities and persons will receive the same merger consideration for their shares of Grandpoint common stock as the other Grandpoint shareholders.

Grandpoint Options.

        At the effective time of the merger, each Grandpoint option which is outstanding and unexercised immediately prior to the effective time, including unvested Grandpoint options, which will accelerate and vest in full immediately prior to the effective time, will be cancelled in exchange for the right to receive from Grandpoint, immediately prior to the effective time, a single lump sum cash payment, equal to the product of (i) the number of shares of Grandpoint common stock subject to such Grandpoint option immediately prior to the effective time, and (ii) the excess, if any, of (A) the Pacific Premier average share price multiplied by the exchange ratio over (B) the exercise price per share of such Grandpoint option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Grandpoint option is equal to or greater than the Pacific Premier average share price multiplied by the exchange ratio, the Grandpoint option will be canceled without any cash payment being made in respect thereof. For Grandpoint options that are exercised before the closing, the underlying shares of Grandpoint common stock received upon exercise will be exchanged for the merger consideration in accordance with the exchange ratio.

        The following table discloses the shares and dollar value of the Grandpoint options held by each of Grandpoint's officers and directors, including those unvested Grandpoint options that will accelerate and vest in connection with, and as a result of, the consummation of the merger.

	Grandpoint Options
Name	Shares		Value(1)
Don M. Griffith	211,000		$2,088,109
Chairman and CEO
Richard Lehmann	20,000		197,925
Director
R. Russell Meyer	50,000		494,813
Director
M. Christian Mitchell	50,000		494,813
Director
Ronald Spogli	20,000		197,925
Director
Joseph Wender	50,000		494,813
Director
Thomas Young	20,000		197,925
Director
Deborah A. Marsten	590,000		5,838,788
Chief Operating Officer
David L. Dayton	252,500		2,498,803
Chief Financial Officer
Mark P. Phillips	200,000		1,979,250
Chief Credit Officer
Loraine White	150,000	(2)	1,459,188	(2)
Director of Human Resources and Chief Administrative
Officer
Susan Wahba	30,000		296,888
Chief Risk Officer

(1)
Represents the aggregate amount resulting when (a) the shares of Grandpoint common stock subject to the stock options held by the named executive officer are multiplied by (b) the excess, if any, of (i) the product resulting when the Pacific Premier average share price is multiplied by 0.4750, which is the exchange ratio, over (ii) the exercise price per share of such Grandpoint options. This amount assumes a Pacific Premier average share price of $40.81, determined as of April 17, 2018 in accordance with the merger agreement and does not reflect any tax withholdings.

(2)
Includes unvested Grandpoint options to acquire 10,000 shares of Grandpoint common stock valued at $88,759.

Appointment of the Grandpoint Nominees to the Boards of Directors of Pacific Premier and Pacific Premier Bank.

        Pursuant to the terms of the merger agreement, Pacific Premier is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, two (2) individuals, referred to as the Grandpoint nominees, each of whom must be mutually agreeable to Pacific Premier and Grandpoint, one of whom shall be Don M. Griffith, the chairman and chief executive officer of Grandpoint, as directors of Pacific Premier and Pacific Premier Bank. Each individual will serve until the first annual meeting of shareholders of Pacific Premier following the effective time of the merger and until his or her successor is elected and qualified. Subject to the fiduciary duties of the Pacific Premier board, Pacific Premier is required to include such individuals on the list of nominees for director presented by the Pacific Premier board and for which the Pacific Premier board will solicit proxies at the first annual meeting of shareholders of Pacific Premier following the effective time of the merger.

        As a director of Pacific Premier and Pacific Premier Bank, the Grandpoint nominees will be entitled to receive the same compensation as the current non-employee directors of Pacific Premier and Pacific Premier Bank. During 2018, non-employee directors receive cash annual retainer fees in the amount of $59,000, additional cash annual retainers for board committee service in amounts ranging between $1,000 and $15,000, depending on the committee and whether the non-employee director serves as committee chair, restricted stock grants. Non-employee directors may elect to receive all or a portion of their annual cash retainer in the form of shares of Pacific Premier common stock.

Merger Related Payments Under Employment Agreements and Change in Control Agreements; Other Merger-Related Payments

        Employment Agreements.    Grandpoint Bank is party to employment agreements with each of Don M. Griffith, Grandpoint Bank's chief executive officer, Deborah A. Marsten, Grandpoint Bank's chief operating officer, Roger M. Laverty, Grandpoint Bank's president, David L. Dayton, Grandpoint Bank's executive vice president and chief financial officer, Mark Phillips, Grandpoint's executive vice president and chief credit officer, David J. Ross, Grandpoint Bank's executive vice president and chief credit officer, and Susan Wahba, Grandpoint Bank's executive vice president and chief risk officer. Each of these agreements provide for severance benefits in the event of certain qualifying terminations of employment, including a termination by the executive due to a change in control.

        Pursuant to each of the employment agreements, the merger will constitute a "change in control" entitling the executive to severance benefits in the event that Grandpoint Bank or Pacific Premier elect to terminate the executive's employment after consummation of the merger, other than for cause, or if the executive terminates his or her employment as a result of (i) subsequent to the merger, and without the executive's express written consent, the assignment to the executive of any duties substantially inconsistent with the executive's positions, duties, responsibilities and status with Grandpoint Bank immediately prior to the merger, or a substantial change in the executive's reporting responsibilities, titles or officers as in effect immediately prior to the merger, or any removal of the executive from or failure to re-elect the executive to any such positions (other than for cause), (ii) subsequent to the merger, a ten percent (10%) or greater reduction in the executive's base salary and benefits as in effect in the effective date of the employment agreement or as the same may be increased from time to time, (iii) subsequent to the merger, and without the executive's express written consent, requiring the executive to be based anywhere other than within twenty-five (25) miles of Grandpoint Bank's present main office location, exclusive of required travel on Grandpoint Bank's business, or (iv) the failure by Grandpoint, or Grandpoint Bank, to obtain the assumption of the employment agreement by Pacific Premier.

        Upon such a termination of employment, each of Don M. Griffith, Deborah A. Marsten, Roger M. Laverty, David L. Dayton, Mark Phillips, David J. Ross and Susan Wahba will be entitled to a lump sum severance payment in an amount equal to twelve (12) months of his or her then base salary, continuation of his or her group medical insurance benefits or payment of COBRA continuation benefits for twelve (12) months, and such incentive bonus to which he or she would be entitled, which shall be prorated for the period of such year actually worked.

        Additionally, Grandpoint Bank has three (3) other employment agreements with other officers, two (2) of which were assumed when Grandpoint Bank acquired other financial institutions. The agreement originally entered into by Grandpoint Bank provides for the same benefits as described above. The agreements with the two (2) other Grandpoint Bank officers that were assumed from acquired institutions include similar severance benefits in the event of certain qualifying terminations of employment.

        Change in Control Agreements.    Grandpoint Bank is also a party to six (6) change in control agreements with certain officers. Each of these agreements provide for severance benefits in the event of a termination of employment in connection with a change in control.

        Pursuant to five (5) of the change in control agreements, the merger will constitute a "change in control," entitling the executive to severance benefits if the officer's employment is terminated (other than for cause) by Grandpoint Bank within a specified amount of time, as listed in the officer's change in control agreement, following the consummation of the merger, or if the officer terminates his or her employment as a result of (i) the assignment of duties substantially inconsistent with the executive's positions, duties, responsibilities (other than for cause) or (ii) a five percent (5%) or greater reduction in the executive's salary as in effect prior to the merger.

        Upon a termination of employment in connection with a change in control within twelve (12) months following the merger, such officers will be entitled to lump sum severance payments ranging between payments equal to six (6) months current annual salary to twelve (12) months current annual salary, less applicable state and/or federal taxes. Under the one other change in control agreement, upon a termination within twenty-four (24) months following the merger, the officer will be entitled to a lump sum severance payment of ninety-five thousand dollars ($95,000), less applicable state and/or federal taxes.

        In addition to his employment agreement noted above, under a change in control agreement, Don M. Griffith will be entitled, in the event of a termination of employment in connection with a change in control within twenty-four (24) months following the merger, to a lump sum severance payment of five hundred thousand dollars ($500,000), less applicable state and/or federal taxes.

Summary of Payments to Certain Executive Officers.

        The following table summarizes certain payments to be received by the executive officers of Grandpoint as a result of the consummation of the merger.

Name	Cash Severance	Acceleration of Stock Options(1)	COBRA Payments	Prorata Bonus(2)	Other		Total Payout
Don Griffith	$525,000	$2,088,109	—	$262,500	$500,000	(3)	$3,375,609
Chairman and CEO
Deborah Marsten	475,000	5,838,788	24,404	237,500	—		6,575,692
Chief Operating Officer
David Dayton	377,000	2,498,803	28,967	141,375	—		3,046,145
Chief Financial Officer
Rocky Laverty	375,000	197,925	13,963	140,625	490,000	(3)	1,217,513
President
Mark Phillips	324,500	1,979,250	29,027	73,012	—		2,405,789
Chief Credit Officer
Loraine White	324,500	1,459,188	41,384	73,012	—		1,898,084
Director of Human Resources and Chief Administrative Officer
Susan Wahba	312,000	296,888	41,384	70,000	700,000	(4)	1,420,272
Chief Risk Officer

(1)
Represents the aggregate amount resulting when (a) the shares of Grandpoint common stock subject to the stock options held by the named executive officer are multiplied by (b) the excess, if any, of (i) the product resulting when the Pacific Premier average share price is multiplied by 0.4750, which is the exchange ratio, over (ii) the exercise price per share of such Grandpoint options. This amount assumes a Pacific Premier average share price of $40.81, determined as of April 17, 2018 in accordance with the merger agreement and does not reflect any tax withholdings.

(2)
Amount represents pro rata portions of annual incentive bonuses.

(3)
Represents additional bonus amounts payable to Messrs. Griffith and Laverty upon closing of the merger.

(4)
Represents retention bonus amount payable by Grandpoint in the event Ms. Wahba is employed by Grandpoint immediately prior to the consummation of the merger.

Indemnification.

        Grandpoint's directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in the Grandpoint amended and restated certificate of incorporation, and bylaws, indemnity agreements between Grandpoint and the directors and officers of Grandpoint and the merger agreement. Grandpoint's amended and restated certificate of incorporation is referred to as the Grandpoint certificate of incorporation, and Grandpoint's bylaws is referred to as the Grandpoint bylaws. Pursuant to the merger agreement, Pacific Premier agreed for a period of six (6) years from the closing of the merger, to indemnify and hold harmless each present and former director, officer and employee of Grandpoint or a subsidiary of Grandpoint, as applicable, determined as of the effective time of the merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Grandpoint or its subsidiaries or is or was serving at the request of Grandpoint or its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise including, without limitation, matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the Grandpoint certificate of incorporation and Grandpoint bylaws, or any agreement, arrangement or understanding previously disclosed by Grandpoint to Pacific Premier pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

        Pursuant to the merger agreement, Pacific Premier has agreed to maintain Grandpoint's existing directors' and officers' liability insurance policy for Grandpoint's directors and officers or a substitute policy which shall provide such directors and officers with coverage following the effective time of the merger for an additional six (6) years, provided that if the cost of such insurance exceeds 300% of the annual premiums paid by Grandpoint for its existing directors' and officers' liability insurance, which is referred to as the maximum insurance amount, Pacific Premier will obtain the most advantageous coverage as is available for the maximum insurance amount.

        Other than as set forth above, no director or officer of Grandpoint has any direct or indirect material interest in the merger, except insofar as ownership of Grandpoint common stock might be deemed such an interest.

Material Federal Income Tax Consequences

        The following is a general description of the anticipated material U.S. federal income tax consequences of the merger. This discussion is based upon the Code, Treasury regulations, judicial authorities and published positions of the Internal Revenue Service, or IRS, all as currently in effect and all of which are subject to change. Accordingly, the U.S. federal income tax consequences of the merger to the holders of Grandpoint common stock could differ from those described below.

        Except as specifically stated herein, this discussion is limited to U.S. holders (as defined below) that hold shares of Grandpoint common stock as a capital asset within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address the tax consequences applicable to Grandpoint shareholders that are not U.S. holders, nor does it address all of the tax consequences that may be relevant to particular U.S. holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, persons that hold Grandpoint common stock as part of a straddle, hedge, constructive sale or conversion transaction, and U.S. holders that acquired their shares of Grandpoint common stock through the exercise of an employee stock option, vesting of restricted shares or otherwise as compensation.

        If a partnership or other entity taxed as a partnership holds Grandpoint common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships holding Grandpoint common stock and partners in such partnerships should consult with their tax advisors about the tax consequences of the merger to them.

        This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. This discussion also does not address the tax consequences of any transaction other than the merger.

        For purposes of this section, the term "U.S. holder" means a beneficial owner of Grandpoint common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or a political subdivision thereof, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (iv) a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or that has validly elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger.

        The merger has been structured to qualify as a "reorganization" under Section 368(a) of the Code for U.S. federal income tax purposes. As a condition to the completion of the merger, Holland & Knight LLP is required to deliver an opinion, dated the closing date of the merger, to the effect that the merger will be treated as a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The opinion will assume that the merger will be completed according to the terms of the merger agreement and that the parties will report the merger in a manner consistent with the opinion. The opinion will rely on the facts as stated in the merger agreement, the registration statement on Form S-4 filed by Pacific Premier in connection with the merger (of which this prospectus/proxy and consent solicitation statement is a part) and certain other documents. In rendering the opinion, counsel will rely on the representations of Pacific Premier and Grandpoint, to be delivered at the time of closing (and counsel will assume that any representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinion will be based on statutory, regulatory and judicial authority existing as of the date of the opinion.

        An opinion of counsel represents such counsel's best legal judgment but is not binding on the IRS or on any court. Neither Pacific Premier nor Grandpoint intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the opinion.

        Based on representations to be contained in representation letters of officers of Pacific Premier and Grandpoint, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the opinion of Holland & Knight LLP that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as described below.

Tax Consequences of the Merger for Pacific Premier and Grandpoint.

        No gain or loss will be recognized by Pacific Premier or Grandpoint as a result of the merger.

Tax Consequences of the Merger for U.S. Holders of Grandpoint Common Stock.

        Except as described below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," a U.S. holder that exchanges all of its shares of Grandpoint common stock for shares of Pacific Premier common stock pursuant to the merger will not recognize gain or loss in connection with such exchange.

        A U.S. holder's aggregate tax basis in the Pacific Premier common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," will equal such

U.S. holder's aggregate tax basis in the Grandpoint common stock surrendered by such U.S. holder in the merger. The holding period for the shares of Pacific Premier common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," will include the holding period for the shares of Grandpoint common stock exchanged therefor.

Cash in Lieu of Fractional Shares of Pacific Premier Common Stock.

        A U.S. holder that receives cash instead of a fractional share of Pacific Premier common stock will be treated as having received the fractional share of Pacific Premier common stock pursuant to the merger and then having exchanged the fractional share of Pacific Premier common stock for cash in a redemption by Pacific Premier. This deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of Grandpoint common stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the Grandpoint common stock exchanged by such U.S. holder is greater than one year as of the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on "net investment income" as provided in Section 1411 of the Code.

        Notwithstanding the previous paragraph, if the receipt of the cash is deemed to be essentially equivalent to the distribution of a dividend to the U.S. holder, the cash would be treated as dividend income. While a dividend from Pacific Premier would generally be treated as a "qualified dividend" and taxed at the same rates applicable to long-term capital gains, a U.S. holder would not be able to apply any portion of its basis to reduce the amount of such dividend and such basis would instead be reallocated to such U.S. holder's other Pacific Premier shares.

Information Reporting and Backup Withholding.

        Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a current rate of 24% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements.

        A U.S. holder that receives shares of Pacific Premier common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. tax return and that is a "significant holder" that receives Pacific Premier common stock in the merger will be required to file a statement with the significant holder's U.S. federal income tax return setting forth such significant holder's basis (determined immediately before the exchange) in the Grandpoint common stock surrendered and the fair market value (determined immediately before the exchange) of the Grandpoint common stock that is exchanged by such significant holder. A "significant holder" is a U.S. holder that receives shares of Pacific Premier common stock in the merger and that, immediately before the merger, owned at least 5% of the outstanding stock of Grandpoint (by vote or value) or securities of Grandpoint with a tax basis of $1 million or more.

        THE FOREGOING IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO GRANDPOINT SHAREHOLDERS. GRANDPOINT SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Accounting Treatment of the Merger

        The merger will be accounted for under the acquisition method of accounting under GAAP. Under this method, Grandpoint's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Pacific Premier. Any excess between the purchase price for Grandpoint and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with FASB Accounting Standards Codification (ASC) Topic 350, "Intangibles—Goodwill and Other," the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Pacific Premier in connection with the merger will be amortized to expense. The financial statements of Pacific Premier issued after the merger will reflect the results attributable to the acquired operations of Grandpoint beginning on the date of completion of the merger.

Expenses of the Merger

        The merger agreement provides that each of Grandpoint and Pacific Premier will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Listing of the Pacific Premier Common Stock

        Pacific Premier has agreed to use its reasonable best efforts to cause the shares of Pacific Premier common stock to be issued to Grandpoint shareholders as the merger consideration to be approved for listing on the NASDAQ Global Select Market.

Resale of Pacific Premier Common Stock

        The shares of common stock that Grandpoint shareholders receive as a result of the merger will be registered under the Securities Act. Grandpoint shareholders may freely trade these shares of Pacific Premier common stock if such Grandpoint shareholder is not considered an "affiliate" of Pacific Premier, as that term is defined in the federal securities laws. Generally, "affiliates" include directors, certain executive officers and holders of 10% or more of the outstanding Pacific Premier common stock.

        Pacific Premier's affiliates may not sell their shares of Pacific Premier common stock acquired in the merger, unless those shares are registered under an effective registration statement under the Securities Act, or by complying with an applicable exemption from the registration requirements of the Securities Act. Pacific Premier may also place restrictive legends on certificates representing shares of Pacific Premier common stock issued to all persons who will be considered "affiliates" of Pacific Premier.

Grandpoint Support Agreements and Grandpoint Shareholder Agreements

        As an inducement for Pacific Premier to enter into the merger agreement, the Grandpoint Investors, who own approximately 87.9% of the outstanding shares of Grandpoint voting common stock as of the date of this prospectus/proxy and consent solicitation statement, entered into support agreements with Pacific Premier, the form of which is set forth as Annex A to the merger agreement, which is attached to this prospectus/proxy and consent solicitation statement as Appendix A, pursuant to which the Grandpoint Investors agreed, among other things, to deliver a written consent with respect to all shares of Grandpoint voting common stock beneficially owned by them in favor of adoption of the merger agreement in connection with the Grandpoint consent solicitation. The Grandpoint Investors also have agreed to certain restrictions on their ability to transfer their shares of Grandpoint common stock, discussed below.

        In addition, each executive officer and certain directors of Grandpoint who own shares of Grandpoint common stock, reflecting an aggregate of approximately 9.7% of the outstanding Grandpoint voting common stock as of the date of this prospectus/proxy and consent solicitation statement, entered into a shareholder agreement with Pacific Premier, the form of which is set forth as Annex B to the merger agreement, which is attached to this prospectus/proxy and consent solicitation statement as Appendix A, pursuant to which he or she agreed, among other things, to deliver a written consent with respect to all shares of Grandpoint voting common stock beneficially owned by him or her in favor of adoption of the merger agreement in connection with the Grandpoint consent solicitation. Each such director and executive officer of Grandpoint also agreed to certain restrictions on their ability to transfer their shares of Grandpoint common stock, discussed below.

        Pacific Premier has the right to terminate the merger agreement if written consents in an amount sufficient to constitute Grandpoint shareholder approval are not received by Pacific Premier prior to 6:00 p.m., Pacific Time, on the third business day immediately following the date that Pacific Premier's registration statement on Form S-4, of which this prospectus/proxy and consent solicitation statement is a part, is declared effective by the Commission.

        Pursuant to each of the Grandpoint support agreements and the Grandpoint shareholder agreements, which we refer to in this section as the agreements, each Grandpoint Investor, each executive officer and each Grandpoint director who entered into a shareholder agreement also agreed, while such agreements are in effect, not to, without the prior written approval of Pacific Premier, sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the shares of Grandpoint common stock whether by actual disposition, physical settlement, or effective economic disposition through hedging transactions, derivative transactions or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares of Grandpoint common stock in the same manner as described herein. Each person and entity who entered into such agreement also agreed not to deposit any shares in a voting trust, grant any proxy, or enter into any voting agreement or similar agreement or arrangement with respect to any shares of Grandpoint common stock. The restrictions on transfer of shares of Grandpoint common stock described herein shall no longer apply once the requisite Grandpoint shareholder approval has been obtained.

        In addition, as of the closing and for a period of two (2) years thereafter, each executive officer of Grandpoint who is not a transferred employee has agreed not to:

            (i)  solicit any employees of Grandpoint or its Subsidiaries prior to the closing of the merger, other than general solicitations through newspapers or other media of general circulation not targeted at such employees, provided, however, that the foregoing shall not apply to any employee of Grandpoint or its subsidiaries (1) who does not become an employee of Pacific Premier or any of its subsidiaries or is terminated by Pacific Premier or any of its subsidiaries without cause on or after the closing date of the merger; or (2) whose employment terminated more than six months prior to the time that such employee of Grandpoint or its subsidiaries is first solicited for employment following the closing date of the merger;

           (ii)  knowingly induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any person having a business relationship with Grandpoint or their respective subsidiaries and affiliates prior to the closing date, to discontinue, reduce or restrict such relationship with Pacific Premier or its subsidiaries after the closing date of the merger; or

          (iii)  knowingly solicit depositors, borrowers or customers of Grandpoint or its subsidiaries on the date of the merger agreement and/or as of the day of the closing of the merger, except for general solicitations that are directed to the general public and not directed specifically to persons who were depositors, borrowers or customers of Grandpoint on the date of the merger agreement or as of the closing date of the merger.

        Except for the non-solicitation provisions referenced in the paragraph above with respect to the Grandpoint shareholder agreements entered into with executive officers of Grandpoint who are not transferred employees, which will survive for a period of two (2) years following the consummation of the merger, the Grandpoint support agreements and the Grandpoint shareholder agreements shall remain in effect until the earlier to occur of the date, if any, of termination of the merger agreement in accordance with its terms, or the effective time of the merger.

Appraisal Rights

        Grandpoint shareholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. Under the DGCL, as more fully described below, if you are a Grandpoint shareholder and you do not wish to accept the merger consideration provided for in the merger agreement and the merger is consummated, you have the right to seek appraisal of your shares of Grandpoint common stock and to receive payment in cash for the fair value of your Grandpoint common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court of Chancery of the State of Delaware, which we refer to as the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The "fair value" of your shares of Grandpoint common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the per share merger consideration that you are otherwise entitled to receive under the terms of the merger agreement. We refer to these rights as appraisal rights. Grandpoint shareholders who elect to exercise appraisal rights must not vote in favor of or consent in writing to the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, which we refer to as Section 262, to perfect their rights. A holder of Grandpoint common stock who wishes to exercise appraisal rights, or preserve the ability to do so, must not sign and deliver a written consent adopting the merger agreement, or sign and deliver a consent without indicating a decision on the proposal. Any written consent returned without indicating a decision on the proposal will be counted as approving the proposal as described in the enclosed form of written consent, which will also effectively waive any appraisal rights.

        This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a shareholder must follow to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262, the full text of which appears in Appendix C to this prospectus/proxy and consent solicitation statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that shareholders exercise their appraisal rights under Section 262.

        A HOLDER OF GRANDPOINT COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD

REVIEW THE FOLLOWING DISCUSSIONS AND APPENDIX C CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES CONTAINED IN SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING APPRAISAL RIGHTS, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. INVESTMENT BANKER OPINIONS AS TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION PAYABLE IN A TRANSACTION SUCH AS THE MERGER ARE NOT OPINIONS AS TO, AND DO NOT ADDRESS IN ANY RESPECT, FAIR VALUE UNDER SECTION 262 OF THE DGCL. A GRANDPOINT SHAREHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION.

        Section 262 requires that, where a merger agreement is adopted by written consent of stockholders in lieu of a meeting, certain stockholders must be given notice that appraisal rights are available. A copy of Section 262 must be included with such notice. The notice must be provided either before the effective date of the merger or within ten (10) days after the merger agreement is approved by the company's shareholders. Only those Grandpoint shareholders who did not submit a consent in favor of the proposal to adopt the merger agreement and who have otherwise complied with Section 262 are entitled to receive such notice. The notice may be given by Grandpoint, if sent prior to effectiveness of the merger, or Pacific Premier, if given after effectiveness. If given on or after the effective date, the notice must also specify the effective date of the merger; otherwise, a supplementary notice will provide this information.

        Following Grandpoint's receipt of sufficient written consents to adopt the merger agreement, we will send all non-consenting Grandpoint shareholders who satisfy the other statutory conditions the notice regarding the adoption of the merger agreement and the availability of appraisal rights. A Grandpoint shareholder wishing to exercise his, her or its appraisal rights will need to take action at that time, in response to that notice, but this description is being provided to all Grandpoint shareholders now so they can determine whether they wish to preserve their ability to demand appraisal rights in the future in response to that notice.

        In order to preserve your right to receive notice and demand appraisal rights, you must not deliver a written consent in favor of the adoption of the merger agreement or deliver a consent without indicating a decision on the proposal. Consents that are signed and delivered without indicating a decision on the proposal will be counted as approving the proposal, which will also effectively waive appraisal rights. As described below, you must also continue to hold your shares through the effective time of the merger.

        If you elect to exercise appraisal rights with respect to your shares of Grandpoint common stock, you must deliver to Grandpoint or to Pacific Premier (as the surviving corporation in the merger), as applicable, at the specific address which will be included in the notice, a written demand for appraisal of your shares of Grandpoint common stock within 20 days after the date of the mailing of the subsequent notice that will be sent to non-consenting Grandpoint shareholders. Do not submit a demand before the date of that subsequent notice because, under Delaware case law, a demand that is made before the notice is mailed may not be effective to perfect your appraisal rights.

        A holder of shares of Grandpoint common stock wishing to exercise appraisal rights must hold of record the shares of Grandpoint common stock on the date the written demand for appraisal is made and must continue to hold the shares of Grandpoint common stock of record through the effective date of the merger, because appraisal rights will be lost if the shares of Grandpoint common stock are transferred prior to the effective time. If you are not the shareholder of record, you will need to follow special procedures as discussed further below.

        If you and/or the record holder of your shares fail to comply with all of the conditions required by Section 262 to perfect your rights, and the merger is completed, you (assuming that you hold your shares through the effective time of the merger) will be entitled to receive the merger consideration for your shares of Grandpoint common stock as provided for in the merger agreement, but you will lose your appraisal rights with respect to your shares of Grandpoint common stock.

        In order to satisfy Section 262, a demand for appraisal in respect of shares of Grandpoint common stock must reasonably inform Grandpoint or Pacific Premier (as the surviving corporation in the merger), as applicable, of the identity of the shareholder of record and the shareholder's intent to seek appraisal rights. The demand should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, should specify the holder's name and mailing address and the number of shares registered in the holder's name and must state that the person intends thereby to demand appraisal of the holder's shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Grandpoint common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, broker or other nominee, submit the required demand in respect of those shares of common stock.

        IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE OR INTERMEDIARY FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR NOMINEE OR INTERMEDIARY TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE OR INTERMEDIARY TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

        If shares of Grandpoint common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by or for such record holder. If the shares of Grandpoint common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. A record holder, such as a broker, who holds shares of Grandpoint common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Grandpoint common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Grandpoint common stock as to which appraisal is sought. Where no number of shares of Grandpoint common stock is expressly mentioned, the demand will be presumed to cover all shares of Grandpoint common stock held in the name of the record holder.

        At any time within 60 days after the effective time of the merger, any shareholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration for that stockholder's shares of Grandpoint common stock by delivering to Pacific Premier (as the surviving corporation in the merger) a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval by Pacific Premier (as the surviving corporation in the merger). Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any shareholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If Pacific Premier (as the surviving corporation in the merger) does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the shareholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the value of the consideration offered pursuant to the merger agreement.

        Within 120 days after the effective time of the merger, but not thereafter, either Pacific Premier (as the surviving corporation in the merger) or any shareholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Grandpoint common stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a shareholder, service of a copy of such petition shall be made upon Pacific Premier (as the surviving corporation in the merger). Pacific Premier has no present intent, as the combined company, to file such a petition and has no obligation to cause such a petition to be filed, and holders should not assume that Pacific Premier (as the surviving corporation in the merger) will file a petition. Accordingly, the failure of a shareholder to file such a petition within the period specified could result in no appraisal rights being available for any shareholder notwithstanding prior written demands for appraisal having been delivered to Pacific Premier (as the surviving corporation in the merger). In addition, within 120 days after the effective time of the merger, any shareholder who has properly filed a written demand for appraisal and who did not submit a consent in favor of the proposal to adopt the merger agreement, upon written request, will be entitled to receive from Pacific Premier (as the surviving corporation in the merger) a statement setting forth the aggregate number of shares of Grandpoint common stock not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by Pacific Premier (as the surviving corporation in the merger) or within 10 days after the expiration of the period for delivery of demands, whichever is later. A person who is the beneficial owner of shares of Grandpoint common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition for appraisal or request from Pacific Premier (as the surviving corporation in the merger) such statement.

        If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to Pacific Premier (as the surviving corporation in the merger), then Pacific Premier (as the surviving corporation in the merger) will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares of Grandpoint common stock and with whom agreements as to the value of their shares of Grandpoint common stock have not been reached. After notice to shareholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those shareholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require shareholders who have demanded payment for their shares of Grandpoint common stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any shareholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that shareholder.

        After determination of the shareholders entitled to appraisal of their shares of Grandpoint common stock, the Delaware Court of Chancery will appraise the shares of Grandpoint common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those shareholders of the certificates representing their shares of Grandpoint common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

        No representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the value of the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any shareholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Grandpoint common stock is less than the value of the merger consideration.

        Costs of the appraisal proceeding (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon Pacific Premier (as the surviving corporation in the merger) and the shareholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each shareholder seeking appraisal is responsible for his or her attorneys' fees and expert witness expenses, although, upon the application of a shareholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Grandpoint common stock entitled to appraisal. Any shareholder who duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote shares of Grandpoint common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Grandpoint common stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the effective time, or if the shareholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that shareholder to appraisal will cease and that shareholder will be entitled to receive the per share merger consideration for his, her or its shares of Grandpoint common stock pursuant to the merger agreement.

        THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. IF YOU INTEND TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY

INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

        THIS IS NOT THE NOTICE OF APPRAISAL RIGHTS PURSUANT TO SECTION 262 OF THE DGCL. YOU WILL RECEIVE A LATER NOTICE OF APPRAISAL RIGHTS. DO NOT SEND IN YOUR DEMAND PRIOR TO THE MAILING OF SUCH LATER NOTICE. ANY DEMAND FOR APPRAISAL MADE PRIOR TO YOUR RECEIPT OF SUCH LATER NOTICE MAY NOT BE EFFECTIVE TO PERFECT YOUR RIGHTS.

 MARKET FOR COMMON STOCK AND DIVIDENDS

Pacific Premier Market Information and Dividends

Market Information.

        Pacific Premier's common stock is traded on the NASDAQ Global Select Market under the symbol "PPBI." As of April 17, 2018, there were 46,528,588 shares of Pacific Premier common stock outstanding, which were held by 1,104 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth during the periods indicated the high and low sales prices of Pacific Premier common stock as reported on the NASDAQ Global Select Market.

	Pacific Premier
	Market Price
	High	Low
Year Ending December 31, 2018
First Quarter	$46.05	$37.80
Second Quarter (through April 17, 2018)	41.65	38.98
Year Ending December 31, 2017
First Quarter	41.90	34.35
Second Quarter	38.75	33.15
Third Quarter	38.70	32.05
Fourth Quarter	42.55	36.25
Year Ending December 31, 2016
First Quarter	21.77	18.32
Second Quarter	25.29	20.05
Third Quarter	27.61	22.98
Fourth Quarter	36.15	24.00

Dividends.

        During the periods presented in the table above, Pacific Premier did not pay any dividends on its common stock. It has been Pacific Premier's current policy to retain earnings to provide funds for use in its business. Although Pacific Premier has never declared or paid dividends on its common stock, the Pacific Premier board periodically reviews whether to declare or pay cash dividends, taking into account, among other things, general business conditions, Pacific Premier's financial results, future prospects, capital requirements, legal and regulatory restrictions, and such other factors as the Pacific Premier board may deem relevant.

Grandpoint Market Information and Dividends

Market Information.

        Grandpoint's common stock is traded on the OTC Market Group Pink Sheets under the symbol "GPNC." As of April 18, 2018, there were 33,174,925 shares of Grandpoint common stock outstanding, which were held by 108 holders of record. Such number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth the high and low closing bids for shares of Grandpoint's common stock during the periods indicated. Bid prices are based on information received from the OTC Market Group Pink Sheets based on all transactions reported on the OTC Market Group Pink Sheets. Such information reflects inter-dealer prices, without retail markups, markdowns or commissions and may not reflect actual transactions.

	Grandpoint
	Market Price
	High	Low
Year Ending December 31, 2018
First Quarter	$21.50	$19.50
Second Quarter (through April 17, 2018)	19.35	18.85
Year Ending December 31, 2017
First Quarter	16.00	13.35
Second Quarter	16.00	16.00
Third Quarter	19.00	16.00
Fourth Quarter	21.00	17.15
Year Ending December 31, 2016
First Quarter	10.50	9.69
Second Quarter	10.25	10.25
Third Quarter	10.25	10.25
Fourth Quarter	13.35	10.25

        The last reported trade of Grandpoint's common stock prior to the filing of this prospectus/proxy and consent solicitation statement was on April 17, 2018, at $18.85. The last reported trade of Grandpoint's common stock on the date prior to the announcement of the merger was on February 6, 2018, at $20.00.

Dividends.

        The Grandpoint board has responsibility for the oversight and approval of the declarations of dividends. Dividends Grandpoint declares are subject to the restrictions set forth in the DGCL. The DGCL permits a Delaware corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Further, it is the policy of the Federal Reserve that bank holding companies, such Grandpoint, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to their banking subsidiaries.

        The principal source of funds from which Grandpoint may pay dividends is the receipt of dividends from Grandpoint Bank. The availability of dividends from Grandpoint Bank is limited by various statutes and regulations. Grandpoint Bank is subject first to corporate restrictions on its ability to pay dividends. Further, Grandpoint Bank may not pay a dividend if it would be undercapitalized for bank regulatory purposes after the dividend payment is made. The payment of cash dividends by Grandpoint Bank is subject to restrictions set forth in the CFC. The CFC provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of (a) bank's retained earnings; or (b) bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank may, with the approval of the CA DBO, make a distribution to its shareholders in an amount not exceeding the greatest of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) its net income for its current fiscal year. In the event that the CA DBO determines that the shareholders' equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the CA DBO may order the bank to refrain from making a proposed distribution. The FDIC may also restrict the payment of dividends if such payment would be deemed unsafe or unsound or if after the payment of such dividends, the bank would be included in one of the "undercapitalized" categories for capital adequacy purposes pursuant to federal law. While the Federal Reserve has no general restriction with respect to the payment of cash dividends by an adequately capitalized bank to its parent holding company, the Federal Reserve, under certain circumstances, place restrictions on the ability of a particular bank to pay dividends based upon peer group averages and the performance and maturity of the particular bank, or object to management fees to be paid by a subsidiary bank to its holding company on the basis that such fees cannot be supported by the value of the services rendered or are not the result of an arm's length transaction.

        The following table provides information at April 17, 2018, with respect to dividends declared on shares of Grandpoint common stock since January 1, 2016:

Quarters Ended	Amount Per Share	Amount Paid	Total Paid QTR	Total Paid YTD
	(dollars in thousands except per share data)
June 30, 2018 (through April 17, 2018)	$—	$—	$—	$—
March 31, 2018	0.15	4,976,239	4,976,239	4,976,239
December 31, 2017(1)	1.40	46,441,080	46,441,080	60,330,844
September 30, 2017	0.15	4,972,424	4,972,424	13,889,764
June 30, 2017	0.15	4,954,611	4,954,611	8,917,340
March 31, 2017	0.12	3,962,729	3,962,729	3,962,729
December 31, 2016	0.12	3,958,584	3,958,584	15,823,834
September 30, 2016	0.12	3,958,584	3,958,584	11,865,250
June 30, 2016	0.12	3,953,364	3,953,364	7,906,666
March 31, 2016	0.12	3,953,302	3,953,302	3,953,302

(1)
Includes dividends in the amount of $0.15 per share and $1.25 per share declared on October 19, 2017 and November 16, 2017, respectively, in the aggregate amounts of $4,972,424 and $41,468,656.

Grandpoint Securities Authorized for Issuance Under Equity Compensation Plans

        Grandpoint administers two equity compensation plans, the 2011 Equity Incentive Award Plan, as amended, or the 2011 Plan, and the 2012 Incentive Award Plan, or the 2012 Plan. Pursuant to the 2011 Plan, which has been approved by Grandpoint's shareholders, employees and directors may be granted incentive stock options and nonqualified stock options. An aggregate of 10% of the outstanding Grandpoint common stock on a fully-diluted basis is available for issuance under the 2011 Plan, which amount is calculated quarterly. Stock options are granted at an exercise price not less than 100% of the fair market value of the stock on the date of grant, unless the option is granted to a Grandpoint shareholder owning more than 10% of the Grandpoint common stock, in which case the exercise price is 110% of the fair market value of the stock on the date of the grant, and all options awarded expire not more than 10 years from the date of grant, as specified in each award agreement. Upon adoption by the Grandpoint shareholders of an agreement such as the merger agreement, the Grandpoint board committee which administers the 2011 Plan is authorized to provide, among other things, that all awards granted under the 2011 Plan shall become fully vested and exercisable immediately prior to the transaction in question.

        Pursuant to the 2012 Plan, which was not submitted to Grandpoint shareholders, employees and directors, other than directors designated by a Grandpoint Investor, may be granted awards of restricted shares of Grandpoint common stock and/or stock appreciation rights, or SARs, which may be either time based or performance based. The aggregate number of shares of Grandpoint common stock and SARs which may be issued under the 2012 Plan is limited to 3% of the outstanding Grandpoint common stock on a fully-diluted basis, but excluding shares subject to issuance under the 2011 Plan, which amount is calculated quarterly. Restricted shares and SARs generally vest over five years from the date granted, and expire no later than 10 years from the award date. All restrictions, terms, criteria and conditions applicable to restricted shares and SARs awarded under the 2012 Plan shall be deemed lapsed and satisfied, and each holder shall be 100% vested with respect to all awards under the 2012 Plan upon consummation of a transaction such as the merger contemplated by the merger agreement.

        The following table provides information at April 17, 2018, with respect to shares of Grandpoint common stock that may be issued under Grandpoint's existing equity compensation plans:

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders (2011 Plan)	2,765,000	9.52	181,417
Equity compensation plans not approved by security holders (2012 Plan)	0	N/A	868,081

Equivalent Market Value Per Share of Grandpoint Common Stock

        The following table sets forth the closing sale prices of (i) Pacific Premier common stock as reported on the NASDAQ Global Select Market, and (ii) Grandpoint common stock as reported on the OTC Market Group Pink Sheets, on February 9, 2018, the last trading-day before Pacific Premier announced the merger, and on April 17, 2018, the last practicable trading-day before the distribution of this prospectus/proxy and consent solicitation statement. To help illustrate the market value of the per share stock consideration to be received by Grandpoint's shareholders, the following table also presents the equivalent market value per share of Grandpoint common stock as of February 9, 2018 and April 17, 2018, which were determined by multiplying the closing price for Pacific Premier's common stock on those dates by the exchange ratio of 0.4750 of a share of Pacific Premier common stock for each share of Grandpoint common stock.

	Pacific Premier Common Stock	Grandpoint Common Stock	Equivalent Market Value Per Share of Grandpoint Common Stock
At February 9, 2018	$39.10	$20.00	$18.57
At April 17, 2018	$40.40	$18.85	$19.19

        Grandpoint shareholders are advised to obtain current market quotations for Pacific Premier common stock. The market price of Pacific Premier common stock at the effective time of the merger or at the time the Grandpoint shareholders receive Pacific Premier common stock in the merger following the consummation of the merger may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this prospectus/proxy and consent solicitation statement or at the time of the special meeting. See "Risk Factors" beginning on page 32.

INFORMATION ABOUT PACIFIC PREMIER

General

        Pacific Premier is a Delaware-chartered bank holding company for Pacific Premier Bank, a California-chartered commercial bank. Pacific Premier's principal asset is all of the capital stock of

Pacific Premier Bank. Pacific Premier Bank provides banking services to businesses, professionals, real estate investors, non-profit organizations and consumers in its primary market area of Southern California currently through 33 locations in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as Clark County, Nevada. Through Pacific Premier Bank's branches and its Internet website at www.ppbi.com, Pacific Premier Bank offers a broad array of deposit products and services for both businesses and consumer customer, including checking, money market and savings accounts, cash management services, electric banking services, and on-line bill payment. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, U.S. Small Business Administration loans, commercial real estate loans, residential home loans, construction loans and consumer loans. Pacific Premier also offers specialty banking products for homeowners associations and franchise lending nationwide.

        As of December 31, 2017, Pacific Premier had, on a consolidated basis, total assets of $8.0 billion, total stockholders equity of $1.2 billion and total deposits of $6.1 billion. At December 31, 2017, Pacific Premier had gross loans held for investment of $6.2 billion, with real estate loans and business loans collateralized by real estate totaling 65% of its gross loan portfolio.

        Pacific Premier's principal executive offices are located at 17901 Von Karman Ave., Suite 1200, Irvine, California 92614 and its telephone number is (949) 864-8000.

        Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2017, a copy of which is attached as Appendix E to this prospectus/proxy and consent solicitation statement, contains the historical consolidated financial statements of Pacific Premier as well as a discussion of Pacific Premier's business, management's discussion and analysis of financial condition and results of operations and other information with respect to Pacific Premier.

Management and Additional Information; New Director Appointment in Connection with Merger

        Certain information relating to director and executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Pacific Premier is set forth in Appendix F to this prospectus/proxy and consent solicitation statement.

        Pursuant to the terms of the merger agreement, Pacific Premier is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, two (2) individuals, referred to as the Grandpoint nominees, each of whom must be mutually agreeable to Pacific Premier and Grandpoint, one of whom shall be Don M. Griffith, the chairman and chief executive officer of Grandpoint, as directors of Pacific Premier and Pacific Premier Bank. Each individual will serve until the first annual meeting of shareholders of Pacific Premier following the effective time of the merger and until his or her successor is elected and qualified. Set forth below is certain information relating to Mr. Griffith:

        Don Griffith, 74, has been the Chairman and Chief Executive Officer of Grandpoint since 2010. From 1993 to 2007, Mr. Griffith was the founder of two banks, Peninsula Bank and First Coastal Bank, where he served as Chairman and Chairman, President and Chief Executive Officer, respectively. In 1989, Mr. Griffith founded D.M. Griffith & Co., an investment and advisory firm that he started with the financial backing of Kohlberg Kravis Roberts & Co., or KKR. KKR, with the assistance of the Mr. Griffith's firm, invested $284 million in the Fleet Financial Group in 1991. The transaction was the cornerstone of the financing for the purchase of the Bank of New England from the FDIC, an acquisition D.M. Griffith & Co. helped develop and structure. From 1979 to 1988, Mr. Griffith served as Executive Vice President and Chief Financial Officer of First Interstate Bancorp, the 8th largest bank in the U.S. at that time. Prior to that, he worked at Bank of America for five years, serving as head of the Energy and Natural Resources Lending Group in Los Angeles. He began his banking career with Citibank in New York and Mexico City. Mr. Griffith formerly served on the Board of Trustees of Chadwick School as well as the Board of Directors of Wedbush, Inc., the parent holding company of Wedbush, Morgan Securities, Inc., and various start-up companies. He earned a master's degree in business administration from Harvard Business School, a master's degree in political science from the University of California, Berkeley, and a bachelor's degree in political science from Stanford University.

INFORMATION ABOUT GRANDPOINT

Business

        Grandpoint is a Delaware corporation that was incorporated in June 2007. Prior to acquiring its banking subsidiaries in 2010, Grandpoint was involved in organizational activities including acquiring a management team, raising capital and filing applications with various regulatory agencies to operate as a bank holding company.

        Grandpoint has one banking subsidiary, Grandpoint Bank. Grandpoint Bank is a California state-chartered depository institution headquartered in Los Angeles, California with fourteen (14) branches located in Southern California, Arizona and Vancouver, Washington. Grandpoint Bank is licensed to operate as a commercial bank under the CFC and is subject to supervision by the CA DBO. In accordance with the Federal Deposit Insurance Act, the Federal Deposit Insurance Corporation or FDIC, insures the deposits of Grandpoint Bank up to the maximum legal limit. Grandpoint Bank's primary source of revenue is from providing loans to customers, who are predominately small to medium-sized businesses and high net worth individuals, and investment securities. Grandpoint also has a non-banking subsidiary, Peoria Holdings, LLC, to service and sell certain classified loans and assets.

        As of December 31, 2017, Grandpoint, on a consolidated basis, had total assets of $3.2 billion and gross loans of $2.4 billion, total shareholders' equity of $349.5 million and total deposits of $2.4 billion.

        Grandpoint's principal executive offices are located at 333 South Grand Avenue, Los Angeles, California 90071 and its telephone number is (213) 542-2700.

Competition

        The banking business in California, generally, and in Grandpoint Bank's service areas, specifically, is highly competitive with respect to both loans and deposits and is dominated by a number of major banks that have many offices operating over wide geographic areas. Grandpoint Bank competes for deposits and loans principally with these commercial banks, savings associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than Grandpoint Bank. Grandpoint Bank also competes with companies located outside of its market that provide financial services to persons within its market. Some of Grandpoint Bank's current and potential competitors have larger customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than Grandpoint Bank, and some of them are not subject to the same degree of regulation as Grandpoint Bank.

Premises

        Grandpoint leases office locations under lease agreements which call for various monthly payments expiring at dates through the year 2022. Grandpoint believes that its premises will be adequate for present and anticipated needs. Grandpoint also believes that it has adequate insurance to cover its premises.

Employees

        At December 31, 2017, Grandpoint had 318 full-time equivalent employees. Management of Grandpoint considers its relations with its employees to be good. Grandpoint is not a party to any collective bargaining agreement.

Legal Proceedings

        Grandpoint is from time to time involved in legal proceedings arising in the normal course of business. Other than proceedings incidental to Grandpoint's business, it is not a party to, nor is any of its property the subject of, any material pending legal or administrative proceedings.

Supervision and Regulation

        General.    Bank holding companies, such as Grandpoint, and banks, such as Grandpoint Bank, are subject to extensive regulation and supervision by federal and state regulators. Various requirements and restrictions under state and federal law affect Grandpoint's operations, including reserves against deposits, ownership of deposit accounts, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices and capital requirements. The following is a summary of certain statutes and rules applicable to Grandpoint and Grandpoint Bank. This summary is qualified in its entirety by reference to the particular statute and regulatory provision referred to below and is not intended to be an exhaustive description of all applicable statutes and regulations.

        As a bank holding company, Grandpoint is subject to regulation and supervision by the Federal Reserve. Grandpoint is required to file with the Federal Reserve quarterly and annual reports and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may conduct examinations of bank holding companies and their subsidiaries. Grandpoint is also a bank holding company within the meaning of the CFC. As such, Grandpoint and its subsidiaries are subject to examination by, and may be required to file reports with, the CA DBO.

        Under changes made by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, a bank holding company must act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. In order to fulfill its obligations as a source of strength, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank. In addition, the Federal Reserve may charge the bank holding company with engaging in unsafe and unsound practices if the bank holding company fails to commit resources to a subsidiary bank or if it undertakes actions that the Federal Reserve believes might jeopardize the bank holding company's ability to commit resources to such subsidiary bank. The Federal Reserve also has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

        As a California state-chartered commercial bank, which is a member of the Federal Reserve, Grandpoint Bank is subject to supervision, periodic examination and regulation by the CA DBO and the Federal Reserve. Grandpoint Bank's deposits are insured by the FDIC through the Deposit Insurance Fund, or DIF. Pursuant to the Dodd-Frank Act, federal deposit insurance coverage was permanently increased to $250,000 per depositor for all insured depository institutions. As a result of this deposit insurance function, the FDIC also has certain supervisory authority and powers over Grandpoint Bank as well as all other FDIC insured institutions. If, as a result of an examination of Grandpoint Bank, the regulators should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of Grandpoint Bank's operations are unsatisfactory or that Grandpoint Bank or its management is violating or has violated any law or regulation, various remedies are available to the regulators. Such remedies include the power to enjoin unsafe or unsound practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict growth, to assess civil monetary penalties, to remove officers and directors and ultimately to request the FDIC to terminate Grandpoint Bank's deposit insurance. As a California-chartered commercial bank, Grandpoint Bank is also subject to certain provisions of California law.

        Legislative and regulatory initiatives are from time-to-time introduced, which necessarily impacts the regulation of the financial services industry. Grandpoint cannot predict whether or when potential legislation or new regulations will be enacted, and if enacted, the effect that new legislation or any implemented regulations and supervisory policies would have on its financial condition and results of operations. Moreover, bank regulatory agencies can be more aggressive in responding to concerns and trends identified in examinations, which could result in an increased issuance of enforcement actions to financial institutions requiring action to address credit quality, liquidity and risk management and capital adequacy, as well as other safety and soundness concerns.

        Dodd-Frank Act.    The Dodd-Frank Act, which was signed into law in July 2010, implemented far-reaching changes across the financial regulatory landscape, including provisions that, among other things, repealed the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts, and increased the authority of the Federal Reserve to examine bank holding companies, such as Grandpoint, and its non-bank subsidiaries.

        Many aspects of the Dodd-Frank Act continue to be subject to rulemaking and have yet to take full effect, making it difficult to anticipate the overall financial impact on Grandpoint, its customers or the financial industry generally. Provisions in the legislation that affect deposit insurance assessments, payment of interest on demand deposits and interchange fees could increase the costs associated with deposits as well as place limitations on certain revenues those deposits may generate.

        In 2017, both the House of Representatives and the Senate introduced legislation that would repeal or modify provisions of the Dodd-Frank Act and significantly impact financial services regulation. Although the bills vary in content, certain key aspects include revisions to rules related to mortgage loans, delayed implementation of rules related to the Home Mortgage Disclosure Act, reform and simplification of certain Volcker Rule requirements, and raising the threshold for applying enhanced prudential standards to bank holding companies with total consolidated assets equal to or greater than $50 billion to those with total consolidated assets equal to or greater than $250 billion. In 2018, the Senate passed a bill modifying and relaxing certain aspects of the Dodd-Frank Act. The bill would, among other things, raise the asset threshold for classifying financial institutions as systematically important from $50 billion to $250 billion, increase the asset threshold for stress testing and enhanced prudential standards from $50 billion to $250 billion, limit the application of the Volcker Rule and waive certain residential loan requirements for certain financial institutions with assets of $10 billion or less.

        Activities of Bank Holding Companies.    The activities of bank holding companies are generally limited to the business of banking, managing or controlling banks, and other activities that the Federal Reserve has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Bank holding companies that qualify and register as "financial holding companies" are also able to engage in certain additional financial activities, such as merchant banking and securities and insurance underwriting, subject to limitations set forth in federal law. Grandpoint is not a "financial holding company."

        The BHC Act requires a bank holding company to obtain prior approval of the Federal Reserve before: (i) taking any action that causes a bank to become a controlled subsidiary of the bank holding company; (ii) acquiring direct or indirect ownership or control of voting shares of any bank or bank holding company, if the acquisition results in the acquiring bank holding company having control of more than 5% of the outstanding shares of any class of voting securities of such bank or bank holding company, unless such bank or bank holding company is majority-owned by the acquiring bank holding company before the acquisition; (iii) acquiring all or substantially all the assets of a bank; or (iv) merging or consolidating with another bank holding company.

        Permissible Activities of the Bank.    Because California permits commercial banks chartered by the state to engage in any activity permissible for national banks, Grandpoint Bank can form subsidiaries to engage in activates "closely related to banking" or "nonbanking" activities and expanded financial activities. However, to form a financial subsidiary, Grandpoint Bank must be well capitalized and would be subject to the same capital deduction, risk management and affiliate transaction rules as applicable to national banks. Generally, a financial subsidiary is permitted to engage in activities that are "financial in nature" or incidental thereto, even though they are not permissible for the national bank to conduct directly within the bank. The definition of "financial in nature" includes, among other items, underwriting, dealing in or making a market in securities, including, for example, distributing shares of mutual funds. The subsidiary may not, however, engage as principal in underwriting insurance (other than credit life insurance), issue annuities or engage in real estate development, investment or merchant banking.

        Incentive Compensation.    Federal banking agencies have issued guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, is based upon the key principles that a banking organization's incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the organization's ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization's board of directors. In accordance with the Dodd-Frank Act, the federal banking agencies prohibit incentive-based compensation arrangements that encourage inappropriate risk taking by covered financial institutions (generally institutions that have over $1 billion in assets) and are deemed to be excessive, or that may lead to material losses.

        The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as Grandpoint, that are not "large, complex banking organizations." These reviews will be tailored to each organization based on the scope and complexity of the organization's activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the organization's supervisory ratings, which can affect the organization's ability to make acquisitions and take other actions. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the organization's safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies. The scope and content of the U.S. banking regulators' policies on executive compensation may continue to evolve in the near future.

        Capital Requirements.    Bank holding companies and banks are subject to various regulatory capital requirements administered by state and federal agencies. These agencies may establish higher minimum requirements if, for example, a banking organization previously has received special attention or has a high susceptibility to interest rate risk. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items. Under the Dodd-Frank Act, the Federal Reserve must apply consolidated capital requirements to depository institution holding companies that are no less stringent than those currently applied to depository institutions. The Dodd-Frank Act additionally requires capital requirements to be countercyclical so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness.

        Under federal regulations, bank holding companies and banks must meet certain risk-based capital requirements. Effective as of January 1, 2015, the Basel III final capital framework, among other things, (i) introduces as a new capital measure "Common Equity Tier 1", or CET1, (ii) specifies that Tier 1 capital consists of CET1 and "Additional Tier 1 capital" instruments meeting specified requirements, (iii) defines CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expands the scope of the adjustments as compared to existing regulations. Beginning January 1, 2016, financial institutions are required to maintain a minimum capital conservation buffer to avoid restrictions on capital distributions and other payments. The minimum capital conservation buffer is phased in over a four year transition period with minimum buffers of 0.625%, 1.25%, 1.875%, and 2.50% during 2016, 2017, 2018, and 2019, respectively.

        When fully phased-in by January 1, 2019, Basel III requires banks will be subject to the following risk-based capital requirements:

  •
  a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer";

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  a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer, or 8.5%;

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  a minimum ratio of Total (Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0%, plus the capital conservation buffer, or 10.5%; and

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  a minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures.

        The Basel III final framework provides for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets dependent upon future taxable income and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1. Basel III also includes, as part of the definition of CET1 capital, a requirement that banking institutions include the amount of Additional Other Comprehensive Income, or AOCI, which primarily consists of unrealized gains and losses on available for sale securities, which are not required to be treated as other-than-temporary impairment, net of tax) in calculating regulatory capital. Banking institutions had the option to opt out of including AOCI in CET1 capital if they elected to do so in their first regulatory report following January 1, 2015. As permitted by Basel III, Grandpoint and Grandpoint Bank have elected to exclude AOCI from CET1.

        Basel III also includes the following significant provisions:

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  An additional countercyclical capital buffer to be imposed by applicable national banking regulators periodically at their discretion, with advance notice, that would be a CET1 add-on to the capital conservation buffer in the range of 0% and 2.5% when fully implemented;

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  Restrictions on capital distributions and discretionary bonuses applicable when capital ratios fall within the buffer zone;

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  Deduction from common equity of deferred tax assets that depend on future profitability to be realized; and

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  For capital instruments issued on or after January 13, 2013 (other than common equity), a loss absorbency requirement that the instrument must be written off or converted to common equity if a triggering event occurs, either pursuant to applicable law or at the direction of the banking regulator.

        A triggering event is an event that would cause the banking organization to become nonviable without the write off or conversion, or without an injection of capital from the public sector. Banking institutions that do not satisfy the minimum capital conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) may face constraints on its ability to pay dividends, effect equity repurchases and pay discretionary bonuses to executive officers, which constraints vary based on the amount of the shortfall.

        The Dodd-Frank Act excludes trust preferred securities issued after May 19, 2010 from being included in Tier 1 capital, unless the issuing company is a bank holding company with less than $500 million in total assets. Trust preferred securities issued prior to that date will continue to count as Tier 1 capital for bank holding companies with less than $15 billion in total assets.

        Basel III changed the manner of calculating risk-weighted assets. New methodologies for determining risk-weighted assets in the general capital rules are included, including revisions to recognition of credit risk mitigation, including a greater recognition of financial collateral and a wider range of eligible guarantors. They also include risk weighting of equity exposures and past due loans; and higher (greater than 100%) risk-weighting for certain commercial real estate exposures that have higher credit risk profiles, including higher loan to value and equity components. In particular, loans categorized as "high-volatility commercial real estate" loans, or HVCRE loans, are required to be assigned a 150% risk weighting, and require additional capital support. HVCRE loans are defined to include any credit facility that finances or has financed the acquisition, development or construction of real property, unless it finances: 1-4 family residential properties; certain community development investments; agricultural land used or usable for, and whose value is based on, agricultural use; or commercial real estate projects in which: (i) the loan to value is less than the applicable maximum supervisory loan to value ratio established by the bank regulatory agencies; (ii) the borrower has contributed cash or unencumbered readily marketable assets, or has paid development expenses out of pocket, equal to at least 15% of the appraised "as completed" value; (iii) the borrower contributes its 15% before the bank advances any funds; and (iv) the capital contributed by the borrower, and any funds internally generated by the project, is contractually required to remain in the project until the facility is converted to permanent financing, sold or paid in full.

        In addition to the uniform risk-based capital guidelines and regulatory capital ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios. Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect Grandpoint Bank's ability to grow and could restrict the amount of profits, if any, available for the payment of dividends. In addition, the Dodd-Frank Act requires the federal banking agencies to adopt capital requirements that address the risks that the activities of an institution poses to the institution and the public and private stakeholders, including risks arising from certain enumerated activities.

        Basel III became applicable to Grandpoint and Grandpoint Bank on January 1, 2015. Overall, Grandpoint believes that implementation of the Basel III Rule has not had and will not have a material adverse effect on Grandpoint or Grandpoint Bank's capital ratios, earnings, shareholder's equity, or its ability to pay dividends, effect stock repurchases or pay discretionary bonuses to executive officers.

        In September 2017, the federal bank regulators proposed to revise and simplify the capital treatment for certain deferred tax assets, mortgage servicing assets, investments in non-consolidated financial entities and minority interests for banking organizations, such as Grandpoint and Grandpoint Bank, that are not subject to the advanced approaches requirements. In November 2017, the federal banking regulators revised the Basel III Rules to extend the current transitional treatment of these items for non-advanced approaches banking organizations until the September 2017 proposal is finalized. The September 2017 proposal would also change the capital treatment of certain commercial real estate loans under the standardized approach.

        In December 2017, the Basel Committee published standards that it described as the finalization of the Basel III post-crisis regulatory reforms (the standards are commonly referred to as "Basel IV"). Among other things, these standards revise the Basel Committee's standardized approach for credit risk (including by recalibrating risk weights and introducing new capital requirements for certain "unconditionally cancellable commitments," such as unused credit card lines of credit) and provides a new standardized approach for operational risk capital. Under the Basel framework, these standards will generally be effective on January 1, 2022, with an aggregate output floor phasing in through January 1, 2027. Under the current U.S. capital rules, operational risk capital requirements and a capital floor apply only to advanced approaches institutions, and not to Grandpoint or Grandpoint Bank.

        Prompt Corrective Action Regulations.    The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Federal banking regulations define, for each capital category, the levels at which institutions are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under regulations effective through December 31, 2017, Grandpoint Bank was "well capitalized", which means it had a common equity Tier 1 capital ratio of 6.5% or higher; a Tier I risk-based capital ratio of 8.0% or higher; a total risk-based capital ratio of 10.0% or higher; a leverage ratio of 5.0% or higher; and was not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure.

        As noted above, Basel III integrates the new capital requirements into the prompt corrective action category definitions. The following capital requirements have applied to Grandpoint since January 1, 2015.

Capital Category	Total Risk-Based Capital Ratio	Tier 1 Risk-Based Capital Ratio	Common Equity Tier 1 (CET1) Capital Ratio	Leverage Ratio	Tangible Equity to Assets	Supplemental Leverage Ratio
Well Capitalized	10% or greater	8% or greater	6.5% or greater	5% or greater	N/A	N/A
Adequately Capitalized	8% or greater	6% or greater	4.5% or greater	4% or greater	N/A	3% or greater
Undercapitalized	Less than 8%	Less than 6%	Less than 4.5%	Less than 4%	N/A	Less than 3%
Significantly Undercapitalized	Less than 6%	Less than 4%	Less than 3%	Less than 3%	N/A	N/A
Critically Undercapitalized	N/A	N/A	N/A	N/A	Less than 2%	N/A

        As of December 31, 2017, Grandpoint had a consolidated ratio of 11.5% of total capital to risk-weighted assets, a consolidated ratio of 10.8% of Tier 1 capital to risk-weighted assets, and a consolidated ratio of 10.6% of CET1 capital to risk-weighted assets, and a consolidated ratio of 9.4% of Tier 1 capital to average assets. As of December 31, 2017, Grandpoint Bank had a ratio of 11.3% of total capital to risk-weighted assets, a ratio of 10.6% of Tier 1 capital to risk-weighted assets, a ratio of 10.6% of CET1 to risk-weighted assets, and a ratio of 9.2% of Tier 1 capital to risk-weighted assets.

        An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. An institution's capital category is determined solely for the purpose of applying prompt corrective action regulations, and the capital category may not constitute an accurate representation of the institution's overall financial condition or prospects for other purposes. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized."

        The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. In addition to requiring undercapitalized institutions to submit a capital restoration plan, bank regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment. As an institution's capital decreases, the regulators' enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. A regulator has limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

        Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital. In addition to the federal regulatory capital requirements described above, the CA DBO has authority to take possession of the business and properties of a bank in the event that the tangible stockholders' equity of a bank is less than the greater of (i) 4% of the bank's total assets or (ii) $1.0 million.

        Dividends.    It is the Federal Reserve's policy that bank holding companies, such as Grandpoint, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. Additionally, in consideration of the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. See "Market for Common Stock and Dividends—Grandpoint Market Information and Dividends—Dividends," beginning on page 105.

        Grandpoint Bank's ability to pay dividends to Grandpoint is subject to restrictions set forth in the CFC. The CFC provides that a bank may not make a cash distribution to its stockholders in excess of the lesser of a bank's (1) retained earnings; or (2) net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the stockholders of the bank during such period. However, a bank may, with the approval of the CA DBO, make a distribution to its stockholders in an amount not exceeding the greatest of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) its net income for its current fiscal year. In the event that bank regulators determine that the stockholders' equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the regulators may order the bank to refrain from making a proposed distribution. The payment of dividends could, depending on the financial condition of a bank, be deemed to constitute an unsafe or unsound practice.

        FDIC Insurance of Certain Accounts and Regulation by the FDIC.    Grandpoint Bank is an FDIC insured financial institution whereby the FDIC provides deposit insurance for a certain maximum dollar amount per customer. Grandpoint Bank, as is the case with all FDIC insured banks, is subject to deposit insurance assessments as determined by the FDIC. The amount of the deposit insurance assessment for institutions with less than $10.0 billion in assets, which includes Grandpoint Bank, is based on its risk category, with certain adjustments for any unsecured debt or brokered deposits held by the insured bank. Institutions assigned to higher risk categories (that is, institutions that pose a higher risk of loss to the DIF) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on a combination of its financial ratios and supervisory ratings, reflecting, among other things, its capital levels and the level of supervisory concern that the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. Deposit insurance assessments fund the DIF.

        The Dodd-Frank Act changed the way that deposit insurance premiums are calculated. The assessment base is no longer the institution's deposit base, but rather its average consolidated total assets less its average tangible equity. The Dodd-Frank Act also increased the minimum designated reserve ratio of the DIF from 1.15% to 1.35% of the estimated amount of total insured deposits by 2020, eliminates the upper limit for the reserve ratio designated by the FDIC each year, and eliminates the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. Continued action by the FDIC to replenish the DIF, as well as the changes contained in the Dodd Frank Act, may result in higher assessment rates, which could reduce Grandpoint's profitability or otherwise negatively impact its operations.

        Transactions with Related Parties.    Depository institutions are subject to the restrictions contained in the Federal Reserve Act, or FRA, with respect to loans to directors, executive officers and principal stockholders. Under the FRA, loans to directors, executive officers and stockholders who own more than 10% of a depository institution and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the institution's loans-to-one-borrower limit as discussed in the above section. Federal regulations also prohibit loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and stockholders who own more than 10% of an institution, and their respective affiliates, unless such loans are approved in advance by a majority of the board of directors of the institution. Any "interested" director may not participate in the voting. The proscribed loan amount, which includes all other outstanding loans to such person, as to which such prior board of director approval is required, is the greater of $25,000 or 5% of capital and surplus up to $500,000. The Federal Reserve also requires that loans to directors, executive officers, and principal stockholders be made on terms substantially the same as offered in comparable transactions to non-executive employees of the bank and must not involve more than the normal risk of repayment. There are additional limits on the amount a bank can loan to an executive officer.

        Transactions between a bank and its "affiliates" are quantitatively and qualitatively restricted under Sections 23A and 23B of the FRA. Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the financial institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates are generally prohibited. Section 23B generally provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. The Federal Reserve has promulgated Regulation W, which codifies prior interpretations under Sections 23A and 23B of the FRA and provides interpretive guidance with respect to affiliate transactions. Affiliates of a bank include, among other entities, a bank's holding company and companies that are under common control with the bank. Grandpoint is considered to be an affiliate of Grandpoint Bank.

        The Dodd-Frank Act generally enhanced the restrictions on transactions with affiliates under Section 23A and 23B of the FRA, including an expansion of the definition of "covered transactions"

and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. Insider transaction limitations are expanded through the strengthening of loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivatives transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution's board of directors.

        Safety and Soundness Standards.    The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) asset growth; (v) earnings; and (vi) compensation, fees and benefits.

        In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and for evaluating and monitoring earnings to ensure that earnings are sufficient for the maintenance of adequate capital and reserves. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets; (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses; (iii) compare problem asset totals to capital; (iv) take appropriate corrective action to resolve problem assets; (v) consider the size and potential risks of material asset concentrations; and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk.

        Loans to One Borrower.    Under California law, Grandpoint Bank's ability to make aggregate secured and unsecured loans-to-one-borrower is limited to 25% and 15%, respectively, of unimpaired capital and surplus. At December 31, 2017, Grandpoint Bank's limit on aggregate secured loans-to-one-borrower was $91.8 million and unsecured loans-to-one borrower was $55.1 million. Grandpoint Bank has established internal loan limits, which are lower than the legal lending limits for a California bank.

        Community Reinvestment Act and the Fair Lending Laws.    Grandpoint Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act, or CRA activities. The CRA generally requires the federal banking regulators to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities. A bank's compliance with its CRA obligations is based on a performance-based evaluation system, which bases CRA ratings on an institution's lending, service and investment performance, resulting in a rating by the appropriate bank regulator of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." Based on its last CRA examination, Grandpoint Bank received a "satisfactory" rating.

        Bank Secrecy Act and Money Laundering Control Act.    In 1970, Congress passed the Currency and Foreign Transactions Reporting Act, otherwise known as the Bank Secrecy Act, or BSA, which established requirements for recordkeeping and reporting by banks and other financial institutions. The BSA was designed to help identify the source, volume and movement of currency and other monetary instruments into and out of the U.S. in order to help detect and prevent money laundering connected with drug trafficking, terrorism and other criminal activities. The primary tool used to implement BSA requirements is the filing of Suspicious Activity Reports. Today, the BSA requires that all banking institutions develop and provide for the continued administration of a program reasonably designed to assure and monitor compliance with certain recordkeeping and reporting requirements regarding both domestic and international currency transactions. These programs must, at a minimum, provide for a system of internal controls to assure ongoing compliance, provide for independent testing of such systems and compliance, designate individuals responsible for such compliance and provide appropriate personnel training.

        USA Patriot Act.    Under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, commonly referred to as the USA Patriot Act or the Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships, as well as enhanced due diligence standards intended to detect, and prevent, the use of the United States financial system for money laundering and terrorist financing activities. The Patriot Act requires financial institutions, including banks, to establish anti-money laundering programs, including employee training and independent audit requirements, meet minimum standards specified by the act, follow minimum standards for customer identification and maintenance of customer identification records, and regularly compare customer lists against lists of suspected terrorists, terrorist organizations and money launderers. The costs or other effects of the compliance burdens imposed by the Patriot Act or future anti-terrorist, homeland security or anti-money laundering legislation or regulation cannot be predicted with certainty.

        Consumer Laws and Regulations.    Grandpoint Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. These laws include, among others: Truth in Lending Act; Truth in Savings Act; Electronic Funds Transfer Act; Expedited Funds Availability Act; Equal Credit Opportunity Act; Fair and Accurate Credit Transactions Act; Fair Housing Act; Fair Credit Reporting Act; Fair Debt Collection Act; Home Mortgage Disclosure Act; Real Estate Settlement Procedures Act; laws regarding unfair and deceptive acts and practices; and usury laws. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. Grandpoint Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations. Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. Failure to comply with these laws and regulations could give rise to regulatory sanctions, customer rescission rights, action by state and local attorneys general, and civil or criminal liability.

        Pursuant to the Dodd-Frank Act, the Consumer Financial Protection Bureau, or the CFPB, has broad authority to regulate and supervise the retail consumer financial products and services activities of banks and various non-bank providers. The CFPB has authority to promulgate regulations, issue orders, guidance and policy statements, conduct examinations and bring enforcement actions with regard to consumer financial products and services. Notwithstanding the foregoing, banks with assets of $10.0 billion or less will continue to be examined for consumer compliance by their primary federal banking regulator. Following the closing of the acquisition of Grandpoint, Pacific Premier's assets will exceed $10.0 billion, and Pacific Premier will be examined for consumer compliance by the CFPB. The creation of the CFPB by the Dodd-Frank Act has led to, and is likely to continue to lead to, enhanced and strengthened enforcement of consumer financial protection laws.

        In addition, federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution's policies and procedures regarding the handling of customers' nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, a financial institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GRANDPOINT AND SUBSIDIARIES

        This discussion presents Grandpoint's and its subsidiaries' management's analysis of the financial results of Grandpoint as of and for the years ended December 31, 2017 and December 31, 2016. This discussion is designed to provide a more comprehensive review of the financial position and operating results of Grandpoint than could be obtained from an examination of the consolidated financial statements alone. The discussion should be read in conjunction with the consolidated financial statements of Grandpoint and the notes thereto which appear elsewhere in this prospectus/proxy and consent solicitation statement. See "Index to Grandpoint Consolidated Financial Statements" on page FS-1.

        Statements contained in this prospectus/proxy and consent solicitation statement that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, including Grandpoint's expectations, intentions, beliefs or strategies regarding the future. All forward-looking statements included in this prospectus/proxy and consent solicitation statement are based on information available to Grandpoint as of the date of this prospectus/proxy and consent solicitation statement, and Grandpoint assumes no obligation to update any such forward-looking statements. It is important to note that Grandpoint's actual results could materially differ from those in such forward-looking statements. Factors that could cause results to differ materially from those in such forward-looking statements are fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which Grandpoint conducts its operations. See "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 37.

General

        Grandpoint is a bank holding company incorporated under the laws of the State of Delaware and headquartered in Los Angeles, California. Grandpoint provides a full spectrum of deposits, lending, treasury management and online banking products and services through its wholly-owned banking subsidiary, Grandpoint Bank.

        Grandpoint Bank serves its clients through 14 branch offices in Southern California, Arizona and Vancouver, Washington. In Phoenix, Arizona, Grandpoint Bank operates under The Biltmore Bank of Arizona division. In Tucson, Arizona, Grandpoint Bank operates under the Bank of Tucson division. In San Diego County, California and Vancouver, Washington, Grandpoint Bank operates under the Regents Bank division.

        Grandpoint also has one non-bank subsidiary, Peoria Holdings, LLC, which holds and manages certain non-performing loans and OREO. Peoria Holdings, LLC has been inactive since mid-2016.

        At December 31, 2017, Grandpoint had $3.2 billion in total assets, $183.8 million in cash and cash equivalents, $2.4 billion in net loans, $2.4 billion in deposits and $349.5 million in shareholders' equity.

Financial Results Highlights of 2017 and 2016

        Net income for Grandpoint was $24.4 million or $0.74 per share of Grandpoint common stock for 2017 compared to $33.2 million, or $1.01 per share of Grandpoint Common Stock for 2016. The return on average assets decreased to 0.76% in 2017 compared to 1.03% in 2016.

        The significant factors impacting earnings for Grandpoint in 2017 were:

  a)
  Net interest income increased $870,000 to $116.1 million in 2017 compared to $115.3 million in 2016.

  b)
  The provision for loan losses decreased $800,000 to $335,000 in 2017 compared to $1.1 million in 2016.

  c)
  Noninterest income increased $2.0 million to $7.9 million in 2017 compared to $5.9 million in 2016.

  d)
  Noninterest expense increased by $7.0 million to $71.6 million in 2017 compared to $64.6 million in 2016.

  e)
  Income tax expense increased $5.4 million to $27.7 million in 2017 compared to $22.3 million in 2016.

        Net income for Grandpoint was $33.2 million, or $1.01 per share of Grandpoint common stock, for 2016 compared to $29.7 million, or $0.91 per share of Grandpoint common stock, for 2015. The return on average assets increased to 1.03% in 2016 compared to 1.00% in 2015.

        The significant factors impacting earnings for Grandpoint in 2016 were:

  a)
  Net interest income increased $6.4 million to $115.3 million in 2016 compared to $108.8 million in 2015.

  b)
  The provision for loan losses decreased $2.6 million to $1.1 million in 2016 compared to $3.7 million in 2015.

  c)
  Noninterest income decreased $714,000 to $5.9 million in 2016 compared to $6.7 million in 2015.

  d)
  Noninterest expense increased by $1.9 million to $64.6 million in 2016 compared to $62.7 million in 2015.

        The impact to Grandpoint from these items, and others of both a positive and negative nature, are discussed in more detail in the following sections.

Net Interest Income

        The following tables set forth the average balances, interest income and interest expense for the periods indicated:

	For the Year Ended December 31,
	2017			2016
	(dollars in thousands)
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
Assets
Interest-Earning Assets:
Loans, net of fees and costs(1)(2)	$2,424,807	$112,521	4.64%	$2,308,630	$107,662	4.66%
Investment securities	488,549	13,252	2.71	619,735	13,346	2.15
Overnight investments and other(3)	134,088	2,594	1.93	136,255	2,503	1.84

Total Interest-Earning Assets	3,047,444	128,367	4.21	3,064,620	123,511	4.03
All Other Assets	190,381			186,192
Allowance for Loan Losses	(18,571)			(17,533)

Total Assets	$3,219,254			$3,233,279

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing transaction accounts	$144,695	$132	0.09	$137,920	$117	0.08
Savings and money market	1,082,769	6,335	0.59	1,163,007	4,740	0.41
Time certificates of deposit	326,630	2,601	0.80	351,429	1,854	0.53

Total interest-bearing deposits	1,554,094	9,068	0.58	1,652,356	6,711	0.41
Short-term borrowings	283,036	2,935	1.04	298,850	1,336	0.45
Subordinated debenture	5,155	239	4.64	5,155	209	4.05

Total Interest-Bearing Liabilities	1,842,285	12,242	0.66	1,956,361	8,256	0.42

Demand Deposits	972,832			893,022
Other Liabilities	20,587			11,556
Shareholders' Equity	383,550			372,340

Total Liabilities and Shareholders' Equity	$3,219,254			$3,233,279

Net Interest Income and Margin		$116,125	3.81		$115,255	3.76

(1)
Interest earned on loans includes accretion of fair value discounts of $1,310 in 2017 and $1,960 in 2016 and net loan costs of $763 in 2017 and $1,359 in 2016.

(2)
Includes non-accrual loans.

(3)
Includes dividends earned on bank stocks.

	For the Year Ended December 31,
	2016			2015
	(dollars in thousands)
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
Assets
Interest-Earning Assets:
Loans, net of fees and costs(1)(2)	$2,308,630	$107,662	4.66%	$2,128,887	$103,475	4.86%
Investment securities	619,735	13,346	2.15	502,095	9,321	1.86
Overnight investments and other(3)	136,255	2,503	1.84	163,134	1,918	1.18

Total Interest-Earning Assets	3,064,620	123,511	4.03	2,794,116	114,714	4.11
All Other Assets	186,192			191,831
Allowance for Loan Losses	(17,533)			(15,846)

Total Assets	$3,233,279			$2,970,101

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing transaction accounts	$137,920	$117	0.08	$139,395	$116	0.08
Savings and money market	1,163,007	4,740	0.41	1,142,323	3,718	0.33
Time certificates of deposit	351,429	1,854	0.53	289,435	1,430	0.49

Total interest-bearing deposits	1,652,356	6,711	0.41	1,571,153	5,264	0.34
Short-term borrowings	298,850	1,336	0.45	187,576	426	0.23
Subordinated debenture	5,155	209	4.05	5,155	193	3.74

Total Interest-Bearing Liabilities	1,956,361	8,256	0.42	1,763,884	5,883	0.33

Demand Deposits	893,022			844,145
Other Liabilities	11,556			14,080
Shareholders' Equity	372,340			347,992

Total Liabilities and Shareholders' Equity	$3,233,279			$2,970,101

Net Interest Income and Margin		$115,255	3.76		$108,831	3.90

(1)
Interest earned on loans includes accretion of fair value discounts of $1,960 in 2016 and $3,397 in 2015 and net loan costs of $1,359 in 2016 and $1,506 in 2015.

(2)
Includes non-accrual loans.

(3)
Includes dividends earned on bank stocks.

        The following tables report the change in interest income and expense for each period due to changes in volume and changes in rate. Changes due to both volume and rate have been allocated based on the absolute value of the change due to volume and the change in rate.

	Year Ended December 31, 2017 over Year Ended December 31, 2016
	(dollars in thousands)
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
Interest-Earning Assets:
Loans	$5,393	$(534)	$4,859
Investment Securities	(3,154)	3,060	(94)
Overnight investments and other	(40)	131	91

Total Interest Income	2,199	2,657	4,856
Interest-Bearing Liabilities:
Interest-bearing transaction accounts	$6	$9	15
Savings and money market	(346)	1,941	1,595
Time certificates of deposit	(139)	886	747
Short-term borrowings	(74)	1,673	1,599
Subordinated debenture	—	30	30

Total Interest Expense	(553)	4,539	3,986

Net Interest Income	$2,752	$(1,882)	$870

	Year Ended December 31, 2016 over Year Ended December 31, 2015
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
Interest-Earning Assets:
Loans	$8,497	$(4,310)	$4,187
Investment Securities	2,392	1,633	4,025
Overnight investments and other	(356)	941	585

Total Interest Income	10,533	(1,736)	8,797
Interest-Bearing Liabilities:
Interest-bearing transaction accounts	$(3)	$4	1
Savings and money market	(684)	1,706	1,022
Time certificates of deposit	218	206	424
Short-term borrowings	53	857	910
Subordinated debenture	(15)	31	16

Total Interest Expense	(431)	2,804	2,373

Net Interest Income	$10,964	$(4,540)	$6,424

Comparison of Interest Income, Interest Expense and Net Interest Income

        Grandpoint's primary source of revenue is interest income. During 2017, net interest income was $116.1 million, resulting in a net margin of 3.81% compared to $115.3 million and 3.76%, respectively, in 2016.

        Interest income in 2017 totaled $128.4 million based on average earning assets of $3.05 billion yielding 4.21%, compared to $123.5 million in 2016 based on average earning assets of $3.06 billion yielding 4.03% for a net increase of $4.9 million. During 2017, Grandpoint's interest-earning assets were essentially flat. Loans, which were Grandpoint's highest yielding earning asset, increased $116 million compared to 2016 resulting in higher interest income of $5.4 million, which was partially offset by declining yields. The net increase in interest income on loans accounted for effectively all of the 2017 increase in interest income as increasing yields on investments were offset by declining balances.

        Interest expense totaled $12.2 million in 2017 on interest bearing liabilities of $1.84 billion resulting in a cost of 0.66%, compared to interest expense of $8.3 million in 2016 on interest bearing liabilities of $1.96 billion resulting in a cost of 0.42%. Overall interest expense increased $4.0 million, driven mainly by increasing rates in 2017.

        During 2016, net interest income was $115.3 million resulting in a net margin of 3.76%, compared to $108.8 million and 3.9%, respectively, in 2015.

        Interest income in 2016 totaled $123.5 million based on average earning assets of $3.06 billion yielding 4.03%, compared to $114.7 million in 2015 based on average earning assets of $2.79 billion yielding 4.11%. During 2016, Grandpoint increased earning assets by $270.5 million, with $179.7 million of that growth coming from loans, the highest yielding earning asset. This increase was funded by increased deposits and borrowings as well as a $27 million reduction in the overnight funds, the lowest yielding earning assets. Yields on loans were impacted by the overall yield compression facing the banking industry as well as a $1.4 million reduction on accretion income from discounts on purchased loans. Excluding interest accretion on purchased loans, the yield on loans in 2016 would have been 4.6% compared to 4.7% in 2015.

        Interest expense totaled $8.3 million in 2016 on interest bearing liabilities of $1.96 billion resulting in a cost of 0.42%, compared to $5.9 million in 2015 on interest bearing liabilities of $1.57 billion resulting in a cost of 0.33%. Interest expense on deposits increased $1.4 million due to increased volumes as well as increased rates. Interest paid on short term borrowings increased $910,000 in 2016 as Grandpoint increased its overnight borrowings at Grandpoint Bank to help fund asset growth while the rate paid on these borrowings increased from 0.23% in 2015 to 0.45% in 2016.

Provision for Loan Losses

        The provision for loan losses is reflected as a reduction in earnings for the year. The provision is equal to the amount required to maintain the allowance for loan losses at a level that is adequate to absorb probable loan losses inherent in the loan portfolio.

        The provision for loan losses decreased $800,000 to $335,000 for the year ended December 31, 2017, compared to $1.1 million for the year ended December 31, 2016 due primarily to a decline in loans in 2017 plus nominal recoveries on loans previously charged off. As of December 31, 2017, the allowance for loan losses equaled 0.80% of total loans compared to 0.78% as of December 31, 2016.

        The provision for loan losses decreased $2.6 million to $1.1 million for the year ended December 31, 2016, compared to $3.7 million for the year ended December 31, 2015 due to a reduction in net charge offs in 2016 compared to 2015 and improvement in several large classified loans. As of December 31, 2016, the allowance for loan losses equaled 0.78% of total loans compared to 0.76% as of December 31, 2015.

Noninterest Income

        The following table presents a summary of noninterest income for the years presented.

	2017	Increase (Decrease)	2016	Increase (Decrease)	2015
	(dollars in thousands)
Service charges on deposit accounts	$1,916	$(101)	$2,017	$(146)	$2,163
Earnings on cash surrender value of life insurance	790	(62)	852	(87)	939
Gain on sale of loans	2,837	2,194	643	643	—
Bank and credit card interchange fees	373	(30)	403	(80)	483
Loan servicing income	122	(74)	196	(173)	369
Foreign currency fees	183	5	178	(297)	475
Operational recoveries	45	(43)	88	(390)	478
Gain on sale of other real estate owned	505	349	156	102	54
Gain (loss) on sale of investment securities	170	142	28	34	(6)
Other income	1,014	(371)	1,385	(320)	1,705

	$7,955	$2,009	$5,946	$(714)	$6,660

As a percentage of Average Assets	0.25%		0.18%		0.22%

        Noninterest income increased $2.0 million in 2017 over 2016 due primarily to higher gains recognized on loans sales as Grandpoint liquidated loans to help manage its concentration of commercial real estate loans in its portfolio.

        Noninterest income decreased $714,000 in 2016 over 2015 due primarily to an increase in gain on sale of loans offset by a reduction in the operational recoveries, foreign currency fees and loan servicing income.

Noninterest Expense

        The following table presents a summary of non-interest income for the years presented.

	2017	Increase (Decrease)	2016	Increase (Decrease)	2015
	(dollars in thousands)
Salaries and benefits	$47,406	$6,944	$40,462	$1,743	$38,719
Occupancy	5,439	34	5,405	219	5,186
Furniture and equipment	3,435	152	3,283	(5)	3,288
Promotion	1,358	66	1,292	75	1,217
Data Processing	2,120	105	2,015	107	1,908
Professional	3,105	422	2,683	(26)	2,709
Merger, acquisition, conversion and restructuring	236	236	—	—	—
Office	1,390	32	1,358	(64)	1,422
Assessments and insurance	1,859	(529)	2,388	(76)	2,464
Other expense	5,282	(426)	5,708	(30)	5,738

	$71,630	$7,036	$64,594	$1,943	$62,651

As a percentage of Average Assets	2.23%		2.00%		2.11%
Efficiency Ratio	57.73		53.29		54.25

        Noninterest expense increased $7.0 million to $71.6 million in 2017 compared to 2016, which represents an 11% increase from the $64.6 million reported in 2016. Increased salaries and benefits represented 90% of this increase due primarily to cost of living increases as well as significant increases to incentive compensation and year-end bonuses paid in 2017.

        Noninterest expense increased $1.9 million to $64.6 million in 2016 compared to 2015, which represents a 3% increase from the $62.7 million reported in 2015. Increased salaries and benefits represented 90% of this increase due primarily to cost of living increases as well as increases to incentive compensation.

Income Taxes

        The effective income tax rate increased materially for Grandpoint in 2017 to 53.1% compared to 40.2% in 2016, 39.4% in 2015 and 40.8% in 2014. The largest component of the increase was $6.6 million, or 12.6% of the effective rate increase, due to the write down of realizable deferred taxes related to the lower 2018 federal income taxes resulting from the recently passed Tax Cuts and Jobs Act of 2017, or the Tax Act.

        A detailed discussion of Grandpoint permanent and temporary tax items can be found in "Note 12—Income Taxes" to the Grandpoint consolidated financial statements included herein. See "Index to Grandpoint Consolidated Financial Statements" on page FS-1.

Balance Sheet Analysis

        Total assets decreased $133 million, or 4%, to $3.19 billion at December 31, 2017, compared to $3.33 billion at December 31, 2016. The decrease in assets was attributable to the following categories:

  •
  cash and cash equivalents decreased $58 million to $183.8 million;

  •
  investment securities available for sale decreased $107 million to $472.3 million;

  •
  investment securities held to maturity increased $30 million, of which none were present in 2016; and

  •
  net loans decreased $7 million to $2.3 billion.

        Total liabilities decreased $100 million to $2.8 billion at December 31, 2017, compared to $2.9 billion at December 31, 2016. This decrease was comprised of the following:

  •
  $164 million increase in noninterest bearing demand deposits as Grandpoint focused on growing this class of deposits;

  •
  $262 million decrease in money market accounts as Grandpoint focused on replacing higher rate accounts with core business relationships;

  •
  $96 million decrease in time deposits as Grandpoint exited the market for higher costing listing service time deposits; and

  •
  $100 million increase in overnight borrowings.

        Total shareholders' equity decreased by $33.5 million or 9% to $349.5 million at December 31, 2017 compared to $383.0 million at December 31, 2016 due to the following factors:

  •
  comprehensive income of $24.8 million, less

  •
  cash dividends of $60.3 million, plus

  •
  proceeds from exercise of stock options of $1.2 million, plus

  •
  stock based compensation of $822,000.

Investment Securities

        The investment securities portfolio of Grandpoint is utilized as collateral for borrowings, required collateral for public deposits and to manage liquidity, capital and interest rate risk.

        Gross unrealized losses at December 31, 2017 are primarily caused by interest rate fluctuations, credit spread widening and reduced liquidity in applicable markets. Grandpoint has reviewed securities in a loss position in accordance with its accounting policy for other than temporary impairment as set forth in "Note 1—Summary of Significant Accounting Polices" to the Grandpoint consolidated financial statements included herein. See "Index to Grandpoint Consolidated Financial Statements" on page FS-1. No impairment charges were recorded in 2017 or 2016.

        The following table summarizes the carrying value of the investment securities portfolio at the date indicated:

	December 31,
	2017	2016
	(dollars in thousands)
Available for Sale—at fair market
U.S. Treasury securities	$494	$498
Agency securities	2,979	4,996
Mortgage-backed securities and collateralized mortgage obligations	102,624	122,738
Collateralized loan obligations	262,710	246,750
Corporate securities	83,084	184,316
Mutual Funds	20,412	19,977

	$472,303	$579,275

Held to Maturity—at historical cost
Corporate securities	$30,312	$—

        Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment. The maturity distribution and weighted average yield of Grandpoint's investment securities at December 31, 2017 are summarized in the table below:

	December 31, 2017
	Due under 1 Year		Due 1 - 5 Years		Due 5 - 10 Years		Due over 10 Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Available for Sale—at fair market
U.S. Treasury securities	$—		$494	1.45%	$—		$—		$494	1.45%
Agency securities	1,000	0.86%	1,979	1.66	—				2,979	1.39
Mortgage-backed securities and collateralized mortgage obligations	—		205	0.28	5,315	2.35%	97,104	2.45%	102,624	2.44
Collateralized loan obligations	—		—		133,651	3.15	129,059	2.74	262,710	2.95
Corporate securities	73,211	2.28	—		9,873	5.00	—		83,084	2.61
Mutual Funds	—		—		—		20,412	1.86	20,412	1.86

	$74,211	2.26	$2,678	1.52	$148,839	3.24	$246,575	2.55	$472,303	2.72

Held to Maturity—at historical cost
Corporate securities					$30,312	4.56			$30,312	4.56

Loans

        The table below summaries the distribution of Grandpoint's loans at the end of each period reported:

	December 31,
	2017	2016	2015	2014	2013
	(dollars in thousands)
Loans secured by real estate:
Construction and land development	$139,512	$194,833	$131,034	$109,470	$82,178
Commercial properties	1,037,118	1,000,572	972,087	881,014	843,422
Residential properties	171,267	220,804	270,057	282,766	255,234
Multifamily properties	720,261	716,485	600,152	403,647	212,961
Commercial loans	252,756	226,030	300,577	250,365	276,603
Consumer loans	42,569	7,881	9,241	52,831	24,481

Total loans	2,363,483	2,366,605	2,283,148	1,980,093	1,694,879
Deferred loans costs, net of fees	64	3,199	3,699	7,547	3,487
Allowance for loan losses	(18,939)	(18,552)	(17,245)	(14,018)	(12,087)

	$2,344,608	$2,351,252	$2,269,602	$1,973,622	$1,686,279

        The following table sets forth the maturity schedule of outstanding loans by their contractual due date and also reports the rate structure for each time frame. Actual cash flows from these loans may differ materially due to prepayment, refinancing or other factors.

	Maturing
	Within One Year	One to Five Years	After Five Years	Total
	(dollars in thousands)
Loans secured by real estate:
Construction and land development	$26,067	$49,835	$63,610	$139,512
Commercial properties	35,878	267,498	733,742	1,037,118
Residential properties	15,284	37,244	118,739	171,267
Multifamily properties	6,287	18,309	695,665	720,261
Commercial loans	97,062	102,421	53,273	252,756
Consumer loans	1,410	39,476	1,683	42,569

	$181,988	$514,783	$1,666,712	$2,363,483

Fixed Rate, including variable rate loans at or below their floors	$52,059	$339,420	$1,080,793	$1,472,272
Variable Rate	129,929	175,363	585,919	891,211

	$181,988	$514,783	$1,666,712	$2,363,483

        The following table summarizes the nonperforming portion of our loan portfolio:

	December 31,
	2017	2016	2015	2014	2013
	(dollars in thousands)
Loans past due 90 days or more on accrual status	$—	$235	$28	$—	$400
Non-accrual loans	10,447	14,958	14,087	14,847	26,290

Total nonperforming loans	10,447	15,193	14,115	14,847	26,690
Other real estate owned	914	1,057	2,458	5,039	5,350

Total nonperforming assets	$11,361	$16,250	$16,573	$19,886	$32,040

Nonperforming loans to total loans	0.4%	0.6%	0.6%	0.7%	1.6%
Nonperforming assets to total assets	0.4	0.5	0.5	0.7	1.4

        Nonperforming assets peaked in 2012 related to the loan portfolios Grandpoint purchased in connection with their acquisitions described more fully in "Note 2—Business Combinations" to the Grandpoint consolidated financial statements included herein. See "Index to Grandpoint Consolidated Financial Statements" on page FS-1.

        Grandpoint performs regular internal and external reviews of the loan portfolio to confirm the credit quality of the portfolio and the adherence to underwriting standards. All loans are assigned a risk rating that is reassessed periodically during the credit review process. These risk factors are the primary factor in determining an appropriate amount for the allowance for loan losses.

        The following table summarizes the adversely graded loans and the loans on nonaccrual as of December 31, 2017 and as of December 31, 2016, respectively:

	As of December 31, 2017
	(dollars in thousands)
			Adversely Graded
	Nonaccrual	Percentage of total	Special Mention	Substandard	Doubtful / Loss	Total	Percentage of total
Construction and land development	$768	0.6%	$—	$1,154	$—	$1,154	0.8%
Commercial properties	6,254	0.6	7,385	21,873	—	29,258	2.8
Residential properties	1,805	1.1	600	7,316	—	7,916	4.6
Multifamily properties	—	0.0	—	1,872	—	1,872	0.3
Commercial loans	1,620	0.6	3,197	13,100	—	16,297	6.4
Consumer loans	—	0.0	21	7	—	28	0.1

	$10,447	0.4	$11,203	$45,322	$—	$56,525	2.4

	As of December 31, 2016
			Adversely Graded
	Nonaccrual	Percentage of total	Special Mention	Substandard	Doubtful / Loss	Total	Percentage of total
Construction and land development	$109	0.1%	$—	$894	$—	$894	0.6%
Commercial properties	5,027	0.5	2,469	19,255	—	21,724	2.1
Residential properties	3,507	2.0	13	6,805	—	6,818	4.0
Multifamily properties	1,119	0.2	—	3,542	—	3,542	0.5
Commercial loans	5,119	2.0	975	8,287	7	9,269	3.7
Consumer loans	77	0.2	250	92	—	342	0.8

	$14,958	0.6	$3,707	$38,875	$7	$42,589	1.8

Allowance for Loan Losses

        The following table summarizes the activity in Grandpoint's allowance for loan losses:

	Allowance for Loan Losses and Activity for the Year Ended December 31,
	2017	2016	2015	2014	2013
	(dollars in thousands)
Balance at beginning of period	$18,552	$17,245	$14,018	$12,087	$8,867
Provision by loan type:
Construction and land development	(615)	232	(339)	719	1,036
Commercial properties	(39)	656	3,447	975	2,915
Residential properties	(159)	(607)	(919)	1,327	(201)
Multifamily properties	(400)	2,170	1,037	1,469	41
Commercial loans	1,118	(1,272)	820	(295)	(265)
Consumer loans	430	(44)	(314)	122	273

Total provision	335	1,135	3,732	4,317	3,799
Recoveries by loan type:
Construction and land development	114	77	202	143	92
Commercial properties	355	199	68	114	113
Residential properties	101	39	3	70	210
Multifamily properties	—	—	—	—	—
Commercial loans	311	991	467	417	419
Consumer loans	34	23	42	19	13

Total recoveries	915	1,329	782	763	847
Charge-offs by loan type:
Construction and land development	—	(127)	(24)	(270)	(462)
Commercial properties	(74)	(241)	(467)	(1,518)	(352)
Residential properties	(2)	(34)	(89)	(465)	(61)
Multifamily properties	—	—	—	—	—
Commercial loans	(779)	(741)	(667)	(780)	(543)
Consumer loans	(8)	(14)	(40)	(116)	(8)

Total charge-offs	(863)	(1,157)	(1,287)	(3,149)	(1,426)

Net recoveries (charge-offs)	52	172	(505)	(2,386)	(579)

Balance at end of period	$18,939	$18,552	$17,245	$14,018	$12,087

Net recoveries (charge-offs) to average loans	0.00%	0.01%	(0.02)%	(0.13)%	(0.30)%
Allowance for loan losses to total loans	0.80	0.78	0.76	0.71	0.71

        The following table summarizes the allocation of the allowance for loan losses by loan type. However, the allocation to one category of loans does not preclude its availability to absorb losses in other categories:

	Allocation of the Allowance for Loan Losses by Loan Category
	Construction and Land Development	Commercial Properties	Residential Properties	Multifamily Properties	Commercial	Consumer	Total
	(dollars in thousands)
December 31, 2017:
Allowance for loan losses	$1,097	$8,907	$542	$5,618	$2,286	$489	$18,939
Percent of loans to total loans	5.9%	43.9%	7.2%	30.5%	10.7%	1.8%	100.0%
December 31, 2016:
Allowance for loan losses	$1,598	$8,665	$602	$6,018	$1,636	$33	$18,552
Percent of loans to total loans	8.2%	42.3%	9.3%	30.3%	9.6%	0.3%	100.0%
December 31, 2015:
Allowance for loan losses	$1,416	$8,051	$1,204	$3,848	$2,658	$68	$17,245
Percent of loans to total loans	5.7%	42.6%	11.8%	26.3%	13.2%	0.4%	100.0%
December 31, 2014:
Allowance for loan losses	$1,577	$5,003	$2,209	$2,811	$2,038	$380	$14,018
Percent of loans to total loans	5.5%	44.5%	14.3%	20.4%	12.6%	2.7%	100.0%
December 31, 2013:
Allowance for loan losses	$985	$5,432	$1,277	$1,342	$2,696	$355	$12,087
Percent of loans to total loans	4.8%	49.8%	15.1%	12.6%	16.3%	1.4%	100.0%

Goodwill and Other Intangible Assets

        Goodwill represents the excess consideration paid for the net assets acquired in a business combination over their fair value. As of December 31, 2017, Grandpoint reported $53.3 million of goodwill and $5.9 million of amortizable other intangibles, mainly core deposit intangibles. All intangibles are evaluated annually for impairment, or more often if events or circumstances indicate their carrying value may not be recoverable. No impairment charges resulted from these impairment analyses in 2017 or 2016.

Deferred Tax Assets

        Deferred tax assets, net of liabilities, decreased $8.1 million in 2017 to $15.7 million. The largest component of this decrease was $6.6 million due to the write down of realizable deferred taxes related to the lower 2018 federal taxes resulting from the recently passed Tax Act.

        Included in deferred tax assets are $3.1 million in deferred tax assets related to net operating losses that are deferred pursuant to Section 382 of the Code. These benefits, to the extent not used, will begin to expire in 2027.

        Grandpoint concluded that a valuation allowance was not required on the above mentioned deferred tax assets at December 31, 2017 and at December 31, 2016.

Deposits

        The average balances and weighted average rates paid on deposits for the years ended December 31, 2017 and December 31, 2016, respectively, are presented below:

	For the Year Ended December 31,
	2017			2016
	(dollars in thousands)
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
Interest-bearing transaction accounts	$144,695	$132	0.09%	$137,920	$117	0.08%
Savings and money market	1,082,769	6,335	0.59	1,163,007	4,740	0.41
Time certificates of deposit	326,630	2,601	0.80	351,429	1,854	0.53

Total interest-bearing deposits	1,554,094	9,068	0.58	1,652,356	6,711	0.41
Demand Deposits	972,832	—	—	893,022	—	—

Total deposits	$2,526,926	$9,068	0.36	$2,545,378	$6,711	0.26

        As of December 31, 2017 and as of December 31, 2016, Grandpoint Bank had deposits classified as broker deposits totaling $37.7 million and $318.2 million, respectively.

Borrowings

        Grandpoint Bank uses short term borrowing lines of credit to augment liquidity. As of December 31, 2017, Grandpoint Bank has total borrowings of $450 million with the FHLB of San Francisco. These borrowings were under a rolling daily advance line and averaged $282.9 million for 2017 with an average interest rate of 1.04% compared to $298.8 million in 2016 with an average interest rate of 0.45%. In addition, at December 31, 2017, Grandpoint Bank had outstanding letters of credit totaling $168 million which have a commitment fee of 0.10%.

Subordinated Debenture Payable

        Grandpoint has acquired through merger one statutory business trust which was formed to issue cumulative trust preferred securities. All of the funds raised from the issuance of these securities are reflected in Grandpoint's Consolidated Balance Sheet as subordinated debenture payable in the amount of $5.2 million. This obligation matures in 2033, but can be redeemed at par before maturity and carries interest equal to the three-month LIBOR plus 2.95%.

Capital

        Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines that compare different levels of capital to risk-weighted assets and off-balance sheet obligations.

        The following table presents the regulatory capital requirements and regulatory capital ratios as of December 31, 2017 for our wholly-owned banking subsidiary, Grandpoint Bank, as well as for Grandpoint on a consolidated basis:

	December 31, 2017
	Grandpoint Bank	Well Capitalized Requirements	Grandpoint Consolidated
Tier 1 Leverage	9.2%	5.0%	9.4%
Common Equity Tier 1 Ratio	10.6	6.5	10.6
Tier 1 Risk-Based Capital	10.6	8.0	10.8
Total Risk-Based Capital	11.3	10.0	11.5

Liquidity

        The purpose of liquidity is to insure that funds are available to efficiently and economically accommodate decreases in deposits and other liabilities, as well as fund increases in assets. Adequate liquidity is essential to compensate for balance sheet fluctuations without causing an undue rise in risk or cost.

        Grandpoint manages its liquidity by maintaining approximately 5% of its total assets in cash and due from banks and interest bearing deposits in other financial institutions.

        Grandpoint maintains lines of credits and borrowing arrangements to augment liquidity needs on a short term basis. The following table presents the available and outstanding balances of these lines of credit and borrowing arrangements at December 31, 2017:

	Capacity	Outstanding	Available
	(dollars in thousands)
Unsecured lines of credit at Banks	$60,000	$—	$60,000
Lines of credit secured by investment securities at Banks	200,000	—	200,000
FHLB borrowing arrangement, secured by loans	1,119,497	618,000	501,497
FRB borrowing arrangement, secured by loans	458,397	—	458,397

Total	$1,837,894	$618,000	$1,219,894

Market Risk

        The market risk at Grandpoint arises primarily from interest rate risk in its lending, investing and deposit taking activities. Grandpoint actively manages its interest rate risk by evaluating re-pricing opportunities of its assets and funding sources.

        Interest rate risk is addressed by Grandpoint's asset-liability committee which includes members of executive management, finance, operations and risk on a monthly basis. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the change in the economic value of equity, or EVE, and net interest income resulting from hypothetical changes in interest rates. The Grandpoint board has established limits of risk in each area and if the potential changes to EVE exceed these limits, the board of directors may direct management to adjust the mix of assets and liabilities to bring the interest rate risk back within the guidelines.

        In order to measure interest rate risk, Grandpoint uses a simulation model to project changes in net interest income and EVE that result from forecasted changes in interest rates. This analysis assumes the balance sheet remains static and that its structure does not change during the year. It does not account for all factors that could impact Grandpoint's results.

        At December 31, 2017 , Grandpoint's net interest income and EVE exposure for the next 12 months related to these hypothetical changes in market interest rates was within Grandpoint's current guidelines and is reported below:

Rate Shock	Estimated Net Interest Income	Percentage Change from Base	Estimated EVE	Percentage Change from Base
	(dollars in thousands)
Down 100 Basis points	$115,405	0.2%	$584,389	(3.7)%
Base Case	115,143	0.0	606,729	0.0
Up 100 Basis Points	115,179	0.0	621,652	2.5
Up 200 Basis Points	113,612	(1.3)	620,252	2.2
Up 300 Basis Points	110,628	(3.9)	607,047	0.1
Up 400 Basis Points	106,841	(7.2)	585,983	(3.4)

        Grandpoint also models the impact on net interest margin using the forward yield curve and a dynamic balance sheet that includes projected asset and deposit growth. This analysis also indicates Grandpoint is slightly asset sensitive.

CERTAIN BENEFICIAL OWNERSHIP OF GRANDPOINT COMMON STOCK

        The following tables set forth information as of April 18, 2018 pertaining to the beneficial ownership of Grandpoint common stock by: (i) each person who is known to Grandpoint to be the beneficial owner of more than five percent of Grandpoint common stock; (ii) each director of Grandpoint; (iii) each executive officer of Grandpoint; and (iv) all directors and executive officers of Grandpoint as a group. The information contained herein has been obtained from Grandpoint's records and from information furnished directly to Grandpoint by each individual or entity. Applicable percentage ownership in the table is based on 27,901,752 shares of Grandpoint voting common stock outstanding as of April 18, 2018. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person or group, shares of Grandpoint common stock subject to options and warrants currently exercisable or exercisable within 60 days after the above referenced date are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The address for each of the stockholders below is Grandpoint Capital, Inc., 333 South Grand Avenue, Los Angeles, CA 90071.

Name of Beneficial Owner(1)	Amount of Beneficial Ownership (# Shares)		Percentage of Grandpoint Common Stock Beneficially Owned(2)
Trident IV Depository Holdings LLC(3)	4,000,454	(4)	14.4%
Arlon Capital Partners LP	2,292,134		8.3
VIII-GPB Holdings LLC	2,292,134		8.3
MidOcean III-AG LLC(5)	1,822,477		6.6
MidOcean III-G LLC	3,428,029		12.4
Calera Capital Partners IV LP(6)	4,426,571		16.0
GGC Grandpoint Holdings LLC	4,584,268		16.5
Don M. Griffith, Chairman and Chief Executive Officer	590,106		2.1
Deborah A. Marsten, Chief Operating Officer	590,106		2.1
David L. Dayton, Chief Financial Officer	275,000		1.0
Mark P. Phillips, Chief Credit Officer	200,106		*
Loraine White, Director of Human Resources and Chief Administrative Officer	140,000		*
Susan Wahba, Chief Risk Officer	30,000		*
Richard Lehmann, Director	442,540		1.6
R. Russell Meyer, Director	66,550		*
M. Christian Mitchell, Director	71,265		*
Ronald Spogli, Director	33,272		*
Joseph Wender, Director	64,500		*
Thomas Young, Director	215,765		*
Directors and Executive Officers as a Group (seventeen (17) Persons)	2,719,210		9.7

*
Denotes less than 1%.

(1)
No other executive officers or directors of Grandpoint beneficially own shares.

(2)
Includes all shares beneficially owned, whether directly or indirectly, individually or together with associates. Includes any shares owned, whether jointly or as community property, with a spouse. Includes shares which may be purchased upon exercise of options and warrants within 60 days of the date indicated above ("currently exercisable"). The applicable percentage ownership is based on shares of Grandpoint common stock outstanding as of April 18, 2018, plus, on an individual basis, the right of that person to obtain shares of Grandpoint common stock upon exercise of Grandpoint options. Pursuant to the Commission's rules, Grandpoint did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Trident IV Depository Holdings LLC is a subsidiary of Stone Point Capital and Christopher Doody as a Principal of Stone Point Capital does not directly or indirectly, as applicable, vote Trident IV Depository Holdings LLC's shares in Grandpoint.

(4)
Amount does not include the Grandpoint non-voting common stock held by Trident IV Depository Holdings LLC.

(5)
Both MidOcean III-AG LLC and MidOcean III-G LLC are subsidiaries of MidOcean Partners and Frank Schiff as a Managing Director of MidOcean Partners can directly or indirectly, as applicable, vote both MidOcean III-AG LLC's and MidOcean III-G LLC's shares in Grandpoint.

(6)
Calera Capital Partners IV LP is a subsidiary of Calera Capital and James Farrell as a Managing Partner of Calera Capital does not directly or indirectly, as applicable, vote Calera Capital Partners IV LP's shares in Grandpoint.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL DATA

        The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of December 31, 2017 combine the historical Consolidated Statements of Financial Condition of Pacific Premier and the historical Consolidated Balance Sheet of Grandpoint as of such date (i) on an actual historical basis and (ii) assuming the completion of the merger at such date using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of December 31, 2017 gives effect to the completion of Pacific Premier's acquisition of Grandpoint, as well as its acquisitions of Plaza and HEOP, which were completed on November 1, 2017 and April 1, 2017, respectively.

        The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the year ended December 31, 2017 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of Grandpoint for such period, giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the year ended December 31, 2017 also gives effect to Pacific Premier's acquisitions of HEOP and Plaza, giving effect to such mergers as if such mergers had become effective at the beginning of such period, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

        Although pro forma financial information is not a measurement of performance calculated in accordance with GAAP, Pacific Premier and Grandpoint believe that pro forma financial information is important because it gives effect to the merger and the transactions referenced above. The manner in which Pacific Premier and Grandpoint calculate pro forma financial information may differ from similarly titled measures reported by other companies.

        The unaudited pro forma combined condensed consolidated financial information included in this prospectus/proxy and consent solicitation statement are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger or the other transactions referenced above had been completed on the dates or at the beginning of the periods indicated or which may be obtained in the future. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the respective period's historical consolidated financial statements and the related notes of Pacific Premier, Grandpoint, HEOP and Plaza. The historical consolidated financial statements of Pacific Premier are included in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2017, which is attached as Appendix E to this prospectus/proxy and consent solicitation statement. The historical consolidated financial statements of Grandpoint are included elsewhere in this prospectus/proxy and consent solicitation statement. See "Index to Grandpoint Consolidated Financial Statements" beginning on page FS-1.

        The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include certain assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

        The unaudited pro forma combined condensed consolidated stockholders' equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Pacific Premier's common stock or the actual or future results of operations of Pacific Premier for any period. Actual results may be materially different than the pro forma information presented.

	At December 31, 2017
	Historical Pacific Premier	Historical Grandpoint	Pro Forma Adjustments for Grandpoint Acquisition	Footnote Reference	Pro Forma Combined with Grandpoint(1)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$200,064	$183,794	$(42,275)	(2)	$341,583
Interest-bearing time deposits with financial institutions	3,693	1,001	—		4,694
Investment securities (including held to maturity)	805,720	502,615	(2,513)	(3)	1,305,822
Loans held for sale, at lower of cost or fair value	23,426	—	—		23,426
Loans held for investment	6,196,468	2,363,547	(33,327)	(4)	8,526,688
Allowance for loan losses	(28,936)	(18,939)	18,939	(5)	(28,936)

Loans held for investment, net	6,167,532	2,344,608	(14,388)		8,497,752
Premises and equipment	53,155	6,201	1,430	(6)	60,786
Goodwill	493,329	53,323	277,373	(7)	824,025
Intangible assets	43,014	5,865	39,376	(8)	88,255
Other assets	234,568	96,527	(5,776)	(9)	325,319

Total assets	$8,024,501	$3,193,934	$253,227		$11,471,662

Liabilities
Deposits	$6,085,868	$2,376,929	$(227)	(10)	$8,462,570
Short term borrowings	456,309	450,000	—		906,309
Long term debt	185,101	5,155	737	(11)	190,993
Other liabilities	55,227	12,353	—		67,580

Total liabilities	6,782,505	2,844,437	510		9,627,452

Stockholders' equity
Preferred stock	—	—	—		—
Common stock	458	332	(174)	(12)	616
Additional paid in capital	1,063,974	320,935	281,121	(12)	1,666,030
Retained earnings	177,149	29,018	(29,018)	(12)	177,149
Accumulated other comprehensive income/(loss)	415	(788)	788	(12)	415

Total stockholders' equity	1,241,996	349,497	252,717		1,844,210

Total liabilities and stockholders' equity	$8,024,501	$3,193,934	$253,227		$11,471,662

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

	For the Year Ended December 31, 2017
	Historical Pacific Premier	Historical HEOP	Pro Forma Adjustments for HEOP Acquisition	Footnote Reference	Historical Plaza	Pro Forma Adjustments for Plaza Acquisition	Footnote Reference	Historical Grandpoint	Pro Forma Adjustments for Grandpoint Acquisition	Footnote Reference	Pro Forma Combined with HEOP, Plaza and Grandpoint(1)
	(Dollars in thousands, except per share data)
Interest income	$270,005	$17,937	$1,938	(13)	$53,865	$693	(13)	$128,367	$8,332	(19)	$481,137
Interest expense	22,503	1,577	(329)	(14)	6,729	(469)	(17)	12,242	(146)	(20)	42,107

Net interest income	247,502	16,360	2,267		47,136	1,162		116,125	8,478		439,030
Provision for loan losses	8,640	—	—		351	—		335	—		9,326

Net interest income after provision for loan losses	238,862	16,360	2,267		46,785	1,162		115,790	8,478		429,704
Noninterest income	31,114	2,118	—		5,675	—		7,955	—		46,862
Noninterest expense	167,750	17,399	1,278	(15)	38,634	947	(18)	71,630	7,219	(18)	304,857

Income before income tax expense	102,226	1,079	989		13,826	215		52,115	1,259		171,709
Income tax	42,126	516	395		6,482	86		27,673	334		77,612

Net income	$60,100	$563	$594		$7,344	$129		$24,442	$925		$94,097

Per common share
Net income—basic	$1.59										$1.53
Net income—diluted	1.56										1.51
Weighted average common shares
Basic	37,705,556		2,948,800	(16)		5,038,382	(16)		15,758,089	(16)	61,450,827
Diluted	38,511,261		2,948,800	(16)		5,038,382	(16)		15,758,089	(16)	62,256,532

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

Note A—Basis of Presentation

        The Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition and explanatory notes as of December 31, 2017 combines the historical Consolidated Statement of Financial Condition of Pacific Premier and the historical Consolidated Balance Sheet of Grandpoint as of such date (i) on an actual historical basis and (ii) assuming the completion of the merger at such date, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of December 31, 2017 gives effect to the completion of Pacific Premier's acquisition of Grandpoint.

        The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations and explanatory notes for the year ended December 31, 2017 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of Grandpoint for such period, giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the year ended December 31, 2017 also gives effect to Pacific Premier's acquisitions of HEOP and Plaza, giving effect to the mergers as if the mergers had become effective at the beginning of such period using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

        Since the merger is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Pacific Premier's balance sheet. In addition, certain anticipated costs associated with the merger such as professional fees, legal fees and conversion-related expenditures are not reflected in the pro forma statements of operations.

        While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the year ended December 31, 2017, Pacific Premier assumed no adjustments to the historical amounts of Grandpoint's, HEOP's and Plaza's provisions for credit losses. If such adjustments were estimated, there could be an increase or a reduction to the historical amounts of Grandpoint's, HEOP's and Plaza's provisions for credit losses presented. In addition, the fair value of the loan portfolio is not necessarily reflective of the allowance for loan losses calculated under the probable incurred loss model, as the fair value also takes into account an interest and liquidity component.

Note B—Accounting Policies and Financial Statement Classifications

        The accounting policies of Grandpoint are in the process of being reviewed in detail by Pacific Premier. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

        In connection with the merger, the plan to integrate Pacific Premier's and Grandpoint's operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain furniture and equipment. Pacific Premier also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and in the period incurred.

Note D—Estimated Annual Cost Savings

        Pacific Premier expects to realize cost savings following the merger. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

  (1)
  The pro forma data in this column presents the unaudited financial data for Pacific Premier on a pro forma combined basis reflecting the consummation of the mergers with Grandpoint, Plaza and HEOP, as applicable, if the mergers had taken place as of the date indicated, or at the beginning of the period indicated, after giving effect to the pro forma adjustments described in the other footnotes to this table.

  (2)
  Adjustment includes: (a) $11 million for estimated seller transactions costs and (b) $25 million to holders of Grandpoint options and (c) $6.6 million for the cash out of options and RSUs tax benefit.

  (3)
  Fair market value adjustment for investment securities.

  (4)
  Adjustment made to reflect the preliminary estimated market value of loans, which includes an estimate of lifetime credit losses, as well as an interest rate and liquidity component. Loans include net deferred costs and unearned discounts.

  (5)
  Purchase accounting reversal of allowance for loan losses, which is not carried over.

  (6)
  Estimated fair market value adjustment for property and leases.

  (7)
  Represents the recognition of goodwill resulting from the difference between the consideration paid to Grandpoint shareholders less the net fair value of the acquired assets and assumed liabilities. Goodwill can be summarized as follows (dollars in thousands, except share and per share data):

Grandpoint
December 31, 2017
Pacific Premier shares issued to shareholders, net of fractional shares	15,758,089
Pacific Premier issue price per share	$39.10
Value of stock consideration paid to shareholders	$616,141
Value in-the-money from options	25,030

Total pro forma aggregate merger consideration paid	$641,171

Carrying value of net assets	$349,497
Fair value adjustment to assets and liabilities:
Securities	(2,513)
Loans held for investment	(33,327)
Allowance for loan loss	18,939

Loans, net	(14,388)
Premises and equipment	1,430
Core deposit intangible	39,376
Deferred tax effect of adjustments, excluding transactions costs	(5,026)
Other assets	(750)
Deposits	(227)
Short term borrowings	—
Long term debt	737
Other liabilities	—

Total fair value adjustments	18,639

Fair value of net assets acquired	368,136
Add: Capitalized merger-related expense	10,971
Less: Cash out of options/RSUs tax benefit	6,633

Pro forma goodwill	$277,373

  (8)
  Purchase accounting adjustment in recognition of the fair value of core deposit intangible assets, which is assumed to be 2.15% of core deposits for Grandpoint.

  (9)
  Deferred tax liability created from transaction expenses and fair market value adjustments of other assets.

  (10)
  Fair market value adjustment for time deposits.

  (11)
  Estimated fair market value adjustment for borrowings.

  (12)
  Purchase accounting reversal of common equity accounts, and adjustments to additional paid in capital includes consideration paid, transaction costs, fair market value adjustments, tax adjustments and goodwill created.

  (13)
  The amortization/accretion of fair value adjustments related to loans over the estimated lives of the related asset, which approximates 36 months.

  (14)
  The amortization/accretion of fair value adjustments related to deposits, short term borrowings and long term debt, over the weighted average life of 18, 5 and 72 months, respectively.

  (15)
  Adjustment includes amortization of core deposit intangibles over a 10 accelerated year life, fixed asset accretion over 36 months and adjustments for acquisition related costs. Acquisition costs for professional, legal and conversion related expenditures are not reflected as they are nonrecurring expenses. Acquisition costs incurred in the historical financial results are included in the pro-forma adjustments. These costs will be expensed by Pacific Premier as required by GAAP.

  (16)
  Adjustment reflects the elimination of the acquired entity's weighted average shares outstanding, offset by the issuance of common stock by acquirer for each outstanding share of acquired entity's common stock to be issued in connection with the merger.

  (17)
  The amortization/accretion of fair value adjustments related to deposits and long term debt are recognized over 60 and 96 months, respectively, based on sum of year digits accelerated method.

  (18)
  Adjustment includes amortization of core deposit intangibles over a 10-year life, based on sum of year digits accelerated method, and fixed asset accretion straight lined over 24 months.

  (19)
  The amortization/accretion of fair value adjustments related to loans over the estimated lives of the related asset, which approximates 48 months.

  (20)
  The amortization/accretion of fair value adjustments related to deposits and long term debt are recognized over 48 months, based on sum of year digits accelerated method, and 60 months straight lined, respectively.

UNAUDITED COMPARATIVE PER SHARE DATA

        The following table sets forth certain historical, pro forma and pro forma equivalent per share financial information for the Pacific Premier common stock and the Grandpoint common stock. The pro forma and pro forma equivalent per share information for the year ended December 31, 2017 gives effect to (i) the completion of Pacific Premier's acquisition of Plaza, which was completed on November 1, 2017, and HEOP, which was completed on April 1, 2017, as if the transactions had been effective on the first day of the period, in the case of income and dividend data, and (ii) the merger as if the transaction had been effective on the last date of the period, in the case of book value data, and as if the transaction had been effective on the first day of the period, in the case of income and dividend data. The pro forma information in the below table assumes that the merger is accounted for under the acquisition method of accounting. The information in the following table is based on, and should be read together with, (i) the historical consolidated financial statements of Pacific Premier included in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2017, a copy of which is attached as Appendix E to the prospectus/proxy and consent solicitation statement, and (ii) the historical consolidated financial statements of Grandpoint that are included elsewhere in this prospectus/proxy and consent solicitation statement (See "Index to Consolidated Grandpoint Financial Statements").

At or For the Twelve Months Ended December 31, 2017
Net Income Per Common Share(1):
Historical Pacific Premier
Basic	$1.59
Diluted	1.56
Historical Grandpoint
Basic	0.74
Diluted	0.72
Pro Forma for Grandpoint acquisition(1)
Basic	1.53
Diluted	1.51
Equivalent pro forma for Grandpoint acquisition(1)(2)
Basic	0.74
Diluted	0.72
Dividends Declared Per Common Share(3):
Historical Pacific Premier	—
Historical Grandpoint	1.82
Equivalent pro forma for Grandpoint acquisition	—
Book Value Per Common Share (at period end):
Historical Pacific Premier	26.86
Historical Grandpoint	10.53
Pro Forma for Grandpoint acquisition	29.74
Equivalent pro forma for Grandpoint acquisition(2)	14.13

(1)
Pro forma shares are calculated by adding together the historical shares reported by Pacific Premier and historical shares reported by Grandpoint, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the Grandpoint acquisition to equate to an estimated 15,758,089 of Pacific Premier shares to be issued in connection with the Grandpoint acquisition based on the terms of the merger agreement.

(2)
The equivalent pro forma per share data combined for Grandpoint is computed by multiplying the pro forma combined amounts by the exchange ratio of 0.4750.

(3)
Pacific Premier has not paid dividends on its common stock, therefore the equivalent pro forma cash dividends per common share is zero.

DESCRIPTION OF PACIFIC PREMIER CAPITAL STOCK

        The following summary of the current terms of the capital stock of Pacific Premier and the terms of capital stock of Pacific Premier to be in effect after completion of the merger is not meant to be complete and is qualified in its entirety by reference to the DGCL, federal law, the Pacific Premier amended and restated certificate of incorporation, or Pacific Premier certificate of incorporation, and the Pacific Premier amended and restated bylaws, or the Pacific Premier bylaws, copies of which have been filed with the Commission and are also available upon request from Pacific Premier. See "Additional Information."

Common Stock

        The Pacific Premier certificate of incorporation authorizes 100,000,000 shares of common stock, par value $0.01 per share. On March 26, 2018, the Pacific Premier board approved an amendment to the Pacific Premier certificate of incorporation to increase the amount of authorized shares of Pacific Premier common stock from 100,000,000 to 150,000,000. This amendment to the Pacific Premier certificate of incorporation, along with additional amendments adopted by the Pacific Premier board on November 15, 2017 to effect certain corporate governance changes, which are discussed below under "—Anti-Takeover Provisions—Additional Provisions in the Pacific Premier Certificate of Incorporation and Bylaws," will be submitted to the shareholders of Pacific Premier for approval at the Pacific Premier 2018 annual meeting of stockholders, or the 2018 annual meeting, which will be held on May 14, 2018.

        At April 17, 2018, there were 46,528,588 shares of Pacific Premier common stock issued and outstanding, held of record by approximately 1,104 shareholders. The Pacific Premier common stock is listed on the NASDAQ Global Select Market under the symbol "PPBI." The transfer agent and registrar for Pacific Premier common stock is American Stock Transfer & Trust Company.

        Each holder of Pacific Premier common stock is entitled to:

  •
  one vote for each share held on all matters submitted to a vote of the shareholders;

  •
  receive ratably such dividends as may be declared by the Pacific Premier board out of funds legally available for dividends, subject to preferences that may be applicable to outstanding shares of preferred stock, if any, or limitations and restrictions under applicable bank holding company regulations; and

  •
  share ratably in Pacific Premier's net assets, legally available to holders of Pacific Premier common stock in the event of Pacific Premier's liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to any holders of shares of preferred stock and to creditors (unless provision for such payment has been made).

        Holders of Pacific Premier common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges.

        The outstanding shares of Pacific Premier common stock are validly issued, fully-paid and nonassessable.

Preferred Stock

        The Pacific Premier certificate of incorporation authorizes 1,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus/proxy and consent solicitation statement, there were no issued and outstanding shares of Pacific Premier preferred stock.

        Under the Pacific Premier certificate of incorporation, Pacific Premier may issue shares of preferred stock in one or more series, as may be determined by the Pacific Premier board. The Pacific Premier board may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any preferred stock that Pacific Premier may issue will rank senior to Pacific Premier common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of Pacific Premier, or both. In addition, any shares of Pacific Premier preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Pacific Premier preferred stock, or merely the existing authorization of the Pacific Premier board to issue shares of Pacific Premier preferred stock, may tend to discourage or impede a merger or other change in control of Pacific Premier. No shares of preferred stock are currently outstanding. Each series of preferred stock, to the extent issued, will be issued under a separate certificate of designation.

Anti-takeover Provisions

Delaware Anti-Takeover Law.

        As a Delaware corporation, Pacific Premier is subject to Section 203 of the DGCL, which generally prevents an interested shareholder, defined generally as a person owning 15% or more of a corporation's outstanding voting stock, from engaging in a business combination with Pacific Premier for three (3) years following the date that person became an interested shareholder, unless certain specified conditions are satisfied. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Pacific Premier board, including discouraging attempts that might result in a premium over the market price for the shares of Pacific Premier common stock held by shareholders.

Possible Future Issuance of Preferred Stock.

        The Pacific Premier board can at any time issue one or more new series of preferred stock pursuant to the Pacific Premier certificate of incorporation and without shareholder approval. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Pacific Premier through a merger, tender offer, proxy context or otherwise. Shares of Pacific Premier preferred stock with special voting rights or other features issued to persons favoring Pacific Premier's management could stop a takeover by preventing the person trying to take control of Pacific Premier from acquiring enough voting shares to take control.

Removal and Vacancies on the Pacific Premier Board.

        Subject to the rights of the holders of any series of Pacific Premier preferred stock then outstanding, directors may be removed by Pacific Premier's shareholders, with or without cause, by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class. Further, any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board resulting from death, resignation, retirement, removal or other cause may be filled only by a majority vote of the directors then in office, whether or not a quorum is present. These provisions may deter a shareholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of Pacific Premier common stock.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.

        The Pacific Premier bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at Pacific Premier's principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary date of the previous year's annual meeting. The Pacific Premier bylaws also specify requirements as to the form and content of a shareholder's notice. The Pacific Premier bylaws also provide that notice may be provided by shareholders to Pacific Premier in accordance with the Commission's rules. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Additional Provisions in the Pacific Premier Certificate of Incorporation and Bylaws.

        The Pacific Premier certificate of incorporation and the Pacific Premier bylaws contain additional provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of Pacific Premier, including provisions that provide: (i) the Pacific Premier board with the exclusive power to fix from time to time the size of the Pacific Premier board; (ii) for any action required or permitted to be taken by Pacific Premier shareholders to be taken only at an annual or special meeting and prohibit shareholder action by written consent in lieu of a meeting; (iii) for special meetings of shareholders to be called only by the Pacific Premier board; and (iv) for certain of the foregoing provisions to be amended only by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in an election of directors, voting together as a single class.

        On November 15, 2017, the Pacific Premier board approved amendments to the Pacific Premier certificate of incorporation and the Pacific Premier bylaws to effect certain corporate governance changes which the Pacific Premier board believes will enhance the rights of Pacific Premier's shareholders. The changes to the Pacific Premier certificate of incorporation and the Pacific Premier bylaws, as applicable, include: (i) permitting Pacific Premier shareholders holding at least 10% of the outstanding Pacific Premier common stock to call a special meeting of stockholders, subject to applicable law and the requirements set forth in the Pacific Premier bylaws; (ii) allowing Pacific Premier shareholders to take actions by written consent without holding a meeting, subject to applicable law and the requirements set forth in the Pacific Premier bylaws; and (iii) changing the required vote of Pacific Premier shareholders needed to amend the Pacific Premier certificate of incorporation and the Pacific Premier bylaws from a supermajority vote of 66 2/3% of the outstanding shares entitled to vote to a simple majority vote of the outstanding shares eligible to vote. These amendments to the Pacific Premier certificate of incorporation, along with the amendment to increase Pacific Premier's authorized common stock, discussed above under "—Common Stock," will be submitted to the shareholders of Pacific Premier for approval at the Pacific Premier 2018 annual meeting. The amendments to the Pacific Premier bylaws will become effective automatically upon, and subject to, approval by the Pacific Premier shareholders of the amendments to the Pacific Premier certificate of incorporation at the 2018 annual meeting.

Restrictions on Ownership

        The BHC Act generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of a bank holding company, such as Pacific Premier. "Control" is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. Any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of the voting stock of Pacific Premier. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Pacific Premier, could constitute acquisition of control of the bank holding company.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

        When the merger becomes effective, shareholders of Grandpoint who receive shares of Pacific Premier common stock in exchange for their shares of Grandpoint common stock will become shareholders of Pacific Premier. Pacific Premier is a Delaware corporation and the rights of Pacific Premier shareholders are governed by the DGCL, as well as the Pacific Premier certificate of incorporation and the Pacific Premier bylaws. Grandpoint is a Delaware corporation, and its shareholders' rights are governed by the DGCL and the Grandpoint amended and restated certificate of incorporation, or Grandpoint certificate of incorporation, and Grandpoint bylaws.

        After the merger, as Pacific Premier shareholders, the rights of former Grandpoint shareholders will be governed by the Pacific Premier certificate of incorporation, the Pacific Premier bylaws and the DGCL. The following is a summary of material differences between the rights of holders of Pacific Premier common stock and holders of Grandpoint common stock. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Pacific Premier common stock and holders of Grandpoint common stock. Rather, the summary is intended to provide a general overview of the differences in shareholders' rights under the governing corporate instruments of Pacific Premier and Grandpoint, and other known material differences. For more detailed information with respect to Pacific Premier, see "Description of Pacific Premier Capital Stock" beginning on page 146.

Authorized Capital Stock

Pacific Premier

        Pacific Premier's authorized capital stock consists of 100,000,000 shares of Pacific Premier common stock, par value $.01 per share, and 1,000,000 shares of Pacific Premier preferred stock, par value $.01 per share. The Pacific Premier board has approved an amendment to the Pacific Premier certificate of incorporation to increase the amount of authorized shares of Pacific Premier common stock from 100,000,000 to 150,000,000. This amendment to the Pacific Premier certificate of incorporation will be submitted to the shareholders of Pacific Premier for approval at the Pacific Premier 2018 annual meeting.

        The Pacific Premier certificate of incorporation authorizes the Pacific Premier board to issue shares of Pacific Premier preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Pacific Premier preferred stock in each series. As of April 17, 2018, there were 46,528,588 shares of Pacific Premier common stock issued and outstanding and no shares of Pacific Premier preferred stock were issued and outstanding as of such date.

Grandpoint

        Grandpoint's authorized capital stock consists of 75,000,000 shares separated into three classes of stock, each with a par value of $0.01 per share. An aggregate of 60,000,000 shares are designated as voting common stock, or the Grandpoint voting common stock, 10,000,000 shares are designated as non-voting common stock, or the Grandpoint non-voting common stock, and 5,000,000 shares are designated as preferred stock. The Grandpoint certificate of incorporation authorizes the Grandpoint board to issue preferred stock and to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of Grandpoint preferred stock in each series. As of April 18, 2018, there were 27,901,752 shares of Grandpoint voting common stock and 5,273,173 shares of Grandpoint non-voting common stock issued and outstanding and no shares of Grandpoint preferred stock were issued and outstanding as of such date.

Issuance of Capital Stock

Pacific Premier

        Under the Pacific Premier certificate of incorporation and the DGCL, Pacific Premier may issue shares of Pacific Premier capital stock and rights or options for the purchase of shares of capital stock of Pacific Premier on such terms and for such consideration as may be determined by the Pacific Premier board. None of the DGCL, the Pacific Premier certificate of incorporation or the Pacific Premier bylaws require shareholder approval of any such actions. Pacific Premier may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax treatment and to comply with the continued listing rules of the NASDAQ Global Select Market and securities laws treatment under current laws and regulations. Holders of Pacific Premier common stock do not have preemptive rights with respect to any shares of Pacific Premier capital stock which may be issued.

Grandpoint

        Under the DGCL, Grandpoint may issue shares of Grandpoint capital stock for such consideration as may be determined by the Grandpoint board in accordance with the DGCL. None of the DGCL or the Grandpoint certificate of incorporation or Grandpoint bylaws require shareholder approval of any such actions. The Grandpoint certificate of incorporation does not grant the holders of Grandpoint stock preemptive rights with respect to any shares of Grandpoint capital stock that may be issued.

Voting Rights

Pacific Premier

        Each holder of Pacific Premier common stock is entitled to one vote for each share held of record. All director elections are determined by a plurality of the votes cast and, except as otherwise required by law or the Pacific Premier certificate of incorporation, all other matters are determined by a majority of the votes cast. Holders of Pacific Premier common stock do not have cumulative voting rights with respect to the election of directors.

Grandpoint

        Each holder of Grandpoint voting common stock is entitled to one vote for each share held by such shareholder upon the matter in question. Under the Grandpoint bylaws, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all other matters, unless otherwise provided by law or by the Grandpoint certificate of incorporation or the Grandpoint bylaws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is the act of the shareholders. Where a separate vote by class or classes or series is required, the affirmative vote of the holders of a majority of the shares of such class or classes or series present in person or represented by proxy at the meeting is the act of such class or classes or series, except as otherwise provided by law or by the Grandpoint certificate of incorporation or the Grandpoint bylaws.

Number and Election of Directors

Pacific Premier

        The Pacific Premier bylaws provide that the number of directors who constitute the board of directors is such number as the board of directors from time to time has designated, except that in the absence of such designation, such number is seven (7). The directors are elected by the shareholders each year at the annual meeting of shareholders and hold office until the next annual meeting and until each director's successor has been duly elected and qualified or until a director's earlier resignation or removal. Currently, the Pacific Premier board consists of ten (10) directors and the Pacific Premier board has authorized an increase to twelve (12) directors upon consummation of the merger in order to accommodate the addition of two new director nominees from Grandpoint.

Grandpoint

        The Grandpoint bylaws provide that at all times prior to the termination of the Investor Rights Agreement, dated January 5, 2010, or the investor rights agreement, entered into with the Grandpoint Investors, the investor rights agreement governs the election, appointment, replacement and removal of directors. The authorized number of directors on the Grandpoint board may not be less than the amount specified in the investor rights agreement while the same is in effect, may be increased or decreased from time to time, to the extent that such increase or decrease is approved by at least a majority of the holders of the Grandpoint voting common stock, and provided that at all times, the Grandpoint board must include such number of independent directors as shall cause the Grandpoint board to be comprised of not less than 40% independent directors (if the Grandpoint board consists of nine (9) or more members) or 50% independent directors (if the Grandpoint board consists of eight (8) or fewer members). Under the investor rights agreement, each Grandpoint Investor has the right to nominate one person to be elected to the Grandpoint board, referred to as a Grandpoint board seat investor designee. The Grandpoint board consists of one (1) Grandpoint board seat investor designee from each Grandpoint Investor, two (2) management directors, as defined therein, plus the necessary number of independent directors.

        There are currently twelve (12) members of the Grandpoint board. The directors are elected by the Grandpoint shareholders, each year at the annual meeting of Grandpoint shareholders and serve for a term of one (1) year or until their successors are elected and qualified or until the earlier death, resignation or removal.

Removal of Directors

Pacific Premier

        Under the DGCL, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote, unless a greater vote is required by the certificate of incorporation or the bylaws. Under the Pacific Premier certificate of incorporation, subject to the rights of holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in an election of directors, voting together as a single class.

Grandpoint

        Under the investor rights agreement, no Grandpoint board seat investor designee may be removed from the Grandpoint board without such Grandpoint Investor's written consent, other than in the event that any such Grandpoint board seat investor designee fails to meet the requirements of any applicable law or regulatory requirement. Following the removal of a Grandpoint board seat investor designee, such Grandpoint Investor shall have the right to nominate a replacement director.

        The Grandpoint certificate of incorporation does not specify any required vote for removal of Grandpoint directors. Under the Grandpoint bylaws, the investor rights agreement governs the removal of Grandpoint board seat investor designees, but is silent as to removal of directors that are not Grandpoint board seat investor designees. As such, in accordance with the DGCL, Grandpoint directors who are not Grandpoint board seat investor designees may be removed, with or without cause, by the holders of a majority of the shares of Grandpoint voting common stock entitled to vote.

Vacancies of Directors

Pacific Premier

        The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, a majority of the directors then in office (although less than a quorum) or the sole remaining director may fill any vacancy on a board of directors, including newly created directorships resulting from an increase in the number of directors. Under the Pacific Premier bylaws, subject to the rights of holders of any series of preferred stock outstanding, any vacancy occurring on its board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum is present. Each director so chosen will hold office until the next annual meeting of shareholders.

Grandpoint

        Pursuant to the investor rights agreement, each Grandpoint Investor is entitled to nominate a replacement director in the event that such Grandpoint board seat investor designee resigns from, or otherwise ceases to serve on, the Grandpoint board. In the event a Grandpoint board seat investor designee resigns from, or otherwise ceases to serve on, the Grandpoint board, and the Grandpoint Investor nominates a replacement Grandpoint board seat investor designee in accordance with the preceding sentence, Grandpoint will take all action reasonably necessary to cause the vacancy to be filled by the replacement Grandpoint board seat investor designee.

        The Grandpoint certificate of incorporation does not specify how to fill any vacancy on the Grandpoint board. Under the Grandpoint bylaws, the investor rights agreement governs the replacement of Grandpoint board seat investor designees, but is silent as to replacement of Grandpoint directors that are not Grandpoint board seat investor designees. As such, in accordance with the DGCL, a majority of the Grandpoint directors then in office (although less than a quorum) or the sole remaining Grandpoint director may fill any vacancy on the Grandpoint board (except as described above with respect to a Grandpoint board seat investor designee) including newly created directorships resulting from an increase in the number of directors.

Indemnification and Limitation of Liability

Pacific Premier

        The DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The DGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders.

        The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

        The Pacific Premier certificate of incorporation provides for the indemnification of directors, officers and certain of its authorized representatives to the fullest extent permitted by the DGCL, except that indemnification in an action, suit or proceeding initiated by a director, officer or authorized representative is permitted only if the board of directors authorized the initiation of that action, suit or proceeding. In addition, as permitted by the DGCL, the Pacific Premier certificate of incorporation provides that the directors shall have no personal liability to Pacific Premier or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to Pacific Premier or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction in which the director derived improper personal benefit.

Grandpoint

        Grandpoint is subject to the provisions of the DGCL governing indemnification by a corporation as set forth above.

        The Grandpoint certificate of incorporation provides that a director is not liable to Grandpoint or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. Grandpoint is authorized to indemnify any person serving as a director, officer, employee or agent of Grandpoint, or is or was serving at the request of Grandpoint as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permissible under Delaware and federal law.

        The Grandpoint bylaws provide that it may, to the maximum extent permitted by law, indemnify any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer, or employee of Grandpoint or serves or served at the request of Grandpoint any other enterprise as a director, officer or employee. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding are to be paid or reimbursed by Grandpoint promptly upon receipt by it of an undertaking of such person to repay such expenses if it is ultimately determined that such person is not entitled to be indemnified by Grandpoint. The rights provided to any person by the Grandpoint bylaws are enforceable against Grandpoint by such person who is presumed to have relied upon it in serving or continuing to serve as a director, officer or employee as provided above. No amendment to the Grandpoint bylaws will impair the rights of any person arising at any time with respect to events occurring before such amendment.

        Certain persons seeking indemnification from Grandpoint may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Grandpoint Investor that nominated such persons to the board. With respect to any such persons and with respect to any action, suit or proceeding for which indemnification or the advancement of expenses pursuant to the Grandpoint bylaws is required, Grandpoint (i) shall be the indemnitor of first resort, (ii) shall advance expenses and be liable for expenses, judgments, fines and amounts paid in settlement to the extent legally permitted and as required by the amended and restated certificate of incorporation and bylaws without regard to any rights any person may have against other indemnitors and (iii) irrevocably waives, relinquishes and releases all other indemnitors of any rights of subrogation in respect thereof. No advancement or payment by any other indemnitor to or on behalf of any person with respect to any claim for which such person has sought indemnification from Grandpoint may affect the foregoing and such other indemnitor will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such person against Grandpoint.

Amendments to Certificate of Incorporation and Bylaws

Pacific Premier

        The DGCL provides that an amendment to a Delaware corporation's certificate of incorporation requires a board resolution stating the advisability of the amendment and approval by a majority of the holders of outstanding capital stock of each class entitled to vote thereon. The Pacific Premier certificate of incorporation provides that amendments to the Pacific Premier certificate of incorporation may be effected in the manner prescribed by the DGCL; provided, however, that the amendment of Sections C or D of Article Fifth, Article Sixth, Article Seventh, Article Ninth and Article Eleventh requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class. The Pacific Premier board has approved an amendment to the Pacific Premier certificate of incorporation that will change the required vote of Pacific Premier shareholders to a simple majority vote of the shares entitled to vote. The amendments to the Pacific Premier certificate of incorporation will be submitted to the shareholders of Pacific Premier for approval at the 2018 annual meeting.

        The Pacific Premier bylaws authorize Pacific Premier's board of directors to amend its bylaws by vote of a majority of the board of directors at a meeting. The Pacific Premier bylaws may also be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class. The Pacific Premier board has approved an amendment to the Pacific Premier certificate of incorporation and the Pacific Premier bylaws that will change the required vote of Pacific Premier shareholders to a simple majority vote of the shares entitled to vote. The amendment to the Pacific Premier certificate of incorporation will be submitted to the shareholders of Pacific Premier for approval at the 2018 annual meeting. The amendment to the Pacific Premier bylaws will become effective automatically upon, and subject to, approval of the amendments to Pacific Premier's certificate of incorporation.

Grandpoint

        The Grandpoint certificate of incorporation may be amended in any manner allowed under Delaware law.

        The Grandpoint certificate of incorporation provides that the Grandpoint bylaws may be amended or repealed, and new bylaws may be adopted, by the Grandpoint board. The Grandpoint bylaws provide that the Grandpoint bylaws may be amended or repealed, and new bylaws may be adopted by the Grandpoint board, but the Grandpoint shareholders entitled to vote may adopt additional Grandpoint bylaws and may amend or repeal any Grandpoint bylaw whether or not adopted by such shareholders. The Grandpoint bylaws do not provide for a voting threshold to amend the Grandpoint bylaws. Section 216 of the DGCL provides that in the absence of a voting specification, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders and in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject shall be the act of the shareholders.

Notice of Shareholder Meetings

Pacific Premier

        In accordance with the DGCL, the Pacific Premier bylaws provide that a written notice of the time, date, and place of all shareholder meetings must be given to each shareholder entitled to vote at the meeting not less than ten (10) days nor more than sixty (60) days prior to the meeting.

Grandpoint

        The Grandpoint bylaws provide that a written notice of the place, the date and the hour of all shareholder meetings and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be given to each shareholder entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days prior to the meeting.

Special Meetings of Shareholders

Pacific Premier

        Pursuant to the DGCL, a special meeting of shareholders may be called by a corporation's board of directors or by the persons authorized to do so in the corporation's certificate of incorporation or bylaws. The Pacific Premier certificate of incorporation provides that a special meeting of shareholders may be called only by the Pacific Premier board pursuant to a resolution adopted by the majority of the total number of authorized directorships or as otherwise provided in the bylaws. The Pacific Premier bylaws provide that, subject to the rights of the holders of preferred stock, special meetings of shareholders may be called only by the Pacific Premier board pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies on the Pacific Premier board. The Pacific Premier board has approved amendments to both the Pacific Premier certificate of incorporation and the Pacific Premier bylaws which would permit Pacific Premier shareholders holding at least 10% of the outstanding Pacific Premier common stock to call a special meeting of Pacific Premier shareholders, subject to applicable law and other applicable requirements set forth in the Pacific Premier bylaws. The amendments to the Pacific Premier certificate of incorporation will be submitted to the shareholders of Pacific Premier for approval at the 2018 annual meeting. The amendment to the Pacific Premier bylaws will become effective automatically upon, and subject to, approval of the amendments to Pacific Premier's certificate of incorporation.

Grandpoint

        Under the Grandpoint bylaws, a special meeting of shareholders may be called at any time by the chairman of the board, if any, the vice chairman of the board, if any, the president or the Grandpoint board, or by Grandpoint shareholders who together own of record at least twenty-five percent (25%) of the outstanding voting shares of each class of stock entitled to vote at such meeting. Shareholders requesting a special meeting must do so by submitting their request, in writing, to Grandpoint's corporate secretary, specifying the purpose of the meeting.

Shareholder Nominations and Shareholder Proposals

Pacific Premier

        The Pacific Premier bylaws provide that shareholders of Pacific Premier may nominate one or more persons for election as director only if such nominations are delivered to the secretary of Pacific Premier at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. Each such notice must set forth information concerning the nominee, the nominating shareholder and the other information specified in the Pacific Premier bylaws. The Pacific Premier bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be delivered to the secretary of Pacific Premier within the same time frame as shareholder nominations for directors described above. Each such notice must set forth information concerning the proposal, the proposing shareholder and the information specified in the Pacific Premier bylaws.

Grandpoint

        The Grandpoint bylaws provide that all shareholder nominations must take place in accordance with the provisions of the investor rights agreement. The investor rights agreement provides that each Grandpoint Investor is entitled to nominate one (1) person to the Grandpoint board and to nominate a replacement director in the event that such person resigns from, or otherwise ceases to serve on, the Grandpoint board.

        The investor rights agreement further provides that, at least annually, Grandpoint will hold an annual meeting of shareholders for the purpose of electing the members of the board. Except with respect to Grandpoint board seat investor designees, all directors shall be elected at each annual shareholders meeting.

        Neither the Grandpoint certificate of incorporation, the Grandpoint bylaws, nor the investor rights agreement contains any provision addressing the procedures for shareholder nominations of directors or shareholder proposals not otherwise addressed in the investor rights agreement.

Shareholder Action by Written Consent

Pacific Premier

        The Pacific Premier bylaws provide that, subject to the rights of the holders of any class or series of preferred stock, any action required or permitted to be taken by the shareholders of Pacific Premier must be effected at an annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders. The Pacific Premier board has approved amendments to the Pacific Premier certificate of incorporation and the Pacific Premier bylaws which would permit Pacific Premier shareholders to take actions by written consent without holding a meeting, subject to applicable law and other applicable requirements set forth in the Pacific Premier bylaws. The amendments to the Pacific Premier certificate of incorporation will be submitted to the Pacific Premier shareholders for approval at the 2018 annual meeting. The amendments to the Pacific Premier bylaws will become effective automatically upon, and subject to, approval of the amendments to Pacific Premier's certificate of incorporation.

Grandpoint

        The Grandpoint bylaws provide that, unless otherwise provided by the Grandpoint certificate of incorporation or by law, any action required by law to be taken at an annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered to Grandpoint by delivery to (a) its registered office in the State of Delaware by hand or by certified mail or registered mail, return receipt requested, (b) its principal place of business, or (c) an officer or agent of Grandpoint having custody of the book in which proceedings of meetings of shareholders are recorded.

        Every written consent must bear the date of signature of each shareholder who signed the consent and no written consent will be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by the Grandpoint bylaws to Grandpoint, written consents signed by a sufficient number of holders to take action are delivered to Grandpoint by delivery to (a) its registered office in the State of Delaware by hand or by certified mail or registered mail, return receipt requested, (b) its principal place of business, or (c) an officer or agent of Grandpoint having custody of the book in which proceedings of meetings of shareholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those shareholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of shareholders to take the action were delivered to Grandpoint.

Transactions with Interested Persons

Pacific Premier

        The DGCL prohibits a corporation from engaging in any business combination with an interested shareholder (defined as a 15% shareholder) for a period of three (3) years after the date that shareholder became an interested shareholder, unless (i) before that date, the board of directors of the corporation approved the business combination or the transaction in which the shareholder became an interested shareholder, (ii) upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans) or

(iii) on or after the date the shareholder became an interested shareholder, the business combination received the approval of both the corporation's directors and holders of two-thirds of the outstanding voting shares not owned by the interested shareholder voted at a meeting and not by written consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. The Pacific Premier certificate of incorporation expressly provides that it is bound by this provision of the DGCL concerning transactions with interested shareholders.

Grandpoint

        The Grandpoint certificate of incorporation specifically provides that Grandpoint shall not to be governed by Section 203 of the DGCL as described above.

Dividends

Pacific Premier

        The DGCL permits a Delaware corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Further, it is the policy of the Federal Reserve that bank holding companies, such as Pacific Premier, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to their banking subsidiaries. The Pacific Premier bylaws permit its board of directors to declare dividends. However, historically, Pacific Premier's policy has been to retain earnings to provide funds for use in its business. Although Pacific Premier has never declared or paid dividends on its common stock, the Pacific Premier board periodically reviews whether to declare or pay cash dividends, taking into account, among other things, general business conditions, Pacific Premier's financial results, future prospects, capital requirements, legal and regulatory restrictions, and such other factors as the Pacific Premier board may deem relevant.

Grandpoint

        Grandpoint is subject to the provisions of the DGCL and the policies of the Federal Reserve governing declaration and payment of dividends, as described above. The Grandpoint bylaws do not address the declaration and payment of dividends. See "Market for Common Stock and Dividends—Grandpoint Market Information and Dividends" for a discussion of Grandpoint's recent history of dividends.

LEGAL MATTERS

        The validity of the Pacific Premier common stock to be issued in the merger has been passed upon for Pacific Premier by Holland & Knight LLP, Washington, D.C. As of April 17, 2018, attorneys employed by that law firm beneficially owned approximately 67,055 shares of Pacific Premier common stock.

EXPERTS

        The consolidated statement of income, stockholders equity and cash flows of Pacific Premier Bancorp, Inc. and subsidiaries for the year ended December 31, 2015, which appear in Pacific Premier's

Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Vavrinek, Trine, Day & Co., LLP, an independent registered public accounting firm, as stated in their report dated March 4, 2016, which is included in this prospectus/proxy and consent solicitation statement in reliance upon the report of such firm, given up on their authority as experts in accounting and auditing.

        The consolidated financial statements of Pacific Premier and its subsidiaries as of and for the years ended December 31, 2017 and 2016, which are included in this prospectus/proxy and consent solicitation statement in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2017, have been so included in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Grandpoint Capital, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for the years then ended included in this prospectus/proxy and consent solicitation statement, have been audited by Moss Adams LLP, independent auditors, as stated in their report, which is included herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

HOUSEHOLDING

        The Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy and consent solicitation statements with respect to two or more shareholders sharing the same address by delivering a single proxy and consent solicitation statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Pacific Premier and Grandpoint will mail only one copy of the prospectus/proxy and consent solicitation statement to multiple shareholders sharing the same address. Once you have received notice from your broker, Pacific Premier or Grandpoint that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate prospectus/proxy and consent solicitation statement, please notify your broker or nominee if your shares are held in a brokerage account or other account or American Stock Transfer & Trust Co. if you hold registered shares. You can notify American Stock Transfer & Trust Co. by sending a written request to: 6201 15th Avenue, Brooklyn, New York 11219 or by calling (800) 937-5449.

PACIFIC PREMIER ANNUAL MEETING SHAREHOLDER PROPOSALS

        To be eligible under Rule 14a-8 under the Exchange Act and under Pacific Premier's bylaws for inclusion in Pacific Premier's proxy statement and proxy card for Pacific Premier's 2018 annual meeting of shareholders, a proper shareholder proposal must have been received by Pacific Premier at its principal offices at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614 no later than December 28, 2017, which was 120 calendar days before the anniversary of the date on which Pacific Premier first mailed its proxy statement for its 2017 annual meeting of shareholders. Shareholders who intend to present a proposal at Pacific Premier's 2018 annual meeting of shareholders, but not to include the proposal in Pacific Premier's proxy statement for that meeting, must have given notice Pacific Premier no sooner than January 31, 2018, which is one hundred twenty (120) days prior to May 31, 2018, which is the one-year anniversary of the 2017 annual meeting of shareholders, but no later than February 28, 2018, which is ninety (90) days prior to May 31, 2018 (the one-year anniversary of the 2017 annual meeting of shareholders). The notice must be in the manner and form required by Pacific Premier's bylaws and Rule 14a-8 under the Exchange Act.

 GRANDPOINT ANNUAL MEETING SHAREHOLDER PROPOSALS

        Grandpoint intends to hold an annual meeting of shareholders in 2018 only if the merger is not completed. In the event that the merger is not completed in 2018, or at all, any shareholder nominations or proposals intended to be presented at Grandpoint's next annual meeting must be presented in accordance with Grandpoint's investor rights agreement and bylaws.

        If the merger is completed, Grandpoint shareholders will become shareholders of Pacific Premier. Any shareholder nominations or proposals which a shareholder wishes to have included in Pacific Premier's proxy statement and form of proxy relating to its 2019 annual meeting of stockholders must be received by the date, and must otherwise comply with the requirements, described in Pacific Premier's proxy statement for its 2018 annual meeting of shareholders filed with the Commission.

WHERE YOU CAN FIND MORE INFORMATION

Pacific Premier Bancorp, Inc.

        Pacific Premier files annual, quarterly and current reports, proxy statements and other information with the Commission. Pacific Premier and Grandpoint shareholders may read and copy any reports, proxy statements or other information filed by Pacific Premier at the Commission's public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

        Pacific Premier and Grandpoint shareholders can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Pacific Premier's filings with the Commission are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov). Pacific Premier's filings with the Commission are also available at its website at www.ppbi.com.

        Pacific Premier has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This prospectus/proxy and consent solicitation statement is a part of that registration statement. As permitted by the Commission's rules, this prospectus/proxy and consent solicitation statement does not contain all of the information that can be found in the registration statement. The registration statement is available for inspection and copying as set forth above.

Grandpoint Capital, Inc.

        Grandpoint does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the Commission. The historical financial statements of Grandpoint are included elsewhere in this prospectus/proxy and consent solicitation statement.

        If you are a Grandpoint shareholder and have any questions concerning the merger, the merger agreement or the prospectus/proxy and consent solicitation statement, would like additional copies of the prospectus/ proxy and consent solicitation statement or need help voting your shares of Grandpoint voting common stock in the Grandpoint consent solicitation, please contact Janet M. Marantz, Grandpoint's Senior Vice President and Corporate Secretary, at (213) 542-4405, or at the following address:

Grandpoint Capital, Inc.
333 South Grand Avenue
Suite 4250
Los Angeles, California 90071
Attention: Corporate Secretary

        You should rely only on the information contained in this prospectus/proxy and consent solicitation statement. Pacific Premier and Grandpoint have not authorized anyone else to provide you with information that is different from that which is contained in this prospectus/proxy and consent solicitation statement. Moreover, neither Pacific Premier nor Grandpoint is making an offer to sell or soliciting an offer to buy any securities other than the Pacific Premier common stock to be issued by Pacific Premier in the merger, and neither Pacific Premier nor Grandpoint is making an offer of such securities in any state where the offer is not permitted. The information contained in this prospectus/proxy and consent solicitation statement speaks only as of its date unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of
Grandpoint Capital, Inc.

Report of Independent Auditors

        We have audited the accompanying consolidated financial statements of Grandpoint Capital, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grandpoint Capital, Inc. and Subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ MOSS ADAMS LLP
Los Angeles, California
March 8, 2018

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

(In thousands, except share and per share data)

	2017	2016
ASSETS
Cash and due from banks	$32,238	$28,919
Interest-bearing deposits in banks	151,556	212,615

Cash and cash equivalents	183,794	241,534
Certificates of deposit in other banks	1,001	750
Available for sale investment securities, at fair value	472,303	579,275
Held to maturity investment securities, at amortized cost	30,312	—
Loans, net	2,344,608	2,351,252
Premises and equipment, net	6,201	6,949
Other real estate owned	914	1,057
Goodwill	53,323	53,323
Core deposit and other intangible assets	5,865	7,493
Deferred tax asset, net	15,686	23,818
Bank owned life insurance	33,260	32,470
Other assets	46,667	29,015

Total Assets	$3,193,934	$3,326,936

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Demand deposits	$1,090,900	$926,594
NOW accounts	145,591	148,071
Money market accounts	843,920	1,106,229
Savings accounts	44,837	47,426
Time deposits	251,681	347,775

Total Deposits	2,376,929	2,576,095
Borrowings	450,000	350,000
Other liabilities	12,353	12,696
Subordinated debenture payable	5,155	5,155

Total Liabilities	2,844,437	2,943,946

Commitments and Contingencies (Note 16)
Shareholders' Equity
Preferred stock, 5,000,000 shares authorized, $0.01 par value; none issued and outstanding	—	—
Common stock, 70,000,000 shares authorized, $0.01 par value 33,174,924 and 33,022,742 shares issued and outstanding at December 31, 2017 and 2016, respectively	332	330
Additional paid in capital	320,935	318,904
Accumulated other comprehensive loss	(788)	(1,009)
Retained earnings	29,018	64,765

Total Shareholders' Equity	349,497	382,990

Total Liabilities and Shareholders' Equity	$3,193,934	$3,326,936

See accompanying notes.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

(In thousands, except per share data)

	2017	2016
Interest Income:
Interest and fees on loans	$112,521	$107,662
Interest on investment securities	13,252	13,346
Other interest income	2,594	2,503

Total Interest Income	128,367	123,511

Interest Expense:
Interest on NOW, money market and savings accounts	6,467	5,065
Interest on time deposits	2,601	1,855
Interest on borrowings	3,174	1,336

Total Interest Expense	12,242	8,256

Net Interest Income	116,125	115,255
Provision for Loan Losses	335	1,135

Net Interest Income after Provision for Loan Losses	115,790	114,120

Noninterest Income:
Service charges, fees and other income	7,785	5,918
Gain on sale of investment securities	170	28

Total Noninterest Income	7,955	5,946

Noninterest Expense:
Salaries and benefits	47,406	40,462
Occupancy	5,439	5,405
Furniture and equipment	3,435	3,283
Promotion	1,358	1,292
Data processing	2,120	2,015
Professional	3,105	2,683
M&A, conversion and restructuring costs	236	300
Office	1,390	1,358
Assessments and insurance	1,859	2,388
Other	5,282	5,408

Total Noninterest Expense	71,630	64,594

Net Income Before Provision for Income Taxes	52,115	55,472
Provision for Income Taxes	27,673	22,286

Net Income	$24,442	$33,186

Net Income Per Share
Basic	$0.74	$1.01

Diluted	$0.72	$0.98

See accompanying notes.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

(In thousands)

	2017	2016
Net income	$24,442	$33,186
Other comprehensive income:
Change in unrealized gain on securities, net of tax expense of $319 and $1,975 in 2017 and 2016, respectively	462	2,842
Reclassification adjustment for net gain included in net income, net of tax of $71 and $11 in 2017 and 2016, respectively	(99)	(17)

Other comprehensive income	363	2,825

Comprehensive income	$24,805	$36,011

See accompanying notes.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

(In thousands, except share data)

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Additional Paid In Capital		Retained Earnings
	Shares	Amount				Total
Balances at December 31, 2015	32,894,185	$329	$316,623	$(3,834)	$47,403	$360,521
Stock-based compensation	—	—	966	—	—	966
Restricted stock grants	35,057	—	427	—	—	427
Stock options exercised	93,500	1	888	—	—	889
Dividends	—	—	—	—	(15,824)	(15,824)
Comprehensive income	—	—	—	2,825	33,186	36,011

Balances at December 31, 2016	33,022,742	330	318,904	(1,009)	64,765	382,990
Stock-based compensation	—	—	482	—	—	482
Restricted stock grants	25,432	—	340	—	—	340
Stock options exercised	126,750	2	1,209	—	—	1,211
Dividends	—	—	—	—	(60,331)	(60,331)
Comprehensive income	—	—	—	363	24,442	24,805
Reclassification of tax benefits related to recently enacted tax bill	—	—	—	(142)	142	—

Balances at December 31, 2017	33,174,924	$332	$320,935	$(788)	$29,018	$349,497

See accompany notes.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

(In thousands)

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$24,442	$33,186
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	1,172	1,466
Amortization of intangible assets	1,628	1,716
Provision for loan losses	335	1,135
Accretion of discounts on acquired loans	(1,310)	(1,960)
Net gain on sale of investment securities	(170)	(28)
Gain on sale of other real estate owned	(505)	(156)
Increase in cash surrender value of life insurance policies	(790)	(852)
Amortization on investment securities	1,778	3,230
Stock-based compensation	822	1,393
Deferred tax provision	7,884	(1,031)
Provision for losses for other real estate owned	—	—
Net change in:
Other assets	(8,969)	119
Other liabilities	(343)	2,102

Net cash provided by operating activities	25,974	40,320

CASH FLOWS FROM INVESTING ACTIVITIES
Change in certificates of deposit in other banks	(251)	(750)
Purchases of investments securities	(225,757)	(105,165)
Proceeds from repayments, sales and maturities of investment securities	302,734	100,735
Net (decrease) increase in loans	7,004	(81,229)
Proceeds from sales of other real estate owned	1,263	1,961
Net purchases of premises and equipment	(424)	(84)
Purchase of Federal Home Loan Bank stock	—	(1,434)
Purchase of CRA investments	(9,997)	—

Net cash provided by (used in) investing activities	74,572	(85,966)

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in time deposits	(96,094)	(293)
Net (decrease) increase in other deposits	(103,072)	30,670
Net borrowings under line of credit agreement	100,000	75,000
Dividends	(60,331)	(15,824)
Proceeds from issuance of common stock, net	1,211	889

Net cash (used in) provided by financing activities	(158,286)	90,442

Change in cash and cash equivalents	(57,740)	44,796
Cash and cash equivalents, beginning of year	241,534	196,738

Cash and cash equivalents, end of year	$183,794	$241,534

Supplemental Disclosures of Cash Flow Information:
Interest paid	$12,170	$8,233
Taxes paid	21,744	20,572
Supplemental Disclosures of Noncash Investing and Financing Activities:
Change in unrealized gain on securities	$611	$4,789
Transfer of loans to other real estate owned	615	404
Restricted stock grants	340	427

See accompanying notes.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share data and per share amounts)

Note 1—Summary of Significant Accounting Policies

        Nature of operations—Grandpoint Capital, Inc. (the "Company"), a Delaware corporation, was incorporated on June 6, 2007. Prior to acquiring its banking subsidiaries in 2010, the Company was involved in organizational activities including acquiring a management team, raising capital and filing applications with various regulatory agencies to operate as a bank holding company.

        The Company has one banking subsidiary, Grandpoint Bank. Grandpoint Bank is a California state-chartered depository institution headquartered in Los Angeles, California with branches in Encino, Brentwood, Fairfax, El Segundo, and Orange. Bank of Tucson is a division of Grandpoint Bank with two branches in Tucson, Arizona. Regents Bank is a division of Grandpoint Bank with branches in La Jolla, San Diego, Escondido, Vista and Vancouver, Washington. Bank of Tucson and Regents Bank were merged into Grandpoint Bank in 2013. The Biltmore Bank of Arizona is a division of Grandpoint Bank with one branch in Phoenix, Arizona, and merged into Grandpoint Bank in 2014.

        Grandpoint Bank provides full commercial banking services to small to medium-sized businesses and high net worth individuals in their respective geographic markets and divisions. The Company also has a non-banking subsidiary, Peoria Holdings, LLC, to service and sell certain classified loans and assets.

        The Company and its banking subsidiary are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

        Principles of consolidation—The consolidated financial statements include the accounts of Grandpoint Capital, Inc. and its wholly-owned subsidiaries, Grandpoint Bank ("GPB") and one non-banking subsidiary, Peoria Holdings, LLC collectively referred to herein as the "Company." All significant intercompany transactions have been eliminated in consolidation.

        Acquisitions—The Company had significant acquisition activity beginning in 2010 through 2013. It closed the acquisitions of Santa Ana Business Bank ("SABB"), First Vietnamese American Bank ("FVAB"), First Commerce Bancorp, parent company of First Commerce Bank ("FCB"), and Southern Arizona Community Bank ("SACB") in 2010; the acquisitions of the main branch of Bank of Tucson and Orange Community Bancorp, parent company of Orange Community Bank in 2011; the acquisitions of Regents Bancorp, parent company of Regents Bank, N.A., Peoria Holdings, LLC ("PHL"), California Community Bank ("CCB"), Bank Capital Corporation, parent company of The Biltmore Bank of Arizona, 5055 Holdings, LLC and 5055-1, LLC in 2012; and closing the acquisition of Gilmore Bank ("GIL") in 2013. The Company also acquired the noncontrolling interest of Bank of Tucson, formerly SACB, in June 2012. These acquisitions are discussed in more detail in Note 2.

        Use of estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of investment securities, share-based compensation, and the valuation of deferred tax assets. Actual results could differ from the estimated amounts.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

        Concentrations of credit risk—The Company has no significant concentrations of credit risk with any customer relationship; however, the Company's lending is primarily concentrated in Southern California, Phoenix and Tucson, Arizona, and Vancouver, Washington, and the surrounding areas. In addition, the Company has a concentration of loans secured by commercial real estate.

        The Company had cash deposits at other financial institutions in excess of FDIC insured limits as of December 31, 2017 and 2016. However, as the Company places these deposits with major financial institutions and monitors the financial condition of these institutions, management believes the risk of loss associated with such deposits to be minimal.

        Business combinations—Business combinations are accounted for under the acquisition method of accounting. Under the acquisition method the acquiring entity in a business combination recognizes 100 percent of the acquired assets and assumed liabilities, regardless of the percentage owned, at their estimated fair values as of the date of acquisition. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. To the extent the fair value of net assets acquired, including other identifiable assets, exceed the purchase price, a bargain purchase gain is recognized. Assets acquired and liabilities assumed from contingencies are also recognized at fair value, if the fair value can be determined during the measurement period. Results of operations of an acquired business are included in the consolidated statements of income from the date of acquisition. Acquisition related costs, including conversion and restructuring charges, are expensed as incurred.

        Cash and cash equivalents—For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, including Federal Reserve excess balances, all of which mature within ninety days.

        Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Company was in compliance with its reserve requirements as of December 31, 2017 and 2016.

        Certificates of deposit in other banks—Certificates of deposit in other banks mature within one year and are carried at cost.

        Investment securities—Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale ("AFS"). These assets are carried at fair value. Fair value is determined using public market prices, dealer quotes, and prices obtained from independent pricing services that may be derived from observable and unobservable market inputs. Unrealized gains and losses, net of tax, are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Certain debt securities that will be held until their maturity are classified as held to maturity ("HTM"). These assets are carried at amortized cost. Any unrealized gains and losses are not recorded in the financial statements. Interest income from the investment securities portfolio is accrued as earned including the accretion of discounts and the amortization of premiums based on the original cost of each security owned. Discounts and premiums are accreted and amortized by a method that approximates the effective interest method to the maturity date of the security, with the exception of

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

mortgage-backed securities. Discounts and premiums on mortgage-backed securities are accreted or amortized to the expected maturity date of the investment security. Realized gains or losses on the sale of investment securities are reported in earnings as of the trade date and determined using the amortized cost of the specific security sold. Declines in the fair value of individual securities below their cost that are deemed other than temporary are reflected in the consolidated statements of income.

        Management evaluates securities for other than temporary impairment ("OTTI") at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

        If it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the debt security not impaired at acquisition, an OTTI is considered to have occurred. When an OTTI occurs, the cost basis of the security is written down to its fair value (as the new cost basis) and the write-down is accounted for as a realized loss if it is credit related. In assessing whether impairment represents OTTI, the Company must consider whether it intends to sell a security or if it is likely it would be required to sell the security before recovery of the amortized cost basis of the investment, which may be maturity. For debt securities, if the Company intends to sell the security or it is likely that a sale of the security may be required before recovering the cost basis, the entire impairment loss would be recognized in earnings as an OTTI. If the Company does not intend to sell the security and it is not likely the sale of the security is required by the Company, and the Company does not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings. The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows expected to be collected. Projected cash flows are discounted at the original or current effective interest rate depending on the nature of the security being measured for potential OTTI.

        The remaining impairment related to other factors, the difference between the present value of the cash flows expected to be collected and fair value, is recognized as a charge to other comprehensive income (loss)("OCI").

        Investments in common stock, restricted—As a member of the Federal Home Loan Bank of San Francisco ("FHLB"), the Company is required to purchase FHLB stock in accordance with its Advances and Security Agreement. The investment in FHLB stock is treated for reporting purposes as a cost method investment and is reported within other assets in the consolidated balance sheets. The Company held shares of 150,000 and 141,840, or $15,000 and $14,184, of FHLB stock as of December 31, 2017 and 2016, respectively. The Company evaluates its investment in FHLB stock for impairment on a periodic basis and has not recorded an impairment charge during 2017 or 2016.

        The Company also held investments in three additional bankers' banks. Such investments were not material as of December 31, 2017 and 2016.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

        Loans—Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, reduced by an allowance for loan losses, net deferred loan fees/costs and discounts. Interest income on loans is calculated by the simple-interest method on daily balances of the principal amount outstanding. Loan origination fees, net of certain direct origination costs, are capitalized and recognized as an adjustment of yield over the life of the related loan using the effective interest method.

        Loans acquired in business combinations are recorded on a loan-by-loan basis at their estimated fair value. The Company used third party valuation specialists to determine the estimated fair value on all acquired loans. The Company acquired both performing and impaired loans (loans acquired with evidence of credit quality deterioration at the time of purchase) in its acquisitions. For acquired performing loans, any discount or premium related to fair value adjustments at the time of purchase is recognized as interest income over the estimated life of the loan using the effective yield method.

        The accrual of interest on loans is discontinued at the time the loan becomes ninety days delinquent unless the credit is well secured and in process of collection. In some cases, loans can be placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. Consumer loans are typically charged off when they become 180 days past due. Subsequent collections of interest are applied to unpaid principal balances or included in interest income based upon management's assessment of the likelihood that principal will be collected. When a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed from income and all amortization of deferred fees, costs, premiums and discounts is ceased. Loans on nonaccrual status are charged off, or partially charged off, when one of two conditions is present: (i) it has been determined that all or a portion of an asset is uncollectible; or (ii) when there is an uncertainty as to the source or timing of any eventual payoff. Payments received on nonaccrual loans are applied first to the principal not previously charged off. If the loan has had a partial charge off or was fully charged off, the payment received after the balance on the books has been paid off is applied as a recovery to the allowance for loan losses. Once a loan is on nonaccrual status, it is generally not returned to accrual status until: (i) all past due principal and interest amounts contractually due are reasonably assured of repayment within a reasonable period; and (ii) there has been a sustained period of repayment performance (generally six months) by the borrower.

        A loan is considered impaired when it is probable that the Company will not be able to collect all principal and interest amounts due according to the loan's original contractual terms based upon available information and events. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. The amount of the valuation allowance for impaired loans is determined by comparing the recorded investment in each loan with its value measured by one of three methods: (i) the estimated present value of total expected future cash flows, discounted at the loan's effective interest rate; (ii) the loan's observable market price, if available from a secondary market; or (iii) by the fair value of the underlying collateral if the loan is collateral dependent. If the measure of impairment for an impaired loan is less than the related recorded investment, a specific valuation allowance (impairment allowance) is established as a component of the allowance for loan losses through a charge to the provision for loan losses. Subsequent permitted adjustments to the impairment allowance are made through a corresponding charge or credit to the provision for loan losses.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

        Loans are reported as troubled debt restructurings ("TDR") when the Company grants a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concession include forgiveness of principal or accrued interest, extending the maturity date(s), or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as the Company will not collect all amounts due, either or both principal and interest, in accordance with the terms of the original loan agreement.

        Impairment reserves on non-collateral dependent restructured loans are measured by comparing the present value of expected future cash flows on the restructured loans discounted at the interest rate of the original loan agreement to the loan's carrying value. These impairment reserves are recognized as a specific component to be provided for in the allowance for loan losses. Purchased credit impaired loans that were TDR's prior to being acquired are not subject to the TDR policy as they were marked to market at acquisition.

        Allowance for loan losses—The provision for loan losses charged to results of operations is an amount sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb probable losses inherent in the portfolio at the date of the consolidated financial statements. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The Company performs regular internal and external reviews of the loan portfolio to confirm the credit quality of the portfolio and the adherence to underwriting standards. All loans are assigned a risk rating that is reassessed periodically during the credit review process. These risk rating categories are the primary factor in determining an appropriate amount for the allowance for loan losses.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans that considers historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific, general and qualitative components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows or collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans not specifically identified as impaired and is based on historical loss experience adjusted for qualitative factors. Qualitative factors are assigned by management based on national and local economic trends, effects of the changes in the value of underlying collateral, trends in volume and terms of loans, effects of changes in lending policy, the experience and depth of management, concentrations of credit, quality of the loan review system and the effect of external factors such as competition and regulatory requirements.

        Off-balance sheet instruments—In the ordinary course of business, the Company has entered into off-balance sheet arrangements consisting of commitments to extend credit, commercial letters of

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

credit, and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or the related fees are incurred or received.

        Premises and equipment, net—Furniture and equipment are stated at cost, less accumulated depreciation or amortization recognized on a straight-line basis generally over three to ten years. Depreciation is provided over the estimated useful life of premises, up to forty years, on a straight-line basis. Leasehold improvements are amortized over the shorter of the life of the lease or the estimated useful life of the leasehold improvement. Gains and losses on the dispositions of furniture and equipment are included in the consolidated results of operations. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to consolidated results of operations as incurred. No impairment losses were recognized in 2017 or 2016.

        Goodwill and other intangibles—Intangible assets are comprised of goodwill and other intangible assets acquired in business combinations. Goodwill and intangible assets with indefinite useful lives are not amortized but are periodically evaluated for impairment. Intangible assets with definite useful lives are amortized on an accelerated method to their estimated residual values over their respective estimated useful lives, and are also reviewed periodically for impairment. Amortization of intangible assets is included in other noninterest expense in the consolidated statements of income.

        The Company performs a goodwill impairment analysis on an annual basis as of September 30. Additionally, the Company performs a goodwill impairment evaluation on an interim basis when events or circumstances indicate impairment potentially exists. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include, among others, a material change in the estimated value of the Company based on current market multiples common for community banks of similar size and operations; a significant adverse change in legal factors or in the business climate; adverse action or assessment by a regulator; and unanticipated competition.

        The Company accounts for goodwill pursuant to ASC 350 and Accounting Standards Update ("ASU") 2011-08 for its annual goodwill impairment test. The Company's goodwill arose from the purchase of ownership interest in the acquired banks discussed in note 2, except First Vietnamese American Bank, where a bargain purchase gain was recognized. ASU 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment, gives an entity the option to first assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount. If this is the case, the Company will need to perform a more detailed two-step goodwill impairment test, which is used to identify potential goodwill impairments and to measure the amount of goodwill impairment losses to be recognized, if any.

        In assessing the qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company assessed relevant events and circumstances that may impact the fair value and the carrying amount of the reporting unit. For purposes of its goodwill impairment evaluation as of September 30, 2017, the Company has one reporting unit, Grandpoint Bank. The identification of relevant events and circumstances and how these may impact a reporting unit's fair value or carrying amount involve significant judgments and assumptions. Based upon the Company's qualitative impairment analysis, the Company concluded that

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

there was no requirement to do a quantitative annual goodwill impairment test as of September 30, 2017. No goodwill impairment loss has been recorded in 2017 or 2016.

        Core deposit intangibles and other intangibles are recognized apart from goodwill at the time of acquisition based on market valuations prepared by independent third parties. In valuing core deposit intangibles, the third parties consider variables such as deposit servicing costs, attrition rates and market discount rates. Core deposit intangibles are amortized over its estimated useful life and reviewed for impairment annually or earlier if events or changes in circumstances occur that indicate that their carrying values may not be recoverable. If the recoverable amount of the core deposit intangible is determined to be less than its carrying value, the Company would then measure the amount of impairment based on an estimate of the fair value at that time. If the estimated fair value is less than the carrying value, the core deposit intangible would be reduced to such value and the impairment recognized as noninterest expense in the consolidated statement of operations. The Company's analysis indicated no impairment existed as of December 31, 2017 or 2016.

        Other real estate owned—Other real estate owned ("OREO"), acquired through foreclosure or deed in lieu of foreclosure, is initially recorded at the estimated fair value of the property, based on current independent appraisals obtained at the time of acquisition, less estimated costs to sell including senior obligations such as delinquent property taxes. The excess of the recorded loan balance over the estimated fair value of the property at the time of acquisition, less estimated costs to sell, is charged to the allowance for loan losses. Any subsequent write downs are charged to noninterest expense and recognized through an OREO valuation allowance. Subsequent increases in the fair value of the asset less selling costs reduce the OREO valuation allowance, but not below zero, and are credited to noninterest expense. Gains and losses on the sale of foreclosed properties and operating expenses of such assets are also included in noninterest expense.

        Bank owned life insurance—The Company invests in Bank Owned Life Insurance ("BOLI") involving the purchase of life insurance on certain employees. The Company is the owner and beneficiary of these policies. BOLI is recorded as an asset at cash surrender value. Increases in the cash value of these policies, as well as insurance proceeds received, are recorded in other non-interest income and are not subject to income tax.

        Transfer of financial assets—Transfers of an entire financial asset, a group of financial assets, or a participating interest in an entire financial asset are accounted for as sales when control has been relinquished. Control is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

        Investments in qualified affordable housing projects—Affordable housing investments are evaluated to determine whether they meet the qualifications for accounting under the proportional amortization method based on the criteria established under ASC 323 Investments—Equity Method and Joint Ventures. Under the proportional amortization method, the initial cost of the investments are amortized in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

        In situations where the structure of an investment is modified, an evaluation is performed to ensure the conditions continue to be met for accounting under the proportional amortization method. Additionally, investments in qualified affordable housing projects are tested for impairment when there are events or changes in circumstances indicating that it is more likely than not that the carrying amount of the investment will not be realized. An impairment loss is measured as the amount by which the carrying amount of an investment exceeds its fair value. There is no impairment loss resulting from the recently enacted tax law change.

        Income taxes—The Company uses the asset and liability method to account for income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the income tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The Company's annual tax rate is based on its income, statutory tax rates and tax planning opportunities available in the states in which it operates. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties.

        The Company reviews its tax positions periodically and adjusts the balances as new information becomes available. It is the Company's policy to recognize interest and penalties associated with uncertain tax positions as components of noninterest expense in the consolidated statements of income.

        Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss carryforwards. The Company evaluates the recoverability of these future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. The Company uses historical experience and short and long-range business forecasts to provide additional information for its evaluation of the recoverability of deferred tax assets. A deferred tax valuation allowance is established to reduce the net carrying amount of deferred tax assets if it is determined to be more likely than not that all or some of the deferred tax asset will not be realized.

        While the Company was able to make reasonable estimates of the impact of the reduction in the Federal corporate rate, the final impact of the Tax Act may differ from these estimates, including, but not limited to, changes in our interpretations and assumptions, additional guidance that may be issued by the Internal Revenue Service ("IRS"), return to provision differences and state rate adjustments. The Company is continuing to gather additional information to determine the final impact.

        Advertising expense—Advertising costs are expensed as incurred. Such expenses were not material in 2017 and 2016.

        Comprehensive income—Comprehensive income consists of net income and other comprehensive income. Other comprehensive income (loss) consists of unrealized gains and losses on securities available-for-sale which are also recognized as a separate component of shareholders' equity.

        Common stock—The Company has authorized 60,000,000 shares of voting common stock and 10,000,000 shares of nonvoting common stock. There are no dividends or liquidation preferences,

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

participation rights, call prices or dates, conversion prices or rates, or sinking fund requirements associated with these shares.

        Under an agreement with the primary federal regulator of the Company, the Federal Reserve Bank, certain shareholders have agreed to limit their voting shares to 14.99%. Purchases of common stock in excess of these voting restrictions are issued in non-voting common stock. Should their voting limitations change due to increases in voting common stock issued to other shareholders, their nonvoting shares are exchanged for voting shares up to the 14.99% limitation.

        Earnings per share ("EPS")—Basic EPS excludes dilution and is computed by dividing net income available to common shareholders by the weighted-average number of shares outstanding for the period of 33,087,935 and 32,969,268 shares in 2017 and 2016, respectively. The Company has elected to report diluted earnings per share. Diluted shares consist of stock options only and are computed using an internal valuation of the Company's common stock as the shares are thinly traded. Diluted shares were 34,070,755 and 33,903,041 in 2017 and 2016, respectively.

        Stock-based compensation—The Company accounts for stock-based compensation in accordance with rules that require compensation cost relating to share-based compensation transactions be recognized in the consolidated statements of income based upon the grant-date fair value of the stock-based compensation granted by the Company. The effect of stock-based accounting rules is to require entities to measure the cost of employee services received in exchange for stock-based compensation and to recognize the cost over the period the employee is required to provide services for the award. The Company uses the Black-Scholes option-pricing model for determination of grant date fair value which meets the fair value objective within the accounting standard.

        Fair value measurements—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB accounting principles establish a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect the Company's estimates about market data.

        In general, fair values determined by Level 1 inputs utilize quoted prices for identical assets or liabilities traded in active markets that the Company has the ability to access. Fair values determined by Level 2 inputs utilize information other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

        Subsequent events—Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company's financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are issued. The Company has evaluated subsequent events through March 8, 2018, which is the date the financial statements became available for issuance.

          Dividend—The Company declared on January 17, 2018 a cash dividend of $0.15 per share payable to shareholders of record of its outstanding voting and non-voting common stock on January 31, 2018. The dividend of $4,976 was paid on February 14, 2018.

          Definitive Agreement—The Company announced on February 12, 2018 that it has entered into a Definitive Agreement to sell the Company to Pacific Premier Bancorp Inc. in an all-stock transaction valued at approximately $641.2 million, or $18.57 per share based on the closing price for Pacific Premier stock of $39.10 as of February 9, 2018. The transaction is expected to close in the third quarter of 2018.

        Recently issued accounting pronouncements—In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which creates Topic 606 and supersedes Topic 605, Revenue Recognition. The core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In general, the new guidance requires companies to use more judgment and make more estimates than under current guidance, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The standard is effective for public entities for interim and annual periods beginning after December 15, 2017; early adoption is not permitted. For financial reporting purposes, the standard allows for either full retrospective adoption, meaning the standard is applied to all of the periods presented, or modified retrospective adoption, meaning the standard is applied only to the most current period presented in the financial statements with the cumulative effect of initially applying the standard recognized at the date of initial application. The Company does not expect this ASU to have a material impact on the Company's financial statements.

        In August 2014, the Financial Accounting Standards Board ("the FASB) issued Accounting Standards Update ("ASU) 2014-15: "Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU No. 2014-15"). ASU No. 2014-15 requires management to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. During the period ended December 31, 2016 the Company adopted ASU No. 2014-15 which did not have an impact on the Company's financial position, results of operation or cash flows.

        In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The new

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

guidance is intended to improve the recognition and measurement of financial instruments. This ASU requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. In addition, the amendment requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes and requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements. This ASU also eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. The amendment also requires a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument specific credit risk (also referred to as "own credit") when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. ASU No. 2016-01 is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for certain provisions. The Company is currently evaluating the impact of this ASU on the Company's consolidated financial statements.

        In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new guidance requires a lessee to recognize in the statement of financial position a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. The guidance separates leases into finance and operating categories, both of which are required to be recognized as an asset and liability on the financial statements. The asset and liability are initially measured at the present value of the lease payments, in the statement of financial position for both finance and operating leases. For finance leases, lessees are to recognize interest on the lease liability separate from amortization of the right-of-use asset in the statement of comprehensive income, and classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows. For operating leases, lessees are to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis, and all cash payments are to be classified within operating activities in the statement of cash flows. The amendments of this Update are effective for fiscal years beginning after December 15, 2018, for public business entities. The Company is currently evaluating the impact this ASU will have on the Company's financial statements.

        In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718). This ASU was issued as part of FASB's Simplification Initiative. The areas for simplification in this Update include income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows for share-based payment transactions. For public business entities, this ASU will be effective for annual periods beginning after December 15, 2017. The Company does not expect this ASU to have a significant impact on the Company's financial statements.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

        In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses. ASU 2016-13 requires entities to report "expected" credit losses on financial instruments and other commitments to extend credit rather than the current "incurred loss" model. These expected credit losses for financial assets held at the reporting date are to be based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU will also require enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity's portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. For public business entities that are U.S. Securities and Exchange Commission filers, the amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of ASU 2016-13 will have on its financial statements.

        In January 2018, the FASB issued ASU No.2018-02, Income Statement—Reporting Comprehensive Income (Topic 220). This ASU was issued to clarify the reclassification of certain tax effects from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. The Company made the election to early adopt ASU No.2018-02 for the fiscal year ended December 31, 2017 by reclassifying the income tax effects of the Tax Cuts and Jobs Act from accumulated other comprehensive income to retained earnings.

        Reclassification—Certain amounts from the prior year footnotes have been reclassified in order to conform to the current year presentation, which did not have an effect on previously stated net income or shareholders' equity.

Note 2—Business Combinations

        Beginning in 2010 through 2013, the Company completed the acquisitions noted below and, accordingly, the operating results of the acquired entities have been included in the Company's consolidated financial statements from their respective dates of acquisition. The assets acquired and liabilities assumed from these acquisitions have been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the acquisition date. The fair values of assets and liabilities acquired, including the calculation of the undiscounted contractual cash flows and beginning accretable yield relating to the acquired loan portfolios are subject to change after the closing date of each acquisition, as additional information relating to the closing data that was incomplete or unknown at the acquisition date becomes available. The measurement period ends as soon as the acquirer receives the information it was seeking about facts and circumstances that existed as of the acquisition date or learns that more information is not obtainable. However, the measurement period shall not exceed one year from the acquisition date. In addition, the tax treatment of acquisitions can be complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. For 2017, there were no facts or circumstances deemed to have a material impact on Day 1 accounting.

        Santa Ana Business Bank ("SABB")—SABB was acquired at the close of business on June 18, 2010. SABB was acquired to provide the operating platform for the Company's California banking operations. After the acquisition, it was renamed Grandpoint Bank. The Company acquired 100% of

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 2—Business Combinations (Continued)

the outstanding stock of SABB in an all cash transaction totaling $7,400. After completion of the transaction, the Company infused an additional $67,600 into Grandpoint Bank to comply with regulatory requirements regarding initial capitalization of the Bank. The former SABB branch was closed in November 2012 with the assets and deposits transferred to the Orange, California, office of Grandpoint Bank.

        First Vietnamese American Bank ("FVAB")—FVAB was acquired at the close of business on November 5, 2010 by Grandpoint Bank. FVAB was purchased from the FDIC as receiver after it failed and reopened as a branch of Grandpoint Bank on November 6, 2010. FVAB was acquired to provide loans and deposits for Grandpoint Bank. Grandpoint Bank purchased certain assets and assumed certain deposits of FVAB at a $12,000 discount from the FDIC. The former FVAB branch was closed in April 2011 with the assets and deposits originally transferred to the Santa Ana, California, office.

        Southern Arizona Community Bank ("SACB")—SACB was acquired at the close of business on December 8, 2010. SACB was acquired to provide the operating platform for the Company's Southern Arizona banking operations. The Company acquired 100% of the outstanding stock of SACB in an all cash transaction totaling $11,200. The Company made a Section 338(h) election with the IRS to treat this transaction as an asset purchase for tax reporting purposes. After completion of the transaction, the Company infused an additional $8,800 into SACB and local investors infused $4,800 reducing the ownership of the Company to 80%. In January of 2011, the Company infused an additional $13,000 and SACB acquired the assets and assumed the liabilities of a branch office in Tucson, Arizona, and changed its name to Bank of Tucson.

        First Commerce Bancorp ("FCB")—FCB, the parent company of First Commerce Bank was acquired at the close of business on December 28, 2010. FCB was acquired to expand the banking franchise of Grandpoint Bank and the operations of FCB and First Commerce Bank were merged with and into Grandpoint Bank at the close of the acquisition. The Company acquired 100% of the outstanding stock of FCB for cash consideration of $43,900. In addition, the Company paid the maximum payable of $3,600 under the terms of a Contingent Payment Rights Agreement (the "Agreement") to the shareholders of FCB based on the performance of a group of select loans in January 2013.

        Main office of Bank of Tucson ("BOT")—BOT was acquired at the close of business on January 24, 2011. The Bank acquired certain assets, location, employees, and assumed all deposits of the main office of the BOT in an all cash transaction totaling $5,567. In addition, the Bank acquired the name "Bank of Tucson" and changed its name from Southern Arizona Community Bank to Bank of Tucson. The branch was acquired to expand the operating platform for the Bank's Southern Arizona banking operations. After completion of the transaction, the Company infused additional capital of $18,600 and local investors infused $1,300 changing the ownership percentages to 87% and 13%, respectively. The Company purchased the noncontrolling interest in BOT for $6,000, effective June 14, 2012 and BOT became a wholly-owned subsidiary of the Company. BOT was merged into Grandpoint Bank in May 2013.

        Orange Community Bancorp ("OCB")—OCB, the parent company of Orange Community Bank was acquired at the close of business on August 30, 2011. OCB was acquired to further expand the banking franchise of Grandpoint Bank into Orange County, California, and the operations of OCB and

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 2—Business Combinations (Continued)

Orange Community Bank were merged with and into Grandpoint Bank at the close of the acquisition. The Company acquired 100% of the outstanding stock of OCB for cash consideration of $30,770.

        Regents Bancorp ("RB")—RB, the parent company of Regents Bank, N.A. and Peoria Holdings, LLC was acquired at the opening of business on January 27, 2012. RB was acquired to expand the banking franchise of the Company into San Diego County, California. Regents Bank became a stand-alone bank subsidiary of the Company after the close of the acquisition. Peoria Holdings, LLC became a stand-alone non-banking subsidiary of the Company after the close of the acquisition. The Company acquired 100% of the outstanding stock of RB for cash consideration of $57,000. RB was merged into Grandpoint Bank in September 2013.

        California Community Bank ("CCB")—CCB was acquired at the close of business on November 30, 2012. CCB was acquired to further expand the banking franchise of the Company in San Diego County, California. The operations of CCB were merged into Regents Bank at the close of the acquisition. The Company acquired 100% of the outstanding stock of CCB for cash consideration of $31,549.

        Bank Capital Corporation ("BCC")—BCC, the parent company of Biltmore Bank, 5055 Holdings, LLC and 5055-1, LLC was acquired at the close of business on December 14, 2012. BCC was acquired to expand the banking franchise of the Company into Phoenix, Arizona. Biltmore Bank ("BB") became a stand-alone bank subsidiary of the Company after the close of the acquisition. 5055 Holdings, LLC and 5055-1, LLC became special purpose subsidiaries of the Company after the close of the acquisition. The Company acquired 100% of the outstanding stock of BCC for cash consideration of $30,638. BCC was merged into Grandpoint Bank in March 2014.

        Gilmore Bank ("GIL")—GIL was acquired at the close of business on September 26, 2013. GIL was acquired to expand the banking franchise in Los Angeles. The operations of GIL were merged with and into Grandpoint Bank at the close of the transaction. The Bank acquired certain assets, employees and assumed all deposits in an all cash transaction totaling $11,770. The Bank acquired assets and liabilities of $157,473, including goodwill and intangibles of $4,179.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 3—Investment Securities

        Investment securities have been classified in the consolidated balance sheets according to management's intent and ability as available-for-sale or held-to-maturity. The amortized cost of investment securities and their estimated fair values at December 31 were as follows:

	2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale
U.S. Treasury securities	$499	$—	$(5)	$494
Agency securities	2,998	—	(19)	2,979
Mortgage-backed securities and collateralized mortgage obligations	104,152	136	(1,664)	102,624
Collateralized loan obligations	262,076	657	(23)	262,710
Corporate securities	83,146	65	(127)	83,084
Mutual funds	20,527	—	(115)	20,412

	$473,398	$858	$(1,953)	$472,303

Held to maturity
Corporate securities	$30,312	$26	$(232)	$30,106

	$30,312	$26	$(232)	$30,106

	2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale
U.S. Treasury securities	$499	$—	$(1)	$498
Agency securities	5,003	1	(8)	4,996
Mortgage-backed securities and collateralized mortgage obligations	125,169	160	(2,591)	122,738
Asset-backed securities	73	—	—	73
Collateralized loan obligations	246,324	621	(195)	246,750
Corporate securities	183,822	458	(37)	184,243
Mutual funds	20,091	—	(114)	19,977

	$580,981	$1,240	$(2,946)	$579,275

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 3—Investment Securities (Continued)

        Information pertaining to securities with gross unrealized losses at December 31 aggregated by investment type and length of time that individual securities have been in a continuous unrealized loss position is as follows:

	2017
	Less Than Twelve Months		Twelve Months or Greater		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Available for sale
U.S. Treasury securities	$494	$(5)	$—	$—	$494	$(5)
Agency securities	988	(7)	1,991	(12)	2,979	(19)
Mortgage-backed securities and collateralized mortgage obligations	19,376	(64)	69,646	(1,600)	89,022	(1,664)
Collateralized loan obligations	28,227	(23)	—	—	28,227	(23)
Corporate securities	17,883	(127)	—	—	17,883	(127)
Mutual funds	20,412	(115)	—	—	20,412	(115)

	$87,380	$(341)	$71,637	$(1,612)	$159,017	$(1,953)

Held to maturity
Corporate securities	$23,994	$(232)	$—	$—	$23,994	$(232)

	$23,994	$(232)	$—	$—	$23,994	$(232)

	2016
	Less Than Twelve Months		Twelve Months or Greater		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Available for sale
U.S. Treasury securities	$498	$(1)	$—	$—	$498	$(1)
Agency securities	3,995	(8)	—	—	3,995	(8)
Mortgage-backed securities and collateralized mortgage obligations	101,213	(2,245)	8,173	(346)	109,386	(2,591)
Asset-backed securities	51	—	22	—	73	—
Collateralized loan obligations	18,932	(49)	20,514	(146)	39,446	(195)
Corporate securities	2,564	(14)	12,505	(23)	15,069	(37)
Mutual funds	19,977	(114)	—	—	19,977	(114)

	$147,230	$(2,431)	$41,214	$(515)	$188,444	$(2,946)

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 3—Investment Securities (Continued)

        Information pertaining to the number of securities in an unrealized loss position by investment type and the length of time individual securities have been in a continuous loss position for the years ended December 31 are as follows:

	2017
	Less Than Twelve Months	Twelve Months or Greater	Total
	Securities with Unrealized Losses	Securities with Unrealized Losses	Securities with Unrealized Losses
Available for sale
U.S. Treasury securities	1	—	1
Agency securities	1	2	3
Mortgage-backed securities and collateralized mortgage obligations	29	82	111
Collateralized loan obligations	9	—	9
Corporate securities	4	—	4
Mutual funds	1	—	1

	45	84	129

Held to maturity
Corporate securities	6	—	6

	6	—	6

	2016
	Less Than Twelve Months	Twelve Months or Greater	Total
	Securities with Unrealized Losses	Securities with Unrealized Losses	Securities with Unrealized Losses
Available for sale
U.S. Treasury securities	1	—	1
Agency securities	4	—	4
Mortgage-backed securities and collateralized mortgage obligations	99	12	111
Asset-backed securities	1	1	2
Collateralized loan obligations	4	10	14
Corporate securities	4	4	8
Mutual funds	1	—	1

	114	27	141

        Management believes the Company has the ability and has the intent to hold these debt securities for a period of time sufficient for a recovery of cost. In the opinion of management, the investment securities in an unrealized loss position at December 31, 2017 or 2016 are not considered other than temporarily impaired due to changes in market interest rates subsequent to the initial purchase of the

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 3—Investment Securities (Continued)

securities and not due to concerns regarding the underlying credit exposure of the issuers or the underlying collateral.

        The amortized cost and estimated fair values of securities at December 31, 2017, by contractual maturity, are shown below. Expected and actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$74,147	$74,211	$—	$—
Due from one to five years	2,707	2,678	—	—
Due in five to ten years	148,795	148,839	30,312	30,106
Due in more than ten years	227,222	226,163	—	—
No stated maturity	20,527	20,412	—	—

	$473,398	$472,303	$30,312	$30,106

        Amounts related to sale of securities for the years ended December 31 are summarized as follows:

	2017	2016
Gross proceeds	$76,209	$4,506
Realized gains	190	28
Realized losses	(20)	—

        Securities pledged as collateral for borrowings and to secure U.S. Government, Local Agencies and trust deposits as required by contract or law were $3,473 and $5,494, as of December 31, 2017 and 2016, respectively.

Note 4—Loans and Allowance for Loan Losses

        The carrying value of major classifications of loans at December 31 are summarized as follows:

	2017	2016
Loans secured by real estate:
Construction and land	$139,512	$194,833
Commercial properties	1,037,118	1,000,572
Residential properties	171,267	220,804
Multifamily properties	720,261	716,485
Commercial	252,756	226,030
Consumer	42,569	7,881

Total loans	2,363,483	2,366,605
Deferred loan costs, net of fees	64	3,199
Allowance for loan losses	(18,939)	(18,552)

	$2,344,608	$2,351,252

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 4—Loans and Allowance for Loan Losses (Continued)

        The adequacy of the allowance for loan losses is determined by the Company's management based upon evaluation and review of credit quality of the loan portfolio, consideration of historical loss experience, relevant internal and external factors that affect the collection of a loan, and other pertinent factors. The allowance for loan loss analysis is a formula methodology based upon assigning a risk rating to each loan upon origination and is periodically reassessed and validated during the term of the loan through the Company's credit review processes. The allowance for loan loss is determined based upon accounting principles within ASC 310-30.
        Additionally, the Company's management utilizes qualitative adjustments to the allowance for loan loss analysis in order to systematically quantify the credit risk impact of other trends and changes within the loan portfolio. The qualitative factors considers the following nine factors, which are patterned after the guidelines provided under the Federal Financial Institutions Examination Council Interagency Policy Statement on the Allowance for Loan and Lease Losses issued in 2006:

  •
  Changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses;

  •
  Changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments;

  •
  Changes in the nature and volume of the portfolio and in the terms of loans;

  •
  Changes in the experience and ability of lending management and other relevant staff;

  •
  Changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans;

  •
  Changes in the quality of the institution's loan review system;

  •
  Changes in the value of underlying collateral for collateral-dependent loans;

  •
  The existence and effect of any concentrations of credit, and changes in the level of such concentrations; and,

  •
  The effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the institutions' existing portfolio.

        The Company also establishes specific loss allowances for loans where management has identified potential credit risk conditions or circumstances related to a specific individual loans. The loans identified as impaired are accounted for in accordance with one of the three acceptable valuations as follows: 1) the present value of future cash flows discounted at the loan's effective interest rate; 2) the loan's observable market price; or 3) the fair value of the collateral, if the loan is collateral dependent. For the collateral dependent impaired loans, the Company obtains an appraisal to determine the amount of impairment at the date that the loan becomes impaired. If the third party market data indicates that the value of collateral has declined since the most recent valuation date, the value of the property is adjusted downward to reflect current market conditions. If the fair value of the collateral, less cost to sell, is less than the recorded amount of the loan, the Company either recognizes

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 4—Loans and Allowance for Loan Losses (Continued)

impairment by creating or adjusting an existing valuation allowance with a corresponding charge to the provision for loan losses or charges off the impaired balance on collateral dependent loans, if it is determined that such loss amount represents a confirmed loss.

        Management believes that the allowance for loan losses was adequate as of December 31, 2017. There is, however, no assurance that future loan losses will not exceed the levels provided for in the allowance for loan losses and could possibly result in additional charges to the provision for loan losses. In addition, bank regulatory authorities, as part of their periodic examination of the Company, may require additional charges to the provision for loan losses in future periods if warranted as a result of their review. A significant decline in real estate market values may require an increase in the allowance for loan losses.

        A summary of the changes in the allowance for loans losses for the years ended December 31:

	2017	2016
Beginning balance	$18,552	$17,245
Provision for loan losses charged to expense	335	1,135
Recoveries on loans previously charged off	915	1,329
Charge-offs	(863)	(1,157)

Ending balance	$18,939	$18,552

        The following tables present by portfolio segment, the activity in the allowance for loan losses for the years ended December 31. The following also presents by portfolio segment, the balance in the allowance for loan losses disaggregated on the basis of the Company's impairment measurement method and the related recorded investment in loans (defined as unpaid principal balance adjusted for

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 4—Loans and Allowance for Loan Losses (Continued)

applicable unamortized premium, discount and any previous write-down of the investment) as of December 31:

	2017
	Construction and Land	Commercial Properties	Residential Properties	Multifamily Properties	Commercial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,598	$8,665	$602	$6,018	$1,636	$33	$18,552
Provision	(615)	(39)	(159)	(400)	1,118	430	335
Recoveries	114	355	101	—	311	34	915
Charge-offs	—	(74)	(2)	—	(779)	(8)	(863)

Ending balance	$1,097	$8,907	$542	$5,618	$2,286	$489	$18,939

Ending balances individually evaluated for impairment	$—	$—	$71	$—	$894	$—	$965

Ending balances collectively evaluated for impairment	$1,097	$8,907	$471	$5,618	$1,392	$489	$17,974

Recorded investment in loans:
Ending balance	$137,298	$1,031,954	$170,748	$728,555	$252,453	$42,539	$2,363,547

Ending balances individually evaluated for impairment	$768	$15,728	$4,725	$—	$10,950	$—	$32,171

Ending balances collectively evaluated for impairment	$136,530	$1,016,226	$166,023	$728,555	$241,503	$42,539	$2,331,376

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 4—Loans and Allowance for Loan Losses (Continued)

	2016
	Construction and Land	Commercial Properties	Residential Properties	Multifamily Properties	Commercial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,416	$8,051	$1,204	$3,848	$2,658	$68	$17,245
Provision	232	656	(607)	2,170	(1,272)	(44)	1,135
Recoveries	77	199	39	—	991	23	1,329
Charge-offs	(127)	(241)	(34)	—	(741)	(14)	(1,157)

Ending balance	$1,598	$8,665	$602	$6,018	$1,636	$33	$18,552

Ending balances individually evaluated for impairment	$—	$—	$74	$155	$539	$—	$768

Ending balances collectively evaluated for impairment	$1,598	$8,665	$528	$5,863	$1,097	$33	$17,784

Recorded investment in loans:
Ending balance	$193,207	$994,996	$220,440	$727,680	$225,661	$7,820	$2,369,804

Ending balances individually evaluated for impairment	$109	$11,731	$3,594	$1,119	$5,544	$77	$22,174

Ending balances collectively evaluated for impairment	$193,098	$983,265	$216,846	$726,561	$220,117	$7,743	$2,347,630

        As a result of the Company's geographical concentration, a reliance on the economies in Southern California, Phoenix and Tucson, Arizona, and Vancouver, Washington may increase the credit risk associated with the Company's loans. While management believes that the allowance for loan losses at December 31, 2017 and 2016, is adequate to absorb probable losses inherent in the Company's loan portfolio, a continued downturn in these economies may adversely impact asset quality and require future additions to the allowance for loan losses. To the extent that such events occur, the impact on the adequacy of the Company's allowance for loan losses will be reported in the Company's consolidated financial statements in the period of occurrence.

Credit Quality Indicators

        As previously noted, the Company uses several credit quality indicators to manage credit risk in an ongoing manner. The Company's primary credit quality indicators are to use an internal credit risk rating system that categorizes loans and leases into pass, special mention, or classified categories. Credit risk ratings are applied individually to all loans that have significant or unique credit characteristics that benefit from a case-by-case evaluation. The following are the definitions of the Company's credit quality indicators:

  •
  Pass/Watch: Loans in all classes that comprise the commercial and consumer portfolio segments that are not adversely rated, are contractually current as to principal and interest, and are

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 4—Loans and Allowance for Loan Losses (Continued)

    otherwise in compliance with the contractual terms of the loan or lease agreement. Management believes that there is a low likelihood of loss related to those loans that are considered pass.

  •
  Special Mention: Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company's credit position at some future date.

  •
  Substandard: Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

  •
  Doubtful/Loss: Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors, which may work towards strengthening of the asset, classification as a loss (and immediate charge off) is deferred until more exact status may be determined. In certain circumstances, a Doubtful rating will be temporary, while the Company is awaiting an updated collateral valuation. In these cases, once the collateral is valued and appropriate margin applied, the remaining un-collateralized portion will be charged off. The remaining balance, properly margined, may then be upgraded to Substandard, however must remain on non-accrual. A loss rating is assigned to loans considered un-collectable and of such little value that the continuance as an active Company asset is not warranted. This rating does not mean that the loan has no recovery or salvage value, but rather that the loan should be charged-off currently, even though partial or full recovery may be possible in the future.

        The Company's credit quality indicators are periodically updated on a case-by-case basis. The following tables present by loan type and by credit quality indicator, the recorded investment in the Company's loans as of December 31.

	2017
	Pass / Watch	Special Mention	Substandard	Doubtful / Loss	Total Loans
Construction and land	$136,144	$—	$1,154	$—	$137,298
Commercial properties	1,002,696	7,385	21,873	—	1,031,954
Residential properties	162,832	600	7,316	—	170,748
Multifamily properties	726,683	—	1,872	—	728,555
Commercial	236,156	3,197	13,100	—	252,453
Consumer	42,511	21	7	—	42,539

Total	$2,307,022	$11,203	$45,322	$—	$2,363,547

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 4—Loans and Allowance for Loan Losses (Continued)

	2016
	Pass / Watch	Special Mention	Substandard	Doubtful / Loss	Total Loans
Construction and land	$192,313	$—	$894	$—	$193,207
Commercial properties	973,272	2,469	19,255	—	994,996
Residential properties	213,622	13	6,805	—	220,440
Multifamily properties	724,138	—	3,542	—	727,680
Commercial	216,392	975	8,287	7	225,661
Consumer	7,478	250	92	—	7,820

Total	$2,327,215	$3,707	$38,875	$7	$2,369,804

        The following tables present by loan type, an aging analysis including the recorded investment in loans past due 90 days or more as of December 31:

	2017
	30 - 89 Days Past Due	Over 90 Days and Accruing Interest	Non-Accrual	Total Past Due and Non-Accrual	Current	Total Loans
Construction and land	$—	$—	$768	$768	$136,530	$137,298
Commercial properties	896	—	6,254	7,150	1,024,804	1,031,954
Residential properties	182	—	1,805	1,987	168,761	170,748
Multifamily properties	—	—	—	—	728,555	728,555
Commercial	281	—	1,620	1,901	250,552	252,453
Consumer	—	—	—	—	42,539	42,539

Total	$1,359	$—	$10,447	$11,806	$2,351,741	$2,363,547

	2016
	30 - 89 Days Past Due	Over 90 Days and Accruing Interest	Non-Accrual	Total Past Due and Non-Accrual	Current	Total Loans
Construction and land	$—	$—	$109	$109	$193,098	$193,207
Commercial properties	1,035	130	5,027	6,192	988,804	994,996
Residential properties	31	—	3,507	3,538	216,902	220,440
Multifamily properties	485	—	1,119	1,604	726,076	727,680
Commercial	382	105	5,119	5,606	220,055	225,661
Consumer	11	—	77	88	7,732	7,820

Total	$1,944	$235	$14,958	$17,137	$2,352,667	$2,369,804

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 4—Loans and Allowance for Loan Losses (Continued)

        The following tables present information related to impaired loans as of and for the years ended December 31:

	2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no allowance recorded:
Construction and land	$768	$768	$—	$439	$—
Commercial properties	15,728	16,335	—	13,730	403
Residential properties	4,472	4,586	—	3,865	104
Multifamily properties	—	—	—	200	—
Commercial	2,410	2,497	—	3,185	101
Consumer	—	—	—	39	—

	23,378	24,186	—	21,458	608

With an allowance recorded:
Construction and land	—	—	—	—	—
Commercial properties	—	—	—	—	—
Residential properties	253	253	71	295	11
Multifamily properties	—	—	—	359	—
Commercial	8,540	8,541	894	5,063	335
Consumer	—	—	—	—	—

	8,793	8,794	965	5,717	346

Total	$32,171	$32,980	$965	$27,175	$954

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 4—Loans and Allowance for Loan Losses (Continued)

	2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no allowance recorded:
Construction and land	$109	$491	$—	$288	$—
Commercial properties	11,731	12,499	—	10,126	397
Residential properties	3,258	3,380	—	2,357	5
Multifamily properties	401	427	—	200	—
Commercial	3,958	4,123	—	2,813	12
Consumer	77	81	—	39	—

	19,534	21,001	—	15,823	414

With an allowance recorded:
Construction and land	—	—	—	829	—
Commercial properties	—	—	—	2,129	—
Residential properties	336	336	74	225	—
Multifamily properties	718	718	155	731	—
Commercial	1,586	1,593	539	2,987	15
Consumer	—	—	—	104	—

	2,640	2,647	768	7,005	15

Total	$22,174	$23,648	$768	$22,828	$429

Troubled Debt Restructurings

        The Company offers a variety of modifications to borrowers. The modification categories offered can generally be described in the following categories:

  •
  Rate modification—A modification in which the interest rate is changed.

  •
  Term modification—A modification in which the maturity date, timing of payments, or frequency of payments is changed.

  •
  Interest only modification—A modification in which the loan is converted to interest only payments for a period of time.

  •
  Payment modification—A modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

  •
  Combination modification—Any other type of modification, including the use of multiple categories above.

        As of December 31, 2017 and 2016, total outstanding balance of troubled debt restructured loans were approximately $3,164 and $9,728, respectively, with no unfunded commitments.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 4—Loans and Allowance for Loan Losses (Continued)

        The following table presents newly restructured loans that occurred during the years ended December 31:

	2017
	Rate Modifications		Term Modifications		Payment Modifications		Combination Modifications		Total Modifications
	#	$	#	$	#	$	#	$	#	$
Pre-Modification Outstanding
Recorded Investment:
Construction and land	—	$—	1	$25	—	$—	—	$—	1	$25
Commercial properties	—	—	1	395	—	—	—	—	1	395
Residential properties	—	—	6	992	—	—	—	—	6	992
Multifamily properties	—	—	—	—	—	—	—	—	—	—
Commercial	—	—	2	742	—	—	3	2,116	5	2,858
Consumer	—	—	—	—	—	—	—	—	—	—

Total	—	$—	10	$2,154	—	$—	3	$2,116	13	$4,270

Post-Modification Outstanding
Recorded Investment:
Construction and land	—	$—	—	$—	—	$—	—	$—	—	$—
Commercial properties	—	—	—	—	—	—	—	—	—	—
Residential properties	—	—	1	286	—	—	1	298	2	584
Multifamily properties	—	—	—	—	—	—	—	—	—	—
Commercial	—	—	—	—	1	211	2	380	3	591
Consumer	—	—	—	—	—	—	—	—	—	—

Total	—	$—	1	$286	1	$211	3	$678	5	$1,175

	2016
	Rate Modifications		Term Modifications		Payment Modifications		Combination Modifications		Total Modifications
	#	$	#	$	#	$	#	$	#	$
Pre-Modification Outstanding
Recorded Investment:
Construction and land	—	$—	—	$—	—	$—	1	$2	1	$2
Commercial properties	—	—	1	285	2	329	2	311	5	925
Residential properties	—	—	2	644	—	—	—	—	2	644
Multifamily properties	—	—	—	—	—	—	—	—	—	—
Commercial	—	—	—	—	1	217	4	2,535	5	2,752
Consumer	—	—	—	—	—	—	—	—	—	—

Total	—	$—	3	$929	3	$546	7	$2,848	13	$4,323

Post-Modification Outstanding
Recorded Investment:
Construction and land	—	$—	—	$—	—	$—	—	$—	—	$—
Commercial properties	—	—	1	273	2	323	2	308	5	904
Residential properties	—	—	1	317	—	—	—	—	1	317
Multifamily properties	—	—	—	—	—	—	—	—	—	—
Commercial	—	—	—	—	1	182	3	1,966	4	2,148
Consumer	—	—	—	—	—	—	—	—	—	—

Total	—	$—	2	$590	3	$505	5	$2,274	10	$3,369

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 4—Loans and Allowance for Loan Losses (Continued)

        There were no loans modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ended December 31, 2017 and 2016.

Note 5—Premises and Equipment

        Premises and equipment is comprised of the following at December 31:

	2017	2016
Land	$1,347	$1,347
Building	4,316	4,282
Furniture, fixtures, and equipment	1,699	1,325
Leasehold improvements	2,329	3,084

	9,691	10,038
Less accumulated depreciation and amortization	(3,490)	(3,089)

	$6,201	$6,949

        Depreciation and amortization expense amounted to $1,172 and $1,466 for the years ended December 31, 2017 and 2016, respectively.

Note 6—Goodwill, Core Deposit, and Other Intangible Assets

        The following tables present the changes in the carrying value of goodwill:

	2017	2016
Beginning balance	$53,323	$53,323
Additions	—	—

Ending balance	$53,323	$53,323

        Core deposit intangibles ("CDI") represent intangible assets with finite lives. CDI is amortized over its estimated useful life to estimated residual value and reviewed for impairment at least annually. The amortization expense represents the estimated decline in value of the underlying deposits acquired. At December 31, 2017, the weighted average amortization period remaining for the Company's CDI is 4 years. The estimated aggregate amortization expense related to CDI for years 2018 through 2022 is $1,458, $1,374, $1,031, $761 and $429, respectively.

        The Company also recorded a trade name intangible asset of $1,200 related to acquisition of Bank of Tucson in 2011. The estimated future amortization related to this intangible is approximately $85 per year for the next eight years. Management evaluates this intangible asset for impairment at least annually.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 6—Goodwill, Core Deposit, and Other Intangible Assets (Continued)

        The following tables present the changes in the gross amounts of CDI and trade name intangible and the related accumulated amortization for the years ended December 31:

	2017	2016
Beginning balance	$7,493	$9,209
Amortization	(1,628)	(1,716)

Ending balance	$5,865	$7,493

Note 7—Other Real Estate Owned

        The following table presents the activity of OREO, net of valuation allowance, for the years ended December 31.

	2017	2016
Beginning balance	$1,057	$2,458
Foreclosures	615	404
Reductions related to disposals, net	(758)	(1,805)

Ending balance	$914	$1,057

Note 8—Qualified Affordable Housing Projects

        During 2017, the Company invested $20 million in a qualified affordable housing project which provides the Company with Community Reinvestment Act credits. Additionally, the investment provides the Company with tax credits and with operating loss tax benefits over an approximately 10 year period. None of the original investment is expected to be repaid.

        These investments are reported under the proportional amortization method. The amortization on the underlying investments are reported through income tax expense along with the tax credits and tax benefits generated from the operating losses in the consolidated statement of income and comprehensive income for the year ended December 31, 2017.

        As of December 31, 2017, the original amount of the investment was $20 million, the current investment is $8,484 reported in other assets and the unfunded commitment for this investment is $10,003. During 2017, the Company recorded estimated tax credits and benefits of $1,559, amortized $1,513 of the investment and recorded a net benefit to income tax expenses of $46.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 9—Deposits

        The scheduled maturities of time deposits as of December 31 are as follows:

	2017
	Less than $250	$250 or more	Total
Due in one year or less	$78,008	$161,262	$239,270
Due from one to five years	8,825	3,586	12,411

	$86,833	$164,848	$251,681

	2016
	Less than $250	$250 or more	Total
Due in one year or less	$212,269	$119,142	$331,411
Due from one to five years	13,198	3,166	16,364

	$225,467	$122,308	$347,775

        The table above includes 91-day to 182-day time deposits from the State of California of $150 million and $100 million in 2017 and 2016, respectively.

Note 10—Borrowings

        The Company's subsidiary bank had various borrowing lines available from correspondent banks as of December 31 as follows:

	2017		2016
	Number	Amount	Number	Amount
Unsecured	2	$60,000	2	$60,000
Secured—collateral to be pledged at borrowing	2	200,000	2	200,000

	4	$260,000	4	$260,000

        The lines have variable interest rates based on the individual correspondent bank's daily federal funds rate, are subject to certain collateral requirements and are due on demand. At December 31, 2017 and 2016, there were no amounts outstanding under these arrangements.

        In addition, the Company's subsidiary bank had lines of credit available with the Federal Home Loan Bank of San Francisco and the Federal Reserve Bank as of December 31 as follows:

	2017		2016
	Number	Amount	Number	Amount
Borrowing capacity	2	$1,577,894	2	$1,580,875
Loan collateral	—	$2,178,363	—	$2,170,891

        The Bank had $450 million and $350 million outstanding under its credit line with the FHLB as of December 31, 2017 and 2016, respectively. This borrowing is a rolling daily advance line with the

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 10—Borrowings (Continued)

interest rate of 1.41% and 0.55% as of December 31, 2017 and 2016, respectively and subject to certain collateral requirements. This line had an average outstanding balance of $282.9 million and $298.8 million with an average rate of 1.04% and 0.45% during 2017 and 2016, respectively. The Bank also had letters of credit of $168 million and $110 million outstanding under its credit line with FHLB as of December 31, 2017 and 2016, respectively, which reduced its borrowing capacity.

        During 2017, the Company opened a $5 million revolving line of credit with another financial institution having monthly interest only payments at one-month LIBOR plus 225 basis points. There is a non-usage fee of 50 basis points payable monthly. There were no balances outstanding on this line in 2017.

        During 2016, the Company terminated its $5 million revolving line of credit with a financial institution having monthly interest only payments at 5.50%. There were no balances outstanding on this line in 2016.

Note 11—Subordinated Debenture Payable

        On December 28, 2010, in connection with the acquisition of FCB, the Company acquired the $155 of common equity of First Commerce Bancorp Statutory Trust I (the "Trust"), a Connecticut statutory business trust and assumed the $5,155 in outstanding subordinated debentures issued by the Trust.

        The Trust was formed by FCB for the purpose of issuing trust preferred securities and issued $5,000 of its Floating Rate Cumulative Trust Preferred Securities in 2003. The interest rate on the securities, which mature in 2033 and are callable at the option of the Company, is equal to the three-month LIBOR plus 2.95%. The subordinated debentures issued by the Trust also mature in 2033 and include the same interest rate of the three-month LIBOR plus 2.95%. The Company has the right to defer payment of interest on the subordinated debenture at any time for a period not to exceed five years. The subordinated debentures may be redeemed at par by the Company prior to maturity. For financial reporting purposes, the Trust is not consolidated and the fixed rate junior subordinated deferrable interest debentures held by the Trust, issued and guaranteed by the Company, are reflected as subordinated debenture payable in the consolidated balance sheets.

        In connection with the FCB acquisition, the Company recorded a $514 discount to reflect the current below market interest rate on the assumed subordinated debentures. This discount was recorded in other assets and will be amortized under the straight-line method over the remaining life of the subordinated debentures as deferred interest costs. The unamortized discount was $360 and $383 as of December 31, 2017 and 2016, respectively.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 12—Income Taxes

        The expense (benefit) for income taxes for the year ended December 31 consisted of the following:

	2017	2016
Current
Federal	$15,472	$17,880
State	4,317	5,437
Deferred
Federal	1,117	(876)
State	197	(155)
Writedown of deferred taxes	6,570	—

Income tax expense	$27,673	$22,286

        Reconciliations of differences between income taxes computed at the federal statutory tax rates and income taxes recorded for the year ended December 31 are as follows:

	2017		2016
Statutory Federal income tax rate	$18,240	35.0%	$19,415	35.0%
State franchise tax, net of federal benefit	3,127	6.0%	3,328	6.0%
Writedown of deferred taxes	6,570	12.6%	—	—
Other	(264)	–0.5%	(457)	–0.8%

	$27,673	53.1%	$22,286	40.2%

        The following is a summary of the components of the net deferred tax asset at December 31:

	2017	2016
Deferred tax assets:
Start up and organizational costs	$1,834	$3,079
Business acquisition accounting adjustments	1,292	2,272
Net operating losses	3,145	5,315
Allowance for loan losses	5,361	7,821
Deferred compensation	2,992	4,365
State income taxes	872	1,712
Net unrealized loss on AFS securities	307	697
Other	(117)	(1,443)

Total deferred tax asset	$15,686	$23,818

        A deferred tax valuation allowance is established to reduce the net carrying amount of deferred tax assets if it is determined to be more likely than not that all or some of the deferred tax asset will not be realized. The Company concluded that a valuation allowance was not required at December 31, 2017 and 2016. The determination of the ability to fully utilize deferred tax assets requires significant judgment, the use of estimates and the interpretation of complex tax laws. As such, the Company evaluated its position based on historical performance, projections, and tax planning strategies.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 12—Income Taxes (Continued)

        Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of net operating loss and credit carryforwards may be limited in the event a cumulative change in ownership of more than 50 percent occurs within a three-year period. Such an ownership change occurred as related to the acquisition of SABB and BBC that resulted in estimated limitations on the utilization of net operating loss carryforwards. Pursuant to Section 382, approximately $297 of SABB's restricted net operating loss carryforwards will become available each year and $898 of BBC's restricted net operating loss carryforward will become available each year. The Company had net operating loss carryforwards of approximately $13,754 for federal tax purposes, and $3,020 for California tax purposes as of December 31, 2017. The loss carryforwards relate to SABB and BBC are subject to the annual limitations above. The Company had net operating loss carryforwards of approximately $14,949 for federal tax purposes and $3,317 for California tax purposes as of December 31, 2016. Net operating loss carry forwards, to the extent not used, will begin to expire in 2027.

        The deferred tax asset associated with start-up and organizational expenses are being amortized and deducted for tax purposes over a 180-month period.

        The Company charged off $6,570 of its deferred tax asset in 2017 as a result of the lowering of the corporate tax rate for federal tax purposes from 35% to 21%.

        The Company had no uncertain tax benefits at December 31, 2017 and 2016. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in noninterest expense in the consolidated statements of income. During the year ended December 31, 2017 and 2016, the Company recognized no interest and penalties. The consolidated federal and state tax return filings for the Company are no longer subject to U.S. federal tax authority for years before 2013 and California state tax authority examinations for years before 2012. Returns filed by SABB, FCB, SACB, BOT, OCB, RB, PHL, CCB and BCC prior to being included in the consolidated filings of the Company are no longer subject to U.S. federal tax authority examination for years before 2013 and California state tax authority examinations for years before 2012. The acquisition of GIL, BOT, SACB, and FVAB were treated as asset purchase acquisitions for tax purposes. The Company is no longer responsible for uncertain tax positions related to these four entities for periods prior to being included in the Company's consolidated tax return filing.

Note 13—Employee Benefit Plans

        The employees of the Company are covered under a 401(k) defined contribution plan that was established in 2010. All full-time employees of the Company are eligible to participate in the plan. Eligible employees may defer a portion of their annual compensation subject to the limitations set forth in section 401(k) of the Internal Revenue Code.

        The Company matches employee contributions on a discretionary basis. The Company's matching contribution of the 401(k) plan was $959 and $897 for the years ended December 31, 2017 and 2016, respectively.

        The Company has assumed executive supplemental compensation agreements in connection with certain of its acquisitions. These agreements were fully vested upon the change in control and were recorded at the present value of the scheduled benefits for each employee. Annual benefits payable under these agreements range from $55 to $130 for the life of the individual employees depending on

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 13—Employee Benefit Plans (Continued)

each contract. As of December, 31, 2017 and 2016, the Company had accrued $2,437 and $2,336, respectively, in other liabilities related to these agreements. The Company also assumed life insurance endorsement method split-dollar agreements with these employees. Under these agreements, upon the death of the employees, the Company first recovers the cash surrender value of the insurance contracts and then shares the remaining death benefits with the designated beneficiaries of the employees. The cash surrender value of these life insurance contracts totaled $33,260 and $32,470 as of December 31, 2017 and 2016, respectively, and was recorded in other assets in the consolidated balance sheets.

Note 14—Stock-Based Compensation

        The Company has a stock option plan (the "Plan") in which options to purchase shares of the Company's common stock are granted at the discretion of the Board of Directors to directors, certain management and other key personnel of the Company and all subsidiaries. The 2011 Plan is authorized to grant a maximum of 10% of the aggregate number of outstanding shares on a fully-diluted basis, as either incentive stock options or nonqualified stock options. The purchase price of the common stock associated with the options is determined by the Board of Directors of the Company, but may not be less than the fair market value of the Company's stock at the time the option is granted. The options generally vest over five years from the date they are granted. However, under certain conditions the vesting may be accelerated. The options, if not exercised, will expire ten years from the date they are granted. The number of options available for future grant amounted to 181,417 and 8,167 as of December 31, 2017 and 2016, respectively. Options granted under the Plan were 15,000 with a weighted average fair value of $3.12 during the year ended December 31, 2016. There were no options granted during the year ended December 31, 2017.

        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model based upon the weighted-average assumptions shown in the following table. The expected volatility was based on the volatility of the Bank's stock price. The Bank uses historical data on option exercises to determine the expected term within the valuation model. The risk-free rate is based upon the U.S. Treasury yield curve at the time of option grant.

        The assumptions used to estimate the fair value of stock options granted for the years ended December 31, were as follows:

2016
Average risk free interest rate	1.77%
Weighted-average expected life	5 years
Volatility	40.00%
Dividends	3.90%

        Based solely on stock options outstanding at December 31, 2017, and assuming a 0% forfeiture rate, the estimated pretax compensation expense related to these options for years 2018 through 2019 is $54 and $27, respectively. Future expense related to stock option awards would be impacted by new awards and/or modifications, repurchases and forfeitures of existing awards.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 14—Stock-Based Compensation (Continued)

        A summary of option activity, as of December 31, and changes during the year are presented below:

	2017
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life
Outstanding at Beginning of Year	3,065,000	$9.53
Granted	—	—
Expired or Forfeited	(173,250)	9.65
Exercised	(126,750)	9.56

Outstanding at end of year	2,765,000	9.52

Options exercisable	2,734,000	9.52	4.64

Weighted-average fair value of options granted	$3.91

        The estimated grant date fair value of stock options that vested was $482 and $966 for the Plan, for the years ended December 31, 2017 and 2016, respectively, which has been reported in salaries and benefits expense within the consolidated statements of income. There is aggregate intrinsic value of $10,811 for all options exercisable and outstanding at December 31, 2017.

        The Company has a restricted shares and stock appreciation rights plan (the "Shares and Rights Plan") in which restricted shares or stock appreciation rights of or in the Company's common stock are granted at the discretion of the Board of Directors to directors, certain management and other key personnel. The 2012 Shares and Rights Plan is authorized to grant a maximum of 3% of the aggregate number of outstanding shares on a fully-diluted basis, but excluding shares subject to issuance by the Company pursuant to the 2011 Option Plan. Unrestricted shares of common stock are issued for the restricted shares which are no longer subject to the terms and criteria of the restriction. The reference price of the common stock associated with the restricted shares and stock appreciation rights is based on the fair value of the Company's stock at the time the rights are granted. The restricted shares or stock appreciation rights generally vest over five years from the date they are granted. However, under certain conditions the vesting may be accelerated, or in other cases unachieved. The stock appreciation rights, if not exercised, will expire ten years from the date they are granted. The number of restricted shares and stock appreciation rights available for future grant was 865,343 and 890,775 as of December 31, 2017 and 2016, respectively. The Company issued restricted shares of 25,432 and 35,057, granted at $13.37 and $12.16, and recognized $340 and $427 of stock based compensation expense for the years ended December 31, 2017 and 2016, respectively. The Company had no outstanding restricted shares as of December 21, 2017 and 2016.

Note 15—Transactions with Related Parties

        In the ordinary course of business, the Company enters into transactions with certain directors, officers and shareholders and certain affiliates of the Company. As part of its normal banking activities, the Company has extended credit to and received deposits from certain members of its Board of

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 15—Transactions with Related Parties (Continued)

Directors, major shareholders, officers as well as entities with which these individuals are associated. These related parties had deposits with the Company of $2,767 and $2,018 respectively at December 31, 2017 and 2016. There were no related party loans with the Company in 2017 or 2016. Management believes these transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates, as comparable deposits with other customers.

Note 16—Commitments and Contingencies

        Off-balance sheet instruments—The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheet. To mitigate this risk posed by off-balance sheet exposures, the Company has established an off-balance sheet reserve totaling $209 and $154 as of December 31, 2017 and 2016, respectively, and included in other liabilities in the accompanying consolidated balance sheets.

        The Company's exposure to losses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.

        A summary of the contractual or notional amounts of the Company's significant off-balance sheet financial instruments as of December 31 is as follows:

	2017	2016
Commitments to extend credit	$572,231	$361,875
Standby letters of credit	8,366	12,597

	$580,597	$374,472

        Litigation—In the ordinary course of business, the Company becomes involved in litigation. Management believes, based upon opinions of legal counsel, that the disposition of all suits pending against the Company will not have a material adverse effect on its consolidated financial position or results of operations.

        Lease commitments—The Company leases office locations and equipment which have been classified as operating leases. These lease agreements call for various monthly payments expiring at dates through the year 2022. Rental expense for the years ended December 31, 2017 and 2016 amounted to $3,385 and $3,310, respectively.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 16—Commitments and Contingencies (Continued)

        The following table shows future minimum payments under non-cancelable operating leases with terms in excess of one year as of December 31, 2017:

Years ending December 31,	Amount
2018	$3,457
2019	2,852
2020	1,858
2021	1,544
2022	1,449
Thereafter	485

$11,645

Note 17—Fair Value Information

Fair Value Measurement

        Fair Value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants at the measurement date. ASC Topic 825 requires disclosure of the fair value of financial assets and financial liabilities, including both those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis and non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value, and for estimating the fair value of financial assets and financial liabilities not recorded at fair value, are discussed below.

        In accordance with accounting guidance, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value. These levels are as follows:

  •
  Level 1—Observable unadjusted quoted market prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.

  •
  Level 2—Significant other observable market based inputs, other than Level 1 prices such as quoted prices for similar assets or liabilities or unobservable inputs that are corroborated by market data. This includes quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data, either directly or indirectly. This would include those financial instruments that are valued using models or other valuation methodologies where substantially all of the assumptions are observable in the market place, can be derived from observable market data or are supported by observable levels at which transactions are executed in the marketplace.

  •
  Level 3—Significant unobservable inputs that reflect a reporting entity's evaluation about the assumptions that market participants would use in pricing an asset or liability. Assets measured utilizing level 3 are for positions that are not traded in active markets or are subject to transfer restrictions, and or where valuations are adjusted to reflect illiquidity and or non-transferability.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 17—Fair Value Information (Continued)

    These assumptions are not corroborated by market data. This is comprised of financial instruments whose fair value is estimated based on internally developed models or methodologies utilizing significant inputs that are generally less readily observable from objective sources. Management uses a combination of reviews of the underlying financial statements, appraisals and management's judgement regarding credit quality to determine the value of the financial asset or liability.

        A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Management maximizes the use of observable inputs and attempts to minimize the use of unobservable inputs when determining fair value measurements.

Assets Measured at Fair Value on a Recurring Basis

        The following table summarizes the financial assets measured at fair value on a recurring basis as of December 31, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	2017
	Fair Value	Level 1	Level 2	Level 3	Total Losses Level 3
Financial Assets
U.S. Treasury securities	$494	$—	$494	$—	$—
Agency securities	2,979	—	2,979	—	—
Mortgage-backed securities and collateralized mortgage obligations	102,624	—	102,624	—	—
Collateralized loan obligations	262,710	—	262,710	—	—
Corporate securities	83,084		83,084
Mutual funds	20,412	—	20,412	—	—

Total	$472,303	$—	$472,303	$—	$—

	2016
	Fair Value	Level 1	Level 2	Level 3	Total Losses Level 3
Financial Assets
U.S. Treasury securities	$498	$—	$498	$—	$—
Agency securities	4,996	—	4,996	—	—
Mortgage-backed securities and collateralized mortgage obligations	122,738	—	122,738	—	—
Asset-backed securities	73	—	73	—	—
Collateralized loan obligations	246,750	—	246,750	—	—
Corporate securities	184,243	—	184,243	—	—
Mutual funds	19,977	—	19,977	—	—

Total	$579,275	$—	$579,275	$—	$—

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 17—Fair Value Information (Continued)

        Investment securities—An independent third party performs market valuations of the Company's available-for-sale securities. The fair values are determined by using several sources for valuing securities. The techniques include pricing models that vary based on the type of asset being valued and incorporate available trade, bid, and other market information. The market valuation sources include observable market inputs and are therefore considered Level 2 inputs for purposes of determining the fair values.

        The Company had no financial assets or liabilities that were measured at fair value on a recurring basis that required the use of significant unobservable inputs (Level 3) at December 31, 2017 and 2016. Additionally, there were no transfers of assets either between Level 1 and Level 2 nor in or out of Level 3 of the fair value hierarchy for assets measured on a recurring basis for the years ended December 31, 2017 and 2016.

Assets Measured at Fair Value on a Non-recurring Basis

        The Company may be required periodically, to measure certain financial assets and financial liabilities at fair value on a non-recurring basis, that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). These include assets that are measured at the lower of cost or fair value that were recognized at fair value below cost at the end of or during the period.

        There were no transfers of assets either between Level 1 and Level 2 nor in or out of Level 3 of the fair value hierarchy for assets measured on a non-recurring basis for the years ended December 31, 2017 and 2016.

        The following table presents the balances of the financial assets measured at fair value on a non-recurring basis by caption and by level within the fair value hierarchy as of December 31:

	2017
	Carrying Amount	Level 1	Level 2	Level 3	Total Losses Level 3
Financial assets
Impaired loans
Construction and land	$768	$—	$—	$768	$—
Commercial properties	15,728	—	—	15,728	—
Residential properties	4,725	—	—	4,725	71
Commercial	10,950	—	—	10,950	894

Total	$32,171	$—	$—	$32,171	$965

OREO	$914	$—	$—	$914	$—

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 17—Fair Value Information (Continued)

	2016
	Carrying Amount	Level 1	Level 2	Level 3	Total Losses Level 3
Financial assets
Impaired loans
Construction and land	$109	$—	$—	$109	$—
Commercial properties	11,731	—	—	11,731	—
Residential properties	3,594	—	—	3,594	74
Multifamily properties	1,119	—	—	1,119	155
Commercial	5,544	—	—	5,544	539
Consumer	77	—	—	77	—

Total	$22,174	$—	$—	$22,174	$768

OREO	$1,057	$—	$—	$1,057	$—

        Impaired loans and other real estate owned—The loan balance shown in the above table represents all of the Company's impaired loans for which impairment was recognized during the period. These loans are measured at fair value on a non-recurring basis. Most of these loans are collateral-dependent and the Company measures such impaired loans based on the fair value of their collateral. The fair value of each loan's collateral is generally based on estimated market prices from an independently prepared appraisal, which is then adjusted for the cost related to liquidating such collateral. The estimated fair value of other real estate owned is based on the appraised values or other information. We generally use an 8% discount for selling costs which is applied to all properties, regardless of size. Appraised values may be adjusted to reflect changes in market conditions that have occurred subsequent to the appraisal date, or for revised estimates regarding the timing or cost of the property sale. These adjustments are based on qualitative judgments made by management on a case-by-case basis. There have been no significant changes in the valuation techniques during the period ended December 31, 2017.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 17—Fair Value Information (Continued)

        The following table presents the significant unobservable inputs used in the fair value measurements for Level 3 financial assets measured at fair value on a non-recurring basis as of December 31:

	2017
	Fair Value	Valuation Methodologies	Valuation Model	Unobservable Input Valuation
Financial assets
Impaired loans
Construction and land	$768	Appraisal	Appraisal discount and estimated selling costs	13%
Commercial properties	15,728	Appraisal	Appraisal discount and estimated selling costs	13%
Residential properties	4,725	Appraisal	Appraisal discount and estimated selling costs	13%
Commercial	10,950	Income approach	Adjustment for differences in net operating income expectations	10 - 80%

Total	$32,171

OREO	$914	Appraisal	Appraisal discount and	13%

			estimated selling costs

	2016
	Fair Value	Valuation Methodologies	Valuation Model	Unobservable Input Valuation
Financial assets
Impaired loans
Construction and land	$109	Appraisal	Appraisal discount and estimated selling costs	13%
Commercial properties	11,731	Appraisal	Appraisal discount and estimated selling costs	13%
Residential properties	3,594	Appraisal	Appraisal discount and estimated selling costs	13%
Multifamily properties	1,119	Appraisal	Appraisal discount and estimated selling costs	13%
Commercial	5,544	Income approach	Adjustment for differences in net operating income expectations	10 - 80%
Consumer	77	Income approach	Adjustment for differences in cash flow expectations	10 - 80%

Total	$22,174

OREO	$1,057	Appraisal	Appraisal discount and	13%

			estimated selling costs

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 17—Fair Value Information (Continued)

Fair Value of Financial Assets and Liabilities

        ASC Topic 825 requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or a non-recurring basis. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgement is required to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company could have realized in a current market exchange as of December 31, 2017 and 2016. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The description of the valuation methodologies used for assets and liabilities measured at fair value and for estimating fair value for financial instruments not recorded at fair value has been described below.

        The table below presents the carrying amounts and fair values of financial instruments as of December 31 based on their fair value hierarchy indicated:

	2017
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$183,794	$183,794	$183,794	$—	$—
Certificates of deposit in other banks	1,001	1,001	1,001	—	—
Investment securities	502,615	502,409	—	502,409	—
Loans, net	2,344,608	2,395,382	—	—	2,395,382
Investment in common stock substantially restricted	16,768	16,768	—	—	16,768
Accrued interest receivable	10,180	10,180	—	10,180	—
BOLI	33,260	33,260	—	33,260	—
Financial liabilities
Deposits, with no stated maturity	$2,127,447	$1,867,220	$1,867,220	$—	$—
Time deposits	251,681	251,888	—	251,888	—
Accrued interest payable	234	234	—	234	—
Borrowings	450,000	450,000	—	450,000	—
Subordinated debenture payable	5,155	4,795	—	—	4,795

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 17—Fair Value Information (Continued)

	2016
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$241,534	$241,534	$241,534	$—	$—
Certificates of deposit in other banks	750	750	750	—	—
Investment securities	579,275	579,275	—	579,275	—
Loans, net	2,351,252	2,377,881	—	—	2,377,881
Investment in common stock substantially restricted	15,952	15,952	—	—	15,952
Accrued interest receivable	9,413	9,413	—	9,413	—
BOLI	32,470	32,470	—	32,470	—
Financial liabilities
Deposits, with no stated maturity	$2,228,320	$1,777,907	$1,777,907	$—	$—
Time deposits	347,775	348,668	—	348,668	—
Accrued interest payable	171	171	—	171	—
Borrowings	350,000	350,000	—	350,000	—
Subordinated debenture payable	5,155	4,772	—	—	4,772

        Cash and cash equivalents—The carrying value of cash and cash equivalents approximate the fair value.

        Certificates of deposit in other banks—Certificates of deposit in other banks are reported at their fair value based upon discounting estimated future cash flows using currently offered rates for deposits of similar maturities.

        Investment securities—Investment securities are reported at fair value based upon independent third party market valuations of the Company's investment securities. The fair values are determined by using several sources for valuing securities. The techniques include pricing models that vary based on the type of asset being valued and incorporate available trade, bid, and other market information.

        Investments in common stock, substantially restricted—The carrying value of FHLB stock and bankers' bank stock approximates fair value based on the redemption provisions of the respective stock.

        Loans—The Company's loan portfolio is held for investment purposes. Included in the portfolio are loans categorized as being impaired. Fair values were calculated by sorting the portfolio by different product categories such as Commercial, Real Estate and Consumer and then further segmented into fixed and variable indexes and using a discounted present value model. The model uses the Treasury yield curve, LIBOR or prime rate as the basis to derive a "risk-free" rate which is modified for credit quality.

        Bank Owned Life Insurance ("BOLI")—The Company's BOLI fair value is estimated based upon the cash surrender value of the life insurance policies.

        Accrued interest—The carrying amounts of accrued interest approximate fair value.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 17—Fair Value Information (Continued)

        Deposits—The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW accounts and money market accounts, is equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

        Borrowings—Borrowings include short term FHLB borrowings. The carrying amount approximates fair value.

        Subordinated debentures payable—The fair values of subordinated debentures are determined using rates currently available to the Company for debt with similar terms and remaining maturities.

        Off-balance sheet financial instruments—The fair value of commitments to extend credit is based upon the difference between the interest rate at which we are committed to make the loans and the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, adjusted for the estimated volume of loan commitments actually expected to close. The fair value of commitments to extend credit and standby letters of credit was not significant at December 31, 2017 and 2016, as these instruments predominantly have adjustable terms and are of a short-term nature.

Note 18—Regulatory Matters

        The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        The Federal Reserve and the Federal Deposit Insurance Corporation approved final capital rules in July 2013 that substantially amend the existing capital rules for banks. These new rules reflect, in part, certain standards initially adopted by the Basel Committee on Banking Supervision in December 2010 (which standards are commonly referred to as "Basel III") as well as requirements contemplated by the Dodd-Frank Act.

        Under the new capital rules effective in 2016, the Bank will be required to meet certain minimum capital requirements that differ from previous capital requirements. The rules implement a new capital ratio of common equity Tier 1 capital to risk-weighted assets. Common equity Tier 1 capital generally consists of retained earnings and common stock (subject to certain adjustments) as well as accumulated other comprehensive income ("AOCI"). The Bank will also be required to establish a "conservation buffer," consisting of a common equity Tier 1 capital amount equal to 2.5% of risk-weighted assets to

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 18—Regulatory Matters (Continued)

be fully phased in by 2019, 1.25% and 0.625% for 2017 and 2016, respectively. An institution that does not meet the conservation buffer will be subject to restrictions on certain activities including payment of dividends, stock repurchases, and discretionary bonuses to executive officers.

        The prompt corrective action rules are modified to include the common equity Tier 1 capital ratio and to increase the Tier 1 capital ratio requirements for the various thresholds. The requirements for the Bank to be considered well-capitalized under the rules are a 5.0% leverage ratio, a 6.5% common equity Tier 1 capital ratio, an 8.0% Tier 1 capital ratio, and a 10.0% total capital ratio. To be adequately capitalized, those ratios are 4.0%, 4.5%, 6.0%, and 8.0%, respectively. As of December 31, 2017 and 2016, management believes that the Company meets all capital adequacy requirements to which it is subject.

        As of December 31, 2017 and 2016, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company as well-capitalized under the regulatory framework. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, common equity Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Company's category. The Company's actual capital amounts and ratios computed in accordance with regulatory requirements as of December 31 are as follows:

			Amount of Capital Required
	Actual		For Capital Adequacy Purposes		Well-Capitalized Under Prompt Corrective Provisions
2017	Amount	Ratio	Amount	Ratio	Amount	Ratio
Company
Total Capital (to Risk-Weighted Assets)	$313,344	11.5%	$218,588	8.0%	NA	NA
Tier 1 Capital (to Risk-Weighted Assets)	294,196	10.8%	163,941	6.0%	NA	NA
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	289,670	10.6%	122,956	4.5%	NA	NA
Tier 1 Capital (to Average Assets)	294,196	9.4%	125,478	4.0%	NA	NA
Grandpoint Bank
Total Capital (to Risk-Weighted Assets)	307,057	11.3%	218,254	8.0%	272,817	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	287,909	10.6%	163,690	6.0%	218,254	8.0%
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	287,909	10.6%	122,768	4.5%	177,331	6.5%
Tier 1 Capital (to Average Assets)	287,909	9.2%	125,478	4.0%	156,847	5.0%

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 18—Regulatory Matters (Continued)

			Amount of Capital Required
	Actual		For Capital Adequacy Purposes		Well-Capitalized Under Prompt Corrective Provisions
2016	Amount	Ratio	Amount	Ratio	Amount	Ratio
Company
Total Capital (to Risk-Weighted Assets)	$343,658	12.3%	$224,383	8.0%	NA	NA
Tier 1 Capital (to Risk-Weighted Assets)	324,952	11.6%	168,287	6.0%	NA	NA
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	322,297	11.5%	126,215	4.5%	NA	NA
Tier 1 Capital (to Average Assets)	324,952	10.2%	128,058	4.0%	NA	NA
Grandpoint Bank
Total Capital (to Risk-Weighted Assets)	337,690	12.1%	223,992	8.0%	279,991	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	318,984	11.4%	167,994	6.0%	223,992	8.0%
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	318,984	11.4%	125,996	4.5%	181,994	6.5%
Tier 1 Capital (to Average Assets)	318,984	10.0%	128,058	4.0%	160,072	5.0%

        The Company is incorporated in Delaware where by law, corporations may only pay dividends out of surplus, as defined, or if there is no surplus, out of net profits for the year in which the dividend is declared and the preceding year. As a bank holding company, the Company's ability to pay dividends will be affected by the ability of the Company's subsidiary Banks to pay dividends to the Company.

        The rules modify the manner in which certain capital elements are determined. The rules make changes to the methods of calculating the risk-weighting of certain assets, which in turn affects the calculation of the risk-weighted capital ratios. Higher risk weights are assigned to various categories of assets, including commercial real estate loans, credit facilities that finance the acquisition, development or construction of real property, certain exposures or credit that are 90 days past due or are nonaccrual, securitization exposures, and in certain cases mortgage servicing rights and deferred tax assets.

        The Bank was required to comply with the new capital rules in 2016. The conservation buffer was phased-in beginning in 2016, and will take full effect on January 1, 2019. Certain calculations under the rules will also have phase-in periods.

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 19—Parent Company Only Condensed Financial Statements

        Condensed Balance Sheets at December 31:

	2017	2016
Cash at Grandpoint Bank	$2,169	$904
Investment in subsidiaries	348,394	382,204
Premises, furniture and equipment	—	42
Other assets	4,186	5,069

Total assets	$354,749	$388,219

Other liabilities	$97	$74
Subordinated debenture payable	5,155	5,155
Shareholders' equity:
Common stock	321,267	319,234
Accumulated other comprehensive loss	(788)	(1,009)
Retained earnings	29,018	64,765

Total shareholders' equity	349,497	382,990

Total liabilities and shareholders' equity	$354,749	$388,219

        Condensed Statements of Income for the Years Ended December 31:

	2017	2016
Interest income	$6	$5
Interest expense	239	209

Net interest expense	(233)	(204)
Noninterest expense:
Salaries and benefits	929	1,472
Occupancy	175	181
Furniture and equipment	7	35
Promotion	6	7
Professional services	86	54
M&A, conversion and restructuring costs	236	—
Office	26	25
Other	767	807

	2,232	2,581

Loss before equity in undistributed earnings of subsidiaries	(2,465)	(2,785)
Equity in undistributed income of subsidiaries	26,468	34,794
Income tax benefit	439	1,177

Net income	$24,442	$33,186

GRANDPOINT CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share data and per share amounts)

Note 19—Parent Company Only Condensed Financial Statements (Continued)

        Condensed Statements of Cash Flows for the Years Ended December 31:

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$24,442	$33,186
Adjustments to reconcile net income to net cash used in
operating activities:
Equity in undistributed income of subsidiaries	(26,468)	(34,794)
Stock option expense	822	1,393
Net change in other assets and liabilities	589	(735)

Net cash used in operating activities	(615)	(950)
CASH FLOWS FROM INVESTING ACTIVITIES
Distribution from Grandpoint Bank	61,000	—
Distribution from Peoria Holdings, LLC	—	3,100

Net cash provided by investing activities	61,000	3,100
CASH FLOWS FROM FINANCING ACTIVITIES
Common stock issued	1,211	889
Dividends paid	(60,331)	(15,824)

Net cash used in financing activities	(59,120)	(14,935)

Change in Cash	1,265	(12,785)
Cash, beginning of year	904	13,689

Cash, end of year	$2,169	$904

Appendix A

        AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF FEBRUARY 9, 2018

BY AND BETWEEN

PACIFIC PREMIER BANCORP, INC.

AND

GRANDPOINT CAPITAL, INC.

A-i

A-ii

        AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 9, 2018 by and between Pacific Premier Bancorp, Inc. ("PPBI") and Grandpoint Capital, Inc. ("Grandpoint").

RECITALS

        A.    Grandpoint.     Grandpoint is a Delaware corporation, having its principal place of business in Los Angeles, California.

        B.    PPBI.     PPBI is a Delaware corporation, having its principal place of business in Irvine, California.

        C.    Intention of the Parties.     It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and formal guidance issued thereunder.

        D.    Board Action.     The respective Boards of Directors of each of PPBI and Grandpoint have determined that it is in the best interests of their respective companies and their shareholders to enter into this Agreement.

        E.    Support Agreement and Shareholder Agreements.     As a material inducement to PPBI to enter into this Agreement, and in connection with the execution of this Agreement, (i) each Investor is entering into an agreement, substantially in the form attached hereto as Annex A (the "Support Agreement"), pursuant to which they have agreed, among other things, to provide written consents to vote their shares of Grandpoint Common Stock in favor of the adoption of the Agreement, and (ii) each Shareholder is entering into an agreement, substantially in the form attached hereto as Annex B (collectively, the "Shareholder Agreements"), pursuant to which they have agreed to provide written consents to vote their shares of Grandpoint Common Stock in favor of the adoption of the Agreement and certain Shareholders have agreed to certain non-solicitation and other obligations.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.01    Certain Definitions.     The following terms are used in this Agreement with the meanings set forth below:

        "Acceptable Confidentiality Agreement" has the meaning set forth in Section 6.07(a).

        "Acquisition Agreement" has the meaning set forth in Section 6.07(b).

        "Acquisition Proposal" has the meaning set forth in Section 6.07(a).

        "Adverse Change Notice" has the meaning set forth in Section 6.07(b).

        "Adverse Recommendation Change" has the meaning set forth in Section 6.07(b).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

        "Agreement" means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

        "Bank Merger" has the meaning set forth in Section 2.03.

        "Bank Merger Agreement" means the Bank Merger Agreement by and between Pacific Premier and Grandpoint Bank, in substantially the form attached hereto as Annex D, as amended or modified from time to time in accordance with its provisions.

        "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

        "Benefit Plans" has the meaning set forth in Section 5.03(m)(i).

        "Book-Entry Shares" means shares of Grandpoint Common Stock held in book-entry form immediately prior to the Effective Time.

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

        "Certificate" means any certificate which immediately prior to the Effective Time represented shares of Grandpoint Common Stock.

        "Certificate of Merger" has the meaning set forth in Section 2.02(a).

        "CFC" means the California Financial Code, as amended.

        "CGCL" means the California General Corporation Law, as amended.

        "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

        "Code" has the meaning set forth in the preamble to this Agreement.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "Confidentiality Agreement" has the meaning set forth in Section 6.06(e).

        "DBO" means the California Department of Business Oversight—Division of Financial Institutions.

        "Derivatives Contract" has the meaning set forth in Section 5.03(q)(ii).

        "DGCL" means the Delaware General Corporation Law, as amended.

        "Disclosure Schedule" has the meaning set forth in Section 5.01.

        "Dissenting Shares" has the meaning set forth in Section 3.05.

        "DOL" has the meaning set forth in Section 5.03(m)(i).

        "Effective Date" has the meaning set forth in Section 2.02(a).

        "Effective Time" has the meaning set forth in Section 2.02(a).

        "Employees" has the meaning set forth in Section 5.03(m)(i).

        "Environmental Laws" has the meaning set forth in Section 5.03(o).

        "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

        "Equity Investment" means (a) an investment in an Equity Security; (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity; and (c) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

        "Equity Security" means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

        "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(ii).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.03(a).

        "Exchange Ratio" has the meaning set forth in Section 3.01(b).

        "Fair Housing Act" means the Fair Housing Act, as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FHLB" means the Federal Home Loan Bank of San Francisco.

        "Final Index Price" has the meaning set forth in Section 8.01(h).

        "FRB" means the Board of Governors of the Federal Reserve System.

        "GAAP" means accounting principles generally accepted in the United States of America.

        "Governmental Authority" means any federal, state or local court, administrative agency, regulatory authority or commission or other governmental authority or instrumentality or self-regulatory organization.

        "Grandpoint" has the meaning set forth in the preamble to this Agreement.

        "Grandpoint Articles" means the Amended and Restated Certificate of Incorporation of Grandpoint.

        "Grandpoint Bank" means Grandpoint Bank, a California-chartered commercial bank, having its executive offices in Los Angeles, California.

        "Grandpoint Bank Board" means the Board of Directors of Grandpoint Bank.

        "Grandpoint Board" means the Board of Directors of Grandpoint.

        "Grandpoint Bylaws" means the Bylaws of Grandpoint.

        "Grandpoint Common Stock" means the Grandpoint Voting Common Stock and the Grandpoint Non-Voting Common Stock.

        "Grandpoint Consent Statement" has the meaning set forth in Section 6.03(a)

        "Grandpoint Equity Plans" means the 2011 Equity Incentive Award Plan, as amended, and the 2012 Incentive Award Plan.

        "Grandpoint Financial Statements" means (a) the audited consolidated financial statements of Grandpoint for the years ended December 31, 2016, 2015 and 2014, comprised of consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows, of Grandpoint and its Subsidiaries, as of and for the years ended December 31, 2016, 2015 and 2014, including notes thereto, and (b) the unaudited consolidated balance sheets, consolidated statements of income, and consolidated statements of changes in shareholders' equity of Grandpoint and its Subsidiaries, as of and for the nine months ended September 30, 2017 and for every month-end, quarter-end and/or year-end subsequent thereto which is prior to the Effective Date.

        "Grandpoint Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Grandpoint and its Subsidiaries and any predecessor of and any successor to Grandpoint (or to another such predecessor or successor) and also shall be deemed to refer to any or all of Grandpoint and its Subsidiaries. References herein to the Grandpoint Group shall be deemed to refer to both the Grandpoint Group as a whole and to each individual member thereof.

        "Grandpoint IT Systems" has the meaning set forth in Section 5.03(t)(iii).

        "Grandpoint Loan Property" has the meaning set forth in Section 5.03(o).

        "Grandpoint NQDP" has the meaning set forth in Section 5.03(m)(vii).

        "Grandpoint Non-Voting Common Stock" means the non-voting common stock, $0.01 par value per share, of Grandpoint.

        "Grandpoint Options" has the meaning set forth in Section 3.08.

        "Grandpoint Retirement Plan" has the meaning set forth in Section 6.11(e).

        "Grandpoint Preferred Stock" means the preferred stock, $0.01 par value per share, of Grandpoint.

        "Grandpoint Shareholder Consents" has the meaning set forth in Section 6.03(a).

        "Grandpoint Voting Common Stock" means the voting common stock, $0.01 par value per share, of Grandpoint.

        "Hazardous Substance" has the meaning set forth in Section 5.03(o).

        "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.10(a).

        "Indenture" means the Indenture dated as of September 17, 2003 between First Commerce Bancorp, as Issuer, and U.S. Bank National Association, as Trustee (as amended by the First Supplemental Indenture dated as of December 28, 2010 by and among First Commerce Bancorp, U.S. Bank National Association, as Trustee, and Grandpoint).

        "Index Change Ratio" has the meaning set forth in Section 8.01(h).

        "Information Statement" has the meaning set forth in Section 6.02(b).

        "Initial Index Price" has the meaning set forth in Section 8.01(h)

        "Insurance Policies" has the meaning set forth in Section 5.03(w).

        "Intellectual Property" means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

        "Investors" means Arlon Capital Partners LP, VIII-GPB Holdings, L.L.C., GE Pension Trust, Farrington Capital, Stone Point Capital (on behalf of Trident IV Depository Holdings LLC and Trident IV PF Depository Holdings LLC), MidOcean Partners (on behalf of MidOcean Partners III-AG, LLC, Mid-Ocean Partners III-D, L.P. and Mid-Ocean Partners III-G, LLC), Calera Capital (on behalf of Calera Capital Partners IV, L.P. and Calera Capital Partners IV Side-by-Side, L.P.) and GGC Grandpoint Holdings, LLC.

        "IRS" has the meaning set forth in Section 5.03(m)(i).

        "Knowledge" means facts and other information which, as of the date hereof, the chairman of the board, chief executive officer, president, chief financial officer, chief operating officer, chief information officer, chief credit officer, general counsel and any other executive officer as set forth in Section 1.01(a) of Grandpoint's Disclosure Schedule (and any officer superior to any of the foregoing), in each case, as applicable, of a party or any Subsidiary of such party actually knows after due inquiry.

        "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.

        "Loans" has the meaning set forth in Section 4.01(s).

        "Material Adverse Effect" means, with respect to PPBI or Grandpoint, any effect that (i) is material and adverse to the financial condition, results of operations or business of PPBI and its Subsidiaries taken as a whole or Grandpoint and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of PPBI and its Subsidiaries or Grandpoint and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in laws or regulation of general applicability to banks, savings institutions and their holding companies or interpretations thereof by Governmental Authorities or the interpretation or implementation thereof, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally or the interpretation or implementation thereof, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or other international or national calamity or any material worsening or escalation of such conditions, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political, regulatory, or market, business, financial, credit or general economic conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally, (e) the public announcement or pendency of the Transaction, including the impact of the Transaction on relationships with customers or employees, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party's common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), (h) with respect to Grandpoint, the effects of any action or omission taken with the prior consent or at the prior written request of PPBI or as otherwise required by this Agreement, and (i) any hurricane, earthquake, flood, fire or other natural disaster or act of God; provided that the effect of such changes described in clauses (a), (b), (c), (d) and (i) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on PPBI and its Subsidiaries as a whole on the one hand, or Grandpoint and its Subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

        "Material Contracts" has the meaning set forth in Section 5.03(k)(i).

        "Maximum Insurance Amount" has the meaning set forth in Section 6.10(c).

        "Merger" has the meaning set forth in Section 2.01(a).

        "Merger Consideration" means the aggregate number of whole shares of PPBI Common Stock, based on the Exchange Ratio, plus cash in lieu of any fractional share interest, payable to the holders of Grandpoint Common Stock in connection with the Transaction.

        "Merger Related Expenses" means all costs, fees and expenses incurred or to be incurred by Grandpoint and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to change-in-control payments, retention and severance payments in the amounts or pursuant to the policies or programs Previously Disclosed to PPBI, amounts required to be paid pursuant to this Agreement, the fees and expenses (including reasonable attorneys' fees) associated with the termination, assignment, assumption or renegotiation of any Material Contracts on or before the Closing in connection with the Transaction as PPBI and Grandpoint mutually agree (for the avoidance of doubt, excluding the fees and expenses associated with Material Contracts renewed in the ordinary course of business), the amount(s) paid (whether paid by PPBI or its Subsidiaries or Grandpoint or its Subsidiaries) to obtain the insurance coverage required pursuant to Section 6.10(c) hereof and the fees and expenses of Grandpoint's and its Subsidiaries' attorneys, accountants, investment bankers and other advisors and agents. An estimate of Merger Related Expenses are set forth in Section 1.01(b) of Grandpoint's Disclosure Schedule, which shall be updated within five (5) Business Days prior to the Closing Date.

        "Nasdaq" means the Nasdaq Global Market or such other securities exchange on which the PPBI Common Stock may be listed.

        "National Labor Relations Act" means the National Labor Relations Act, as amended.

        "Option Merger Consideration" has the meaning set forth in Section 3.08.

        "OREO" means other real estate owned.

        "Outside Date" has the meaning set forth in Section 8.01(c).

        "Pacific Premier" means Pacific Premier Bank, a California-chartered bank and a wholly-owned subsidiary of PPBI.

        "Pacific Premier Articles" means the Articles of Incorporation of Pacific Premier, as amended.

        "Pacific Premier Board" means the Board of Directors of Pacific Premier.

        "Pacific Premier Bylaws" means the Amended and Restated Bylaws of Pacific Premier, as amended.

        "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

        "Permitted Lien" means (i) statutory or common law Liens securing payments not yet delinquent (or being contested in good faith), (ii) Liens for Taxes and Tax assessments not yet delinquent, (iii) easements, rights of way, restrictive covenants, conditions, rights-of-way, leases, licenses, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto, (iv) zoning, building, land use and other similar restrictions, including environmental regulations that would not reasonably be expected to materially impair the current use of such property, or (v) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice.

        "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

        "PPBI" has the meaning set forth in the preamble to this Agreement.

        "PPBI Average Share Price" shall mean the average closing price per share of PPBI Common Stock, as reported on the Nasdaq, for the 20 trading days ending on and including the fifth trading day prior to the Closing Date.

        "PPBI Benefit Plans" has the meaning set forth in Section 5.04(l)(i).

        "PPBI Board" means the Board of Directors of PPBI.

        "PPBI Bylaws" means the Amended and Restated Bylaws of PPBI.

        "PPBI Certificate" means the Amended and Restated Certificate of Incorporation of PPBI.

        "PPBI Common Stock" means the common stock, $0.01 par value per share, of PPBI.

        "PPBI Meeting" has the meaning set forth in Section 6.02.

        "PPBI Preferred Stock" means the preferred stock, $0.01 par value per share, of PPBI.

        "PPBI Proxy Statement" has the meaning set forth in Section 6.02(b).

        "PPBI Securities Documents" has the meaning set forth in Section 5.04(g)(i).

        "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, that any information set forth in any section of a party's Disclosure Schedule shall be deemed to apply to and be set forth in each other section or subsection of its Disclosure Schedule, if its relevance to such other section or subsection is reasonably apparent on its face.

        "Registration Statement" has the meaning set forth in Section 6.03(a).

        "Representatives" has the meaning set forth in Section 6.07(a).

        "Retiree Welfare Plan" means any Benefit Plan providing for retiree health and life benefits, other than group health plan continuation coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

        "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

        "Sarbanes-Oxley Act" has the meaning set forth in Section 5.04(g)(i).

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Creditor Exemption" has the meaning set forth in Section 5.03(o).

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Senior Officer" means an employee of Grandpoint or Grandpoint Bank with the title of executive vice president or higher.

        "Shareholders" means each director of Grandpoint and Grandpoint Bank (other than Investor-nominated directors who do not own shares of Grandpoint Common Stock) and each executive officer of Grandpoint and Grandpoint Bank.

        "Shareholder Approval" has the meaning set forth in Section 5.03(z)(i).

        "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

        "Subsidiary" has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

        "Superior Proposal" has the meaning set forth in Section 6.07(a).

        "Surviving Corporation" has the meaning set forth in Section 2.01(a).

        "Tangible Common Equity" means Grandpoint's total stockholders' equity (i) excluding intangible assets, (ii) excluding preferred stock, if any, (iii) excluding accumulated other comprehensive income from December 31, 2017 through the Closing Date (for the avoidance of doubt, in the event such accumulated other comprehensive is less than zero, the absolute value of such amount shall be added back), (iv) adding back all amounts to be paid by Grandpoint in respect of Grandpoint Options pursuant to Section 3.08, (v) adding back all severance payments made or to be made by Grandpoint to or in respect of those Employees who are not executive officers of Grandpoint and who are not Transferred Employees under Section 6.11(d), (vii) adding back up to $12.1 million of Merger Related Expenses not covered by (v) or (vi) of this definition incurred by Grandpoint prior to the Closing Date on a tax-adjusted basis (to the extent there was a tax benefit recorded by Grandpoint as a result of the incurrence of such expense) based on Grandpoint's marginal tax rate for 2018 and (viii) adding back all amounts paid or accrued in connection with any actions taken pursuant to Section 6.08; provided that "total stockholders' equity," "intangible assets," "accumulated other comprehensive income" and "accumulated other comprehensive loss" shall each be calculated in accordance with GAAP and the Grandpoint Financial Statements.

        "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

        "Tax Returns" means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

        "Termination Fee" has the meaning set forth in Section 8.02(b).

        "Transaction" means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

        "Transferred Employees" has the meaning set forth in Section 6.11(d).

        "Treasury Regulations" means the regulations promulgated by the United States Department of the Treasury under the Code.

ARTICLE II

THE MERGER

        2.01    The Merger.

          (a)    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, Grandpoint shall merge with and into PPBI (the "Merger") in accordance with the applicable provisions of the DGCL, the separate corporate existence of Grandpoint shall cease and PPBI shall survive and continue to exist as a corporation incorporated under the DGCL (PPBI, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation").

          (b)    Name.    The name of the Surviving Corporation shall be "Pacific Premier Bancorp, Inc."

          (c)    Certificate and Bylaws.    The certificate of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the PPBI Certificate and the PPBI Bylaws as in effect immediately prior to the Merger.

          (d)    Directors and Executive Officers of the Surviving Corporation.    The directors of the Surviving Corporation immediately after the Merger shall be the directors of PPBI immediately prior to the Merger, except for the addition of two new directors as contemplated by Section 6.12, each of whom shall serve until his or her successor shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of PPBI immediately prior to the Merger.

          (e)    Authorized Capital Stock.    The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the PPBI Certificate immediately prior to the Merger.

          (f)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in accordance with the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Grandpoint shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Grandpoint shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          (g)    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, properties or assets of Grandpoint acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Grandpoint, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

        2.02    Effective Date and Effective Time; Closing.

          (a)   Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause a certificate of merger relating to the Merger, the form of which is attached hereto as Annex C (the "Certificate of Merger"), to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date mutually selected by PPBI and Grandpoint after such satisfaction or waiver which is no later than the later of (A) five (5) Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as specified in the Certificate of Merger. The date of such filing with the Secretary of State of the State of Delaware is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filing or as set forth in such filing.

          (b)   A closing (the "Closing") shall take place immediately prior to the Effective Time at the offices of Holland & Knight LLP, 800 17th Street, N.W., Washington, D.C. 20006, or at such other place, at such other time, or on such other date as the parties may mutually agree upon in writing (such date, the "Closing Date"). At the Closing, there shall be delivered to PPBI and Grandpoint the certificates and other documents required to be delivered under Article VII hereof.

        2.03    Bank Merger.     As soon as practicable after the execution of this Agreement, or on such later date as PPBI and Grandpoint shall agree, PPBI and Grandpoint shall cause Pacific Premier and Grandpoint Bank, respectively, to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex D, which provides for the merger of Grandpoint Bank with and into Pacific Premier (the "Bank Merger"), in accordance with applicable law, regulation or policies imposed by any Governmental Authority and the terms of the Bank Merger Agreement, immediately after consummation of the Merger. The Bank Merger Agreement provides that the directors of Pacific

Premier immediately after the Bank Merger shall be the directors of Pacific Premier immediately prior to the Bank Merger, except for the addition of two new directors as contemplated by Section 6.12.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

        3.01    Conversion of Shares.     At the Effective Time, automatically by virtue of the Merger and without any action on the part of any holder of shares of Grandpoint Common Stock:

          (a)    PPBI Common Stock.    Each share of PPBI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

          (b)    Grandpoint Common Stock.    Subject to Sections 3.02, 3.04, 3.05, 3.06 and 3.07, each share of Grandpoint Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive 0.4750 of a share of PPBI Common Stock (the "Exchange Ratio").

        3.02    Exchange Procedures.

          (a)    Mailing of Transmittal Material.    Provided that Grandpoint has delivered, or caused to be delivered, to the agent designated by PPBI (who, if different than PPBI's or Grandpoint's then serving registrar and transfer agent, is reasonably acceptable to Grandpoint) (the "Exchange Agent") all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, as promptly as practicable following the Effective Date (but in no event more than three (3) Business Days after the Effective Date), mail and otherwise make available to each holder of record of Grandpoint Common Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to Grandpoint (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Grandpoint Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof. A letter of transmittal will be properly completed only if accompanied by a Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of Grandpoint Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

          (b)    PPBI Deliveries.    At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, PPBI shall deliver to the Exchange Agent, to be given to the holders of Grandpoint Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III, (i) certificates, or at PPBI's option, evidence of shares in book entry form, representing the number of whole shares of PPBI Common Stock issuable to the holders of Grandpoint Common Stock as the Merger Consideration and (ii) an amount in cash equal to the amount due in lieu of fractional shares pursuant to Section 3.04. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of PPBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of PPBI Common Stock for the account of the Persons entitled thereto.

          (c)    Issued Shares.    All shares of PPBI Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by PPBI in respect of the PPBI Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of PPBI Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the PPBI Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares are surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following the surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of PPBI Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of PPBI Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of PPBI Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

          (d)    Exchange Agent Deliveries.

              (i)  Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of PPBI Common Stock and the amount of cash, if any, into which the aggregate number of shares of Grandpoint Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to PPBI Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

             (ii)  Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented Grandpoint Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of PPBI Common Stock and the amount of cash, if any, into which such Grandpoint Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Grandpoint of Certificates or Book-Entry Shares representing shares of Grandpoint Common Stock and, if such Certificates or Book-Entry Shares are presented to Grandpoint for transfer, they shall be cancelled against delivery of certificates for PPBI Common Stock and cash as hereinabove provided.

          (e)    Lost or Destroyed Certificates; Issuances of PPBI Common Stock in New Names.    The Exchange Agent shall not be obligated to deliver a certificate or certificates representing shares of PPBI Common Stock to which a holder of Grandpoint Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Grandpoint Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by PPBI. If any certificates evidencing shares of PPBI Common Stock are to be issued in a name other than that in which the Certificate evidencing Grandpoint Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of PPBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (f)    Unclaimed Merger Consideration.    The exchange of shares of Grandpoint Common Stock for the Merger Consideration as provided in this Section 3.02 shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall be entitled to rely upon the stock transfer books of Grandpoint to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        3.03    Rights as Shareholders.     At the Effective Time, holders of Grandpoint Common Stock shall cease to be, and shall have no rights as, shareholders of Grandpoint other than to receive the consideration provided for under this Article III.

        3.04    No Fractional Shares.     Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of PPBI Common Stock shall be issued in the Merger. Each holder of Grandpoint Common Stock who otherwise would have been entitled to a fraction of a share of PPBI Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the PPBI Average Share Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

        3.05    Dissenting Shares.     Notwithstanding any other provision of this Agreement, each outstanding share of Grandpoint Common Stock held by a holder who has not voted in favor of adoption of the Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Grandpoint Common Stock being referred to collectively as the "Dissenting Shares" until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares of Grandpoint Common Stock) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Grandpoint Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.01(b), without interest thereon. Grandpoint shall give PPBI prompt notice upon receipt by Grandpoint of any such written demands for payment of the fair value of such shares of Grandpoint Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by PPBI or the Surviving Corporation within the time period set forth in the DGCL.

        3.06    Anti-Dilution Provisions.     If, between the date hereof and the Effective Time, the shares of PPBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other similar transaction in PPBI Common Stock, the Exchange Ratio shall be adjusted accordingly; provided that a bona fide offering or sale of PPBI Common Stock for fair value received shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other similar transaction in PPBI Common Stock.

        3.07    Withholding Rights.     PPBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Grandpoint Common Stock such amounts as PPBI reasonably determines is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment, and to collect any necessary Tax forms or other necessary information. Except for any withholding required as the result of any failure to deliver any certificates or forms requested for purposes of federal backup withholding, in the event PPBI reasonably determines that it is so required to deduct or withhold an amount for or on account of any Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, PPBI shall use reasonable efforts to notify Grandpoint of its determination and the parties shall cooperate in good faith to minimize to the extent permissible the amount of any such deduction or withholding, including providing any certificates or forms that are reasonably requested to establish and exemption from (or reduction in) any deduction or withholding. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of Grandpoint Common Stock in respect of which such deduction and withholding was made by PPBI.

        3.08    Grandpoint Options.     At the Effective Time, each option to acquire shares of Grandpoint Common Stock (collectively, the "Grandpoint Options") which is outstanding and unexercised immediately prior to the Effective Time shall be cancelled in exchange for the right to receive from Grandpoint immediately prior to the Effective Time a single lump sum cash payment, equal to the product of (i) the number of shares of Grandpoint Common Stock subject to such Grandpoint Option immediately prior to the Effective Time, and (ii) the excess, if any, of (A) the PPBI Average Share Price multiplied by the Exchange Ratio over (B) the exercise price per share of such Grandpoint Option (the "Option Merger Consideration"), less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such Grandpoint Option is equal to or greater than the PPBI Average Share Price multiplied by the Exchange Ratio, such Grandpoint Option shall be canceled without any cash payment being made in respect thereof. Grandpoint shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding Grandpoint Option with regard to the cancellation of such Grandpoint Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the Grandpoint Equity Plans and all Grandpoint Options issued thereunder shall terminate at the Effective Time.

        3.09    Reservation of Shares.     Prior to the Closing, the PPBI Board shall reserve for issuance a sufficient number of shares of PPBI Common Stock for the purpose of issuing its shares in exchange for shares of Grandpoint Common Stock in the Merger.

ARTICLE IV

ACTIONS PENDING ACQUISITION

        4.01    Forbearances of Grandpoint.     From the date hereof until the Effective Time, except as otherwise expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, or as consented to by PPBI in writing, Grandpoint will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and PPBI the goodwill of the customers of Grandpoint and its Subsidiaries and others with whom material business relations exist.

          (b)    Capital Stock.    Other than pursuant to Rights set forth on Section 4.01(b) of Grandpoint's Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

          (c)    Dividends; Reclassifications; Etc.

              (i)  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Grandpoint Common Stock. Notwithstanding the foregoing and dependent on when the Closing occurs, Grandpoint may declare and pay regular quarterly cash dividends on the Grandpoint Common Stock equal to $0.15 per share of Grandpoint Common Stock in the ordinary course of business consistent with past practice, including as to the declaration, payment and record dates.

             (ii)  Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Grandpoint Common Stock.

          (d)    Compensation; Employment Agreements; Etc.    Enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director or executive officer of Grandpoint or its Subsidiaries (for the avoidance of doubt, this limitation shall not apply to employment agreements that provide for automatic renewal in accordance with their terms), grant or announce any salary or wage increase (other than annual merit increases adopted in the ordinary and usual course of business consistent with past practice and not to exceed three percent (3%) in the aggregate across all employees), grant or announce any severance or termination pay (other than pursuant to a severance arrangement or policy disclosed in Section 5.03(m)(v) of Grandpoint's Disclosure Schedule), or increase or announce any increase in any employee benefit (including incentive or bonus payments), except for changes required by applicable law or in accordance with Grandpoint's existing employee benefit plans and set forth in Section 4.01(d) of Grandpoint's Disclosure Schedule.

          (e)    Hiring.    Hire any person as a Senior Officer of Grandpoint or any of its Subsidiaries or promote any employee to a Senior Officer position, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of Grandpoint's Disclosure Schedule and (ii) persons hired to fill any Senior Officer vacancies either existing as of the date hereof and set forth in Section 4.01(e) of Grandpoint's Disclosure Schedule or arising after the date hereof whose employment is terminable at the will of Grandpoint or a Subsidiary of Grandpoint and who are not subject to or eligible for any severance, change in control, bonus or similar benefits or payments that would become payable as a result of the Transaction, or consummation thereof, or enter into any agreement with a labor union, guild or association representing any employee.

          (f)    Benefit Plans.    Except as set forth in Section 4.01(f) of Grandpoint's Disclosure Schedule, (i) enter into, establish, adopt, amend or terminate, or make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Grandpoint or (ii) take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder, in each case except (y) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f) of Grandpoint's Disclosure Schedule or (z) as may be required by applicable law.

          (g)    Dispositions.    Except as set forth in Section 4.01(r) hereof, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for (i) sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business and consistent with past practice and are not material to Grandpoint and its Subsidiaries taken as a whole and (ii) sales of Loans or Loan participations which are in the ordinary course of business and consistent with past practice.

          (h)    Acquisitions.    Except as set forth in Sections 4.01(i), 4.01(r) and 4.01(s), acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any Person or division or business unit thereof.

          (i)    Capital Expenditures.    Except as set forth in Section 4.01(i) of Grandpoint's Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

          (j)    Governing Documents.    Amend the Grandpoint Articles, the Grandpoint Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Grandpoint.

          (k)    Accounting Methods.    Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

          (l)    Contracts.    Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

          (m)    Claims.    Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Grandpoint or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Grandpoint or any of its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of PPBI or any of its Subsidiaries following the consummation of the Transaction (including Grandpoint and Grandpoint Bank) or create precedent for claims that are reasonably likely to be material to PPBI and its Subsidiaries, taken as a whole, following the consummation of the Transaction.

          (n)    Banking Operations.    Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, loan,

  deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, or the manner in which its investment securities or loan portfolio is classified or reported, except as required by applicable law, regulation, policies imposed by any Governmental Authority or in conformity with GAAP; invest in any mortgage-backed or mortgage-related security that would be risk—weighted over 100% according to BASEL III regulatory capital guidelines; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

          (o)    Marketing.    Introduce any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to PPBI prior to the date hereof).

          (p)    Derivatives Contracts.    Enter into any Derivatives Contract.

          (q)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and FRB borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

          (r)    Investment Securities.    (i) Acquire (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, collateralized loan obligation or Equity Investment or (ii) dispose of any debt security or Equity Investment; provided, however, that in the case of clauses (i) and (ii), Grandpoint and its Subsidiaries may acquire any debt security, collateralized loan obligation or Equity Investment if, within two (2) Business Days after Grandpoint requests in writing (which request shall describe in detail such securities to be purchased and the price thereof) that PPBI consent to the making of any such purchase, and PPBI has approved such request in writing or has not responded in writing to such request.

          (s)    Loans.    (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans"), other than Loans made in the ordinary course of business, consistent with past practice, that are not in excess of $10.0 million individually; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure any Loans; (iii) enter into any Loan securitization or create any special purpose funding entity; (iv) purchase any consumer loan; or (v) enter into any agreement or arrangement providing for the purchase of a Loan participation. Notwithstanding the foregoing, Grandpoint and its Subsidiaries can make, renew, modify, or enter into Loans that exceed the foregoing dollar limitation to the extent Grandpoint provides to PPBI in writing a complete Loan package for such Loan and PPBI does not object to such Loan within three (3) Business Days of receipt of such written notice.

          (t)    Investments in Real Estate.    Except as set forth in Section 4.01(h) or 4.01(i) hereof, make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

          (u)    Tax Elections.    Make or change any material Tax election, settle or compromise any material Tax liability of Grandpoint or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of Grandpoint or any of its Subsidiaries (or the assets and liabilities of Grandpoint or any of its Subsidiaries), enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended income or other material Tax Return.

          (v)    Antitakeover Statutes.    Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than PPBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

          (w)    Transactions with Insiders.    Make or propose to make any loan to or enter into any transaction with any of Grandpoint's or any of its Subsidiaries' directors or executive officers (other than those entered into on an arms' length basis, in the ordinary course and consistent with past practice and in compliance with applicable law, regulation and policies imposed by any Governmental Authority).

          (x)    Adverse Actions.    Take any action that is or would be reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, such that the condition to the Merger set forth in Section 7.03(a) would not be satisfied, (iii) any of the other conditions to the Merger set forth in Article VII not being satisfied, (iv) a material delay in the ability of PPBI or Grandpoint to perform any of their obligations under this Agreement on a timely basis, or (v) a material delay in the ability of PPBI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

          (y)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        4.02    Forbearances of PPBI.     From the date hereof until the Effective Time, except as otherwise expressly contemplated or permitted by this Agreement, as required by applicable law, regulation or policies imposed by any Governmental Authority, or without the prior written consent of Grandpoint, PPBI will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization and preserve for itself and Grandpoint the goodwill of the customers of PPBI and its Subsidiaries and others with whom material business relations exist.

          (b)    Dividends; Reclassifications; Etc.    Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of PPBI Common Stock.

          (c)    Governing Documents.    Except as reasonably required to effect the corporate governance changes described in PPBI's Current Report or Form 8-K filed with the SEC on November 16, 2017, amend the PPBI Certificate or the PPBI Bylaws.

          (d)    Antitakeover Statutes.    Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Grandpoint or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

          (e)    Adverse Actions.    Take any action that is or would be reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in at any time at or prior to the Effective Time such that the condition to the Merger set forth in Section 7.02(a) would not be satisfied, (iii) any of the other conditions to the Merger set forth in Article VII not being satisfied, (iv) a material delay in the ability of PPBI or Grandpoint to perform any of their obligations under this Agreement on a timely basis, or (v) a material delay in the ability of PPBI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

          (f)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01    Disclosure Schedules.     On or prior to the date hereof, PPBI has delivered to Grandpoint a schedule and Grandpoint has delivered to PPBI a schedule (each respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV or VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

        5.02    Standard.     Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of Grandpoint on the one hand or PPBI on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations of Grandpoint contained in Section 5.03(b), which shall be true in all respects, except to a de minimis extent (relative to Section 5.03(b) taken as a whole), and the representations of Grandpoint contained in Section 5.03(m)(v), which shall be true in all material respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

        5.03    Representations and Warranties of Grandpoint.     Subject to Sections 5.01 and 5.02, Grandpoint hereby represents and warrants to PPBI:

          (a)    Organization, Standing and Authority.    Grandpoint is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Grandpoint is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole. Grandpoint has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the Grandpoint Articles and Grandpoint Bylaws which have previously been made available to PPBI are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of Grandpoint and each of its Subsidiaries previously made available to PPBI contain true and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

          (b)    Grandpoint Capital Stock.    The authorized capital stock of Grandpoint consists solely of 70,000,000 shares of Grandpoint Common Stock, comprised of 60,000,000 shares of Grandpoint Voting Common Stock and 10,000,000 shares of Grandpoint Non-Voting Common Stock, of which 27,901,752 and 5,273,173 shares of Grandpoint Voting Common Stock and Grandpoint Non-Voting Common Stock, respectively, are issued and outstanding as of the date hereof, and 5,000,000 shares of Grandpoint Preferred Stock, none of which were issued and outstanding as of the date hereof. As of the date hereof, no shares of Grandpoint Common Stock were held in treasury by Grandpoint or otherwise directly or indirectly owned by Grandpoint. The outstanding shares of Grandpoint Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Grandpoint Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of Grandpoint's Disclosure Schedule sets forth, as of the date hereof, for each Grandpoint Option, the name of the grantee, the date of the grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Grandpoint Common Stock subject to each Grandpoint Option, the number of shares of Grandpoint Common Stock subject to Grandpoint Options that are currently exercisable and the exercise or strike price per share. Each Grandpoint Option (i) currently has an exercise price that is the same as when first issued and such exercise price is at least equal to the fair market value of the underlying shares of Grandpoint Common Stock as of the grant date; and (ii) has been issued in compliance in all material respects with applicable laws. Except as set forth in this Section 5.03(b), there are no shares of Grandpoint Common Stock reserved for issuance (other than additional shares of Grandpoint Common Stock reserved for issuance in future awards under the Grandpoint Equity Plans), Grandpoint does not have any Rights issued or outstanding with respect to Grandpoint Common Stock and Grandpoint does not have any commitment to authorize, issue or sell any Grandpoint Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Grandpoint may vote are outstanding.

          (c)    Subsidiaries.

              (i)  (A) Section 5.03(c)(i)(A) of Grandpoint's Disclosure Schedule sets forth a list of all of Grandpoint's Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) Grandpoint owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to Grandpoint) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to Grandpoint or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Grandpoint's rights to vote or to dispose of such securities and (F) all the Equity Securities of Grandpoint's Subsidiaries held by Grandpoint or its Subsidiaries are fully paid and nonassessable (except for assessments required under the CFC with respect to Grandpoint Bank's capital stock) and are owned by Grandpoint or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the Grandpoint Subsidiaries may vote are outstanding.

             (ii)  Except as set forth in Section 5.03(c)(ii) of Grandpoint's Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in Grandpoint's Subsidiaries and stock in the FHLB, Grandpoint does not own beneficially, directly or indirectly, any Equity Securities of any Person or any interest in a partnership or joint venture of any kind.

            (iii)  Each of Grandpoint's Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had nor would reasonably be expected to have a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole.

            (iv)  The deposit accounts of Grandpoint Bank are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Grandpoint Bank has paid all deposit insurance premiums and assessments required by applicable law, regulation or policies imposed by any Governmental Authority.

          (d)    Corporate Power.    Each of Grandpoint and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and Grandpoint has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause Grandpoint Bank to consummate the Bank Merger Agreement, and Grandpoint Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the Shareholder Approval.

          (e)    Corporate Authority.    Subject to the adoption of the Agreement by the holders of the outstanding Grandpoint Voting Common Stock, this Agreement, the Bank Merger Agreement and the Transaction have been authorized by all necessary corporate action of Grandpoint and Grandpoint Bank and the Grandpoint Board and Grandpoint Bank Board on or prior to the date hereof. Grandpoint has duly executed and delivered this Agreement and assuming due authorization, execution and delivery by PPBI, this Agreement is a valid and legally binding obligation of Grandpoint, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  Except as set forth in Section 5.03(f) of Grandpoint's Disclosure Schedule, no consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Grandpoint or any of its Subsidiaries in connection with the execution, delivery or performance by Grandpoint of this Agreement and by Grandpoint Bank of the Bank Merger

    Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (2) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and the CFC, and (E) the Shareholder Approval of this Agreement by delivery of the Grandpoint Shareholder Consents. To the Knowledge of Grandpoint, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers, notices and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Grandpoint and the Bank Merger Agreement by Grandpoint Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under (in each case with or without notice, lapse of time, or both), any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license to which Grandpoint or any of its Subsidiaries or any of their respective assets or properties is subject or bound, or any Material Contract, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Grandpoint or any of its Subsidiaries or (C) require any consent or approval under any law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, or Material Contract except where, in the case of clauses (A) and (C) above, any such breach, violation, default, creation, acceleration, termination or failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to Grandpoint and its Subsidiaries, taken as a whole.

          (g)    Financial Reports; Undisclosed Liabilities; Internal Controls.

              (i)  Each of the consolidated balance sheets contained in the Grandpoint Financial Statements (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Grandpoint and its Subsidiaries as of its date, and each of the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows in such Grandpoint Financial Statements (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the consolidated results of operations, changes in shareholders' equity and other comprehensive income and cash flows, as the case may be, of Grandpoint and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited consolidated financial statements that are part of the Grandpoint Financial Statements, to normal year-end adjustments. The books and records of Grandpoint and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

             (ii)  None of Grandpoint nor any of its Subsidiaries is required to file periodic reports with any Governmental Authority pursuant to the Exchange Act.

            (iii)  Except as set forth on the unaudited consolidated balance sheet of Grandpoint dated as of September 30, 2017, neither Grandpoint nor any of its Subsidiaries has any liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2017 in the ordinary course of business consistent with past practice (B) incurred pursuant to or provided for in this Agreement or (C) that would not reasonably be expected to be material to Grandpoint and its Subsidiaries, taken as a whole.

            (iv)  Since September 30, 2017, (A) Grandpoint and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) neither Grandpoint nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of paragraphs (b), (c), (g), (h), (j), (k), (m), (p), (u), (v), (w), (x) or, with respect to such paragraphs, (y), in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole.

             (v)  No agreement pursuant to which any Loans or other assets have been or shall be sold by Grandpoint or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by Grandpoint or its Subsidiaries, to cause Grandpoint or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against Grandpoint or its Subsidiaries. Section 5.03(g)(v) of Grandpoint's Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of Grandpoint or its Subsidiaries that has been declared, set aside or paid since January 1, 2016, as well as all shares of capital stock of Grandpoint or its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by Grandpoint or any of its Subsidiaries since January 1, 2015.

            (vi)  The records, systems, controls, data and information of Grandpoint and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the ownership and control of Grandpoint or its Subsidiaries (either directly or through Grandpoint's third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except as would not reasonably be expected to have a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole.

           (vii)  Since January 1, 2015, (A) neither Grandpoint nor any of its Subsidiaries nor, to the Knowledge of Grandpoint, any director, officer, employee, auditor, accountant or representative of Grandpoint or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Grandpoint or any of its Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Grandpoint or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing Grandpoint or any of its Subsidiaries, whether or not employed by Grandpoint or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Grandpoint or any of its Subsidiaries or their respective officers, directors, employees or agents to the Grandpoint Board or any committee thereof or, to the Knowledge of Grandpoint, to any director or officer of Grandpoint or any of its Subsidiaries.

          (h)    Legal Proceedings.    Section 5.03(h) of Grandpoint's Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Authority that is pending against Grandpoint or any of its Subsidiaries as of the date hereof. Except as set forth in Section 5.03(h) of Grandpoint's Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any Governmental Authority is pending against Grandpoint or any of its Subsidiaries and, to Grandpoint's Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened. Neither Grandpoint nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole.

          (i)    Regulatory Matters.

              (i)  Since January 1, 2015, Grandpoint and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable law, regulations or policies imposed by any Governmental Authority, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable law, regulations or policies imposed by any Governmental Authority, and Grandpoint has previously delivered or made available to PPBI accurate and complete copies of all such reports. In connection with the most recent examination of Grandpoint and its Subsidiaries by the appropriate regulatory authorities, neither Grandpoint nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Grandpoint believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole.

             (ii)  Neither Grandpoint nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Grandpoint or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority, that, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to Grandpoint and its Subsidiaries, taken as a whole. Grandpoint and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

            (iii)  Neither Grandpoint nor any of its Subsidiaries has been advised by, nor does it have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  (A) Except as set forth in Section 5.03(i)(iv)(A) of Grandpoint's Disclosure Schedule, no Governmental Authority has initiated since January 1, 2015 or has pending any proceeding, enforcement action or, to the Knowledge of Grandpoint, investigation or inquiry into the business, operations, policies, practices or disclosures of Grandpoint or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Grandpoint and its Subsidiaries), or, to the Knowledge of Grandpoint, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Grandpoint or any of its Subsidiaries, other than, in each case, which would not reasonably be expected to result in a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole.

             (v)  The most recent regulatory rating given to Grandpoint Bank as to compliance with the Community Reinvestment Act is at least "satisfactory." To the Knowledge of Grandpoint, since the last regulatory examination of Grandpoint Bank with respect to Community Reinvestment Act compliance, Grandpoint Bank has not received any material complaints as to Community Reinvestment Act compliance.

          (j)    Compliance With Laws.    Each of Grandpoint and its Subsidiaries:

              (i)  is, and at all times since January 1, 2015, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of Grandpoint and its Subsidiaries related to customer data, privacy and security;

             (ii)  has, and at all times since January 1, 2015, has had, all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted in all material respects; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to Grandpoint's Knowledge, no suspension or cancellation of any of them is threatened; and

            (iii)  has received no written notification or communication from any Governmental Authority (A) asserting that Grandpoint or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Grandpoint's Knowledge, do any grounds exist that would reasonably be expected to result in any of the foregoing).

          (k)   Material Contracts; Defaults.

              (i)  Except for documents set forth in Section 5.03(k)(i) of Grandpoint's Disclosure Schedule, neither Grandpoint nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $50,000 per annum, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of Grandpoint or any of its Subsidiaries to indemnification from Grandpoint or any of its Subsidiaries or which would require Grandpoint or any of its Subsidiaries to make any payments in respect of any non-competition obligations restricting the ability of any present or former director, officer or employee of Grandpoint or any of its

    Subsidiaries to compete against Grandpoint or any of its Subsidiaries, (C) which provides for the payment by Grandpoint or any of its Subsidiaries of profit-sharing, severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving Grandpoint or any of its Subsidiaries, including but not limited to, the Transaction, (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $50,000 per annum, (E) which is with or to a labor union, employee representative or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness for borrowed money or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of Grandpoint or any of its Subsidiaries, (H) which is executory and involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $300,000 in all such cases, other than purchases and sales in the ordinary course of business consistent with past practice of investment securities, multifamily Loans, OREO or government guaranteed Loans, (I) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees, (J) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $50,000 and that has any continuing obligations, liabilities or restrictions other than customary confidentiality restrictions, (K) which relates to a partnership or joint venture or similar arrangement, (L) which is a lease for any real property owned or presently used by Grandpoint or any of its Subsidiaries, (M) which comprises a non-competition contract or other contract that materially restricts the conduct of any business by Grandpoint or any of its Subsidiaries or limits the freedom of Grandpoint or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires Grandpoint or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (N) which is with respect to, or otherwise commits Grandpoint or any of its Subsidiaries to do, any of the foregoing (collectively, "Material Contracts"). True, correct and complete copies of all such Material Contracts have been made available to PPBI as of the date hereof.

             (ii)  Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of Grandpoint or its Subsidiaries and, to Grandpoint's Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against Grandpoint or its Subsidiaries, and to Grandpoint's Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Neither Grandpoint or its Subsidiaries nor, to Grandpoint's Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Grandpoint of any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, to Grandpoint's Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default with respect to, or exercise any remedy under any material provision of, any Material Contract, (B) give any Person the right to accelerate the performance of any material provision of, or the maturity of, any Material Contract, or (C) give any Person the right to cancel or terminate, or modify any material provision of, any Material Contract.

            (iii)  Section 5.03(k)(iii) of Grandpoint's Disclosure Schedule sets forth a schedule of all holders of five percent or more of Grandpoint Common Stock and executive officers and directors of Grandpoint and its Subsidiaries who have outstanding loans from Grandpoint or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

          (l)    No Brokers.    No action has been taken by Grandpoint or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than fees to be paid to Keefe, Bruyette & Woods, Inc., which are set forth in Section 5.03(l) of Grandpoint's Disclosure Schedule. Copies of all agreements with Keefe, Bruyette & Woods, Inc. have been previously provided or made available to PPBI.

          (m)  Employee Benefit Plans.

              (i)  All material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by Grandpoint and its Subsidiaries for the benefit of current or former employees of Grandpoint and its Subsidiaries (the "Employees") and current or former directors or independent contractors of Grandpoint or its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers' compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which Grandpoint may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the "Benefit Plans"), are set forth in Section 5.03(m)(i) of Grandpoint's Disclosure Schedule. True and complete copies of the following documents have been provided or made available to PPBI: (A) all Benefit Plans and all written agreements underlying a funding medium for or relating to the administration of any Benefit Plan including, but not limited to, any trust instruments, group annuity contracts, investment management and insurance contracts, certificates of coverage and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service ("IRS") or Department of Labor (the "DOL") and a copy of any "top hat" filings with the DOL, as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code; (D) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (E) the most recent actuarial report, if any, relating to each Benefit Plan; and (F) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

             (ii)  Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter, or advisory or opinion letter, as applicable, from the IRS, and no circumstances exist that are reasonably likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to Grandpoint's Knowledge, threatened proceeding, lawsuit or claim (other than a routine claim for benefits) relating to the Benefit Plans. Neither Grandpoint nor any of its Subsidiaries is subject to or could reasonably be likely to be subject to a material liability, fine or penalty of any kind with respect to any Benefit Plan under either the Code or ERISA. No assets of Grandpoint or any Subsidiary are subject to an encumbrance or lien that may be imposed under ERISA or the Code with respect to the operation, administration or funding of any Benefit Plan. Since January 1, 2016, no Benefit Plan or related trust has been the subject of an audit, investigation or examination or other proceeding by the IRS, the DOL or other Governmental Authority. There have been no nonexempt "prohibited transactions" within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty has occurred with respect to any Benefit Plan in connection with which Grandpoint or any Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. With respect to each Benefit Plan, as applicable, all reports and disclosures required to be filed or delivered under ERISA and the Code have been accurate in all material respects as of the date filed, have been filed or distributed in a timely manner, and any Taxes due in connection with such filings have been paid.

            (iii)  Neither Grandpoint nor any ERISA Affiliate maintains or contributes to any Pension Plan subject to Title IV of ERISA, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA), a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA" or a Retiree Welfare Plan, other than those disclosed and identified as such in Section 5.03(m)(iii) of Grandpoint's Disclosure Schedule. Except as set forth in Section 5.03(m)(iii) of Grandpoint's Disclosure Schedule, no Benefit Plan holds as an asset an annuity contract, guaranteed investment contract or other investment contract issued by an insurance company.

            (iv)  All contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees' paychecks with respect to a Benefit Plan) and premiums required to be paid have been timely made or paid when due in accordance with the terms of the applicable Benefit Plan and applicable law. All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the Grandpoint Financial Statements. Benefits under each Benefit Plan that is an "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to Grandpoint or any of its Subsidiaries, the premiums for which are paid directly by Grandpoint or any of its Subsidiaries, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder.

             (v)  Except as set forth in Section 5.03(m)(v) of Grandpoint's Disclosure Schedule, none of the execution of this Agreement, Grandpoint shareholder adoption of the Agreement or consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of Grandpoint or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Neither Grandpoint nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 409A or Section 4999 of the Code.

            (vi)  Neither Grandpoint nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

           (vii)  Each Benefit Plan which is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) (hereinafter referred to as a "Grandpoint NQDP") has been maintained, as to both form and operation, in material compliance with Section 409A of the Code. Neither Grandpoint nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A(a)(1) of the Code.

          (viii)  Except as set forth in Section 5.03(m)(viii) of Grandpoint's Disclosure Schedule and Section 6.11(b), each Benefit Plan may be amended or terminated without the consent of the participants and without the imposition of any additional liability or penalties upon Grandpoint or its ERISA Affiliates. Neither Grandpoint nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, or (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.

          (n)   Labor Matters.

              (i)  Section 5.03(n)(i) of Grandpoint's Disclosure Schedule sets forth (A) the name, title and total compensation of each officer of Grandpoint and each of its Subsidiaries and each other employee of Grandpoint and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers and employees and independent contractors and consultants that are natural persons in 2016 and 2017 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by Grandpoint and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

             (ii)  To Grandpoint's Knowledge, no officer or director of Grandpoint or any of its Subsidiaries or any employee, independent contractor or consultant of Grandpoint or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of Grandpoint or any of its Subsidiaries to conduct its business as currently conducted.

            (iii)  Since January 1, 2015, neither Grandpoint nor any of its Subsidiaries has classified any individual as an "independent contractor" or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. Since January 1, 2015, neither Grandpoint nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to Grandpoint or any of its Subsidiaries, in any capacity.

            (iv)  Except as set forth in Section 5.03(n)(iv) of Grandpoint's Disclosure Schedule, no officer, employee or group of employees of Grandpoint or any of its Subsidiaries has informed Grandpoint or such Subsidiary in writing of his, her or their intent, nor does Grandpoint have any Knowledge of any officer, employee or group of employees of Grandpoint or any of its Subsidiaries having an intention, to terminate employment with Grandpoint or any of its Subsidiaries during the next twelve (12) months.

             (v)  Neither Grandpoint nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is Grandpoint or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Grandpoint or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it pending or, to Grandpoint's Knowledge, threatened, nor does Grandpoint have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of Grandpoint and its Subsidiaries has paid in full, in all material respects, all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except as set forth in Section 5.03(n)(v) of Grandpoint's Disclosure Schedule, the employment of each officer and employee of Grandpoint and each of its Subsidiaries is terminable at the will of Grandpoint or such Subsidiary.

            (vi)  Except as set forth in Section 5.03(n)(vi) of Grandpoint's Disclosure Schedule, (A) there is no pending or, to Grandpoint's Knowledge, threatened legal proceeding involving Grandpoint or any of its Subsidiaries, on the one hand, and any present or former employee(s) of Grandpoint or any of its Subsidiaries, on the other hand, and (B) since January 1, 2015, no other Person, to Grandpoint's Knowledge, has threatened any claim or any legal proceeding against Grandpoint or any of its Subsidiaries (or, to Grandpoint's Knowledge, against any officer, director or employee of Grandpoint or any of its Subsidiaries in their respective capacities as such) relating to employees or former employees of Grandpoint or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

           (vii)  Grandpoint and each of its Subsidiaries is, and at all times since January 1, 2015 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices.

          (o)    Environmental Matters.    (i) There are no legal, administrative, arbitral or other proceedings, claims, actions, or, to Grandpoint's Knowledge, environmental investigations or remediation activities by a Governmental Authority or third party, seeking to impose, or that would reasonably be expected to result in the imposition, on Grandpoint or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to Grandpoint's Knowledge, threatened against Grandpoint or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole, and to Grandpoint's Knowledge there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that would reasonably be expected to impose any liability or obligation that would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole; (ii) Grandpoint and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iii) to Grandpoint's Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Grandpoint or any of its Subsidiaries, or any property in which Grandpoint or any of its Subsidiaries holds a security interest or a fiduciary or management role ("Grandpoint Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole; (iv) in accordance with the Secured Creditor Exemption, neither Grandpoint nor any of its Subsidiaries are the "owner or operator" of, nor have "participated in the management" regarding Hazardous Substances at, any Grandpoint Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole; (v) neither Grandpoint nor any of its Subsidiaries nor, to Grandpoint's Knowledge, any Person whose liability Grandpoint or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither Grandpoint nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vi) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to Grandpoint's Knowledge, formerly owned or operated property, any Grandpoint Loan Property, or to Grandpoint's Knowledge any Person whose liability Grandpoint or any of its Subsidiaries has assumed, whether contractually or by operation of law, that would reasonably be expected to result in any claims, liability or investigations against

  Grandpoint, result in any restrictions on the use of any property pursuant to any Environmental Law, or adversely affect the value of any Grandpoint Loan Property, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grandpoint and its Subsidiaries, taken as a whole; (vii) Grandpoint has provided and made available to PPBI copies of all material environmental reports or studies, sampling data, correspondence, filings and other material environmental information in its possession or reasonably available to it relating to Grandpoint, its Subsidiaries and any currently or formerly owned or operated property that have been prepared since January 1, 2015.

        As used herein, the term "Environmental Laws" means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term "Hazardous Substance" means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law. The term "Secured Creditor Exemption" has the meaning provided to such term in 42 U.S.C. § 9601(20)(A), 42 U.S.C. § 6991b(h)(9), and Cal. Health & Safety Code § 25548, et seq.

          (p)    Tax Matters.

              (i)  (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the Grandpoint Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all Taxes due and payable by or with respect to the Grandpoint Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of the Grandpoint Group did not, as of the date of the most recent financial statements included in the Grandpoint Financial Statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Grandpoint Group in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, other than those being contested through appropriate proceedings and set forth in Section 5.03(p)(i) of Grandpoint's Disclosure Schedule and (F) no statutes of limitation with respect to any Taxes of the Grandpoint Group have been waived or extended by or on behalf of the Grandpoint Group.

             (ii)  Grandpoint has made available to PPBI (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of the Grandpoint Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued by a Tax authority within the last three years relating to Taxes due from or with respect to the Grandpoint Group or its income, assets or operations. Section 5.03(p)(ii) of Grandpoint's Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of the Grandpoint Group that have been examined by any Tax authority since January 1, 2014.

            (iii)  To the Knowledge of Grandpoint, except as set forth in Section 5.03 (p)(iii) of Grandpoint's Disclosure Schedule, there are no audits or investigations by any taxing authority or proceedings in progress with respect to the Grandpoint Group, nor has the Grandpoint Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

            (iv)  No claim has been made in writing during the past five (5) years by a taxing authority in a jurisdiction where the Grandpoint Group does not already file Tax Returns that the Grandpoint Group is or may be subject to taxation by that jurisdiction.

             (v)  The Grandpoint Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable law, regulation or policies imposed by any Governmental Authority relating to the withholding and payment of Taxes.

            (vi)  The Grandpoint Group does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.

           (vii)  There are no Liens or other encumbrances on any of the assets of the Grandpoint Group that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

          (viii)  No closing agreements, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the Grandpoint Group.

            (ix)  No member of the Grandpoint Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the Grandpoint Group has been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

             (x)  Grandpoint is not, nor it has ever been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (xi)  The Grandpoint Group will not be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) an installment sale or open transaction, (B) a prepaid amount, or (C) change in the accounting method of Grandpoint pursuant to Section 481 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality).

           (xii)  Except as set forth in Section 5.03(p)(xii) of Grandpoint's Disclosure Schedule, neither Grandpoint nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person, other than with respect to any such agreement or arrangement solely among the Company and its Affiliates, or any gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements or other commercial agreements, each of which legal arrangements being entered into in the ordinary course of business and the primary purposes of which being unrelated to Taxes.

          (xiii)  The Grandpoint Group has not "participated" within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any "listed transaction" within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the Internal Revenue Service for the applicable period.

          (xiv)  No power of attorney granted by any member of the Grandpoint Group relating to Taxes is currently in force.

           (xv)  No member of the Grandpoint Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which Grandpoint is the parent) or has any liability for Taxes of any Person (other than another member of the Grandpoint Group) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

          (xvi)  No property owned by the Grandpoint Group (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

         (xvii)  The Grandpoint Group does not owe any "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

        (xviii)  Any adjustment of Taxes of the Grandpoint Group made by a Governmental Authority, which is required to be reported to another Governmental Authority, has been so reported.

          (xix)  The Grandpoint Group is not required to include in income any amount for an adjustment pursuant to an election by the Grandpoint Group under Section 108(i) of the Code or the Treasury Regulations thereunder.

          (q)    Risk Management Instruments.

              (i)  Neither Grandpoint nor any of its Subsidiaries is a party to, or has agreed to enter into a Derivatives Contract, whether for the account of Grandpoint or any of its Subsidiaries.

             (ii)  "Derivatives Contract" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term "Derivatives Contract" shall not include any Grandpoint Options.

          (r)    Loans; Nonperforming and Classified Assets.

              (i)  Each Loan on the books and records of Grandpoint and its Subsidiaries was made and has been serviced in all material respects in accordance with Grandpoint Bank's lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to Grandpoint's Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles. The Loan data tapes previously provided by Grandpoint to PPBI accurately reflect in all material respects the Loan portfolio of Grandpoint and its Subsidiaries as of the date of such loan tape.

             (ii)  Grandpoint has set forth in Section 5.03(r)(ii) of Grandpoint's Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Grandpoint's Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by Grandpoint, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the DBO or the FDIC would agree with the loan classifications established by Grandpoint); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of December 31, 2017; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Grandpoint or any of its Subsidiaries, or to Grandpoint's Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

          (s)    Properties.    To Grandpoint's Knowledge, all real and personal property owned by Grandpoint or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) in all material respects and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practice in all material respects. Grandpoint has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of Grandpoint as of September 30, 2017 included in the Grandpoint Financial Statements, or acquired after such date, other than properties sold by Grandpoint or any of its Subsidiaries in the ordinary course of business, except for Permitted Liens or as shown on the title policies listed in Section 5.03(s) of Grandpoint's Disclosure Schedule. All real and personal property which is material to Grandpoint's business on a consolidated basis and leased or licensed by Grandpoint or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of Grandpoint or any of its Subsidiaries and, to Grandpoint's Knowledge, are valid and binding obligations of the other parties thereto, enforceable against Grandpoint or such Subsidiary of Grandpoint, and to Grandpoint's Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles). Except as set forth in Section 5.03(s) of Grandpoint's Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time. Since January 1, 2015, neither Grandpoint nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of Grandpoint as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the material provisions of any real property lease, (B) give any Person the right to declare a default with respect to, or exercise any remedy under any material provision of, any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify in any material respect any real property lease. To Grandpoint's Knowledge, Grandpoint and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

          (t)    Intellectual Property; Information Technology; Security.

              (i)  Each of Grandpoint and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property used in and material to the conduct of its business as currently conducted, and neither Grandpoint nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Grandpoint has listed all registered Intellectual Property owned by Grandpoint and its Subsidiaries, and all contracts to which Grandpoint and its Subsidiaries has licensed Intellectual Property from third parties that is material to the operation of Grandpoint and its Subsidiaries, in Section 5.03(t)(i) of Grandpoint's Disclosure Schedule (other than commercially available "shrink wrap" or "click wrap" licenses). Each of Grandpoint and its Subsidiaries owns or has a valid right to use or license such Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Grandpoint's Knowledge, such Intellectual Property is valid and enforceable.

             (ii)  (A) Each of Grandpoint and its Subsidiaries owns or is validly licensed to use (in each case, free and clear of any Liens, except for any restrictions set forth in any licensed Intellectual Property), all Intellectual Property used in and material to the conduct of its business as currently conducted; (B) to Grandpoint's Knowledge, the use of any Intellectual Property by Grandpoint or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to Grandpoint's Knowledge, no Person is challenging, infringing on or otherwise violating any right of Grandpoint or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Grandpoint or any of its Subsidiaries; and (D) since January 1, 2015, neither Grandpoint nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against Grandpoint or any of its Subsidiaries with respect to any Intellectual Property used by Grandpoint or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, neither Grandpoint nor any of its Subsidiaries has Knowledge of any facts or events that would reasonably give rise to any legal proceeding against Grandpoint or any of its Subsidiaries that is likely to succeed.

            (iii)  To Grandpoint's Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in and material to the conduct of Grandpoint's and its Subsidiaries respective businesses (collectively, "Grandpoint IT Systems") have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Grandpoint IT Systems are in good working condition to effectively perform in all material respects all information technology operations necessary to conduct business as currently conducted. Neither Grandpoint nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Grandpoint IT Systems. Grandpoint and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business.

          (u)    Fiduciary Accounts.    Grandpoint and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable law, regulation or policies imposed by any Governmental Authority. Neither Grandpoint nor any of its Subsidiaries, nor, to Grandpoint's Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (v)    Books and Records.    The books and records of Grandpoint and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Grandpoint and its Subsidiaries.

          (w)    Insurance.    Section 5.03(w) of Grandpoint's Disclosure Schedule lists all of the insurance policies, binders, or bonds maintained as of the date hereof by Grandpoint and its Subsidiaries ("Insurance Policies"), which includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. To Grandpoint's Knowledge, Grandpoint and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither Grandpoint nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 5.03(w) of Grandpoint's Disclosure Schedule, there is no claim for coverage by Grandpoint or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither Grandpoint nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

          (x)    Allowance For Loan Losses.    Grandpoint Bank's allowance for loan losses is, and shall be as of the Effective Date, in compliance with Grandpoint Bank's existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

          (y)    Transactions With Affiliates.    All "covered transactions" between Grandpoint Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance in all material respects with such provisions.

          (z)    Required Vote; Antitakeover Provisions.

              (i)  The affirmative vote (or action by written consent) of the holders of a majority of the outstanding shares of Grandpoint Voting Common Stock entitled to vote (or consent) is necessary to adopt the Agreement on behalf of Grandpoint (the "Shareholder Approval"). No other vote (or consent) of the shareholders of Grandpoint is required by law, the Grandpoint Articles, the Grandpoint Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction. The delivery of Grandpoint Shareholder Consents representing a majority of the outstanding Grandpoint Voting Common Stock complies with the Grandpoint Articles, the Grandpoint Bylaws and the DGCL, and will constitute the Shareholder Approval required thereby.

             (ii)  Based on the representation and warranty of PPBI contained in Section 5.04(o), no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation under the DGCL or any applicable provisions of the Grandpoint Articles and Grandpoint Bylaws or the takeover laws of any other state (including any applicable sections of the CFC), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

          (aa)    Fairness Opinion.    The Grandpoint Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc., to the effect that as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair to the holders of Grandpoint Common Stock from a financial point of view.

          (bb)    Transactions in Securities.    Since January 1, 2015, all offers and sales of Grandpoint Common Stock by Grandpoint were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

          (cc)    Registration Obligation.    Neither Grandpoint nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

          (dd)    No Additional Representations.    Except for the representations and warranties made by Grandpoint in this Section 5.03, as Previously Disclosed, or in any certificate delivered by Grandpoint to PPBI, neither Grandpoint nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to Grandpoint, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Grandpoint hereby expressly disclaims any such other representations and warranties. Except for the representations and warranties set forth in Section 5.04, as Previously Disclosed, or in any certificate delivered by PPBI to Grandpoint, Grandpoint specifically disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that PPBI has specifically disclaimed any express or implied representation or warranty made by any Person other than those set forth in Section 5.04, as Previously Disclosed, or in any certificate delivered by PPBI to Grandpoint.

        5.04    Representations and Warranties of PPBI.     Subject to Sections 5.01 and 5.02, PPBI hereby represents and warrants to Grandpoint as follows:

          (a)    Organization, Standing and Authority.    PPBI is duly organized, validly existing and in good standing under the laws of the State of Delaware. PPBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on PPBI and its Subsidiaries, taken as a whole. PPBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. PPBI has made available to Grandpoint complete and correct copies of the PPBI Certificate and PPBI Bylaws as amended to and as in effect on the date of this Agreement.

          (b)    PPBI Capital Stock.

              (i)  As of the date hereof, the authorized capital stock of PPBI consists solely of 100,000,000 shares of PPBI Common Stock, of which 46,249,237 shares were issued and outstanding as of the close of business on February 7, 2018, and 1,000,000 shares of PPBI Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of PPBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of PPBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of PPBI, except for shares of PPBI Common Stock issuable pursuant to the PPBI Benefit Plans and by virtue of this Agreement.

             (ii)  The shares of PPBI Common Stock to be issued in exchange for shares of Grandpoint Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

          (c)    Pacific Premier.

              (i)  Pacific Premier is duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Pacific Premier is duly licensed by the DBO and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Pacific Premier has paid all deposit insurance premiums and assessments required by applicable law, regulation or policies imposed by any Governmental Authority.

             (ii)  (A) PPBI owns, directly or indirectly, all the issued and outstanding equity securities of Pacific Premier, (B) no equity securities of Pacific Premier are or may become required to be issued (other than to PPBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Pacific Premier is or may be bound to sell or otherwise transfer any of its equity securities (other than to PPBI or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to PPBI's right to vote or to dispose of such securities.

          (d)    Corporate Power.    Each of PPBI and Pacific Premier has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. PPBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and to cause Pacific Premier to consummate the Bank Merger Agreement, and Pacific Premier has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities and the approval by PPBI's shareholders of the issuance of PPBI Common Stock in the Merger.

          (e)    Corporate Authority.    Subject to the approval of the issuance of the PPBI Common Stock in the Merger by a majority of the votes cast at the PPBI Meeting, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of PPBI, the PPBI Board, Pacific Premier and the Pacific Premier Board, as applicable, and will be authorized by all necessary corporate action of the sole shareholder of Pacific Premier on or prior to the date hereof. This Agreement has been duly executed and delivered by PPBI and, assuming due authorization, execution and delivery by Grandpoint, this Agreement is a valid and legally binding agreement of PPBI enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PPBI or any of its Subsidiaries in connection with the execution, delivery or performance by PPBI of this Agreement and by Pacific Premier of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (2) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and the CFC, and (E) the approval by PPBI's shareholders of the issuance of PPBI Common Stock in the Merger. To the Knowledge of PPBI, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers, notices and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by PPBI and the Bank Merger Agreement by Pacific Premier and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under (with or without notice, lapse of time or both) any law, code, ordinance, rule or regulation, or any judgment decree, injunction, order, governmental permit or license, to which PPBI or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of PPBI or any of its Subsidiaries or (C) require any consent or approval under any law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, except where, in the case of clauses (A) and (C) above, any such breach, violation, default, creation, acceleration, termination or failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on PPBI and its Subsidiaries, taken as a whole.

          (g)    Financial Reports and Securities Documents; Material Adverse Effect.

              (i)  PPBI's Annual Report on Form 10-K for the year ended December 31, 2016 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2016 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed (after giving effect to filed amendments thereto) or to be filed (collectively, "PPBI's Securities Documents") with the SEC, as of the date filed, amended or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the consolidated financial position of PPBI and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders' equity and other comprehensive income (loss) and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the consolidated results of operations, changes in stockholders' equity and other comprehensive income (loss) and cash flows, as the case may be, of PPBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

             (ii)  Except as set forth on the consolidated statements of financial condition of PPBI dated as of September 30, 2017, neither PPBI nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2017 in the ordinary course of business consistent with past practice, (B) incurred after September 30, 2017 in connection with any acquisition by PPBI that was pending as of September 30, 2017 or (C) incurred pursuant to or provided for in this Agreement and that, individually or in the aggregate, are not and would not reasonably be expected to (x) prevent or materially delay consummation of the Transaction or (y) otherwise be material to PPBI and its Subsidiaries, taken as a whole.

            (iii)  Since September 30, 2017, (A) PPBI and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) neither PPBI nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.02 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect on PPBI and its Subsidiaries, taken as a whole.

            (iv)  PPBI is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

             (v)  PPBI maintains disclosure controls and procedures, as defined by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by PPBI is recorded and reported on a timely basis to the individuals responsible for the preparation of PPBI's filings with the SEC and other public disclosure documents. PPBI maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of PPBI, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of PPBI are being made only in accordance with authorizations of management and directors of PPBI and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of PPBI's assets that could have a material effect on its financial statements.

          (h)    Legal Proceedings.    No litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against PPBI or any of its Subsidiaries and, to PPBI's Knowledge, no litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or would be reasonably expected to have a Material Adverse Effect on PPBI and its Subsidiaries, taken as a whole. Neither PPBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on PPBI and its Subsidiaries, taken as a whole.

          (i)    No Brokers.    No action has been taken by PPBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than a fee payable by PPBI to Raymond James & Associates, Inc.

          (j)    Regulatory Matters.

              (i)  Since January 1, 2015, PPBI and each of its Subsidiaries has duly filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable law, regulation or policies imposed by any Governmental Authority, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable law, regulation or policies imposed by any Governmental Authority. In connection with the most recent examination of PPBI and each of its Subsidiaries by the appropriate regulatory authorities, neither PPBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which PPBI believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have or would not reasonably be expected to have a Material Adverse Effect on PPBI and its Subsidiaries, taken as a whole. The most recent regulatory rating given to Pacific Premier as to compliance with the Community Reinvestment Act is "satisfactory." To the Knowledge of PPBI, since Pacific Premier's last regulatory examination of Community Reinvestment Act compliance, Pacific Premier has not received any complaints as to Community Reinvestment Act compliance.

             (ii)  Neither PPBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has PPBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Authority, that, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on PPBI and its Subsidiaries, taken as a whole. PPBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

            (iii)  Neither PPBI nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  (A) No Governmental Authority has initiated since January 1, 2015 or has pending any proceeding, enforcement action or, to PPBI's Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of PPBI or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of PPBI or the applicable Subsidiary), or, to PPBI's Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of PPBI or its Subsidiaries, other than, in each case, which would not reasonably be expected to prevent, materially impair or materially delay the ability of PPBI and its Subsidiaries, to perform their respective obligations under this Agreement or the consummation of the transactions contemplated hereby.

             (v)  PPBI and Pacific Premier are "well-capitalized" (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of Pacific Premier under the Community Reinvestment Act is no less than "satisfactory." Neither PPBI nor Pacific Premier has received any notification from a Governmental Authority that their status as "well-capitalized" or "satisfactory" for Community Reinvestment Act purposes will change within one year, nor does PPBI have Knowledge of any conditions or circumstances that would result in a Community Reinvestment Act rating of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices. To the Knowledge of PPBI, since the last regulatory examination of Pacific Premier with respect to Community Reinvestment Act compliance, Pacific Premier has not received any material complaints as to Community Reinvestment Act compliance.

          (k)    Compliance With Laws.    Each of PPBI and its Subsidiaries:

              (i)  is, and at all times since January 1, 2015 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of PPBI and its Subsidiaries related to customer data, privacy and security;

             (ii)  has, and at all times since January 1, 2015 has had, all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted in all material respects; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to PPBI's Knowledge, no suspension or cancellation of any of them is threatened; and

            (iii)  has received no written notification or communication from any Governmental Authority (A) asserting that PPBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to PPBI's Knowledge, do any grounds for any of the foregoing exist).

          (l)    Employee Benefit Plans.

              (i)  All material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by PPBI and Pacific Premier for the benefit of current or former employees of PPBI and its Subsidiaries and current or former directors or independent contractors of PPBI and its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers' compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which PPBI and its Subsidiaries may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the "PPBI Benefit Plans"), have been provided or made available to Grandpoint.

             (ii)  Each PPBI Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such PPBI Benefit Plan is maintained.

            (iii)  Neither PPBI nor any entity considered to be a single employer with PPBI under Section 4001(b)(1) of ERISA or Section 414 of the Code maintains or contributes to any pension plan subject to Title IV of ERISA, to any multiemployer plan (as defined in 4001(a)(3) of ERISA), or to any PPBI Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA or under the continuation of coverage provisions of the laws of any state or locality.

          (m)    Tax Matters.    (i) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to PPBI or any of its Subsidiaries have been or will be timely filed on or before the Closing Date, (ii) all such Tax Returns are or will be true, correct and complete in all material respects, (iii) all Taxes due and payable by or with respect to PPBI or any of its Subsidiaries (whether or not shown as due on any Tax Return) have been timely paid in full, (iv) the unpaid Taxes of PPBI and its Subsidiaries did not, as of the date of the most recent financial statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PPBI and its Subsidiaries in filing its Tax Returns, (v) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, other than those being contested through appropriate proceedings and (vi) no claim has been made in writing in the past five (5) years by a taxing authority in a jurisdiction where PPBI or any of its Subsidiaries does not already file Tax Returns that PPBI or a Subsidiary is or may be subject to taxation by that jurisdiction.

          (n)    Ownership of Grandpoint Common Stock.    None of PPBI or any of its Subsidiaries, or to PPBI's Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Grandpoint Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

          (o)    Absence of Certain Changes or Events.    Since January 1, 2015, there has not been any Material Adverse Effect with respect to PPBI or any event or development that is reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to PPBI.

          (p)    No Additional Representations.    Except for the representations and warranties made by PPBI in this Section 5.04, as Previously Disclosed, or in any certificate delivered by PPBI to Grandpoint, neither PPBI nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to PPBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and PPBI hereby expressly disclaims any such other representations or warranties. Except for the representations and warranties set forth in Section 5.03, as Previously Disclosed, or in any certificate delivered by Grandpoint to PPBI, PPBI specifically disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that Grandpoint has specifically disclaimed any express or implied representation or warranty made by any Person other than those set forth in this Section 5.03, as Previously Disclosed, or in any certificate delivered by Grandpoint to PPBI.

ARTICLE VI

COVENANTS

        6.01    Reasonable Best Efforts.     Subject to the terms and conditions of this Agreement, each of Grandpoint and PPBI agrees to use its commercially reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall reasonably cooperate with the other party hereto to that end.

        6.02    PPBI Shareholder Approval.     PPBI agrees to take, in accordance with applicable law and the PPBI Certificate and PPBI Bylaws, all action necessary to convene as soon as reasonably practicable (and will in any event use reasonable best efforts to convene such meeting no later than sixty (60) calendar days after the Registration Statement, as described below, is declared effective) a meeting of its shareholders to consider and vote upon the approval of the issuance of the PPBI Common Stock in the Merger and any other matters required to be approved by PPBI's shareholders for consummation of the Transaction (including any adjournment or postponement, the "PPBI Meeting"). The PPBI Board shall at all times prior to and during the PPBI Meeting recommend approval of the issuance of the PPBI Common Stock in the Merger and any other matters required to be approved by PPBI's shareholders for consummation of the Transaction and shall take all reasonable lawful action to solicit such approval by its shareholders.

        6.03    Registration Statement; Solicitation of Grandpoint Shareholder Consents.

          (a)   PPBI agrees to prepare a registration statement on Form S-4 (the "Registration Statement") to be filed by PPBI with the SEC in connection with the issuance of the shares of PPBI Common Stock to the Grandpoint shareholders as the Merger Consideration in the Merger (including a proxy statement and other proxy solicitation instruments of PPBI constituting a part thereof for the PPBI Meeting (the "PPBI Proxy Statement"), a consent solicitation statement for the Shareholder Approval (the "Grandpoint Consent Statement") and a prospectus constituting a part thereof and all related documents). Grandpoint shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Grandpoint, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing. Grandpoint agrees to cooperate with PPBI and PPBI's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement, the PPBI Proxy Statement and the Grandpoint Consent Statement. Each of Grandpoint and PPBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. PPBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. PPBI and Grandpoint shall, within three (3) Business Days from the date when the Registration Statement is declared effective under the Securities Act, mail at its respective expense the PPBI Proxy Statement and the Grandpoint Consent Statement, respectively, to all of their respective shareholders. The Grandpoint Consent Statement shall include a form of written consent reasonably acceptable to PPBI soliciting Grandpoint shareholders to vote their shares of Grandpoint Common Stock in favor of the adoption of the Agreement (such written consents, when duly executed and delivered by Grandpoint shareholders, together with the required form of consents to be delivered by certain shareholders of Grandpoint as required by the Support Agreement and as set forth as an exhibit to such Support Agreement and the Shareholders as required by the Shareholder Agreement and as set forth as an exhibit to such Shareholder Agreement, which are attached to this Agreement as Annex A and Annex B, respectively, being referred to collectively as the "Grandpoint Shareholder Consents"). The Grandpoint Consent Statement shall also contain the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL.

          (b)   Each of Grandpoint and PPBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the PPBI Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to PPBI's shareholders and the time of the PPBI Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iii) the Grandpoint Consent Statement and any amendment or supplement thereto shall, at the date of mailing to Grandpoint shareholders and at all times during which Grandpoint Shareholder Consents are solicited, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Grandpoint and PPBI further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement, the PPBI Meeting or delivery of the Grandpoint Shareholder Consents, of any information furnished by such party that would cause any of the statements in the Registration Statement, the PPBI Proxy Statement or the Grandpoint Consent Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement, the PPBI Proxy Statement or the Grandpoint Consent Statement.

          (c)   PPBI agrees to advise Grandpoint promptly in writing after PPBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of PPBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent PPBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.04    Regulatory Filings.

          (a)   Each of PPBI and Grandpoint and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the Transaction; and PPBI shall use its best efforts to make any initial application filings with Governmental Authorities within forty-five (45) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of PPBI and Grandpoint shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide Grandpoint with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to the extent permitted by applicable law, regulation or policies imposed by any Governmental Authority, to provide the other party with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction and descriptions of any material or significant oral communications with any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide Grandpoint with confidential portions of any filing or other communication with a Governmental Authority.

          (b)   Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Authority.

        6.05    Press Releases.     Grandpoint and PPBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that PPBI or Grandpoint may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of the SEC or the Nasdaq. Grandpoint and PPBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party. Notwithstanding the foregoing and subject to the terms of the Confidentiality Agreement, nothing in this Section 6.05 shall be deemed to restrict or prohibit any communications made by Grandpoint to its shareholders and its shareholders' limited partners or other investors.

        6.06    Access; Information.

          (a)   Grandpoint agrees that upon reasonable notice and subject to applicable law, regulation or policies imposed by any Governmental Authority relating to the exchange of information, it shall afford PPBI and PPBI's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of Grandpoint and its

  Subsidiaries and to such other information relating to Grandpoint and its Subsidiaries as PPBI may reasonably request, provided that PPBI shall coordinate any and all meetings with Grandpoint personnel with one or more designated representatives of Grandpoint, and, during such period, Grandpoint shall furnish promptly to PPBI (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of Grandpoint and its Subsidiaries as PPBI may reasonably request. Notwithstanding the foregoing, Grandpoint shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Grandpoint or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, Grandpoint will work in good faith with PPBI to make appropriate substitute disclosure arrangements.

          (b)   During the period from the date of this Agreement to the Effective Time, Grandpoint shall, upon the request of PPBI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of PPBI regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Grandpoint will deliver to PPBI its consolidated balance sheet and consolidated statements of income, comprehensive income and changes in shareholders equity, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, Grandpoint will deliver to PPBI its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in shareholder equity and cash flows for such year prepared in accordance with GAAP. Grandpoint shall use its commercially reasonable best efforts to deliver to PPBI its audited consolidated balance sheet as of December 31, 2017 and audited consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the year ended December 31, 2017 by no later than March 9, 2018. Subject to applicable law, within 15 days after the end of each month, Grandpoint will deliver to PPBI a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

          (c)   PPBI agrees that upon reasonable notice and subject to applicable law, regulation or policies imposed by any Governmental Authority relating to the exchange of information, it shall afford Grandpoint and Grandpoint's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of PPBI and its Subsidiaries and to such other information relating to PPBI and its Subsidiaries as Grandpoint may reasonably request, provided that Grandpoint shall coordinate any and all meetings with PPBI personnel with one or more designated representatives of PPBI, and, during such period, PPBI shall furnish promptly to Grandpoint (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of PPBI and its Subsidiaries as Grandpoint may reasonably request. Notwithstanding the foregoing, PPBI shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of PPBI or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, PPBI will work in good faith with Grandpoint to make appropriate substitute disclosure arrangements.

          (d)   During the period from the date of this Agreement to the Effective Time, PPBI shall, upon the request of Grandpoint, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Grandpoint regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), PPBI will deliver to Grandpoint its consolidated balance sheet and consolidated statements of income, comprehensive income, equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, PPBI will deliver to Grandpoint its consolidated balance sheet and consolidated statements of income, comprehensive income, equity and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within 15 days after the end of each month, PPBI will deliver to Grandpoint a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

          (e)   All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the letter agreement, dated as of December 1, 2017, by and between PPBI and Grandpoint (the "Confidentiality Agreement").

          (f)    No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

        6.07    Acquisition Proposals.

          (a)   Grandpoint agrees that it shall, and shall direct and use its reasonable best efforts to cause its Affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, "Representatives") to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of Grandpoint or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, neither Grandpoint nor its Subsidiaries shall, and each of the foregoing shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual "standstill" or similar obligations of any Person other than PPBI or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that at any time prior to obtaining the Shareholder Approval, if the Grandpoint Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the Grandpoint Board's fiduciary duties under applicable law, Grandpoint may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the Grandpoint Board determines in good faith constitutes a Superior Proposal (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a confidentiality agreement on terms that are in all material respects no less restrictive to such Person than the terms contained in the Confidentiality Agreement are to PPBI (as determined by Grandpoint after consultation with its outside counsel) (the "Acceptable Confidentiality Agreement"), and (2) participate in discussions or negotiations regarding such a Superior Proposal. Grandpoint agrees that it shall concurrently provide to PPBI any information (whether such information is confidential, nonpublic or otherwise) concerning Grandpoint or Grandpoint Bank that may be provided to any other Person in connection with any Superior Proposal which has not previously been provided to PPBI. For purposes of this Agreement, the term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of Grandpoint and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of Grandpoint or Grandpoint Bank, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of Grandpoint or Grandpoint Bank or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Grandpoint or Grandpoint Bank, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term "Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Grandpoint Common Stock then outstanding or all or substantially all of Grandpoint's consolidated assets, which the Grandpoint Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after consulting with Grandpoint's financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Grandpoint Board, is reasonably likely to be obtained by such third party.

          (b)   Neither the Grandpoint Board nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to PPBI, or propose publicly to withdraw or modify in a manner adverse to PPBI, the recommendation or declaration of advisability by such Grandpoint Board or any such committee of this Agreement or the Merger in connection with the solicitation of Grandpoint Shareholder Consents or otherwise (any such action, resolution or agreement to take such action being referred to herein as an "Adverse Recommendation Change"), (ii) recommend, declare advisable or propose to recommend or declare advisable the approval or adoption of any Acquisition Proposal or resolve or agree to take any such action, or adopt or approve any Acquisition Proposal, or (iii) cause or permit Grandpoint to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which would reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to the Shareholder Approval, the Grandpoint Board may (x) effect an Adverse Recommendation Change or (y) in response to a Superior Proposal, terminate this Agreement pursuant to Section 8.01(f) to accept such Superior Proposal, in the case of each of clauses (x) and (y), if the Grandpoint Board has determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of Grandpoint under applicable law, provided that the Grandpoint Board may not effect such an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(f) unless the Grandpoint Board shall have first provided written notice to PPBI (an "Adverse Change Notice") at least three Business Days prior to such action that it is prepared to take such action and, if such action is in response to a Superior Proposal, the following additional conditions are satisfied: (A) such notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and (B) PPBI does not make, within three Business Days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Grandpoint Board (after consultation with a financial advisor of national reputation and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Adverse Change Notice and a new three Business Day period). Grandpoint agrees that, during the three Business Day period prior to its effecting an Adverse Recommendation Change or termination pursuant to Section 8.01(f), Grandpoint and its officers, directors and Representatives shall negotiate in good faith with PPBI and its officers, directors and Representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by PPBI. Notwithstanding anything to the contrary in this Agreement, Grandpoint shall not be entitled to enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been terminated by its terms pursuant to Section 8.01, and Grandpoint has paid to PPBI the Termination Fee or pays to PPBI the Termination Fee substantially concurrently with the termination of the Agreement.

          (c)   In addition to the obligations of Grandpoint set forth in this Section 6.07, Grandpoint shall promptly (within 24 hours) advise PPBI orally and in writing of its receipt of any Acquisition Proposal.

          (d)   Grandpoint agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of Grandpoint or its Subsidiaries shall be deemed a breach of this Section 6.07 by Grandpoint.

          (e)   Nothing contained in this Agreement shall prevent Grandpoint or the Grandpoint Board from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

        6.08    Certain Policies.     Immediately prior to the Effective Time, and provided that each party has confirmed in writing that all conditions to its obligations to effect the Merger have been satisfied or waived and that it is prepared to effect the Merger, upon the request of PPBI, Grandpoint shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws, regulations or policies imposed by any Governmental Authority, use their commercially reasonable efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of PPBI; provided, however, no such modification or change made by Grandpoint or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Grandpoint or its management with any such adjustments.

        6.09    Nasdaq Listing.     PPBI shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to cause the shares of PPBI Common Stock to be issued to the Grandpoint shareholders as the Merger Consideration in the Merger to be approved for quotation on the Nasdaq prior to the Effective Date.

        6.10    Indemnification.

          (a)   From and after the Effective Time through the sixth anniversary of the Effective Time, PPBI and the Surviving Corporation (each an "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of Grandpoint or a Grandpoint Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Grandpoint or any Grandpoint Subsidiary or is or was serving at the request of Grandpoint or any Grandpoint Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the Grandpoint Articles and the Grandpoint Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Grandpoint's Disclosure Schedule, in each case as in effect on the date hereof. PPBI shall also cause the Surviving Corporation to advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Grandpoint pursuant to the Grandpoint Articles and the Grandpoint Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Grandpoint's Disclosure Schedule, in each case as in effect on the date hereof.

          (b)   Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent such failure actually prejudices the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, conditioned or delayed and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable law, regulation or policies imposed by any Governmental Authority.

          (c)   Prior to the Effective Time, Grandpoint shall, and if Grandpoint is unable to, PPBI (and the Surviving Corporation) shall as of the Effective Time obtain and fully pay for a "tail" liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Grandpoint's existing policy, including PPBI's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time from an insurance carrier with the same or better credit rating as Grandpoint's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as Grandpoint's existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the Transaction); provided, however, that in no event shall Grandpoint be permitted nor shall PPBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 300% of the annual premiums paid by Grandpoint as of the date hereof for such insurance ("Maximum Insurance Amount"); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, PPBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount. PPBI shall provide proof of such coverage to Grandpoint no later than five (5) Business Days prior to the Effective Time.

          (d)   The obligations of PPBI and the Surviving Corporation under this Section 6.10 shall not be terminated or modified by such parties in a manner adverse to any Indemnified Party or any other Person entitled to the benefits of this Section 6.10, or to whom this Section 6.10 applies, without the written consent of the affected Indemnified Party or Parties and/or such other Person, as the case may be. If PPBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of PPBI shall assume the obligations set forth in this Section 6.10.

          (e)   The provisions of this Section 6.10 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and his or her Representatives, as set forth in Section 9.07 herein, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

        6.11    Benefit Plans.

          (a)   As soon as administratively practicable after the Effective Time, PPBI shall transition Transferred Employees of Grandpoint and its Subsidiaries from the Benefit Plans of Grandpoint and its Subsidiaries to the corresponding PPBI Benefit Plans and take all reasonable action so that Transferred Employees of Grandpoint and its Subsidiaries shall be entitled to participate in each PPBI Benefit Plan of general applicability to the same extent as similarly-situated employees of PPBI and its Subsidiaries (it being understood that inclusion of the Transferred Employees of Grandpoint and its Subsidiaries in the PPBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of Grandpoint and its Subsidiaries until such Transferred Employees are permitted to participate in the PPBI Benefit Plans and provided further, however, that nothing contained herein shall require PPBI or any of its Subsidiaries to make any grants to any former employee of Grandpoint and its Subsidiaries under any discretionary equity compensation plan of PPBI. PPBI shall cause each PPBI Benefit Plan in which employees of Grandpoint and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the PPBI Benefit Plans, the service of such Transferred Employees with Grandpoint and its Subsidiaries to the same extent as such service was credited for such purpose by Grandpoint and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a PPBI Benefit Plan. Nothing herein shall limit the ability of PPBI to amend or terminate any of the PPBI Benefit Plans or the Grandpoint Benefit Plans in accordance with their terms at any time.

          (b)   At and following the Effective Time, PPBI shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all change-in-control agreements and supplemental employee retirement plans of Grandpoint and its Subsidiaries to the extent that each of the foregoing (including amounts accrued or otherwise payable pursuant thereto) are expressly set forth in Section 6.11(b) of Grandpoint's Disclosure Schedule.

          (c)   In the event PPBI transitions Transferred Employees of Grandpoint and its Subsidiaries from the group medical, dental, health, life or long-term disability plan of Grandpoint and its Subsidiaries to the corresponding PPBI Benefit Plan at any time prior to the end of the applicable plan year of the group medical, dental, health, life or long-term disability plan of Grandpoint and its Subsidiaries, at such time as Transferred Employees become eligible to participate in such corresponding PPBI Benefit Plan, PPBI shall cause each such PPBI Benefit Plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable PPBI Benefit Plan, (ii) provide full credit under medical, health and dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Transferred Employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a corresponding Grandpoint Benefit Plan prior to the Effective Time, provided, however, that such waiver shall not be required to the extent that such waiver would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a contract insuring benefits under the PPBI Benefit Plans.

          (d)   Within sixty (60) days from the date of this Agreement, PPBI shall identify the Employees for whom PPBI agrees to continue employment following the Closing provided they are employed by, and in good standing with, Grandpoint and its Subsidiaries immediately prior to the Closing (the "Transferred Employees"). Effective as of, and subject to, the Closing, Grandpoint and its Subsidiaries shall terminate the employment of those Employees who are not Transferred Employees and shall pay any severance, retention, change in control, accrued and unused paid time off, the Option Merger Consideration payable pursuant to Section 3.08 hereof, or other similar payments, in each case, which have been Previously Disclosed by Grandpoint to PPBI, obtain an executed general release of claims that has not been revoked, and pay to the proper taxing authorities any income and employment Tax withholding as well as the employer portions of any applicable employment Taxes. For the avoidance of doubt, the Option Merger Consideration will be paid by Grandpoint to all Employees (including Employees who are not Transferred Employees) with respect to all outstanding Grandpoint Options, whether vested or unvested, in accordance with Section 3.08 of this Agreement. PPBI shall remain responsible for payment to any Transferred Employee of any severance or similar compensation and benefits payable following a termination of employment. Those employees of Grandpoint and its Subsidiaries who do not continue their employment with PPBI or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver a release agreement (to be agreed by PPBI and Grandpoint) within 60 days of the Effective Time, shall be entitled to receive a single lump sum payment of severance equal to two weeks of base salary plus an additional two weeks of salary for each completed year of service, up to a maximum of 26 weeks. For purposes of the foregoing, any severance benefits payable in accordance with the immediately preceding sentence pursuant to timely delivered termination and release agreements shall be paid on the later to occur of (i) the PPBI payroll date for the PPBI payroll period during which the former employee delivers to the Surviving Corporation his or her executed termination and release agreement, or (ii) the PPBI payroll date for the PPBI payroll period during which the former employee's termination and release agreement becomes effective following the expiration of any revocation period afforded under applicable law. If Grandpoint or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under this Section 6.11(f) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(f) hereof shall be construed or interpreted to limit or modify in any way PPBI's or its Subsidiaries at will employment policy or provide any third party beneficiary rights to employees of Grandpoint or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual's benefit under any retirement plan or policy).

          (e)   Prior to the Closing, Grandpoint and its Subsidiaries shall have paid into the Grandpoint Retirement Plan (the "Grandpoint Retirement Plan") all employer contributions, including any employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the Closing, Grandpoint shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to PPBI, to terminate the Grandpoint Retirement Plan in compliance with its terms and requirements of applicable law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all non-elective contributions under the Grandpoint Retirement Plan for all participants who currently maintain an account under the Grandpoint Retirement Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. Grandpoint shall provide PPBI with evidence of the termination of the Grandpoint Retirement Plan.

          (f)    Each of Grandpoint and PPBI acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of Grandpoint and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of PPBI to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by PPBI or any of its Subsidiaries. Each of Grandpoint and PPBI agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with Grandpoint, PPBI or any of their respective Subsidiaries or to any compensation or benefit.

        6.12    Appointment of Directors.     PPBI agrees to take all action necessary to appoint or elect, effective as of the Effective Time, two individuals, each of whom shall be mutually agreeable to PPBI and Grandpoint and one of whom shall be Don M. Griffith, as directors of PPBI and Pacific Premier. Each individual shall serve until the first annual meeting of stockholders of PPBI following the Effective Time and until his or her successor is elected and qualified. PPBI shall include such individuals on the list of nominees for director presented by the PPBI Board and for which the PPBI Board shall solicit proxies at the first annual meeting of stockholders of PPBI following the Effective Time, provided, that such nomination and solicitation would not violate the fiduciary duties of the PPBI Board.

        6.13    Notification of Certain Matters.     Each of Grandpoint and PPBI shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.

        6.14    Estoppel Letters.     Grandpoint shall use its commercially reasonable efforts to obtain and deliver to PPBI at the Closing with respect to the real estate (i) owned or leased by Grandpoint or a Grandpoint Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex E from all tenants and (ii) leased by Grandpoint or a Grandpoint Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex F from its lessor.

        6.15    Assumption of Indenture Obligations.     As of the Effective Time, PPBI shall have assumed or caused one of its Subsidiaries to assume the obligations under the Indenture. In connection therewith, PPBI and Grandpoint shall execute and deliver any supplemental indentures or other documents reasonably required to make such assumption effective.

        6.16    Antitakeover Statutes.     Each of PPBI and Grandpoint and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

        6.17    Consents.     Grandpoint shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices necessary or advisable pursuant to the terms of the Material Contracts as a result of the Transaction.

        6.18    Exemption from Liability Under Section 16(b).     Prior to the Effective Time, each of PPBI and Grandpoint shall take all steps as may be necessary or appropriate to exempt the conversion of shares of Grandpoint Common Stock into shares of PPBI Common Stock pursuant to the terms of this Agreement by employees of Grandpoint who may become an officer or director of PPBI subject to the reporting requirements of Section 16(a) of the Exchange Act.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto at or prior to the Closing of each of the following conditions:

          (a)    Shareholder Approval.    Each of PPBI and Grandpoint shall have received duly executed copies of the Grandpoint Shareholder Consents sufficient to constitute Shareholder Approval, and the issuance of the shares of PPBI Common Stock in the Transaction and any other matters required to be approved by PPBI's shareholders for consummation of the Transaction shall have been duly approved by holders of a majority of shares of PPBI Common Stock voting at the PPBI Meeting duly called and held for such purpose.

          (b)    Regulatory Approvals.    All regulatory approvals required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that shall require PPBI or Grandpoint to take any action or commit to take any action that would (i) reasonably be likely to have a Material Adverse Effect on PPBI (measured on a scale relative to Grandpoint) or a Material Adverse Effect on Grandpoint, (ii) reasonably be likely to impose a material burden on PPBI or any of its Subsidiaries (including, after the Effective Time, Grandpoint and its Subsidiaries) or (iii) require the sale by PPBI or any of its Subsidiaries (including, after the Effective Time, Grandpoint and its Subsidiaries) of any material portion of their respective assets.

          (c)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the Transaction.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)    Listing.    The shares of PPBI Common Stock to be issued to the Grandpoint shareholders as the Merger Consideration in the Merger, shall have been approved for listing on the Nasdaq.

          (f)    Tax Opinion.    Each of PPBI and Grandpoint shall have received the written opinion of Holland & Knight LLP, in form and substance reasonably satisfactory to both Grandpoint and PPBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of PPBI, Grandpoint and others, reasonably satisfactory in form and substance to such counsel and Grandpoint's counsel.

        7.02    Conditions to Obligation of Grandpoint.     The obligation of Grandpoint to consummate the Merger is also subject to the fulfillment or written waiver by Grandpoint at or prior to the Closing of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of PPBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and Grandpoint shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

          (b)    Performance of Obligations of PPBI.    PPBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Grandpoint shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

          (c)    Other Actions.    PPBI shall have furnished Grandpoint with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Grandpoint may reasonably request.

        7.03    Conditions to Obligation of PPBI.     The obligation of PPBI to consummate the Merger is also subject to the fulfillment or written waiver by PPBI at or prior to the Closing of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Grandpoint set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of Grandpoint by the Chief Executive Officer and the Chief Financial Officer of Grandpoint to such effect.

          (b)    Performance of Obligations of Grandpoint.    Grandpoint shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of Grandpoint by the Chief Executive Officer and the Chief Financial Officer of Grandpoint to such effect.

          (c)    Dissenting Shares.    Dissenting Shares shall not represent 10% or more of the outstanding shares of Grandpoint Common Stock.

          (d)    Minimum Non-Maturity Deposits.    As of the month-end prior to the Closing Date, Grandpoint Bank shall have an aggregate outstanding balance of non-maturity deposits equal to at least $2.2 billion.

          (e)    Minimum Tangible Common Equity.    As of the Closing Date, Grandpoint shall have Tangible Common Equity equal to at least $291.8 million, and Grandpoint shall have provided an updated Section 1.01(a) of Grandpoint's Disclosure Schedule to PPBI within five (5) Business Days prior to the Closing Date.

          (f)    Other Actions.    Grandpoint shall have furnished PPBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as PPBI may reasonably request.

ARTICLE VIII

TERMINATION

        8.01    Termination.     This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

          (a)    Mutual Consent.    By the mutual consent in writing of PPBI and Grandpoint.

          (b)    Breach.    Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by PPBI or Grandpoint in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured prior to the earlier of (A) 30 days after the giving of written notice to the breaching party of such breach and (B) the Outside Date and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

          (c)    Delay.    By PPBI or Grandpoint in the event the Merger is not consummated by December 31, 2018 (the "Outside Date"), except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or the failure of any of the Shareholders (if Grandpoint is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

          (d)    No Regulatory Approval.    By PPBI or Grandpoint in the event the approval of any Governmental Authority required for consummation of the Merger or the Bank Merger shall have been denied by final non-appealable action of such Governmental Authority, or any such Governmental Authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger or the Bank Merger, or an application therefor shall have been permanently withdrawn by mutual agreement of PPBI and Grandpoint at the formal or informal request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

          (e)    Adverse Change Notice or Adverse Recommendation Change.    Prior to receipt of the Shareholder Approval, by PPBI, in the event Grandpoint has delivered an Adverse Change Notice or an Adverse Recommendation Change has occurred.

          (f)    Superior Proposal.    Prior to receipt of the Shareholder Approval, by Grandpoint in accordance with Section 6.07 if (i) the Grandpoint Board authorizes Grandpoint to enter into a binding written agreement with respect to such Superior Proposal and (ii) Grandpoint pays to PPBI the Termination Fee, in each case, substantially concurrently with the termination of this Agreement.

          (g)    No Shareholder Approval.    By PPBI, if Grandpoint Shareholder Consents representing a majority of the outstanding shares of Grandpoint Voting Common Stock shall not have been delivered to PPBI prior to 6:00 p.m., Pacific Time, on the third Business Day immediately following the date of the declaration of effectiveness by the SEC of the Registration Statement.

          (h)    No PPBI Shareholder Approval.    By PPBI or Grandpoint, if the issuance of the shares of PPBI Common Stock in the Transaction and any other matters required to be approved by PPBI's shareholders for consummation of the Transaction shall not have been duly approved by holders of a majority of shares of PPBI Common Stock voting at the PPBI Meeting duly called and held for such purpose.

          (i)    PPBI Average Closing Price Decline.    By Grandpoint, by written notice to PPBI immediately following the day the PPBI Average Share Price is determined, effective as of the date that is three (3) Business Days following the date of such written notice, in the event that:

              (i)  The PPBI Average Share Price is less than $33.745 (with a proportionate adjustment in the event that outstanding shares of PPBI Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the date of determination of the PPBI Average Share Price); and

             (ii)  The number obtained by dividing the PPBI Average Share Price by $39.70 is less than the number obtained by (a) dividing the Final Index Price by the Initial Index Price (the "Index Change Ratio") and then (b) subtracting 0.15.

        For purposes of this Section 8.01(h) and 8.01(i) below, the following terms have the meanings indicated below:

        "Final Index Price" means the average closing price of the KBW Regional Banking Index as quoted on Bloomberg (KRX:IND) during the twenty (20) trading days ending on and including the fifth trading day immediately prior to the Effective Date.

        "Initial Index Price" means 111.96.

          (j)    PPBI Average Closing Price Increase.    By PPBI, by written notice to Grandpoint immediately following the day the PPBI Average Share Price is determined, effective as of the date that is three (3) Business Days following the date of such written notice, in the event that:

              (i)  The PPBI Average Share Price is greater than $45.655 (with a proportionate adjustment in the event that outstanding shares of PPBI Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the date of determination of the PPBI Average Share Price); and

             (ii)  The number obtained by dividing the PPBI Average Share Price by $39.70 is greater than the number obtained by adding (a) the Index Change Ratio and (b) 0.15.

        8.02    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(e) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither PPBI nor Grandpoint shall be relieved or released from any liabilities or damages to the other party hereto resulting from any knowing and intentional breach of this Agreement.

          (b)   In the event that (i) an Acquisition Proposal has been made (whether or not conditional) to Grandpoint or its shareholders or any Person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification) and thereafter (A) this Agreement is terminated by PPBI pursuant to 8.01(c) or PPBI pursuant to 8.01(g) and (B) prior to the date that is 12 months after such termination, (1) Grandpoint or any of its Subsidiaries enters into an Acquisition Agreement with respect to any Acquisition Proposal or (2) any Acquisition Proposal is consummated (solely for purposes of this Section 8.02(b)(i)(B), the term "Acquisition Proposal" shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.07(a) except that all references to 10% shall be deemed references to 50%), then Grandpoint shall pay to PPBI a fee equal to $23.0 million (the "Termination Fee") by wire transfer of next day funds on the earlier of the date of execution of such Acquisition Agreement or the consummation of such Acquisition Proposal. In the event that (i) this Agreement is terminated by PPBI pursuant to Section 8.01(e) or (ii) this Agreement is terminated by Grandpoint pursuant to Section 8.01(f), then, in each such case, Grandpoint shall pay PPBI the Termination Fee by wire transfer of same-day funds (x) in the case of a termination by PPBI pursuant to Section 8.01(e), within two Business Days after such termination, and (y) in the case of a termination by Grandpoint pursuant to Section 8.01(f), no later than the time of such termination. If the Termination Fee becomes payable pursuant to the terms of this Agreement, payment of the Termination Fee shall be the sole and exclusive remedy of PPBI against Grandpoint and any of its Subsidiaries and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment.

          (c)   Each party acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not have entered into this Agreement. Accordingly, if either party fails promptly to pay the amounts due pursuant to Section 8.02 and, in order to obtain such payment, the other party commences a suit that results in a judgement against such party for the amounts set forth in Section 8.02, the party failing to pay such amount due shall pay to the other party its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 8.02 at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

        9.01    Survival.     No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(e), 8.02 and this Article IX, which shall survive any such termination).

        9.02    Waiver; Amendment.     Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement; provided, however, that after PPBI's receipt of Shareholder Approval, there may not be, without further approval of Grandpoint's shareholders, any amendment of this Agreement that requires further approval under applicable law. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of Grandpoint, the receipt of the Shareholder Approval will be deemed to have granted Grandpoint the authority to amend such dates without such further approval.

        9.03    Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

        9.04    Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

          (a)   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any litigation, arbitration, claim or other proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such litigation, arbitration, claim or other proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all litigation, arbitration, claims or other proceedings shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such litigation, arbitration, claim or other proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04.

        9.05    Expenses.     Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

        9.06    Notices.     All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to Grandpoint to:

    Grandpoint Capital, Inc.
    333 South Grand Avenue
    Los Angeles, CA 90071
    Attention:    Don M. Griffith
                          Chairman and Chief Executive Officer
    Fax: (213) 617-0765

        With a copy to:

    Sullivan & Cromwell LLP
    1888 Century Park East
    Los Angeles, CA 90067
    Attention: Patrick S. Brown, Esq.
    Fax: (310) 712-8800

        If to PPBI to:

    Pacific Premier Bancorp, Inc.
    17901 Von Karman Avenue
    Suite 1200
    Irvine, California 92614
    Attention:    Steven R. Gardner, Chairman,
                          President and Chief Executive Officer
    Fax: (949) 864-8616

        With a copy to:

    Holland & Knight LLP
    800 17th Street, N.W.
    Suite 1100
    Washington, D.C. 20006
    Attention:    Norman B. Antin, Esq.
                          Jeffrey D. Haas, Esq.
    Fax: (202) 955-5564

        9.07    Entire Understanding; Limited Third Party Beneficiaries.     This Agreement, the Bank Merger Agreement, the Support Agreement, the Shareholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Support Agreement, the Shareholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce PPBI's obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.08    Severability.     Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on Grandpoint or PPBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.09    Enforcement of the Agreement.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        9.10    Interpretation.     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written.

        9.11    Assignment.     No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.12    Alternative Structure.     Subject to the proviso in the first sentence of Section 9.02, PPBI may at any time modify the structure of the acquisition of Grandpoint set forth herein, provided that (i) the Merger Consideration to be paid to the holders of Grandpoint Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to Grandpoint's shareholders as a result of receiving the Merger Consideration and (iii) such modification will not jeopardize receipt of any required approvals of Governmental Authorities or impede or delay consummation of the Transactions contemplated by this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PACIFIC PREMIER BANCORP, INC.
By:	/s/ STEVEN R. GARDNER
	Name:	Steven R. Gardner
	Title:	Chairman, President and Chief Executive Officer
By:	/s/ RONALD NICOLAS
	Name:	Ronald Nicolas
	Title:	Senior Executive Vice President and Chief Financial Officer
GRANDPOINT CAPITAL, INC.
By:	/s/ DON M. GRIFFITH
	Name:	Don M. Griffith
	Title:	Chairman and Chief Executive Officer
By:	/s/ DAVID L. DAYTON
	Name:	David L. Dayton
	Title:	Chief Financial Officer

ANNEX A

SUPPORT AGREEMENT

        SUPPORT AGREEMENT (this "Agreement"), dated as of February 9, 2018, between                 (the "Investor") and Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

        WHEREAS, Grandpoint Capital, Inc., a Delaware corporation ("Grandpoint"), and PPBI are simultaneously herewith entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which Grandpoint will merge with and into PPBI on the terms and conditions set forth therein (the "Merger") and, in connection therewith, outstanding shares of Grandpoint Common Stock will be converted into shares of PPBI Common Stock and cash in lieu of fractional shares in the manner set forth therein; and

        WHEREAS, the Investor owns the shares of Grandpoint Common Stock identified on Exhibit I hereto (such shares, together with all shares of Grandpoint Common Stock subsequently acquired by the Investor during the term of this Agreement, being referred to as the "Shares"); and

        WHEREAS, in order to induce PPBI to enter into the Merger Agreement, the Investor has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Agreement to Vote Shares.     The Investor agrees that, while this Agreement is in effect, at such time as Grandpoint conducts the Grandpoint Consent Solicitation, the Investor shall deliver a duly executed copy of the written consent set forth as Exhibit II to this Agreement (or cause such consent to be delivered) covering all the Shares that are beneficially owned by the Investor or as to which the Investor has, directly or indirectly, the right to vote or direct the voting.

        2.    Transfer of Shares.

          (a)    Prohibition on Transfers of Shares; Other Actions.    The Investor hereby agrees, that while this Agreement is in effect, the Investor shall not, without the prior written approval of PPBI, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 of this Agreement; provided, that the foregoing shall not prohibit the Investor from disposing of or surrendering Shares to Grandpoint in connection with the vesting, settlement or exercise of Grandpoint Options, for the payment of taxes thereon or the exercise price thereon or (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with the Investor's obligations under this Agreement.

          (b)    Transfer of Voting Rights.    The Investor hereby agrees that the Investor shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

          (c)   The prohibitions provided for in this Section 2 shall no longer apply to the Investor once Shareholder Approval is obtained by delivery to Grandpoint and PPBI of the Grandpoint Shareholder Consents.

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        3.    Representations and Warranties of the Manager.     The Investor represents and warrants to and agrees with PPBI as follows:

          (a)    Capacity.    The Investor has all requisite capacity and authority to enter into and perform its obligations under this Agreement.

          (b)    Binding Agreement.    This Agreement has been duly authorized, executed and delivered by the Investor and assuming the due authorization, execution and delivery of this Agreement by PPBI, constitutes the valid and legally binding obligation of the Investor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)    Non-Contravention.    The execution and delivery of this Agreement by the Investor does not, and the performance by the Investor of its obligations hereunder will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Investor is a party or by which the Investor is bound, or any statute, rule or regulation to which the Investor is subject or any charter, bylaw or other organizational document of the Investor, except where such violation, conflict or default would not prevent, materially impair or materially delay the Investor's performance of its obligations under this Agreement.

          (d)    Ownership.    The Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially and of record solely by the Investor, except as otherwise disclosed on Exhibit I hereto. The Investor has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of Grandpoint Common Stock owned beneficially or of record by the Investor. The Investor has and, except as provided in Section 2(a) above, will have at all times during the term of this Agreement (i) sole or shared voting power and sole or shared power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole or shared power of disposition and (iii) sole or shared power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by the Investor on the date of this Agreement and all of the Shares hereafter acquired by the Investor and owned beneficially or of record by it during the term of this Agreement. For purposes of this Agreement, the term "beneficial ownership" shall be interpreted in accordance with Rule 13d-3 under the Exchange Act.

          (e)    Consents and Approvals.    The execution and delivery of this Agreement by the Investor does not, and the performance by the Investor of its obligations under this Agreement will not, require the Investor to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority except where the failure to obtain such consent, approval, authorization or permit or make such filing or notification would not prevent, materially impair or materially delay the Investor's performance of its obligations under this Agreement.

          (f)    Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of the Investor, threatened against or affecting the Investor or any of its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Investor to perform its obligations hereunder on a timely basis.

        4.    No Solicitation.     The Investor hereby agrees that during the term of this Agreement it shall not, and shall instruct any investment banker, financial advisor, attorney, accountant or other representative retained by it not to, directly or indirectly take any of the actions that would result in a breach of clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement. The Investor agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the

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date of this Agreement with any Persons other than PPBI or its affiliates and representatives with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by it of the obligations undertaken by the Investor pursuant to this Section 4.

        5.    Notice of Acquisitions; Proposals Regarding Prohibited Transactions.     The Investor hereby agrees to notify PPBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Grandpoint Common Stock or other securities of Grandpoint of which the Investor acquires beneficial or record ownership on or after the date hereof. The Investor will comply with the provisions of Section 6.07(c) of the Merger Agreement as if it were Grandpoint.

        6.    Specific Performance and Remedies.     The Investor acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that, in such event, PPBI will not have an adequate remedy at law. Accordingly, the Investor agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that PPBI may have an adequate remedy at law. The Investor agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PPBI's seeking or obtaining such equitable relief.

        7.    Term of Agreement; Termination.

          (a)   The term of this Agreement shall commence on the date hereof.

          (b)   This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any knowing and intentional breach of this Agreement prior to such termination.

        8.    Stop Transfer Order.     In furtherance of this Agreement, the Investor hereby authorizes and instructs Grandpoint to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7, except as otherwise provided for in Section 2(a) hereof.

        9.    Entire Agreement.     This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        10.    Notices.     All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a

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reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to PPBI to:
Pacific Premier Bancorp, Inc. 17901 Von Karman Avenue Suite 1200 Irvine, CA 92614
Attention:	Steven R. Gardner, Chairman, President and Chief Executive Officer
Fax: (949) 864-8616
With a copy to:
Holland & Knight LLP 800 17th Street, N.W. Suite 1100 Washington, D.C. 20006
Attention:	Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax: (202) 955-5564
If to the Investor to:
[To be completed]

        11.    Miscellaneous.

          (a)    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          (b)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (c)    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          (d)    Governing Law; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (e)    Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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          (f)    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

          (g)    Capacity.    The Investor is entering into this Agreement solely in his, her or its capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by the Investor, solely in his or her capacity as a director or officer of Grandpoint (or a Subsidiary of Grandpoint).

          (h)    Effectiveness.    The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

        12.    Attorney's Fees.     The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC PREMIER BANCORP, INC.
By:
	Name:	Steven R. Gardner
	Title:	Chairman, President and Chief Executive Officer
By:
	Name:	Ronald Nicolas
	Title:	Senior Executive Vice President and Chief Financial Officer
[The Investor]
By:
Name:
Title:

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EXHIBIT I

SUPPORT AGREEMENT

Name of Investor	Shares of Grandpoint Common Stock Beneficially Owned

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EXHIBIT II

WRITTEN CONSENT

OF CERTAIN STOCKHOLDERS OF

GRANDPOINT CAPITAL, INC.

Pursuant to Section 228 of the
General Corporation Law of the State of Delaware

        Pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL") and the Amended and Restated Certificate of Incorporation and the Bylaws of Grandpoint Capital, Inc., a Delaware corporation ("Grandpoint"), the undersigned, the holder of            shares of voting common stock, par value $0.01 per share, of Grandpoint (the "Grandpoint Voting Common Stock"), does hereby irrevocably consent as follows:

Adoption of the Merger Agreement and Related Matters

        WHEREAS, the Board of Directors of Grandpoint (the "Grandpoint Board") has (i) approved and declared advisable (A) the Agreement and Plan of Reorganization, dated as of February 9, 2018, by and between Grandpoint and Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"), which is attached hereto as Exhibit A (the "Merger Agreement"), pursuant to which, among other things, Grandpoint will be merged with and into PPBI (the "Merger"), (B) the Merger and (C) the other transactions contemplated by the Merger Agreement, (ii) determined that it is in the best interests of Grandpoint's stockholders that Grandpoint enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (iii) determined that the consideration to be paid to Grandpoint's stockholders in the Merger is fair to such stockholders and (iv) recommended that Grandpoint's stockholders adopt the Merger Agreement;

        WHEREAS, the Merger Agreement was executed by the parties thereto on February    , 2018;

        WHEREAS, the Merger Agreement provides that each share of Grandpoint Common Stock (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than shares in respect of which appraisal rights have been properly exercised) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);

        WHEREAS, the undersigned has reviewed the Merger Agreement and such other information as the undersigned believed necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement; and

        WHEREAS, the undersigned desires to waive any rights to appraisal of the fair value of such stockholder's shares of Grandpoint Common Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

        NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects.

        FURTHER RESOLVED, that the undersigned hereby irrevocably waives any rights to appraisal of the fair value of such stockholder's shares of Grandpoint Common Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

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        FURTHER RESOLVED, that the undersigned hereby agrees (on the undersigned's own behalf and on behalf of the undersigned's successors-in-interest, transferees or assignees) to forego participation as a plaintiff or member of a plaintiff class in any action (including any class action) with respect to any claim, direct, derivative or otherwise, based on the undersigned's status as a stockholder of Grandpoint relating to the negotiation, execution or delivery of this Written Consent or the Merger Agreement or the consummation of (but not the failure to consummate) the Merger and the other transactions contemplated by the Merger Agreement. For the avoidance of doubt, the undersigned does not waive, release or discharge any claims relating to the right to receive the Merger Consideration under the Merger Agreement.

        FURTHER RESOLVED, that PPBI may rely upon the foregoing waivers and agreements as being binding in all respects against the undersigned.

        The undersigned hereby waives compliance with any and all notice requirements imposed by the Amended and Restated Certificate of Incorporation of Grandpoint, Grandpoint's Bylaws, the DGCL and any other applicable law. This Written Consent is effective upon execution.

[The remainder of this page was intentionally left blank.]

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        IN WITNESS WHEREOF, the undersigned has executed this written consent on the date first set forth opposite its name below.

Dated , 2018

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ANNEX B

SHAREHOLDER AGREEMENT

        SHAREHOLDER AGREEMENT (this "Agreement"), dated as of February 9, 2018, between                 , a shareholder ("Shareholder") of Grandpoint Capital, Inc., a Delaware corporation ("Grandpoint"), and Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

        WHEREAS, Grandpoint and PPBI are simultaneously herewith entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which Grandpoint will merge with and into PPBI on the terms and conditions set forth therein (the "Merger") and, in connection therewith, outstanding shares of Grandpoint Common Stock will be converted into shares of PPBI Common Stock and cash in lieu of fractional shares in the manner set forth therein; and

        WHEREAS, Shareholder owns the shares of Grandpoint Common Stock identified on Exhibit I hereto (such shares, together with all shares of Grandpoint Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the "Shares"); and

        WHEREAS, in order to induce PPBI to enter into the Merger Agreement, Shareholder, solely in such Shareholder's capacity as a shareholder of Grandpoint and not in any other capacity, has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Agreement to Vote Shares.    Shareholder agrees that while this Agreement is in effect, at such time as Grandpoint conducts the Grandpoint Consent Solicitation, Shareholder shall deliver a duly executed copy of the written consent set forth as Exhibit II to this Agreement (or cause such consent to be delivered) covering all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting.

        2.    Transfer of Shares.

          (a)    Prohibition on Transfers of Shares; Other Actions.    Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, without the prior written approval of PPBI, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 of this Agreement; provided, that the foregoing shall not prohibit Shareholder from disposing of or surrendering Shares to Grandpoint in connection with the vesting, settlement or exercise of Grandpoint Options, for the payment of taxes thereon or the exercise price thereon or, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with Shareholder's obligations under this Agreement.

          (b)    Transfer of Voting Rights.    Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

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          (c)   The prohibitions provided for in this Section 2 shall no longer apply to Shareholder once Shareholder Approval is obtained by delivery to Grandpoint and PPBI of the Grandpoint Shareholder Consents.

        3.    Representations and Warranties of Shareholder.    Shareholder represents and warrants to and agrees with PPBI as follows:

          (a)    Capacity.    Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          (b)    Binding Agreement.    This Agreement has been duly authorized, executed and delivered by Shareholder and assuming the due authorization, execution and delivery of this Agreement by PPBI, constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)    Non-Contravention.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder, except where such violation, conflict or default would not prevent, materially impair or materially delay Shareholder's performance of its obligations under this Agreement.

          (d)    Ownership.    Shareholder's Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of Grandpoint Common Stock owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise provided for in Section 2(a) above, will have at all times during the term of this Agreement (i) sole or shared voting power and sole or shared power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole or shared power of disposition and (iii) sole or shared power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term "beneficial ownership" shall be interpreted in accordance with Rule 13d-3 under the Exchange Act.

          (e)    Consents and Approvals.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

          (f)    Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder on a timely basis.

        4.    No Solicitation.    Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not instruct any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it not to, directly or indirectly take any of the actions that

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would result in a breach of clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than PPBI or its affiliates and representatives with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent an Shareholder who is an officer or a member of the Grandpoint Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

        5.    Notice of Acquisitions; Proposals Regarding Prohibited Transactions.    Shareholder hereby agrees to notify PPBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Grandpoint Common Stock or other securities of Grandpoint of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(c) of the Merger Agreement as if he, she or it were Grandpoint.

        6.    Non-Solicitation.(1)

          (a)   In the event Shareholder is not a Transferred Employee, Shareholder agrees that for a period of two (2) years following the Closing Date, Shareholder will not directly or indirectly:

              (i)  solicit (other than general solicitations through newspapers or other media of general circulation, or the engagement of professional search firms, not targeted at such employees) any employees of Grandpoint or its Subsidiaries prior to the Closing ("Grandpoint Employees"); provided, however, that the foregoing shall not apply to any Grandpoint Employee (Y) who does not become an employee of PPBI or any of its Subsidiaries or is terminated by PPBI or any of its Subsidiaries without cause on or after the Closing Date; or (Z) whose employment terminated more than six months prior to the time that such Grandpoint Employee is first solicited for employment following the Closing Date (other than with respect to solicitations permitted by the terms of this Section 6(a)(i)); or

             (ii)  knowingly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with Grandpoint or its Subsidiaries prior to the Closing Date, to discontinue, reduce or restrict such relationship with PPBI or its Subsidiaries after the Closing Date, provided that nothing herein shall prevent Shareholder from conducting or engaging in business with any Person who was not solicited in violation of Section 6(a)(ii)(B), or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of Grandpoint or its Subsidiaries on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of Grandpoint or its Subsidiaries on the date of this Agreement, or as of the Closing Date. Notwithstanding the foregoing and for purposes of clarity, nothing herein shall prohibit the Shareholder from exercising Shareholder's discretion relating to Shareholder's personal and business banking relationships.

          (b)   Shareholder acknowledges and agrees that the business conducted by Grandpoint and its Subsidiaries is highly competitive and that the covenants made by the Shareholder in this Section 6 are made as a necessary inducement for PPBI to enter into the Merger Agreement and to

(1)
The Non-Solicitation provisions will only be included in the Shareholder Agreements being entered into with Grandpoint and Grandpoint Bank executive officers not being retained by PPBI.

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  consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although Shareholder and PPBI each consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 6 is unenforceable against any party, the provisions of this Section 6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

          (c)   Shareholder acknowledges and agrees that the provisions of this Agreement are necessary to protect PPBI's legitimate business interests and to protect the value of PPBI's acquisition of Grandpoint. Shareholder warrants that these provisions will not unreasonably interfere with his or her ability to earn a living or to pursue his or her occupation and the Shareholder has the means to support himself or herself and his or her dependents and the provisions of this Section 6 will not impair such ability in any manner whatsoever.

          (d)   Shareholder will not, at any time during the two-year period referred to in Subsection 6(a) of this Agreement, disparage PPBI, its Subsidiaries or any of its Affiliates, or the business conducted by PPBI, its Subsidiaries or any of their Affiliates, or any stockholder, member, director, manager, officer, employee or agent of PPBI, its Subsidiaries or any of their Affiliates.

        7.    Specific Performance and Remedies.    The Shareholder acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that, in such event, PPBI will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that PPBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PPBI's seeking or obtaining such equitable relief.

        8.    Term of Agreement; Termination.

          (a)   The term of this Agreement shall commence on the date hereof.

          (b)   This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any knowing and intentional breach of this Agreement prior to such termination. Notwithstanding the foregoing, in the event this Agreement is terminated upon the Effective Time of the Merger, the provisions in Section 6 shall survive for a period of two (2) years from the Closing Date.

        9.    Stop Transfer Order.    In furtherance of this Agreement, Shareholder hereby authorizes and instructs Grandpoint to enter a stop transfer order with respect to all of Shareholder's Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8, except as otherwise provided for in Section 2(a) hereof.

        10.    Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall

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be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        11.    Notices.    All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to PPBI to:

    Pacific Premier Bancorp, Inc.
    17901 Von Karman Avenue
    Suite 1200
    Irvine, CA 92614
    Attention: Steven R. Gardner, Chairman, President and Chief Executive Officer
    Fax: (949) 864-8616

        With a copy to:

    Holland & Knight LLP
    800 17th Street, N.W.
    Suite 1100
    Washington, D.C. 20006
    Attention:    Norman B. Antin, Esq.
                          Jeffrey D. Haas, Esq.
    Fax: (202) 955-5564

        If to Shareholder to:

        12.    Miscellaneous.

          (a)    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          (b)    Capacity.    The covenants contained herein shall apply to Shareholder solely in his or her or its capacity as a shareholder of Grandpoint, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Grandpoint or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Grandpoint.

          (c)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (d)    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          (e)    Governing Law; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the

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  fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (f)    Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (g)    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

          (h)    Capacity.    Shareholder is entering into this Agreement solely in his, her or its capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by Shareholder, solely in his or her capacity as a director or officer of Grandpoint (or a Subsidiary of Grandpoint).

          (i)    Effectiveness.    The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

        13.    Attorney's Fees.    The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC PREMIER BANCORP, INC.
By:
	Name:	Steven R. Gardner
	Title:	Chairman, President and Chief Executive Officer
By:
	Name:	Ronald Nicolas
	Title:	Senior Executive Vice President and Chief Financial Officer
SHAREHOLDER

(Signature)

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EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of Grandpoint Common Stock Beneficially Owned

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EXHIBIT II

WRITTEN CONSENT

OF CERTAIN STOCKHOLDERS OF

GRANDPOINT CAPITAL, INC.

Pursuant to Section 228 of the
General Corporation Law of the State of Delaware

        Pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL") and the Amended and Restated Certificate of Incorporation and the Bylaws of Grandpoint Capital, Inc., a Delaware corporation ("Grandpoint"), the undersigned, the holder of                        shares of voting common stock, par value $0.01 per share, of Grandpoint (the "Grandpoint Voting Common Stock"), does hereby irrevocably consent as follows:

Adoption of the Merger Agreement and Related Matters

        WHEREAS, the Board of Directors of Grandpoint (the "Grandpoint Board") has (i) approved and declared advisable (A) the Agreement and Plan of Reorganization, dated as of February 9, 2018, by and between Grandpoint and Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"), which is attached hereto as Exhibit A (the "Merger Agreement"), pursuant to which, among other things, Grandpoint will be merged with and into PPBI (the "Merger"), (B) the Merger and (C) the other transactions contemplated by the Merger Agreement, (ii) determined that it is in the best interests of Grandpoint's stockholders that Grandpoint enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (iii) determined that the consideration to be paid to Grandpoint's stockholders in the Merger is fair to such stockholders and (iv) recommended that Grandpoint's stockholders adopt the Merger Agreement;

        WHEREAS, the Merger Agreement was executed by the parties thereto on February     , 2018;

        WHEREAS, the Merger Agreement provides that each share of Grandpoint Common Stock (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than shares in respect of which appraisal rights have been properly exercised) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);

        WHEREAS, the undersigned has reviewed the Merger Agreement and such other information as the undersigned believed necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement; and

        WHEREAS, the undersigned desires to waive any rights to appraisal of the fair value of such stockholder's shares of Grandpoint Common Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

        NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects.

        FURTHER RESOLVED, that the undersigned hereby irrevocably waives any rights to appraisal of the fair value of such stockholder's shares of Grandpoint Common Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

        FURTHER RESOLVED, that the undersigned hereby agrees (on the undersigned's own behalf and on behalf of the undersigned's successors-in-interest, transferees or assignees) to forego participation as

A-B-9

a plaintiff or member of a plaintiff class in any action (including any class action) with respect to any claim, direct, derivative or otherwise, based on the undersigned's status as a stockholder of Grandpoint relating to the negotiation, execution or delivery of this Written Consent or the Merger Agreement or the consummation of (but not the failure to consummate) the Merger and the other transactions contemplated by the Merger Agreement. For the avoidance of doubt, the undersigned does not waive, release or discharge any claims relating to the right to receive the Merger Consideration under the Merger Agreement.

        FURTHER RESOLVED, that PPBI may rely upon the foregoing waivers and agreements as being binding in all respects against the undersigned.

        The undersigned hereby waives compliance with any and all notice requirements imposed by the Amended and Restated Certificate of Incorporation of Grandpoint, Grandpoint's Bylaws, the DGCL and any other applicable law. This Written Consent is effective upon execution.

[The remainder of this page was intentionally left blank.]

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        IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date first set forth opposite its name below.

Dated , 2018

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ANNEX C

CERTIFICATE OF MERGER

OF

GRANDPOINT CAPITAL, INC.
(a Delaware corporation)

WITH AND INTO

PACIFIC PREMIER BANCORP, INC.
(a Delaware corporation)

        Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the "DGCL"), the undersigned hereby certify as follows concerning the merger (the "Merger") of Grandpoint Capital, Inc., a Delaware corporation, with and into Pacific Premier Bancorp, Inc., a Delaware corporation (collectively, the "Constituent Corporations"), with Pacific Premier Bancorp, Inc. as the surviving corporation (in such capacity, the "Surviving Corporation").

        FIRST:    An Agreement and Plan of Reorganization, dated as of February 9, 2018 (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Sections 228 and 251 of the DGCL.

        SECOND:    The name of the Surviving Corporation (the "Surviving Corporation") shall be Pacific Premier Bancorp, Inc., a Delaware corporation.

        THIRD:    The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Pacific Premier Bancorp, Inc., as amended and in effect at the effective time of the Merger.

        FOURTH:    The Merger is to become effective on                        , 2018 at : [a.m.] [p.m.] Eastern Daylight Time.

        FIFTH:    The executed Merger Agreement is on file at an office of the Surviving Corporation, which is located at 17901 Von Karman Avenue, Suite 1200, Irvine, California 96214.

        SIXTH:    A copy of the Merger Agreement will be furnished by Surviving Corporation on request, and without cost, to any stockholder of any Constituent Corporation.

        SEVENTH:    The authorized capital stock of Grandpoint Capital, Inc. is comprised of 70,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value.

(Signature page follows.)

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        IN WITNESS WHEREOF, the parties hereto have caused this Certificate of Merger to be duly executed by their respective authorized officers and filed in accordance with Section 251(c) of the DGCL as of                    [    ], 201 .

PACIFIC PREMIER BANCORP, INC.
By:	Steven R. Gardner, Chairman, President and Chief Executive Officer
GRANDPOINT CAPITAL, INC.
By:	Don M. Griffith Chairman and Chief Executive Officer

A-C-2

ANNEX D

FORM OF
BANK MERGER AGREEMENT

        Bank Merger Agreement, dated as of                , 20    ("Bank Merger Agreement"), by and between Grandpoint Bank ("Grandpoint Bank") and Pacific Premier Bank ("Pacific Premier Bank").

WITNESSETH:

        WHEREAS, Grandpoint Bank is a California-chartered bank and wholly-owned subsidiary of Grandpoint Capital, Inc., a Delaware corporation ("Grandpoint"), which has its principal place of business in Los Angeles, California; and

        WHEREAS, Pacific Premier Bank is a California-chartered bank and a wholly-owned subsidiary of Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"), which has its principal place of business in Irvine, California; and

        WHEREAS, PPBI and Grandpoint have entered into an Agreement and Plan of Reorganization, dated as of February 9, 2018 (the "Agreement"), pursuant to which Grandpoint will merge with and into PPBI, with PPBI as the surviving corporation, pursuant to the provisions of the Delaware General Corporation Law (the "Parent Merger"); and

        WHEREAS, the respective Boards of Directors of Grandpoint Bank and Pacific Premier Bank have approved this Bank Merger Agreement and approved and deemed it advisable, contingent upon the Parent Merger, to consummate the merger provided for herein in which Grandpoint Bank would merge with and into Pacific Premier Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and subject to the terms and conditions of the Parent Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.    The Merger.    Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time (as defined below), Grandpoint Bank shall merge with and into Pacific Premier Bank (the "Merger") under the laws of the State of California. Pacific Premier Bank shall be the surviving corporation of the Merger (the "Surviving Bank") and the separate existence of Grandpoint Bank shall cease.

        2.    Effectiveness of Merger.    The Merger shall become effective on the date and at the time that this Bank Merger Agreement, as certified by the California Secretary of State, is filed with the California Department of Business Oversight—Division of Financial Institutions, or as set forth in such filing, which date and time shall be immediately following the effective time of the Parent Merger when all of the conditions precedent to the consummation of the Bank Merger specified in this Bank Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof (such date and time being herein referred to as the "Effective Time").

        3.    Articles of Incorporation and Bylaws.    The Articles of Incorporation and the Amended and Restated Bylaws of Pacific Premier Bank in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until thereafter altered, amended or repealed in accordance with their terms and applicable law.

        4.    Name; Offices.    The name of the Surviving Bank shall be "Pacific Premier Bank." The main office of the Surviving Bank shall be the main office of Pacific Premier Bank immediately prior to the Effective Time. All branch offices of Grandpoint Bank and Pacific Premier Bank which were in lawful

A-D-1

operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Grandpoint Bank and Pacific Premier Bank and applicable regulatory authorities after the date hereof.

        5.    Directors and Executive Officers.    The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Pacific Premier Bank immediately prior to the Merger, except that Don M. Griffith and [            ] shall be appointed as directors of Surviving Bank effective as of the Effective Time.

        6.    Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

          (a)   all rights, franchises and interests of Grandpoint Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Grandpoint Bank immediately prior to the Effective Time; and

          (b)   the Surviving Bank shall be liable for all liabilities of Grandpoint Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Grandpoint Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

        7.    Effect on Shares of Stock.

          (a)    Grandpoint Bank.    As of the Effective Time, each share of Grandpoint Bank common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without consideration. Any shares of Grandpoint Bank common stock held in the treasury of Grandpoint Bank prior to the Effective Time shall be retired and cancelled.

          (b)    Pacific Premier Bank.    Each share of Pacific Premier Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

        8.    Counterparts.    This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

        9.    Governing Law.    This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

        10.    Amendment.    Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Pacific Premier Bank and Grandpoint Bank at any time prior to the Effective Time.

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        11.    Waiver.    Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

        12.    Assignment.    This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

        13.    Termination.    This Bank Merger Agreement shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by Grandpoint Bank and Pacific Premier Bank.

        14.    Conditions Precedent.    The obligations of the parties under this Bank Merger Agreement shall be subject to (i) receipt of approval of the Merger from all governmental and bank regulatory authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of Grandpoint Bank as offices of Pacific Premier Bank; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

        15.    Procurement of Approvals.    Grandpoint Bank and Pacific Premier Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law, regulation or policies imposed by any Governmental Authority to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable law, regulation or policies imposed by any Governmental Authority.

        16.    Entire Agreement.    Except as otherwise set forth in this Bank Merger Agreement and the Agreement, the Agreement and this Bank Merger Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Bank Merger Agreement, the terms of the Agreement shall control.

[Signature page follows]

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        IN WITNESS WHEREOF, each of Pacific Premier Bank and Grandpoint Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

PACIFIC PREMIER BANK
By:
	Name:	Steven R. Gardner
	Title:	Chairman, President and Chief Executive Officer
By:
	Name:	Steven V. Arnold
	Title:	Executive Vice President, General Counsel, Chief Risk Officer and Corporate Secretary
GRANDPOINT BANK
By:
	Name:	Don M. Griffith
	Title:	Chairman and Chief Executive Officer
By:
	Name:	Janet M. Marantz
	Title:	Corporate Secretary

A-D-4

FORM OF CERTIFICATE OF APPROVAL OF BANK MERGER AGREEMENT

[    •    ] and [    •    ] certify that:

        1.     They are the [Chairman of the Board of Directors and Chief Executive Officer], and [Secretary], respectively, of [PARENT], a Delaware corporation (the "Corporation").

        2.     The Corporation has two classes of shares authorized consisting of shares of Common Stock and Preferred Stock. The Corporation has [    •    ] shares of Common Stock outstanding which were entitled to vote on the Bank Merger Agreement and [    •    ] shares of Preferred Stock outstanding which were entitled to vote on [    •    ].

        3.     The shareholder percentage vote required for the aforesaid approval was a majority of the outstanding shares entitled to vote.

        4.     The principal terms of the Bank Merger Agreement in the form attached were duly approved by the Board of Directors of the Corporation and by the shareholders of the Corporation by a vote of a number of shares of each class that equaled or exceeded the vote required.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: [•], 2018	By:
		Name:	[•]
		Title:	[Chairman of the Board/President/Vice President]
By:
		Name:	[•]
		Title:	[Secretary/Assistant Secretary]

A-D-5

 FORM OF CERTIFICATE OF APPROVAL OF BANK MERGER AGREEMENT

[    •    ] and [    •    ] certify that:

        1.     They are the [Chairman of the Board of Directors and Chief Executive Officer], and [Secretary], respectively, of [GRANDPOINT], a Delaware corporation (the "Corporation").

        2.     The Corporation has two classes of shares authorized consisting of shares of Common Stock and Preferred Stock. The Corporation has [    •    ] shares of Common Stock outstanding which were entitled to vote on the Bank Merger Agreement and 0 shares of Preferred Stock outstanding.

        3.     The shareholder percentage vote required for the aforesaid approval was a majority of the outstanding shares entitled to vote.

        4.     The principal terms of the Bank Merger Agreement in the form attached were duly approved by the Board of Directors of [GRANDPOINT] and by the shareholders of [GRANDPOINT] by a vote of a number of shares of each class that equaled or exceeded the vote required.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: [•], 2018	By:
		Name:	[•]
		Title:	[Chairman of the Board/President/Vice President]
By:
		Name:	[•]
		Title:	[Secretary/Assistant Secretary]

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ANNEX E

TENANT ESTOPPEL LETTER
                        , 201

Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue
Suite 1200
Irvine, CA 92614

        Re:                , as amended                ("Lease") by and between                ("Landlord") and                ("Tenant") for the premises commonly known as                 ("Premises")

Dear                :

        In connection with the acquisition of Grandpoint Capital, Inc. ("Grandpoint") and its subsidiary Grandpoint Bank ("Grandpoint Bank") by Pacific Premier Bancorp, Inc. ("Assignee") pursuant to a merger of Grandpoint with and into Assignee and a merger of Grandpoint Bank with and into Pacific Premier Bank, a wholly owned subsidiary of Assignee (collectively, the "Merger"), and the assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

          1.     Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

          2.     Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

          3.     Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant. If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord's interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

          4.     No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $          . (If none, state "NONE"). Tenant is not entitled to rent concessions or free rent.

          5.     All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

          6.     There exists no defense to, or right of offset against, enforcement of the Lease by Landlord. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

          7.     Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

          8.     Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space within the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

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          9.     Tenant acknowledges having been notified that Landlord's interest in and to the Lease has been, or will be, assigned to Assignee. Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord's obligations under the Lease.

        The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee's successors and assigns may rely upon them for that purpose.

Very truly yours,
[TENANT]
By:
Name:
Title:

A-E-2

SCHEDULE A

LEASE

[INSERT]

A-E-3

ANNEX F

LANDLORD ESTOPPEL LETTER
                        , 201

Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue
Suite 1200
Irvine, CA 92614

        Re:                , as amended                ("Lease") by and between                ("Landlord") and                ("Tenant") for the premises commonly known as                 ("Premises")

Dear                :

        In connection with the acquisition of Grandpoint Capital, Inc. ("Grandpoint") and its subsidiary Grandpoint Bank ("Grandpoint Bank") by Pacific Premier Bancorp, Inc. ("Assignee") pursuant to a merger of Grandpoint with and into Assignee and a merger of Grandpoint Bank with and into Pacific Premier Bank, a wholly owned subsidiary of Assignee (collectively, the "Merger"), and the assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

          1.     Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

          2.     Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

          3.     Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord's knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

          4.     No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $            . (If none, state "NONE"). Tenant is not entitled to rent concessions or free rent.

          5.     All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

          6.     Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

          7.     Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

          8.     Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

          9.     Landlord hereby consents to the Merger and the resulting assignment of the Lease to Assignee.

A-F-1

        The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee's successors and assigns may rely upon them for that purpose.

Very truly yours,
[LANDLORD]
By:
Name:
Title:

A-F-2

SCHEDULE A

LEASE

[INSERT]

A-F-3

Appendix B

February 9, 2018

Board of Directors of
Pacific Premier Bancorp, Inc.
17901 Von Karman Ave, Suite 1200
Irvine, CA 92614

Members of the Board of Directors:

        We understand that Pacific Premier Bancorp, Inc. (the "Company" or "PPBI") and Grandpoint Capital, Inc. ("Grandpoint"), propose to enter into the Agreement (defined below) pursuant to which, among other things, Grandpoint will be merged with and into the Company and Grandpoint Bank will be merged with and into Pacific Premier Bank (the "Transaction") and that, in connection with the Transaction, each outstanding share of common stock, no par value, of Grandpoint, will be converted into the right to receive 0.4750 (the "Exchange Ratio") shares of the Company's common stock (the "Common Shares"). The Board of Directors of the Company (the "Board") has requested that Raymond James & Associates, Inc. ("Raymond James," "us" or "we") provide an opinion (the "Opinion") to the Board as to whether, as of the date hereof, the Exchange Ratio in the Transaction pursuant to the Agreement is fair from a financial point of view to the Company.

        In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

  1.
  reviewed the financial terms and conditions as stated in the draft dated February 7, 2018 of the Agreement and Plan of Merger among the Company and Grandpoint (the "Agreement");

  2.
  reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company and Grandpoint made available to us by the Company or Grandpoint, including, but not limited to, financial projections prepared by the management of the Company relating to the Company and Grandpoint for the periods ending December 31, 2017 through December 31, 2022, as approved for our use by the Company (the "Projections");

  3.
  reviewed the Company's recent public filings and certain other publicly available information regarding the Company and Grandpoint;

  4.
  reviewed financial, operating and other information regarding the Company and Grandpoint, including audited and unaudited financial statements, and the industry in which it operates;

  5.
  compared the financial and operating performance of the Company and Grandpoint with that of certain other public companies that we deemed to be relevant;

  6.
  reviewed the current and historical market prices and trading volume for the Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be comparable to the Company;

  7.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

  8.
  reviewed and considered the pro forma financial impact of the Transaction on the Company based on the Projections and certain pro forma adjustments, as provided by the management of the Company;

  9.
  reviewed a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

  10.
  discussed with members of the senior management of the Company and Grandpoint certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

        With your consent, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was supplied by or on behalf of the Company or Grandpoint or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal or valuations of the assets or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of the Company or Grandpoint, and have not been furnished or provided with any such appraisals or valuations. We have not evaluated the adequacy of the loan or lease reserves of the Company, and we have assumed, with your consent, that the Company's and Grandpoint's allowances for loan and lease losses are in the aggregate adequate to cover such losses. Accordingly, we express no opinion with respect to the foregoing.

        With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

        Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of February 9, 2018 and any material change in such circumstances and conditions would require a reevaluation of this Opinion. We have no obligation to reaffirm, update or revise this Opinion or otherwise comment upon any event occurring after February 9, 2018. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Grandpoint since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this

Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

        We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. We did not solicit indications of interest with respect to a transaction involving the Company. This letter does not express any opinion as to the likely trading range of the Company's stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio in the Transaction to the Company.

        We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel, or interpretation is intended by Raymond James on matters that require legal, regulatory, accounting, or tax advice. It is assumed that such opinions, counsel, or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, with the consent of the Company, we have relied, without independent verification, on the fact that the Company has been assisted by legal, regulatory, accounting, and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, regulatory, accounting, and tax matters with respect to the Company and the Transaction including without limitation that the Transaction will qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended.

        In formulating our opinion, we have considered only what we understand to be the Exchange Ratio in the Transaction as described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of Grandpoint's officers, directors or employees, or class of such persons, whether relative to the consideration paid by the Company or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company's or any other party's security holders or other constituencies vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). Without limiting the generality of the foregoing, we express no opinion as to the fairness of the Transaction to, or the allocation of any consideration to be received in the Transaction among, the holders of Grandpoint voting common stock and Grandpoint non-voting common stock. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Grandpoint or the ability of the Company or Grandpoint to pay their respective obligations when they come due.

        The delivery of this opinion was approved by an opinion committee of Raymond James.

        Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the

Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

        In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain services to the Company (in the previous two years), including providing investment banking advisory services, for which it has been paid a fee. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Grandpoint or their respective affiliates or other participants in the Transaction in the future, for which Raymond James may receive compensation.

        It is understood that this letter is for the information of the Board (solely in each directors capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced, disclosed, referred to, published or otherwise used (in whole or in part) for any other purpose, nor shall any public references to Raymond James be made, without our prior written consent. The use of this Opinion and any description of our work and this Opinion in, or in connection with, a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, is subject to our prior review and written consent.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

Appendix C

February 9, 2018

The Board of Directors
Grandpoint Capital, Inc.
333 South Grand Avenue, Suite 4250
Los Angeles, CA 90071

Members of the Board:

        You have requested the opinion of Keefe, Bruyette & Woods, Inc. ("KBW" or "we") as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Grandpoint Capital, Inc. ("Grandpoint") of the Exchange Ratio (as defined below), in the proposed merger (the "Merger") of Grandpoint with and into Pacific Premier Bancorp, Inc. ("Pacific Premier"), pursuant to the Agreement and Plan of Reorganization (the "Agreement") to be entered into by and between Grandpoint and Pacific Premier. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of any holder of voting common stock, par value $0.01 per share, of Grandpoint ("Grandpoint Voting Common Stock") or any holder of non-voting common stock, par value $0.01 per share, of Grandpoint ("Grandpoint Non-Voting Common Stock" and, together with Grandpoint Voting Common Stock, "Grandpoint Common Stock"), each share of Grandpoint Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive 0.4750 of a share of common stock, par value $0.01 per share, of Pacific Premier ("Pacific Premier Common Stock"). The foregoing ratio of 0.4750 of a share of Pacific Premier Common stock for one share of Grandpoint Common Stock is referred to herein as the "Exchange Ratio." The terms and conditions of the Merger are more fully set forth in the Agreement.

        The Agreement further provides that, immediately after consummation of the Merger, Grandpoint Bank, a wholly-owned subsidiary of Grandpoint, is to merge with and into Pacific Premier Bank, a wholly-owned subsidiary of Pacific Premier, pursuant to a separate bank merger agreement to be entered into by and between Grandpoint Bank and Pacific Premier Bank subsequent to execution of the Agreement (such transaction, the "Bank Merger").

        KBW has acted as financial advisor to Grandpoint and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of Grandpoint and Pacific Premier), may from time to time purchase securities from, and sell securities to, Grandpoint and Pacific Premier. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Grandpoint or Pacific Premier for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted

  Keefe, Bruyette & Woods, A Stifel Company • One Montgomery Street, Suite 3700, San Francisco, CA 94104
  +1 (415) 591-5020 • www.kbw.com

exclusively for the board of directors of Grandpoint (the "Board") in rendering this opinion and will receive a fee from Grandpoint for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Grandpoint has agreed to indemnify us for certain liabilities arising out of our engagement.

        Other than in connection with the present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Grandpoint. In the past two years, KBW has not provided investment banking or financial advisory services to Pacific Premier. We may in the future provide investment banking and financial advisory services to Grandpoint or Pacific Premier and receive compensation for such services.

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Grandpoint and Pacific Premier and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated February 7, 2018 (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended December 31, 2016 of Grandpoint; (iii) the unaudited quarterly financial statements for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017 of Grandpoint; (iv) certain unaudited quarterly and year-end financial results for the quarter and fiscal year ended December 31, 2017 of Grandpoint (provided to us by representatives of Grandpoint); (v) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Pacific Premier; (vi) the unaudited quarterly financial results and Quarterly Report on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017 of Pacific Premier; (vii) certain unaudited quarterly and year-end financial results for the quarter and fiscal year ended December 31, 2017 of Pacific Premier (contained in the Current Report on Form 8-K filed by Pacific Premier with the Securities and Exchange Commission on January 30, 2018); (viii) certain regulatory filings of Grandpoint and Pacific Premier and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2017; (ix) certain other interim reports and other communications of Grandpoint and Pacific Premier to their respective shareholders; and (x) other financial information concerning the businesses and operations of Grandpoint and Pacific Premier that was furnished to us by Grandpoint and Pacific Premier or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Grandpoint and Pacific Premier; (ii) the assets and liabilities of Grandpoint and Pacific Premier; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Grandpoint and Pacific Premier with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Grandpoint that were prepared by, and provided to us and discussed with us by, Grandpoint management and that were used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus "street estimates" of Pacific Premier, as well as assumed long-term Pacific Premier growth rates provided to us by Pacific Premier management, all of which information was discussed with us by Pacific Premier management and used and relied upon by us based on such discussions, at the direction of Grandpoint management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Pacific Premier (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, Pacific Premier management and that were used and relied upon by us based on such discussions, at the direction of Grandpoint management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Grandpoint and Pacific Premier regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by Grandpoint, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Grandpoint.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Grandpoint as to the reasonableness and achievability of the financial and operating projections of Grandpoint referred to above (and the assumptions set forth therein and bases therefor), and we have assumed that such forecasts and projections were reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Grandpoint, upon Pacific Premier management as to the reasonableness and achievability of the publicly available consensus "street estimates" of Pacific Premier, the assumed Pacific Premier long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Pacific Premier, all as referred to above (and the assumptions set forth in and bases for all such information, including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), and we have assumed that all such information was reasonably prepared and represents, or in the case of the Pacific Premier "street estimates" referred to above that such estimates are consistent with, the best currently available estimates and judgments of Pacific Premier management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

        It is understood that the portion of the foregoing financial information of Grandpoint and Pacific Premier that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus "street estimates" of Pacific Premier referred to above, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Grandpoint and Pacific Premier and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Grandpoint or Pacific Premier since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Grandpoint and Pacific Premier are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Grandpoint or Pacific Premier, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Grandpoint or Pacific Premier under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

        We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed and referred to above) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Grandpoint Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Grandpoint, Pacific Premier or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Grandpoint that Grandpoint has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Grandpoint, Pacific Premier, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

        This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of Grandpoint Common Stock, without regard to any differences between Grandpoint Voting Common Stock and Grandpoint Non-Voting Common Stock and without regard to the individual circumstances of any specific holders which may distinguish such holders. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to Grandpoint, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Grandpoint to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Grandpoint or the Board; (iii) the fairness of the amount or nature of any compensation to any of Grandpoint's officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Grandpoint Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Grandpoint (other than the holders of Grandpoint Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Pacific Premier or any other party to any transaction contemplated by the Agreement; (v) the relative fairness of the Exchange Ratio as between holders of Grandpoint Voting Common Stock and Grandpoint Non-Voting Common Stock; (vi) the actual value of Pacific Premier Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which Pacific Premier Common Stock and Grandpoint Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Pacific Premier Common Stock will trade following the consummation of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to Grandpoint, Pacific Premier, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Grandpoint Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders', or affiliates' agreement with respect to the Merger or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders Grandpoint Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Appendix D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

          (b)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (c)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

            (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

            (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

              a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

              b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

              c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

              d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

            (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

            (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

          (d)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (e)   Appraisal rights shall be perfected as follows:

            (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (f)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

          (g)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (h)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (i)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (j)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (k)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (l)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

          (m)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-K

ANNUAL REPORT PURSUANT TO SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2017

Commission File No.: 0-22193

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	33-0743196 (I.R.S. Employer Identification No)

17901 Von Karman Avenue, Suite 1200, Irvine, California 92614
(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (949) 864-8000

         Securities registered pursuant to Section 12(b) of the Act:

Title of class	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NASDAQ Global Select Market

         Securities registered pursuant to Section 12(g) of the Act: None

         Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐    No ☒

         Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐    No ☒

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

         Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

         Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

         Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

         Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐    No ☒

         The aggregate market value of the voting stock held by non-affiliates of the registrant, i.e., persons other than directors and executive officers of the registrant, was approximately $1.5 billion and was based upon the last sales price as quoted on the NASDAQ Stock Market as of June 30, 2017, the last business day of the most recently completed second fiscal quarter.

         As of February 27, 2018, the Registrant had 46,241,238 shares outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

         The information required by Items 10, 11, 12, 13 and 14 of Part III of this Annual Report on Form 10-K will be found in the Company's definitive proxy statement for its 2018 Annual Meeting of Stockholders, to be filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and such information is incorporated herein by this reference.

PART I

ITEM 1.    BUSINESS

Forward-Looking Statements

        All references to "we," "us," "our," "Pacific Premier" or the "Company" mean Pacific Premier Bancorp, Inc. and our consolidated subsidiaries, including Pacific Premier Bank, our primary operating subsidiary. All references to "Bank" refer to Pacific Premier Bank. All references to the "Corporation" refer to Pacific Premier Bancorp, Inc.

        This Annual Report on Form 10-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors, which are in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.

        The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:

  •
  The strength of the United States economy in general and the strength of the local economies in which we conduct operations;

  •
  The effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve");

  •
  Inflation/deflation, interest rate, market and monetary fluctuations;

  •
  The effect of acquisitions we may make, such as our currently pending acquisition of Grandpoint Capital Inc., including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations;

  •
  The timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

  •
  The impact of changes in financial services policies, laws and regulations, including those concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

  •
  Technological and social media changes;

  •
  Changes in the level of our nonperforming assets and charge-offs;

  •
  The effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission ("SEC"), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters;

  •
  Possible other-than-temporary impairments ("OTTI") of securities held by us;

  •
  The impact of current governmental efforts to restructure the U.S. financial regulatory system, including enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act");

  •
  Changes in consumer spending, borrowing and savings habits;

  •
  The effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations;

  •
  Ability to attract deposits and other sources of liquidity;

  •
  Changes in the financial performance and/or condition of our borrowers;

  •
  Changes in the competitive environment among financial and bank holding companies and other financial service providers;

  •
  Geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

  •
  Unanticipated regulatory or judicial proceedings; and

  •
  Our ability to manage the risks involved in the foregoing.

        If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this Annual Report on Form 10-K. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements.

Overview

        We are a California-based bank holding company incorporated in 1997 in the State of Delaware and a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). Our wholly-owned subsidiary, Pacific Premier Bank, is a California state-chartered commercial bank. The Bank was founded in 1983 as a state-chartered thrift and subsequently converted to a federally chartered thrift in 1991. The Bank converted to a California-chartered commercial bank and became a Federal Reserve member in March of 2007. The Bank is a member of the Federal Home Loan Bank of San Francisco ("FHLB"), which is a member bank of the FHLB System. The Bank's deposit accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount currently allowable under federal law. The Bank is currently subject to examination and regulation by the Federal Reserve Bank ("FRB"), the California Department of Business Oversight ("DBO") and the FDIC.

        We are a growth company keenly focused on building shareholder value through consistent earnings and creating franchise value. Our growth is derived both organically and through acquisitions of financial institutions and lines of business that complement our business banking strategy. The Bank's primary target market is small and middle market businesses.

        We primarily conduct business throughout California from our 33 full-service depository branches in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California as well as Clark County, Nevada.

        We provide banking services within our targeted markets to businesses, including the owners and employees of those businesses, professionals, real estate investors and non-profit organizations.

Additionally, we provide certain banking services nationwide. We provide customized cash management, electronic banking services and credit facilities to Home Owners' Associations ("HOA") and HOA management companies nationwide. We provide U.S. Small Business Administration ("SBA") loans nationwide, which provide entrepreneurs and small business owners access to loans needed for working capital and continued growth. In addition, we offer loans and other services nationwide to experienced owner-operator franchisees in the quick service restaurant ("QSR") industry.

        Through our branches and our Internet website at www.ppbi.com, we offer a broad array of deposit products and services, including checking, money market and savings accounts, cash management services, electronic banking services, and on-line bill payment. We also offer a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, home equity lines of credit, construction loans, farmland and consumer loans. At December 31, 2017, we had consolidated total assets of $8.0 billion, net loans of $6.2 billion, total deposits of $6.1 billion, and consolidated total stockholders' equity of $1.2 billion. At December 31, 2017, the Bank was considered a "well-capitalized" financial institution for regulatory capital purposes.

        The Corporation's common stock is traded on the NASDAQ Global Select Market under the ticker symbol "PPBI." There are 100 million authorized shares of the Corporation's common stock, with approximately 46.2 million shares outstanding as of December 31, 2017. The Corporation has an additional 1.0 million authorized shares of preferred stock, none of which has been issued to date.

        Our executive offices are located at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, and our telephone number is (949) 864-8000. Our Internet website address is www.ppbi.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and all amendments thereto, from 2012 to present that have been filed with the SEC are available free of charge on our Internet website. Also on our website are our Code of Business Conduct, Insider Trading and Beneficial Ownership forms, and Corporate Governance Policy. The information contained in our website or in any websites linked by our website is not a part of this Annual Report on Form 10-K.

Recent Developments

        Pending Acquisition of Grandpoint Capital, Inc.—On February 9, 2018, we entered into a definitive agreement with Grandpoint Capital, Inc. ("Grandpoint") to acquire Grandpoint and its wholly-owned, California-chartered state bank subsidiary, Grandpoint Bank. Grandpoint is headquartered in Los Angeles, California with $3.2 billion in total assets, $2.4 billion in gross loans and $2.4 billion in total deposits at December 31, 2017. Grandpoint operates 14 regional offices in Southern California, Arizona and Vancouver, Washington. Under the terms of the definitive agreement, holders of Grandpoint common stock will have the right to receive 0.4750 shares of Company common stock.

        The proposed transaction is expected to close in the third quarter of 2018, subject to satisfaction of customary closing conditions, including regulatory approvals and approval of Grandpoint's and the Corporation's shareholders. Certain Grandpoint shareholders, as well as Grandpoint's directors and executive officers have entered into agreements with the Corporation pursuant to which they have committed to provide written consents with respect to shares of Grandpoint common stock in favor of the acquisition. For additional information about the proposed acquisition of Grandpoint, see the Corporation's Current Report on Form 8-K filed with the SEC on February 12, 2018 and the definitive agreement which is filed as an exhibit to the Current Report on Form 8-K.

Our Strategic Plan

        Our strategic plan is focused on generating organic growth through our high performing sales culture. Additionally, we seek to grow through mergers and acquisitions of California-based banks and the acquisition of lines of business that complement our business banking strategy.

        Our two key operating strategies are summarized as follows:

  •
  Expansion through Organic Growth.  Over the past several years, we have developed a high performing sales culture that places a premium on business bankers that have the ability to consistently generate business with new and existing clients. Business unit managers that possess in-depth product knowledge and expertise in their respective lines of business systematically manage the business development efforts through the use of sales and relationship management technology tools.

  •
  Expansion through Acquisitions.  Our acquisition strategy is twofold; first we seek to acquire whole banks within and contiguous to the State of California to expand geographically and/or to consolidate in our existing markets and, second, we seek to acquire lines of business that will complement our existing business banking strategy. We have completed nine acquisitions since 2010, of which the first two were FDIC-assisted transactions and all other bank transactions were open bank, arm's length negotiated transactions: Canyon National Bank ("CNB") (geographic expansion, closed February 2011), Palm Desert National Bank ("PDNB") (in market consolidation, closed April 2012), First Associations Bank ("FAB") (nationwide HOA line of business, closed March 2013), San Diego Trust Bank ("SDTB") (geographic expansion, closed June 2013), Infinity Franchise Holdings, LLC and Infinity Franchise Capital (collectively, "Infinity") (nationwide lender to franchisees in the QSR industry, closed January 2014), Independence Bank ("IDPK") (geographic expansion, closed January 2015), Security Bank of California ("SCAF") (geographic expansion, closed January 2016), Heritage Oaks Bancorp ("HEOP") (geographic expansion, closed April 2017), and Plaza Bancorp ("PLZZ") (geographic expansion, closed November 2017). In addition, on February 9, 2018, we entered into a definitive agreement with Grandpoint to acquire Grandpoint and its wholly-owned, California-chartered state bank subsidiary, Grandpoint Bank. That transaction is expected to close in the third quarter of 2018, subject to the receipt of all regulatory and shareholder approvals and the satisfaction or waiver, if applicable, of all closing conditions. We will continue to pursue acquisitions of open banks and other non-depository businesses that meet our criteria, though there can be no assurances that we will identify or consummate any such acquisitions, and if we do, that any or all of those acquisitions will produce the intended results.

Lending Activities

        General.    In 2017, we maintained our commitment to a high level of credit quality in our lending activities. Our core lending business continues to focus on meeting the financial needs of local businesses and their owners. To that end, the Company offers a full complement of flexible and structured loan products tailored to meet the diverse needs of our customers.

        During 2017, we made or purchased loans to borrowers secured by real property and business assets located principally in California, our primary market area. We made select loans, primarily QSR franchise loans, SBA guaranteed loans and loans to HOAs, throughout the United States. We emphasize relationship lending and focus on generating loans with customers who also maintain full depository relationships with us. These efforts assist us in establishing and expanding depository relationships consistent with the Company's strategic direction. We maintain an internal lending limit below our $340.9 million legal lending limit for secured loans and $204.5 million for unsecured loans as of December 31, 2017. At December 31, 2017, the Bank's largest aggregate outstanding balance of loans to one borrower was $44.9 million of secured credit. Historically, we have managed loan concentrations by selling certain loans, primarily commercial non-owner occupied CRE and multi-family residential loan production. In recent periods, we have also focused on selling the guaranteed portion of SBA loans due to the attractive premiums in the market, which gains on sale increase our noninterest income. Other types of loan sales remain a strategic option for us.

        During 2017, we originated $2.2 billion of loans and loan commitments, including $490 million of commercial and industrial ("C&I") loans, $344 million of construction loans, $313 million of franchise loans, $267 million of non-owner occupied CRE loans, $246 million of owner occupied CRE loans, $189 million of SBA loans, $186 million of multi-family real estate loans, $37.8 million of agribusiness loans, $35.9 million of one-to-four family real estate loans, $32.8 million of consumer loans and $10.3 million of farmland loans. During the same period, the acquisition of PLZZ added $1.1 billion of loans in the fourth quarter of 2017, and the acquisition of HEOP added $1.4 billion of loans in the second quarter of 2017, both before fair value adjustments. At December 31, 2017, we had $6.2 billion in total gross loans held for investment outstanding.

        Commercial and Industrial Lending.    We originate C&I loans secured by business assets including inventory, receivables, and machinery and equipment to businesses located in our primary market area. Loan types include revolving lines of credit, term loans, seasonal loans and loans secured by liquid collateral such as cash deposits or marketable securities. HOA credit facilities are included in C&I loans. We also issue letters of credit on behalf of our customers, backed by loans or deposits with the Company. At December 31, 2017, C&I loans totaled $1.1 billion, constituting 17.5% of our gross loans held for investment. At December 31, 2017, we had commitments to extend additional credit on C&I loans of $707 million.

        Franchise Lending.    We originate loans to franchises in the QSR industry nationwide, including financing for equipment, real estate, new store development, remodeling, refinancing, acquisition and partnership restructuring. At December 31, 2017, Franchise loans totaled $660 million, constituting 10.7% of our gross loans held for investment.

        Commercial Owner-Occupied Business Lending.    We originate and purchase loans secured by owner-occupied CRE, such as small office and light industrial buildings, and mixed-use commercial properties located predominantly in California. We also make loans secured by special purpose properties, such as gas stations and churches. Pursuant to our underwriting policies, owner-occupied commercial real estate ("CRE") loans may be made in amounts of up to 80% of the lesser of the appraised value or the purchase price of the collateral property. Loans are generally made for terms up to 25 years with amortization periods up to 25 years. At December 31, 2017, we had $1.3 billion of owner-occupied CRE secured loans, constituting 20.8% of our gross loans held for investment.

        SBA Lending.    We are approved to originate loans under the SBA's Preferred Lenders Program ("PLP"). The PLP lending status affords us a higher level of delegated credit autonomy, translating to a significantly shorter turnaround time from application to funding, which is critical to our marketing efforts. We originate loans nationwide under the SBA's 7(a), SBAExpress, International Trade and 504 loan programs, in conformity with SBA underwriting and documentation standards. The guaranteed portion of the 7(a) loans is typically sold on the secondary market. At December 31, 2017, we had $186 million of SBA loans, constituting 3.0% of our gross loans held for investment.

        Agribusiness and Farmland.    We originate loans to the agricultural community to fund seasonal production and longer term investments in land, buildings, equipment, crops and livestock. Agribusiness loans are for the purpose of financing agricultural production to finance crops and livestock. Farmland loans include all land known to be used or usable for agricultural purposes, such as crop and livestock production, and is secured by the land and improvements thereon. At December 31, 2017, agribusiness loans totaled $116 million, constituting 1.9% of our gross loans held for investment. At December 31, 2017, we had $145 million of farmland loans, constituting 2.3% of our gross loans held for investment.

        Commercial Non-Owner Occupied Real Estate Lending.    We originate and purchase loans that are secured by CRE, such as retail centers, small office and light industrial buildings, and mixed-use commercial properties located predominantly in California that are not occupied by the borrower. We also make loans secured by special purpose properties, such as hotels and self-storage facilities.

Pursuant to our underwriting practices, non-owner occupied CRE loans may be made in amounts up to 75% of the lesser of the appraised value or the purchase price of the collateral property. We consider the net operating income of the property and typically require a stabilized debt service coverage ratio of at least 1.20:1, based on the qualifying loan interest rate. Loans are generally made for terms from 10 years up to 25 years, with amortization periods up to 25 years. At December 31, 2017, we had $1.2 billion of non-owner occupied CRE secured loans, constituting 20.0% of our gross loans held for investment.

        Multi-family Residential Lending.    We originate and purchase loans secured by multi-family residential properties (five units and greater) located predominantly in California. Pursuant to our underwriting practices, multi-family residential loans may be made in an amount up to 75% of the lesser of the appraised value or the purchase price of the collateral property. In addition, we generally require a stabilized minimum debt service coverage ratio of at least 1.15:1, based on the qualifying loan interest rate. Loans are made for terms of up to 30 years with amortization periods up to 30 years. At December 31, 2017, we had $794 million of multi-family real estate secured loans, constituting 12.8% of our gross loans held for investment.

        One-to-Four Family Real Estate Lending.    Although we do not originate, through our bank acquisitions, we have acquired first lien single family mortgages. Our portfolio of one-to-four family loans at December 31, 2017 totaled $271 million, constituting 4.4% of our gross loans held for investment, of which $223 million consists of loans secured by first liens on real estate and $48.0 million consists of loans secured by second or junior liens on real estate.

        Construction Lending.    We originate loans for the construction of 1-4 family, multi-family residences and CRE properties in our market area. We concentrate our efforts on single homes and small infill projects in established neighborhoods where there is not abundant land available for development. Pursuant to our underwriting practices, construction loans may be made in an amount up to the lesser of 80% of the completed value of or 85% of the cost to build the collateral property. Loans are made solely for the term of construction, generally less than 24 months. We require that the owner's equity is injected prior to the funding of the loan. At December 31, 2017, construction loans totaled $283 million, constituting 4.6% of our gross loans, and we had commitments to extend additional construction credit of $306 million.

        Land Loans.    We occasionally originate land loans located predominantly in California for the purpose of facilitating the ultimate construction of a home or commercial building. We do not originate loans to facilitate the holding of land for speculative purposes. At December 31, 2017, land loans totaled $31.2 million, constituting 0.5% of our gross loans.

        Consumer Loans.    We originate a limited number of consumer loans, generally for banking customers only, which consist primarily of home equity lines of credit and savings account secured loans. Before we make a consumer loan, we assess the applicant's ability to repay the loan and, if applicable, the value of the collateral securing the loan. At December 31, 2017, we had $92.9 million in consumer loans that represented 1.5% of our gross loans.

        Warehouse Repurchase Facilities.    In 2015, we provided warehouse repurchase facilities for qualified mortgage bankers operating principally in California. These facilities provided short-term funding for one-to-four family mortgage loans via a mechanism whereby the mortgage banker sold us closed loans on an interim basis, to be repurchased in conjunction with the sale of each loan on the secondary market. We generally purchased only conforming/conventional (Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC")) and government guaranteed (Federal Housing Administration ("FHA"), Veterans Administration ("VA") and U.S. Department of Agriculture ("USDA")) credits, and only after due diligence that we believed was thorough and sophisticated. We notified our borrowers that we will no longer provide funding under the repurchase facilities after March 15, 2016, and at December 31, 2017 and 2016, we had no warehouse loans.

Sources of Funds

        General.    Deposits, loan repayments and prepayments, and cash flows generated from operations and borrowings are the primary sources of the Company's funds for use in lending, investing and other general purposes.

        Deposits.    Deposits represent our primary source of funds for our lending and investing activities. The Company offers a variety of deposit accounts with a range of interest rates and terms. The deposit accounts are offered through our 33 full depository branch network in California and Nevada, and nationwide through our HOA Banking unit located in Irvine, California. The Company's deposits consist of checking accounts, money market accounts, passbook savings, and certificates of deposit. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The terms of the fixed-rate certificates of deposit offered by the Company vary from three months to five years. Specific terms of an individual account vary according to the type of account, the minimum balance required, the time period funds must remain on deposit and the interest rate, among other factors. Total deposits at December 31, 2017 were $6.1 billion, compared to $3.1 billion at December 31, 2016. At December 31, 2017, certificates of deposit constituted 17.8% of total deposits, compared to 18.3% at the year-end 2016. At December 31, 2017, we had $848 million of certificate of deposit accounts maturing in one year or less.

        We primarily rely on customer service, sales and marketing efforts, business development, cross selling of deposit products to loan customers, and long-standing relationships with customers to attract and retain local deposits. However, market interest rates and rates offered by competing financial institutions significantly affect the Company's ability to attract and retain deposits. Additionally, from time to time, we will utilize both wholesale and brokered deposits to supplement our generation of deposits from businesses and consumers. At December 31, 2017, we had $386 million in brokered deposits that were raised to supplement and diversify our deposit funding and support our interest rate risk management strategies. The brokered deposits had a weighted average maturity of 7 months and an all-in cost of 143 basis points.

Subsidiaries

        At December 31, 2017, we had five operating subsidiaries, the Bank, a wholly-owned consolidated subsidiary with no subsidiaries of its own, and PPBI Statutory Trust I, Heritage Oaks Capital Trust II, Mission Community Capital Trust I and Santa Lucia Bancorp (CA) Capital Trust which are wholly-owned special purpose entities. The Company accounts for its investments in its wholly-owned special purpose entities under the equity method, whereby the subsidiary's net earnings are recognized in the Company's Statement of Income and the investment in these entities is included in Other Assets on the Company's Consolidated Statements of Financial Condition.

Personnel

        As of December 31, 2017, we had 842 full-time employees and 4 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be satisfactory.

Competition

        We consider our Bank to be a community bank focused on the commercial banking business, with our primary market encompassing California. To a lesser extent, we also compete in several broader regional and national markets through our HOA Banking, SBA, Franchise Lending and Income Property lines of business.

        The banking business is highly competitive with respect to virtually all products and services. The industry continues to consolidate, and unregulated competitors in the banking markets have focused products targeted at highly profitable customer segments. Many largely unregulated competitors are able to compete across geographic boundaries, and provide customers increasing access to meaningful alternatives to nearly all significant banking services and products.

        The banking business is dominated by a relatively small number of major banks with many offices operating over a wide geographical area. These banks have, among other advantages, the ability to finance wide-ranging and effective advertising campaigns, and to allocate their resources to regions of highest yield and demand. Many of the national or super-regional banks operating in our primary market area offer certain services that we do not offer directly but may offer indirectly through correspondent institutions. By virtue of their greater total capitalization, the national or super-regional banks also have substantially higher lending limits than us.

        In addition to other local community banks, our competitors include commercial banks, savings banks, credit unions, and numerous non-banking institutions, such as finance companies, leasing companies, insurance companies, brokerage firms and investment banking firms. Increased competition has also developed from specialized finance and non-finance companies that offer wholesale finance, credit card, and other consumer finance services, including on-line banking services and personal financial software. Strong competition for deposit and loan products affects the rates of those products, as well as the terms on which they are offered to customers. Mergers between financial institutions have placed additional pressure on banks within the industry to streamline their operations, reduce expenses, and increase revenues to remain competitive.

        Technological innovations have also resulted in increased competition in the financial services market. Such innovation has, for example, made it possible for non-depository institutions to offer customers automated transfer payment services that previously were considered traditional banking products. In addition, many customers now expect a choice of delivery systems and channels, including telephone, mobile phones, mail, home computer, ATMs, self-service branches, and/or in-store branches. The sources of competition in such products include commercial banks, as well as credit unions, brokerage firms, money market and other mutual funds, asset management groups, finance and insurance companies, internet-only financial intermediaries and mortgage banking firms.

        We work to anticipate and adapt to competitive conditions, whether developing and marketing innovative products and services, adopting or developing new technologies that differentiate our products and services, or providing highly personalized banking services. We strive to distinguish ourselves from other community banks and financial services providers in our marketplace by providing a high level of service to enhance customer loyalty and to attract and retain business. However, no assurances can be given that our efforts to compete in our market areas will continue to be successful.

Supervision and Regulation

        General.    Bank holding companies, such as the Corporation, and banks, such as the Bank, are subject to extensive regulation and supervision by federal and state regulators. Various requirements and restrictions under state and federal law affect our operations, including reserves against deposits, ownership of deposit accounts, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices and capital requirements. The following is a summary of certain statutes and rules applicable to us. This summary is qualified in its entirety by reference to the particular statute and regulatory provision referred to below and is not intended to be an exhaustive description of all applicable statutes and regulations.

        As a bank holding company, the Corporation is subject to regulation and supervision by the Federal Reserve. We are required to file with the Federal Reserve quarterly and annual reports and such additional information as the Federal Reserve may require pursuant to the BHCA. The Federal Reserve may conduct examinations of bank holding companies and their subsidiaries. The Corporation is also a bank holding company within the meaning of the California Financial Code (the "Financial Code"). As such, the Corporation and its subsidiaries are subject to examination by, and may be required to file reports with, the DBO.

        Under changes made by the Dodd-Frank Act, a bank holding company must act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. In order to fulfill its obligations as a source of strength, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank. In addition, the Federal Reserve may charge the bank holding company with engaging in unsafe and unsound practices if the bank holding company fails to commit resources to a subsidiary bank or if it undertakes actions that the Federal Reserve believes might jeopardize the bank holding company's ability to commit resources to such subsidiary bank. The Federal Reserve also has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

        As a California state-chartered commercial bank, which is a member of the Federal Reserve, the Bank is subject to supervision, periodic examination and regulation by the DBO and the Federal Reserve. The Bank's deposits are insured by the FDIC through the Deposit Insurance Fund ("DIF"). Pursuant to the Dodd-Frank Act, federal deposit insurance coverage was permanently increased to $250,000 per depositor for all insured depository institutions. As a result of this deposit insurance function, the FDIC also has certain supervisory authority and powers over the Bank as well as all other FDIC insured institutions. If, as a result of an examination of the Bank, the regulators should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the Bank's operations are unsatisfactory or that the Bank or our management is violating or has violated any law or regulation, various remedies are available to the regulators. Such remedies include the power to enjoin unsafe or unsound practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict growth, to assess civil monetary penalties, to remove officers and directors and ultimately to request the FDIC to terminate the Bank's deposit insurance. As a California-chartered commercial bank, the Bank is also subject to certain provisions of California law.

        Legislative and regulatory initiatives are from time-to-time introduced, which necessarily impacts the regulation of the financial services industry. We cannot predict whether or when potential legislation or new regulations will be enacted, and if enacted, the effect that new legislation or any implemented regulations and supervisory policies would have on our financial condition and results of operations. Moreover, bank regulatory agencies can be more aggressive in responding to concerns and trends identified in examinations, which could result in an increased issuance of enforcement actions to financial institutions requiring action to address credit quality, liquidity and risk management and capital adequacy, as well as other safety and soundness concerns.

Dodd-Frank Act

        The Dodd-Frank Act, which was signed into law in July 2010, implemented far-reaching changes across the financial regulatory landscape, including provisions that, among other things, repealed the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts, and increased the authority of the Federal Reserve to examine bank holding companies, such as the Corporation, and their non-bank subsidiaries.

        Many aspects of the Dodd-Frank Act continue to be subject to rulemaking and have yet to take full effect, making it difficult to anticipate the overall financial impact on the Company, its customers or the financial industry generally. Provisions in the legislation that affect deposit insurance assessments, payment of interest on demand deposits and interchange fees could increase the costs associated with deposits as well as place limitations on certain revenues those deposits may generate.

        In 2017, both the House of Representatives and the Senate introduced legislation that would repeal or modify provisions of the Dodd-Frank Act and significantly impact financial services regulation. Although the bills vary in content, certain key aspects include revisions to rules related to mortgage loans, delayed implementation of rules related to the Home Mortgage Disclosure Act, reform and simplification of certain Volcker Rule requirements, and raising the threshold for applying enhanced prudential standards to bank holding companies with total consolidated assets equal to or greater than $50 billion to those with total consolidated assets equal to or greater than $250 billion.

        Activities of Bank Holding Companies.    The activities of bank holding companies are generally limited to the business of banking, managing or controlling banks, and other activities that the Federal Reserve has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Bank holding companies that qualify and register as "financial holding companies" are also able to engage in certain additional financial activities, such as merchant banking and securities and insurance underwriting, subject to limitations set forth in federal law. We are not at this date a "financial holding company."

        The BHCA requires a bank holding company to obtain prior approval of the Federal Reserve before: (i) taking any action that causes a bank to become a controlled subsidiary of the bank holding company; (ii) acquiring direct or indirect ownership or control of voting shares of any bank or bank holding company, if the acquisition results in the acquiring bank holding company having control of more than 5% of the outstanding shares of any class of voting securities of such bank or bank holding company, unless such bank or bank holding company is majority-owned by the acquiring bank holding company before the acquisition; (iii) acquiring all or substantially all the assets of a bank; or (iv) merging or consolidating with another bank holding company.

        Permissible Activities of the Bank.    Because California permits commercial banks chartered by the state to engage in any activity permissible for national banks, the Bank can form subsidiaries to engage in activates "closely related to banking" or "nonbanking" activities and expanded financial activities. However, to form a financial subsidiary, the Bank must be well capitalized and would be subject to the same capital deduction, risk management and affiliate transaction rules as applicable to national banks. Generally, a financial subsidiary is permitted to engage in activities that are "financial in nature" or incidental thereto, even though they are not permissible for the national bank to conduct directly within the bank. The definition of "financial in nature" includes, among other items, underwriting, dealing in or making a market in securities, including, for example, distributing shares of mutual funds. The subsidiary may not, however, engage as principal in underwriting insurance (other than credit life insurance), issue annuities or engage in real estate development, investment or merchant banking.

        Incentive Compensation.    Federal banking agencies have issued guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, is based upon the key principles that a banking organization's incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the organization's ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization's board of directors. In accordance with the Dodd-Frank Act, the federal banking agencies prohibit incentive-based compensation arrangements that encourage inappropriate risk taking by covered financial institutions (generally institutions that have over $1 billion in assets) and are deemed to be excessive, or that may lead to material losses.

        The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as the Company, that are not "large, complex banking organizations." These reviews will be tailored to each organization based on the scope and complexity of the organization's activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the organization's supervisory ratings, which can affect the organization's ability to make acquisitions and take other actions. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the organization's safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

        The scope and content of the U.S. banking regulators' policies on executive compensation may continue to evolve in the near future. It cannot be determined at this time whether compliance with such policies will adversely affect the Company's ability to hire, retain and motivate its key employees.

        Capital Requirements.    Bank holding companies and banks are subject to various regulatory capital requirements administered by state and federal agencies. These agencies may establish higher minimum requirements if, for example, a banking organization previously has received special attention or has a high susceptibility to interest rate risk. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items. Under the Dodd-Frank Act, the Federal Reserve must apply consolidated capital requirements to depository institution holding companies that are no less stringent than those currently applied to depository institutions. The Dodd-Frank Act additionally requires capital requirements to be countercyclical so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness.

        Under federal regulations, bank holding companies and banks must meet certain risk-based capital requirements. Effective as of January 1, 2015, the Basel III final capital framework, among other things, (i) introduces as a new capital measure "Common Equity Tier 1" ("CET1"), (ii) specifies that Tier 1 capital consists of CET1 and "Additional Tier 1 capital" instruments meeting specified requirements, (iii) defines CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expands the scope of the adjustments as compared to existing regulations. Beginning January 1, 2016, financial institutions are required to maintain a minimum capital conservation buffer to avoid restrictions on capital distributions and other payments. The minimum capital conservation buffer is phased in over a four year transition period with minimum buffers of 0.625%, 1.25%, 1.875%, and 2.50% during 2016, 2017, 2018, and 2019, respectively.

        When fully phased-in by January 1, 2019, Basel III requires banks will be subject to the following risk-based capital requirements:

  •
  a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer";

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  a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer, or 8.5%;

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  a minimum ratio of Total (Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0%, plus the capital conservation buffer, or 10.5%; and

  •
  a minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures.

        The Basel III final framework provides for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets dependent upon future taxable income and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1. Basel III also includes, as part of the definition of CET1 capital, a requirement that banking institutions include the amount of Additional Other Comprehensive Income ("AOCI"), which primarily consists of unrealized gains and losses on available for sale securities, which are not required to be treated as other-than-temporary impairment, net of tax) in calculating regulatory capital. Banking institutions had the option to opt out of including AOCI in CET1 capital if they elected to do so in their first regulatory report following January 1, 2015. As permitted by Basel III, the Company and the Bank have elected to exclude AOCI from CET1.

        Basel III also includes the following significant provisions:

  •
  An additional countercyclical capital buffer to be imposed by applicable national banking regulators periodically at their discretion, with advance notice, that would be a CET1 add-on to the capital conservation buffer in the range of 0% and 2.5% when fully implemented;

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  Restrictions on capital distributions and discretionary bonuses applicable when capital ratios fall within the buffer zone;

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  Deduction from common equity of deferred tax assets that depend on future profitability to be realized; and

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  For capital instruments issued on or after January 13, 2013 (other than common equity), a loss-absorbency requirement that the instrument must be written off or converted to common equity if a triggering event occurs, either pursuant to applicable law or at the direction of the banking regulator. A triggering event is an event that would cause the banking organization to become nonviable without the write off or conversion, or without an injection of capital from the public sector.

        Banking institutions that do not satisfy the minimum capital conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) may face constraints on its ability to pay dividends, effect equity repurchases and pay discretionary bonuses to executive officers, which constraints vary based on the amount of the shortfall.

        The Dodd-Frank Act excludes trust preferred securities issued after May 19, 2010, from being included in Tier 1 capital, unless the issuing company is a bank holding company with less than $500 million in total assets. Trust preferred securities issued prior to that date will continue to count as Tier 1 capital for bank holding companies with less than $15 billion in total assets, such as the Corporation. The trust preferred securities issued by our unconsolidated subsidiary capital trusts qualify as Tier 1 capital up to a maximum limit of 25% of total Tier 1 capital. Any additional portion of our trust preferred securities would qualify as "Tier 2 capital." As of December 31, 2017, our subsidiary trust, PPBI Trust I, had $10.3 million in trust preferred securities outstanding, of which $10.0 million qualifies as Tier 1 capital. As a result of the Heritage Oaks acquisition, the Company assumed three unconsolidated subsidiaries with floating rate junior subordinated debt securities of $5.2 million associated with Heritage Oaks Capital Trust II, $3.1 million, associated with Mission Community Capital Trust I and $5.2 million associated with the Santa Lucia Bancorp (CA) Capital Trust of which $10.0 million qualifies as Tier 1 capital. The Company also holds $85 million in subordinated notes that qualifies as Tier 2 capital. Also, goodwill and most intangible assets are deducted from Tier 1 capital. For purposes of applicable the total risk-based capital regulatory guidelines, Tier 2 capital (sometimes referred to as "supplementary capital") is defined to include, subject to limitations: perpetual preferred stock not included in Tier 1 capital, intermediate-term preferred stock and any related surplus, certain hybrid capital instruments, perpetual debt and mandatory convertible debt securities, allowances for loan and lease losses, and intermediate-term subordinated debt instruments. The maximum amount of qualifying Tier 2 capital is 100% of qualifying Tier 1 capital. For purposes of determining total capital under federal guidelines, total capital equals Tier 1 capital, plus qualifying Tier 2 capital, minus investments in unconsolidated subsidiaries, reciprocal holdings of bank holding company capital securities, and deferred tax assets and other deductions.

        Basel III changed the manner of calculating risk-weighted assets. New methodologies for determining risk-weighted assets in the general capital rules are included, including revisions to recognition of credit risk mitigation, including a greater recognition of financial collateral and a wider range of eligible guarantors. They also include risk weighting of equity exposures and past due loans; and higher (greater than 100%) risk weighting for certain commercial real estate exposures that have higher credit risk profiles, including higher loan to value and equity components. In particular, loans categorized as "high-volatility commercial real estate" loans ("HVCRE loans") are required to be assigned a 150% risk weighting, and require additional capital support. HVCRE loans are defined to include any credit facility that finances or has financed the acquisition, development or construction of real property, unless it finances: 1-4 family residential properties; certain community development investments; agricultural land used or usable for, and whose value is based on, agricultural use; or commercial real estate projects in which: (i) the loan to value is less than the applicable maximum supervisory loan to value ratio established by the bank regulatory agencies; (ii) the borrower has contributed cash or unencumbered readily marketable assets, or has paid development expenses out of pocket, equal to at least 15% of the appraised "as completed" value; (iii) the borrower contributes its 15% before the bank advances any funds; and (iv) the capital contributed by the borrower, and any funds internally generated by the project, is contractually required to remain in the project until the facility is converted to permanent financing, sold or paid in full.

        In addition to the uniform risk-based capital guidelines and regulatory capital ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios. Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect our ability to grow and could restrict the amount of profits, if any, available for the payment of dividends.

        In addition, the Dodd-Frank Act requires the federal banking agencies to adopt capital requirements that address the risks that the activities of an institution poses to the institution and the public and private stakeholders, including risks arising from certain enumerated activities.

        Basel III became applicable to the Corporation and the Bank on January 1, 2015. Overall, the Corporation believes that implementation of the Basel III Rule has not had and will not have a material adverse effect on the Corporation's or the Bank's capital ratios, earnings, shareholder's equity, or its ability to pay dividends, effect stock repurchases or pay discretionary bonuses to executive officers.

        In September 2017, the federal bank regulators proposed to revise and simplify the capital treatment for certain deferred tax assets, mortgage servicing assets, investments in non-consolidated financial entities and minority interests for banking organizations, such as the Corporation and the Bank, that are not subject to the advanced approaches requirements. In November 2017, the federal banking regulators revised the Basel III Rules to extend the current transitional treatment of these items for non-advanced approaches banking organizations until the September 2017 proposal is finalized. The September 2017 proposal would also change the capital treatment of certain commercial real estate loans under the standardized approach, which we use to calculate our capital ratios.

        In December 2017, the Basel Committee published standards that it described as the finalization of the Basel III post-crisis regulatory reforms (the standards are commonly referred to as "Basel IV"). Among other things, these standards revise the Basel Committee's standardized approach for credit risk

(including by recalibrating risk weights and introducing new capital requirements for certain "unconditionally cancellable commitments," such as unused credit card lines of credit) and provides a new standardized approach for operational risk capital. Under the Basel framework, these standards will generally be effective on January 1, 2022, with an aggregate output floor phasing in through January 1, 2027. Under the current U.S. capital rules, operational risk capital requirements and a capital floor apply only to advanced approaches institutions, and not to the Corporation or the Bank. The impact of Basel IV on us will depend on the manner in which it is implemented by the federal bank regulators. We will be assessing the impact on us of these new regulations, as they are proposed and implemented.

        Prompt Corrective Action Regulations.    The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Federal banking regulations define, for each capital category, the levels at which institutions are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under regulations effective through December 31, 2017, the Bank was "well capitalized", which means it had a common equity Tier 1 capital ratio of 6.5% or higher; a Tier I risk-based capital ratio of 8.0% or higher; a total risk-based capital ratio of 10.0% or higher; a leverage ratio of 5.0% or higher; and was not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure.

        As noted above, Basel III integrates the new capital requirements into the prompt corrective action category definitions. The following capital requirements have applied to the Corporation since January 1, 2015.

Capital Category	Total Risk-Based Capital Ratio	Tier 1 Risk-Based Capital Ratio	Common Equity Tier 1 (CET1) Capital Ratio	Leverage Ratio	Tangible Equity to Assets	Supplemental Leverage Ratio
Well Capitalized	10% or greater	8% or greater	6.5% or greater	5% or greater	n/a	n/a
Adequately Capitalized	8% or greater	6% or greater	4.5% or greater	4% or greater	n/a	3% or greater
Undercapitalized	Less than 8%	Less than 6%	Less than 4.5%	Less than 4%	n/a	Less than 3%
Significantly Undercapitalized	Less than 6%	Less than 4%	Less than 3%	Less than 3%	n/a	n/a
Critically Undercapitalized	n/a	n/a	n/a	n/a	Less than 2%	n/a

        As of December 31, 2017, the Bank was "well capitalized" according to the guidelines as generally discussed above. As of December 31, 2017, the Corporation had a consolidated ratio of 12.57% of total capital to risk-weighted assets, a consolidated ratio of 10.88% of Tier 1 capital to risk-weighted assets, and a consolidated ratio of 10.59% of common equity Tier 1 capital, and the Bank had a ratio of 12.33% of total capital to risk-weighted assets, a ratio of 11.88% of common equity Tier 1 capital and a ratio of 11.88% of Tier 1 capital to risk-weighted assets.

        An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. An institution's capital category is determined solely for the purpose of applying prompt corrective action regulations, and the capital category may not constitute an accurate representation of the institution's overall financial condition or prospects for other purposes.

        In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. In addition to requiring undercapitalized institutions to submit a capital restoration plan, bank regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

        As an institution's capital decreases, the regulators' enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. A regulator has limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

        Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

        In addition to the federal regulatory capital requirements described above, the DBO has authority to take possession of the business and properties of a bank in the event that the tangible stockholders' equity of a bank is less than the greater of (i) 4% of the bank's total assets or (ii) $1.0 million.

        Dividends.    It is the Federal Reserve's policy that bank holding companies, such as the Corporation, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. Additionally, in consideration of the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. It is our policy to retain earnings, if any, to provide funds for use in our business. We have never declared or paid dividends on our common stock.

        The Bank's ability to pay dividends to the Corporation is subject to restrictions set forth in the Financial Code. The Financial Code provides that a bank may not make a cash distribution to its stockholders in excess of the lesser of a bank's (1) retained earnings; or (2) net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the stockholders of the bank during such period. However, a bank may, with the approval of the DBO, make a distribution to its stockholders in an amount not exceeding the greatest of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) its net income for its current fiscal year. In the event that bank regulators determine that the stockholders' equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the regulators may order the bank to refrain from making a proposed distribution. The payment of dividends could, depending on the financial condition of a bank, be deemed to constitute an unsafe or unsound practice. Under the foregoing provision of the Financial Code, the amount available for distribution from the Bank to the Corporation was approximately $142.7 million at December 31, 2017.

        Approval of the Federal Reserve is required for payment of any dividend by a state chartered bank that is a member of the Federal Reserve, such as the Bank, if the total of all dividends declared by the bank in any calendar year would exceed the total of its retained net income for that year combined with its retained net income for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its undivided profits without regulatory and stockholder approval. The Bank is also prohibited under federal law from paying any dividend that would cause it to become undercapitalized.

        FDIC Insurance of Certain Accounts and Regulation by the FDIC.    The Bank is an FDIC insured financial institution whereby the FDIC provides deposit insurance for a certain maximum dollar amount per customer. The Bank, as is the case with all FDIC insured banks, is subject to deposit insurance assessments as determined by the FDIC. The amount of the deposit insurance assessment for institutions with less than $10.0 billion in assets, which includes the Bank, is based on its risk category, with certain adjustments for any unsecured debt or brokered deposits held by the insured bank. Institutions assigned to higher risk categories (that is, institutions that pose a higher risk of loss to the DIF) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on a combination of its financial ratios and supervisory ratings, reflecting, among other things, its capital levels and the level of supervisory concern that the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. Deposit insurance assessments fund the DIF.

        The Dodd-Frank Act changed the way that deposit insurance premiums are calculated. The assessment base is no longer the institution's deposit base, but rather its average consolidated total assets less its average tangible equity. The Dodd-Frank Act also increased the minimum designated reserve ratio of the DIF from 1.15% to 1.35% of the estimated amount of total insured deposits by 2020, eliminates the upper limit for the reserve ratio designated by the FDIC each year, and eliminates the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. Continued action by the FDIC to replenish the DIF, as well as the changes contained in the Dodd Frank Act, may result in higher assessment rates, which could reduce our profitability or otherwise negatively impact our operations. Based on the current FDIC insurance assessment methodology, our FDIC insurance premium expense was $2.2 million for 2017, $1.5 million for 2016 and $1.4 million in 2015.

        Transactions with Related Parties.    Depository institutions are subject to the restrictions contained in the Federal Reserve Act (the "FRA") with respect to loans to directors, executive officers and principal stockholders. Under the FRA, loans to directors, executive officers and stockholders who own more than 10% of a depository institution and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the institution's loans-to-one-borrower limit as discussed in the above section. Federal regulations also prohibit loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and stockholders who own more than 10% of an institution, and their respective affiliates, unless such loans are approved in advance by a majority of the board of directors of the institution. Any "interested" director may not participate in the voting. The proscribed loan amount, which includes all other outstanding loans to such person, as to which such prior board of director approval is required, is the greater of $25,000 or 5% of capital and surplus up to $500,000. The Federal Reserve also requires that loans to directors, executive officers, and principal stockholders be made on terms substantially the same as offered in comparable transactions to non-executive employees of the bank and must not involve more than the normal risk of repayment. There are additional limits on the amount a bank can loan to an executive officer.

        Transactions between a bank and its "affiliates" are quantitatively and qualitatively restricted under Sections 23A and 23B of the FRA. Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the financial institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates are generally prohibited. Section 23B generally provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. The Federal Reserve has promulgated

Regulation W, which codifies prior interpretations under Sections 23A and 23B of the FRA and provides interpretive guidance with respect to affiliate transactions. Affiliates of a bank include, among other entities, a bank's holding company and companies that are under common control with the bank. We are considered to be an affiliate of the Bank.

        The Dodd-Frank Act generally enhanced the restrictions on transactions with affiliates under Section 23A and 23B of the FRA, including an expansion of the definition of "covered transactions" and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. Insider transaction limitations are expanded through the strengthening of loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivatives transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution's board of directors.

        Safety and Soundness Standards.    The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) asset growth; (v) earnings; and (vi) compensation, fees and benefits.

        In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and for evaluating and monitoring earnings to ensure that earnings are sufficient for the maintenance of adequate capital and reserves. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets; (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses; (iii) compare problem asset totals to capital; (iv) take appropriate corrective action to resolve problem assets; (v) consider the size and potential risks of material asset concentrations; and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk.

        Loans to One Borrower.    Under California law, our ability to make aggregate secured and unsecured loans-to-one-borrower is limited to 25% and 15%, respectively, of unimpaired capital and surplus. At December 31, 2017, the Bank's limit on aggregate secured loans-to-one-borrower was $341 million and unsecured loans-to-one borrower was $204.5 million. The Bank has established internal loan limits, which are lower than the legal lending limits for a California bank.

        Community Reinvestment Act and the Fair Lending Laws.    The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking regulators to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities. A bank's compliance with its CRA obligations is based on a performance-based evaluation system, which bases CRA ratings on an institution's lending, service and investment performance, resulting in a rating by the appropriate bank regulator of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." Based on its last CRA examination, the Bank received a "satisfactory" rating.

        Bank Secrecy Act and Money Laundering Control Act.    In 1970, Congress passed the Currency and Foreign Transactions Reporting Act, otherwise known as the Bank Secrecy Act (the "BSA"), which established requirements for recordkeeping and reporting by banks and other financial institutions. The BSA was designed to help identify the source, volume and movement of currency and other monetary instruments into and out of the U.S. in order to help detect and prevent money laundering connected with drug trafficking, terrorism and other criminal activities. The primary tool used to implement BSA requirements is the filing of Suspicious Activity Reports. Today, the BSA requires that all banking institutions develop and provide for the continued administration of a program reasonably designed to assure and monitor compliance with certain recordkeeping and reporting requirements regarding both domestic and international currency transactions. These programs must, at a minimum, provide for a system of internal controls to assure ongoing compliance, provide for independent testing of such systems and compliance, designate individuals responsible for such compliance and provide appropriate personnel training.

        USA Patriot Act.    Under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, commonly referred to as the USA Patriot Act or the Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships, as well as enhanced due diligence standards intended to detect, and prevent, the use of the United States financial system for money laundering and terrorist financing activities. The Patriot Act requires financial institutions, including banks, to establish anti-money laundering programs, including employee training and independent audit requirements, meet minimum standards specified by the act, follow minimum standards for customer identification and maintenance of customer identification records, and regularly compare customer lists against lists of suspected terrorists, terrorist organizations and money launderers. The costs or other effects of the compliance burdens imposed by the Patriot Act or future anti-terrorist, homeland security or anti-money laundering legislation or regulation cannot be predicted with certainty.

        Consumer Laws and Regulations.    The Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. These laws include, among others: Truth in Lending Act; Truth in Savings Act; Electronic Funds Transfer Act; Expedited Funds Availability Act; Equal Credit Opportunity Act; Fair and Accurate Credit Transactions Act; Fair Housing Act; Fair Credit Reporting Act; Fair Debt Collection Act; Home Mortgage Disclosure Act; Real Estate Settlement Procedures Act; laws regarding unfair and deceptive acts and practices; and usury laws. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. The Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations. Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. Failure to comply with these laws and regulations could give rise to regulatory sanctions, customer rescission rights, action by state and local attorneys general, and civil or criminal liability.

        Pursuant to the Dodd-Frank Act, the Consumer Financial Protection Bureau (the "CFPB") has broad authority to regulate and supervise the retail consumer financial products and services activities of banks and various non-bank providers. The CFPB has authority to promulgate regulations, issue orders, guidance and policy statements, conduct examinations and bring enforcement actions with regard to consumer financial products and services. Notwithstanding the foregoing, banks with assets of $10.0 billion or less will continue to be examined for consumer compliance by their primary federal banking regulator. Following the closing of the acquisition of Grandpoint, the Bank's assets will exceed $10.0 billion, and the Bank will be examined for consumer compliance by the CFPB. The creation of the CFPB by the Dodd-Frank Act has led to, and is likely to continue to lead to, enhanced and strengthened enforcement of consumer financial protection laws.

        In addition, federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution's policies and procedures regarding the handling of customers' nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, a financial institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure.

  Federal and State Taxation

        The Corporation and the Bank report their income on a consolidated basis using the accrual method of accounting, and are subject to federal income taxation in the same manner as other corporations with some exceptions. The Company has not been audited by the Internal Revenue Service ("IRS"). For its 2017, 2016 and 2015 tax years, the Company was subject to a maximum federal income tax rate of 35.00% and California state income tax rate of 10.84%.

        On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the "Tax Act") was signed into law. The Tax Act includes a number of provisions that impact us, including the following:

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  Tax Rate.  The Tax Act replaces the graduated corporate income tax rates applicable under prior law, which imposed a maximum corporate income tax rate of 35%, with a reduced 21% flat corporate income tax rate. Although the reduced corporate income tax rate generally should be favorable to us, resulting in increased earnings and capital, it decreased the value of our existing deferred tax assets. Generally accepted accounting principles ("GAAP") requires that the impact of the provisions of the Tax Act be accounted for in the period of enactment. Accordingly, the incremental income tax expense recorded by the Corporation in the fourth quarter of 2017 related to the Tax Act was $5.6 million, resulting primarily from a re-measurement of deferred tax assets.

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  FDIC Insurance Premiums.  The Tax Act prohibits taxpayers with consolidated assets over $50 billion from deducting any FDIC insurance premiums and prohibits taxpayers with consolidated assets between $10 and $50 billion from deducting the portion of their FDIC premiums equal to the ratio, expressed as a percentage, that (i) the taxpayer's total consolidated assets over $10 billion, as of the close of the taxable year, bears to (ii) $40 billion. If we consummate our proposed acquisition of Grandpoint Capital, Inc. during 2018, our ability to fully deduct our FDIC premiums will be limited, as our total consolidated assets will exceed $10 billion.

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  Employee Compensation.  A "publicly held corporation" is not permitted to deduct compensation in excess of $1 million per year paid to certain employees. The Tax Act eliminates certain exceptions to the $1 million limit applicable under prior law related to performance-based compensation (for example, equity grants and cash bonuses paid only on the attainment of performance goals). As a result, our ability to deduct certain compensation paid to our most highly compensated employees will now be limited.

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  Business Asset Expensing.  The Tax Act allows taxpayers to immediately expense the entire cost (instead of only 50%, as under prior law) of certain depreciable tangible property and real property improvements acquired and placed in service after September 27, 2017 and before January 1, 2023 (with an additional year for certain property). This 100% "bonus" depreciation is phased out proportionately for property placed in service on or after January 1, 2023 and before January 1, 2027 (with an additional year for certain property).

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  Interest Expense.  The Tax Act limits a taxpayer's annual deduction of business interest expense to the sum of (i) business interest income, and (ii) 30% of "adjusted taxable income," defined as a business's taxable income without taking into account business interest income or expense, net operating losses, and, for 2018 through 2021, depreciation, amortization and depletion. Because we generate significant amounts of net interest income, we do not expect to be impacted by this limitation.

ITEM 1A.    RISK FACTORS

        Ownership of our common stock involves certain risks. The risks and uncertainties described below are not the only ones we face. You should carefully consider the risks described below, as well as all other information contained in this Annual Report on Form 10-K. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition or results of operations could be materially, adversely affected.

Risks Related to Our Business

         The economic environment could pose significant challenges for the Company and could adversely affect our financial condition and results of operations.

        Although the U.S. economy continues a gradual expansion following the severe recession that ended in 2009, financial stress on borrowers as a result of an uncertain future economic environment could have an adverse effect on the Company's borrowers and their ability to repay their loans to us, which could adversely affect the Company's business, financial condition and results of operations. A weakening of these conditions in the markets in which we operate would likely have an adverse effect on us and others in the financial institutions industry. For example, deterioration in economic conditions in our markets could drive losses beyond that which is provided for in our allowance for loan losses ("ALLL"). We may also face the following risks in connection with these events:

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  Economic conditions that negatively affect real estate values and the job market may result, in the deterioration of the credit quality of our loan portfolio, and such deterioration in credit quality could have a negative impact on our business.

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  A decrease in the demand for loans and other products and services offered by us.

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  A decrease in deposit balances due to overall reductions in the accounts of customers.

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  A decrease in the value of our loans or other assets secured by commercial or residential real estate.

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  A decrease in net interest income derived from our lending and deposit gathering activities.

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  Sustained weakness in our markets may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates on loans and other credit facilities.

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  The processes we use to estimate ALLL and reserves may no longer be reliable because they rely on complex judgments, including forecasts of economic conditions, which may no longer be capable of accurate estimation.

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  Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite its customers become less predictive of future charge-offs.

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  We expect to face increased regulation of its industry, and compliance with such regulation may increase our costs, limit our ability to pursue business opportunities and increase compliance challenges.

        As these conditions or similar ones exist or worsen, we could experience adverse effects on our business, financial condition and results of operations.

         Our business is subject to various lending and other economic risks that could adversely impact our results of operations and financial condition.

        There was significant disruption and volatility in the financial and capital markets in 2008 and 2009. The financial markets and the financial services industry in particular suffered unprecedented disruption, causing a number of institutions to fail or require government intervention to avoid failure. These conditions were largely the result of the erosion of the U.S. and global credit markets, including a significant and rapid deterioration in the mortgage lending and related real estate markets. While economic conditions have improved, there can be no assurance that the economic conditions that adversely affected the financial services industry, and the capital, credit and real estate markets generally, will not deteriorate in the near or long term, in which case, we could experience losses and write-downs of assets, and could face capital and liquidity constraints or other business challenges. If economic conditions were to deteriorate, particularly within our geographic region, it could result in the following additional consequences, any of which could have a material adverse effect on our business, results of operations and financial condition:

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  Loan delinquencies may increase causing increases in our provision and allowance for loan losses.

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  Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite our customers become less predictive of future charge-offs.

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  Collateral for loans, especially real estate, may continue to decline in value, in turn reducing a client's borrowing power, and reducing the value of assets and collateral associated with our loans held for investment.

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  Consumer confidence levels may decline and cause adverse changes in payment patterns, resulting in increased delinquencies and default rates on loans and other credit facilities and decreased demand for our products and services.

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  Performance of the underlying loans in mortgage backed securities may deteriorate to potentially cause OTTI markdowns to our investment portfolio.

         We may suffer losses in our loan portfolio in excess of our allowance for loan losses.

        Our total nonperforming assets amounted to $3.6 million, or 0.04% of our total assets, at December 31, 2017, an increase from $1.6 million or 0.04% at December 31, 2016. We had $1.0 million of net loan charge-offs for 2017, a decrease from $4.8 million in 2016. Our provision for loan losses was $8.6 million in 2017, a decrease from $8.8 million in 2016. If increases in our nonperforming assets occur in the future, our net loan charge-offs and/or provision for loan losses may also increase which may have an adverse effect upon our future results of operations.

        We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices. These practices generally include analysis of a borrower's prior credit history, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers and liquid asset verifications. Although we believe that our underwriting criteria are appropriate for the various kinds of loans we make, we may incur losses on loans that meet our underwriting criteria, and these losses may exceed the amounts set aside as reserves in our ALLL. Our allowance for probable incurred losses is based on analysis of the following:

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  Historical experience with our loans;

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  Industry historical losses as reported by the FDIC;

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  Evaluation of economic conditions;

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  Regular reviews of the quality, mix and size of the overall loan portfolio;

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  Regular reviews of delinquencies;

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  The quality of the collateral underlying our loans; and

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  The effect of external factors, such as competition, legal developments and regulatory requirements.

        Although we maintain an ALLL at a level that we believe is adequate to absorb probable incurred losses inherent in our loan portfolio, changes in economic, operating and other conditions, including a sharp decline in real estate values and changes in interest rates, which are beyond our control, may cause our actual loan losses to exceed our current allowance estimates. If the actual loan losses exceed the amount reserved, it will adversely affect our financial condition and results of operations.

        In addition, the Federal Reserve and the DBO, as part of their supervisory function, periodically review our ALLL. Either agency may require us to increase our provision for loan losses or to recognize further loan losses, based on their judgments, which may be different from those of our management. Any increase in the allowance required by them could also adversely affect our financial condition and results of operations.

         Risks related to specific segments of our loan portfolio may result in losses that could affect our results of operations and financial condition.

        General economic conditions and local economic conditions affect our entire loan portfolio. Lending risks vary by the type of loan extended.

        In our C&I and SBA lending activities, collectability of loans may be adversely affected by risks generally related to small and middle market businesses, such as:

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  Changes or weaknesses in specific industry segments, including weakness affecting the business' customer base;

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  Changes in consumer behavior;

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  Changes in a business' personnel;

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  Increases in supplier costs that cannot be passed along to customers;

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  Increases in operating expenses (including energy costs);

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  Changes in governmental rules, regulations and fiscal policies;

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  Increases in interest rates, tax rates; and

        In our investor real estate loans, payment performance and the liquidation values of collateral properties may be adversely affected by risks generally incidental to interests in real property, such as:

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  Declines in real estate values;

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  Declines in rental rates;

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  Declines in occupancy rates;

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  Increases in other operating expenses (including energy costs);

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  The availability of property financing;

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  Changes in governmental rules, regulations and fiscal policies, including rent control ordinances, environmental legislation and taxation;

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  Increases in interest rates, real estate and personal property tax rates; and

        In our HOA and consumer loans, collectability of the loans may be adversely affected by risks generally related to consumers, such as:

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  Changes or weakness in employment and wage income;

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  Changes in consumer behavior;

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  Declines in real estate values;

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  Declines in rental rates;

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  Increases in association operating expenses (including energy costs);

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  The availability of property financing;

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  Changes in governmental rules, regulations and fiscal policies, including rent control ordinances, environmental legislation and taxation;

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  Increases in interest rates, real estate and personal property tax rates; and

        In our construction loans, collectability and the liquidation values of collateral properties may be adversely affected by risks generally related to consumers (for single family residence construction loans) or incidental to interests in real property (for CRE construction loans), such as:

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  Declines in real estate values;

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  Declines in rental rates;

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  Declines in occupancy rates;

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  Increases in other operating expenses (including energy costs);

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  The availability of property financing;

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  Changes in governmental rules, regulations and fiscal policies, including rent control ordinances, environmental legislation and taxation;

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  Increases in interest rates, real estate and personal property tax rates; and

        In our agribusiness and farmland loans, collectability of the loans may be adversely affected by risks generally related to agriculture production and farmlands, such as:

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  The cyclical nature of the agriculture industry;

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  Fluctuating commodity prices and changing climatic conditions;

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  Drought conditions, which adversely impact agricultural customers' operating costs, crop yields and crop quality and could impact such customers' ability to repay loans;

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  Increases in operating expenses; and

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  Changes in real estate values.

         Adverse economic conditions in California may cause us to suffer higher default rates on our loans and reduce the value of the assets we hold as collateral.

        Our business activities and credit exposure are concentrated in California. Difficult economic conditions, including state and local government deficits, in California may cause us to incur losses associated with higher default rates and decreased collateral values in our loan portfolio. In addition, demand for our products and services may decline. Declines in the California real estate market could hurt our business, because the vast majority of our loans are secured by real estate located within California. As of December 31, 2017, approximately 61% of our loans secured by real estate were located in California. If real estate values were to decline, especially in California, the collateral for our loans provide less security. As a result, our ability to recover on defaulted loans by selling the underlying real estate would be diminished, and we would be more likely to suffer losses on defaulted loans.

         Our level of credit risk could increase due to our focus on commercial lending and the concentration on small and middle market business customers with heightened vulnerability to economic conditions.

        As of December 31, 2017, our commercial real estate loans amounted to $2.2 billion, or 35.7% of our total loan portfolio, and our commercial business loans amounted to $3.3 billion, or 53.8% of our total loan portfolio. At such date, our largest outstanding commercial business loan was $40.3 million, our largest multiple borrower relationship was $82.8 million and our largest outstanding commercial real estate loan was $31.5 million. Commercial real estate and commercial business loans generally are considered riskier than single-family residential loans because they have larger balances to a single borrower or group of related borrowers. Commercial real estate and commercial business loans involve risks because the borrowers' ability to repay the loans typically depends primarily on the successful operation of the businesses or the properties securing the loans. Most of the Company's commercial business loans are made to small business or middle market customers who may have a heightened vulnerability to economic conditions. Moreover, a portion of these loans have been made or acquired by us in recent years and the borrowers may not have experienced a complete business or economic cycle. Furthermore, the deterioration of our borrowers' businesses may hinder their ability to repay their loans with us, which could adversely affect our results of operations.

         Nonperforming assets take significant time to resolve and adversely affect our results of operations and financial condition.

        Nonperforming assets adversely affect our net income in various ways. We generally do not record interest income on nonperforming loans or other real estate owned ("OREO"), which adversely affects our income. When we take collateral in foreclosures and similar proceedings, we are required to mark the related asset to the then fair market value of the collateral, which may ultimately result in a loss. An increase in the level of nonperforming assets increases our risk profile and may impact the capital levels our regulators believe are appropriate in light of the ensuing risk profile. While we reduce problem assets through loan sales, workouts, restructurings and otherwise, decreases in the value of the underlying collateral, or in these borrowers' performance or financial condition, whether or not due to economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition. In addition, the resolution of nonperforming assets requires significant commitments of time from management and our directors, which can be detrimental to the performance of their other responsibilities. There can be no assurance that we will not experience future increases in nonperforming assets.

         We may be unable to successfully compete in our industry.

        We face direct competition from a significant number of financial institutions, many with a state-wide or regional presence, and in some cases, a national presence, in both originating loans and attracting deposits. Competition in originating loans comes primarily from other banks and finance companies that make loans in our primary market areas. We also face substantial competition in attracting deposits from other banking institutions, money market and mutual funds, credit unions and other investment vehicles. In addition banks with larger capitalizations and non-bank financial institutions that are not governed by bank regulatory restrictions have larger lending limits and are better able to serve the needs of larger customers. Many of these financial institutions are also significantly larger than us, have greater financial resources than we have, have established customer bases and name recognition. We compete for loans principally on the basis of interest rates and loan fees, the types of loans we offer and the quality of service that we provide to our borrowers. Our ability to attract and retain deposits requires that we provide customers with competitive investment opportunities with respect to rate of return, liquidity, risk and other factors. To effectively compete, we may have to pay higher rates of interest to attract deposits, resulting in reduced profitability. In addition, we rely upon local promotional activities, personal relationships established by our officers, directors and employees and specialized services tailored to meet the individual needs of our customers in order to compete. If we are not able to effectively compete in our market area, our profitability may be negatively affected.

         Interest rate changes, increases or decreases, which are out of our control, could harm profitability.

        Our profitability depends to a large extent upon net interest income, which is the difference between interest income and dividends on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Any change in general market interest rates, whether as a result of changes in the monetary policy of the Federal Reserve or otherwise, may have a significant effect on net interest income.

        Our assets and liabilities may react differently to changes in overall interest rates or conditions. In general, higher interest rates are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Further, if interest rates decline, our loans may be refinanced at lower rates or paid off and our investments may be prepaid earlier than expected. If that occurs, we may have to redeploy the loan or investment proceeds into lower yielding assets, which might also decrease our income. Also, as many of our loans currently have interest rate floors, a rise in rates may increase the cost of our deposits while the rates on the loans remain at their floors, which could decrease our net interest margin.

        Accordingly, changes in levels of market interest rates could materially and adversely affect our financial condition, loan origination volumes, net interest margin, results of operations and profitability.

        Since December 2015, the Federal Reserve has started to gradually increase interest rates after maintaining rates at historically low levels during the financial crisis and its aftermath. Since that date and through December 31, 2017, the Federal Reserve increased its federal funds benchmark rate five times, from near zero to a range of 1.25% to 1.5%. Moreover, since December 2015, the Federal Reserve has removed reserves from the banking system, which also puts upward pressure on market rates of interest.

        The prohibition restricting depository institutions from paying interest on demand deposits, such as checking accounts, was repealed as part of the Dodd-Frank Act. At December 31, 2017, we had $365 million in interest-bearing demand deposits. In addition, at December 31, 2017, we had $2.4 billion in money market and savings deposits. Currently, interest rates for these types of deposit accounts are very low because of existing market conditions. If we need to offer additional interest-bearing demand deposit products or higher interest rates on our current interest-bearing demand, money market or savings deposit accounts in order to maintain current clients or attract new clients, our interest expense will increase, perhaps materially. Furthermore, if we fail to offer competitive rates sufficient to retain these accounts, our core deposits may be reduced, which would require us to seek alternative funding sources or risk slowing our future asset growth.

         Changes in the fair value of our investment securities may reduce our stockholders' equity and net income.

        At December 31, 2017, $787 million of our securities were classified as available-for-sale. At such date, the aggregate net unrealized gain on our available-for-sale securities was $646,000. We increase or decrease stockholders' equity by the amount of change from the unrealized gain or loss (the difference between the estimated fair value and the amortized cost) of our available-for-sale securities portfolio, net of the related tax, under the category of accumulated other comprehensive income/loss. Therefore, a decline in the estimated fair value of this portfolio will result in a decline in reported stockholders' equity, as well as book value per common share and tangible book value per common share. This decrease will occur even though the securities are not sold. In the case of debt securities, if these securities are never sold and there are no credit impairments, the decrease will be recovered over the life of the securities. In the case of equity securities, which have no stated maturity, the declines in fair value may or may not be recovered over time. As of December 31, 2017, the Company realized OTTI recoveries of $2,000.

        At December 31, 2017, we had stock holdings in the FHLB of San Francisco totaling $17.3 million, $25.3 million in FRB stock, and $23.3 million in other stock, all carried at cost. The stock held by us is carried at cost and is subject to recoverability testing under applicable accounting standards. For the year ended December 31, 2017, we did not recognize an impairment charge related to our stock holdings. There can be no assurance that future negative changes to the financial condition of the issuers may require us to recognize an impairment charge with respect to such stock holdings.

         Changes in the value of goodwill and intangible assets could reduce our earnings.

        When the Company acquires a business, a substantial portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The amount of the purchase price, which is allocated to goodwill and other intangible assets is determined by the excess of the purchase price over the fair value of the net identifiable assets acquired. As of December 31, 2017, the Company had approximately $536 million of goodwill and intangible assets, which includes goodwill of approximately $493 million resulting from the acquisitions the Company has consummated since 2011. The Company accounts for goodwill and intangible assets in accordance with GAAP, which, in general, requires that goodwill not be amortized, but rather that it is tested for impairment at least annually at the reporting unit level. Testing for impairment of goodwill and intangible assets is performed annually and involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions used. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates and other external factors (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the fair value of publicly traded financial institutions and could result in an impairment charge at a future date. If we were to conclude that a future write-down of our goodwill or intangible assets is necessary, we would record the appropriate charge, which could have a material adverse effect on our business, results of operations or financial condition.

         Conditions in the financial markets may limit our access to additional funding to meet our liquidity needs.

        Liquidity is essential to our business, as we must maintain sufficient funds to respond to the needs of depositors and borrowers. An inability to raise funds through deposits, repurchase agreements, federal funds purchased, FHLB advances, the sale or pledging as collateral of loans and other assets could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities, or on terms attractive to us, could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could negatively affect our access to liquidity sources include a reduction in our credit ratings, if any, an increase in costs of capital in financial capital markets, negative operating results, a decrease in the level of our business activity due to a market downturn, a decrease in depositor or investor confidence or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as severe disruption of the financial markets or negative news and expectations about the prospects for the financial services industry as a whole.

         The financial condition of other financial institutions could negatively affect us.

        Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to us. Any such losses could have a material adverse effect on our financial condition and results of operations.

         We are subject to extensive regulation, which could adversely affect our business.

        Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed laws, rules and regulations that, if adopted, would impact our operations. These proposed laws, rules and regulations, or any other laws, rules or regulations, may be adopted in the future, which could (1) make compliance much more difficult or expensive, (2) restrict our ability to originate, broker or sell loans or accept certain deposits, (3) further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us, or (4) otherwise adversely affect our business or prospects for business.

        Moreover, banking regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws or regulations by financial institutions and holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory authority may have a negative impact on our financial condition and results of operations.

        Additionally, in order to conduct certain activities, including acquisitions, we are required to obtain regulatory approval. There can be no assurance that any required approvals can be obtained, or obtained without conditions or on a timeframe acceptable to us.

         The Dodd-Frank Act continues to materially affect our operations.

        The Dodd-Frank Act, which was enacted in 2010, imposed significant regulatory and compliance changes. The key provisions of the Dodd-Frank Act that have affected our operations include:

  •
  Changes to regulatory capital requirements and how we plan capital and liquidity levels;

  •
  Creation of new government regulatory agencies, including the CFPB, which possesses broad rule-making and enforcement authorities;

  •
  Restrictions that will impact the nature of our incentive compensation programs for executive officers;

  •
  Changes in insured depository institution regulations and assessments;

  •
  Mortgage loan origination and risk retention; and

  •
  Potential new and different litigation and regulatory enforcement risks.

        While several provisions of the Dodd-Frank Act became effective immediately upon its enactment and others have come into effect over the last few years, many provisions still require regulations to be promulgated by various federal agencies in order to be implemented. Some of these regulations have been proposed by the applicable federal agencies but not yet finalized.

        In addition, on February 3, 2017, the President of the United States issued an executive order identifying "core principles" for the administration's financial services regulatory policy and directing the Secretary of the Treasury, in consultation with the heads of other financial regulatory agencies, to evaluate how the current regulatory framework promotes or inhibits the principles and what actions have been, and are being, taken to promote the principles. In response to the executive order, on June 12, 2017, October 6, 2017 and October 26, 2017, respectively, the U.S. Department of the Treasury issued the first three of four reports recommending a number of comprehensive changes in the current regulatory system for U.S. depository institutions, the U.S. capital markets and the U.S. asset management and insurance industries.

        It is not clear whether the referenced executive order issued by President Trump will result in material changes to the current laws and rules, or those that are in process, applicable to financial institutions and financial services or products like ours.

        Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements or with any future changes in laws or regulations may negatively impact our results of operations and financial condition.

         Changes in laws, government regulation and monetary policy may have a material effect on our results of operations.

        Financial institutions have been the subject of substantial legislative and regulatory changes and may be the subject of further legislation or regulation in the future, none of which is within our control. Significant new laws or regulations or changes in, or repeals of, existing laws or regulations may cause our results of operations to differ materially. In addition, the cost and burden of compliance with applicable laws and regulations have significantly increased and could adversely affect our ability to operate profitably. Further, federal monetary policy significantly affects credit conditions for us, as well as for our borrowers, particularly as implemented by the Federal Reserve, primarily through open market operations in U.S. government securities, the discount rate for bank borrowings and reserve requirements. A material change in any of these conditions could have a material impact on us or our borrowers, and therefore on our results of operations.

         Federal and state banking agencies periodically conduct examinations of our business, including compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us.

        Federal and state banking agencies, including the Federal Reserve, the DBO and the FDIC, periodically conduct examinations of our business, including compliance with laws and regulations. If, as a result of an examination, a federal banking agency were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that the Company or its management was in violation of any law or regulation, it may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin "unsafe or unsound" practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to assess civil monetary penalties against our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance. If we become subject to such regulatory actions, our business, results of operations and reputation may be negatively impacted.

         Our HOA business is substantially dependent upon its relationship with Associa, which is the entity that owns and controls the HOA management companies that manage the HOAs from which we receive a majority of our HOA deposits.

        In March 2013, we acquired FAB, which is exclusively focused on providing deposit and other services to HOAs and HOA management companies nationwide. Some of our HOA customers are also customers of the HOA management companies controlled by Associations, Inc. ("Associa"). At December 31, 2017, approximately 41% of the HOA transaction deposits we held were derived from our relationship with Associa. We will continue to rely on the relationship with Associa to solicit HOA deposits as deemed necessary. If Associa or its HOA management companies lose some or all of their HOA customers, fall into financial or legal difficulty or elect to reduce the amount of HOA customers that it directs to us, it could have a material and adverse effect upon our business, including the decline or total loss of all of the deposits from the HOA management companies and the HOAs. We cannot assure you that we would be able to replace the relationship with Associa and its HOA management companies if any of these events occurred, which could have a material and adverse impact on our business, financial condition and results of operations. In connection with the closing of the FAB acquisition, we appointed John Carona to the boards of directors of the Company and the Bank. Mr. Carona is the President and Chief Executive Officer of Associa.

         Existing and potential acquisitions may disrupt our business.

        On April 1, 2017, we completed the acquisition of HEOP, the holding company of Heritage Oaks Bank, a California state-chartered bank with $2.0 billion in total assets. On November 1, 2017, we completed the acquisition of PLZZ, the holding company of Plaza Bank, a California-chartered banking corporation with $1.3 billion in total assets.

        On February 9, 2018, we entered into a definitive agreement to acquire Grandpoint, the holding company of Grandpoint Bank, a California state-chartered bank with $3.2 billion in total assets. That transaction is expected to close in the third quarter of 2018, subject to the receipt all required regulatory and stockholder approvals and the satisfaction or waiver, applicable, of all closing conditions.

        The success of these mergers will depend on, among other things, our ability to realize the anticipated revenue enhancements and efficiencies and to combine the businesses of Pacific Premier with those of HEOP, PLZZ and Grandpoint, if the acquisition is completed, in a manner that does not materially disrupt the existing customer relationships of HEOP, PLZZ or Grandpoint, if applicable, or result in decreased revenues resulting from any loss of customers, and that permits growth opportunities to occur. If we are not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected.

        It is possible that the ongoing HEOP integration process, the PLZZ integration process or the Grandpoint integration process when and if applicable, could result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the mergers. Integration efforts could also divert management attention and resources. These integration matters could have an adverse effect on the combined company.

         Existing and potential acquisitions may dilute stockholder value.

        In addition, we issued 11,959,022 shares of our common stock in connection with the HEOP acquisition and 6,049,373 shares of our common stock in connection with the acquisition of PLZZ. All of the shares of our common stock issued to former HEOP and PLZZ shareholders in the mergers are freely tradable without restrictions under the Securities Act. If former HEOP and PLZZ holders sell substantial amounts of our common stock, it may cause the market price of our common stock to decrease. We are expected to issue approximately 15,758,089 shares of our common stock in the Grandpoint acquisition.

        We continue to evaluate merger and acquisition opportunities and conduct due diligence activities related to possible transactions with other financial institutions on an ongoing basis. As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur at any time. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of our stock's tangible book value and net income per common share may occur in connection with any future transaction. Furthermore, failure to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from recent or future acquisitions could have a material adverse effect on our financial condition and results of operations.

        We cannot say with any certainty that we will be able to consummate, or if consummated, successfully integrate future acquisitions or that we will not incur disruptions or unexpected expenses in integrating such acquisitions. In attempting to make such future acquisitions, we anticipate competing with other financial institutions, many of which have greater financial and operational resources. Acquiring other banks, businesses, or branches involves various risks commonly associated with acquisitions, including, among other things:

  •
  Potential exposure to unknown or contingent liabilities of the target company;

  •
  Exposure to potential asset quality issues of the target company;

  •
  Potential disruption to our business;

  •
  Potential diversion of management's time and attention;

  •
  The possible loss of key employees and customers of the target company;

  •
  Difficulty in estimating the value of the target company; and

  •
  Potential changes in banking or tax laws or regulations that may affect the target company.

         Our controls and procedures may fail or be circumvented.

        Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

         Environmental liabilities with respect to properties on which we take title may have a material effect on our results of operations.

        We could be subject to environmental liabilities on real estate properties we foreclose and take title in the normal course of our business. In connection with environmental contamination, we may be held liable to governmental entities or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties, or we may be required to investigate or clean-up hazardous or toxic substances at a property. The investigation or remediation costs associated with such activities could be substantial. Furthermore, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination even if we were the former owner of a contaminated site. The incurrence of a significant environmental liability could adversely affect our business, financial condition and results of operations.

         A breach in the security of our systems, or those of contracted partners, could disrupt our business, result in the disclosure of confidential information, damage our reputation, and create significant financial and legal exposure.

        Although we devote significant resources to maintain and regularly update our systems and processes that are designed to protect the security of our computer systems, software, networks and other technology assets, as well as the confidentiality, integrity and availability of information belonging to us and our customers, there is no assurance that all of our security measures will provide absolute security.

        Like many financial institutions, we can be subject to attempts to infiltrate the security of our websites or other systems which can involve sophisticated and targeted attacks intended to obtain unauthorized access to confidential information, destroy data, disrupt service, sabotage systems or cause other damage, including through the introduction of computer viruses or malware, cyberattacks and other means. We can be targeted by individuals and groups using malicious code and viruses, and can be exposed to distributed denial-of-service attacks with the objective of disrupting on-line banking services.

        Despite efforts to ensure the security and integrity of our systems, it is possible that we may not be able to anticipate, detect or recognize threats to our systems or to implement effective preventive measures against all security breaches of these types inside or outside our business, especially because the techniques used frequently are not recognized until launched, and because cyberattacks can originate from a wide variety of sources, including individuals or groups who are or may be involved in organized crime, hostile foreign governments or linked to terrorist organizations. These risks may increase in the future as our web-based product offerings grow or we expand internal usage of web-based applications.

        A successful penetration or circumvention of the security of our systems or the systems of another market participant could cause serious negative consequences, including significant disruption of our operations, misappropriation of confidential information, or damage to computers or systems, and may result in violations of applicable privacy and other laws, financial loss, loss of confidence, customer dissatisfaction, significant litigation exposure and harm to our reputation, all of which could have a material adverse effect on our business, financial condition, results of operations, and future prospects.

         We are dependent on our key personnel.

        Our future operating results depend in large part on the continued services of our key personnel, including Steven R. Gardner, our Chairman, President and Chief Executive Officer, who developed and implemented our business strategy. The loss of Mr. Gardner could have a negative impact on the success of our business strategy. In addition, we rely upon the services of Edward Wilcox, President, and our ability to attract and retain highly skilled personnel. We do not maintain key-man life insurance on any employee other than Mr. Gardner. We cannot assure you that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business. The unexpected loss of services of our key personnel could have a material adverse impact on our business because of their skills, knowledge of our market, years of industry experience and the difficulty of promptly finding qualified replacement personnel. In addition, recent regulatory proposals and guidance relating to compensation may negatively impact our ability to retain and attract skilled personnel.

         A natural disaster or recurring energy shortage, especially in California, could harm our business.

        We are based in Irvine, California, and approximately 61% of our loans secured by real estate were located in California at December 31, 2017. In addition, the computer systems that operate our Internet websites and some of their back-up systems are located in Irvine and San Diego, California. Historically, California has been vulnerable to natural disasters. Therefore, we are susceptible to the risks of natural disasters, such as earthquakes, wildfires, floods and mudslides. Natural disasters could harm our operations directly through interference with communications, including the interruption or loss of our websites, which would prevent us from gathering deposits, originating loans and processing and controlling our flow of business, as well as through the destruction of facilities and our operational, financial and management information systems. A natural disaster or recurring power outages may also impair the value of our largest class of assets, our loan portfolio, which is comprised substantially of real estate loans. Uninsured or underinsured disasters may reduce borrowers' ability to repay mortgage loans. Disasters may also reduce the value of the real estate securing our loans, impairing our ability to recover on defaulted loans through foreclosure and making it more likely that we would suffer losses on defaulted loans. California has also experienced energy shortages, which, if they recur, could impair the value of the real estate in those areas affected. Although we have implemented several back-up systems and protections (and maintain business interruption insurance), these measures may not protect us fully from the effects of a natural disaster. The occurrence of natural disasters or energy shortages in California could have a material adverse effect on our business prospects, financial condition and results of operations.

Risks Related to Ownership of Our Common Stock

         The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell your shares of common stock at times or at prices you find attractive.

        Stock price volatility may make it difficult for holders of our common stock to resell their common stock when desired and at desirable prices. Our stock price can fluctuate significantly in response to a variety of factors including, among other things:

  •
  Actual or anticipated variations in quarterly results of operations;

  •
  Recommendations by securities analysts;

  •
  Operating and stock price performance of other companies that investors deem comparable to us;

  •
  News reports relating to trends, concerns and other issues in the financial services industry, including the failures of other financial institutions in the current economic downturn;

  •
  Perceptions in the marketplace regarding us and/or our competitors;

  •
  Cyber security breaches;

  •
  New technology used, or services offered, by competitors;

  •
  Significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

  •
  Failure to integrate acquisitions or realize anticipated benefits from acquisitions;

  •
  Changes in government regulations; and

  •
  Geopolitical conditions such as acts or threats of terrorism or military conflicts.

        General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results as evidenced by the current volatility and disruption of capital and credit markets.

         We have retained earnings, if any, to provide funds for use in our business.

        It is our policy to retain earnings, if any, to provide funds for use in our business. We have never declared or paid dividends on our common stock. In addition, in order to pay cash dividends over time to our stockholders, we would most likely need to obtain funds from the Bank. The Bank's ability, in turn, to pay dividends to us is subject to restrictions set forth in the Financial Code. The Financial Code provides that a bank may not make a cash distribution to its stockholders in excess of the lesser of (1) a bank's retained earnings; or (2) a bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the stockholders of the bank during such period. However, a bank may, with the approval of the DBO, make a distribution to its stockholders in an amount not exceeding the greatest of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) its net income for its current fiscal year. In the event that banking regulators determine that the stockholders' equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the regulators may order the bank to refrain from making a proposed distribution.

        Approval of the Federal Reserve is required for payment of any dividend by a state chartered bank that is a member of the Federal Reserve Board System, such as the Bank, if the total of all dividends declared by the bank in any calendar year would exceed the total of its retained net income for that year combined with its retained net income for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its undivided profits without regulatory and stockholder approval. The Bank is also prohibited under federal law from paying any dividend that would cause it to become undercapitalized.

ITEM 1B.    UNRESOLVED STAFF COMMENTS

        None.

ITEM 2.    PROPERTIES

        The headquarters of the Company and the Bank are located in Irvine, California at 17901 Von Karman Avenue. As of December 31, 2017, our properties include 11 administrative offices and 33 branches. We owned 13 properties and leased the remaining properties throughout Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California as well as Clark County, Nevada. The lease terms are not individually material and range from month to month to ten years from inception date.

        All of our existing facilities are considered to be adequate for our present and anticipated future use. In the opinion of management, all properties are adequately covered by insurance.

        For additional information regarding properties of the Company and the Bank, see Note 7. Premises and Equipment of the Notes to the Consolidate Financial Statements contained in "Item 8. Financial Statements and Supplementary."

ITEM 3.    LEGAL PROCEEDINGS

        The Corporation was named as a defendant in a lawsuit brought in California state court (San Luis Obispo County) entitled, Garfield v. Heritage Oaks Bancorp, et al. This lawsuit was brought by Robert Garfield, a shareholder of HEOP, parent corporation of Heritage Oaks Bank. Mr. Garfield challenged the share price and other financial benefits to shareholders in the Corporation's proposed acquisition of HEOP. Mr. Garfield purported to bring this claim on behalf of a class of similarly-

situated HEOP shareholders, although no class was certified by the court. Mr. Garfield was unsuccessful in obtaining a preliminary injunction in advance of the acquisition. He later filed an amended complaint, which did not name the Corporation. As a result, the Corporation was dismissed from the action in October 2017.

        The Corporation also was named as a defendant in a lawsuit brought in the U.S. District Court for the Central District of California entitled Parshall v. Heritage Oaks Bancorp, et al. In relevant part, Mr. Parshall alleged that the Corporation, as a "control person" of HEOP, should be liable for what Mr. Parshall claimed to be inadequate disclosures in the joint proxy statement/prospectus HEOP sent to its shareholders in connection with soliciting approval of the Corporation's acquisition of HEOP. Mr. Parshall purported to bring this claim on behalf of a class of similarly-situated HEOP shareholders, although no class was certified by the court. Mr. Parshall voluntarily dismissed the action in June 2017.

        In addition to the lawsuits described above, the Company is involved in legal proceedings occurring in the ordinary course of business. Management believes that neither the lawsuits described above nor any legal proceedings occurring in the ordinary course of business, individually or in the aggregate, will have a material adverse impact on the results of operations or financial condition of the Company.

ITEM 4.    MINE SAFETY DISCLOSURES

        None.

PART II

ITEM 5.    MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Price Range by Quarters

        The common stock of the Corporation has been publicly traded since 1997 and is currently traded on the NASDAQ Global Market under the symbol PPBI.

        As of February 27, 2018, there were approximately 964 holders of record of our common stock. The following table summarizes the range of the high and low closing sale prices per share of our common stock as quoted by the NASDAQ Global Select Market for the periods indicated.

	Sale Price of Common Stock
	High	Low
2016
First Quarter	$21.66	$18.63
Second Quarter	25.07	20.32
Third Quarter	27.39	23.68
Fourth Quarter	35.85	24.75
2017
First Quarter	41.90	34.35
Second Quarter	38.75	33.15
Third Quarter	38.70	32.05
Fourth Quarter	42.55	36.25

        Stock Performance Graph.    The graph below compares the performance of our common stock with that of the NASDAQ Composite Index (U.S. companies) and the NASDAQ Bank Stocks Index from December 31, 2012 through December 31, 2017. The graph is based on an investment of $100 in our common stock at its closing price on December 31, 2012. The Corporation has not paid any dividends on its common stock.

 Total Return to Stockholders

(Assumes $100 investment on 12/31/2012)

Total Return Analysis	12/31/2012	12/31/2013	12/31/2014	12/31/2015	12/30/2016	12/29/2017
Pacific Premier Bancorp, Inc.	$100.00	$153.71	$169.24	$207.52	$345.21	$390.63
NASDAQ Composite Index	100.00	138.32	156.85	165.84	178.28	228.63
NASDAQ Bank Stocks Index	100.00	138.90	142.85	152.31	205.66	212.88

Dividends

        It is our policy to retain earnings, if any, to provide funds for use in our business. Although we have never declared or paid dividends on our common stock, our board of directors periodically reviews whether to declare or pay cash dividends taking into account, among other things, general business conditions, our financial results, future prospects, capital requirements, legal and regulatory restrictions, and such other factors as our board may deem relevant.

        Our ability to pay dividends on our common stock is dependent on the Bank's ability to pay dividends to the Corporation. Various statutory provisions restrict the amount of dividends that the Bank can pay without regulatory approval. For information on the statutory and regulatory limitations on the ability of the Corporation to pay dividends to its stockholders and on the Bank to pay dividends to the Corporation, see "Item 1. Business-Supervision and Regulation—Dividends" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity."

Unregistered Sales of Equity Securities and Use of Proceeds

        On June 25, 2012, the board of directors authorized its second stock repurchase program. Under the repurchase program, management is authorized to repurchase up to 1,000,000 shares of the Company's common stock. The program may be limited or terminated at any time without prior notice. The following table provides information with respect to purchases made by or on behalf of us or any "affiliated purchaser" (as defined in Rule 10b-18(a)(3) under the Exchange Act) of our common stock during the fourth quarter of 2017.

Month of Purchase	Total Number of shares purchased/ returned	Average price paid per share	Total number of shares repurchased as part of the publicly announced program	Maximum number of shares that may yet be purchased under the program at end of month
October 1, 2017 to October 31, 2017	—	—	—	762,545
November 1, 2017 to November 30, 2017	—	—	—	762,545
December 1, 2017 to December 31, 2017	—	—	—	762,545

Total/Average	—	—	—	762,545

ITEM 6.    SELECTED FINANCIAL DATA

        The following table sets forth certain of our financial and statistical information at or for each of the years presented. This data should be read in conjunction with our audited consolidated financial statements as of December 31, 2017 and 2016, and for each of the years in the three-year period ended

December 31, 2017 and related Notes to Consolidated Financial Statements contained in "Item 8. Financial Statements and Supplementary Data."

	For the Years Ended December 31,
	2017	2016	2015	2014	2013
	(dollars in thousands, except per share data)
Operating Data
Interest income	$270,005	$166,605	$118,356	$81,339	$63,800
Interest expense	22,503	13,530	12,057	7,704	5,356

Net interest income	247,502	153,075	106,299	73,635	58,444
Provision for loan losses	8,640	8,776	6,425	4,684	1,860

Net interest income after provision for loans losses	238,862	144,299	99,874	68,951	56,584
Net gains from loan sales	12,468	9,539	7,970	6,300	3,228
Other noninterest income	18,646	10,063	6,418	7,077	5,583
Noninterest expense	167,750	98,583	73,538	54,993	50,815

Income before income tax	102,226	65,318	40,724	27,335	14,580
Income tax	42,126	25,215	15,209	10,719	5,587

Net income	$60,100	$40,103	$25,515	$16,616	$8,993

Share Data
Net income per share:
Basic	$1.59	$1.49	$1.21	$0.97	$0.57
Diluted	1.56	1.46	1.19	0.96	0.54
Weighted average common shares outstanding:
Basic	37,705,556	26,931,634	21,156,668	17,046,660	15,798,885
Diluted	38,511,261	27,439,159	21,488,698	17,343,977	16,609,954
Book value per share (basic)	$26.86	$16.54	$13.86	$11.81	$10.52
Book value per share (diluted)	26.73	16.78	13.78	11.73	10.44
Selected Balance Sheet Data
Total assets	$8,024,501	$4,036,311	$2,789,599	$2,037,731	$1,714,187
Securities and FHLB stock	871,601	426,832	312,207	218,705	271,539
Loans held for sale, net	23,426	7,711	8,565	—	3,147
Loans held for investment, net	6,167,532	3,220,317	2,236,998	1,616,422	1,231,923
Allowance for loan losses	28,936	21,296	17,317	12,200	8,200
Total deposits	6,085,868	3,145,581	2,195,123	1,630,826	1,306,286
Total borrowings	641,410	397,354	265,388	185,787	214,401
Total stockholders' equity	1,241,996	459,740	298,980	199,592	175,226
Performance Ratios
Return on average assets	0.99%	1.11%	0.97%	0.91%	0.62%
Return on average equity	6.75	9.30	9.31	8.76	5.61
Average equity to average assets	14.62	11.97	10.45	10.38	11.13
Equity to total assets at end of period	15.48	11.39	10.72	9.79	10.22
Average interest rate spread	4.18	4.22	4.01	4.01	3.99
Net interest margin	4.43	4.48	4.25	4.21	4.18
Efficiency ratio(1)	50.9	53.6	55.9	61.3	64.7
Average interest-earnings assets to average interest-bearing deposits and borrowings	164.66	166.42	149.17	145.45	147.58
Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	11.68%	10.94%	11.41%	11.29%	10.03%
Common equity tier 1 risk-weighted capital ratio	11.88	11.65	12.35	N/A	N/A
Tier 1 capital to total risk-weighted assets	11.88	11.65	12.35	12.72	12.34
Total capital to total risk-weighted assets	12.33	12.29	13.07	13.45	12.97
Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	10.70%	9.78%	9.52%	9.18%	10.29%
Common equity tier 1 risk-weighted capital ratio	10.59	10.12	9.91	N/A	N/A
Tier 1 capital to total risk-weighted assets	10.88	10.41	10.28	10.30	12.54
Total capital to total risk-weighted assets	12.57	12.72	13.43	14.46	13.17
Asset Quality Ratios
Nonperforming loans to loans held for investment	0.05%	0.04%	0.18%	0.09%	0.18%
Nonperforming assets as a percent of total assets	0.04	0.04	0.18	0.12	0.20
Net charge-offs to average total loans, net	0.02	0.17	0.06	0.05	0.16
Allowance for loan losses to gross loans at period end	0.47	0.66	0.77	0.75	0.66
Allowance for loan losses as a percent of nonperforming loans, gross at period end	881	1,868	436	845	364

(1)
Represents the ratio of noninterest expense less OREO operations, core deposit intangible amortization and merger-related and litigation expenses to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities, gain/(loss) on sale of OREO. OTTI recovery (loss) on investment securities, and gain on acquisitions.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis of financial condition and results of operations is intended to provide a better understanding of the significant changes in trends relating to the Company's financial condition, results of operation, liquidity and capital resources. This section should be read in conjunction with the disclosures regarding "Forward-Looking Statements" set forth in "Item I. Business-Forward Looking Statements", as well as the discussion set forth in "Item 8. Financial Statements and Supplementary Data," including the notes to consolidated financial statements.

Merger Agreement

        On February 12, 2018, the Corporation announced that, on February 9, 2018, it had entered into a definitive agreement to acquire Grandpoint and its wholly-owned bank subsidiary, Grandpoint Bank, a California-chartered state bank subsidiary. At December 31, 2017, Grandpoint had $3.2 billion in total assets, $2.4 billion in gross loans and $2.4 billion in total deposits. Grandpoint operates 14 regional offices in Southern California, Arizona and Vancouver, Washington.

        Upon consummation of the acquisition, holders of Grandpoint common stock will have the right to receive 0.4750 shares of the Corporation's common stock for each share of Grandpoint common stock they own. Based on a $39.10 closing price of the Corporation's common stock on February 9, 2018, the aggregate merger consideration payable to Grandpoint's shareholders is approximately $641 million.

Summary

        Our principal business is attracting deposits from small and middle market businesses and consumers and investing those deposits, together with funds generated from operations and borrowings, primarily in commercial business loans and various types of commercial real estate loans. The Company expects to fund substantially all of the loans that it originates or purchases through deposits, FHLB advances and other borrowings and internally generated funds. Deposit flows and cost of funds are influenced by prevailing market rates of interest primarily on competing investments, account maturities and the levels of savings in the Company's market area. The Company generates the majority of its revenues from interest income on loans that it originates and purchases, income from investment in securities and service charges on customer accounts. The Company's revenues are partially offset by interest expense paid on deposits and borrowings, the provision for loan losses and noninterest expenses, such as operating expenses. The Company's operating expenses primarily consist of employee compensation and benefit expenses, premises and occupancy expenses, data processing and communication expenses and other general expenses. The Company's results of operations are also affected by prevailing economic conditions, competition, government policies and other actions of regulatory agencies.

Critical Accounting Policies and Estimates

        We have established various accounting policies that govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company's financial statements in Item 8 hereof. The Company's significant accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain accounting policies require management to make estimates and assumptions that have a material impact on the carrying value of certain assets and liabilities; management considers these to be critical accounting policies. The estimates and assumptions management uses are based on historical experience and other factors, which management believes to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities at consolidated statements of financial condition dates and the Company's results of operations for future reporting periods.

Allowance for Loan Losses

        We consider the determination of ALLL to be among our critical accounting policies that require judicious estimates and assumptions in the preparation of the Company's financial statements that is particularly susceptible to significant change. The Company maintains an ALLL at a level deemed appropriate by management to provide for known or probable incurred losses in the portfolio at the consolidated statements of financial condition date. The Company has implemented and adheres to an internal asset review system and loss allowance methodology designed to provide for the detection of problem assets and an adequate allowance to cover loan losses. Management's determination of the adequacy of ALLL is based on an evaluation of the composition of the portfolio, actual loss experience, industry charge-off experience on income property loans, current economic conditions, and other relevant factors in the areas in which the Company's lending and real estate activities are based. These factors may affect the borrowers' ability to pay and the value of the underlying collateral. The allowance is calculated by applying loss factors to loans held for investment according to loan type and loan credit classification. The loss factors are evaluated on a quarterly basis and established based primarily upon the Bank's historical loss experience and, to a lesser extent, the industry charge-off experience. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's ALLL. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management. In the opinion of management, and in accordance with the credit loss allowance methodology, the present allowance is considered adequate to absorb estimable and probable credit losses. Additions and reductions to the allowance are reflected in current operations. Charge-offs to the allowance are made when specific assets are considered uncollectible or are transferred to OREO and the fair value of the property is less than the loan's recorded investment. Recoveries are credited to the allowance.

        Although management uses the best information available to make these estimates, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Company's control. For further information on the ALLL, see Notes 1 and 5 to the Consolidated Financial Statements in Item 8 hereof.

Business Combinations

        We account for acquisitions under the acquisition method. All identifiable assets acquired and liabilities assumed are recorded at fair value. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. Identifiable intangible assets include core deposit intangibles, which have a definite life. Core deposit intangibles ("CDI") are subsequently amortized over the estimated life up to 10 years and are tested for impairment annually. Goodwill generated from business combinations is deemed to have an indefinite life and is not subject to amortization, and instead is tested for impairment at least annually.

        As part of the estimation of fair value, we review each loan or loan pool acquired to determine whether there is evidence of deterioration in credit quality since inception and if it is probable that the Company will be unable to collect all amounts due under the contractual loan agreements. We consider expected prepayments and estimated cash flows including principal and interest payments at the date of acquisition. If a loan is determined to be a purchased credit impaired ("PCI") loan, the amount in excess of the estimated future cash flows is not accreted into earnings. The amount in excess of the estimated future cash flows over the book value of the loan is accreted into interest income over the remaining life of the loan (accretable yield). The Company records these loans on the acquisition date at their net realizable value. Thus, an allowance for estimated future losses is not established on the acquisition date. Losses or a reduction in cash flow, which arise subsequent to the date of acquisition are reflected as a charge through the provision for loan losses. An increase in the expected cash flows adjusts the level of the accretable yield recognized on a prospective basis over the remaining life of the loan.

Income Taxes

        Deferred tax assets and liabilities are recorded for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the asset liability method. In estimating future tax consequences, all expected future events other than enactments of changes in the tax laws or rates are considered. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are to be recognized for temporary differences that will result in deductible amounts in future years and for tax carryforwards if, in the opinion of management, it is more likely than not that the deferred tax assets will be realized. See also Note 14 of the Consolidated Financial Statements in Item 8 hereof this Form 10-K.

Fair Value of Financial Instruments

        We use fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. Investment securities available-for-sale are financial instruments recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other financial assets on a non-recurring basis, such as impaired loans and OREO. These non-recurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets. Further, we include in Note 18 to the Consolidated Financial Statements information about the extent to which fair value is used to measure assets and liabilities, the valuation methodologies used and its impact to earnings. Additionally, for financial instruments not recorded at fair value we disclose the estimate of their fair value.

Operating Results

        Overview.    The comparability of financial information is affected by our acquisitions. On April 1, 2017 and November 1, 2017, the Company completed the acquisition of HEOP and PLZZ, respectively.

Non-GAAP Measurements

        The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. The non-GAAP measures used in this Form 10-K include the following:

  •
  Tangible common equity: Total stockholders' equity is reduced by the amount of intangible assets, including goodwill.

  •
  Tangible common equity amounts and ratios, tangible assets, and tangible book value per share: Given that the use of these measures is prevalent among banking regulators, investors and analysts, we disclose them in addition to equity-to-assets ratio, total assets, and book value per share, respectively.

	For the Years ended December 31,
	2017	2016	2015
	(dollars in thousands)
Total stockholders' equity	$1,241,996	$459,740	$298,980
Less: Intangible assets	536,343	111,941	58,002

Tangible common equity	$705,653	$347,799	$240,978

Total assets	$8,024,501	$4,036,311	$2,789,599
Less: Intangible assets	536,343	111,941	58,002

Tangible assets	$7,488,158	$3,924,370	$2,731,597

Common Equity ratio	15.48%	11.39%	10.72%
Less: Intangible equity ratio	6.06	2.53	1.90

Tangible common equity ratio	9.42%	8.86%	8.82%

Basic shares outstanding	46,245,050	27,798,283	21,570,746
Book value per share	$26.86	$16.54	$13.86
Less: Intangible book value per share	11.60	4.03	2.69

Tangible book value per share	$15.26	$12.51	$11.17

        Net Interest Income.    Our primary source of revenue is net interest income, which is the difference between the interest earned on loans, investment securities, and interest earning balances with financial institutions ("interest-earning assets") and the interest paid on deposits and borrowings ("interest-bearing liabilities"). Net interest margin is net interest income expressed as a percentage of average interest earning assets. Net interest income is affected by changes in both interest rates and the volume of interest-earning assets and interest-bearing liabilities.

        For 2017, net interest income totaled $248 million, an increase of $94.4 million or 62% over 2016. The increase reflected an increase in average interest-earning assets of $2.2 billion, primarily due to the acquisitions of HEOP and PLZZ in the second and fourth quarter of 2017, respectively. Net interest margin decreased 5 basis points to 4.43%, primarily due to the yield on interest-earning assets decreasing 4 basis points and a slight increase in cost of funds.

        For 2016, net interest income totaled $153 million, an increase of $46.8 million or 44% over 2015. The increase reflected an increase in average interest-earning assets of $912 million and an increase in the average yield of 15 basis points, resulting in an increase in the net interest margin of 23 basis points to 4.48%. The 23 basis point expansion in net interest margin was a result of the increase in the yield on earning assets coupled with a 6 basis point decrease in the cost of interest bearing liabilities, as well as the $440 million increase in non-interest bearing deposits. The increase in interest-earning assets was primarily related to organic loan growth, the acquisition of SCAF in early 2016, and the purchase of $265 million of multi-family loans in 2016.

        The following table presents for the periods indicated the average dollar amounts from selected balance sheet categories calculated from daily average balances and the total dollar amount, including adjustments to yields and costs, of:

  •
  Interest income earned from average interest-earning assets and the resultant yields; and

  •
  Interest expense incurred from average interest-bearing liabilities and resultant costs, expressed as rates.

        The table also sets forth our net interest income, net interest rate spread and net interest rate margin for the periods indicated. The net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. The net interest rate margin reflects the ratio of net interest income as a percentage of interest-earning assets for the year.

	For the Years Ended December 31,
	2017			2016			2015
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(dollars in thousands)
Assets
Interest-earning assets:
Cash and cash equivalents	$140,402	$842	0.60%	$180,185	$762	0.42%	$141,454	$310	0.22%
Investment securities	718,564	18,136	2.52	334,283	7,908	2.37	299,767	6,949	2.32
Loans receivable, net(1)	4,724,970	251,027	5.31	2,900,379	157,935	5.45	2,061,788	111,097	5.39

Total interest-earning assets	5,583,936	270,005	4.84%	3,414,847	166,605	4.88%	2,503,009	118,356	4.73%
Noninterest-earning assets	510,947			186,564			118,536

Total assets	$6,094,883			$3,601,411			$2,621,545

Liabilities and Equity
Interest-bearing deposits:
Interest checking	$293,450	$365	0.12%	$176,508	$203	0.11%	$141,962	$165	0.12%
Money market	1,701,209	6,720	0.40	1,003,861	3,638	0.36	696,747	2,426	0.35
Savings	189,408	251	0.13	98,224	151	0.15	88,247	141	0.16
Retail certificates of deposit	556,121	3,390	0.61	416,232	3,084	0.74	390,797	3,209	0.82
Wholesale/brokered certificates of deposit	227,822	2,645	1.16	180,209	1,315	0.73	102,950	689	0.67

Total interest-bearing deposits	2,968,010	13,371	0.45%	1,875,034	8,391	0.45%	1,420,703	6,630	0.47%
FHLB advances and other borrowings	341,782	4,411	1.29	107,519	1,295	1.20	188,032	1,490	0.79
Subordinated debentures	81,466	4,721	5.80	69,346	3,844	5.54	69,199	3,937	5.69

Total borrowings	423,248	9,132	2.16%	176,865	5,139	2.91%	257,231	5,427	2.11%

Total interest-bearing liabilities	3,391,258	22,503	0.66%	2,051,899	13,530	0.66%	1,677,934	12,057	0.72%
Noninterest-bearing deposits	1,758,730			1,086,814			646,931
Other liabilities	54,039			31,682			22,678

Total liabilities	5,204,027			3,170,395			2,347,543
Stockholders' equity	890,856			431,016			274,002

Total liabilities and equity	$6,094,883			$3,601,411			$2,621,545

Net interest income		$247,502			$153,075			$106,299

Net interest rate spread			4.18%			4.22%			4.01%

Net interest margin			4.43%			4.48%			4.25%

Ratio of interest-earning assets to interest-bearing liabilities			164.66%			166.42%			149.17%

(1)
Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums.

        Changes in our net interest income are a function of changes in both volumes and rates of interest-earning assets and interest-bearing liabilities. The following table presents the impact the volume and rate changes have had on our net interest income for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, we have provided information on changes to our net interest income with respect to:

  •
  Changes in volume (changes in volume multiplied by the prior period rate);

  •
  Changes in interest rates (changes in interest rates multiplied by the prior period volume); and

  •
  The change or the combined impact of volume and rate changes allocated proportionately to changes in volume and changes in interest rates.

	Year Ended December 31, 2017 compared to Year Ended December 31, 2016 Increase (decrease) due to				Year Ended December 31, 2016 compared to Year Ended December 31, 2015 Increase (decrease) due to
	Volume	Days	Rate	Net	Volume	Days	Rate	Net
	(dollars in thousands)
Interest-Earning Assets
Cash and cash equivalents	$(193)	$(2)	$275	$80	$105	$2	$345	$452
Investment securities	9,696	—	532	10,228	808	—	151	959
Loans receivable, net	97,907	(688)	(4,127)	93,092	45,168	432	1,238	46,838

Total interest-earning assets	107,410	(690)	(3,320)	103,400	46,081	434	1,734	48,249

Interest-Bearing Liabilities
Transaction accounts	2,935	(20)	429	3,344	1,196	11	53	1,260
Time deposits	1,330	(17)	323	1,636	753	12	(264)	501
FHLB advances and other borrowings	3,020	(12)	108	3,116	(787)	4	588	(195)
Subordinated debentures	602	—	275	877	4	—	(97)	(93)

Total interest-bearing liabilities	7,887	(49)	1,135	8,973	1,166	27	280	1,473

Changes in net interest income	$99,523	$(641)	$(4,455)	$94,427	$44,915	$407	$1,454	$46,776

        Provision for Loan Losses.    For 2017, we recorded an $8.6 million provision for loan losses compared to $8.8 million recorded in 2016. The $136,000 decrease in the provision for loan losses was primarily attributable to a lower level of net charge-offs for the year, partially offset by the growth in our loan portfolio. Net loan charge-offs for 2017 amounted to $1.0 million, a decrease from $4.8 million in 2016.

        For 2016, we recorded an $8.8 million provision for loan losses compared to $6.4 million recorded in 2015. The $2.4 million increase in the provision for loan losses was primarily attributable to the growth in our loan portfolio during the year and, to a lesser extent, the change in our loan composition and net charge-offs. Net loan charge-offs for 2016 amounted to $4.8 million, which increased from $1.3 million in 2015.

        Noninterest Income.    For 2017, non-interest income totaled $31.1 million, an increase of $11.5 million or 59% from 2016. The increase was primarily due to an increase in other income of $5.8 million, which is primarily attributable to higher recoveries of $2.0 million from pre-acquisition charge-offs, higher ATM and debit card fees of $1.7 million, and higher bank-owned life insurance ("BOLI") income of $926,000. Also, the Bank had a $2.9 million increase on the gain on sale of loans, from $9.5 million in 2016 to $12.5 million in 2017. During 2017, we sold $127 million of SBA loans at an overall premium of 11.4% and $96.6 million in various other loans at an overall premium of 1%, compared to 2016 in which we sold $110 million of SBA loans at an overall premium of 8.3% and

$2.6 million in commercial and industrial loans at an overall premium of 17.4%. Deposit related fees grew $2.1 million in 2017, as growth in core transaction deposit accounts from both organic growth and the acquisition of HEOP and PLZZ contributed to the increase in deposit fees from $1.7 million in 2016 to $3.8 million in 2017. Lastly, gain on sale of investments increased $940,000 as the Bank sold $261 million of securities during 2017 compared to $222 million in 2016.

        For 2016, non-interest income totaled $19.6 million, an increase of $5.2 million or 36% from 2015. The increase was primarily related to an increase of $1.6 million on gain on sale of loans from $8.0 million in 2015 to $9.5 million. During 2016, we sold $110 million of SBA loans at an overall premium of 8.3% and $2.6 million in commercial and industrial loans at an overall premium of 17.4%, compared to 2015 in which we sold $79.3 million of SBA loans at an overall premium of 9% and $69.1 million in commercial real estate and multi-family loans at an overall premium of 1%. Gain on sale of investments increased $1.5 million as the Bank sold a limited number of securities during 2015. Deposit related fees and loan servicing fees grew by a combined $1.5 million in 2015, as growth in core transaction deposit accounts from both organic growth and the acquisition of SCAF contributed to the increase in deposit fees from $2.5 million in 2015 to $3.4 million in 2016 and loan servicing fees from $371,000 in 2015 to $1.0 million in 2016. Finally, other income increased $735,000 as the Bank saw higher recoveries of $1.7 million from pre-acquisition charge-offs, partially offset by a $641,000 decrease in other loans fees and asset write-offs of $366,000.

	For the Years ended December 31,
	2017	2016	2015
	(dollars in thousands)
Noninterest Income
Loan servicing fees	$787	$1,032	$371
Deposit fees	3,809	1,697	1,274
Net gain from sales of loans	12,468	9,539	7,970
Net gain from sales of investment securities	2,737	1,797	290
Other income	11,313	5,537	4,483

Total noninterest income	$31,114	$19,602	$14,388

        Noninterest Expense.    For 2017, noninterest expense totaled $168 million, an increase of $69.2 million or 70.2% from 2016. The increase in noninterest expense was primarily due to higher compensation and benefits of $31.3 million, primarily related to an increase in staff from our acquisitions of HEOP in April 2017, PLZZ in November 2017, and internal growth in staff to support our growth. Merger-related expense increased $16.6 million in 2017 reflecting costs from both the HEOP and PLZZ acquisitions. Occupancy expense grew by $4.9 million in 2017, mostly due to the acquisitions and the additional branches retained from the mergers. The remaining expense categories grew by $16.3 million or 52% in 2017, due to both a combination of expense growth related to the acquisitions of HEOP and PLZZ and increased expenses to support the Company's organic growth in loans and deposits. The most significant increase in expense from these remaining categories is a $4.1 million increase in CDI expenses, $3.9 million increase in data processing, $3.1 million increase in legal, audit, and professional expenses, and a $1.3 million increase in deposit related expenses, which include expenses such as lock box services, to support our continued growth in core transaction deposits.

        For 2016, noninterest expense totaled $98.6 million, an increase of $25.0 million or 34% from 2015. The increase in noninterest expense was primarily due to higher compensation and benefits of $15.7 million, primarily related to an increase in staff from our acquisition of SCAF and internal growth in staff to support our growth. Occupancy expense grew by $2.0 million in 2016, mostly due to the acquisition of SCAF and the additional branches retained from the merger. Marketing expense grew by approximately $1.7 million in 2016, as the Company increased its investment in sponsorships and other marketing areas to support its continued efforts to organically grow its customer base. The remaining expense categories grew by $5.5 million or 21% in 2016, due to both a combination of expense growth related to the acquisition of SCAF and increased expenses to support the Company's organic growth in loans and deposits. The most significant increase in expense from these remaining categories is a $1.4 million increase in data processing and $1.3 increase in deposit related expenses, which include expenses such as lock box services, to support our continued growth in core transaction deposits. merger-related expense in 2016 reflects costs from both the SCAF merger in January 2016 as well as the acquisition of HEOP.

        Our efficiency ratio was 50.9% for 2017, compared to 53.6% for 2016 and 55.9% for 2015. The improvement in the efficiency ratio in 2017 compared to 2016 was related to revenues growing faster than expenses, as the Company's growing asset size creates greater scale of efficiencies.

	For the Years ended December 31,
	2017	2016	2015
	(dollars in thousands)
Noninterest Expense
Compensation and benefits	$84,138	$52,836	$37,108
Premises and occupancy	14,742	9,838	7,810
Data processing	8,206	4,261	2,816
Other real estate owned operations, net	72	385	68
FDIC insurance premiums	2,151	1,545	1,376
Legal, audit and professional expense	6,101	3,041	2,514
Marketing expense	4,436	3,981	2,305
Office, telecommunications and postage expense	3,117	2,107	2,005
Loan expense	3,299	2,191	1,268
Deposit expense	6,240	4,904	3,643
Merger-related expense	21,002	4,388	4,799
CDI amortization	6,144	2,039	1,350
Other expense	8,102	7,067	6,476

Total noninterest expense	$167,750	$98,583	$73,538

        Income Taxes.    The Company recorded income taxes of $42.1 million in 2017, compared with $25.2 million in 2016 and $15.2 million in 2015. Our effective tax rate was 41.2% for 2017, 38.6% for 2016, and 37.3% for 2015. The effective tax rate in each year is affected by various items, including changes in tax law, tax exempt income from municipal securities, BOLI, tax credits from investments in low income housing tax credits ("LIHTC") and merger-related expense.

        On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "Tax Act"). The effective tax rate for 2017 increased from 2016 primarily due to the inclusion of $5.6 million of income tax expense related to the revaluation of the deferred tax assets and liabilities due to the reduction of the U.S. corporate tax rate from 35% to 21% under the Tax Act. Additional information on the Tax Act is presented in Item 1. Business—Federal and State Taxation.

        See Note 14 to the Consolidated Financial Statements included in Item 8 hereof for further discussion of income taxes and an explanation of the factors, which impact our effective tax rate.

Financial Condition

        At December 31, 2017, total assets of the Company were $8.0 billion, up $4.0 billion or 99% from total assets of $4.0 billion at December 31, 2016. The increase in assets since year-end 2016 was primarily related to the increase in loans held for investment of $3.0 billion associated with organic loan growth and the acquisitions of PLZZ and HEOP. The acquisition of PLZZ added $1.1 billion of loans in the fourth quarter of 2017, and the acquisition of HEOP added $1.4 billion of loans in the second quarter of 2017, both before fair value adjustments.

Investment Activities

        Our investment policy, as established by our board of directors, attempts to provide and maintain liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk and complement our lending activities. Specifically, our investment policy generally limits our investments to U.S. government securities, federal agency-backed securities, government-sponsored guaranteed mortgage-backed securities ("MBS") and collateralized mortgage obligations ("CMO"), municipal bonds, and corporate bonds. The Bank has designated all investment securities as available-for-sale outside of investments made for CRA purposes.

        Below is a breakdown of the portfolio for the past three years by investment type and designation.

	At December 31,
	2017			2016			2015
	Amortized Cost	Fair Value	% Portfolio	Amortized Cost	Fair Value	% Portfolio	Amortized Cost	Fair Value	% Portfolio
	(dollars in thousands)
Investment Securities Available-for-Sale
Agency	$47,051	$47,209	5.9%	$—	$—	—%	$—	$—	—%
Corporate	78,155	79,546	9.9	37,475	37,642	9.7	—	—	—
Municipal bonds	228,929	232,128	28.8	120,155	118,803	30.5	128,546	130,245	44.9
Collateralized mortgage obligation: residential	33,984	33,781	4.2	31,536	31,388	8.1	24,722	24,543	8.5
Mortgage-backed securities: residential	398,664	394,765	49.0	196,496	193,130	49.5	126,443	125,485	43.3

Total investment securities available-for-sale	786,783	787,429	97.8	385,662	380,963	97.8	279,711	280,273	96.7

Investment Securities Held-to-Maturity
Mortgage-backed securities: residential	17,153	16,944	2.1	7,375	7,271	1.9	8,400	8,330	2.9
Other	1,138	1,138	0.1	1,190	1,190	0.3	1,242	1,242	0.4

Total investment securities held-to-maturity	18,291	18,082	2.2	8,565	8,461	2.2	9,642	9,572	3.3

Total investment securities	$805,074	$805,511	100%	$394,227	$389,424	100%	$289,353	$289,845	100%

        Our investment securities portfolio amounted to $806 million at December 31, 2017, as compared to $389 million at December 31, 2016, representing a 107% increase. The increase in securities since year-end 2016 was primarily due to the acquisition of HEOP, which increased securities by $443 million and purchases of $317 million, partially offset by sales/calls of $222 million, and principal pay downs of $76.1 million. In general, the purchase of investment securities primarily related to investing excess liquidity from our banking operations, while the sales were made to help fund loan production, which improved our interest-earning asset mix by deploying investment securities dollars into higher yielding loans.

        The following table sets forth the fair values and weighted average yields on our investment security portfolio by contractual maturity as of the date indicated:

	At December 31, 2017
	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value
	(dollars in thousands)
Investment Securities Available-for-Sale
Agency	$—	—%	$—	—%	$15,164	2.11%	$32,045	2.01%	$47,209
Corporate	—	—	—	—	79,546	5.01	—	—	79,546
Municipal bonds	4,121	1.44	32,424	1.83	73,312	2.04	122,271	2.51	232,128
Collateralized mortgage obligation: residential	—	—	—	—	1,071	1.83	32,710	2.48	33,781
Mortgage-backed securities: residential	2,583	2.30	2,611	1.13	65,014	2.13	324,557	2.22	394,765

Total investment securities available-for-sale	6,704	1.77	35,035	1.78	234,107	3.08	511,583	2.29	787,429

Investment Securities Held-to-Maturity
Mortgage-backed securities: residential	—	—	—	—	—	—	16,944	3.04	16,944
Other	—	—	—	—	—	—	1,138	0.93	1,138

Total investment securities held-to-maturity	—	—	—	—	—	—	18,082	2.90	18,082

Total investment securities	$6,704	1.77%	$35,035	1.78%	$234,107	3.08%	$529,665	2.31%	$805,511

        As of December 31, 2017, our investment securities portfolio consisted of $412 million in government-sponsored enterprise ("GSE") mortgage-backed securities ("MBS"), $232 million in municipal bonds, $79.5 million in corporate bonds, $47.2 million of agency bonds, $33.8 million in GSE collateralized mortgage obligations ("CMO") and $1.1 million in other securities. At December 31, 2017, we had an estimated par value of $55.6 million of the GSE securities that were pledged as collateral for the Company's $28.5 million of reverse repurchase agreements ("Repurchase Agreements"). The total end of period weighted average interest rate on investments at December 31, 2017 was 2.69%, compared to 2.45% at December 31, 2016, reflecting the increased investment in higher yielding corporate bonds.

        The following table lists the percentage of our portfolio exposure to any one issuer as a percentage of capital. The only issuers with greater than ten percent exposure are the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA"), and the

Federal Home Loan Mortgage Corporation ("FHLMC"). No single municipal issuer exceeds two percent of capital.

	At December 31,
	2017			2016
	Amortized Cost	Fair Value	% Capital	Amortized Cost	Fair Value	% Capital
	(dollars in thousands)
Issuer
GNMA	$30,497	$30,008	2.4%	$33,062	$32,672	7.1%
FNMA	216,530	214,685	17.3	117,716	115,968	25.2
FHLMC	185,621	183,853	14.8	77,254	75,878	16.5

        All of the municipal bond securities in our portfolio have an underlying rating of investment grade, with the majority insured by the largest bond insurance companies to bring each of these securities to a Moody's A+ rating or better. The Company has only purchased general obligation bonds that are risk-weighted at 20% for regulatory capital purposes. The Company reduces its exposure to any single adverse event by holding securities from geographically diversified municipalities. We are continually monitoring the quality of our municipal bond portfolio in accordance with current financial conditions. To our knowledge, none of the municipalities in which we hold bonds are exhibiting financial problems that would require us to record an OTTI charge.

        The following is a listing of the breakdown by state for our municipal holdings, with all states with greater than nine percent of the portfolio listed. Eighty-one percent of the Texas issues are insured by The Texas Permanent School Fund.

	At December 31, 2017
	Amortized Cost	Fair Value	% Municipal
	(dollars in thousands)
Issuer
Texas	$97,109	$98,127	42.3%
California	38,737	39,750	17.1
Other	93,083	94,251	40.6

Total municipal securities	$228,929	$232,128	100%

  Loans

        Loans held for investment, net totaled $6.2 billion at December 31, 2017, an increase of $2.9 billion or 92% from December 31, 2016. The increase in loans from December 31, 2016 includes loans acquired from PLZZ, which added $1.1 billion of loans in the fourth quarter of 2017, and HEOP, which added $1.4 billion of loans in the second quarter of 2017, both before fair value adjustments, as well as our organic loan originations. The increase in loans included increases in commercial owner occupied of $834 million, commercial non-owner occupied of $656 million, C&I loans of $523 million, franchise loans of $201 million, one-to-four family loans of $170 million, farmland loans of $145 million, agriculture loans of $116 million, multi-family of $103 million, SBA loans of $97 million and consumer loans of $88.8 million. The total end of period weighted average interest rate on loans as of December 31, 2017 was 4.95% and 4.81% as of December 31, 2016.

        Loans held for sale totaled $23.4 million at December 31, 2017. Loans held for sale primarily represent the guaranteed portion of SBA loans, which the Bank originates for sale. As of December 31, 2016, loans held for sale totaled $7.7 million.

        The following table sets forth the composition of our loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated:

	At December 31,
	2017			2016			2015
	Amount	% of Total	Weighted Average Interest Rate	Amount	% of Total	Weighted Average Interest Rate	Amount	% of Total	Weighted Average Interest Rate
	(dollars in thousands)
Business Loans
Commercial and industrial	$1,086,659	17.5%	5.18%	$563,169	17.4%	4.82%	$309,741	13.7%	4.95%
Franchise	660,414	10.7	5.23	459,421	14.2	5.24	328,925	14.6%	5.45
Commercial owner occupied(1)	1,289,213	20.8	5.01	454,918	14.1	4.76	294,726	13.1	4.98
SBA	185,514	3.0	6.30	88,994	2.8	5.63	53,691	2.4	5.49
Warehouse facilities	—	—	—	—	—	—	143,200	6.4	3.88
Agribusiness	116,066	1.9	4.62	—	—	—	—	—	—

Total business loans	3,337,866	53.9	5.16	1,566,502	48.5	4.97	1,130,283	50.2	4.99
Real Estate Loans
Commercial non-owner occupied	1,243,115	20.0	4.60	586,975	18.1	4.63	421,583	18.7	4.91
Multi-family	794,384	12.8	4.29	690,955	21.3	4.28	429,003	19.0	4.56
One-to-four family(2)	270,894	4.4	4.63	100,451	3.1	4.62	80,050	3.6	4.51
Construction	282,811	4.6	6.13	269,159	8.3	5.57	169,748	7.5	5.42
Farmland	145,393	2.3	4.52	—	—	—	—	—	—
Land	31,233	0.5	5.72	19,829	0.6	5.36	18,340	0.8	5.16

Total real estate loans	2,767,830	44.6	4.68	1,667,369	51.4	4.65	1,118,724	49.6	4.83
Consumer Loans
Consumer loans	92,931	1.5	5.63	4,112	0.1	5.60	5,111	0.2	5.21

Gross loans held for investment	6,198,627	100%	4.95%	3,237,983	100%	4.81%	2,254,118	100%	4.91%
Plus: Deferred loan origination costs/(fees) and premiums/(discounts), net	(2,159)			3,630			197

Loans held for investment	6,196,468			3,241,613			2,254,315
Allowance for loan losses	(28,936)			(21,296)			(17,317)

Loans held for investment, net	$6,167,532			$3,220,317			$2,236,998

Loans held for sale, at lower of cost or fair value	$23,426			$7,711			$8,565

	2014			2013
	Amount	% of Total	Weighted Average Interest Rate	Amount	% of Total	Weighted Average Interest Rate
	(dollars in thousands)
Business Loans
Commercial and industrial	$228,979	14.1%	4.80%	$187,035	15.1%	5.00%
Franchise	199,228	12.2	5.70	—	—	—
Commercial owner occupied(1)	210,995	13.0	5.10	221,089	17.8	5.30
SBA	28,404	1.7	5.60	7,512	0.6	5.90
Warehouse facilities	113,798	7.0	4.20	87,517	7.1	4.10

Total business loans	781,404	48.0	5.05	503,153	40.6	4.99
Real Estate Loans
Commercial non-owner occupied	359,213	22.1	5.00	333,544	26.9	5.30
Multi-family	262,965	16.1	4.60	233,689	18.8	4.80
One-to-four family(2)	122,795	7.5	4.40	145,235	11.7	4.40
Construction	89,682	5.5	5.20	13,040	1.1	5.20
Land	9,088	0.6	4.80	7,605	0.6	4.70

Total real estate loans	843,743	51.8	4.81	733,113	59.1	4.95
Consumer Loans
Consumer loans	3,298	0.2	6.10	3,839	0.3	5.80

Gross loans held for investment	1,628,445	100%	4.90%	1,240,105	100%	5.00%
Plus: Deferred loan origination costs/(fees) and premiums/(discounts), net	177			18

Loans held for investment	1,628,622			1,240,123
Allowance for loan losses	(12,200)			(8,200)

Loans held for investment, net	$1,616,422			$1,231,923

Loans held for sale, at lower of cost or fair value	—			3,147

(1)
Secured by real estate.

(2)
Includes second trust deeds.

        The following table shows the contractual maturity of the Company's loans without consideration to prepayment assumptions at the date indicated:

	At December 31, 2017
	Commercial and Industrial	Franchise	Commercial Owner Occupied	SBA	Agribusiness	Commercial Non-owner Occupied	Multi- family	One-to- four Family	Construction	Farmland	Land	Consumer Loans	Total
	(dollars in thousands)
Amounts Due
One year or less	$463,630	$21,646	$27,921	$145	$67,508	$53,372	$27,058	$22,682	$229,625	$7,517	$17,458	$18,620	$957,182
More than one year to three years	213,645	18,612	33,536	630	6,951	88,833	8,475	10,304	49,454	10,435	4,057	1,424	446,356
More than three years to five years	191,918	49,184	64,959	1,989	33,350	109,185	17,097	8,264	950	8,914	1,741	4,886	492,437
More than five years to 10 years	156,755	444,034	458,781	17,874	7,788	713,157	87,736	35,960	2,782	105,279	5,615	34,756	2,070,517
More than 10 years to 20 years	49,437	100,298	179,526	23,434	469	152,441	45,953	26,412	—	9,287	2,362	30,516	620,135
More than 20 years	11,274	26,641	530,491	158,866	—	126,127	608,065	167,272	—	3,961	—	2,729	1,635,426

Total gross loans	$1,086,659	$660,415	$1,295,214	$202,938	$116,066	$1,243,115	$794,384	$270,894	$282,811	$145,393	$31,233	$92,931	$6,222,053

        The following table sets forth at December 31, 2017 the dollar amount of gross loans receivable contractually due after December 31, 2018 and whether such loans have fixed interest rates or adjustable interest rates.

	At December 31, 2017 Loans Due After December 31, 2018
	Fixed	Adjustable	Total
	(dollars in thousands)
Business Loans
Commercial and industrial	$253,761	$369,268	$623,029
Franchise	87,424	551,345	638,769
Commercial owner occupied	216,670	1,050,623	1,267,293
SBA	5,507	197,286	202,793
Agribusiness	40,631	7,927	48,558

Total business loans	603,993	2,176,449	2,780,442
Real Estate Loans
Commercial non-owner occupied	242,495	947,248	1,189,743
Multi-family	24,067	743,259	767,326
One-to-four family	41,779	206,433	248,212
Construction	2,122	51,064	53,186
Farmland	93,773	44,103	137,876
Land	2,925	10,850	13,775

Total real estate loans	407,161	2,002,957	2,410,118
Consumer Loans
Consumer loans	72,699	1,612	74,311

Total gross loans	$1,083,853	$4,181,018	$5,264,871

        Delinquent Loans.    When a borrower fails to make required payments on a loan and does not cure the delinquency within 30 days, we normally initiate formal collection activities including, for loans secured by real estate, recording a notice of default and, after providing the required notices to the borrower, commencing foreclosure proceedings. If the loan is not reinstated within the time permitted by law, we may sell the property at a foreclosure sale. At these foreclosure sales, we generally acquire title to the property. At December 31, 2017, loans delinquent 60 or more days as a percentage of total loans held for investment was 7 basis points, up from 2 basis points at year-end 2016.

        The following table sets forth delinquencies in the Company's loan portfolio at the dates indicated:

	30 - 59 Days		60 - 89 Days		90 Days or More(1)		Total
	# of Loans	Principal Balance of Loans	# of Loans	Principal Balance of Loans	# of Loans	Principal Balance of Loans	# of Loans	Principal Balance of Loans
	(dollars in thousands)
At December 31, 2017
Business Loans
Commercial and industrial	3	$84	4	$570	4	$235	11	$889
Commercial owner occupied	1	3,474	1	486	—	—	2	3,960
SBA	2	177	—	—	5	1,940	7	2,117
Real Estate Loans
Multi-family	3	1,781	—	—	—	—	3	1,781
One-to-four family	1	354	—	—	4	815	5	1,169
Land	1	83	—	—	1	9	2	92

	30 - 59 Days		60 - 89 Days		90 Days or More(1)		Total
	# of Loans	Principal Balance of Loans	# of Loans	Principal Balance of Loans	# of Loans	Principal Balance of Loans	# of Loans	Principal Balance of Loans
	(dollars in thousands)
Consumer Loans
Consumer loans	2	11	—	—	2	40	4	51

Total	13	$5,964	5	$1,056	16	$3,039	34	$10,059

Delinquent loans to total loans held for investment		0.10%		0.02%		0.05%		0.16%

At December 31, 2016
Business Loans
Commercial and industrial	2	$104	—	$—	2	$260	4	$364
SBA	—	—	—	—	3	316	3	316
Real Estate Loans
One-to-four family	1	18	1	71	3	48	5	137
Land	—	—	—	—	1	15	1	15

Total	3	$122	1	$71	9	$639	13	$832

Delinquent loans to total loans held for investment		—%		—%		0.02%		0.03%

At December 31, 2015
Business Loans
Commercial and industrial	2	$20	—	$—	1	$257	3	$277
Franchise	—	—	—	—	3	1,630	3	1,630
Commercial owner occupied	—	—	1	355	—	—	1	355
Real Estate Loans
Commercial non-owner occupied	1	214	—	—	—	—	1	214
One-to-four family	1	89	—	—	2	46	3	135
Land	—	—	—	—	1	21	1	21

Total	4	$323	1	$355	7	$1,954	12	$2,632

Delinquent loans to total loans held for investment		0.01%		0.02%		0.09%		0.12%

At December 31, 2014
Business Loans
Commercial and industrial	—	$—	1	$24	—	$—	1	$24
Real Estate Loans
One-to-four family	1	19	—	—	3	54	4	73
Consumer Loans
Consumer loans	1	1	—	—	—	—	1	1

Total	2	$20	1	$24	3	$54	6	$98

Delinquent loans to total loans held for investment		—%		—%		—%		0.01%

	30 - 59 Days		60 - 89 Days		90 Days or More(1)		Total
	# of Loans	Principal Balance of Loans	# of Loans	Principal Balance of Loans	# of Loans	Principal Balance of Loans	# of Loans	Principal Balance of Loans
	(dollars in thousands)
At December 31, 2013
Business Loans
Commercial owner occupied	2	$768	—	$—	1	$446	3	$1,214
SBA	—	—	—	—	1	14	1	14
Real Estate Loans
Commercial non-owner occupied	—	—	—	—	2	560	2	560
One-to-four family	3	71	—	—	4	123	7	194
Consumer Loans
Consumer loans	3	130	—	—	—	—	3	130

Total	8	$969	—	$—	8	$1,143	16	$2,112

Delinquent loans to total loans held for investment		0.08%		—%		0.09%		0.17%

(1)
All 90 day or greater delinquencies are on nonaccrual status and are reported as part of nonperforming loans.

Nonperforming Assets

        Nonperforming assets consist of loans on which we have ceased accruing interest (nonaccrual loans), troubled debt restructured loans and OREO. Nonaccrual loans consisted of all loans 90 days or more past due and on loans where, in the opinion of management, there is reasonable doubt as to the collection of principal and interest. A "restructured loan" is one where the terms of the loan were renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. We had one troubled debt restructured loan with a recorded balance of $97,000 at December 31, 2017 and no troubled debt restructured loans at December 31, 2016. At December 31, 2017, we had $3.6 million of nonperforming assets, which consisted of $3.3 million of net nonperforming loans and $326,000 of OREO. At December 31, 2016, we had $1.6 million of nonperforming assets, which consisted of $1.1 million of nonperforming loans and $460,000 of OREO. It is our policy to take appropriate, timely and aggressive action when necessary to resolve nonperforming assets. When resolving problem loans, it is our policy to determine collectability under various circumstances, which are intended to result in our maximum financial benefit. We accomplish this by working with the borrower to bring the loan current, selling the loan to a third party or by foreclosing and selling the asset.

        At December 31, 2017, OREO consisted of one commercial owner occupied property and one land property, compared to one commercial non-owner occupied property and one land property at December 31, 2016. Properties acquired through or in lieu of foreclosure are recorded at fair value less cost to sell. The Company generally obtains an appraisal and/or a market evaluation on all OREO prior to obtaining possession. After foreclosure, valuations are periodically performed by management as needed due to changing market conditions or factors specifically attributable to the property's condition. If the carrying value of the property exceeds its fair value, less estimated cost to sell, the asset is written down and a charge to operations is recorded.

        We recognized loan interest income on nonperforming loans of $640,000 in 2017, $740,000 in 2016 and $467,000 in 2015. If these loans had paid in accordance with their original loan terms, we would have recorded additional loan interest income of $155,000 in 2017, $360,000 in 2016 and $279,000 in 2015.

        The following table sets forth composition of nonperforming assets at the date indicated:

	At December 31,
	2017	2016	2015	2014	2013
	(dollars in thousands)
Nonperforming Assets
Business Loans
Commercial and industrial	$1,160	$250	$463	$—	$—
Franchise	—	—	1,630	—	—
Commercial owner occupied	97	436	536	514	747
SBA	1,201	316	—	—	14

Total business loans	2,458	1,002	2,629	514	761
Real Estate Loans
Commercial non-owner occupied	—	—	1,164	848	983
Multi-family	—	—	—	—	—
One-to-four family	817	124	155	82	507
Land	9	15	21	—	—

Total real estate loans	826	139	1,340	930	1,490
Consumer Loans
Consumer loans	—	—	1	—	—

Total nonperforming loans	3,284	1,141	3,970	1,444	2,251
Other real estate owned	326	460	1,161	1,037	1,186

Total nonperforming assets	$3,610	$1,601	$5,131	$2,481	$3,437

Allowance for loan losses	$28,936	$21,296	$17,317	$12,200	$8,200
Allowance for loan losses as a percent of total nonperforming loans, gross	881%	1,866%	436%	845%	364%
Nonperforming loans as a percent of loans held for investment	0.05	0.04	0.18	0.09	0.18
Nonperforming assets as a percent of total assets	0.04	0.04	0.18	0.12	0.20

        Allowance for Loan Losses.    The allowance for loan losses is established as management's estimate of probable incurred losses inherent in the loan receivable portfolio. Management evaluates the adequacy of the allowance quarterly to maintain the allowance at levels sufficient to provide for these inherent losses. The ALLL is based upon the total loans evaluated individually and collectively, and is reported as a reduction of loans held for investment. The allowance is increased by a provision for loan losses which is charged to expense and reduced by charge-offs, net of recoveries.

        We separate our assets, largely loans, by type, and we use various asset classifications to segregate the assets into various risk grade categories. We use the various asset classifications as a means of measuring risk for determining the valuation allowance for groups and individual assets at a point in time. Currently, we designate our assets into a category of "Pass," "Special Mention," "Substandard," "Doubtful" or "Loss." A brief description of these classifications follows:

  •
  Pass classifications represent assets with a level of credit quality, which contain no well-defined deficiency or weakness.

  •
  Special Mention assets do not currently expose the Bank to a sufficient risk to warrant classification in one of the adverse categories, but possess correctable deficiency or potential weaknesses deserving management's close attention.

  •
  Substandard assets are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. These assets are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

  •
  Doubtful credits have all the weaknesses inherent in substandard credits, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

  •
  Loss assets are those that are considered uncollectible and of such little value that their continuance as assets is not warranted. Amounts classified as loss are promptly charged off.

        Our determination as to the classification of assets and the amount of valuation allowances necessary are subject to review by bank regulatory agencies, which can order a change in a classification or an increase to the allowance. While we believe that an adequate allowance for estimated loan losses has been established, there can be no assurance that our regulators, in reviewing assets including the loan portfolio, will not request us to materially increase our allowance for estimated loan losses, thereby negatively affecting our financial condition and earnings at that time. In addition, actual losses are dependent upon future events and, as such, further increases to the level of allowances for estimated loan losses may become necessary.

        At December 31, 2017, we had $48.6 million of assets classified as substandard, compared to $13.3 million at December 31, 2016, with the increase primarily attributable to acquired loans. There were no loans classified as doubtful as of year-end 2017, compared to $250,000 as of year-end 2016.

        The following tables set forth information concerning substandard and doubtful assets at the dates indicated:

	At December 31, 2017
	Loans		OREO		Total Substandard Assets		Doubtful
	Gross Balance	# of Loans	Balance	# of Properties	Balance	# of Assets	Balance	# of Loans
	(dollars in thousands)
Business Loans
Commercial and industrial	$15,044	91	$—	—	$15,044	91	$—	—
Commercial owner occupied	21,180	32	121	1	21,301	33	—	—
SBA	3,469	34	—	—	3,469	34	—	—
Agribusiness	3,844	6	—	—	3,844	6	—	—

Total business loans	43,537	163	121	1	43,658	164	—	—
Real Estate Loans
Commercial non-owner occupied	1,070	7	—	—	1,070	7	—	—
Multi-family	228	1	—	—	228	1	—	—
One-to-four family	1,964	16	—	—	1,964	16	—	—
Farmland	1,115	3	—	—	1,115	3	—	—
Land	254	4	205	1	459	5	—	—

Total real estate loans	4,631	31	205	1	4,836	32	—	—
Consumer Loans
Consumer loans	137	14	—	—	137	14	—	—

Total substandard assets	$48,305	208	$326	2	$48,631	210	$—	—

	At December 31, 2016
	Loans		OREO		Total Substandard Assets		Doubtful
	Gross Balance	# of Loans	Balance	# of Properties	Balance	# of Assets	Balance	# of Loans
	(dollars in thousands)
Business Loans
Commercial and industrial	$3,784	21	$88	1	$3,872	22	$250	1
Commercial owner occupied	4,221	14	—	—	4,221	14	—	—
SBA	462	5	—	—	462	5	—	—

Total business loans	8,467	40	88	1	8,555	41	250	1
Real Estate Loans
Commercial non-owner occupied	1,072	3	—	—	1,072	3	—	—
Multi-family	2,403	6	—	—	2,403	6	—	—
One-to-four family	441	9	—	—	441	9	—	—
Land	15	1	372	1	387	2	—	—

Total real estate loans	3,931	19	372	1	4,303	20	—	—
Consumer Loans
Consumer loans	393	2	—	—	393	2	—	—

Total substandard assets	$12,791	61	$460	2	$13,251	63	$250	1

        In determining the ALLL, we evaluate loan credit losses on an individual basis in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 310, Accounting by Creditors for Impairment of a Loan, and on a collective basis based on FASB ASC 450, Accounting for Contingencies. For loans evaluated on an individual basis, we analyze the borrower's creditworthiness, cash flows and financial status, and the condition and estimated value of the collateral. Loans evaluated individually that are deemed to be impaired are separated from our collective credit loss analysis.

        Unless an individual borrower relationship warrants a separate analysis, the majority of our loans are evaluated for credit losses on a collective basis through a quantitative analysis to arrive at base loss factors that are adjusted through a qualitative analysis for internal and external identified risks. The adjusted factor is applied against the loan risk category to determine the appropriate allowance. Then adjustments for the following internal and external risk factors are added to the base factors:

  Internal Factors

  •
  Changes in lending policies and procedures, including underwriting standards and collection, charge-offs, and recovery practices;

  •
  Changes in the nature and volume of the loan portfolio and the terms of loans, as well as new types of lending;

  •
  Changes in the experience, ability, and depth of lending management and other relevant staff that may have an impact on our loan portfolio;

  •
  Changes in the volume and severity of past due and classified loans, and in the volume of non-accruals, troubled debt restructurings, and other loan modifications;

  •
  Changes in the quality of our loan review system and the degree of oversight by our board of directors; and

  •
  The existence and effect of any concentrations of credit and changes in the level of such concentrations.

  External Factors

  •
  Changes in national, state and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments (includes trends in real estate values and the interest rate environment);

  •
  Changes in the value of the underlying collateral for collateral-dependent loans; and

  •
  The effect of external factors, such as competition, legal developments and regulatory requirements on the level of estimated credit losses in our current loan portfolio.

        Loans acquired through bank acquisition are recorded at fair value at acquisition date without a carryover of the related ALLL. Loans acquired with deteriorated credit quality are loans that have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect principal and interest payments according to contractual terms. These loans are accounted for under ASC Subtopic 310-30 Receivables-Loans and Debt Securities Acquired with Deteriorated Credit Quality.

        As of December 31, 2017, the ALLL totaled $28.9 million, an increase of $7.6 million from December 31, 2016 and $11.6 million from December 31, 2015. At December 31, 2017, the ALLL as a percent of nonperforming loans was 881%, compared with 1,866% at December 31, 2016 and 436% at December 31, 2015.

        At December 31, 2017, the ALLL as a percent of loans held for investment was 0.47%, a decrease from 0.66% at December 31, 2016, and 0.77% at December 31, 2015. The decrease in the 2017 ratio was primarily attributable to the loans acquired from HEOP and PLZZ, recorded at fair value with no ALLL carried over. At December 31, 2017, management deems the ALLL to be sufficient to provide for probable incurred losses within the loan portfolio.

        The following table sets forth the activity in the Company's ALLL for the periods indicated:

	For the Year Ended December 31,
	2017	2016	2015	2014	2013
	(dollars in thousands)
Allowance for Loan Losses
Balance at beginning of period	$21,296	$17,317	$12,200	$8,200	$7,994
Provision for loan losses	8,640	8,776	6,425	4,684	1,860
Charge-offs:
Business loans
Commercial and industrial	1,344	2,802	484	223	509
Franchise	—	980	764	—	—
Commercial owner occupied	—	329	—	—	232
SBA	8	980	—	—	143
Real Estate loans
Commercial non-owner occupied	—	—	116	365	756
Multi-family	—	—	—	—	101
One-to-four family	10	151	16	195	272
Consumer loans
Consumer loans	—	—	—	—	18

Total charge-offs	$1,362	$5,242	$1,380	$783	$2,031

Recoveries:
Business loans
Commercial and industrial	$94	$177	$47	$42	$138
Commercial owner occupied	105	25	—	—	—
SBA	127	193	8	4	50
Real Estate loans
Commercial non-owner occupied	—	21	3	—	—
One-to-four family	35	25	13	34	47
Consumer loans
Consumer loans	1	4	1	19	142

Total recoveries	362	445	72	99	377

Net loan charge-offs	1,000	4,797	1,308	684	1,654

Balance at end of period	$28,936	$21,296	$17,317	$12,200	$8,200

Ratios
Net charge-offs to average total loans, net	0.02%	0.17%	0.06%	0.05%	0.16%
Allowance for loan losses to loans held for investment	0.47%	0.66%	0.77%	0.75%	0.66%

        The following table sets forth the Company's ALLL and the percent of gross loans to total gross loans in each of the categories listed and the allowance as a percentage of the loan category balance at the dates indicated:

	At December 31,
	2017			2016			2015
Balance at End of Period Applicable to	Amount	% of Loans in Category to Total Loans	Allowance as a % of Loan Category Balance	Amount	% of Loans in Category to Total Loans	Allowance as a % of Loan Category Balance	Amount	% of Loans in Category to Total Loans	Allowance as a % of Loan Category Balance
	(dollars in thousands)
Business Loans
Commercial and industrial	$9,721	17.5%	0.89%	$6,362	17.4%	1.13%	$3,449	13.7%	1.11%
Franchise	5,797	10.7	0.88	3,845	14.1	0.84	3,124	14.5	0.95
Commercial owner occupied	767	20.8	0.06	1,193	14.0	0.26	1,870	13.0	0.63
SBA	2,890	3.0	1.56	1,039	3.0	1.17	1,500	2.8	2.79
Agribusiness	1,291	1.9	1.11	—	—	—	—	—	—
Warehouse facilities	—	—	—	—	—	—	759	6.3	0.53
Real Estate Loans
Commercial non-owner occupied	1,266	20.0	0.10	1,715	18.1	0.29	2,048	18.7	0.49
Multi-family	607	12.8	0.08	2,927	21.3	0.42	1,583	19.0	0.37
One-to-four family	803	4.4	0.30	365	3.1	0.36	698	3.5	0.87
Construction	4,569	4.6	1.62	3,632	8.3	1.35	2,030	7.5	1.20
Farmland	137	2.3	0.09	—	—	—	—	—	—
Land	993	0.5	3.18	198	0.6	1.00	233	0.8	1.27
Consumer Loans
Consumer loans	95	1.5	0.10	20	0.1	0.49	23	0.2	0.45

Total	$28,936	100.0%	0.47%	$21,296	100.0%	0.66%	$17,317	100.0%	0.77%

	2014			2013
Balance at End of Period Applicable to	Amount	% of Loans in Category to Total Loans	Allowance as a % of Loan Category Balance	Amount	% of Loans in Category to Total Loans	Allowance as a % of Loan Category Balance
	(dollars in thousands)
Business Loans
Commercial and industrial	$2,646	14.1%	1.16%	$1,968	15.0%	1.05%
Franchise	1,554	12.2	0.78	—	—	—
Commercial owner occupied	1,757	13.0	0.83	1,818	17.8	0.82
SBA	568	1.7	2.00	151	0.9	2.01
Warehouse facilities	546	7.0	0.48	392	7.0	0.45
Real estate Loans
Commercial non-owner occupied	2,007	22.1	0.56	1,658	26.9	0.50
Multi-family	1,060	16.1	0.40	817	18.8	0.35
One-to-four family	842	7.5	0.69	1,099	11.7	0.76
Construction	1,088	5.5	1.21	136	1.0	1.04
Land	108	0.6	1.19	127	0.6	1.67
Consumer Loans
Consumer loans	24	0.2	0.73	34	0.3	0.89

Total	$12,200	100.0%	0.75%	$8,200	100.0%	0.66%

        The following table sets forth the ALLL amounts calculated by the categories listed at the dates indicated:

	At December 31,
	2017		2016		2015		2014		2013
Balance at End of Period Applicable to	Amount	% of Allowance to Total	Amount	% of Allowance to Total	Amount	% of Allowance to Total	Amount	% of Allowance to Total	Amount	% of Allowance to Total
	(dollars in thousands)
Allocated allowance	$28,881	99.8%	$21,046	98.8%	$16,586	95.9%	$12,200	100.0%	$8,095	98.7%
Specific allowance	55	0.2	250	1.2	731	4.1	—	—	105.0	1.3

Total	$28,936	100.0%	$21,296	100.0%	$17,317	100.0%	$12,200	100.0%	$8,200	100.0%

Deposits

        At December 31, 2017, total deposits were $6.1 billion, an increase of $2.9 billion or 93% from December 31, 2016. The increase in deposits since year-end 2016 included increases in money market and savings of $1.2 billion, noninterest bearing checking of $1.0 billion, time deposits of $510 million and interest-bearing checking of $182 million. The increase in deposits during 2017 was primarily due to the acquisition of PLZZ in the fourth quarter of 2017, which contributed $1.1 billion of deposits at the time of acquisition, before purchasing accounting adjustments and the acquisition of HEOP in the second quarter of 2017, which contributed $1.4 billion of deposits at the time of acquisition, before purchase accounting adjustments, as well as organic deposit growth. The total end of period weighted average interest rate on deposits was 0.33% at December 31, 2017 and 0.27% at December 31, 2016.

        The following table sets forth the distribution of the Company's deposit accounts on average for the periods indicated and the weighted average interest rates on each category of deposits presented:

	For the years ended December 31,
	2017		2016		2015
	Average Balance	Average Yield/Cost	Average Balance	Average Yield/Cost	Average Balance	Average Yield/Cost
	(dollars in thousands)
Deposits
Noninterest bearing checking	$1,758,730	—%	$1,086,814	—%	$646,931	—%
Interest bearing checking	293,450	0.12	176,508	0.11	141,962	0.12
Money market	1,701,209	0.40	1,003,861	0.36	696,747	0.35
Savings	189,408	0.13	98,224	0.15	88,247	0.16
Retail certificates of deposit	556,121	0.61	416,232	0.74	390,797	0.82
Wholesale/brokered certificates of deposit	227,822	1.16	180,209	0.73	102,950	0.67

Total deposits	$4,726,740	0.28%	$2,961,848	0.28%	$2,067,634	0.32%

        At December 31, 2017, we had $892 million in certificate accounts with balances of greater than $100,000, and of that amount, we had $523 million in certificate of deposit accounts with balances of greater than $250,000 maturing as follows:

	December 31, 2017
	$100,000 through $250,000			Greater than $250,000			Total
Maturity Period	Amount	Weighted Average Rate	% of Total Deposits	Amount	Weighted Average Rate	% of Total Deposits	Amount	Weighted Average Rate	% of Total Deposits
	(dollars in thousands)
Three months or less	$164,359	1.00%	2.70%	$165,731	1.14%	2.72%	$330,090	1.07%	5.42%
Over three months through 6 months	57,816	0.77	0.95	153,775	1.29	2.53	211,591	1.14	3.48
Over 6 months through 12 months	76,376	1.00	1.25	151,038	1.36	2.48	227,414	1.24	3.74
Over 12 months	71,197	1.24	1.17	52,118	1.31	0.86	123,315	1.27	2.03

Total	$369,748	1.01%	6.07%	$522,662	1.26%	8.59%	$892,410	1.16%	14.66%

        Borrowings.    Borrowings represent a secondary source of funds for our lending and investing activities. The Company has a variety of borrowing relationships that it can draw upon to fund its activities. At December 31, 2017, total borrowings amounted to $641 million, an increase of $244 million or 61% from December 31, 2016. The increase in borrowings at December 31, 2017 from December 31, 2016 was primarily related to an increase in FHLB overnight advances. At December 31, 2017, total borrowings represented 8.0% of total assets and had an end of period weighted average rate of 2.21%, compared with 9.8% of total assets at a weighted average rate of 1.95% at December 31, 2016.

        FHLB Advances.    The FHLB system functions as a source of credit to financial institutions that are members. Advances are secured by certain real estate loans, investment securities, and the capital stock of the FHLB owned by the Company. Subject to the FHLB's advance policies and requirements, these advances can be requested for any business purpose in which the Company is authorized to engage. In granting advances, the FHLB considers a member's creditworthiness and other relevant factors. The Company has a line of credit with the FHLB, which provides for advances totaling up to 45% of its assets, equating to a credit line of $2.9 billion as of December 31, 2017. At December 31, 2017, we had borrowing capacity of $1.2 billion with the FHLB. At December 31, 2017, the Company had $180 million term FHLB advances and $310 million in overnight FHLB advances, compared to no term FHLB advances, which matured within one year, and $278 million in overnight FHLB advances at December 31, 2016. The FHLB advances at December 31, 2017 were collateralized by real estate loans and securities with an aggregate balance of $1.4 billion and FHLB stock of $17.3 million. With this pledged collateral, the Company has additional available advances of $677 million as of December 31, 2017.

        Other Borrowings.    The Company maintains lines of credit to purchase federal funds and a reverse repurchase facility together totaling $218 million with eight correspondent banks and has access through the Federal Reserve Bank discount window to borrow $3.3 million to be utilized as business needs dictate. Federal funds purchased and reverse repurchase facilities are short-term in nature and utilized to meet short-term funding needs.

        As of December 31, 2017, the Company has three Repurchase Agreements totaling $28.5 million with a weighted average interest rate of 3.26% as of December 31, 2017 secured by GSE MBS totaling an estimated par value of $26.5 million. The Repurchase Agreements were entered into in 2008 at a term of 10 years each with the buyers of the Repurchase Agreements having the option to terminate the Repurchase Agreements after the fixed interest rate period has expired. The interest rates reset quarterly with the maximum reset rate being 2.89% on one $10.0 million Repurchase Agreement, 3.47% on the other $10.0 million Repurchase Agreement, and 3.45% on the $8.5 million Repurchase Agreement.

        The Company sells certain securities under agreements to repurchase. The agreements are treated as overnight borrowings with the obligations to repurchase securities sold reflected as a liability. The dollar amount of investment securities underlying the agreements remain in the asset accounts. The Company enters into these debt agreements as a service to certain HOA depositors to add protection for deposit amounts above FDIC insurance levels. At December 31, 2017, the Company sold securities under agreement to repurchase of $17.6 million with weighted average rate of 0.01% and collateralized by investment securities with fair value of approximately $29.7 million.

        Debentures.    On March 2004, the Corporation issued $10,310,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures (the "Debt Securities") to PPBI Trust I, a statutory trust created under the laws of the State of Delaware. The Debt Securities are subordinated to effectively all borrowings of the Corporation and are due and payable on April 7, 2034. Interest is payable quarterly on the Debt Securities at three-month London Interbank Offered Rate ("LIBOR") plus 2.75% for an effective rate of 4.11% as of December 31, 2017.

        In the third quarter of 2014, the Company completed a private placement of $60 million in aggregate principal amount of subordinated notes to certain accredited investors. The subordinated notes bear a fixed interest rate of 5.75% per annum, payable semi-annually, and mature on September 3, 2024. The net proceeds from the sale of the notes were $59 million, and the notes qualify as Tier 2 capital for regulatory purposes. The Bank received $50.0 million of contributed capital in 2014.

        On April 1, 2017, as part of the HEOP acquisition, the Corporation assumed $5.2 million of floating rate junior subordinated debt securities associated with Heritage Oaks Capital Trust II. Interest is payable quarterly at three-month LIBOR plus 1.72% per annum, for an effective rate of 3.06% per annum as of December 31, 2017. At December 31, 2017, the carrying value of these debentures was $3.9 million, which reflects purchase accounting fair value adjustments of $1.3 million. The Corporation also assumed $3.1 million and $5.2 million of floating rate junior subordinated debt associated with Mission Community Capital Trust I and Santa Lucia Bancorp (CA) Capital Trust, respectively. At December 31, 2017, the carrying value of Mission Community Capital Trust I and Santa Lucia Bancorp (CA) Capital Trust were $2.8 million and $3.8 million, respectively, which reflects purchase accounting fair value adjustments of $332,000 and $1.4 million, respectively. Interest is payable quarterly at three-month LIBOR plus 2.95% per annum, for an effective rate of 4.31% per annum as of December 31, 2017 for Mission Community Capital Trust I. Interest is payable quarterly at three-month LIBOR plus 1.48% per annum, for an effective rate of 2.84% per annum as of December 31, 2017 for Santa Lucia Bancorp (CA) Capital Trust. These three debentures are callable by the Corporation at par.

        On November 1, 2017, as part of the PLZZ acquisition, the Company assumed three subordinated notes totaling $25 million at a fixed interest rate of 7.125% payable in arrears on a quarterly basis. The notes have a maturity date of June 26, 2025 and are also redeemable in whole or in part from time to time beginning in June 26, 2020 at an amount equal to 103.0% of principal plus accrued unpaid interest. The redemption price decreases 50 basis points each subsequent year.

        The following table sets forth certain information regarding the Company's borrowed funds at or for the years ended on the dates indicated:

	At or For Year Ended December 31,
	2017	2016	2015
	(dollars in thousands)
FHLB Advances
Balance outstanding at end of year	$490,148	$278,000	$148,000
Weighted average interest rate at end of year	1.49%	0.55%	0.42%
Average balance outstanding	$290,839	$58,814	$139,542
Weighted average interest rate during the year	1.19%	0.59%	0.39%
Maximum amount outstanding at any month-end during the year	$490,148	$278,000	$340,000
Other Borrowings
Balance outstanding at end of year	$46,139	$49,971	$48,125
Weighted average interest rate at end of year	2.02%	1.94%	1.94%
Average balance outstanding	$50,866	$48,732	$48,490
Weighted average interest rate during the year	1.86%	1.95%	1.95%
Maximum amount outstanding at any month-end during the year	$52,996	$53,586	$49,925
Debentures
Balance outstanding at end of year	$105,123	$69,383	$69,263
Weighted average interest rate at end of year	5.60%	5.35%	5.34%
Average balance outstanding	$81,466	$69,347	$69,199
Weighted average interest rate during the year	5.80%	5.54%	5.69%
Maximum amount outstanding at any month-end during the year	$105,123	$69,383	$69,263
Total Borrowings
Balance outstanding at end of year	$641,410	$397,354	$265,388
Weighted average interest rate at end of year	2.21%	1.56%	1.98%
Average balance outstanding	$423,248	$176,893	$257,231
Weighted average interest rate during the year	2.16%	2.91%	2.11%
Maximum amount outstanding at any month-end during the year	$648,267	$397,354	$454,008

Stockholders' Equity

        At December 31, 2017, our stockholders' equity amounted to $1.2 billion, compared with $460 million at December 31, 2016. The increase of $782 million or 170% is primarily due to net income in 2017 of $60.1 million and an increase of $719 million, primarily as a result of the issuance of common stock in the PLZZ and HEOP acquisitions.

Liquidity

        Our primary sources of funds are deposits, principal and interest payments on loans, FHLB advances and other borrowings. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. We seek to maintain a level of liquid assets to ensure a safe and sound operation. Our liquid assets are comprised of cash and unpledged investments. As part of our daily monitoring, we calculate a liquidity ratio by dividing the sum of cash balances plus unpledged securities by the sum of deposits that mature in one year or less plus transaction accounts and FHLB advances. At December 31, 2017, our liquidity ratio was 11.59%, compared with 13.15% at December 31, 2016.

        We believe our level of liquid assets is sufficient to meet current anticipated funding needs. At December 31, 2017, liquid assets of the Company represented approximately 9.2% of total assets, compared to 11.1% at December 31, 2016. At December 31, 2017, the Company had eight unsecured lines of credit with other correspondent banks to purchase federal funds totaling $168 million, one reverse repo line with a correspondent bank of $50 million and access through the Federal Reserve Bank discount window to borrow $3.3 million, as business needs dictate. We also have a line of credit with the FHLB allowing us to borrow up to 45% of the Bank's total assets. At December 31, 2017, we had a borrowing capacity of $1.25 billion, based on collateral pledged at the FHLB, with $490 million outstanding in FHLB borrowing. The FHLB advance line is collateralized by eligible loans and FHLB stock. At December 31, 2017, we had approximately $1.45 billion of collateral pledged to secure FHLB borrowings.

        At December 31, 2017, the Company's loan to deposit and borrowing ratio was 92.5%, compared with 91.7% at December 31, 2016. The increase was primarily associated with our loans increasing at a faster rate relative to our deposits and borrowings during the period. Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2017, totaled $911 million. We expect to retain a substantial portion of the maturing certificates of deposit at maturity.

        The Bank has a policy in place that permits the purchase of brokered funds, in an amount not to exceed 15% of total deposits, or 12% of total assets, as a secondary source for funding. At December 31, 2017, the Company had $317 million, or 4.0% of total assets, in brokered time deposits. At December 31, 2016, the Company had $199 million, or 4.9% of total assets, in brokered time deposits.

        The Corporation is a corporate entity separate and apart from the Bank that must provide for its own liquidity. The Corporation's primary sources of liquidity are dividends from the Bank. There are statutory and regulatory provisions that limit the ability of the Bank to pay dividends to the Corporation. Management believes that such restrictions will not have a material impact on the ability of the Corporation to meet its ongoing cash obligations.

        The Financial Code provides that a bank may not make a cash distribution to its stockholders in excess of the lesser of a (i) bank's retained earnings; or (ii) bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the stockholders of the bank during such period. However, a bank may, with the approval of the DBO, make a distribution to its stockholders in an amount not exceeding the greatest of (x) its retained earnings; (y) its net income for its last fiscal year; or (z) its net income for its current fiscal year. In the event that the DBO determines that the stockholders' equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the DBO may order the bank to refrain from making a proposed distribution. Under these provisions, the amount available for distribution from the Bank to the Corporation was approximately $142.7 million at December 31, 2017.

Capital Resources

        The Corporation and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        At December 31, 2017, the Bank's leverage capital amounted to $812 million and risk-weighted capital amounted to $843 million. At December 31, 2016, the Bank's leverage capital was $411 million and risk-weighted capital was $433 million. Pursuant to regulatory guidelines under prompt corrective action rules, a bank must have total risk-weighted capital of 10.00% or greater, Tier 1 risk-weighted capital of 8.00% or greater, common equity tier 1 capital ratio of 6.5% and Tier I capital to adjusted tangible assets of 5.00% or greater to be considered "well capitalized." At December 31, 2017, the Bank's total risk-weighted capital ratio was 12.33%, Tier 1 risk-weighted capital ratio was 11.88%, common equity Tier 1 risk-weighted capital ratio was 11.88%, and Tier I capital to adjusted tangible assets capital ratio was 11.68%. See Note 2 to the Consolidated Financial Statements included in Item 8 hereof for a discussion of the Bank's and Company's capital ratios.

Contractual Obligations and Commitments

        The Company enters into contractual obligations in the normal course of business as a source of funds for its asset growth and to meet required capital needs. The following schedule summarizes maturities and payments due on our obligations and commitments, excluding accrued interest, at the date indicated:

	At December 31, 2017
	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
	(dollars in thousands)
Contractual Obligations
FHLB advances	$428,500	$23,500	$38,148	$—	$490,148
Other borrowings	46,139	—	—	—	46,139
Subordinated debentures	—	—	—	105,123	105,123
Certificates of deposit	911,033	146,893	17,297	9,597	1,084,820
Operating leases	7,170	8,151	3,308	2,312	20,941

Total contractual cash obligations	$1,392,842	$178,544	$58,753	$117,032	$1,747,171

Off-Balance Sheet Arrangements

        The following table summarizes our contractual commitments with off-balance sheet risk by expiration period at the date indicated:

	At December 31, 2017
	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
	(dollars in thousands)
Other Unused Commitments
Commercial and industrial	$488,734	$158,715	$28,261	$31,308	$707,018
Construction	119,276	178,774	7,550	—	305,600
Agriculture and farmland	37,958	2,683	10,335	2,973	53,949
Home equity lines of credit	2,006	8,044	4,916	64,057	79,023
Standby letters of credit	30,876	50	—	—	30,926
All other	18,968	3,181	5,724	21,338	49,211

Total commitments	$697,818	$351,447	$56,786	$119,676	$1,225,727

        See Note 17 to the Consolidated Financial Statements in Item 8 hereof for narrative disclosure regarding off-balance sheet arrangements.

Impact of Inflation and Changing Prices

        Our consolidated financial statements and related data presented in this annual report on Form 10-K have been prepared in accordance with accounting principles generally accepted in the United States which require the measurement of financial position and operating results in terms of historical dollar amounts (except with respect to securities classified as available for sale which are carried at market value) without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same magnitude as the price of goods and services.

Impact of New Accounting Standards

        See Note 1 to the Consolidated Financial Statements included in Item 8 hereof for a listing of recently issued accounting pronouncements and the impact of them on the Company.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Asset/Liability Management and Market Risk

        Market risk is the risk of loss in value or reduced earnings from adverse changes in market prices and interest rates. The Bank's market risk arises primarily from interest rate risk in our lending and deposit taking activities. Interest rate risk primarily occurs to the degree that the Bank's interest-bearing liabilities reprice or mature on a different basis and frequency than its interest-earning assets. The Bank's earnings depend primarily on net interest income, which is the difference between the interest and dividends earned on interest-earning assets and the interest paid on interest-bearing liabilities. Therefore, the Bank actively monitors and manages its portfolios to limit the adverse effects on net interest income and economic value due to changes in interest rates.

        The Asset/Liability Committee is responsible for implementing the Bank's interest rate risk management policy established by the board of directors that sets forth limits of acceptable changes in net interest income ("NII") and economic value of equity ("EVE") due to specified changes in interest rates. The Asset/Liability Committee reviews, among other items, economic conditions, the interest rate outlook, the demand for loans, the availability of deposits and borrowings, and the Bank's current operating results, liquidity, capital and interest rate exposure. Based on these reviews, the Asset/Liability Committee formulates strategies to implement the objectives set forth in the business plan while complying with the net interest income and economic value limits approved by the Bank's board of directors.

        Interest Rate Risk Management.    The principal objective of the Company's interest rate risk management function is to maintain an interest rate risk profile close to the desired risk profile in light of the interest rate outlook. The Bank measures the interest rate risk included in the major balance sheet portfolios and compares the current risk profile to the desired risk profile and to policy limits set by the board of directors. Management then implements strategies consistent with the desired risk profile. Currently the Bank's primary strategy in managing interest rate risk is to focus originations for investment on adjustable rate loans or loans with relatively short maturities. Interest rates on adjustable rate loans are mainly tied to Prime and 1-month LIBOR indexes. Likewise, the Bank seeks to raise non-maturity deposits. Management often implements these strategies through pricing actions. Finally, management structures its security portfolio and borrowings to offset some of the interest rate sensitivity created by the re-pricing characteristics of customer loans and deposits.

        Management monitors asset and liability maturities and repricing characteristics on a regular basis and evaluates its interest rate risk as it relates to operational strategies. Management analyzes potential strategies for their impact on the interest rate risk profile. Each quarter the Company's board of directors reviews the Bank's asset/liability position, including simulations showing the impact on the Bank's economic value of equity in various interest rate scenarios. Interest rate moves, up or down, may subject the Bank to interest rate spread compression, which adversely impacts its net interest income. This is primarily due to the lag in repricing of the indices, to which adjustable rate loans and mortgage-backed securities are tied, as well as their repricing frequencies. Furthermore, large rate moves show the impact of interest rate caps and floors on adjustable rate transactions. This is partly offset by lags in repricing for deposit products. The extent of the interest rate spread compression depends on the direction and severity of interest rate moves and features in the Bank's product portfolios.

        The Company's interest rate sensitivity is monitored by management through the use of both a simulation model that quantifies the estimated impact to earnings (Earnings at Risk) for a twelve and twenty-four month period, and a model that estimates the change in the Company's EVE under alternative interest rate scenarios, primarily instantaneous parallel interest rate shifts in 100 basis point increments. The simulation model estimates the impact on net interest income (NII) from changing interest rates on interest earning assets and interest expense paid on interest bearing liabilities. The

EVE model computes the net present value of equity by discounting all expected cash flows on assets and liabilities under each rate scenario. For each scenario, the EVE is the present value of all assets less the present value of all liabilities. The EVE ratio is defined as the EVE divided by the market value of assets within the same scenario.

        The following table shows the projected net interest income and net interest margin of the Company at December 31, 2017, assuming instantaneous parallel interest rate shifts in the first period:

As of December 31, 2017

(dollars in thousands)

Earnings at Risk				Projected Net Interest Margin
Change in Rates	$ Amount	$ Change	% Change	$ Amount	% Change
+200 BP	342,622	7,363	2.2	4.70	2.2
+100 BP	339,239	3,980	1.2	4.65	1.2
Static	335,259	—	—	4.60	—
–100 BP	331,508	(3,751)	(1.1)	4.54	(1.1)
–200 BP	333,498	(1,761)	(0.5)	4.57	(0.5)

        The following table shows the EVE and projected change in the EVE of the Company at December 31, 2017, assuming various non-parallel interest rate shifts over a twelve month period:

As of December 31, 2017

(dollars in thousands)

Economic Value of Equity					EVE as % of Portfolio Value of Assets
Change in Rates	$ Amount	$ Change	% Change	EVE Ratio	% Change (BP)
+200 BP	1,953,748	38,564	2.0	25.06	140 BP
+100 BP	1,940,220	25,036	1.3	24.41	76 BP
Static	1,915,184	—	—	23.66	0
–100 BP	1,886,490	(28,694)	(1.5)	22.83	–83 BP
–200 BP	1,864,246	(50,938)	(2.7)	22.02	–164 BP

        Based on the modeling of the impact on earnings and EVE from changes in interest rates, the Company's sensitivity to changes in interest rates is low for rising rates. Both the earnings at risk and the EVE increase as rates rise. It is important to note the above tables are forecasts based on several assumptions and that actual results may vary. The forecasts are based on estimates of historical behavior and assumptions by management that may change over time and may turn out to be different. Factors affecting these estimates and assumptions include, but are not limited to (1) competitor behavior, (2) economic conditions both locally and nationally, (3) actions taken by the Federal Reserve, (4) customer behavior and (5) Management's responses. Changes that vary significantly from the assumptions and estimates may have significant effects on the Company's earnings and EVE.

        The Company does not have any direct market risk from foreign exchange or commodity exposures.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and the Board of Directors of Pacific Premier Bancorp, Inc.
Irvine, California

Opinion on the Financial Statements

        We have audited the accompanying consolidated statements of financial condition of Pacific Premier Bancorp, Inc. (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years ending December 31, 2017 and 2016, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years ending December 31, 2017 and 2016, in conformity with accounting principles generally accepted in the United States of America.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 28, 2018 expressed an unqualified opinion.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Crowe Horwath LLP
We have served as the Company's auditor since 2016.
Los Angeles, California
February 28, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Pacific Premier Bancorp, Inc. and Subsidiaries
Irvine, California

        We have audited the accompanying consolidated statement of income, comprehensive income, stockholders' equity, and cash flows of Pacific Premier Bancorp, Inc. and Subsidiaries (the "Company") for the year ended December 31, 2015. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

/s/ Vavrinek, Trine, Day & Co., LLP
Laguna Hills, California
March 4, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and the Board of Directors of Pacific Premier Bancorp, Inc.
Irvine, California

Opinion on Internal Control over Financial Reporting

        We have audited Pacific Premier Bancorp, Inc.'s (the "Company") internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework: (2013) issued by COSO.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), the consolidated statements of financial condition of the Company as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years ending December 31, 2017 and 2016, and the related notes (collectively referred to as the "financial statements") and our report dated February 28, 2018, expressed an unqualified opinion.

Basis for Opinion

        The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. As permitted, the Company has excluded the operations of Plaza Bancorp, acquired during 2017, which is described in Note 23 of the consolidated financial statements, from the scope of management's report on internal control over financial reporting. As such, it has also been excluded from the scope of our audit of internal control over financial reporting. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Crowe Horwath LLP
Los Angeles, California
February 28, 2018

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except share data)

	At December 31,
	2017	2016
ASSETS
Cash and due from banks	$79,284	$14,706
Interest-bearing deposits with financial institutions	120,780	142,151

Cash and cash equivalents	200,064	156,857
Interest-bearing time deposits with financial institutions	3,693	3,944
Investments held-to-maturity, at amortized cost (fair value of $18,082 and $8,461 as of December 31, 2017 and December 31, 2016, respectively)	18,291	8,565
Investment securities available-for-sale, at fair value	787,429	380,963
FHLB, FRB and other stock, at cost	65,881	37,304
Loans held for sale, at lower of cost or fair value	23,426	7,711
Loans held for investment	6,196,468	3,241,613
Allowance for loan losses	(28,936)	(21,296)

Loans held for investment, net	6,167,532	3,220,317
Accrued interest receivable	27,053	13,145
Other real estate owned	326	460
Premises and equipment	53,155	12,014
Deferred income taxes, net	13,265	16,807
Bank owned life insurance	75,976	40,409
Intangible assets	43,014	9,451
Goodwill	493,329	102,490
Other assets	52,067	25,874

Total assets	$8,024,501	$4,036,311

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing checking	$2,226,848	$1,185,768
Interest-bearing:
Checking	365,193	182,893
Money market/savings	2,409,007	1,202,361
Retail certificates of deposit	767,651	375,203
Wholesale/brokered certificates of deposit	317,169	199,356

Total interest-bearing	3,859,020	1,959,813

Total deposits	6,085,868	3,145,581
FHLB advances and other borrowings	536,287	327,971
Subordinated debentures	105,123	69,383
Accrued expenses and other liabilities	55,227	33,636

Total liabilities	6,782,505	3,576,571

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 46,245,050 shares at December 31, 2017 and 100,000,000 shares authorized; 27,798,283 shares at December 31, 2016 issued and outstanding	458	274
Additional paid-in capital	1,063,974	345,138
Retained earnings	177,149	117,049
Accumulated other comprehensive income (loss), net of tax (benefit) of $231 at December 31, 2017 and $(1,978) at December 31, 2016	415	(2,721)

Total stockholders' equity	1,241,996	459,740

Total liabilities and stockholders' equity	$8,024,501	$4,036,311

Accompanying notes are an integral part of these consolidated financial statements.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

	For the Years ended December 31,
	2017	2016	2015
INTEREST INCOME
Loans	$251,027	$157,935	$111,097
Investment securities and other interest-earning assets	18,978	8,670	7,259

Total interest income	270,005	166,605	118,356

INTEREST EXPENSE
Deposits	13,371	8,391	6,630
FHLB advances and other borrowings	4,411	1,295	1,490
Subordinated debentures	4,721	3,844	3,937

Total interest expense	22,503	13,530	12,057

Net interest income before provision for loan losses	247,502	153,075	106,299
Provision for loan losses	8,640	8,776	6,425

Net interest income after provision for loan losses	238,862	144,299	99,874

NONINTEREST INCOME
Loan servicing fees	787	1,032	371
Deposit fees	3,809	1,697	1,274
Net gain from sales of loans	12,468	9,539	7,970
Net gain from sales of investment securities	2,737	1,797	290
Other income	11,313	5,537	4,483

Total noninterest income	31,114	19,602	14,388

NONINTEREST EXPENSE
Compensation and benefits	84,138	52,836	37,108
Premises and occupancy	14,742	9,838	7,810
Data processing	8,206	4,261	2,816
Other real estate owned operations, net	72	385	68
FDIC insurance premiums	2,151	1,545	1,376
Legal, audit and professional expense	6,101	3,041	2,514
Marketing expense	4,436	3,981	2,305
Office, telecommunications and postage expense	3,117	2,107	2,005
Loan expense	3,299	2,191	1,268
Deposit expense	6,240	4,904	3,643
Merger-related expense	21,002	4,388	4,799
CDI amortization	6,144	2,039	1,350
Other expense	8,102	7,067	6,476

Total noninterest expense	167,750	98,583	73,538

Net income before income taxes	102,226	65,318	40,724
Income tax	42,126	25,215	15,209

Net income	$60,100	$40,103	$25,515

EARNINGS PER SHARE
Basic	$1.59	$1.49	$1.21
Diluted	$1.56	$1.46	$1.19
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	37,705,556	26,931,634	21,156,668
Diluted	38,511,261	27,439,159	21,488,698

Accompanying notes are an integral part of these consolidated financial statements.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(dollars in thousands)

	For the Years ended December 31,
	2017	2016	2015
Net Income	$60,100	$40,103	$25,515
Other comprehensive income (loss), net of tax:
Unrealized holding gains/(losses) on securities arising during the period, net of income tax (benefit)(1)	4,937	(2,013)	(15)
Reclassification adjustment for net gain on sale of securities included in net income, net of income tax(2)	(1,801)	(1,040)	(171)

Other comprehensive income (loss), net of tax	3,136	(3,053)	(186)

Comprehensive income, net of tax	$63,236	$37,050	$25,329

(1)
Income tax (benefit) on unrealized holding gains (losses) on securities was $3.1 million for 2017, $(1.5 million) for 2016, and $(13,000) for 2015.

(2)
Income tax on reclassification adjustment for net gain on sale of securities included in net income was $936,000 for 2017, $757,000 for 2016, and $119,000 for 2015.

Accompanying notes are an integral part of these consolidated financial statements.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(dollars in thousands)

	Common Stock Shares	Common Stock	Additional Paid-in Capital	Accumulated Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance at December 31, 2014	16,903,884	$169	$147,474	$51,431	$518	$199,592
Net Income	—	—	—	25,515	—	25,515
Other comprehensive income	—	—	—	—	(186)	(186)
Share-based compensation expense	—	—	1,165	—	—	1,165
Issuance of restricted stock, net	60,000	—	—	—	—	—
Issuance of common stock	4,480,645	45	72,207	—	—	72,252
Warrants exercised	125,316	1	688	—	—	689
Repurchase of common stock	(7,165)	—	(116)	—	—	(116)
Exercise of stock options	8,066	—	69	—	—	69

Balance at December 31, 2015	21,570,746	$215	$221,487	$76,946	$332	$298,980
Net Income	—	—	—	40,103	—	40,103
Other comprehensive loss	—	—	—	—	(3,053)	(3,053)
Share-based compensation expense	—	—	2,729	—	—	2,729
Issuance of restricted stock, net	296,236	—	—	—	—	—
Issuance of common stock	5,815,051	58	119,325	—	—	119,383
Goodwill adjustment	—	—	379	—	—	379
Repurchase of common stock	—	—	(126)	—	—	(126)
Exercise of stock options	116,250	1	1,344	—	—	1,345

Balance at December 31, 2016	27,798,283	$274	$345,138	$117,049	$(2,721)	$459,740
Net Income	—	—	—	60,100	—	60,100
Other comprehensive income	—	—	—	—	3,136	3,136
Share-based compensation expense	—	—	5,809	—	—	5,809
Issuance of restricted stock, net	166,397	—	—	—	—	—
Issuance of common stock	17,954,274	181	709,196	—	—	709,377
Goodwill adjustment	—	—	500	—	—	500
Repurchase of common stock	(21,537)	—	(1,258)	—	—	(1,258)
Exercise of stock options	347,633	3	4,589	—	—	4,592

Balance at December 31, 2017	46,245,050	$458	$1,063,974	$177,149	$415	$1,241,996

Accompanying notes are an integral part of these consolidated financial statements.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	For the Years ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net income	$60,100	$40,103	$25,515
Adjustments to net income:
Depreciation and amortization expense	4,888	2,854	2,432
Provision for loan losses	8,640	8,776	6,425
Share-based compensation expense	5,809	2,729	1,165
Loss on sale and disposal of premises and equipment	234	656	—
(Gain) loss on sale of or write down of other real estate owned	(46)	321	92
Net amortization on securities available-for-sale	7,601	9,157	3,822
Net accretion of discounts/premiums for loans acquired and deferred loan fees/costs	1,627	1,832	(2,967)
Gain on sale of investment securities available-for-sale	(2,737)	(1,797)	(290)
Other-than-temporary impairment recovery on investment securities, net	—	(205)	—
Originations of loans held for sale	(142,104)	(103,883)	(87,900)
Proceeds from the sales of and principal payments from loans held for sale	140,012	115,877	86,604
Gain on sale of loans	(12,468)	(9,539)	(7,970)
Deferred income tax expense (benefit)	16,866	3,887	(1,395)
Change in accrued expenses and other liabilities, net	5,003	(4,428)	6,786
Income from bank owned life insurance, net	(1,842)	(1,164)	(1,147)
Amortization of core deposit intangible	6,144	2,039	1,350
Change in accrued interest receivable and other assets, net	(13,728)	(3,768)	(8,853)

Net cash provided by operating activities	83,999	63,447	23,669

Cash flows from investing activities:
Net increase in interest-bearing time deposits with financial institutions	251	—	(1,972)
Increase in loans, net	(519,407)	(263,075)	(247,000)
Purchase of loans held for investment	(13,582)	(271,159)	(43,440)
Change in other real estate owned from sales	507	380	(216)
Purchase of held-to-maturity securities	—	—	(9,642)
Principal payments on securities available-for-sale	76,057	38,935	33,751
Purchase of securities available-for-sale	(317,441)	(190,140)	(90,127)
Proceeds from sale of securities available-for-sale	268,596	230,945	27,642
Proceeds from the sale of premises and equipment	—	10,049	1,506
Investment in bank owned life insurance	198	—	—
Purchases of premises and equipment	(4,165)	(11,970)	(1,887)
Change in FHLB, FRB, and other stock, at cost	(12,838)	(15,012)	(2,856)
Cash acquired in acquisitions	225,945	40,132	2,961

Net cash used in investing activities	(295,879)	(430,915)	(331,280)

Cash flows from financing activities:
Net increase in deposit accounts	187,883	313,770	228,279
Net change in federal funds purchased	—	—	(1,500)
Net change in short-term borrowings	61,120	181,846	47,682
Proceeds from long-term borrowings	12,012	—	—
Repayment of long-term borrowings	(9,262)	(50,927)	—
Proceeds from exercise of stock options and warrants	4,592	1,345	758
Repurchase of common stock	(1,258)	(126)	(116)

Net cash provided by financing activities	255,087	445,908	275,103

Net increase (decrease) in cash and cash equivalents	43,207	78,440	(32,508)
Cash and cash equivalents, beginning of year	156,857	78,417	110,925

Cash and cash equivalents, end of year	$200,064	$156,857	$78,417

Supplemental cash flow disclosures:
Interest paid	$21,777	$13,564	$12,081
Income taxes paid	18,846	13,139	12,127
NONCASH INVESTING ACTIVITIES DURING THE PERIOD
Transfers from loans to other real estate owned	$121	$197	$450
Assets acquired (liabilities assumed) in acquisitions (See Note 25):
Interest-bearing deposits with financial institutions	—	1,972	—
Investment securities	442,923	190,254	56,121
Loans	2,427,589	456,158	332,893
Core deposit intangible	39,703	4,319	2,903
Deferred income tax	14,959	6,748	4,794
Bank owned life insurance	—	—	11,276
Goodwill	391,070	51,658	27,882
Fixed assets	42,097	4,190	2,134
Other assets	74,379	9,362	2,402
Deposits	(2,752,501)	(636,591)	(336,018)
Other borrowings	(180,186)	—	(33,300)
Other liabilities	(16,395)	(8,843)	(1,796)
Common Stock and additional paid-in capital	(716,421)	(120,174)	(79,777)

Accompanying notes are an integral part of these consolidated financial statements.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Summary of Significant Accounting Policies

        Description of Business—The Corporation, a Delaware corporation organized in 1997, is a California-based bank holding company that owns 100% of the capital stock of the Bank, the Corporation's principal operating subsidiary. The Bank was incorporated and commenced operations in 1983.

        The principal business of the Company is attracting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in business loans and real estate property loans. At December 31, 2017, the Company had 33 depository branches located in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California as well as Clark County, Nevada. The Company is subject to competition from other financial institutions. The Company is subject to the regulations of certain governmental agencies and undergoes periodic examinations by those regulatory authorities.

        Principles of Consolidation—The consolidated financial statements include the accounts of Pacific Premier Bancorp, Inc. (the "Corporation") and its wholly-owned subsidiary, Pacific Premier Bank (the "Bank") (collectively, the "Company"). The Company accounts for its investments in its wholly-owned special purpose entities, PPBI Statutory Trust I, Heritage Oaks Capital Trust II, Mission Community Capital Trust I and Santa Lucia Bancorp (CA) Capital Trust, under the equity method whereby the subsidiary's net earnings are recognized in the Company's Statement of Income and the investment in these entities is included in Other Assets on the Company's Consolidated Statements of Financial Condition. The Company is organized and operates as a single reporting segment, principally engaged in the commercial banking business. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Basis of Financial Statement Presentation—The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States ("U.S. GAAP"). Certain amounts in the financial statements and related footnote disclosures for the prior years have been reclassified to conform to the current presentation with no impact to previously reported net income or stockholders' equity.

        Use of Estimates—The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates may change as new information is obtained.

        The following discussion provides a summary of the Company's significant accounting policies:

        Cash and Cash Equivalents—Cash and cash equivalents include cash on hand, cash balances due from banks and federal funds sold. Interest bearing deposits with financial institutions represent primarily cash held at the Federal Reserve Bank of San Francisco. At December 31, 2017, there were no cash reserves required by the Board of Governors of the Federal Reserve System ("Federal Reserve") for depository institutions based on the amount of deposits held. The Company maintains amounts due from banks that exceed federally insured limits. The Company has not experienced any losses in such accounts.

        Securities—The Company has established written guidelines and objectives for its investing activities. At the time of purchase, management designates the security as either held to maturity,

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

available-for-sale or held for trading based on the Company's investment objectives, operational needs and intent. The investments are monitored to ensure that those activities are consistent with the established guidelines and objectives.

        Securities Held-to-Maturity—Investments in debt securities that management has the positive intent and ability to hold to maturity are reported at cost and adjusted for periodic principal payments and the amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method over the period of time to investment's maturity.

        Securities Available-for-Sale—Investments in debt securities that management has no immediate plan to sell, but which may be sold in the future, are carried at fair value. Premiums and discounts are amortized using the interest method over the remaining period to the call date for premiums or contractual maturity for discounts and, in the case of mortgage-backed securities the estimated average life, which can fluctuate based on the anticipated prepayments on the underlying collateral of the securities. Unrealized holding gains and losses, net of tax, are recorded in a separate component of stockholders' equity as accumulated other comprehensive income. Realized gains and losses on the sales of securities are determined on the specific identification method, recorded on a trade date basis based on the amortized cost basis of the specific security and are included in noninterest income as net gain (loss) on investment securities.

        Impairment of Investments—Quarterly, the Company evaluates investment securities in an unrealized loss position for OTTI. In determining whether a security's decline in fair value is other-than-temporary, the Company considers a number of factors including: (i) the length of time and the extent to which the fair value of the investment has been less than its amortized cost; (ii) the financial condition and near-term prospects of the issuer; (iii) the intent and ability of the Company to hold the investment for a period of time sufficient to allow for an anticipated recovery in fair value; (iv) downgrades in credit ratings; and (v) general market conditions which reflect prospects for the economy as a whole, including interest rates and sector credit spreads. If it is determined that an OTTI exists, and either the Company intends to sell the investment or it is likely the Company will be required to sell the investment before its anticipated recovery, the total amount of the OTTI, which is measured as the amount by which the investment's amortized cost exceeds its fair value, is recognized in current period earnings. If the Company has the intent and ability to hold the investment and it is more likely than not it will be required to sell the investment prior to an anticipated recovery of its amortized cost basis, the Company records in current period earnings the portion of OTTI deemed to be credit related, while the remaining portion of OTTI deemed to be non-credit related is recorded in accumulated other comprehensive income. Credit related losses are determined through a discounted cash flow analysis, which incorporates assumptions concerning the estimated timing and amounts of expected cash flows. Non-credit related OTTI losses result from other factors such as change in interest rates and general market conditions. The presentation of OTTI in the consolidated financial statements is on a gross basis with a reduction in the gross amount for the portion of the loss deemed non-credit related and is recorded in accumulated other comprehensive income.

        Federal Home Loan Bank Stock—The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are recorded as a component of interest income.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

        Federal Reserve Bank Stock—The Bank is a member of the Federal Reserve Bank of San Francisco. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are recorded as a component of interest income.

        Loans Held for Sale—Loans that the Company has the intent to sell prior to maturity have been designated as held for sale at origination and are recorded at lower of cost or fair value. Gains or losses are recognized upon the sale of the loans on a specific identification basis.

        Loan Servicing Assets—Servicing assets are related to SBA loans sold and are recognized at the time of sale when servicing is retained with the income statement effect recorded in gains on sales of SBA loans. Servicing assets are initially recorded at fair value based on the present value of the contractually specified servicing fee, net of estimated servicing costs, over the estimated life of the loan, using a discount rate. The Company's servicing costs approximates the industry average servicing costs of approximately 40 basis points. The servicing assets are subsequently amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. The Company periodically evaluates servicing assets for impairment based upon the fair value of the assets as compared to their carrying amount.

        The Company typically sells the guaranteed portion of SBA loans and retains the unguaranteed portion ("retained interest"). A portion of the premium on sale of SBA loans is recognized as gain on sale of loans at the time of the sale by allocating the carrying amount between the asset sold and the retained interest, based on their relative fair values. The remaining portion of the premium is recorded as a discount on the retained interest and is amortized over the remaining life of the loan as an adjustment to yield. The retained interest, net of any discount, are included in loans held for investment—net of allowance for loan losses in the accompanying consolidated statements of financial condition.

        Loans Held for Investment—Loans held for investment are loans the Company has the ability and intent to hold until their maturity. The loans are carried at amortized cost, net of discounts and premiums on purchased loans, deferred loan origination fees and costs and ALLL. Net deferred loan origination fees and costs on loans are amortized or accreted using the interest method over the expected life of the loans. Amortization of deferred loan fees and costs are discontinued for loans placed on nonaccrual. Any remaining deferred fees or costs and prepayment fees associated with loans that payoff prior to contractual maturity are included in loan interest income in the period of payoff. Loan commitment fees received to originate or purchase a loan are deferred and, if the commitment is exercised, recognized over the life of the loan using the interest method as an adjustment of yield or, if the commitment expires unexercised, recognized as income upon expiration of the commitment.

        Interest on loans is recognized using the interest method and is only accrued if deemed collectible. Loans for which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collection of principal and or interest. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest income generally is not recognized on nonaccrual loans unless the likelihood of further loss is remote. Interest payments received on nonaccrual loans are applied as a reduction to the loan principal balance.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

        A loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. The Company reviews loans for impairment when the loan is classified as substandard or worse, delinquent 90 days, determined by management to be collateral dependent, or when the borrower files bankruptcy or is granted concession which qualifies as a troubled debt restructuring. Measurement of impairment is based on the loan's expected future cash flows discounted at the loan's effective interest rate, measured by reference to an observable market value, if one exists, or the fair value of the collateral if the loan is deemed collateral dependent. The Company selects the measurement method on a loan-by-loan basis except those loans deemed collateral dependent. Loans for which impairment has been determined are generally charged-off at such time the loan is classified as a loss.

        Allowance for Loan Losses—The Company maintains an ALLL at a level deemed appropriate by management to provide for known or probable incurred losses in the portfolio as of the date of the consolidated statements of financial condition. The Company has an internal asset review system and loss allowance methodology designed to provide for the detection of problem assets and an appropriate level of allowance to cover loan losses. Management's determination of the adequacy of the ALLL is based on an evaluation of the composition of the portfolio, actual loss experience, industry charge-off experience on income property loans, current economic conditions, and other relevant factors in the area in which the Company's lending and real estate activities are based. These factors may affect the borrowers' ability to pay as well as the value of the underlying collateral securing loans. The allowance is calculated by applying loss factors to loans held for investment according to loan type and loan credit classification. The loss factors are based primarily upon the Bank's historical loss experience and industry charge-off experience and are evaluated on a quarterly basis.

        At December 31, 2017, the following portfolio segments have been identified. Segments are groupings of similar loans at a level, which the Company has adopted systematic methods of documentation for determining its allowance for loan losses:

  •
  Commercial and industrial (including Franchise)—Commercial and industrial loans are secured by business assets including inventory, receivables and machinery and equipment to businesses located generally in our primary market area. Loan types includes revolving lines or credit, term loans, seasonal loans and loans secured by liquid collateral such as cash deposits or marketable securities. HOA credit facilities are included in C&I loans. We also issue letters of credit on behalf of our customers. Risk arises primarily due to the difference between expected and actual cash flows of the borrowers. In addition, the recoverability of the Company's investment in these loans is also dependent on other factors primarily dictated by the type of collateral securing these loans. The fair value of the collateral securing these loans may fluctuate as market conditions change. In the case of loans secured by accounts receivable, the recovery of the Company's investment is dependent upon the borrower's ability to collect amounts due from its customers.

  •
  Commercial real estate (including owner-occupied and nonowner occupied)—Commercial real estate includes various type of loans which the Company holds real property as collateral. Commercial real estate lending activity is typically restricted to owner-occupied or nonowner-

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

    occupied. The primary risks of real estate loans include the borrower's inability to pay, material decreases in the value of the real estate that is being held as collateral and significant increases in interest rates, which may make the real estate loan unprofitable. Real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy.

  •
  SBA—We are approved to originate loans under the SBA's Preferred Lenders Program ("PLP"). The PLP lending status affords us a higher level of delegated credit autonomy, translating to a significantly shorter turnaround time from application to funding, which is critical to our marketing efforts. We originate loans nationwide under the SBA's 7(a), SBAExpress, International Trade and 504(a) loan programs, in conformity with SBA underwriting and documentation standards. SBA loans are similar to commercial business loans, but have additional credit enhancement provided by the U.S. Small Business Administration, for up to 85 percent of the loan amount for loans up to $150,000 and 75 percent of the loan amount for loans of more than $150,000. The Company originates SBA loans with the intent to sell the guaranteed portion into the secondary market on a quarterly basis.

  •
  Agribusiness and farmland—We originate loans to the agricultural community to fund seasonal production and longer term investments in land, buildings, equipment, crops and livestock. Agribusiness loans are for the purpose of financing agricultural production to finance crops and livestock. Farmland loans include all land know to be used or usable for agricultural purposes, such as crop and livestock production and is secured by the land and improvements thereon.

  •
  Multi-family—Loans secured by multi-family and commercial real estate properties generally involve a greater degree of credit risk than one-to-four family loans. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of these loans may be subject to adverse conditions in the real estate market or the economy.

  •
  One-to-four family—Although we do not originate, through our bank acquisitions, we have acquired first lien single family loans, we occasionally purchase such loans to diversify our portfolio. The primary risks of one-to-four family loans include the borrower's inability to pay, material decreases in the value of the real estate that is being held as collateral and significant increases in interest rates, which may make loan unprofitable.

  •
  Construction and land—We originate loans for the construction of 1-4 family and multi-family residences and CRE properties in our market area. We concentrate our efforts on single homes and small infill projects in established neighborhoods where there is not abundant land available for development. Construction loans are considered to have higher risks due to construction completion and timing risk, and the ultimate repayment being sensitive to interest rate changes, government regulation of real property and the availability of long-term financing. Additionally, economic conditions may impact the Company's ability to recover its investment in construction loans, as adverse economic conditions may negatively impact the real estate market, which could affect the borrower's ability to complete and sell the project. Additionally, the fair value of the underlying collateral may fluctuate as market conditions change. We occasionally originate land loans located predominantly in California for the purpose of facilitating the ultimate construction of a home or commercial building. The primary risks include the borrower's inability to pay and the inability of the Company to recover its investment due to a decline in the fair value of the underlying collateral.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

  •
  Consumer loans—We originate a limited number of consumer loans, generally for banking customers only, which consist primarily of home equity lines of credit, savings account secured loans and auto loans. Repayment of these loans is dependent on the borrower's ability to pay and the fair value of the underlying collateral.

        Various regulatory agencies, as an integral part of their examination process, periodically review the Company's ALLL. Such agencies may require the Company to recognize additions to the allowance based on judgments different from those of management.

        In the opinion of management, and in accordance with the credit loss allowance methodology, the present allowance is considered adequate to absorb probable incurred credit losses. Additions and reductions to the allowance are reflected in current operations. Charge-offs to the allowance, for all loan segments, are made when specific assets are considered uncollectible or are transferred to other real estate owned and the fair value of the property is less than the loan's recorded investment. Recoveries are credited to the allowance.

        Although management uses the best information available to make these estimates, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may extend beyond the Company's control.

        Purchased Credit Impaired Loans—As part of business acquisitions, the Bank acquires certain loans that have shown evidence of credit deterioration since origination, referred to as purchased credit impaired loans. These loans are recorded at the fair value, such that no ALLL for PCI is established upon their acquisition. The Company has elected to account for such loans individually. The Company estimates the amount and timing of expected cash flows for each purchased loan, and the expected cash flows in excess of the fair value is recorded as interest income over the remaining life of the loan and is referred to as the accretable yield. The excess of the loan's contractual principal and interest over expected cash flows is not recorded and is referred to as the non-accretable difference. Over the life of the loan, expected cash flows continue to be estimated. Subsequent decreases in expected future cash flows beyond the expected cash flows as of the acquisition date are accounted for through a charge to the provision for loan losses. If subsequent reforecasts indicate there has been a probable and significant increase in the level of expected future cash flows, the Company first reduces any previously established ALLL for PCI loans and then accounts for the remainder of the increase through interest income as a yield adjustment.

        Other Real Estate Owned—Real estate properties acquired through, or in lieu of, loan foreclosure are recorded at fair value, less cost to sell, with any excess loan balance over the fair value of the property charged against the ALLL. The Company obtains an appraisal and/or market valuation on all other real estate owned at the time of possession. After foreclosure, valuations are periodically performed by management. Any subsequent fair value losses are recorded as a charge to current period earnings with a corresponding write-down to the asset. All legal fees and direct costs, including foreclosure and other related costs are expensed as incurred.

        Premises and Equipment—Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which range from forty years for buildings, seven years for furniture, fixtures and equipment, and three years for computer and telecommunication

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

equipment. The cost of leasehold improvements is amortized using the straight-line method over the shorter of the estimated useful life of the asset or the term of the related leases.

        The Company periodically evaluates the recoverability of long-lived assets, such as premises and equipment, to ensure the carrying value has not been impaired. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

        Securities Sold Under Agreements to Repurchase—The Company enters into sales of securities under agreement to repurchase. These agreements are treated as financing arrangements and, accordingly, the obligations to repurchase the securities sold are reflected as liabilities in the Company's consolidated financial statements. The securities collateralizing these agreements are delivered to several major national brokerage firms who arranged the transactions. The securities are reflected as assets in the Company's consolidated financial statements. The brokerage firms may loan such securities to other parties in the normal course of their operations and agree to return the identical security to the Company at the maturity of the agreements.

        Bank Owned Life Insurance—Bank owned life insurance is accounted for using the cash surrender value method and is recorded at its realizable value. The change in the net asset value is included in other assets and other noninterest income.

        Goodwill and Core Deposit Intangible—Goodwill is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have indefinite useful lives are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exist that indicate the necessity for such impairment tests to be performed. The Company typically performs its annual impairment testing in the fourth quarter. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

        Core deposit intangible assets arising from whole bank acquisitions are amortized on either an accelerated basis, reflecting the pattern in which the economic benefits of the intangible asset is consumed or otherwise used up, or on a straight-line amortization method over their estimated useful lives, which ranges from 6 to 10 years.

        Loan Commitments and Related Financial Instruments—Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

        Subordinated Debentures—Long-term borrowings are carried at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest expense using the interest method. Debt issuance costs are recognized in interest expense using the interest method over the life of the instrument.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

        Stock-Based Compensation—The Company issues stock-based awards to certain officers and directors of the Company. The related compensation costs are recognized in the income statement based on the grant-date fair value over the grantee's requisite service period (generally the vesting period). A Black-Scholes model is utilized to estimate the fair value of stock options and the market price of the Company's common stock at the date of the grant is used for restricted stock awards.

        Income Taxes—Deferred tax assets and liabilities are recorded for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the asset liability method. In estimating future tax consequences, all expected future events other than enactments of changes in the tax law or rates are considered. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are to be recognized for temporary differences that will result in deductible amounts in future years and for tax carryforwards if, in the opinion of management, it is more likely than not that the deferred tax assets will be realized. At December 31, 2016, there was no valuation allowance deemed necessary against the Company's deferred tax asset. At December 31, 2017, a valuation allowance of $380,000 was recorded against the capital loss carryover deferred tax asset, as the Company does not believe it will generate sufficient capital gain before the capital loss carryover expires.

        A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. The Company recognizes interest and / or penalties related to income tax matters in income tax expense.

        Earnings per Share—Earnings per share of common stock is calculated on both a basic and diluted basis based on the weighted average number of common and common equivalent shares outstanding, excluding common shares in treasury. Basic earnings per share excludes dilution and is computed by dividing income available to stockholders by the weighted average number of common shares outstanding for the period. The Company has no outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends that would be considered participating securities for the basic calculation. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from the issuance of common stock that then would share in earnings.

        Comprehensive Income—Comprehensive income is reported in addition to net income for all periods presented. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income (loss) that historically has not been recognized in the calculation of net income. Unrealized gains and losses on the Company's available-for-sale investment securities are required to be included in other comprehensive income or loss. Total comprehensive income (loss) and the components of accumulated other comprehensive income or loss are presented in the Consolidated Statement of Stockholders' Equity and Consolidated Statements of Comprehensive Income.

        Loss Contingencies—Loss contingencies, including claims and legal action arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

        Fair Value of Financial Instruments—Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Accounting Standards Adopted in 2017

        In March 2016, the FASB issued Accounting Standards Update ("ASU") 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Accounting. The amendments simplify several aspects of the accounting for share-based payment award transactions, including accounting for excess tax benefits and tax deficiencies, classifying excess tax benefits on the statement of cash flows, accounting for forfeitures, classifying awards that permit share repurchases to satisfy statutory tax-withholding requirements and classifying tax payments on behalf of employees on the statement of cash flows. For public business entities, the amendment is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Early adoption is permitted for any organization in any interim or annual period. As a result of the adoption of ASU 2016-09, the Company began recognizing the tax effects of exercised or vested awards as discrete items in the reporting period in which they occur, resulting in a $2.0 million tax benefit to the Company for the year ended December 31, 2017.

        In March 2016, the FASB issued ASU 2016-07, Investments—Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting. The amendments eliminate the requirement to retrospectively apply the equity method to an investment that subsequently qualifies for such accounting as a result of an increase in the level of ownership interest or degree of influence. As result, when an investment qualifies for the equity method, the equity method investor will add the cost of acquiring the additional interest in the investee to the current basis of the investor's previously held interest and adopt the equity method of account as of the date the investment becomes qualified for equity method accounting. The amendments further require unrealized holding gains or losses in accumulated other comprehensive income related to an available-for-sale security that becomes eligible for the equity method to be recognized in earnings as of the date on which the investment qualifies for the equity method. The amendments are effective for all entities for fiscal years and interim periods within those fiscal years, beginning after December 15, 2016. The adoption of this standard did not have a material effect on the Company's operating results or financial condition.

        In March 2016, the FASB issued ASU 2016-06, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments. The amendments clarify the required steps to be taken when assessing whether the economic characteristics and risks of call/put options are clearly and closely related to those of their debt hosts—which is one of the criteria for bifurcating an embedded derivative. The Update is effective for public business entities for fiscal years beginning after December 31, 2016, including interim periods within those years. The adoption of this standard did not have a material effect on the Company's operating results or financial condition.

        In March 2016, the FASB issued ASU 2016-05, Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships. The amendments clarify that a

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

change in the counterparty to a derivative instrument designated as a hedging instrument does not, in and of itself, require designation of that hedging relationship provided that all other hedge accounting criteria remain the same. The Update is effective for public business entities for fiscal years beginning after December 31, 2016, including interim periods within those years. The adoption of this standard did not have a material effect on the Company's operating results or financial condition.

Recent Accounting Guidance Not Yet Effective

        In February 2018, the FASB issued ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law, which among other things reduced the maximum federal corporate tax rate from 35% to 21%. This Update addresses concerns about the guidance in current GAAP that requires deferred tax liabilities and assets to be adjusted for the effect of a change in tax laws or rates with the effect included in income from continuing operations in the reporting period that includes the enactment date. That guidance is applicable even in situations in which the related income tax effects of items in accumulated other comprehensive income were originally recognized in other comprehensive income (rather than in income from continuing operations). As a result of the adjustment of deferred taxes being required to be included in income from continuing operations, the tax effects of items within accumulated other comprehensive income (referred to as stranded tax effects for purposes of this Update) do not reflect the appropriate tax rate. This Update allows for an election to reclass between retained earnings and AOCI the impact of the federal income tax rate change. The amendments in this Update are effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption of the amendments of this Update is permitted. The Company has analyzed the effects of this Update and has elected to early adopt in the first quarter of 2018. Accordingly, the Company will record a reclass of approximately $81,000 from retained earnings to AOCI in the first quarter of 2018.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. Under the current implementation guidance in Topic 805, there are three elements of a business-inputs, processes, and outputs. While an integrated set of assets and activities (collectively referred to as a "set") that is a business usually has outputs, outputs are not required to be present. In addition, all the inputs and processes that a seller uses in operating a set are not required if market participants can acquire the set and continue to produce outputs. The amendments in this Update provide a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If the screen is not met, the amendments in this Update (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. The amendments provide a framework to assist entities in evaluating whether both an input and a substantive process are present. The framework includes two sets of criteria to consider that depend on whether a set has outputs. Although outputs are not required for a set to be a business, outputs generally are a key element of a business; therefore, the Board has developed more stringent criteria for sets without outputs. Lastly, the amendments in this Update narrow the definition of the term output so that the term is consistent with how outputs are described in Topic 606. Public business

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

entities should apply the amendments in this Update to annual periods beginning after December 15, 2017, including interim periods within those periods. The adoption of this standard will not have a material effect on the Company's operating results or financial condition.

        In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The Update requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The adoption of this standard will not have a material effect on the Company's operating results or financial condition.

        In August 2016, the FASB issued ASU 2016-15, Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The Update provides guidance on eight specific cash flow classification issues, which include: 1) debt prepayment or debt extinguishment costs; 2) settlement of zero-coupon debt instruments or debt with coupon interest rates that are insignificant in relation to the effective interest rate; 3) contingent consideration payments made soon after a business combination; 4) proceeds from the settlement of insurance claims; 5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; 6) distributions received from equity method investments; 7) beneficial interest in securitization transactions; and 8) separately identifiable cash flows and the application of the predominance principle. The amendments in this Update are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period; however, an entity is required to adopt all of the amendments in the same period. The amendments in this Update should be applied using a retrospective transition method to each period presented. The adoption of this standard will not have a material effect on the Company's operating results or financial condition.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For public business entities, the amendment is effective for annual periods beginning after December 15, 2019 and interim period within those annual periods. The Company is currently evaluating the effects of ASU 2016-13 on its financial statements and disclosures. The Company is in the process of compiling key data elements and is in the process of purchasing a software model in an effort to meet the requirements of the new guidance.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard is being issued to increase the transparency and comparability around lease obligations. Previously unrecorded off-balance sheet obligations will now be brought more prominently to light by presenting lease liabilities on the face of the balance sheet, accompanied by enhanced qualitative and quantitative disclosures in the notes to the financial statements. The Update is generally effective for public business entities in fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is in the early stages of its implementation assessment, which includes

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

identifying the population of the Company's leases that are within the scope of the new guidance and gathering all key lease data that will facilitate application of the new accounting requirements.

        In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Changes made to the current measurement model primarily affect the accounting for equity securities with readily determinable fair values, where changes in fair value will impact earnings instead of other comprehensive income. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. The Update also changes the presentation and disclosure requirements for financial instruments including a requirement that public business entities use exit price when measuring the fair value of financial instruments measured at amortized cost for disclosure purposes. This Update is generally effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this standard will not have a material effect on the Company's operating results or financial condition. However, the Company will be required to expand its disclosures concerning its valuation techniques.

        ASU 2014-09, Revenue From Contracts With Customers (Topic 606), ASU 2015-14 Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date, ASU 2016-08 Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU 2016-10 Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, ASU 2016-11 Revenue Recognition (Topic 605) and Derivatives ad Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting, ASU 2016-12 Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, and ASU 2016-20 Revenue from Contracts with Customers (Topic 606): Technical Corrections and Improvements to Topic 606. The FASB amended existing guidance related to revenue from contracts with customers, superseding and replacing nearly all existing revenue recognition guidance, including industry-specific guidance, establishing a new control-based revenue recognition model, changing the basis for deciding when revenue is recognized over time or at a point in time, providing new and more detailed guidance on specific topics and expanding and improving disclosures about revenue. In addition, this guidance specifies the accounting for some costs to obtain or fulfill a contract with a customer. The amendments are effective for public entities for annual reporting periods beginning after December 15, 2017.

        The Company has completed its review of its various revenue streams and has determined that approximately 98% of the Company's revenue is out of the scope of ASU 2014-09, including all of the Company's net interest income and a significant portion of non-interest income. For those revenue streams that are within the scope of ASU 2014-09, the Company has reviewed the associated customer contracts and agreements to determine the appropriate accounting for revenues under those contracts. The Company's review did not identify any significant changes in the timing of revenue recognition under those contracts within the scope of ASU 2014-09. Revenue streams that are within scope primarily relate to service charges and fees associated customer deposit accounts, as well as fees for various other services the Company provides customers. The Company also evaluated the need for changes to internal controls as a result of the implementation of ASU 2014-09 and, as a result, has made some enhancements. The Company plans to adopt the provisions of ASU 2014-09 using the modified retrospective transition method, and believes the impact of the adoption of ASU 2014-09 will be insignificant to the financial statements. However, the Company will be required to expand its disclosures concerning revenue recognition.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Regulatory Capital Requirements and Other Regulatory Matters

        The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain capital in order to meet certain capital ratios to be considered adequately capitalized or well capitalized under the regulatory framework for prompt corrective action. As of the most recent formal notification from the Federal Reserve, the Bank was categorized as "well capitalized." There are no conditions or events since that notification that management believes have changed the Bank's categorization.

        Final comprehensive regulatory capital rules for U.S. banking organizations pursuant to the capital framework of the Basel Committee on Banking Supervision, generally referred to as "Basel III", became effective for the Company and the Bank on January 1, 2015, subject to phase-in periods for certain of their components and other provisions, and fully phased in by January 1, 2019. The most significant of the provisions of the Final Capital Rules, which applied to the Company and the Bank were as follows: the phase-out of trust preferred securities from Tier 1 capital, the higher risk-weighting of high volatility and past due real estate loans and the capital treatment of deferred tax assets and liabilities above certain thresholds. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.00% for 2015 to 2.50% by 2019. The capital conservation buffer for 2017 is 1.25% and for 2016 is 0.625%. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Regulatory Capital Requirements and Other Regulatory Matters (Continued)

        As defined in applicable regulations and set forth in the table below, which excludes the capital conservation buffer, at December 31, 2017 and 2016, the Company and the Bank continue to exceed the "well capitalized" standards:

	Actual		Minimum Required for Capital Adequacy Purposes		Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
At December 31, 2017
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 Leverage Ratio	$744,233	10.70%	$278,183	4.00%	N/A	N/A
Common Equity Tier 1 to Risk-Weighted Assets	724,205	10.59%	307,778	4.50%	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	744,233	10.88%	410,371	6.00%	N/A	N/A
Total Capital to Risk-Weighted Assets	859,442	12.57%	547,161	8.00%	N/A	N/A
Pacific Premier Bank
Tier 1 Leverage Ratio	$812,170	11.68%	$278,152	4.00%	$347,690	5.00%
Common Equity Tier 1 to Risk-Weighted Assets	812,170	11.88%	307,702	4.50%	444,458	6.50%
Tier 1 Capital to Risk-Weighted Assets	812,170	11.88%	410,269	6.00%	547,025	8.00%
Total Capital to Risk-Weighted Assets	843,005	12.33%	547,025	8.00%	683,781	10.00%
At December 31, 2016
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 Leverage Ratio	$366,658	9.78%	$150,027	4.00%	N/A	N/A
Common Equity Tier 1 to Risk-Weighted Assets	356,658	10.12%	158,574	4.50%	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	366,658	10.41%	211,432	6.00%	N/A	N/A
Total Capital to Risk-Weighted Assets	448,150	12.72%	281,909	8.00%	N/A	N/A
Pacific Premier Bank
Tier 1 Leverage Ratio	$410,524	10.94%	$150,107	4.00%	$187,634	5.00%
Common Equity Tier 1 to Risk-Weighted Assets	410,524	11.65%	158,536	4.50%	228,997	6.50%
Tier 1 Capital to Risk-Weighted Assets	410,524	11.65%	211,382	6.00%	281,842	8.00%
Total Capital to Risk-Weighted Assets	432,943	12.29%	281,842	8.00%	352,303	10.00%

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investment Securities

        The amortized cost and estimated fair value of securities were as follows:

	December 31, 2017
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
	(dollars in thousands)
Investment securities available-for-sale
Agency	$47,051	$236	$(78)	$47,209
Corporate	78,155	1,585	(194)	79,546
Municipal bonds	228,929	3,942	(743)	232,128
Collateralized mortgage obligation: residential	33,984	132	(335)	33,781
Mortgage-backed securities: residential	398,664	266	(4,165)	394,765

Total investment securities available-for-sale	786,783	6,161	(5,515)	787,429

Investment securities held-to-maturity
Mortgage-backed securities: residential	17,153	—	(209)	16,944
Other	1,138	—	—	1,138

Total investment securities held-to-maturity	18,291	—	(209)	18,082

Total investment securities	$805,074	$6,161	$(5,724)	$805,511

	December 31, 2016
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
	(dollars in thousands)
Investment securities available-for-sale
Corporate	$37,475	$372	$(205)	$37,642
Municipal bonds	120,155	338	(1,690)	118,803
Collateralized mortgage obligation: residential	31,536	25	(173)	31,388
Mortgage-backed securities: residential	196,496	69	(3,435)	193,130

Total investment securities available-for-sale	385,662	804	(5,503)	380,963

Investment securities held-to-maturity
Mortgage-backed securities: residential	7,375	—	(104)	7,271
Other	1,190	—	—	1,190

Total investment securities held-to-maturity	8,565	—	(104)	8,461

Total investment securities	$394,227	$804	$(5,607)	$389,424

        Unrealized gains and losses on investment securities available-for-sale are recognized in stockholders' equity as accumulated other comprehensive income or loss. At December 31, 2017, the Company had accumulated other comprehensive income of $646,000, or $415,000 net of tax, compared to accumulated other comprehensive loss of $4.7 million or $2.7 million net of tax, at December 31, 2016.

        At December 31, 2017, mortgage-backed securities with an estimated par value of $55.6 million and a fair value of $57.0 million were pledged as collateral for the Bank's three inverse putable reverse

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investment Securities (Continued)

repurchase agreements which totaled $28.5 million and HOA reverse repurchase agreements which totaled $17.6 million.

        At December 31, 2017 and 2016, there were not holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

        The Company reviews individual securities classified as available-for-sale to determine whether a decline in fair value below the amortized cost basis is temporary (i) those declines were due to interest rate changes and not to a deterioration in the creditworthiness of the issuers of those investment securities, and (ii) we have the ability to hold those securities until there is a recovery in their values or until their maturity.

        If it is probable that the Company will be unable to collect all amounts due according to contractual terms of the debt security not impaired at acquisition, an other-than-temporary impairment shall be considered to have occurred. If an OTTI occurs, the cost basis of the security will be written down to its fair value as the new cost basis and the write down accounted for as a realized loss.

        The Company realized OTTI recovery of $2,000 as of December 31, 2017, which relates to investment income from previously charged-off investments. As of December 31, 2016, the Company realized OTTI losses net of recoveries of $205,000. A $207,000 OTTI was taken in the first quarter of 2016, related to a CRA investment purchased in June of 2014 with a par value of $50, and a book value of $500,000. In March of 2016, the shareholders of the investment voted to approve a sale of the institution at a per share acquisition price less than the Bank's book value, and the sale closed in July 2016. The Company is currently waiting to receive the proceeds for its outstanding shares. As a result, the Bank's current holdings were written down and the loss recognized. The Company did not realize any OTTI losses in 2015.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investment Securities (Continued)

        The table below shows the number, fair value and gross unrealized holding losses of the Company's investment securities by investment category and length of time that the securities have been in a continuous loss position.

	December 31, 2017
	Less than 12 months			12 months or Longer			Total
	Number	Fair Value	Gross Unrealized Holding Losses	Number	Fair Value	Gross Unrealized Holding Losses	Number	Fair Value	Gross Unrealized Holding Losses
	(dollars in thousands)
Investment securities available-for-sale
Agency	6	$13,754	$(78)	—	$—	$—	6	$13,754	$(78)
Corporate	4	10,079	(64)	2	6,076	(130)	6	16,155	(194)
Municipal bonds	103	61,313	(268)	30	15,658	(475)	133	76,971	(743)
Collateralized mortgage obligation: residential	5	13,971	(149)	3	8,943	(186)	8	22,914	(335)
Mortgage-backed securities: residential	66	220,951	(1,600)	41	110,062	(2,565)	107	331,013	(4,165)

Total investment securities available-for-sale	184	320,068	(2,159)	76	140,739	(3,356)	260	460,807	(5,515)

Investment securities held-to-maturity
Mortgage-backed securities: residential	2	10,745	(133)	1	6,198	(76)	3	16,943	(209)

Total investment securities held-to-maturity	2	10,745	(133)	1	6,198	(76)	3	16,943	(209)

Total investment securities	186	$330,813	$(2,292)	77	$146,937	$(3,432)	263	$477,750	$(5,724)

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investment Securities (Continued)

	December 31, 2016
	Less than 12 months			12 months or Longer			Total
	Number	Fair Value	Gross Unrealized Holding Losses	Number	Fair Value	Gross Unrealized Holding Losses	Number	Fair Value	Gross Unrealized Holding Losses
	(dollars in thousands)
Investment securities available-for-sale
Corporate	3	$7,609	$(205)	—	$—	$—	3	$7,609	$(205)
Municipal bonds	152	85,750	(1,690)	—	—	—	152	85,750	(1,690)
Collateralized mortgage obligation: residential	5	19,092	(173)	—	—	—	5	19,092	(173)
Mortgage-backed securities: residential	55	149,740	(2,916)	4	16,039	(519)	59	165,779	(3,435)

Total available-for-sale	215	262,191	(4,984)	4	16,039	(519)	219	278,230	(5,503)

Investment securities held-to-maturity
Mortgage-backed securities: residential	1	7,271	(104)	—	—	—	1	7,271	(104)

Total held-to-maturity	1	7,271	(104)	—	—	—	1	7,271	(104)

Total securities	216	$269,462	$(5,088)	4	$16,039	$(519)	220	$285,501	$(5,607)

        The amortized cost and estimated fair value of investment securities available for sale at December 31, 2017, by contractual maturity are shown in the table below.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(dollars in thousands)
Investment securities available-for-sale
Agency	$—	$—	$—	$—	$15,156	$15,164	$31,895	$32,045	$47,051	$47,209
Corporate	—	—	—	—	78,155	79,546	—	—	78,155	79,546
Municipal bonds	4,124	4,121	32,390	32,424	72,845	73,312	119,570	122,271	228,929	232,128
Collateralized mortgage obligation: residential	—	—	—	—	1,069	1,071	32,915	32,710	33,984	33,781
Mortgage-backed securities: residential	2,591	2,583	2,647	2,611	65,541	65,014	327,885	324,557	398,664	394,765

Total investment securities available-for-sale	6,715	6,704	35,037	35,035	232,766	234,107	512,265	511,583	786,783	787,429

Investment securities held-to-maturity
Mortgage-backed securities: residential	—	—	—	—	—	—	17,153	16,944	17,153	16,944
Other	—	—	—	—	—	—	1,138	1,138	1,138	1,138

Total investment securities held-to-maturity	—	—	—	—	—	—	18,291	18,082	18,291	18,082

Total investment securities	$6,715	$6,704	$35,037	$35,035	$232,766	$234,107	$530,556	$529,665	$805,074	$805,511

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Investment Securities (Continued)

        During the years ended December 31, 2017, 2016 and 2015, the Company recognized gross gains on sales of available-for-sale securities in the amount of $3.1 million, $1.8 million and $317,000, respectively. During the years ended December 31, 2017, 2016 and 2015, the Company recognized gross losses on sales of available-for-sale securities in the amount of $386,000, $9,000 and $27,000, respectively. The Company had net proceeds from the sale or maturity/call of available-for-sale securities of $269 million, $231 million and $28 million during the years ended December 31, 2017, 2016 and 2015, respectively.

  FHLB, FRB and other stock

        At December 31, 2017, the Company had $17.3 million in FHLB stock, $25.3 million in FRB stock, and $23.3 million in other stock, all carried at cost. During the years ended December 31, 2017 and 2015, FHLB had repurchased $10.3 million and $16.4 million, respectively, of the Company's excess FHLB stock through their stock repurchase program. During the year ended December 31, 2016, FHLB did not repurchase any of the Company's excess FHLB stock through their stock repurchase program. The Company evaluates its investments in FHLB and other stock for impairment periodically, including their capital adequacy and overall financial condition. No impairment losses have been recorded through December 31, 2017.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Loans

        The following table presents the composition of the loan portfolio as of the dates indicated:

	For the Years Ended December 31,
	2017	2016
	(dollars in thousands)
Business Loans
Commercial and industrial	$1,086,659	$563,169
Franchise	660,414	459,421
Commercial owner occupied	1,289,213	454,918
SBA	185,514	88,994
Agribusiness	116,066	—

Total business loans	3,337,866	1,566,502
Real Estate Loans
Commercial non-owner occupied	1,243,115	586,975
Multi-family	794,384	690,955
One-to-four family	270,894	100,451
Construction	282,811	269,159
Farmland	145,393	—
Land	31,233	19,829

Total real estate loans	2,767,830	1,667,369
Consumer Loans
Consumer loans	92,931	4,112

Gross loans held for investment	6,198,627	3,237,983
Plus: Deferred loan origination costs/(fees) and premiums/(discounts), net	(2,159)	3,630

Loans held for investment	6,196,468	3,241,613
Allowance for loan losses	(28,936)	(21,296)

Loans held for investment, net	$6,167,532	$3,220,317

Loans held for sale, at lower of cost or fair value	$23,426	$7,711

        The Company originates SBA loans with the intent to sell the guaranteed portion of the loan prior to maturity and therefore designates them as held for sale. From time to time, the Company may purchase or sell other types of loans in order to manage concentrations, maximize interest income, change risk profiles, improve returns and generate liquidity.

Concentration of Credit Risk

        The Company's loan portfolio was collateralized by various forms of real estate and business assets located principally in California. The Company's loan portfolio contains concentrations of credit in commercial non-owner occupied real estate, multi-family real estate and commercial owner occupied business loans. The Company maintains policies approved by the Board of Directors that address these concentrations and continues to diversify its loan portfolio through loan originations and purchases and sales of loans to meet approved concentration levels. While management believes that the collateral presently securing these loans is adequate, there can be no assurances that further significant deterioration in the California real estate market and economy would not expose the Company to significantly greater credit risk.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Loans (Continued)

Loans Serviced for Others

        The Company generally retains the servicing rights of the guaranteed portion of SBA loans sold, for which the Company records a servicing asset at fair value within other assets. At December 31, 2017 and 2016, the servicing asset total $8.8 million and $5.3 million, respectively and was included in other assets. Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. Impairment is recognized through a valuation allowance, to the extent the fair value is less than the carrying amount. At December 31, 2017, and 2016, the Company determined that no valuation allowance was necessary.

        Loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of loans and participations serviced for others were $635 million at December 31, 2017 and $303 million at December 31, 2016.

Purchased Credit Impaired Loans

        The Company has purchased loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans at December 31, 2017, and 2016 was as follows:

	For the Years Ended December 31,
	2017	2016
	(dollars in thousands)
Business Loans
Commercial and industrial	$3,310	$2,586
Commercial owner occupied	1,262	491
SBA	1,802	—

Total business loans	6,374	3,077
Real Estate Loans
Commercial non-owner occupied	1,650	1,088
One-to-four family	255	1
Construction	517	—
Land	83	—

Total real estate loans	2,505	1,089
Consumer Loans
Consumer loans	10	393

Total purchase credit impaired	$8,889	$4,559

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Loans (Continued)

        The following table summarizes the accretable yield on the purchased credit impaired for the years ended December 31, 2017, 2016 and 2015:

	For the Years Ended December 31,
	2017	2016	2015
	(dollars in thousands)
Balance at the beginning of period	$3,747	$2,726	$1,403
Additions	3,102	788	602
Accretion	(2,037)	(1,354)	(385)
Payoffs	(2,125)	165	(249)
Reclassification from nonaccretable difference	332	1,422	1,355

Balance at the end of period	$3,019	$3,747	$2,726

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Loans (Continued)

Impaired Loans

        The following tables provide a summary of the Company's investment in impaired loans as of and for the periods indicated:

			Impaired Loans		Specific Allowance for Impaired Loans
	Recorded Investment	Unpaid Principal Balance	With Specific Allowance	Without Specific Allowance		Average Recorded Investment	Interest Income Recognized
	(dollars in thousands)
December 31, 2017
Business Loans
Commercial and industrial	$1,160	$1,585	$—	$1,160	$—	$441	$—
Commercial owner occupied	97	98	97	—	55	153	—
SBA	1,201	4,329	—	1,201	—	434	—
Real Estate Loans
Commercial non-owner occupied	—	—	—	—	—	86	—
One-to-four family	817	849	—	817	—	166	—
Construction	—	—	—	—	—	1,017	—
Land	9	35	—	9	—	12	—

Totals	$3,284	$6,896	$97	$3,187	$55	$2,309	$—

December 31, 2016
Business Loans
Commercial and industrial	$250	$1,990	$250	$—	$250	$864	$76
Franchise	—	—	—	—	—	1,016	68
Commercial owner occupied	436	847	—	436	—	505	37
SBA	316	3,865	—	316	—	331	23
Real Estate Loans
Commercial non-owner occupied	—	—	—	—	—	1,072	93
One-to-four family	124	291	—	124	—	226	18
Land	15	36	—	15	—	18	2

Totals	$1,141	$7,029	$250	$891	$250	$4,032	$317

December 31, 2015
Business Loans
Commercial and industrial	$313	$578	$—	$313	$—	$90	$29
Franchise	1,630	2,394	1,461	169	731	1,386	3
Commercial owner occupied	536	883	—	536	—	415	67
Real Estate Loans
Commercial non-owner occupied	214	329	—	214	—	430	19
One-to-four family	70	98	—	70	—	204	5
Land	21	37	—	21	—	13	—

Totals	$2,784	$4,319	$1,461	$1,323	$731	$2,538	$123

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Loans (Continued)

        The Company considers a loan to be impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement or it is determined that the likelihood of the Company receiving all scheduled payments, including interest, when due is remote. The Company has no commitments to lend additional funds to debtors whose loans have been impaired.

        The Company reviews loans for impairment when the loan is classified as substandard or worse, delinquent 90 days, determined by management to be collateral dependent, or when the borrower files bankruptcy or is granted a troubled debt restructure. Measurement of impairment is based on the loan's expected future cash flows discounted at the loan's effective interest rate, measured by reference to an observable market value, if one exists, or the fair value of the collateral if the loan is deemed collateral dependent. Loans are generally charged-off at the time that the loan is classified as a loss. Valuation allowances are determined on a loan-by-loan basis or by aggregating loans with similar risk characteristics.

        We sometimes modify or restructure loans when the borrower is experiencing financial difficulties by making a concession to the borrower in the form of changes in the amortization terms, reductions in the interest rates, the acceptance of interest only payments and, in limited cases, concessions to the outstanding loan balances. These loans are classified as troubled debt restructurings ("TDRs") and considered impaired loans. TDRs are loans modified for the purpose of alleviating temporary impairments to the borrower's financial condition or cash flows. A workout plan between us and the borrower is designed to provide a bridge for borrower cash flow shortfalls in the near term. A TDR loan may be returned to accrual status when the loan is brought current, has performed in accordance with the contractual restructured terms for a time frame of at least six months and the ultimate collectability of the total contractual restructured principal and interest in no longer in doubt. At December 31, 2017, the Company had a recorded investment in a TDR of $97,000. The modification of the terms of this relationship included the restructuring of two loans related to one borrower into one loan and an extension of the maturity to three years. There were no TDRs at December 31, 2016.

        When loans are placed on nonaccrual status, all accrued interest is reversed from current period earnings. Payments received on nonaccrual loans are generally applied as a reduction to the loan principal balance. If the likelihood of further loss is remote, the Company will recognize interest on a cash basis only. Loans may be returned to accruing status if the Company believes that all remaining principal and interest is fully collectible and there has been at least six months of sustained repayment performance since the loan was placed on nonaccrual.

        The Company does not accrue interest on loans 90 days or more past due or when, in the opinion of management, there is reasonable doubt as to the collection of interest. The Company had impaired loans on nonaccrual status of $3.3 million, $1.1 million and $4.0 million at December 31, 2017, 2016 and 2015, respectively. If such loans had been performing in accordance with their original terms, the Company would have recorded additional loan interest income of $155,000 in 2017, $360,000 in 2016, and $279,000 in 2015. The Company did not record income from the receipt of cash payments related to nonaccruing loans during the years ended December 31, 2017, 2016 and 2015. The Company had $1.8 million loans 90 days or more past due and still accruing at December 31, 2017, majority of which were PCI loans. Income recognition for PCI loans is accounted for in accordance with ASC Subtopic 310-30 Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality. There were no loans 90 days or more past due and still accruing at December 31, 2016.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Loans (Continued)

Credit Quality and Credit Risk

        The Company's credit quality is maintained and credit risk managed in two distinct areas. The first is the loan origination process, wherein the Bank underwrites credit quality and chooses which risks it is willing to accept. The second is in the ongoing oversight of the loan portfolio, where existing credit risk is measured and monitored, and where performance issues are dealt with in a timely and comprehensive fashion.

        The Company maintains a comprehensive credit policy, which sets forth minimum and maximum tolerances for key elements of loan risk. The policy identifies and sets forth specific guidelines for analyzing each of the loan products the Company offers from both an individual and portfolio wide basis. The credit policy is reviewed annually by the Bank Board. The Bank's seasoned underwriters and portfolio managers ensure all key risk factors are analyzed with most loan underwriting including a comprehensive global cash flow analysis.

        Credit risk is managed within the loan portfolio by the Company's portfolio managers based on a comprehensive credit and portfolio review policy. This policy requires a program of financial data collection and analysis, comprehensive loan reviews, property and/or business inspections and monitoring of portfolio concentrations and trends. The portfolio managers also monitor asset-based lines of credit, loan covenants and other conditions associated with the Company's business loans as a means to help identify potential credit risk. Individual loans, excluding the homogeneous loan portfolio, are reviewed at least every two years and in most cases, more often, including the assignment of a risk grade.

        Risk grades are based on a six-grade Pass scale; along with Special Mention, Substandard, Doubtful and Loss classifications, as such classifications are defined by the federal banking regulatory agencies. The assignment of risk grades allows the Company to, among other things, identify the risk associated with each credit in the portfolio, and to provide a basis for estimating probable incurred losses inherent in the portfolio. Risk grades are reviewed regularly by the Company's Credit and Portfolio Review committee, and are reviewed annually by an independent third-party, as well as by regulatory agencies during scheduled examinations.

        The following provides brief definitions for risk grades assigned to loans in the portfolio:

  •
  Pass classifications represent assets with a level of credit quality, which contain no well-defined deficiency or weakness.

  •
  Special Mention assets do not currently expose the Bank to a sufficient risk to warrant classification in one of the adverse categories, but possess correctable deficiencies or potential weaknesses deserving management's close attention.

  •
  Substandard assets are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. These assets are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. OREO acquired from foreclosure are also classified as substandard.

  •
  Doubtful credits have all the weaknesses inherent in substandard credits, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Loans (Continued)

  •
  Loss assets are those that are considered uncollectible and of such little value that their continuance as assets is not warranted. Amounts classified as loss are promptly charged off.

        The portfolio managers also manage loan performance risks, collections, workouts, bankruptcies and foreclosures. Loan performance risks are mitigated by our portfolio managers acting promptly and assertively to address problem credits when they are identified. Collection efforts are commenced immediately upon non-payment, and the portfolio managers seek to promptly determine the appropriate steps to minimize the Company's risk of loss. When foreclosure will maximize the Company's recovery for a non-performing loan, the portfolio managers will take appropriate action to initiate the foreclosure process.

        When a loan is graded as special mention or substandard or doubtful, the Company obtains an updated valuation of the underlying collateral. If the credit in question is also identified as impaired, a valuation allowance, if necessary, is established against such loan or a loss is recognized by a charge to the allowance for loan losses if management believes that the full amount of the Company's recorded investment in the loan is no longer collectable. The Company typically continues to obtain or confirm updated valuations of underlying collateral for special mention and classified loans on an annual basis in order to have the most current indication of fair value. Once a loan is identified as impaired, an analysis of the underlying collateral is performed at least quarterly, and corresponding changes in any related valuation allowance are made or balances deemed to be fully uncollectable are charged-off.

        The following tables stratify the loan portfolio by the Company's internal risk grading system as well as certain other information concerning the credit quality of the loan portfolio as of the periods indicated:

	Credit Risk Grades
December 31, 2017	Pass	Special Mention	Substandard	Doubtful	Total Gross Loans
	(dollars in thousands)
Business Loans
Commercial and industrial	$1,063,452	$8,163	$15,044	$—	$1,086,659
Franchise	660,415	—	—	—	660,415
Commercial owner occupied	1,273,380	654	21,180	—	1,295,214
SBA	199,468	1	3,469	—	202,938
Agribusiness	108,143	4,079	3,844	—	116,066
Real Estate Loans
Commercial non-owner occupied	1,242,045	—	1,070	—	1,243,115
Multi-family	794,156	—	228	—	794,384
One-to-four family	268,776	154	1,964	—	270,894
Construction	282,294	517	—	—	282,811
Farmland	144,234	44	1,115	—	145,393
Land	30,979	—	254	—	31,233
Consumer Loans
Consumer loans	92,794	—	137	—	92,931

Totals	$6,160,136	$13,612	$48,305	$—	$6,222,053

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Loans (Continued)

	Credit Risk Grades
December 31, 2016	Pass	Special Mention	Substandard	Doubtful	Total Gross Loans
	(dollars in thousands)
Business Loans
Commercial and industrial	$550,919	$8,216	$3,784	$250	$563,169
Franchise	459,421	—	—	—	459,421
Commercial owner occupied	450,416	281	4,221	—	454,918
SBA	96,190	53	462	—	96,705
Real Estate Loans
Commercial non-owner occupied	585,093	810	1,072	—	586,975
Multi-family	681,942	6,610	2,403	—	690,955
One-to-four family	100,010	—	441	—	100,451
Construction	269,159	—	—	—	269,159
Land	19,814	—	15	—	19,829
Consumer Loans
Consumer loans	3,719	—	393	—	4,112

Totals	$3,216,683	$15,970	$12,791	$250	$3,245,694

		Days Past Due
					Total Gross Loans
December 31, 2017	Current	30 - 59	60 - 89	90+		Non-accruing
	(dollars in thousands)
Business Loans
Commercial and industrial	$1,085,770	$84	$570	$235	$1,086,659	$1,160
Franchise	660,415	—	—	—	660,415	—
Commercial owner occupied	1,291,254	3,474	486	—	1,295,214	97
SBA	200,821	177	—	1,940	202,938	1,201
Agribusiness	116,066	—	—	—	116,066	—
Real Estate Loans
Commercial non-owner occupied	1,243,115	—	—	—	1,243,115	—
Multi-family	792,603	1,781	—	—	794,384	—
One-to-four family	269,725	354	—	815	270,894	817
Construction	282,811	—	—	—	282,811	—
Farmland	145,393	—	—	—	145,393	—
Land	31,141	83	—	9	31,233	9
Consumer Loans
Consumer loans	92,880	11	—	40	92,931	—

Totals	$6,211,994	$5,964	$1,056	$3,039	$6,222,053	$3,284

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Loans (Continued)

		Days Past Due
					Total Gross Loans
December 31, 2016	Current	30 - 59	60 - 89	90+		Non-accruing
	(dollars in thousands)
Business Loans
Commercial and industrial	$562,805	$104	$—	$260	$563,169	$250
Franchise	459,421	—	—	—	459,421	—
Commercial owner occupied	454,918	—	—	—	454,918	436
SBA	96,389	—	—	316	96,705	316
Real Estate Loans
Commercial non-owner occupied	586,975	—	—	—	586,975	—
Multi-family	690,955	—	—	—	690,955	—
One-to-four family	100,314	18	71	48	100,451	124
Construction	269,159	—	—	—	269,159	—
Land	19,814	—	—	15	19,829	15
Consumer Loans
Consumer loans	4,112	—	—	—	4,112	—

Totals	$3,244,862	$122	$71	$639	$3,245,694	$1,141

5. Allowance for Loan Losses

        The Company's ALLL covers estimated credit losses on individually evaluated loans that are determined to be impaired as well as estimated probable incurred losses inherent in the remainder of the loan portfolio. The ALLL is prepared using the information provided by the Company's credit review process together with data from peer institutions and economic information gathered from published sources.

        The loan portfolio is segmented into groups of loans with similar risk characteristics. Each segment possesses varying degrees of risk based on, among other things, the type of loan, the type of collateral, and the sensitivity of the borrower or industry to changes in external factors such as economic conditions. An estimated loss rate calculated using the Company's actual historical loss rates adjusted for current portfolio trends, economic conditions, and other relevant internal and external factors, is applied to each group's aggregate loan balances.

        The Company's base ALLL factors are determined by management using the Bank's annualized actual trailing charge-off data over a full credit cycle with the loss emergence period extending on average from 1 to 1.4 years. Adjustments to those base factors are made for relevant internal and external factors. Those factors may include:

  •
  Changes in national, regional and local economic conditions, including trends in real estate values and the interest rate environment,

  •
  Changes in the nature and volume of the loan portfolio, including new types of lending,

  •
  Changes in volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans, and

  •
  The existence and effect of concentrations of credit, and changes in the level of such concentrations.

        For loans risk graded as watch or worse, progressively higher potential loss factors are applied based on migration analysis of risk grading and net charge-offs.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Allowance for Loan Losses (Continued)

        The following tables summarize the allocation of the allowance as well as the activity in the allowance attributed to various segments in the loan portfolio as of and for the periods indicated:

	Commercial and Industrial	Franchise	Commercial Owner Occupied	SBA	Agribusiness	Warehouse Facilities	Commercial Non-owner Occupied	Multi-family	One-to- four Family	Construction	Farmland	Land	Consumer Loans	Total
	(dollars in thousands)
Balance, December 31, 2016	$6,362	$3,845	$1,193	$1,039	$—	$—	$1,715	$2,927	$365	$3,632	$—	$198	$20	$21,296
Charge-offs	(1,344)	—	—	(8)	—	—	—	—	(10)	—	—	—	—	(1,362)
Recoveries	94	—	105	127	—	—	—	—	35	—	—	—	1	362
Provisions for (reduction in) loan losses	4,609	1,952	(531)	1,732	1,291	—	(449)	(2,320)	413	937	137	795	74	8,640

Balance, December 31, 2017	$9,721	$5,797	$767	$2,890	$1,291	$—	$1,266	$607	$803	$4,569	$137	$993	$95	$28,936

Amount of allowance attributed to:
Specifically evaluated impaired loans	$—	$—	$55	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$55
General portfolio allocation	9,721	5,797	712	2,890	1,291	—	1,266	607	803	4,569	137	993	95	28,881
Loans individually evaluated for impairment	1,160	—	97	1,201	—	—	—	—	817	—	—	9	—	3,284
Specific reserves to total loans individually evaluated for impairment	—%	—%	56.70%	—%	—%	—%	—%	—%	—%	—%	—%	—%	—%	1.67%
Loans collectively evaluated for impairment	$1,085,499	$660,414	$1,289,116	$184,313	$116,066	$—	$1,243,115	$794,384	$270,077	$282,811	$145,393	$31,224	$92,931	$6,195,343
General reserves to total loans collectively evaluated for impairment	0.90%	0.88%	0.06%	1.57%	1.11%	—%	0.10%	0.08%	0.30%	1.62%	0.09%	3.18%	0.10%	0.47%
Total gross loans	$1,086,659	$660,414	$1,289,213	$185,514	$116,066	$—	$1,243,115	$794,384	$270,894	$282,811	$145,393	$31,233	$92,931	$6,198,627
Total allowance to gross loans	0.89%	0.88%	0.06%	1.56%	1.11%	—%	0.10%	0.08%	0.30%	1.62%	0.09%	3.18%	0.10%	0.47%
Balance, December 31, 2015	$3,449	$3,124	$1,870	$1,500	$—	$759	$2,048	$1,583	$698	$2,030	$—	$233	$23	$17,317
Charge-offs	(2,802)	(980)	(329)	(980)	—	—	—	—	(151)	—	—	—	—	(5,242)
Recoveries	177	—	25	193	—	—	21	—	25	—	—	—	4	445
Provisions for (reduction in) loan losses	5,538	1,701	(373)	326	—	(759)	(354)	1,344	(207)	1,602	—	(35)	(7)	8,776

Balance, December 31, 2016	$6,362	$3,845	$1,193	$1,039	$—	$—	$1,715	$2,927	$365	$3,632	$—	$198	$20	$21,296

Amount of allowance attributed to:
Specifically evaluated impaired loans	$250	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$250
General portfolio allocation	6,112	3,845	1,193	1,039	—	—	1,715	2,927	365	3,632	—	198	20	21,046
Loans individually evaluated for impairment	250	—	436	316	—	—	—	—	124	—	—	15	—	1,141
Specific reserves to total loans individually evaluated for impairment	100.00%	—%	—%	—%	—%	—%	—%	—%	—%	—%	—%	—%	—%	21.91%
Loans collectively evaluated for impairment	$562,919	$459,421	$454,482	$88,678	$—	$—	$586,975	$690,955	$100,327	$269,159	$—	$19,814	$4,112	$3,236,842
General reserves to total loans collectively evaluated for impairment	1.09%	0.84%	0.26%	1.17%	—%	—%	0.29%	0.42%	0.36%	1.35%	—%	1.00%	0.49%	0.65%
Total gross loans	$563,169	$459,421	$454,918	$88,994	$—	$—	$586,975	$690,955	$100,451	$269,159	$—	$19,829	$4,112	$3,237,983
Total allowance to gross loans	1.13%	0.84%	0.26%	1.17%	—%	—%	0.29%	0.42%	0.36%	1.35%	—%	1.00%	0.49%	0.66%

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Allowance for Loan Losses (Continued)

	Commercial and Industrial	Franchise	Commercial Owner Occupied	SBA	Agribusiness	Warehouse Facilities	Commercial Non-owner Occupied	Multi-family	One-to- four Family	Construction	Farmland	Land	Consumer Loans	Total
	(dollars in thousands)
Balance, December 31, 2014	$2,646	$1,554	$1,757	$568	$—	$546	$2,007	$1,060	$842	$1,088	$—	$108	$24	$12,200
Charge-offs	(484)	(764)	—	—	—	—	(116)	—	(16)	—	—	—	—	(1,380)
Recoveries	47	—	—	8	—	—	3	—	13	—	—	—	1	72
Provisions for (reduction in) loan losses	1,240	2,334	113	924	—	213	154	523	(141)	942	—	125	(2)	6,425

Balance, December 31, 2015	$3,449	$3,124	$1,870	$1,500	$—	$759	$2,048	$1,583	$698	$2,030	$—	$233	$23	$17,317

Amount of allowance attributed to:
Specifically evaluated impaired loans	$—	$731	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$731
General portfolio allocation	3,449	2,393	1,870	1,500	—	759	2,048	1,583	698	2,030	—	233	23	16,586
Loans individually evaluated for impairment	313	1,630	536	—	—	—	214	—	70	—	—	21	—	2,784
Specific reserves to total loans individually evaluated for impairment	—%	44.85%	—%	—%	—%	—%	—%	—%	—%	—%	—%	—%	—%	26.26%
Loans collectively evaluated for impairment	$309,428	$327,295	$294,190	$62,256	$—	$143,200	$421,369	$429,003	$79,980	$169,748	$—	$18,319	$5,111	$2,259,899
General reserves to total loans collectively evaluated for impairment	1.11%	0.73%	0.64%	2.41%	—%	0.53%	0.49%	0.37%	0.87%	1.20%	—%	1.27%	0.45%	0.73%
Total gross loans	$309,741	$328,925	$294,726	$53,691	$—	$143,200	$421,583	$429,003	$80,050	$169,748	$—	$18,340	$5,111	$2,254,118
Total allowance to gross loans	1.11%	0.95%	0.63%	2.79%	—%	0.53%	0.49%	0.37%	0.87%	1.20%	—%	1.27%	0.45%	0.77%

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Other Real Estate Owned

        Other real estate owned was $326,000 at December 31, 2017, $460,000 at December 31, 2016 and $1.2 million at December 31, 2015. The following summarizes the activity in the other real estate owned for the years ended December 31:

	2017	2016	2015
	(dollars in thousands)
Balance, beginning of year	$460	$1,161	$1,037
Additions / foreclosures	326	197	450
Sales	(507)	(577)	(233)
Gain (loss) on sale	47	18	(52)
Write downs	—	(339)	(41)

Balance, end of year	$326	$460	$1,161

        The Company had $73,000 in consumer mortgage loans collateralized by residential real estate property for which formal foreclosure proceedings were in process as of December 31, 2017, compared to $41,000 as of December 31, 2016.

7. Premises and Equipment

        The Company's premises and equipment consisted of the following at December 31:

	2017	2016
	(dollars in thousands)
Land	$16,920	$200
Premises	19,868	1,707
Leasehold improvements	14,025	8,982
Furniture, fixtures and equipment	20,480	14,565
Automobiles	187	187

Subtotal	71,480	25,641
Less: accumulated depreciation	18,325	13,627

Total	$53,155	$12,014

        Depreciation expense for premises and equipment was $4.9 million for 2017, $2.9 million for 2016 and $2.4 million for 2015.

8. Goodwill and Core Deposit Intangibles

        At December 31, 2017, the Company had goodwill of $493 million. Additions to goodwill of $391 million included $122 million from the PLZZ acquisition and $269 million from the HEOP

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Goodwill and Core Deposit Intangibles (Continued)

acquisition. The following table presents changes in the carrying value of goodwill for the periods indicated:

	2017	2016
	(dollars in thousands)
Balance, beginning of year	$102,490	$50,832
Goodwill acquired during the year	390,839	51,658
Impairment losses	—	—

Balance, end of year	$493,329	$102,490

Accumulated impairment losses at end of year	—	—

        The Company's goodwill was evaluated for impairment during the fourth quarter of 2017, with no impairment loss recognition considered necessary.

        At December 31, 2017, the Company had $43.0 million of CDI. Additions to CDI of $39.7 million included $11.6 million from the PLZZ acquisition and $28.1 million from the HEOP acquisition. The Company's change in the gross amount of core deposit intangibles and the related accumulated amortization consisted of the following at December 31:

	2017	2016	2015
	(dollars in thousands)
Gross amount of CDI:
Balance, beginning of year	$15,102	$10,782	$7,876
Additions due to acquisitions	39,707	4,320	2,906

Balance, end of year	54,809	15,102	10,782

Accumulated amortization:
Balance, beginning of year	(5,651)	(3,612)	(2,262)
Amortization	(6,144)	(2,039)	(1,350)

Balance, end of year	(11,795)	(5,651)	(3,612)

Net CDI, end of year	$43,014	$9,451	$7,170

        The estimated aggregate amortization expense related to our core deposit intangible assets for each of the next five years is $8.4 million, $7.3 million, $6.5 million, $5.4 million, and $4.5 million. The Company's core deposit intangibles is evaluated for impairment if events and circumstances indicate possible impairment. Factors that may attribute to impairment include customer attrition and run-off. Management is unaware of any events and/or circumstances that would indicate a possible impairment to the core deposit intangibles.

9. Bank Owned Life Insurance

        At December 31, 2017 and 2016, the Company had $76.0 million and $40.4 million, respectively of BOLI. The Company recorded noninterest income associated with the BOLI policies of $2.3 million, $1.4 million and $1.3 million for the years ending December 31, 2017, 2016 and 2015, respectively.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Bank Owned Life Insurance (Continued)

        BOLI involves the purchasing of life insurance by the Company on a selected group of employees where the Company is the owner and beneficiary of the policies. BOLI is recorded as an asset at its cash surrender value. Increases in the cash surrender value of these policies, as well as a portion of the insurance proceeds received, are recorded in noninterest income and are not subject to income tax, as long as they are held for the life of the covered parties.

10. Qualified Affordable Housing Project Investments

        The Company's investment in Qualified Affordable Housing Funds that generate Low Income Housing Tax Credits at December 31, 2017 and 2016 was $11.6 million and $7.0 million, respectively, recorded in other assets. Total unfunded commitments related to the investments in qualified affordable housing funds totaled $1.3 million and $749 thousand at December 31, 2017 and 2016, respectively. The Company has invested in three separate LIHTC funds, which provide the Company with CRA credit. Additionally, the investment in LIHTC funds provide the Company with tax credits and with operating loss tax benefits over an approximately 10 year period. None of the original investment will be repaid. The investments in the WNC Institutional Tax Credit funds are being accounted for using the cost method, under which the Company amortizes as non-interest expense the initial cost of the investment equally over the expected time period in which tax credits and other tax benefits will be received. The investment in the Sycamore Court fund qualifies for and is being accounted for using the proportional amortization method, which allows for the amortization of the investment to be in proportion to the total of the tax credits and other tax benefits that are allocated to the investor. The tax credits and operating loss tax benefits are recognized in the income statement as a component of income tax expense (benefit) for all LIHTC funds.

        The following table presents the Company's original investment in the LIHTC funds, the current recorded investment balance, and the unfunded liability balance of each investment at December 31, 2017 and 2016. In addition, the table reflects the tax credits and tax benefits recorded by the Company during 2017 and 2016, the amortization of the investment and the net impact to the Company's income tax provision for 2017 and 2016.

Qualified Affordable Housing Funds at December 31, 2017	Original Investment Value	Current Recorded Investment	Unfunded Liability Obligation	Tax Credits and Tax Deductions(1)	Amortization of Investments(2)	Net Income Tax Benefit
WNC Institutional Tax Credit Fund X, CA Series 11 L.P.	$5,000	$2,750	$85	$455	$500	$(663)
WNC Institutional Tax Credit Fund X, CA Series 12, L.P.	5,000	3,250	288	482	500	(690)
Sycamore Court	6,181	5,582	927	1,577	599	(782)

Total—Investments in Qualified Affordable Housing Projects	$16,181	$11,582	$1,300	$2,514	$1,599	$(2,135)

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Qualified Affordable Housing Project Investments (Continued)

Qualified Affordable Housing Funds at December 31, 2016	Original Investment Value	Current Recorded Investment	Unfunded Liability Obligation	Tax Credits and Tax Deductions(1)	Amortization of Investments(2)	Net Income Tax Benefit
WNC Institutional Tax Credit Fund X, CA Series 11 L.P.	$5,000	$3,250	$223	$488	$542	$(596)
WNC Institutional Tax Credit Fund X, CA Series 12, L.P.	5,000	3,750	526	473	782	(637)

Total—Investments in Qualified Affordable Housing Projects	$10,000	$7,000	$749	$961	$1,324	$(1,233)

(1)
The amounts reflected in this column represent both the tax credits, as well as the tax benefits generated by the Qualified Affordable Housing Projects operating loss for the year, which are included in the calculation of income tax expense.

(2)
This amount represents the amortization of the investment cost of the LIHTC.

11. Deposit Accounts

        Deposit accounts and weighted average interest rates consisted of the following at December 31:

	2017	Weighted Average Interest Rate	2016	Weighted Average Interest Rate
	(dollars in thousands)
Transaction accounts
Noninterest-bearing checking	$2,226,848	—%	$1,185,768	—%
Interest-bearing checking	365,193	0.13%	182,893	0.11%
Money market	2,181,571	0.48%	1,100,787	0.34%
Savings	227,436	0.13%	101,574	0.14%

Total transaction accounts	5,001,048	0.21%	2,571,022	0.16%

Certificates of deposit accounts
Less than 100,000	192,409	0.85%	121,148	0.74%
$100,000 through $250,000	369,748	1.01%	153,103	0.82%
Greater than $250,000	522,663	1.26%	300,308	0.74%

Total certificates of deposit accounts	1,084,820	1.10%	574,559	0.76%

Total deposits	$6,085,868	0.33%	$3,145,581	0.27%

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Deposit Accounts (Continued)

        The aggregate annual maturities of certificates of deposit accounts at December 31, 2017 are as follows:

	2017
	Balance	Weighted Average Interest Rate
	(dollars in thousands)
Within 3 months	$318,794	0.93%
4 to 6 months	250,026	1.07%
7 to 12 months	279,192	1.18%
13 to 24 months	175,005	1.24%
25 to 36 months	29,270	1.33%
37 to 60 months	22,936	1.44%
Over 60 months	9,597	1.13%

Total	$1,084,820	1.10%

        Interest expense on deposit accounts for the years ended December 31 is summarized as follows:

	2017	2016	2015
	(dollars in thousands)
Checking accounts	$365	$200	$165
Money market accounts	6,720	3,641	2,426
Savings	251	151	141
Certificates of deposit accounts	6,035	4,399	3,898

Total	$13,371	$8,391	$6,630

        Accrued interest on deposits, which is included in accrued expenses and other liabilities, was $526,000 at December 31, 2017 and $178,000 at December 31, 2016.

12. Federal Home Loan Bank Advances and Other Borrowings

        As of December 31, 2017, the Company has a line of credit with the FHLB that provides for advances totaling up to 45% of the Company's assets, equating to a credit line of $2.9 billion, of which $677 million was available for borrowing. The available for borrowing was based on collateral pledged by real estate loans with an aggregate balance of $1.4 billion and FHLB stock of $17.3 million.

        At December 31, 2017, the Company had $310 million in overnight FHLB advances and $180 million term advances, compared to $278 million in overnight FHLB advances and no term advances at December 31, 2016. The term advance have maturity dates ranging from January 2018 to June of 2022 and rates ranging from 0.90% to 2.73%.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Federal Home Loan Bank Advances and Other Borrowings (Continued)

        The following table summarizes activities in advances from the FHLB for the periods indicated:

	Year Ended December 31,
	2017	2016
	(dollars in thousands)
Average balance outstanding	$290,839	$58,814
Maximum amount outstanding at any month-end during the year	490,148	278,000
Balance outstanding at end of year	490,148	278,000
Weighted average interest rate during the year	1.19%	0.59%

        Bank related credit facilities have been established with Citigroup, Barclays Bank and Union Bank. The outstanding credit facilities are secured by pledged investment securities. At December 31, 2017 and 2016, the Company had borrowings of $18.5 million with Citigroup that mature in September of 2018, $10.0 million with Barclays Bank that mature in February of 2018, which the Company does not intend on renewing, and an unused reverse repurchase facility with Union Bank of $50 million. The outstanding borrowings are secured by MBS with an estimated fair value of $27.3 million.

        The Company sells certain securities under agreements to repurchase. The agreements are treated as overnight borrowings with the obligations to repurchase securities sold reflected as a liability. The dollar amount of investment securities underlying the agreements remain in the asset accounts. The Company enters into these debt agreements as a service to certain HOA depositors to add protection for deposit amounts above FDIC insurance levels. At December 31, 2017, the Company sold securities under agreement to repurchase of $17.6 million with weighted average rate of 0.01% and collateralized by investment securities with fair value of approximately $29.7 million.

        At December 31, 2017, the Bank had unsecured lines of credit with eight correspondent banks for a total amount of $168 million and access through the Federal Reserve discount window to borrow $3.3 million. At December 31, 2017 and December 31, 2016, the Company had no outstanding balances against these lines.

        In addition, the Corporation acquired a line of credit with Wells Fargo Bank in June of 2017, with availability of $15 million. The line was added to provide an additional source of liquidity at the Corporation level and has no outstanding balance at December 31, 2017 and matures in June 2018.

        The following table summarizes activities in other borrowings for the periods indicated:

	Year Ended December 31,
	2017	2016
	(dollars in thousands)
Average balance outstanding	$50,866	$48,732
Maximum amount outstanding at any month-end during the year	52,996	53,586
Balance outstanding at end of year	46,139	49,971
Weighted average interest rate during the year	1.86%	1.94%

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Subordinated Debentures

        In August 2014, the Corporation issued $60 million in aggregate principal amount of 5.75% Subordinated Notes Due 2024 (the "Notes") in a private placement transaction to institutional accredited investors (the "Private Placement"). The Corporation contributed $50 million of net proceeds from the Private Placement to the Bank to support general corporate purposes. The Notes bear interest at an annual fixed rate of 5.75%, with the first interest payment on the Notes occurring on March 3, 2015, and interest will be paid semiannually each March 3 and September 3 through September 2024. The Notes can only be redeemed, partially or in whole, prior to the maturity date if the notes do not constitute Tier 2 Capital (for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve). As of December 31, 2017, the Notes qualify as Tier 2 Capital. Principal and interest are due upon early redemption.

        In connection with the Private Placement, the Corporation obtained ratings from Kroll Bond Rating Agency ("KBRA"). KBRA assigned investment grade ratings of BBB+ and BBB for the Corporation's senior secured debt and subordinated debt, respectively, and a senior deposit rating of A– for the Bank. The Company's and Bank's ratings were re-affirmed in October of 2017 by KBRA.

        In March 2004, the Corporation issued $10.3 million of Floating Rate Junior Subordinated Deferrable Interest Debentures (the "Debt Securities") to PPBI Trust I, a statutory trust created under the laws of the State of Delaware. The Debt Securities are subordinated to effectively all borrowings of the Corporation and are due and payable on April 6, 2034. Interest is payable quarterly on the Debt Securities at 3-month LIBOR plus 2.75% for a rate of 4.11% at December 31, 2017 and 3.63% at December 31, 2016. The Debt Securities may be redeemed, in part or whole, on or after April 7, 2009 at the option of the Corporation, at par. The Debt Securities can also be redeemed at par if certain events occur that impact the tax treatment or the capital treatment of the issuance. The Corporation also purchased a 3% minority interest totaling $310,000 in PPBI Trust I. The balance of the equity of PPBI Trust I is comprised of mandatorily redeemable preferred securities ("Trust Preferred Securities") and is included in other assets. PPBI Trust I sold $10,000,000 of Trust Preferred Securities to investors in a private offering.

        On April 1, 2017, as part of the Heritage Oaks acquisition, the Corporation assumed $5.2 million of floating rate junior subordinated debt securities associated with Heritage Oaks Capital Trust II. Interest is payable quarterly at three-month LIBOR plus 1.72% per annum, for an effective rate of 3.06% per annum as of December 31, 2017. At December 31, 2017, the carrying value of these debentures was $3.9 million, which reflects purchase accounting fair value adjustments of $1.3 million. The Corporation also assumed $3.1 million and $5.2 million of floating rate junior subordinated debt associated with Mission Community Capital Trust I and Santa Lucia Bancorp (CA) Capital Trust, respectively. At December 31, 2017, the carrying value of Mission Community Capital Trust I and Santa Lucia Bancorp (CA) Capital Trust were $2.8 million and $3.8 million, respectively, which reflects purchase accounting fair value adjustments of $327,000 and $1.4 million, respectively. Interest is payable quarterly at three-month LIBOR plus 2.95% per annum, for an effective rate of 4.31% per annum as of December 31, 2017 for Mission Community Capital Trust I. Interest is payable quarterly at three-month LIBOR plus 1.48% per annum, for an effective rate of 2.84% per annum as of December 31, 2017 for Santa Lucia Bancorp (CA) Capital Trust. These three debentures are callable by the Corporation at par.

        On November 1, 2017, as part of the PLZZ acquisition, the Company assumed three subordinated notes totaling $25 million at a fixed interest rate of 7.125% payable in arrears on a quarterly basis. The

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Subordinated Debentures (Continued)

notes have a maturity date of June 26, 2025 and are also redeemable in whole or in part from time to time beginning in June 26, 2020 at an amount equal to 103.0% of principal plus accrued unpaid interest. The redemption price decreases 50 basis points each subsequent year.

        The Corporation is not allowed to consolidate and trust preferred securities into the Company's consolidated financial statements. The resulting effect on the Company's consolidated financial statements is to report only the Subordinated Debentures as a component of the Company's liabilities.

        The following table summarizes activities for our subordinated debentures for the periods indicated:

	Year Ended December 31,
	2017	2016
	(dollars in thousands)
Average balance outstanding	$81,466	$69,347
Maximum amount outstanding at any month-end during the year	105,123	69,383
Balance outstanding at end of year	105,123	69,383
Weighted average interest rate during the year	5.80%	5.54%

14. Income Taxes

        Income taxes for the years ended December 31 consisted of the following:

	2017	2016	2015
	(dollars in thousands)
Current income tax provision:
Federal	$18,644	$16,928	$12,460
State	7,062	4,655	4,144

Total current income tax provision	25,706	21,583	16,604

Deferred income tax provision (benefit):
Federal	8,294	2,379	(887)
Effect of Tax Act	5,633	—	—
State	2,493	1,253	(508)

Total deferred income tax provision (benefit)	16,420	3,632	(1,395)

Total income tax provision	$42,126	$25,215	$15,209

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Income Taxes (Continued)

        A reconciliation from statutory federal income taxes, that are based on a statutory rate of 35%, to the Company's effective income taxes for the years ended December 31 is as follows:

	2017	2016	2015
	(dollars in thousands)
Statutory federal income tax provision	$35,778	$22,863	$14,253
State taxes, net of federal income tax effect	6,720	4,135	2,886
Cash surrender life insurance	(645)	(407)	(483)
Tax exempt interest	(1,660)	(764)	(742)
Merger costs	824	533	447
LIHTC investments	(1,031)	(909)	(871)
Effect of the Tax Act	5,633	—	—
Excess tax benefit of stock-based compensation	(1,995)	—	—
Prior year true-up	(1,108)	—	—
Other	(390)	(236)	(281)

Total income tax provision	$42,126	$25,215	$15,209

        Deferred tax assets (liabilities) were comprised of the following temporary differences between the financial statement carrying amounts and the tax basis of assets at December 31:

	2017	2016	2015
	(dollars in thousands)
Deferred tax assets:
Accrued expenses	$2,463	$2,839	$1,717
Net operating loss	4,834	3,977	5,192
Allowance for loan losses, net of bad debt charge-offs	8,400	8,061	6,252
Deferred compensation	3,074	2,348	2,547
State taxes	1,500	1,879	1,451
Depreciation	—	1,090	651
Loan discount	8,642	3,477	—
Stock-based compensation	1,914	1,108	639
Unrealized loss on available for sale securities	—	1,939	—
Capital loss carryover	380	—	—
AMT credit	107	—	—

Total deferred tax assets	31,314	26,718	18,449

Deferred tax liabilities:
Deferred FDIC gain	(524)	(1,675)	(1,656)
Core deposit intangibles	(11,691)	(3,331)	(2,266)
Loan origination costs	(3,368)	(4,208)	—
Depreciation	(699)	—	—
Unrealized loss on available for sale securities	(188)	—	(231)
Other	(1,199)	(697)	(2,785)

Total deferred tax liabilities	(17,669)	(9,911)	(6,938)

Valuation allowance	(380)	—	—

Net deferred tax asset	$13,265	$16,807	$11,511

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Income Taxes (Continued)

        On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act ("Tax Act"). Among other changes, the Tax Act reduces the U.S. federal corporate tax rate from 35% to 21%. The Company has recorded an income tax expense of $5.6 million related to the remeasurement of federal net deferred tax assets resulting from the permanent reduction in the U.S. statutory corporate tax rate to 21% from 35%. The Company is still completing its analysis of the impact of the Tax Act and will record any adjustments to the provisional amount as a component of income tax expense during the measurement period provided for in SAB 118.

        The Company accounts for income taxes by recognizing deferred tax assets and liabilities based upon temporary differences between the amounts for financial reporting purposes and tax basis of its assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. In assessing the realization of deferred tax assets, management evaluates both positive and negative evidence, including the existence of any cumulative losses in the current year and the prior two years, the forecasts of future income, applicable tax planning strategies, and assessments of current and future economic and business conditions. This analysis is updated quarterly and adjusted as necessary. Based on the analysis, the Company has determined that a valuation allowance for deferred tax assets was not required as of December 31, 2016 and December 31, 2015. As of December 31, 2017, the Company recorded a valuation allowance of $380,000 against the capital loss carryover deferred tax asset, as the Company does not believe it will generate sufficient capital gain before the capital loss carryover expires.

        Section 382 of the Internal Revenue Code imposes limitations on a corporation's ability to use any net unrealized built in losses and other tax attributes, such as net operating loss and tax credit carryforwards, when it undergoes a 50% ownership change over a designated testing period. The Company has a Section 382 limited net operating loss carry forward of approximately $17.4 million for federal income tax purposes, which is scheduled to expire in 2026. In addition, the Company has a Section 382 limited net operating loss carry forward of approximately $14.7 million for California franchise tax purposes, which is scheduled to expire in 2020. The Company is expected to fully utilize the federal and California net operating loss carryforward before it expires with the application of the Section 382 annual limitation.

        The Company and its subsidiaries are subject to U.S. Federal income tax as well as income and franchise tax in multiple state jurisdictions. The statute of limitations related to the consolidated Federal income tax returns is closed for all tax years up to and including 2013. The expiration of the statute of limitations related to the various state income and franchise tax returns varies by state. The Company is currently not under examination in any taxing jurisdiction.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Income Taxes (Continued)

        A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2017 and 2016 is as follows:

	2017	2016
	(dollars in thousands)
Balance at January 1,	$—	$—
Additions based on tax positions related to prior years	2,906	—

Balance at December 31,	$2,906	$—

        The total amount of unrecognized tax benefits was $2.9 million and $0 at December 31, 2017 and 2016 and is primarily comprised of unrecognized tax benefits from an acquisition during 2017. The total amount of tax benefits that, if recognized, would favorably impact the effective tax rate was $0 at December 31, 2017. The Company does not believe that the unrecognized tax benefits will change within the next twelve months.

        The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. The Company had accrued for $104,000 and $0 of the interest and penalties at December 31, 2017 and 2016, respectively.

15. Commitments, Contingencies and Concentrations of Risk

        Lease Commitments—The Company leases a portion of its facilities from non-affiliates under operating leases expiring at various dates through 2027. The following schedule shows the minimum annual lease payments, excluding any renewals and extensions, property taxes, and other operating expenses, due under these agreements:

Year ending December 31,	Amount
(dollars in thousands)
2018	$7,170
2019	5,476
2020	2,675
2021	1,887
2022	1,421
Thereafter	2,312

Total	$20,941

        Rental expense under all operating leases totaled $4.8 million for 2017, $4.4 million for 2016, and $3.8 million for 2015.

        Legal Proceedings—The Company is not involved in any material pending legal proceedings other than legal proceedings occurring in the ordinary course of business. Management believes that none of these legal proceedings, individually or in the aggregate, will have a material adverse impact on the results of operations or financial condition of the Company.

        Employment Agreements—The Company has entered into a three-year employment agreement with its Chief Executive Officer ("CEO"). This agreement provides for the payment of a base salary, a

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Commitments, Contingencies and Concentrations of Risk (Continued)

bonus based upon the CEO's individual performance and the Company's overall performance, provides a vehicle for the CEO's use, and provides for the payment of severance benefits upon termination under specified circumstances.

        Additionally, the Bank has entered into a three years employment agreements with the following executive officers: Chief Banking Officer, the Chief Financial Officer, the Chief Credit Officer and the Chief Operating Officer. The agreements provide for the payment of a base salary, a bonus based upon the individual's performance and the overall performance of the Bank and the payment of severance benefits upon termination under specified circumstances.

        Availability of Funding Sources—The Company funds substantially all of the loans, which it originates or purchases, through deposits, internally generated funds, and/or borrowings. The Company competes for deposits primarily on the basis of rates, and, as a consequence, the Company could experience difficulties in attracting deposits to fund its operations if the Company does not continue to offer deposit rates at levels that are competitive with other financial institutions. To the extent that the Company is not able to maintain its currently available funding sources or to access new funding sources, it would have to curtail its loan production activities or sell loans and investment securities earlier than is optimal. Any such event could have a material adverse effect on the Company's results of operations, financial condition and cash flows.

16. Benefit Plans

        401(k) Plan—The Bank maintains an Employee Savings Plan (the "401(k) Plan") which qualifies under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, employees may contribute between 1% to 100% of their compensation. In 2017, 2016 and 2015, the Bank matched 100% of contributions for the first three percent contributed and 50% on the next two percent contributed. Contributions made to the 401(k) Plan by the Bank amounted to $1.4 million for 2017, $959,000 for 2016 and $769,000 for 2015.

        Pacific Premier Bancorp, Inc. 2004 Long-Term Incentive Plan (the "2004 Plan")—The 2004 Plan was approved by the Corporation's stockholders in May 2004. The 2004 Plan authorized the granting of incentive stock options, nonstatutory stock options, stock appreciation rights and restricted stock (collectively "Awards") equal to 525,500 shares of the common stock of the Corporation for issuances to executive, key employees, officers and directors. The 2004 Plan was in effect for a period of ten years starting in February 25, 2004, the date the 2004 Plan was adopted. Awards granted under the 2004 Plan were made at an exercise price equal to the fair market value of the stock on the date of grant. The Awards granted pursuant to the 2004 Plan vest at a rate of 33.3% per year. The 2004 Plan terminated in February 2014.

        Heritage Oaks Bancorp, Inc. 2005 Equity Based Compensation Plan (the "2005 Plan")—The 2005 Plan was acquired from Heritage Oaks Bancorp, Inc. on April 1, 2017. The 2005 Plan authorized the granting of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units and Performance Share Cash Only Awards. As of December 31, 2016, no further grants can be made from this plan, however Pacific Premier assumed all unvested and unexercised awards.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Benefit Plans (Continued)

        Pacific Premier Bancorp, Inc. 2012 Long-Term Incentive Plan (the "2012 Plan")—The 2012 Plan was approved by the Corporation's stockholders in May 2012. The 2012 Plan authorizes the granting of Awards equal to 620,000 shares of the common stock of the Corporation for issuances to executives, key employees, officers, and directors. The 2012 Plan will be in effect for a period of ten years from May 30, 2012, the date the 2012 Plan was adopted. Awards granted under the 2012 Plan will be made at an exercise price equal to the fair market value of the stock on the date of grant. Awards granted to officers and employees may include incentive stock options, non-qualified stock options, restricted stock, restricted stock units, and stock appreciation rights. The awards have vesting periods ranging from 1 to 3 years; vesting in either three equal annual installments or one lump sum at the end of the third year. In May 2014, the Corporation's stockholders approved an amendment to the 2012 Plan to increase the shares available under the plan by 800,000 shares to total 1,420,000 shares. In May 2015, the Corporation's stockholders approved an amendment to the 2012 Plan to permit the grant of performance-based awards, including equity compensation awards that may not be subject to the deduction limitation of Section 162(m) of the Internal Revenue Code. The performance-based awards include (i) both performance-based equity compensation awards and performance-based cash bonus payments and (ii) restricted stock units. In May 2017, the Corporation's stockholders approved an amendment to the 2012 Plan to increase the shares available under the plan by 3,580,000 shares to total 5,000,000 shares.

        Heritage Oaks Bancorp, Inc. 2015 Equity Based Compensation Plan (the "2015 Plan")—The 2015 Plan was acquired from Heritage Oaks Bancorp, Inc. on April 1, 2017. The 2015 plan was approved by the Corporation's stockholders in May 2015. The 2015 Plan authorized the Company to grant various types of share-based compensation awards to the Company's employees and Board of Directors such as stock options, restricted stock awards, and restricted stock units. Under the 2015 Equity Incentive Plan a maximum of 2,500,000 shares of the Company's common stock were made to be issued. Shares issued under this plan, other than stock options and stock appreciation rights, were counted against the plan on a two shares for every one share actually issued basis. Awards that were canceled, expired, forfeited, fail to vest, or otherwise resulted in issued shares not being delivered to the grantee, were made available for the issuance of future share-based compensation awards. Additionally, under this plan, no one individual was to be granted shares in aggregate that exceed more than 250,000 shares during any calendar year. The 2015 Plan is still active and Pacific Premier assumed all unvested and unexercised awards.

        The Pacific Premier Bancorp, Inc. 2004 Long-Term Incentive Plan, Heritages Oaks Bancorp, Inc. 2005 Equity Based Compensation Plan, Pacific Premier Bancorp, Inc. 2012 Long-Term Incentive Plan and the Heritage Oaks Bancorp, Inc. 2015 Equity Based Compensation Plan are collectively the "Plans."

Stock Options

        As of December 31, 2017, there are 114,454 options outstanding on the 2004 Plan with zero available for grant. As of December 31, 2017, there are 48,532 options outstanding on the 2005 Plan with zero available for grant. As of December 31, 2017, there are 755,362 options outstanding on the 2012 Plan with 3,594,149 available for grant. As of December 31, 2017, there are 36,175 options

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Benefit Plans (Continued)

outstanding on the 2015 Plan with zero available for grant. Below is a summary of the stock option activity in the Plans for the year ended December 31, 2017:

	2017
	Number of Stock Options Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic value
			(in years)
				(dollars in thousands)
Outstanding at January 1, 2017	1,083,667	$12.61
Granted	210,977	20.40
Exercised	(333,959)	13.49
Forfeited and Expired	(6,162)	34.68

Outstanding at December 31, 2017	954,523	$13.89	5.8	$24,926

Vested and Exercisable at December 31, 2017	749,281	$12.47	5.3	$20,627

        The total intrinsic value of options exercised during the years ended December 31, 2017, 2016 and 2015 was $7.7 million, $2.0 million and $60,000, respectively.

        The amount charged against compensation expense in relation to the stock options was $927,000 for 2017, $883,000 for 2016 and $514,000 for 2015. At December 31, 2017, unrecognized compensation expense related to the options is approximately $814,000.

        Options granted under the Option Plans during 2017, 2016 and 2015 were valued using the Black-Scholes model with the following average assumptions:

	Year Ended December 31,
	2017	2016	2015
Expected volatility	22.43% - 28.77%	21.98% - 26.88%	29.47%
Expected term	.33 - 6 Years	6.00 Years	6.00 Years
Expected dividends	None	None	None
Risk free rate	1.03% - 2.02%	1.32% - 1.83%	1.39%
Weighted-average grant date fair value	$19.66	$5.55	$4.73

        The following is the listing of the input variables and the assumptions utilized by the Company for each parameter used in the Black-Scholes option pricing model in prior years:

        Risk-free Rate—The risk-free rate for periods within the contractual life of the option have been based on the U.S. Treasury rate that matures on the expected assigned life of the option at the date of the grant.

        Expected Life of Options—The expected life of options is based on the period of time that options granted are expected to be outstanding.

        Expected Volatility—The expected volatility has been based on the historical volatility for the Company's shares.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Benefit Plans (Continued)

        Dividend Yield—The dividend yield has been based on historical experience and expected future changes on dividend payouts. The Company does not expect to declare or pay dividends on its common stock within the foreseeable future.

Restricted Stock

        Below is a summary of the restricted stock activity in the Plans for the years ended December 31, 2017:

	2017
	Shares	Weighted Average Grant-Date Fair Value per share
Unvested at the beginning of the year	370,334	$23.53
Granted	201,544	38.70
Vested	(125,035)	26.26
Forfeited	—	—

Unvested at the end of the year	446,843	$29.61

        Compensation expense for the year ended December 31, 2017, 2016 and 2015 related to the above restricted stock grants amounted to $5.0 million, $1.8 million and $260,000, respectively. Restricted stock awards are valued at the closing stock price on the date of grant and are expensed to stock based compensation expense over the period for which the related service is performed. The total grant date fair value of awards was $7.8 million for 2017 awards. At December 31, 2017, unrecognized compensation expense related to restricted stock is approximately $8.2 million.

Other Plans

        Salary Continuation Plan—The Bank implemented a non-qualified supplemental retirement plan in 2006 (the "Salary Continuation Plan") for certain executive officers of the Bank. The Salary Continuation Plan is unfunded.

        Deferred Compensation Plans—Deferred Compensation Plan—The Bank implemented a non-qualified supplemental retirement plan in 2006 (the "Supplemental Executive Retirement Plan" or "SERP") for certain executive officers of the Bank. The Bank has acquired additional SERPs through the acquisitions of SDTB, IDPK and HEOP. The SERP is unfunded. The expense incurred for the SERP for each of the last three years was $721,000, $573,000 and $307,000 resulting in a deferred compensation liability of $8.3 million and $5.1 million as of the years ended 2017 and 2016. In addition, with the acquisition of PLZZ, the Company acquired a deferred compensation plan that is unfunded and results in a deferred compensation asset and liability both in the amount of $2.0 million.

        The amounts expensed in 2017, 2016, and 2015 for all of these plans amounted to $721,000, $573,000, and $555,000 respectively. As of December 31, 2017, 2016 and 2015, $8.4 million, $5.7 million, and $5.4 million, respectively, were recorded in other liabilities on the consolidated statements of condition for each of these plans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Financial Instruments with Off-Balance Sheet Risk

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of originating loans or providing funds under existing lines or letters of credit. These commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require payment of a fee. Since many commitments are expected to expire, the total commitment amounts do not necessarily represent future cash requirements. Commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the accompanying consolidated statements of financial condition.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company controls credit risk of its commitments to fund loans through credit approvals, limits and monitoring procedures. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company evaluates each customer for creditworthiness.

        The Company receives collateral to support commitments when deemed necessary. The most significant categories of collateral include real estate properties underlying mortgage loans, liens on personal property and cash on deposit with the Bank.

        The Company maintains an allowance for credit losses to provide for commitments related to loans associated with undisbursed loan funds and unused lines of credit. The allowance for these commitments was $1.9 million at December 31, 2017 and $1.1 million at December 31, 2016.

        The Company's commitments to extend credit at December 31, 2017 were $1.2 billion and $581 million at December 31, 2016. The 2017 balance is primarily composed of $707 million of undisbursed commitments for C&I loans.

18. Fair Value of Financial Instruments

        The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. ASC Topic 825 requires disclosure of the fair value of financial assets and financial liabilities, including both those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis and a non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value, and for estimating the fair value of financial assets and financial liabilities not recorded at fair value, are discussed below.

        In accordance with accounting guidance, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Fair Value of Financial Instruments (Continued)

measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described as follows:

  Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

  Level 2—Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, prepayment speeds, volatilities, etc.) or model-based valuation techniques where all significant assumptions are observable, either directly or indirectly, in the market.

  Level 3—Valuation is generated from model-based techniques where one or more significant inputs are not observable, either directly or indirectly, in the market. These unobservable assumptions reflect the Company's own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques may include use of matrix pricing, discounted cash flow models, and similar techniques.

        Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented. Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent limitations in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2017 and December 31, 2016.

        A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Management maximizes the use of observable inputs and attempts to minimize the use of unobservable inputs when determining fair value measurements. The following is a description of both the general and specific valuation methodologies used for certain instruments measured at fair value, as well as the general classification of these instruments pursuant to the valuation hierarchy.

        Cash and due from banks—The carrying amounts of cash and short-term instruments approximate fair value due to the liquidity of these instruments.

        Investment securities—Investment securities are generally valued based upon quotes obtained from an independent third-party pricing service, which uses evaluated pricing applications and model processes. Observable market inputs, such as, benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data are considered as part of the evaluation. The inputs are related directly to the security being evaluated, or indirectly to a similarly situated security. Market assumptions and market data are utilized in the valuation models. The Company reviews the market prices provided by the third-party pricing service for reasonableness based on the Company's understanding of the market place and credit issues related to the securities.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Fair Value of Financial Instruments (Continued)

The Company has not made any adjustments to the market quotes provided by them and, accordingly, the Company categorized its investment portfolio within Level 2 of the fair value hierarchy.

        FHLB, FRB, Other Stock—Due to restrictions placed on its transferability, it is not practical to determine the fair value of the stock.

        Loans Held for Sale—The fair value of loans held for sale is estimated based upon binding contracts and quotes from third party investors resulting in a Level 2 classification.

        Loans Held for Investment—The fair value of loans, other than loans on nonaccrual status, was estimated by discounting the remaining contractual cash flows using the estimated current rate at which similar loans would be made to borrowers with similar credit risk characteristics and for the same remaining maturities, reduced by deferred net loan origination fees and the allocable portion of the allowance for loan losses. Accordingly, in determining the estimated current rate for discounting purposes, no adjustment has been made for any change in borrowers' credit risks since the origination of such loans. Rather, the allocable portion of the allowance for loan losses is considered to provide for such changes in estimating fair value. As a result, this fair value is not necessarily the value, which would be derived using an exit price. These loans are included within Level 3 of the fair value hierarchy.

        Impaired loans and OREO—Impaired loans and OREO assets are recorded at the fair value less estimated costs to sell at the time of foreclosure. The fair value of impaired loans and OREO assets are generally based on recent real estate appraisals adjusted for estimated selling costs. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

        Deposit Accounts and Short-term Borrowings—The amounts payable to depositors for demand, savings, and money market accounts, and short-term borrowings are considered to approximate fair value. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities using a discounted cash flow calculation. Interest-bearing deposits and borrowings are included within Level 2 of the fair value hierarchy.

        Term FHLB Advances and Other Long-term Borrowings—The fair value of long term borrowings is determined using rates currently available for similar borrowings with similar credit risk and for the remaining maturities and are classified as Level 2.

        Subordinated Debentures—The fair value of subordinated debentures is estimated by discounting the balance by the current three-month LIBOR rate plus the current market spread. The fair value is determined based on the maturity date as the Company does not currently have intentions to call the debenture and is classified as Level 2.

        Accrued Interest Receivable/Payable—The carrying amounts of accrued interest receivable and accrued interest payable are deemed to approximate fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Fair Value of Financial Instruments (Continued)

        Estimated fair values are disclosed for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

        The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2017 and 2016.

	At December 31, 2017
	Carrying Amount	Level 1	Level 2	Level 3	Estimated Fair Value
	(dollars in thousands)
Assets:
Cash and cash equivalents	$200,064	$200,064	$—	$—	$200,064
Interest-bearing time deposits with financial institutions	3,693	3,693	—	—	3,693
Investments held to maturity	18,291	—	18,082	—	18,082
Investment securities available-for-sale	787,429	—	787,429	—	787,429
FHLB, FRB and other stock	65,881	N/A	N/A	N/A	N/A
Loans held for sale	23,426	—	23,524	—	23,524
Loans held for investment, net	6,167,532	—	—	6,269,366	6,269,366
Accrued interest receivable	27,053	27,053	—	—	27,053
Liabilities:
Deposit accounts	6,085,868	5,001,053	1,074,564	—	6,075,617
FHLB advances	490,148	—	489,823	—	489,823
Other borrowings	46,139	—	46,373	—	46,373
Subordinated debentures	105,123	—	115,159	—	115,159
Accrued interest payable	2,131	2,131	—	—	2,131

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Fair Value of Financial Instruments (Continued)

	At December 31, 2016
	Carrying Amount	Level 1	Level 2	Level 3	Estimated Fair Value
	(dollars in thousands)
Assets:
Cash and cash equivalents	$156,857	$156,857	$—	$—	$156,857
Interest-bearing time deposits with financial institutions	3,944	3,944	—	—	3,944
Investments held to maturity	8,565	—	8,461	—	8,461
Investment securities available for sale	380,963	—	380,963	—	380,963
FHLB, FRB and other stock	37,304	N/A	N/A	N/A	N/A
Loans held for sale	7,711	—	8,405	—	8,405
Loans held for investment, net	3,220,317	—	—	3,211,154	3,211,154
Accrued interest receivable	13,145	13,145	—	—	13,145
Liabilities:
Deposit accounts	3,145,581	2,330,579	573,467	—	2,904,046
FHLB advances	278,000	—	277,935	—	277,935
Other borrowings	49,971	—	50,905	—	50,905
Subordinated debentures	69,383	—	69,982	—	69,982
Accrued interest payable	1,481	1,481	—	—	1,481

        The Company's valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company's valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

        A loan is considered impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Impairment is measured based on the fair value of the underlying collateral or the discounted expected future cash flows. The Company measures impairment on all non-accrual loans for which it has reduced the principal balance to the value of the underlying collateral less the anticipated selling cost. As such, the Company records impaired loans as non-recurring Level 3 when the fair value of the underlying collateral is based on an observable market price or current appraised value. When current market prices are not available or the Company determines that the fair value of the underlying collateral is further impaired below appraised values, the Company records impaired loans as Level 3. At December 31, 2017, substantially all the Company's impaired loans were evaluated based on the fair value of their underlying collateral based upon the most recent appraisal available to management.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Fair Value of Financial Instruments (Continued)

        The measures of fair value on a non-recurring basis are immaterial at December 31, 2017 and 2016. The following fair value hierarchy tables present information about the Company's assets measured at fair value on a recurring basis at the dates indicated:

	At December 31, 2017
	Fair Value Measurement Using
				Securities at Fair Value
	Level 1	Level 2	Level 3
	(dollars in thousands)
Investment securities available for sale:
Agency	$—	$47,209	$—	$47,209
Corporate	—	79,546	—	79,546
Municipal bonds	—	232,128	—	232,128
Collateralized mortgage obligation: residential	—	33,781	—	33,781
Mortgage-backed securities: residential	—	394,765	—	394,765

Total securities available for sale:	$—	$787,429	$—	$787,429

	At December 31, 2016
	Fair Value Measurement Using
				Securities at Fair Value
	Level 1	Level 2	Level 3
	(dollars in thousands)
Investment securities available for sale:
Corporate	$—	$37,642	$—	$37,642
Municipal bonds	—	118,803	—	118,803
Collateralized mortgage obligation: residential	—	31,388	—	31,388
Mortgage-backed securities: residential	—	193,130	—	193,130

Total securities available for sale:	$—	$380,963	$—	$380,963

19. Earnings Per Share

        Earnings per share of common stock is calculated on both a basic and diluted basis based on the weighted average number of common and common equivalent shares outstanding, excluding common shares in treasury. Basic earnings per share excludes dilution and is computed by dividing income available to stockholders by the weighted average number of common shares outstanding for the period. The Company has no outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends that would be considered participating securities for the basic calculation. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from the issuance of common stock that then would share in earnings and excludes common shares in treasury. Stock options exercisable for shares of common stock are excluded from the computation of diluted earnings per share if they are anti-dilutive due to their exercise price exceeding the average market price during the period.

        The impact of stock options, which are anti-dilutive are excluded from the computations of diluted earnings per share. The dilutive impact of these securities could be included in future computations of diluted earnings per share if the market price of the common stock increases. The weighted average

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Earnings Per Share (Continued)

number of stock options excluded was 17,524 for December 31, 2017, 82,760 for December 31, 2016 and 222,858 for December 31, 2015.

        A reconciliation of the numerators and denominators used in basic and diluted earnings per share computations is presented in the table below.

	Income/(Loss) (numerator)	Shares (denominator)	Per Share Amount
	(dollars in thousands, except share data)
For the year ended December 31, 2017:
Net income applicable to earnings per share	$60,100
Basic earnings per share: Income available to common stockholders	60,100	37,705,556	$1.59
Effect of dilutive securities: Warrants and stock option plans	—	805,705

Diluted earnings per share: Income available to common stockholders	$60,100	38,511,261	$1.56

For the year ended December 31, 2016:
Net income applicable to earnings per share	$40,103
Basic earnings per share: Income available to common stockholders	40,103	26,931,634	$1.49
Effect of dilutive securities: Warrants and stock option plans	—	507,525

Diluted earnings per share: Income available to common stockholders	$40,103	27,439,159	$1.46

For the year ended December 31, 2015:
Net income applicable to earnings per share	$25,515
Basic earnings per share: Income available to common stockholders	25,515	21,156,668	$1.21
Effect of dilutive securities: Warrants and stock option plans	—	332,030

Diluted earnings per share: Income available to common stockholders	$25,515	21,488,698	$1.19

20. Derivative Instruments

        From time to time, the Company enters into interest rate swap agreements with certain borrowers to assist them in mitigating their interest rate risk exposure associated with the loans they have with the Company. At the same time, the Company enters into identical interest rate swap agreements with another financial institution to mitigate the Company's interest rate risk exposure associated with the swap agreements it enters into with its borrowers. At December 31, 2017, the Company had swaps with matched terms with an aggregate notional amount of $58.6 million and a fair value of $1.1 million. The fair values of these swaps are recorded as components of other assets and other liabilities in the Company's condensed consolidated balance sheet. Changes in the fair value of these swaps, which occur due to changes in interest rates, are recorded in the Company's income statement as a component of noninterest income. Since the terms of the swap agreements between the Company and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Derivative Instruments (Continued)

its borrowers have been matched with the terms of swap agreements with another financial institution, the adjustments for the change in their fair value offset each other in non-interest income.

        Although changes in the fair value of swap agreements between the Company and borrowers and the Company and other financial institutions offset each other, changes in the credit risk of these counterparties may result in a difference in the fair value of these swap agreements. Offsetting swap agreements the Company has with other financial institutions are collateralized with cash, and swap agreements with borrowers are secured by the collateral arrangements for the underlying loans these borrowers have with the Company. During the twelve months ended December 31, 2017, there were no losses recorded on swap agreements, attributable to the change in credit risk associated with a counterparty. All interest rate swap agreements entered into by the Company as of December 31, 2017 are not designated as hedging instruments.

        The following tables summarize the Company's derivative instruments, included in "other assets" and "other liabilities" in the consolidated statements of financial condition. The Company's derivative instruments were acquired as part of the HEOP acquisition, and the Company did not have any at December 31, 2016:

	December 31, 2017
	Derivative Assets		Derivative Liabilities
	Notional	Fair Value	Notional	Fair Value
	(dollars in thousands)
Derivative instruments not designated as hedging instruments:
Interest rate swap contracts	$58,599	$1,135	$58,599	$1,135

Total derivative instruments	$58,599	$1,135	$58,599	$1,135

21. Balance Sheet Offsetting

        Derivative financial instruments may be eligible for offset in the consolidated balance sheets, such as those subject to enforceable master netting arrangements or a similar agreement. Under these agreements, the Company has the right to net settle multiple contracts with the same counterparty. The Company offers an interest rate swap product to qualified customers, which are then paired with derivative contracts the Company enters into with a counterparty bank. While derivative contracts entered into with counterparty banks may be subject to enforceable master netting agreements, derivative contracts with customers may not be subject to enforceable master netting arrangements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Balance Sheet Offsetting (Continued)

        Financial instruments that are eligible for offset in the consolidated statements of financial condition as of December 31, 2017 are presented in the table below:

	December 31, 2017
		Gross Amounts Offset in the Consolidated Balance Sheets		Gross Amounts Not Offset in the Consolidated Balance Sheets
	Gross Amounts Recognized in the Consolidated Balance Sheets		Net Amounts Presented in the Consolidated Balance Sheets
				Financial Instruments	Cash Collateral(1)	Net Amount
	(dollars in thousands)
Financial assets:
Derivatives not designated as hedging instruments	$1,833	$(698)	$1,135	$—	$—	$1,135

Total	$1,833	$(698)	$1,135	$—	$—	$1,135

Financial liabilities:
Derivatives not designated as hedging instruments	$1,135	$—	$1,135	$—	$—	$1,135

Total	$1,135	$—	$1,135	$—	$—	$1,135

(1)
Represents cash collateral held with counterparty bank.

22. Related Parties

        Loans to the Company's executive officers and directors are made in the ordinary course of business, in accordance with applicable regulations and the Company's policies and procedures. At December 31, 2017, the Company had related party loans outstanding totaling $6.12 million and at December 31, 2016, the Company had related party loans outstanding totaling $2.38 million. On January 8, 2018, the Company entered into a new related party loan with a commitment amount of $4.0 million.

        At the end of 2017, the Company had related party deposits of $746 million compared to $354 million at the end of 2016. John J. Carona was appointed to the Board of Directors on March 15, 2013, in connection with the Company's acquisition of FAB. Mr. Carona is the President and Chief Executive Officer of Associa, a Texas corporation that specializes in providing management and related services for homeowners associations located across the United States. At December 31, 2017 and 2016, $736 million and $352 million, respectively, of the related party deposits were attributable to Associa.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Quarterly Results of Operations (Unaudited)

        The following is a summary of selected financial data presented below by quarter for the periods indicated:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands, except per share data)
For the year ended December 31, 2017:
Interest income	$45,427	$68,733	$70,161	$85,684
Interest expense	3,724	5,395	5,870	7,514
Provision for loan losses	2,502	1,904	2,049	2,185
Noninterest income	4,683	8,759	8,221	9,451
Noninterest expense	29,747	48,496	39,612	49,895
Income tax provision	4,616	7,521	10,619	19,370

Net income	$9,521	$14,176	$20,232	$16,171

Earnings per share:
Basic	$0.35	$0.36	$0.51	$0.37
Diluted	0.34	0.35	0.50	0.36
For the year ended December 31, 2016:
Interest income	$37,505	$40,874	$42,429	$45,797
Interest expense	3,304	3,313	3,420	3,493
Provision for loan losses	1,120	1,589	4,013	2,054
Noninterest income	4,848	4,468	5,968	4,318
Noninterest expense	23,633	23,713	25,860	25,377
Income tax provision	5,742	6,358	5,877	7,238

Net income	$8,554	$10,369	$9,227	$11,953

Earnings per share:
Basic	$0.33	$0.38	$0.34	$0.44
Diluted	0.33	0.37	0.33	0.43

24. Parent Company Financial Information

        The Corporation is a California-based bank holding company organized in 1997 as a Delaware corporation and owns 100% of the capital stock of the Bank, its principal operating subsidiary. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Parent Company Financial Information (Continued)

Bank was incorporated and commenced operations in 1983. Condensed financial statements of the Corporation are as follows:

PACIFIC PREMIER BANCORP, INC.

STATEMENTS OF FINANCIAL CONDITION

(Parent company only)

	At December 31,
	2017	2016
	(dollars in thousands)
Assets
Cash and cash equivalents	$17,097	$15,124
Investment in subsidiaries	1,329,961	513,606
Other assets	2,599	2,400

Total Assets	$1,349,657	$531,130

Liabilities
Subordinated debentures	$105,123	$69,383
Accrued expenses and other liabilities	2,538	2,007

Total Liabilities	107,661	71,390

Total Stockholders' Equity	1,241,996	459,740

Total Liabilities and Stockholders' Equity	$1,349,657	$531,130

PACIFIC PREMIER BANCORP, INC.

STATEMENTS OF OPERATIONS

(Parent company only)

	For the Years Ended December 31,
	2017	2016	2015
	(dollars in thousands)
Income
Interest income	$36	$31	$27
Noninterest income	—	—	—

Total income	36	31	27
Expense
Interest expense	4,720	3,844	3,937
Noninterest expense	8,956	3,769	2,831

Total expense	13,676	7,613	6,768

Loss before income tax provision	(13,640)	(7,582)	(6,741)
Income tax benefit	(5,417)	(2,785)	(2,783)

Net loss (parent only)	(8,223)	(4,797)	(3,958)
Equity in net earnings of subsidiaries	68,323	44,900	29,473

Net income	$60,100	$40,103	$25,515

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Parent Company Financial Information (Continued)

PACIFIC PREMIER BANCORP, INC.

SUMMARY STATEMENTS OF CASH FLOWS

(Parent company only)

	For the Years Ended December 31,
	2017	2016	2015
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$60,100	$40,103	$25,515
Adjustments to reconcile net income to cash used in operating activities:
Share-based compensation expense	5,809	2,729	1,165
Equity in undistributed earnings of subsidiaries and dividends from the bank	(68,323)	(44,901)	(29,473)
Increase (decrease) in accrued expenses and other liabilities	(365)	240	166
(Decrease) increase in current and deferred taxes	(896)	—	3,566
Decrease (increase) in other assets	1,714	4,794	(6,893)

Net cash (used in) provided by operating activities	(1,961)	2,965	(5,954)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of issuance cost	—	—	—
Repurchase of common stock	(1,258)	(125)	(116)
Proceeds from exercise of options and warrants	4,592	1,107	758
Capital contribution to Bank	600	7,765	(10,000)
Proceeds from issuance of subordinated debentures	—	—	—

Net cash provided by (used in) financing activities	3,934	8,747	(9,358)

Net increase (decrease) in cash and cash equivalents	1,973	11,712	(15,312)
Cash and cash equivalents, beginning of year	15,124	3,412	18,724

Cash and cash equivalents, end of year	$17,097	$15,124	$3,412

25. Acquisitions

Plaza Bancorp Acquisition

        Effective as of November 1, 2017, the Company completed the acquisition of Plaza Bancorp (OTC Market Group Pink Sheets: PLZZ) ("Plaza"), the holding company of Plaza Bank, a California chartered banking corporation headquartered in Irvine, California with $1.3 billion in total assets, $1.1 billion in gross loans and $1.1 billion in total deposits.

        Pursuant to the terms of the merger agreement, each outstanding share of PLZZ common stock was converted into the right to receive 0.2000 shares of Company common stock. The value of the total

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Acquisitions (Continued)

deal consideration was approximately $251 million, which included approximately $6.5 million of aggregate cash consideration payable to holders of unexercised options and warrants exercisable for shares of PLZZ common stock, and the issuance of 6,049,373 shares of the Company's common stock, which had a value of $40.40 per share, which was the closing price of the Company's common stock on October 31, 2017, the last trading day prior to the consummation of the acquisition.

        Goodwill in the amount of $122 million was recognized in the PLZZ acquisition. Goodwill represents the future economic benefits arising from net assets acquired that are not individually identified and separately recognized and is attributable to synergies expected to be derived from the combination of the two entities. Goodwill recognized in this transaction is not deductible for income tax purposes.

        The following table represents the assets acquired and liabilities assumed of PLZZ as of November 1, 2017 and the fair value adjustments and amounts recorded by the Company in 2017 under the acquisition method of accounting, which are subject to adjustment for up to one year after the merger date:

	PLZZ Book Value	Fair Value Adjustment	Fair Value
	(dollars in thousands)
ASSETS ACQUIRED
Cash and cash equivalents	$150,459	$—	$150,459
Loans, gross	1,069,359	(6,418)	1,062,941
Allowance for loan losses	(13,009)	13,009	—
Fixed assets	7,389	(194)	7,195
Core deposit intangible	198	11,382	11,580
Deferred tax assets	11,849	(6,876)	4,973
Other assets	19,495	(330)	19,165

Total assets acquired	$1,245,740	$10,573	$1,256,313

LIABILITIES ASSUMED
Deposits	$1,081,727	$1,224	$1,082,951
Borrowings	40,755	397	41,152
Other Liabilities	8,956	(622)	8,334

Total liabilities assumed	1,131,438	999	1,132,437

Excess of assets acquired over liabilities assumed	$114,302	$9,574	123,876

Consideration paid			250,939
Paid by PLZZ prior to close			6,544
Capitalized merger-related expense			1,366

Goodwill recognized			$121,885

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Acquisitions (Continued)

Heritage Oaks Bancorp Acquisition

        Effective as of April 1, 2017, the Company completed the acquisition of HEOP, the holding company of Heritage Oaks Bank, a Paso Robles, California based state-chartered bank ("Heritage Oaks Bank") with $2.0 billion in total assets, $1.4 billion in gross loans and $1.7 billion in total deposits at March 31, 2017. Heritage Oaks Bank operates branches within San Luis Obispo and Santa Barbara Counties and a loan production office in Ventura County.

        Pursuant to the terms of the merger agreement, each outstanding share of HEOP common stock was converted into the right to receive 0.3471 shares of corporate common stock. The value of the total deal consideration was approximately $465 million, which included approximately $3.9 million of aggregate cash consideration payable to holders of Heritage Oaks share-based compensation awards, and the issuance of 11,959,022 shares of the Corporation's common stock, which had a value of $38.55 per share, which was the closing price of the Corporation's common stock on March 31, 2017, the last trading day prior to the consummation of the acquisition.

        Goodwill in the amount of $269 million was recognized in the HEOP acquisition. Goodwill represents the future economic benefits arising from net assets acquired that are not individually identified and separately recognized and is attributable to synergies expected to be derived from the combination of the two entities. Goodwill recognized in this transaction is not deductible for income tax purposes.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Acquisitions (Continued)

        The following table represents the assets acquired and liabilities assumed of HEOP as of April 1, 2017 and the fair value adjustments and amounts recorded by the Company in 2017 under the acquisition method of accounting:

	HEOP Book Value	Fair Value Adjustments	Fair Value
	(dollars in thousands)
ASSETS ACQUIRED
Cash and cash equivalents	$78,728	$—	$78,728
Investment securities	447,520	(4,597)	442,923
Loans, gross	1,387,949	(23,300)	1,364,649
Allowance for loan losses	(17,200)	17,200	—
Fixed assets	35,567	(665)	34,902
Core deposit intangible	—	28,123	28,123
Deferred tax assets	17,850	(6,567)	11,283
Other assets	55,223	(9)	55,214

Total assets acquired	$2,005,637	$10,185	$2,015,822

LIABILITIES ASSUMED
Deposits	$1,668,079	$1,471	$1,669,550
Borrowings	141,996	(2,962)	139,034
Other Liabilities	7,290	771	8,061

Total liabilities assumed	1,817,365	(720)	1,816,645

Excess of assets acquired over liabilities assumed	$188,272	$10,905	199,177

Consideration paid			465,482
Capitalized merger-related expense			2,649

Goodwill recognized			$268,954

        The fair values are estimates and are subject to adjustment for up to one year after the merger date. In the third quarter of 2017, the Company made a $1.1 million adjustment to deferred tax assets and the deal consideration.

Security Bank Acquisition

        On January 31, 2016, the Company completed its acquisition of SCAF whereby we acquired $714 million in total assets, $456 million in loans and $637 million in total deposits. Under the terms of the merger agreement, each share of SCAF common stock was converted into the right to receive 0.9629 shares of the Corporation's common stock. The value of the total deal consideration was $120 million, which includes $788,000 of aggregate cash consideration to the holders of SCAF stock options and the issuance of 5,815,051 shares of the Corporation's common stock, valued at $119.4 million based on a closing stock price of $20.53 per share on January 29, 2016.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Acquisitions (Continued)

        SCAF was the holding company of Security Bank of California, a Riverside, California, based state-chartered bank with six branches located in Riverside County, San Bernardino County and Orange County.

        Goodwill in the amount of $51.7 million was recognized in the SCAF acquisition. Goodwill represents the future economic benefits arising from net assets acquired that are not individually identified and separately recognized and is attributable to synergies expected to be derived from the combination of the two entities. Goodwill recognized in this transaction is not deductible for income tax purposes.

        The following table represents the assets acquired and liabilities assumed of SCAF as of January 31, 2016 and the fair value adjustments and amounts recorded by the Company in 2016 under the acquisition method of accounting:

	SCAF Book Value	Fair Value Adjustments	Fair Value
	(dollars in thousands)
ASSETS ACQUIRED
Cash and cash equivalents	$40,947	$—	$40,947
Interest-bearing deposits with financial institutions	1,972	—	1,972
Investment securities	191,881	(1,627)	190,254
Loans, gross	467,197	(11,039)	456,158
Allowance for loan losses	(7,399)	7,399	—
Fixed assets	5,335	(1,145)	4,190
Core deposit intangible	493	3,826	4,319
Deferred tax assets	5,618	1,130	6,748
Other assets	10,589	(1,227)	9,362

Total assets acquired	$716,633	$(2,683)	$713,950

LIABILITIES ASSUMED
Deposits	$636,450	$141	$636,591
Borrowings	—	—	—
Deferred tax liability	—	—	—
Other Liabilities	9,063	(220)	8,843

Total liabilities assumed	645,513	(79)	645,434

Excess of assets acquired over liabilities assumed	$71,120	$(2,604)	68,516

Consideration paid			120,174

Goodwill recognized			$51,658

        The Company accounted for these transactions under the acquisition method of accounting in accordance with ASC 805, Business Combinations, which requires purchased assets and liabilities assumed to be recorded at their respective fair values at the date of acquisition.

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Acquisitions (Continued)

        The loan portfolios of SCAF, HEOP and PLZZ were recorded at fair value at the date of each acquisition. A valuation of SCAF, HEOP and PLZZ's loan portfolio was performed as of the acquisition dates to assess the fair value of the loan portfolio. The loan portfolios were both segmented into two groups; loan with credit deterioration and loans without credit deterioration, and then split further by loan type. The fair value was calculated on an individual loan basis using a discounted cash flow analysis. The discount rate utilized was based on a weighted average cost of capital, considering the cost of equity and cost of debt. Also factored into the fair value estimates were loss rates, recovery period and prepayment rates based on industry standards.

        The Company also determined the fair value of the core deposit intangible, securities and deposits with the assistance of third-party valuations as well as the fair value of OREO was based on recent appraisals of the properties.

        The core deposit intangible on non-maturing deposit was determined by evaluating the underlying characteristics of the deposit relationships, including customer attrition, deposit interest rates, service charge income, overhead expense and costs of alternative funding. Since the fair value of intangible assets are calculated as if they were stand-alone assets, the presumption is that a hypothetical buyer of the intangible asset would be able to take advantage of potential tax benefits resulting from the asset purchase. The value of the benefit is the present value over the period of the tax benefit, using the discount rate applicable to the asset.

        In determining the fair value of certificates of deposit, a discounted cash flow analysis was used, which involved present valuing the contractual payments over the remaining life of the certificates of deposit at market-based interest rates.

        For loans acquired from SCAF, HEOP and PLZZ, the contractual amounts due, expected cash flows to be collected, interest component and fair value as of the respective acquisition dates were as follows:

	Acquired Loans
	SCAF	HEOP	PLZZ
	(dollars in thousands)
Contractual amounts due	$539,806	$1,717,230	$1,703,246
Cash flows not expected to be collected	2,765	4,442	20,152

Expected cash flows	537,041	1,712,788	1,683,094
Interest component of expected cash flows	80,883	348,100	625,592

Fair value of acquired loans	$456,158	$1,364,688	$1,057,502

        In accordance with generally accepted accounting principles, there was no carryover of the allowance for loan losses that had been previously recorded by SCAF, HEOP and PLZZ.

        The operating results of the Company for the twelve months ending December 31, 2017 include the operating results of SCAF, HEOP and PLZZ since their respective acquisition dates. The following table presents the net interest and other income, net income and earnings per share as if the merger with SCAF, HEOP and PLZZ were effective as of January 1, 2017, 2016 and 2015 for the respective year in which each acquisition was closed. The unaudited pro forma information in the following table is intended for informational purposes only and is not necessarily indicative of our future operating

PACIFIC PREMIER BANCORP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Acquisitions (Continued)

results or operating results that would have occurred had the mergers been completed at the beginning of each respective year. No assumptions have been applied to the pro forma results of operations regarding possible revenue enhancements, expense efficiencies or asset dispositions.

        Unaudited pro forma net interest and other income, net income and earnings per share presented below:

	Year Ended December 31,
	2017	2016	2015
Net interest and other income	$342,159	$258,970	$246,622
Net income	72,316	71,722	58,257
Basic earnings per share	1.58	1.58	1.30
Diluted earnings per share	1.55	1.56	1.29

26. Subsequent Events

Pacific Premier Bancorp, Inc. and Grandpoint Capital, Inc.

        On February 9, 2018, we entered into a definitive agreement with Grandpoint Capital, Inc. to acquire Grandpoint and its wholly-owned, California-chartered state bank subsidiary, Grandpoint Bank. Grandpoint is headquartered in Los Angeles, California with $3.2 billion in total assets, $2.4 billion in gross loans and $2.4 billion in total deposits at December 31, 2017. Grandpoint operates 14 regional offices in Southern California, Arizona and Vancouver, Washington. Under the terms of the definitive agreement, holders of Grandpoint common stock will have the right to receive 0.4750 shares of Company common stock.

        The proposed transaction is expected to close in the third quarter of 2018, subject to satisfaction of customary closing conditions, including regulatory approvals and approval of Grandpoint's and the Corporation's shareholders. Certain Grandpoint shareholders, as well as Grandpoint's directors and executive officers have entered into agreements with the Corporation pursuant to which they have committed to provide written consents with respect to shares of Grandpoint common stock in favor of the acquisition.

Related Party Loan

        On January 8, 2018, the Company entered into a new related party loan having a commitment amount of $4.0 million.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

ITEM 9A.    CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

        Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(c) and 15d-15(c)) under the Exchange Act as of the end of the period covered by this Annual Report on Form 10-K. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs.

        Based on our evaluation, our Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective as of the end of the period covered by this Annual Report on Form 10-K in providing reasonable assurance that information we are required to disclose in periodic reports that we file or submit to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Management's Report on Internal Control over Financial Reporting

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

  •
  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

  •
  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with United States generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with the authorization of its management and directors; and

  •
  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

        Our management assessed the effectiveness of its internal control over financial reporting as of December 31, 2017. In making this assessment, management used the framework set forth in the report entitled "Internal Control—Integrated Framework (2013)" issued by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO. The COSO framework summarizes each of the components of a company's internal control system, including (i) the control environment, (ii) risk assessment, (iii) control activities, (iv) information and communication, and (v) monitoring. As permitted, the Company has excluded the operations of Plaza Bancorp acquired November 1, 2017, which is described in Note 23 to the consolidated financial statements. The assets acquired in this acquisition and excluded from management's assessment on internal control over financial reporting comprised approximately 15.9% of total consolidated assets at acquisition, before purchase accounting adjustments. Based on this assessment, our management believes that, as of December 31, 2017, our internal control over financial reporting was effective.

        Crowe Horwath LLP, the independent registered public accounting firm that audited the Company's financial statements included in the Annual Report, issued an audit report on the Company's internal control over financial reporting as of, and for the year ended December 31, 2017. Crowe Horwath, LLP's audit report appears in Item 8 of this Annual Report.

Changes in Internal Control over Financial Reporting

        We regularly review our system of internal control over financial reporting and make changes to our processes and systems to improve controls and increase efficiency, while ensuring that we maintain an effective internal control environment. Changes may include such activities as implementing new, more efficient systems, consolidating activities, and migrating processes.

        As of the end of the fourth quarter ended December 31, 2017, there were no changes in our internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B.    OTHER INFORMATION

        None

 PART III

ITEM 10.    DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

        The information required by this item with respect to our directors and certain corporate governance practices is contained in our Proxy Statement for our 2018 Annual Meeting of Stockholders (the "Proxy Statement"), expected to be filed with the SEC within 120 days after the end of the Company's fiscal year ended December 31, 2017. Such information is incorporated herein by reference.

        We maintain a Code of Business Conduct and Ethics applicable to our Board of Directors, principal executive officer, and principal financial officer, as well as all of our other employees. Our Code of Business Conduct and Ethics can be found on our internet website located at www.ppbi.com.

ITEM 11.    EXECUTIVE COMPENSATION

        The information required by this Item will appear in the Proxy Statement we will deliver to our stockholders in connection with our 2018 Annual Meeting of Stockholders. Such information is incorporated herein by reference.

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Equity Compensation Plan Information

        The following table provides information as of December 31, 2017, with respect to options and RSUs outstanding and shares available for future awards under the Company's active equity incentive plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2004 Long-term Incentive Plan	114,454	$8.25	—
Amended and Restated 2012 Stock Long-term Incentive Plan	755,362	14.03	3,594,149
2005 Equity Incentive Plan	48,532	19.15	—
2015 Equity Incentive Plan	36,175	21.78	—
Equity compensation plans not approved by security holders	—	—	—

Total Equity Compensation plans	954,523	$13.89	3,594,149

        Additional information required by this item information required by this Item will appear in the Proxy Statement we will deliver to our stockholders in connection with our 2018 Annual Meeting of Stockholders. Such information is incorporated herein by reference.

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

        The information required by this Item will appear in the Proxy Statement we will deliver to our stockholders in connection with our 2018 Annual Meeting of Stockholders. Such information is incorporated herein by reference.

ITEM 14.    PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The information required by this Item will appear in the Proxy Statement we will deliver to our stockholders in connection with our 2018 Annual Meeting of Stockholders. Such information is incorporated herein by reference.

PART IV

ITEM 15.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)   Documents filed as part of this report.

  (1)
  The following financial statements are incorporated by reference from Item 8 hereof:

Report of Independent Registered Public Accounting Firm.
Consolidated Statements of Financial Condition as of December 31, 2017 and 2016.
Consolidated Statements of Income for the Years Ended December 31, 2017, 2016 and 2015.
Consolidated Statement of Other Comprehensive Income for the Years Ended December 31, 2017, 2016 and 2015.
Consolidated Statement of Stockholders' Equity for the Years Ended December 31, 2017, 2016 and 2015.
Consolidated Statements of Cash Flows for the Years Ended December 31, 2017, 2016 and 2015.
Notes to Consolidated Financial Statements.
  (2)
  All schedules for which provision is made in the applicable accounting regulation of the SEC are omitted because they are not applicable or the required information is included in the consolidated financial statements or related notes thereto.

  (3)
  The following exhibits are filed as part of this Form 10-K, and this list includes the Exhibit Index.

Exhibit No.	Description
2.1	Purchase and Assumption Agreement-Whole Bank All Deposits, Among Federal Deposit Insurance Corporation, Receiver of Palm Desert National Bank, Palm Desert, California, Federal Deposit Insurance Corporation and Pacific Premier Bank, Costa Mesa, California dated as of April 27, 2012.(1)
2.2	Agreement and Plan of Reorganization, dated as of October 15, 2012, among Pacific Premier Bancorp, Inc., Pacific Premier Bank and First Associations Bank.(2)
2.3	Agreement and Plan of Reorganization, dated as of March 5, 2013, among Pacific Premier Bancorp, Inc., Pacific Premier Bank and San Diego Trust Bank.(3)
2.4	Agreement and Plan of Reorganization, dated as of October 21, 2014, among Pacific Premier Bancorp, Inc., Pacific Premier Bank and Independence Bank.(4)
2.5	Agreement and Plan of Merger and Reorganization, dated as of September 30, 2015, among Pacific Premier Bancorp, Inc. and Security California Bancorp.(5)
2.6	Agreement and Plan of Reorganization, dated as of December 12, 2016, between Pacific Premier Bancorp, Inc. and Heritage Oaks Bancorp(6)
2.7	Agreement and Plan of Reorganization, dated as of August 8, 2017 between Pacific Premier Bancorp, Inc. and Plaza Bancorp(19)
2.8	Agreement and Plan of Reorganization, dated as of February 9, 2018 between Pacific Premier Bancorp, Inc. and Grandpoint Capital, Inc.(21)
3.1	Amended and Restated Certificate of Incorporation of Pacific Premier Bancorp, Inc., as amended(22)

Exhibit No.	Description
3.2	Amended and Restated Bylaws of Pacific Premier Bancorp, Inc.(7)
4.1	Specimen Stock Certificate of Pacific Premier Bancorp, Inc.(8)
4.2	Investor Right Agreement, dated as of August 8, 2017 between Pacific Premier Bancorp, Inc. and Carpenter Fund Manager GP, LLC(19)
10.1	Amended and Restated Declaration of Trust from PPBI Trust I(9)
10.2	Guarantee Agreement from PPBI Trust I(9)
10.3	2004 Long-Term Incentive Plan(12)*
10.4	Form of 2004 Long-Term Incentive Plan Incentive Stock Option Agreement(13)*
10.5	Form of 2004 Long-Term Incentive Plan Nonqualified Stock Option Agreement(13)*
10.6	Form of 2004 Long-Term Incentive Plan Restricted Stock Agreement(13)*
10.7	Salary Continuation Agreements between Pacific Premier Bank and Steven R. Gardner.(14)*
10.8	Form of 2012 Long-Term Incentive Plan Incentive Stock Option Award Agreement(15)
10.9	Form of 2012 Long-Term Incentive Plan Non-Qualified Stock Option Award Agreement(15)
10.10	Form of 2012 Long-Term Incentive Plan Restricted Stock Award Agreement(16)
10.11	Issuing and Paying Agency Agreement between Pacific Premier Bancorp, Inc. and U.S. Bank National Associated dated as of August 29, 2014(10)
10.12	Pacific Premier Bancorp, Inc. Amended and Restated 2012 Long-Term Incentive Plan, as amended(16)*
10.13	Form of Amended and Restated 2012 Long-Term Incentive Plan Restricted Stock Unit Agreement(17)
10.14	Second Amended and Restated Employment Agreement between Pacific Premier Bancorp, Inc. and Pacific Premier Bank and Steven R. Gardner dated as of May 31, 2016(18)*
10.15	Employment Agreement between Pacific Premier Bancorp, Inc., Pacific Premier Bank and Ronald J. Nicolas, Jr. dated May 31, 2016(18)*
10.16	Third Amended and Restated Employment Agreement between Pacific Premier Bank and Edward Wilcox dated May 31, 2016(18)*
10.17	Third Amended and Restated Employment Agreement between Pacific Premier Bank and Michael S. Karr dated May 31, 2016(18)*
10.18	Second Amended and Restated Employment Agreement between Pacific Premier Bank and Thomas Rice dated May 31, 2016(18)*
10.19	Second Amendment to the Pacific Premier Bancorp, Inc. Amended and Restated 2012 Long-Term Incentive Plan(20)*
10.20	Amended Form of 2012 Long-Term Incentive Plan Restricted Stock Award Agreement (non-NEOs)(20)*
10.21	Amended Form of 2012 Long-Term Incentive Plan Restricted Stock Award Agreement (NEOs)(20)*

Exhibit No.	Description
10.22	Amended Form of 2012 Long-Term Incentive Plan Restricted Stock Unit Agreement(20)*
10.23	Amended Form of 2012 Long-Term Incentive Plan Incentive Stock Option Agreement(20)*
10.24	Amended Form of 2012 Long-Term Incentive Plan Non-Qualified Stock Option Agreement(20)*
21	Subsidiaries of Pacific Premier Bancorp, Inc. (Reference is made to "Item 1. Business" for the required information.)
23.1	Consent of Crowe Horwath, LLP.
23.2	Consent of Vavrinek, Trine, Day and Co., LLP
31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act.
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act.
32	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act.
101.INS	XBRL Instance Document#
101.SCH	XBRL Taxonomy Extension Schema Document#
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document#
101.LAB	XBRL Taxonomy Extension Label Linkbase Document#
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document#
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document#

(1)
Incorporated by reference from the Registrant's Form 8-K/A filed with the SEC on May 3, 2012.

(2)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on October 15, 2012.

(3)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on March 6, 2013.

(4)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on October 22, 2014.

(5)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on October 1, 2015.

(6)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on December 31, 2016.

(7)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on February 29, 2016.

(8)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-20497) filed with the SEC on January 27, 1997.

(9)
Incorporated by reference from the Registrant's Form 10-Q filed with the SEC on May 3, 2004.

(10)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on September 2, 2014.

(11)
Incorporated by reference from the Registrant's Proxy Statement filed with the SEC on May 1, 2000.

(12)
Incorporated by reference from the Registrant's Proxy Statement filed with the SEC on April 23, 2004.

(13)
Incorporated by reference from the Registrant's Post-Effective Amendment No. 1 to Form S-8 (Registration No. 333-117857) filed with the SEC on September 3, 2004.

(14)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on May 19, 2006.

(15)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on June 4, 2012.

(16)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on June 2, 2017.

(17)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on February 1, 2016.

(18)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on June 2, 2016.

(19)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on August 9, 2017.

(20)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on November 16, 2017.

(21)
Incorporated by reference from the Registrant's Form 8-K filed with the SEC on February 12, 2018.

(22)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the SEC on March 16, 2017.

*
Management contract or compensatory plan or arrangement.

**
Filed herewith.

†
Long-term borrowing instruments are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. The Company undertakes to furnish copies of such instruments to the Commission upon request.

#
Attached as Exhibit 101 to this Annual Report on Form 10-K for the period ended December 31, 2016 of Pacific Premier Bancorp., Inc. are the following documents in XBRL (eXtensive Business Reporting Language): (i) Consolidated Statements of Financial Condition as of December 31, 2016 and 2015; (ii) Consolidated Statements of Income for the Years Ended December 31, 2016, 2015 and 2014; (iii) Consolidated Statement of Stockholders' Equity and Other Comprehensive Income for the Years Ended December 31, 2016, 2015 and 2014; (iv) Consolidated Statements of Cash Flows for the Years Ended December 31, 2016, 2015 and 2014, and (v) Notes to Consolidated Financial Statements.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFIC PREMIER BANCORP, INC.
By:	/s/ STEVEN R. GARDNER Steven R. Gardner Chairman, President and Chief Executive Officer

DATED: February 28, 2018

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN R. GARDNER Steven R. Gardner	Chairman, President and Chief Executive Officer (principal executive officer)	February 28, 2018
/s/ RONALD J. NICOLAS, JR. Ronald J. Nicolas, Jr.	Senior Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	February 28, 2018
/s/ JOHN CARONA John Carona	Director	February 28, 2018
/s/ AYAD A. FARGO Ayad A. Fargo	Director	February 28, 2018
/s/ JOSEPH L. GARRETT Joseph L. Garrett	Director	February 28, 2018
/s/ JEFF C. JONES Jeff C. Jones	Director	February 28, 2018

Signature	Title	Date

/s/ SIMONE F. LAGOMARSINO Simone F. Lagomarsino	Director	February 28, 2018
/s/ MICHAEL J. MORRIS Michael J. Morris	Director	February 28, 2018
/s/ MICHAEL E. PFAU Michael E. Pfau	Director	February 28, 2018
/s/ ZAREH H. SARRAFIAN Zareh H. Sarrafian	Director	February 28, 2018
/s/ CORA M. TELLEZ Cora M. Tellez	Director	February 28, 2018

 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements No. 333-185142, 333-117857, 333-58642, and 333-217253 on Form S-8 of Pacific Premier Bancorp, Inc. and Subsidiaries of our report dated February 28, 2018 relating to the consolidated financial statements of Pacific Premier Bancorp, Inc. and Subsidiaries and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Los Angeles, California
February 28, 2018

 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in the Registration Statement No. 333-185142, No. 333-117857, No. 333-58642, and No. 333-217253 on Form S-8 of Pacific Premier Bancorp, Inc., and Subsidiaries, of our report dated March 4, 2016 with respect to the consolidated statement of income, comprehensive income, stockholders' equity and cash flows of Pacific Premier Bancorp, Inc. and Subsidiaries for the year ended December 31, 2015, which report appears in the Annual Report on Form 10-K.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
February 28, 2018

 Exhibit 31.1

Pacific Premier Bancorp, Inc.,
Annual Report on Form 10-K
for the Year ended December 31, 2017

CHIEF EXECUTIVE OFFICER CERTIFICATION
Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Steven R. Gardner, certify that:

1.
I have reviewed this annual report on Form 10-K of Pacific Premier Bancorp, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  b)
  Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Dated: February 28, 2018	/s/ STEVEN R. GARDNER Steven R. Gardner Chairman, President and Chief Executive Officer

 Exhibit 31.2

Pacific Premier Bancorp, Inc.,
Annual Report on Form 10-K
for the Year ended December 31, 2017

CHIEF FINANCIAL OFFICER CERTIFICATION
Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Ronald J. Nicolas, Jr., certify that:

1.
I have reviewed this annual report on Form 10-K of Pacific Premier Bancorp, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  b)
  Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Dated: February 28, 2018	/s/ RONALD J. NICOLAS, JR. Ronald J. Nicolas, Jr. Senior Executive Vice President and Chief Financial Officer

Exhibit 32

Pacific Premier Bancorp, Inc.,
Annual Report on Form 10-K
for the Year ended December 31, 2017

CERTIFICATION
PURSUANT TO 18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO SECTION 906 OF THE
SARBANES-OXLEY ACT OF 2002

        In connection with the Annual Report of Pacific Premier Bancorp, Inc. (the "Company") on Form 10-K for the period ended December 31, 2017, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), the undersigned hereby certify, pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002, that to the undersigned's best knowledge and belief:

          a)    The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          b)    The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated this 28th day of February 2018.

PACIFIC PREMIER BANCORP, INC.
/s/ STEVEN R. GARDNER
Steven R. Gardner Chairman, President and Chief Executive Officer
/s/ RONALD J. NICOLAS, JR.
Ronald J. Nicolas, Jr. Senior Executive Vice President and Chief Financial Officer

        A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

Appendix F

        Pacific Premier Bancorp, Inc.

Excerpts of Proxy Statement

For

2018 Annual Meeting of Stockholders

ITEM 1. ELECTION OF DIRECTORS

[....]

Nominated Directors

        Below is information regarding each of our director nominees, each of whom has been nominated for re-election at the Annual Meeting.

        John J. Carona, 62, has served as a member of the Board and the Bank's board of directors (the "Bank Board") since 2013, when he was appointed to the Board and the Bank Board in connection with the Company's acquisition of First Associations Bank ("FAB"). Mr. Carona served as a director of FAB since its inception in 2007. Mr. Carona is the President and Chief Executive Officer of Associa Inc. ("Associa"). Mr. Carona was a six term Senator in the State of Texas from 1990 to 2014, where he represented District 16 in Dallas County. Previously, Mr. Carona was elected to three terms in the Texas House of Representatives. Mr. Carona served as Chairman of the Senate Business and Commerce Committee, Joint Chairman of the Legislative Oversight Board on Windstorm Insurance and as Co-Chairman of the Joint Interim Committee to Study Seacoast Territory Insurance. He also served as a member of the Senate Select Committee on Redistricting and the Senate Criminal Justice, Education and Jurisprudence committees. Previously, he served as Chairman of the Senate Transportation and Homeland Security Committee. Senator Carona received a Bachelor of Business Administration degree in insurance and real estate from the University of Texas at Austin in 1978.

        Ayad A. Fargo, 57, was appointed to the Board and the Bank Board on January 31, 2016, in connection with the Company's acquisition of Security California Bancorp ("SCAF") and its banking subsidiary Security Bank of California ("SBC"). Mr. Fargo has served as the President of Biscomerica Corporation, a food manufacturing company based in Rialto, California, since 1984. Prior to joining the Board and the Bank Board, Mr. Fargo served as a director of SCAF and SCB since 2005. Mr. Fargo received his B.S. from Walla Walla University.

        Steven R. Gardner, 57, has been President, Chief Executive Officer and a director of the Company and Bank since 2000, and became Chairman of the Board of the Company and the Bank in May 2016. Prior to joining the Company, he was an executive officer of Hawthorne Financial Corporation since 1997, responsible for credit administration and portfolio management. He has more than 30 years of experience as a commercial banking executive. He has extensive knowledge of all facets of financial institution management, including small and middle market business banking, investment securities management, loan portfolio and credit risk management, enterprise risk management and retail banking. As the architect of both whole bank and FDIC assisted acquisitions as well as the acquisition of a nationwide specialty finance firm, Mr. Gardner has significant experience in successfully acquiring and integrating financial institutions. Mr. Gardner currently serves on the Board of Directors of the Federal Reserve Bank of San Francisco. Mr. Gardner formerly served on the Board of Directors of the Federal Home Loan Bank of San Francisco, and was the Chairman of the Finance Committee of the Federal Home Loan Bank of San Francisco. Mr. Gardner previously served as the Vice Chairman of the Federal Reserve Bank of San Francisco's Community Depository Institutions Advisory Council, as a director and a member of the Executive Committee of the Independent Community Bankers of America ("ICBA"), and as a director of ICBA Holding Company and ICBA Securities, a registered broker-dealer. Additionally, Mr. Gardner served as the former President and Chairman of the California Independent Bankers. Mr. Gardner holds a B.A. from California State University, Fullerton.

        Joseph L. Garrett, 69, has served as a member of the Board and Bank Board since 2012. Mr. Garrett was the President, Chief Executive Officer, a member and chairman of the Board of Directors for both American Liberty Bank and Sequoia National Bank. He also served as a member of the Board of Directors for Hamilton Savings Bank. Since 2003, Mr. Garrett has been a principal at Garrett, McAuley & Co., which provides mortgage banking advisory services to commercial banks, thrifts, and mortgage banking companies. He served on the California State Controller's Advisory Commission on Public Employee Retirement Systems and currently serves on the National Advisory Council for the Institute of Governmental Studies at the University of California (Berkeley).

Mr. Garrett received his A.B. and M.B.A. from the University of California (Berkeley) and his M.A. from the University of Washington (Seattle).

        Jeff C. Jones, 63, has served as a member of the Board and Bank Board since 2006, and was Chairman of the Board of the Company and the Bank from August 2012 to May 2016. Mr. Jones is the current Managing Partner and current Executive Committee member of, and partner in, the regional accounting firm Frazer, LLP, which he has been with since 1977. Mr. Jones has over 30 years of experience in servicing small and medium sized business clients primarily within the real estate, construction, and agricultural industries. Mr. Jones is a past president of Inland Exchange, Inc., an accommodator corporation, and has served on the Board of Directors of Moore Stephens North America, Inc. Mr. Jones holds a B.S. degree in Business Administration from Lewis and Clark College in Portland, Oregon, and a Masters of Business Taxation from Golden Gate University. Mr. Jones is a CPA in California, is licensed as a life insurance agent and holds a Series 7 securities license.

        Simone F. Lagomarsino, 56, was appointed to the Board of the Company and the Bank effective as April 1, 2017, in connection with the Company's acquisition by merger of Heritage Oaks Bancorp ("HEOP") and its wholly-owned subsidiary, Heritage Oaks Bank. Ms. Lagomarsino currently serves as President and Chief Executive Officer of Western Bankers Association, the organization resulting from the January 1, 2018 merger of the California Bankers Association and the Western Independent Bankers Association. Prior to that merger, she served as the President and Chief Executive Officer of the California Bankers Association since April 2017. In addition, Ms. Lagomarsino has served on the Board of Directors of the Federal Home Loan Bank of San Francisco since 2013, where she has served as Chair of the Audit Committee since 2015 and served as Vice Chair of the Audit Committee in 2014. Prior to joining the Company's and the Bank's boards of directors, Ms. Lagomarsino was a director, President and Chief Executive Officer of HEOP, and Chief Executive Officer of Heritage Oaks Bank, beginning September, 2011. She was appointed President of Heritage Oaks Bank in January 2012 and served in that position until January 2015. Ms. Lagomarsino, a financial services professional, has over 30 years of experience in executive leadership positions in the financial services industry, including serving in such capacities as President and Chief Executive Officer of Hawthorne Financial Corporation and Chief Financial Officer of Ventura County National Bank. Ms. Lagomarsino previously served on the boards of directors of the Alzheimer's Association's California Central Coast Chapter, Sierra Vista Regional Medical Center, and the Foundation for the Performing Arts Center of San Luis Obispo, and is the majority owner of Vino Al Lago LLC. Ms. Lagomarsino received her B.A. from Claremont McKenna College and her M.B.A. from Claremont Graduate School.

        Michael J. Morris, 72, was appointed as a director of the Company and of the Bank effective April 1, 2017, in connection with the Company's acquisition of HEOP and its subsidiary Heritage Oaks Bank. Mr. Morris is an attorney and serves as Chairman of the Board of the law firm of Andre, Morris & Buttery. He has been a member of the Board of Directors of NioCorp, a publicly held company traded on the Toronto Stock Exchange, since 2014. He has served as a member and chairman of various non-profit boards of directors. He has practiced law in California for over 40 years, during which he has represented a broad array of corporate and individual clients. Prior to joining the Board and the Bank Board, Mr. Morris was a director of HEOP and of Heritage Oaks Bank beginning in January of 2001 and served as the Chairman of HEOP and Heritage Oaks Bank beginning in May of 2007. Mr. Morris received his B.A. from Georgetown University and his J.D. from the University of San Francisco School of Law.

        Zareh H. Sarrafian, 54, was appointed to the Board and Bank Board on January 31, 2016, in connection with the Company's acquisition of SCAF and its subsidiary SCB. Mr. Sarrafian has served as the Chief Executive Officer of Riverside County Regional Medical Center in Riverside, California since 2014. Prior to that, Mr. Sarrafian served as Chief Administrative Officer at Loma Linda Medical Center in Loma Linda, California since 1998. Prior to joining the Company's and the Bank's boards of directors, Mr. Sarrafian served as a director of SCAF and SBC since 2005. Mr. Sarrafian received his

B.S. from California State Polytechnic University, Pomona, and his M.B.A. from California State University, San Bernardino. Mr. Sarrafian has served as a member of the Board of Directors of Switch, Inc. since its formation and serves as a member of its Audit and Governance Committees.

        Cora M. Tellez, 68, has served as a member of the Board and Bank Board since October 2015. Ms. Tellez has served as the Chief Executive Officer and President of both Sterling Health Services Administration, Inc. and Sterling Self Insurance Administration since founding the companies in 2003 and 2010, respectively. Ms. Tellez previously served as the President of the health plans division of Health Net, Inc., an insurance provider that operated in seven states. She also has served as President of Prudential's western healthcare operations, Chief Executive Officer of Blue Shield of California, Bay Region, and Regional Manager for Kaiser Permanente of Hawaii. Ms. Tellez serves on the board of directors of HMS Holdings, Inc., ("HMS"), and previously was a director of CorMedix. For HMS, Ms. Tellez chairs the Nominating and Governance Committee and serves on the Audit and Compensation Committees. She also serves on several nonprofit organizations such as the Institute for Medical Quality and UC San Diego's Center for Integrative Medicine. Ms. Tellez received her B.A. from Mills College and her M.S. in public administration from California State University, Hayward.

Executive Officers Who Are Not Serving As Directors

        Below is information regarding each of our executive officers who are not directors of the Company or Bank, including their title, age, date they became an officer of the Company or the Bank, as the case may be, and a brief biography describing each executive officer's business experience.

        Edward Wilcox, 51, President of the Bank, was hired in August 2003 as the Bank's Senior Vice President and Chief Credit Officer. In September 2004, Mr. Wilcox was promoted to Executive Vice President and was responsible for overseeing loan and deposit production. In the fourth quarter of 2005, Mr. Wilcox was promoted to Chief Banking Officer and assumed responsibility of the branch network. In March 2014, Mr. Wilcox was promoted to Chief Operating Officer of the Bank. In April 2015, Mr. Wilcox was promoted to Senior Executive Vice President and Chief Banking Officer and served in that role until his appointment as President and Chief Banking Officer in May 2016. In January 2018, Mr. Wilcox's title was changed to President only. Prior to joining the Bank, Mr. Wilcox served as Loan Production Manager at Hawthorne Savings Bank for two years and as the Secondary Marketing Manager at First Fidelity Investment & Loan for five years. Mr. Wilcox has an additional nine years of experience in real estate banking, including positions as Asset Manager, REO Manager and Real Estate Analyst at various financial institutions. Mr. Wilcox obtained his B.A. degree in Finance from New Mexico State University.

        Ronald J. Nicolas, Jr., 59, Senior Executive Vice President and Chief Financial Officer of the Company and the Bank, was hired in May 2016. Mr. Nicolas serves as Chairman of the Bank's Asset Liability Committee. Prior to joining the Company and Bank, Mr. Nicolas served as Executive Vice President and Chief Financial Officer at each of: Banc of California (2012-2016); Carrington Holding Company, LLC (2009-2012); Residential Credit Holdings, LLC (2008-2009); Fremont Investment and Loan (2005-2008); and Aames Investment/Financial Corp. (2001-2005). Earlier in his career, Mr. Nicolas served in various capacities with KeyCorp, a $60-billion financial institution, including Executive Vice President Group Finance of KeyCorp (1998-2001), Executive Vice President, Treasurer and Chief Financial Officer of KeyBank USA (1994-1998), and Vice President of Corporate Treasury (1993-1994). Before joining KeyCorp, he spent eight years at HSBC-Marine Midland Banks in a variety of financial and accounting roles. Mr. Nicolas obtained his B.S. degree in Finance and his Masters in Business Administration from Canisius College.

        Michael S. Karr, 49, Senior Executive Vice President and Chief Risk Officer of the Bank, was hired in April 2006. Mr. Karr was appointed Chief Risk Officer of the Bank in March 2018, and in that capacity will oversee the Bank's enterprise risk management function. Mr. Karr previously served as the

Chief Credit officer of the Bank and was responsible for overseeing the Bank's credit functions and has responsibility for all lending and portfolio operations. He is the Chairman of the Bank's Management Credit Committee and its Credit and Portfolio Review Committee. Prior to joining the Bank, Mr. Karr worked for Fremont Investment & Loan for 11 years as Vice President in charge of their Commercial Real Estate Asset Management department. Mr. Karr obtained his B.A. degree in Economics and Government, cum laude, from Claremont McKenna College and his Masters in Business Administration from the University of California, Irvine.

        Thomas Rice, 46, Senior Executive Vice President and Chief Operating Officer of the Bank, was hired in November 2008 as the Bank's Senior Vice President and Chief Information Officer. Mr. Rice has overseen the technology and security functions since 2008 and has led the systems conversions and integrations of the Company's last seven acquisitions. Mr. Rice was appointed Executive Vice President and Chief Operating Officer of the Bank in April 2015 and assumed responsibility for operations of the Bank. Prior to joining the Bank, Mr. Rice was a founding partner at Compushare, where he oversaw the company's expansion and several system conversions of his banking clients. Mr. Rice obtained his B.S. degree in Computer Information Systems from DeVry University.

        Steve Arnold, 47, Senior Executive Vice President and General Counsel of the Bank, was hired in February 2016. Mr. Arnold, who has more than 20 years of experience in the banking industry, oversees corporate governance matters, compliance, fair lending and operational legal matters. Mr. Arnold also has served as the Corporate Secretary of the Company since May 2017. Prior to joining the Bank, Mr. Arnold was a Partner in the financial services group at the law firm of Manatt, Phelps & Phillips, LLP ("MPP") where he advised banks of all sizes on a variety of operational matters, including lending, deposits, treasury management services, electronic banking, regulatory compliance and core vendor agreements. Prior to joining MPP, Mr. Arnold served as Managing Counsel at Toyota Financial Services. Mr. Arnold obtained his B.A. degree from Brigham Young University and his J.D. from the George Mason University School of Law.

        Donn B. Jakosky, 64, Executive Vice President, Chief Credit Officer of the Bank, was hired in December 2017. Mr. Jakosky was appointed Executive Vice President and Chief Credit Officer of the Bank in March 2018. Prior to that, he served as Deputy Chief Credit Officer of the Bank, during which time he assisted in the oversight of all of the Bank's credit and lending functions. Mr. Jakosky's leadership experience at publicly and privately held banks, spanning over 35 years, is heavily concentrated on credit and lending management. Prior to joining the Bank, Mr. Jakosky served as the Executive Vice President/Chief Credit Officer at Blue Gate Bank from January 2016 to December 2017. Mr. Jakosky served as Executive Vice President and Chief Credit Officer of Community Bank, where he was responsible for all credit and lending activities from 2009 until September 2015. At Community Bank, he supervised all credit administrators and underwriters in addition to other departments, and participated on the Bank's key committees. From 2006 to 2009, Mr. Jakosky was Executive Vice President and Chief Credit Officer at 1st Century Bank. Before that, he served at Mellon 1st Business Bank as Senior Vice President/Senior Credit Administrator and Asset Based Lending Manager from 2004 to 2006, and previously served at Bank of America and Sanwa Bank in senior credit officer roles. Mr. Jakosky obtained his Bachelor of Arts degree, cum laude, in Economics from the University of California, Los Angeles, where he subsequently also earned a Master of Business Administration degree.

        Chris Porcelli, 37, Executive Vice President, Head of Real Estate and SBA of the Bank, was hired in 2004 and has served as the Executive Vice President and Head of Real Estate and SBA since January 2018. Mr. Porcelli maintains responsibility for the Business Development, Credit and Operations functions for the Bank's Commercial Real Estate, Construction and SBA divisions. Mr. Porcelli has held numerous senior management positions over his 14-year tenure. Commencing in January 2015, Mr. Porcelli served as Senior Vice President and Senior Credit Operations Manager. In June 2015, Mr. Porcelli was promoted to Executive Vice President and Deputy Chief Credit Officer,

where he served until commencing as Executive Vice President and Division Lending Manager in July 2016. Prior to joining the Bank, Mr. Porcelli spent three years at Privest Bank. Mr. Porcelli obtained his B.A. degree from Loyola Marymount University and his M.B.A. degree from Chapman University.

        Teresa Dawson, 48, Senior Executive Vice President and Chief Retail Banking Officer of the Bank, was hired in 2011. Ms. Dawson is responsible for the operations of the Retail Bank, Project Management and Client Services functions. Ms. Dawson has more than 25 years of experience in the banking industry, with deep experience in the area of mergers and acquisitions. She has led system conversions and integrations for the Company's four most recent acquisitions. Ms. Dawson was hired in March 2011 as the Bank's Project Conversion Manager. In March 2013, she was appointed Senior Vice President and Director of Branch Operations and assumed the responsibility of the Bank's branch network, bank operations, facilities, bank security and acquisitions. In February 2017, Ms. Dawson was appointed as the Senior Vice President and Director of Banking Operations, focusing on central operations. Prior to joining the Bank, Ms. Dawson held operational and technological positions with various financial institutions beginning in 1988.

        Jamie Robinson, 47, Senior Executive Vice President and Head of Commercial Banking of the Bank, was hired in 2016. Mr. Robinson has served as Senior Executive Vice President and Head of Commercial Banking since January 2018, and in that capacity, he leads the Market Presidents within the Bank's commercial banking platform. Mr. Robinson joined the Bank as Director of Commercial Banking and subsequently was promoted to Market President for the Inland Empire and Coachella regions. Mr. Robinson has over 26 years of commercial banking experience. Before joining the Bank, he served as Executive Vice President, Commercial Banking Manager at Security Bank of California from June 2005 to January 2016. Mr. Robinson holds a B.A. degree in business economics from the University of California, Riverside, and is a graduate of the Pacific Coast Banking School at the University of Washington.

        Ernest Hwang, 54, Senior Executive Vice President and Chief Banking Officer of the Bnak, was hired in January 2016. Mr. Hwang has served as Senior Executive Vice President and Chief Banking Officer since January 2018, and in that capacity he offers leadership throughout the organization in areas such as commercial lending, loan and deposit pricing, product development and marketing. Mr. Hwang also serves as Chairman of the Bank's Sales and Marketing Committee. Previously, Mr. Hwang served as the Bank's Senior Executive Vice President and President of Commercial Banking. Mr. Hwang has over 30 years of commercial banking experience. Before joining the Bank, Mr. Hwang served as a Director and the President of Security California Bancorp and a founding Director, Vice Chairman and Chief Lending Officer of Security Bank of California. Earlier in his career, Mr. Hwang served as a Senior Vice President at City National Bank and previously held commercial lending positions with Security Pacific National Bank and Bank of California (Mitsubishi Bank). Mr. Hwang received his B.S. in biology from Loma Linda University and is a graduate of Pacific Coast Banking School at the University of Washington.

        John Rinaldi, 70, Executive Vice President and President of Franchise Lending of the Bank, was hired in January 2014 and has lead the Bank's Franchise Lending division since that date. As a franchise restaurant finance industry veteran of more the 20 years, Mr. Rinaldi offers a wealth of experience and leadership to the Bank's Franchise Lending division. Previously, Mr. Rinaldi served as the President and Chief Executive Officer of Irwin Franchise Capital, a company that he founded which was a wholly owned subsidiary of Irwin Financial Corporation for 8 years and the predecessor of First Franchise Capital, a subsidiary of First Financial Bank. Prior to those engagements, he served in executive capacities at a number of financial companies and had full profit and loss responsibility at a variety of companies. Mr. Rinaldi served at Franchise Mortgage Acceptance Company (FMAC) as Chief Operations Officer, President of the Equipment Finance business and a senior member of the Credit Committee; at Federated Capital Corporation he served as Executive Vice President and at Bell

Atlantic Capital Corporation he was a Senior Vice President and led the Middle Market and Franchise Lending businesses.

Corporate Governance

        We value strong corporate governance principles and adhere to the highest ethical standards. These principles and standards, along with our core values of fairness and caring, assist us in achieving our corporate mission. To foster strong corporate governance and business ethics, our Board of Directors continues to take many steps to strengthen and enhance our corporate governance practices and principles. To that end, we have adopted certain corporate governance guidelines, which are embodied in the Corporate Governance Policy that our Board has approved to achieve the following goals:

  •
  to promote the effective functioning of the Board of Directors;

  •
  to ensure that the Company conducts all of its business in accordance with the highest ethical and legal standards; and

  •
  to enhance long-term stockholder value.

        The full text of our Corporate Governance Policy is available on our website at www.ppbi.com under the Investor Relations section. Our stockholders may also obtain a written copy of the guidelines at no cost by writing to us at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, Attention: Investor Relations Department, or by calling (949) 864-8000.

        The Governance Committee of our Board of Directors administers our Corporate Governance Policy, reviews performance under the guidelines and the content of the guidelines annually and, when appropriate, recommends that our Board approve updates and revisions to our Corporate Governance Policy.

Director Qualifications, Diversity and Nomination Process

        Our Governance Committee is responsible for reviewing with the Board of Directors annually the appropriate skills and characteristics required of the Board members, and for selecting, evaluating and recommending nominees for election by our stockholders. The Governance Committee has authority to retain a third-party search firm to identify or evaluate, or assist in identifying and evaluating, potential nominees if it so desires, although it has not done so to date.

        In evaluating both the current directors and the nominees for director, the Governance Committee considers such other relevant factors, as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise, and the director qualification guidelines set forth in the Company's Corporate Governance Policy. Under the Company's Corporate Governance Policy, the factors considered by the Governance Committee and the Board in its review of potential nominees and directors include: integrity and independence; substantial accomplishments, and prior or current association with institutions noted for their excellence; demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment; the background and experience of candidates, particularly in areas important to the operation of the Company such as business, education, finance, government, law or banking; the ability to make a significant and immediate contribution to the Board's discussions and decision-making; special skills, expertise or background that add to and complement the range of skills, expertise and background of the existing directors; career success that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make; and the availability and energy necessary to perform his or her duties as a director. In addition, the Governance Committee and the Board believes the composition of the Board should reflect sensitivity to the need for diversity as to gender, ethnic background and experience. Application of these factors involves the exercise of judgment by the Board and cannot be measured in any mathematical or routine way.

        In connection with the evaluation of nominees, the Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Governance Committee, in concert with the Company's Chief Executive Officer ("CEO"), interviews prospective nominees. After completing its evaluation, the Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee.

        For each of the nominees to the Board and the current directors, the biographies shown above highlight the experiences and qualifications that were among the most important to the Governance Committee in concluding that the nominee or the director should serve or continue to serve as a director of the Company. The table below supplements the biographical information provided above. The vertical axis displays the primary attributes and qualifications reviewed by the Governance Committee in evaluating a board candidate, and the marks within the boxes indicate those particular attributes and qualifications that the Board determined each particular candidate possesses.

Experience, Qualifications, Skill or Attribute	Carona	Fargo	Gardner	Garrett	Jones	Lagomarsino	Morris	Sarrafian	Tellez
Professional standing in chosen field	X	X	X	X	X	X	X	X	X
Expertise in financial services or related industry	X		X	X	X	X	X	X	X
Audit Committee Financial Expert qualifications			X		X	X	X	X	X
Civic and community involvement	X	X	X	X	X	X	X	X	X
Other public company experience		X	X			X	X	X	X
Leadership and team building skills	X	X	X	X	X	X	X	X	X
Specific skills/knowledge:
—finance	X	X	X	X	X	X	X	X	X
—marketing	X		X			X
—public affairs	X			X
—human resources	X		X			X
—governance	X	X	X	X	X	X	X	X	X

        Our stockholders may propose director candidates for consideration by the Governance Committee by submitting the individual's name and qualifications to our Corporate Secretary at 17901 Von Karman Avenue, Suite 1200, Irvine, CA 92614. Our Governance Committee will consider all director candidates properly submitted by our stockholders in accordance with our Bylaws and Corporate Governance Guidelines.

Board of Directors Independence

        Each member of our Board and the Bank Board is elected annually and will continue to serve until their successors are elected and qualified, or until their early resignation. Our Corporate Governance Policy requires that our Board consist predominantly of directors who are not currently, and have not been, during the most recent three years, employed by us (i.e. non-management directors). Currently, the Company's Chairman, President and CEO, Mr. Gardner, is the only director who is also a member of management.

        In addition, our Corporate Governance Policy requires that a majority of our Board consist of "independent directors" as defined under the NASDAQ Stock Market ("NASDAQ") rules. No director will be "independent" unless the Board affirmatively determines that the director meets the categorical standards set forth in the NASDAQ rules and otherwise has no relationship with the Company that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, the Board of Directors considers the director independence guidelines established by institutional shareholder advisory services. The Board of Directors balances those guidelines with the independence standards established by NASDAQ rules and other important qualitative factors identified by the Board of Directors when evaluating whether an individual who otherwise satisfies the independence standards set forth in the NASDAQ rules also should be considered sufficiently independent for service on the Audit, Compensation and Governance Committees.

        The Governance Committee is responsible for the annual review, together with the Board of Directors, of the appropriate criteria and standards for determining director independence consistent with NASDAQ rules. The Board of Directors has determined that Ayad A. Fargo, Joseph L. Garrett, Jeff C. Jones, Simone Lagomarsino, Michael Morris, Zareh H. Sarrafian, and Cora M. Tellez are independent under the NASDAQ rules and have no material relationships with the Company.

Responsibilities of the Board of Directors

        In addition to each director's basic duties of care and loyalty, the Board of Directors has separate and specific obligations enumerated in our Corporate Governance Policy. Among other things, these obligations require directors to effectively monitor management's capabilities, compensation, leadership and performance, without undermining management's ability to successfully operate the business. Our Board and its committees have the authority to retain and establish the fees of outside legal, accounting or other advisors, as necessary to carry out their responsibilities.

        The directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. As a result, our directors must disclose all business relationships with the Company and with any other person doing business with us to the entire Board and to recuse themselves from discussions and decisions affecting those relationships. We periodically solicit information from directors in order to monitor potential conflicts of interest and to confirm director independence. In addition, each director is subject to the Company's Related Party Transactions Policy, pursuant to which transactions between the Company or the Bank, on one hand, and any of our directors or certain of their affiliates, on the other hand, need to be approved or ratified by disinterested members of the Governance Committee, if not otherwise pre-approved under the terms of the policy. For more information, see "Related-Party Transactions".

Board of Directors Leadership Structure

        Our Bylaws provide for a Board of Directors that will serve for one-year terms. Unless otherwise determined by the Board, our Bylaws require that our Board be comprised of seven (7) members. The Board currently has ten (10) members. In connection with Mr. Pfau's determination not to stand for re-election as a director at the Annual Meeting, the Board has determined that it is in our best interests and the best interests of our stockholders that the size of the Board be reduced to nine (9) members effective immediately prior to the Annual Meeting. In addition, the Board has authorized an increase in the size of the Board to eleven (11) members effective upon consummation of the proposed acquisition of Grandpoint Capital, Inc. and its subsidiary, Grandpoint Bank (collectively, "Grandpoint"), in order to accommodate the addition of two new director nominees from Grandpoint. Vacancies on the Board may be filled by a majority of the remaining directors. A director elected to fill a vacancy, or a new directorship created by an increase in the size of the Board, serves for a term expiring at the next annual meeting of stockholders.

        The Board is committed to having a non-executive Chairman or a lead independent director. Our Corporate Governance Policy provides that either of these structures is appropriate to ensure independent Board leadership and that the Company is managed for the long-term benefit of its stockholders. Each year, the Board evaluates the its leadership structure to ensure that it remains appropriate. Currently, the offices of Chairman of the Board of Directors and CEO are jointly held and the Board has designated a lead independent director to ensure independent director oversight of the Company.

        Mr. Jones currently serves as the Board's lead independent director. The lead independent director:

  •
  ensures independent oversight of the Company;

  •
  ensures active participation of the independent directors in setting agendas and establishing priorities for the Board;

  •
  presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; and

  •
  serves as a liaison between the Chairman and the independent directors.

Board of Directors Risk Oversight

        The understanding, identification and management of risk are essential elements for the successful management of our Company. The entire Board of Directors is responsible for oversight of the Company's risk management processes. The Board delegates many of these functions to the Audit Committee. Under its charter, the Audit Committee is responsible for monitoring business risk practices and legal and ethical programs. In this way, the Audit Committee helps the Board fulfill its risk oversight responsibilities relating to the Company's financial statements, financial reporting process and regulatory requirements. The Audit Committee also oversees our corporate compliance programs, as well as the internal audit function. In addition to the Audit Committee's work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the board receives reports on risk management from senior officers of the Company and from the chair of the Audit Committee. The Board receives periodic assessments from the Company's ongoing enterprise risk management process that are designed to identify potential events that may affect the achievement of the Company's objectives. In addition, our Board and its standing committees periodically request supplemental information or reports as they deem appropriate.

Communication With Directors

        Individuals may submit communications to any individual director, including our presiding Chairman, our Board as a group, or a specified Board committee or group of directors, including our non-management directors, by sending the communications in writing to the following address: Pacific Premier Bancorp, Inc., 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614. All correspondence should indicate to whom it is addressed. The Company's Corporate Secretary will sort the Board correspondence to classify it based on the following categories into which it falls: stockholder correspondence, commercial correspondence, regulatory correspondence or customer correspondence. All stockholder correspondence will then be forwarded to the Board members to whom it is directed.

Board Meetings and Executive Sessions

        During 2017, our Board of Directors met 11 times and anticipates holding 8 regularly-scheduled Board meetings in 2018, and any special meetings that may be necessary or appropriate. Directors, on average, attended approximately 96.36% of the Board and applicable Board committee meetings during 2017. All of our directors are encouraged to attend each meeting in person. Our management provides all directors with an agenda and appropriate written materials sufficiently in advance of the meetings to permit meaningful review. Any director may submit topics or request changes to the preliminary agenda as he or she deems appropriate in order to ensure that the interests and needs of non-management directors are appropriately addressed. To ensure active and effective participation, all of our directors are expected to arrive at each Board and committee meeting having reviewed and analyzed the materials for the meeting.

        It is the Company's policy that the independent directors of the Company meet in executive sessions without management at least twice on an annual basis in conjunction with regularly scheduled board meetings. Executive sessions at which the independent directors meet with the CEO also may be scheduled. During 2017, the independent directors met 10 times in executive session without the presence of management.

Director Attendance at Company Annual Meetings

        All of our directors are encouraged to attend every Company annual meeting of stockholders. All of our directors attended our 2017 Annual Meeting of Stockholders.

Director Contact with Management

        All of our directors are invited to contact our Chief Executive Officer and or any of our executive or senior level managers at any time to discuss any aspect of our business. In addition, there generally are frequent opportunities for directors to meet with other members of our management team.

Corporate Code of Business Conduct and Ethics

        We have implemented a Code of Business Conduct and Ethics applicable to our directors, CEO, Chief Financial Officer ("CFO"), other senior management, and to all of our officers and employees. Our Code of Business Conduct and Ethics provides fundamental ethical principles to which these individuals are expected to adhere. Our Code of Business Conduct and Ethics operates as a tool to help our directors, officers, and employees understand and adhere to the high ethical standards required for employment by, or association with, the Company and the Bank. Our Code of Business Conduct and Ethics is available on our website at www.ppbi.com under the Investor Relations section. Our stockholders may also obtain written copies at no cost by writing to us at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, Attention: Investor Relations Department, or by calling (949) 864-8000. Any future changes or amendments to our Code of Business Conduct and Ethics and any waiver that applies to one of our senior financial officers or a member of our Board of Directors will be posted to our website.

        The table below sets forth the membership of our Audit Committee, Compensation Committee, Governance Committee, and Executive Committee as of December 31, 2017, as well as the number of meetings each committee held during the year ended December 31, 2017.

Board Committee(1)
Director	Audit(2)	Compensation	Governance(3)	Executive(4)
John J. Carona
Ayad A. Fargo		X
Steven R. Gardner				X*
Joseph L. Garrett	X	X*		X
Jeff C. Jones	X*	X	X*	X
Simone F. Lagomarsino
Michael J. Morris	X
Michael E. Pfau		X	X
Zareh H. Sarrafian			X	X
Cora M. Tellez	X	X
	9 meetings in 2017	7 meetings in 2017	4 meetings in 2017	No meetings in 2017

*
Chairperson

(1)
Effective March 26, 2018, the Board established an Enterprise Risk Management Committee of the Board. Mr. Morris (Chair), Ms. Lagomarsino and Ms. Tellez have been appointed to serve on the Enterprise Risk Management Committee.

(2)
Effective March 26, 2018, Mr. Garrett no longer serves on the Audit Committee and Mr. Sarrafian has been appointed to serve on the Audit Committee.

(3)
Effective March 26, 2018, Mr. Pfau no longer serves on the Governance Committee or Compensation Committee, Mr. Fargo has been appointed to serve on the Governance Committee and Mr. Sarrafian has been appointed Chairperson of the committee. Mr. Pfau is not standing for re-election to the Board at the Annual Meeting.

(4)
Effective March 26, 2018, the Executive Committee has been discontinued as a Board committee.

        A description of the general functions of each of the Company's Board committees and the composition of each committee is set forth below.

        Audit Committee.    The Audit Committee is responsible for selecting and communicating with the Company's independent auditors, reporting to the Board on the general financial condition of the Company and the results of the annual audit, and ensuring that the Company's activities are being conducted in accordance with applicable laws and regulations. The internal auditor of the Bank participates in the Audit Committee meetings. A copy of the Audit Committee charter can be found on the Company's website at www.ppbi.com under the Investor Relations section.

        No member of the Audit Committee receives any consulting, advisory or other compensation or fee from the Company other than fees for service as a member of the Board of Directors, committee member or officer of the Board. Each of the Audit Committee members is considered "independent" under the NASDAQ listing standards and rules of the U.S. Securities and Exchange Commission (the "SEC"). The Board of Directors has determined that each of Mr. Jones, Mr. Sarrafian and Ms. Tellez satisfies the requirements established by the SEC for qualification as an "audit committee financial expert," and is independent under the NASDAQ listing standards and rules of the SEC.

        Compensation Committee.    The Compensation Committee reviews the amount and composition of director compensation from time to time and makes recommendations to the Board when it concludes changes are needed. In recommending director compensation, the Compensation Committee considers the potential negative effect on director independence if director compensation and perquisites exceed customary levels. The Compensation Committee also (i) has oversight responsibility for the Bank's compensation policies, benefits and practices, (ii) approves all stock option, restricted stock and restricted stock unit grants, (iii) has oversight responsibility for management planning and succession, (iv) determines the annual salary, the annual bonus, stock options, and restricted stock grants of our CEO, CFO and other named executive officers, and (v) approves the compensation structure for other members of our senior management team. Each of the Compensation Committee members is considered "independent" under the NASDAQ listing standards and rules of the SEC. A copy of the Compensation Committee charter can be found on the Company's website at www.ppbi.com under the Investor Relations section.

        The Compensation Committee has the authority, in its sole discretion, to retain and terminate compensation advisors, including approval of the terms and fees of any such arrangement. In 2017, the Compensation Committee engaged Willis Towers Watson ("WTW") to assist the Compensation Committee with its responsibilities related to our executive and Board compensation programs. WTW does not provide other services to the Company. Additionally, based on standards promulgated by the SEC and the NASDAQ to assess compensation advisor independence and the analysis conducted by WTW in its independence review, the Compensation Committee concluded that WTW is independent and a conflict-free advisor to the Company.

        Governance Committee.    The Governance Committee has oversight responsibility for nominating candidates as directors and to determine satisfaction of independence requirements. The Governance Committee has adopted a written charter. A copy of the charter and the Company's Corporate Governance Guidelines can both be found on the Company's website at www.ppbi.com under the Investor Relations section.

        The primary responsibilities of our Governance Committee include:

  •
  assisting the Board in identifying and screening qualified candidates to serve as directors, including considering stockholder nominees;

  •
  recommending to the Board candidates for election or reelection to the Board or to fill vacancies on the Board;

  •
  aiding in attracting qualified candidates to serve on the Board;

  •
  making recommendations to the Board concerning corporate governance principles;

  •
  periodically assessing the effectiveness of the Board in meeting its responsibilities representing the long-term interests of the stockholders; and

  •
  following the end of each fiscal year, providing the Board with an assessment of the Board's performance and the performance of the Board committees.

        Enteprise Risk Management Committee.    The Enterprise Risk Management Committee (the "ERM Committee") has oversight responsibility for ensuring the Company's global risk-management framework is commensurate with its structure, risk profile, complexity, activities and size. The ERM Committee has adopted a written charter, a copy of which can both be found on the Company's website at www.ppbi.com under the Investor Relations section.

        The primary responsibilities of our ERM Committee include but are not limited to:

  •
  reviewing management's assessment of the Company's core risks and alignment of its enterprise-wide risk profile with the Company's strategic plan, goals, and objectives;

  •
  reviewing the amount, nature, characteristics, concentration and quality of the Company's credit portfolio, as well as significant exposures to credit risk and reviewing exceptions (if any) to credit policies or procedures, and trends in portfolio quality (credit and position risk), market risk, liquidity risk, economic trends, and other risk information;

  •
  reviewing and approving the Company's policies and procedures for any legally-required stress testing processes as frequently as economic conditions or the condition of the Company may warrant, but no less than annually; and

  •
  reviewing cyber security threat reports regarding the assessment of current security updates, cyber statistics, core elements and controls, and key IT trends affecting information security.

        Executive Committee.    Prior to March 26, 2018, the Executive Committee was permitted exercise all authority of the Board in the intervals between Board meetings, except for certain matters. The Executive Committee's primary responsibilities included: (i) acting on behalf of the Board upon any routine operational matters, or such other matters, which, in the opinion of the Chairman of the Board, should not be postponed until the next regularly scheduled meeting of the Board, subject, in each case, to the limitations set forth in the Executive Committee charter and our Bylaws; and (ii) forming and delegating authority to subcommittees when appropriate. Effective as of March 26, 2018, the Executive Committee has been discontinued as a Board committee.

Compensation Committee Interlocks and Insider Participation

        For 2017, the Compensation Committee was comprised of Messrs. Fargo, Garrett, Goddard, and Jones, and Ms. Tellez, each of whom was an independent director. Following the Company's acquisition by merger of HEOP, effective April 1, 2017, Mr. Pfau replaced Mr. Goddard as a member of the Compensation Committee. None of these individuals is or has been an officer or employee of the Company during the last fiscal year or as of the date of this Proxy Statement, or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on the Compensation Committee. No executive officer of the Company served as a director of another entity that had an executive officer serving on the Compensation Committee. Finally, no executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer serving as a director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

        Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the related rules and regulations, our directors and executive officers and any beneficial owners of more than 10% of any registered class of our equity securities, are required to file reports of their ownership, and any changes in that ownership, with the SEC. Based solely on our review of copies of these reports and on written representations from such reporting persons, we believe that during 2017, all such persons filed all ownership reports and reported all transactions on a timely basis, except that due to administrative oversights, two reports on Form 4 were not timely filed for Mrs. Tellez relating to shares received in lieu of cash for board fees for the first and second quarter of 2017, for which a Form 4 was filed on March 2, 2018.

Committee Independence and Additional Information

        The Company's Audit, Governance and Compensation Committees are currently composed entirely of "independent" directors, as defined by our Corporate Governance Policy and applicable NASDAQ and SEC rules and regulations. Our Compensation, Audit and Governance Committees each have a written charter, which may be obtained on our website at www.ppbi.com under the Investor Relations section. Company stockholders may also obtain written copies of the charters at no cost by writing to us at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, Attention: Investor Relations Department, or by calling (949) 864-8000.

        The Chair of each committee is responsible for establishing committee agendas. The agenda, meeting materials and the prior meeting minutes of each committee meeting are furnished in advance of each committee meeting to all of our directors, and each committee chair reports on his or her committee's activities to the full Board at least quarterly.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2017, with respect to options and restricted stock units outstanding and shares available for future awards under the Company's active equity incentive plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders:
Pacific Premier Bancorp, Inc. 2004 Long-term Incentive Plan	114,454		$8.25		—
Pacific Premier Bancorp, Inc. Amended and Restated 2012 Stock Long-Term Incentive Plan	791,826		14.03		3,594,149
Heritage Oaks Bancorp 2005 Equity Based Compensation Plan	48,532		19.15		—
Heritage Oaks Bancorp 2015 Equity Incentive Plan	48,156		21.78		630,472	(3)
Equity compensation plans not approved by security holders	—		—		—

Total Equity Compensation plans	1,002,968	(1)	$13.89	(2)	4,224,621	(4)

(1)
Consists of 954,523 shares issuable upon the exercise of outstanding stock options and 48,445 shares issuable in settlement of outstanding RSUs (assuming RSUs are earned at the maximum potential level). Excludes 398,398 outstanding shares of restricted stock (these do not constitutes "rights" under SEC rules).

(2)
The weighted-average exercise price includes all outstanding stock options but does not include restricted stock units, all of which do not have an exercise price. If restricted stock units were included in this calculation, treating such awards as having an exercise price of zero, the weighted average exercise price of outstanding options, warrants and rights would be $13.22.

(3)
Represents shares of Company common stock available for issuance under the Heritage Oaks Bancorp 2015 Equity Incentive Plan (the "HEOP Plan"), which was assumed by the Company in its acquisition of HEOP effective as of April 1, 2017. The aggregate number of shares authorized for issuance under the HEOP Plan at the date of acquisition was 630,472. The foregoing share amount represent shares available for issuance under the HEOP Plan at the relevant date, multiplied by the exchange ratio of 0.3471, which was the exchange ratio used to calculate the number of shares of the Company's common stock into which awards issued under HEOP Plan was converted upon the Company's assumption of the HEOP Plan.

(4)
Consists of common stock remaining available for awards under our 2012 Long-Term Incentive Plan and the HEOP Plan.

Principal Holders of Common Stock

        The following table sets forth information as to those persons or entities believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of common stock as of the Record Date or as represented by the owner or as disclosed in certain reports regarding such ownership filed by such persons with the Company and with the SEC, in accordance with Sections 13(d) and 13(g) of the Exchange Act. Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that beneficially owns more than 5% of the Company's common stock as of the Record Date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock Inc. 55 East 52nd Street New York, NY 10055	4,970,355	(2)	10.69%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	2,780,883	(3)	5.98%

(1)
As of the Record Date, there were 46,504,586 shares of Company common stock outstanding on which "Percent of Class" in the above table is based.

(2)
As reported in a Schedule 13 G/A filed with the SEC on January 19, 2018 for the calendar year ended December 31, 2017. BlackRock Inc. reported having sole voting power over 4,878,788 shares and sole dispositive power over 4,970,355 shares.

(3)
As reported in a Schedule 13G filed with the SEC on February 14, 2018, reporting beneficial ownership as of December 31, 2017. T. Rowe Price Associates, Inc. reported having sole voting power over 444,273 shares and sole dispositive power over 2,780,883 shares.

Security Ownership of Directors and Executive Officers

        This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock as of the Record Date, by (i) our directors, (ii) our named executive officers, and (iii) all of our current directors and executive officers as a group. The following summary is based on information furnished by the respective directors and officers. Each person has sole voting and investment power with respect to the shares they beneficially own.

				Total Beneficial Ownership
	Common Stock	Restricted Stock(1)	Options Exercisable(2)
Name				#(3)	%(4)
	A	B	C	D	E
John J. Carona	15,739	1,427	15,000	32,166	*
Ayad Fargo	295,895	1,427	—	297,322	*
Joseph L. Garrett	69,263	1,795	25,000	96,058	*
Jeff C. Jones	120,541	1,427	26,000	147,968	*
Simone Lagomarsino	66,493	2,979	—	69,472	*
Michael Morris	24,791	1,427	3,470	29,688	*
Michael Pfau(5)	31,346	1,802	3,470	36,618	*
Zareh Sarrafian	21,477	1,427	—	22,904	*
Cora Tellez	12,857	1,817	—	14,674	*
Steven R. Gardner	206,478	83,178	180,842	470,498	1.00%
Edward Wilcox	59,589	44,632	101,500	205,721	*
Ronald J. Nicolas, Jr.	4,372	29,647	—	34,019	*
Michael S. Karr	36,826	28,742	97,000	162,568	*
Thomas Rice	22,327	29,931	34,964	87,222	*

Stock Ownership of all Directors and Executive Officers as a Group (21 persons)	1,024,252	339,658	578,077	1,941,987	4.12%

*
Represented less than 1% of outstanding shares.

(1)
In accordance with applicable SEC rules, shares of restricted stock constitute beneficial ownership because the holder has voting power, but not dispositive power.

(2)
In accordance with applicable SEC rules, stock options that are exercisable or will become exercisable, and restricted stock units that will be settled, within 60 days after the Record Date are included in this column.

(3)
The amounts in column D are derived by adding shares, restricted stock and options exercisable listed in columns A, B and C of the table.

(4)
The amounts contained in column E are derived by dividing the amounts in column D of the table by (i) the total outstanding shares of 46,504,586 plus (ii) the amount in column C for that individual or the group, as applicable.

(5)
Mr. Pfau is not standing for re-election to the Board at the Annual Meeting.

Compensation of Non-Employee Directors

        The Board of Directors, acting upon a recommendation from the Compensation Committee, annually determines the non-employee directors' compensation for serving on the Board of Directors and its committees. In establishing director compensation, the Board of Directors and the Compensation Committee are guided by the following goals, compensation should:

  •
  consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required for a company of our size and scope;

  •
  align the directors' interests with the long-term interests of the Company's stockholders; and

  •
  assist with attracting and retaining qualified directors.

        The Compensation Committee and the Board of Directors most recently completed this process in December 2017. To better position the Company's director compensation relative to our peer group, as identified below, it was determined that, for the 2018 fiscal year, the cash compensation for non-employee directors serving on the Boards of Directors of the Company and the Bank will remain the same as 2017, and director equity compensation will increase from the 2017 compensation as detailed below. The Company does not pay director compensation to directors who are also employees. Below are the elements of compensation paid to non-employee directors for their service on the Board of Directors.

Cash Compensation

        During the 2017 fiscal year, non-employee directors received the following cash payments for their service on the Boards of Directors of the Company and the Bank:

  •
  an annual cash retainer of $59,000, paid quarterly in arrears, for service on the Boards of Directors of the Company and the Bank;

  •
  an additional annual cash retainer of $15,000, paid quarterly in arrears, to the Chairman of the audit committee of the Company's Board;

  •
  an additional annual cash retainer of $2,500, paid quarterly in arrears, to the members of the audit committee of the Company's Board;

  •
  an additional annual cash retainer of $10,000, paid quarterly in arrears, to the Chairman of compensation committee of the Company's Board; and

  •
  an additional annual cash retainer of $1,000, paid quarterly in arrears, to members of the compensation committee of the Company's Board.

        During 2017, the Company did not provide prerequisites to any director in an amount that is reportable under applicable SEC rules and regulations. All non-employee directors are entitled to reimbursement for travel expense incurred in attending Board and committee meetings.

        We have offered to our non-executive directors the opportunity to receive all or a portion of their annual cash retainer in the form of shares of restricted stock. If a director elects to receive all or a portion of her or his annual cash retainer in restricted shares of restricted stock, the director is granted on the last day of the quarter for which payment is owed a number of shares of restricted stock equal to the amount of retainer owed divided by the closing price of our common stock on the date of grant. In 2017, we granted non-executive directors 3,199 shares of restricted stock in lieu of annual cash retainer payments.

Stock Compensation

        Each non-employee director is eligible for a grant of shares of restricted stock issued from the 2012 Long-Term Incentive Plan, as recommended by the Compensation Committee. The shares of restricted stock that the Company awards to its directors fully vest as of the first anniversary of the date of grant, subject to earlier vesting on termination of service in certain circumstances. On January 26, 2017, each of our non-employee directors was granted 1,248 shares of restricted stock. On February 28, 2018, each of our non-employee directors was granted 1,427 shares of restricted stock.

Stock Ownership Guidelines for Directors

        The Board of Directors has adopted stock ownership guidelines for non-employee directors, which require that each non-employee director own shares of the Company's common stock having a value of at least equal to five times the director's annual retainer for service on the Board of the Company or the Bank Board (not including committee-related fees). New directors have five years after joining the

Board of Directors or the Bank Board to meet the guidelines. Restricted stock and restricted stock units, and a portion of the shares that may be acquired by exercise of vested in-the-money stock options, are treated as stock ownership for this purpose. As of the date of this Proxy Statement, all directors met or exceeded the ownership guidelines to the extent applicable to them.

Health Insurance Benefits

        Non-employee directors can elect to receive insurance benefits from the Company, including long-term care insurance or health care insurance. The aggregate cost of these benefits in 2017 was $60,400.

        Aggregate Director Compensation in 2017.    In accordance with applicable SEC rules and regulations, the following table reports all compensation the Company paid during 2017 to its non-employee directors.

2017 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Changes In Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total
Kenneth A. Boudreau*	$15,375	$49,982	$—	$1,498	$—	$66,855
John J. Carona	59,000	49,982	—	—	—	108,982
Ayad Fargo	60,000	49,982	—	—	—	109,982
Joseph L. Garrett	71,500	49,982	—	—	—	121,482
John D. Goddard*	15,000	49,982	—	505	—	65,487
Jeff C. Jones	68,750	49,982	—	—	—	118,732
Simone F. Lagomarsino	46,434	—	—	—	—	46,434
Michael L. McKennon*	18,500	49,982	—	3,397	—	71,879
Michael J. Morris	46,125	—	—	—	—	46,125
Michael E. Pfau**	45,000	—	—	—	—	45,000
Zareh Sarrafian	59,000	49,982	—	—	—	108,982
Cora Tellez	62,500	49,982	—	—	—	112,482

*
Resigned as a director effective immediately prior to the effectiveness of the Company's acquisition of HEOP and Heritage Oaks Bank on April 1, 2017.

**
Not standing for re-election to the Board at the Annual Meeting.

(1)
These amounts represent the aggregate grant date fair value of restricted stock granted in 2017, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are discussed in Note 16 to our Consolidated Audited Financial Statements for the fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Fair value is based on 100% of the closing price per share of our common stock on the date of grant. At December 31, 2017, each of the non-employee directors named in the above table held 1,248 shares of restricted stock, except for Mr. Lagomarsino who held 3,690 and Mr. Pfau and Mr. Morris, who held none. In addition, at December 31, 2017, non-employee directors held outstanding stock options as follows: Mr. Carona, 15,000; Mr. Garrett, 25,000; Mr. Jones, 31,000; Mr. Morris, 4,381; Mr. Pfau, 4,381; Ms. Tellez, 0; Mr. Fargo, 0; and Mr. Sarrafian, 0.

(2)
Amounts reported in this column are the total interest credited on deferred compensation balances in 2017. Only the portion of such interest that exceeds 120% of the applicable federal rate is deemed to constitute compensation to a director under the SEC rules governing this table.

Deferred Compensation Plan

        The Bank created a Directors' Deferred Compensation Plan in September 2006 which allowed non-employee directors to defer Board of Directors' fees and provided for additional contributions from any opt-out portion of the long-term care insurance plan. See "Health Insurance Benefits" under "Compensation of Non-Employee Directors". As of December 2016, the Directors' Deferred Compensation Plan was frozen such that no new contributions may be made and existing balances remain until distribution. The Directors' Deferred Compensation Plan is unfunded. The Company is under no obligation to make matching contributions to the Directors' Deferred Compensation Plan. The deferred compensation was credited with interest by the Bank at prime plus one percent through January 31, 2014, after which the rate was changed to prime minus one percent. The director's account balance is payable upon retirement or resignation. The table below shows the totals for the Deferred Compensation Plan contributions and earnings, for our Directors, for the year ended December 31, 2017.

2017 NONQUALIFIED DIRECTOR DEFERRED COMPENSATION

Name	Aggregate Balance at Fiscal Year-End Prior to Last Fiscal Year-End	Director Contributions in Last Fiscal Year	Contributions in Lieu of Health Insurance in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Kenneth A. Boudreau*	$155,734	$—	$—	$1,498	$157,232	$—
John J. Carona	15,974	—	—	—	—	15,974
Ayad Fargo	2,312	—	—	—	—	2,312
Joseph L. Garrett	—	—	—	—	—	—
John D. Goddard*	52,555	—	—	505	53,060	—
Jeff C. Jones	52,555	—	—	—	—	52,555
Simone F. Lagomarsino	—	—	—	—	—	—
Michael L. McKennon*	353,128	—	—	3,397	356,525	—
Michael J. Morris	—	—	—	—	—	—
Michael E. Pfau**	—	—	—	—	—	—
Zareh Sarrafian	—	—	—	—	—	—
Cora Tellez	4,048	—	—	—	—	4,048

Total	$636,306	—	—	$5,400	$566,817	$74,889

*
Resigned as a director effective immediately prior to the effectiveness of the Company's acquisition of HEOP and Heritage Oaks Bank on April 1, 2017.

**
Not standing for re-election to the Board at the Annual Meeting.

Executive Compensation Discussion & Analysis

        In this Executive Compensation Discussion & Analysis ("CD&A"), we explain our compensation program for our CEO, our CFO and our three highest paid other executive officers (collectively, our "NEOs") in 2017, as well as changes we have made with respect to our NEO compensation program design and governance for 2018, based, in part, on feedback we received from stockholders during

2017. The Compensation Committee of our Board of Directors has designed our NEO compensation program to align executive compensation with the Company's performance and the creation of long-term value for our stockholders. The NEOs for 2017 are:

Name	Title	Tenure
Steven R. Gardner	Chairman of the Board, President and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of the Bank	18 years
Edward Wilcox(1)	President & Chief Banking Officer of the Bank	15 years
Ronald J. Nicolas, Jr.	Senior Executive Vice President and Chief Financial Officer of the Company and the Bank	2 years
Michael S. Karr(2)	Senior Executive Vice President & Chief Credit Officer of the Bank	12 years
Thomas Rice	Senior Executive Vice President & Chief Operating Officer of the Bank	10 years

(1)
Effective as of January 25, 2018, Mr. Wilcox serves solely as the President of the Bank.

(2)
Effective as of March 27, 2018, Mr. Karr's title was changed to Senior Executive Vice President and Chief Risk Officer of the Bank.

Executive Summary and Stockholder Outreach	F-26
Role of the Compensation Committee	F-31
Executive Compensation Program Principals and Key Features	F-31
Role of the Independent Compensation Consultant	F-34
Peer Group	F-34
2017 Compensation Decisions	F-35
NEO Compensation Plan Governance Features	F-40
CEO Pay Ratio Disclosure	F-42
Compensation Committee Report	F-46

Executive Summary and Stockholder Outreach

        Considerations in Establishing Targeted 2017 NEO Compensation.    When determining targeted 2017 NEO compensation at the beginning of the 2017 fiscal year, the Compensation Committee of our Board considered multiple factors, including our management team's execution on our 2016 strategic plan of growth through acquisitions as well as organic growth. The Compensation Committee felt that our disciplined and prudent growth during the year, as evidenced by our continued strength in our asset quality results and remaining "well-capitalized" from a bank regulatory perspective, contributed to total shareholder returns in 2016 that exceeded our peer group and the 2016 KBW Regional Bank Index without sacrificing asset quality or taking excessive risk. Our total assets grew 44.7% during 2016, while our non-performing loans-to-total-assets and net charge-offs-to-average-total-loans were 0.04% and 0.17%, respectively, at December 31, 2016.

        In light of our stated strategy to grow through acquisitions, our Compensation Committee believes that, when making decisions concerning NEO compensation, our financial performance should be considered both before and after giving effect to adjustments for merger-related expenses. Our return on assets was 1.11% and our return on average tangible common equity was 12.87% for the year ended December 31, 2016, or 1.20% and 13.87%, respectively, on an as-adjusted basis. Our Compensation Committee believed that our 2016 total shareholder return of 66.4% compared favorably to our peer group (4th overall) and the 2016 KBW Regional Bank Index, which produced, on average, total shareholder returns of 42.0% and 26.0%, respectively, for the year.

        These factors, as well as other considerations, such as continued anticipated strategic growth and key executive retention-related matters were instrumental considerations in the decisions made by the Compensation Committee to approve targeted 2017 NEO compensation levels, which the Compensation Committee believed were in our best interests and the best interests of our stockholders. Notably, a significant portion of our targeted 2017 NEO compensation was comprised of performance-based equity incentive awards (60.4% of total targeted compensation for our CEO) that required satisfaction of certain performance metrics for 2017 and beyond as a condition to vesting, which the Compensation Committee viewed as an important feature in aligning our NEO's interests with those of our stockholders over the long-term.

        2017 Financial Highlights.    The Company continued its strong operating performance in 2017, which was attributable in large part to management's effective implementation of the Company's strategic plan of organic growth and growth through acquisitions during the fiscal year. S&P Global Market Intelligence recently ranked us 6th out of 533 banking institutions with between $1 billion and $10 billion in total assets based on our performance in 2017 with respect to return on average tangible common equity, loan growth, asset quality and efficiency ratio. We believe our financial performance contributed to strong returns for our shareholders. We ended 2017 with total shareholder return of 13.15% and a three-year average total shareholder return of 32%. Our three-year average total shareholder return at December 31, 2017, as compared to our 2017 peer group and the KBW Index returns, is illustrated in the following chart:

        The key financial results listed below, both before and after adjusting for the effect of merger-related expenses, reflect areas in which our performance excelled. We believe that these results position us to produce strong financial results in the future.

Fiscal Year	Diluted Earnings Per Share	Diluted Earnings Per Share, as adjusted(1)(2)	Tangible Book Value Per Share(1)	Return on Average Assets	Return on Average Assets, as Adjusted(1)(2)	Return on Average Tangible Common Equity(1)(2)	Return on Average Tangible Common Equity, as Adjusted(1)(2)	Total Shareholder Return
2017	$1.56	$2.05	$15.26	0.99%	1.30%	11.96%	15.49%	13.15%
2016	1.46	1.58	12.51	1.11	1.20	12.87	13.87	66.35
2015	1.19	1.34	11.17	0.97	1.10	12.13	13.62	22.62
2014	0.96	1.04	10.12	0.91	0.98	10.89	11.73	10.10
2013	0.54	0.80	9.08	0.62	0.93	6.66	9.73	53.71

(1)
Results are non-GAAP financial measures that we use to evaluate our financial performance as compared to our peers. See "GAAP Reconciliations" below in this CD&A.

(2)
Excludes tax-affected merger-related expenses of $13.2 million, $3.2 million, $3.3 million, $1.3 million and $4.4 million in 2017, 2016, 2015, 2014 and 2013, respectively, and a $5.6 million deferred tax asset revaluation in 2017.

        Our 2017 financial highlights below demonstrate how we have continued to grow and evolve into a leading commercial bank headquartered in Southern California:

  •
  Acquired HEOP and Plaza Bancorp ("Plaza"), which added approximately $2.0 billion and $1.3 billion in total assets, respectively, on the date of acquisition;

  •
  Produced total shareholder return of 13.15%, resulting in a three-year average total shareholder return of 32%, which exceeded the three-year average total shareholder return of our peer group and the KBW Regional Bank Index (17% and 13%, respectively);

  •
  Increased total assets $4.0 billion, or 98.8% from 2016, to approximately $8.0 billion as of December 31, 2017, doubling the size of the Company and representing a 57.9% compound average growth rate ("CAGR") during the three-year period ending December 31, 2017;

  •
  Increased diluted earnings per share, as adjusted, for 2017 by $0.47, or 29.9% from 2016, representing a 25.6% CAGR during the three-year period ending December 31, 2017;

  •
  Increased year-end book value per share by 62% as compared to 2016, and tangible book value per share grew by 22% from 2016, representing a CAGR of 31.5% and 14.7%, respectively, during the three-year period ending December 31, 2017; and

  •
  Strengthened and maintained asset quality, with loan delinquencies of 0.16% of total loans held for investment, and total non-performing assets of 0.04% of total assets as of December 31, 2017.

        2017 Performance Outcomes and NEO Compensation.    The performance structure for 2017 incorporates both short-term and long-term incentives established from financial and operational metrics, with a focus on alignment with stockholders' interests. Compensation of our NEOs is comprised of base salary, annual cash incentives and long-term incentives. The performance goals set by the Compensation Committee for 2017, at target and maximum levels, were much higher than the 2016 performance goals and actual results. In part, this reflected the anticipated contribution to our 2017 performance from the acquisition of HEOP, which was completed during the second quarter of 2017. However, the 2017 performance goals also required very substantial organic growth in net income, loan and deposit growth in order to achieve the target levels set by the Compensation Committee.

        As a result of our continued solid 2017 financial and nonfinancial results, the successful integration of HEOP and Plaza into our operations, our achievement of targeted regulatory ratings, net income growth, and loan and deposit growth, we increased the base salaries of each of our NEOs as detailed below and paid each of our NEOs annual bonuses ranging between 59% and 118% of their respective target award opportunities pursuant to the Company's 2017 executive incentive compensation plan. The Company's total shareholder return for the three-year period ending December 31, 2017 was in the 100th percentile of its 2017 peer group, and as the following chart depicts, our CEO's 2017 total direct realizable compensation was directionally aligned with total shareholder returns. As in past years, when compared to our 2017 Peer Group, our three-year total shareholder return percentile rank was higher than the CEO's percentile rank of realizable compensation.

*
"Total direct realizable compensation" is the sum of our CEO's (i) actual base salary paid over the three-year period, (ii) actual short-term incentives (bonuses) paid based on performance over the three-year period, (iii) "in-the-money" value as of December 31, 2017 of any stock options granted over the three-year period, and (iv) the value as of December 31, 2017 of any unvested restricted stock or restricted stock units granted over the three-year period.

**
The CEO compensation of the 2017 peer group is based on the fiscal years 2014 through 2016, because 2017 information for most of the 2017 peer group was not available at the time of this analysis. However, all equity awards granted during the period are valued as of December 31, 2017, including the value of performance-contingent shares granted in the 2014-2016 fiscal-year period, valued as of December 31, 2017. Retention equity awards granted by the Company in 2016 also are included in this analysis.

        Stockholder Outreach and "Say-on-Pay"; NEO Compensation Plan Design and Governance Changes for 2018.    We provide our stockholders the ability to annually cast their advisory vote on the compensation of our NEOs. In 2017, we received a 69.35% affirmative vote for "say on pay", which was not satisfactory to us or our Board. In an effort to increase our stockholder approval percentage at our 2018 annual meeting, during 2017 we undertook a comprehensive review of our NEO compensation plan design and governance practices with the view towards making necessary or advisable changes to the plan design and governance practices, as well as the composition of our peer group, in anticipation of 2018 NEO compensation decisions. We also engaged in a stockholder outreach process, targeting our top 25 stockholders which, at the time, represented over 50% of our issued shares of common stock. Based upon the feedback received from this outreach, we adopted certain updates to our NEO compensation plan design and governance practices, including implementing "double-trigger" accelerated vesting provisions for our equity incentive awards and an incentive compensation "clawback" policy, and extending our common stock ownership requirements to all of our NEOs. Each of these items is discussed in greater detail below.

        Our Compensation Practice Evolution.    The enhancements to our compensation program demonstrate our commitment to ensuring that our executive compensation program aligns our executives' compensation with the Company's short-term and long-term performance and stockholder interests and, at the same time, provides the compensation and incentives needed to attract, reward, motivate, and retain key executives. The following table contains a brief summary of the NEO compensation plan design modifications we adopted, which we believe demonstrate our commitment to ensuring that our executive compensation program aligns our executives' compensation with the Company's short-term and long-term performance and stockholder interests. Focusing performance on key financial measures in the short term, combined with performance of relative total shareholder return ("rTSR") in the long term, will provide direct alignment of our executive compensation with the interest of our stockholders.

Design Feature	Summary of 2017 Provision	Summary of Modified Provision effective commencing in 2018
Performance-Based Incentive Equity Compensation as a Percentage of Equity Incentive Award	Performance-based equity incentive compensation represents 25% of total equity incentive compensation	Performance-based equity incentive compensation represents 50% of total equity incentive compensation
Performance Metric for Restricted Stock Unit Awards(1)	Targeted annual adjusted return on average tangible common equity	Changed to a relative total shareholder return (rTSR) performance metric
Measurement Period for Restricted Stock Unit Performance Targets	Annual target for each separate year during vesting period, with retroactive feature	Changed to a three-year average rTSR performance target with no retroactive feature
Acceleration Events for Vesting of Equity Compensation Awards	"Single-trigger" accelerated vesting if terminated for "cause" or resigns for "good reason"	"Double-trigger" accelerated vesting if terminated without "cause" or resigns for "good reason" within 24 months of a "change of control"

(1)
Currently, all of our restricted stock unit awards are performance-based awards.

        Compensation Governance and Best Practices.    The following table summarizes our executive compensation plan governance features and what we believe are "best practices" in terms of designing and administering our executive compensation plan.

Do we...	Yes	No
Provide short-term and long-term incentive plans with performance targets aligned to business goals?	✔
Maintain a Compensation Committee composed entirely of independent directors?	✔
Conduct annual advisory vote for stockholders to approve executive compensation?	✔
Conduct stockholder engagement by our Chairman, President and Chief Executive Officer, as well as our Chief Financial Officer?	✔
Retain an independent compensation consultant to advise our Compensation Committee?	✔
Set challenging performance objectives?	✔
Maintain an insider trading policy?	✔
Maintain a "clawback" policy that provides for the recoupment of certain types of NEO and other senior executive incentive compensation in certain circumstances?	✔
Maintain restrictions on hedging and pledging shares of our stock?	✔
Maintain a stock ownership policy for executive officers that requires minimum ownership as a multiple of base salary?	✔
Focus on presenting clear and concise CD&A disclosure to explain the Company's compensation principles and process?	✔
Periodically re-evaluate and update the composition of our peer group, particularly in light of our recent significant growth?	✔
Provide gross-up payments to cover income or excise taxes pertaining to executive or severance benefits?		✘
Reward executives without considering whether reward creates an incentive to take excessive, inappropriate or unnecessary risk?		✘
Allow the repricing or backdating of equity awards?		✘
Have employment-related agreements with multi-year guaranteed salary increases or non-performance bonus arrangements?		✘

Role of the Compensation Committee

        The Compensation Committee of our Board of Directors annually reviews policies and practices with respect to our executive compensation program. To conduct this review, the Compensation Committee evaluates our practices and policies, including the balanced mix between pay elements, short and long-term incentive programs, Compensation Committee control over the establishment, review and approval of goals, use of multiple performance measures, Compensation Committee discretion on individual awards, and Compensation Committee oversight of compensation programs. The Compensation Committee also evaluates the conformity of performance-based compensation criteria and targets with our risk profile and whether the proposed goals or the structure of the awards might have the inadvertent effect of encouraging excessive risk or other undesirable behavior. The Compensation Committee believes that its overarching risk management framework supports effective risk management of our incentive arrangements.

Executive Compensation Program Principles and Key Features.

        Our Compensation Committee oversees our compensation program and incentive plans, including our NEO equity incentive plan. The Compensation Committee's compensation consultant advises the Compensation Committee on competitive benchmarking on pay level practices and governance trends, reviews and assists with peer group selection and analysis, and provides recommendations on plan design and business goals. Our management provides input on individual performance and results against our business goals. The components of compensation for each of our NEOs are designed in a way that we believe will maximize each NEO's contribution to achieving the Company's strategic goals and driving superior financial performance while minimizing overall risk to the Company. The various components of compensation allow our Compensation Committee to use both cash and equity to encourage and motivate NEOs to achieve both our the short- and long-term business objectives.

        Executive Compensation Program Principles.    Our Compensation Committee has established three key principles that provide the framework for our executive compensation program: (i) our executives' interests should be aligned with our stockholders' interests; (ii) a significant portion of an executive's compensation should be linked to achieving our short-term and long-term business goals; and (iii) our executive compensation program should be designed to attract and retain key executives who are capable and motivated to help us continue to grow and prudently manage our business. These three guiding principles are described in greater detail in the table below:

Executive Compensation Program Principles	How Principles are Reflected in Our Executive Compensation Program
Alignment with Stockholder Interests—NEO compensation is tied to financial performance and achievement of strategic goals	Our NEO equity incentive plan is designed to align executive compensation with value creation for our stockholders. NEO compensation is tied to financial performance and achievement of strategic goals. Key components of compensation paid to our NEOs and other executive officers are paid only if certain financial and non-financial objectives that our Board and Compensation Committee have identified as value-enhancing are achieved.
Alignment with Stockholder Interests—NEO stock ownership requirements	Our executive stock ownership guidelines require our NEOs to accumulate and maintain a meaningful position in Company shares.
Alignment with Stockholder Interests—NEO disincentives for excessive risk-taking
We believe that our executive compensation program is designed to balance risk and financial results in a manner that does not encourage imprudent risk-taking. Key design features include our "clawback" policy and our restrictions against hedging and pledging of our stock.
Linkage to Achieving Short-Term and Long-Term Business Goals (Performance-Based Compensation)
We deliver incentive-based compensation both as annual cash and longer-term, equity-based awards predicated on achieving prospective financial goals. Focused on our key financial metrics and strategic plans, which may take several quarters or years to realize.
Attraction and Retention of Key Executives
Our Compensation Committee reviews executive compensation levels paid by members of our peer group based on available data with the dual goals of paying total compensation at a level commensurate with how well we perform compared to our peer group and rewarding our executives for achieving strategic goals while maintaining discipline and prudence.

        2017 Program Features.    We annually analyze the various elements of our executive compensation program in an effort to ensure that each element is designed in a way that is consistent with the program principles described above. The purpose and key characteristics of each element of our executive compensation program is summarized below. As a preliminary matter, no incentive compensation (cash or equity-based) would have been payable unless the Bank's tier 1 capital ratio as of December 31, 2017 was at least 8%, the bank regulatory minimum to be considered "well-capitalized." The Bank's tier 1 capital ratio as of December 31, 2017 was 11.88%.

Element	Relevant Program Principle	Purpose	Key Characteristics
Base Salary	• Attraction and Retention of Key Employees	Provides a fixed level of compensation for performing essential job functions. The level of base salary reflects each NEO's level of responsibility, leadership, tenure, qualifications, and the competitive marketplace for executive talent in our industry.	Fixed compensation reviewed annually and adjusted, if and when appropriate.
Annual Cash Incentive Awards	• Attraction and Retention of Key Employees • Linkage to Achieving Short-Term Business Goals	Motivates NEOs to achieve our short-term business objectives while providing flexibility to respond to opportunities and market conditions.	In 2017, performance goals include net income (weighted 50%), loan growth (weighted 25%) and deposit growth (weighted 25%).(1)
Long-Term Incentive Awards	• Alignment with Stockholder Interests • Linkage to Achieve Long-Term Business Goals • Attraction and Retention of Key Executives	Motivates NEOs to achieve our long-term business objectives by tying incentive to long-term metrics.

Long-term incentive awards can be in the form of restricted stock or restricted stock unit awards.

For 2017, restricted stock was awarded based on the achievement of a threshold performance goal tied to the ratio of non-performing assets to total assets.

For 2017, restricted stock units were awarded based on the achievement of a threshold performance goal tied to Company's nonperforming assets as a percentage of total assets, and vest ratably over three years based on the attainment of pre-established annual performance goals based on annual return on average tangible common equity.(2)

Element	Relevant Program Principle	Purpose	Key Characteristics
Other Compensation	• Attraction and Retention of Key Executives

Provide benefits that allow NEOs to defer a portion of their compensation on a pre-tax basis to save for retirement and that promote employee health and welfare, which assists in attracting and retaining our NEOs.

Indirect compensation consisting of a qualified retirement plan, health and welfare plans and minimal perquisites.

(1)
For 2018, performance goals include earnings per share (weighted 40%), average loan growth (weighted 20%), average core deposit growth (weighted 20%), and regulatory exam results of at least "satisfactory" (weighted 20%). Annual incentives are capped at 150% of target levels.

(2)
Beginning with awards made in 2018, restricted stock units will be awarded and contingent on the attainment of pre-established three-year rTSR performance compared to the KBW Regional Bank Index, with the payout ranging between 0% and 200% of a target award based on 3-year relative TSR compared with the KBW Regional Bank Index.

Role of the Independent Compensation Consultant

        In 2016 and 2017, the Compensation Committee engaged independent consulting firms specializing in compensation program design and evaluation with significant experience in the financial services industry to assist the Compensation Committee in revising our compensation program for NEOs. In selecting Pearl Meyer in 2016 and WTW in 2017, the Compensation Committee reviewed the independence of each firm under applicable NASDAQ listing standards and SEC rules and regulations. Based on its review and information provided by each firm regarding the provision of services, fees, policies and procedures, the presence of any conflicts of interest, ownership of the Company's stock, and other relevant factors, the Compensation Committee concluded that engaging Pearl Meyer and WTW raised no conflicts of interest concerns, and both were deemed to be independent for purposes of their services as advisors to the Compensation Committee.

        The Compensation Committee sought the assistance of these independent consulting firms to improve the rigor of the Compensation Committee's compensation evaluation and design process, to ensure adherence to appropriate governance standards, and to ensure that our compensation program is competitive in terms of design, amount of compensation, and alignment of compensation determinations with the Company's performance. The Compensation Committee believes that the assistance of these independent consulting firms was necessary and appropriate in helping the Compensation Committee respond to what it felt were valid points raised by stockholder representatives, which are discussed above under "Stockholder Outreach and "Say-on-Pay"; NEO Compensation Plan Design and Governance Changes for 2018."

2017 Peer Group

        In 2016, the Compensation Committee engaged Pearl Meyer to develop an appropriate peer group of financial institutions and to prepare a study comparing the Company's performance, its compensation of NEOs, and the alignment of performance and compensation to the performance and compensation programs of the companies in the peer group. Pearl Meyer and the Compensation Committee, with assistance from our human resources team, developed a peer group consisting of 24 banking institutions for purposes of 2017 executive compensation decisions (the "2017 Peer Group"). The 2017 Peer Group was not selected based on the levels of executive compensation or attributes of their compensation program. Instead, the 2017 Peer Group was selected based on the following criteria:

  •
  publicly-traded commercial banks or savings institutions focused on commercial banking;

  •
  companies headquartered in the Federal Reserve 12th District (Western States), primarily California;

  •
  companies having total assets generally between $1.5 billion and $8.0 billion as of the most recent quarter-end; and

  •
  institutions with operations in larger U.S. metropolitan areas and strong performance, as measured by a return on tangible equity greater than 10%.

        The following companies comprised the 2017 Peer Group:

Banc of California, Inc.
Boston Private Financial Holdings, Inc.*
Century Bancorp, Inc.*
CVB Financial Corp.
Flushing Financial Corporation*
Independent Bank Group, Inc.*
Opus Bank
Sandy Spring Bancorp, Inc.*	Banner Corporation* Brookline Bancorp, Inc.* ConnectOne Bancorp, Inc.* Farmers & Merchants Bancorp Hanmi Financial Corporation Lakeland Bancorp, Inc.* Preferred Bank TriCo Bancshares	Bofl Holding, Inc.* Cardinal Financial Corporation* CU Bancorp First Foundation Inc. HomeStreet, Inc.* LegacyTexas Financial Group, Inc.* Provident Financial Services, Inc*. Westamerica Bancorporation

*
Represents 2017 Peer Group member added after 2016.

2017 Compensation Decisions

        Set forth below is a summary of our executive compensation decisions for 2017.

        Base Salary.    As discussed above, the Compensation Committee considers base salary levels as part of its process of ensuring that the NEO's overall compensation is competitive, including annual and long-term incentives, the target amount of which is generally based on a percentage or multiple of base salary. The Compensation Committee determined that the increases in base salary from 2016 to 2017 were justified based on the Company's 2016 financial performance and anticipated growth and talent competition during 2017.

        The following table provides information regarding base salaries for our NEOs serving at year end 2016 and 2017:

Name	Title	2016 Base Salary	2017 Base Salary
Steven R. Gardner	Chairman of the Board, President and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of the Bank	$600,000	$700,000
Edward Wilcox(1)	President and Chief Banking Officer of the Bank	325,000	400,000
Ronald J. Nicolas, Jr.	Senior Executive Vice President and Chief Financial Officer of the Company and the Bank	300,000	340,000
Michael S. Karr(2)	Senior Executive Vice President & Chief Credit Officer of the Bank	275,000	300,000
Thomas Rice	Senior Executive Vice President & Chief Operating Officer of the Bank	275,000	325,000

(1)
Effective as of January 25, 2018, Mr. Wilcox serves solely as the President of the Bank.

(2)
Effective as of March 27, 2018, Mr. Karr's title was changed to Senior Executive Vice President and Chief Risk Officer of the Bank.

        Annual Cash Incentive Program.    As discussed above, we use annual cash incentive awards to provide each NEO with a strong incentive to execute our business plan for the year. During the first 90 days of the year, the Compensation Committee creates an award opportunity for each NEO, providing for a range of potential payouts equal to a percentage or multiple of salary that is tied to the achievement of specific, pre-established performance goals for that year. Those performance goals are meant to focus the NEO on the key elements of our strategic and annual financial plan. At the same time, the Compensation Committee seeks to use an array of performance goals that broadly measure Company performance, so as to not encourage undue risk taking or distort management decisions that arise when executives are incentivized to achieve a narrow performance goal.

        For a given performance goal, the target level of performance that must be achieved to earn the target annual cash incentive payout typically is set at a level based on the Company's annual financial plan for the fiscal year. The Compensation Committee also specifies a "threshold" performance goal—the minimum level of performance required to earn a payout that is less than the target payout—and a maximum performance level that, if exceeded, will cap the above-target payout. Shortly after year end, the Compensation Committee determines the extent to which the just-ended year's performance goals have been achieved and the corresponding payout. Importantly, the Compensation Committee has discretion to reduce the level of payout based on its assessment of an NEO's individual performance and other circumstances relating to the Company's business. Generally, the extent of reduction in payout is limited to 20% of the target award.

        For 2017, the Compensation Committee created annual cash incentive award opportunities with performance goals that used the same business metrics and weightings as in 2016. These performance goals include net income (weighted 50%), loan growth (weighted 25%) and deposit growth (weighted 25%). Net income is the financial item we determine and report under Generally Accepted Accounting Principles ("GAAP"). Loan and deposit growth are non-GAAP performance metrics based on our year-over-year changes.

        The dollar amounts of these potential payments are shown in the Grants of Plan-Based Awards table on page 42 of this Proxy Statement. The table below shows the potential cash incentive amount (as a percentage of base salary) payable to each of our NEOs upon achievement of the relevant performance metric.

		Incentive as a % Base
Name	Title	Threshold	Target	Max.
Steven R. Gardner	Chairman of the Board, President and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of the Bank	50%	100%	150%
Edward Wilcox(1)	President and Chief Banking Officer of the Bank	45	90	135
Ronald J. Nicolas, Jr.	Senior Executive Vice President and Chief Financial Officer of the Company and the Bank	38	75	113
Michael S. Karr(2)	Senior Executive Vice President & Chief Credit Officer of the Bank	25	50	75
Thomas Rice	Senior Executive Vice President & Chief Operating Officer of the Bank	25	50	75

(1)
Effective as of January 25, 2018, Mr. Wilcox serves solely as the President of the Bank.

(2)
Effective as of March 27, 2018, Mr. Karr's title was changed to Senior Executive Vice President and Chief Risk Officer of the Bank.

        The performance goals set by the Compensation Committee for 2017, at target and maximum levels, were much higher than the 2016 performance goals and 2016 actual results. In part, this reflected the anticipated contribution to our 2017 performance from the acquisition of HEOP, which was completed on April 1, 2017. However, the 2017 performance goals also required very substantial organic growth in net income, loan growth and deposit growth in order to achieve the target levels set by the Compensation Committee. For each performance metric, the threshold level of performance was set at 80% of the target level of performance, and the maximum performance level was set at 120% of the target performance level.

        The table below shows the 2017 annual cash incentive award performance goals relating to net income, loan growth and deposit growth (the "growth performance goals"), the actual performance achieved, and related information:

		2017 Performance Goals
						2017 achievement as percent of target
Performance Metric	2016 Actual Performance	Threshold (80% of target)	Target	Maximum (120% of target)	2017 Actual achievement level(1)(2)
Net income	$40,103	$53,208	$66,510	$79,812	$75,989	114.3%
Loan growth	986,444	1,510,575	1,888,219	2,265,863	1,919,355	101.6%
Deposit growth	564,297	1,586,427	1,983,034	2,379,641	1,957,425	98.7%

(1)
Net income for 2017 excludes tax effected merger-related expense and deferred tax asset revaluation.

(2)
Loan and deposit growth for 2017 excludes Plaza Bancorp.

        To determine the annual cash incentive award payout to each NEO, the Compensation Committee multiplied the percentage achievement of each of the growth performance goals by the weighting of the performance goal. For this purpose, the weighting of the net income goal was 50% and the other two goals were weighted 25% each. The table below illustrates the 2017 weighted performance as a percent of target:

Performance Metric	2017 achievement as a percentage of target (a)	Performance goal weighting (b)	Weighted achievement percentage ((a)x(b))
Net Income	114.3%	50%	57.15%
Loan growth	101.6	25	25.40
Deposit Growth	98.7	25	24.675

		Aggregate weighted achievement percentage	107.23%

        Once the aggregate weighted achievement percentage is determined, the Compensation Committee compares that percentage to the threshold/target/maximum cash incentive amounts (as a percentage of base salary) and determines the final award payout based upon the proportionate amount the aggregate weighted achievement percentage exceeds either the threshold or target amount, as the case may be. The table below illustrates the calculation for determining the actual 2017 cash incentive payouts:

	Target award (a)	Target award as a % of salary (b)	Difference between targeted award as % of salary and maximum award as a % of salary (c)	Difference between aggregate weighted achievement percentage and 100% (d)	% change between target and maximum performance goals (e)	Total payout as a percentage of target award (f) = (b) + (d) (e)/(c)	Total payout (a)*(f)
Steven R. Gardner	$700,000	100%	50%	7.23%	20%	118.0%	$826,269
Edward Wilcox	360,000	90	45	7.23	20	106.2	424,939
Ronald J. Nicolas, Jr.	255,000	75	38	7.23	20	88.5	300,998
Thomas Rice	162,500	50	25	7.23	20	59.0	191,813
Michael S. Karr	150,000	50	25	7.23	20	59.0	177,058

        As stated above, the Compensation Committee included an overall 2017 performance goal relating to the Bank's tier 1 capital ratio, a measure of safety and soundness. For purposes of 2017 annual cash incentive bonuses, the Bank had to achieve a tier 1 capital ratio of 8.00% as of December 31, 2017. As of that date, the Bank's tier 1 capital ratio was 11.88%, and as a result, each NEO received the total payout set forth above as his 2017 annual cash incentive bonus.

        The 2017 annual cash incentive awards were paid on February 28, 2018, following the completion of our audit for the fiscal year ended December 31, 2017. The payouts are reflected as 2017 compensation in the Summary Compensation Table on page 41 of this Proxy Statement in the column labeled "Non-Equity Incentive Plan Compensation."

        The 2016 annual cash incentive payouts for Messrs. Gardner, Wilcox, Nicolas, Wilcox, Karr and Rice were $637,393, $207,153, $159,348, $146,069 and $146,069, respectively.

        Long-Term Equity Incentive Awards.    The Compensation Committee grants long-term incentive awards to our NEOs and to a broader group of employees under our 2012 Long-Term Incentive Plan in order to align the interests of our management team with the interests of our stockholders and to create substantial incentives for the team to achieve our long-term goals. These awards enable us to provide competitive compensation to help in the recruitment of executives and employees and also, through vesting provisions, help to promote retention and long-term service of executives and key employees.

        Two forms of equity incentive awards were used for the annual 2017 equity awards: restricted stock and restricted stock units. Each form of award contains one or more performance requirements. Restricted stock units could be earned in a range from 75% to 125% of the designated target number, based on the level of performance achieved. Assuming a 100% payout level for restricted stock units, approximately 75% of each NEO's aggregate grant-date award fair value was in the form of restricted sock with the remaining approximately 25% in the form of restricted stock units.

        As stated above, the Compensation Committee included an overall 2017 performance goal relating to the Bank's tier 1 capital ratio, a measure of safety and soundness, being at least 8% as of December 31, 2017 as a condition to any incentive awards, including long-term equity incentive awards. The Bank's tier 1 capital ratio was 11.88% as of December 31, 2017.

  2017 Restricted Stock Awards:    If the Bank had not achieved an 8% tier 1 capital ratio as of December 31, 2017, all 2017 NEO restricted stock long-term incentive awards would have been forfeited. Since the Bank achieved the threshhold tier 1 capital ratio, one-third (1/3) of each NEO's 2017 restricted stock award vested in January 2018, and, so long as the NEO does not otherwise forfeit the award, 1/3 of the 2017 restricted stock award will vest on each of January 2019 and 2020.

  Based on the summary above, we describe our 2017 NEO restricted stock awards as being subject to performance-based and time-based vesting.

  2017 Restricted Stock Unit Awards:    Similar to our 2017 NEO restricted stock awards, our 2017 restricted stock unit awards were granted subject to the Bank achieving the threshhold tier 1 capital ratio as of December 31, 2017. Unlike our 2017 restricted stock awards, which are subject to time-based vesting once the Bank's threshhold tier 1 capital ratio was achieved, our 2017 restricted stock unit awards are subject to the further performance condition related to our adjusted return on average tangible common equity (our "AROATCE") for each of 2017, 2018 and 2019. In order for any vesting to occur in a particular year, our AROATCE must be at least 10%, which we refer to as our "threshhold" percentage. The table below illustrates the additional performance-based vesting of our 2017 restricted stock unit awards:

% AROATCE(1)(2)
Year	Threshold (10%)	Target (12.5%)	Maximum (15%)
2017	20% of original award	26.67% of original award	33.33% of original award
2018	20% of original award	26.67% of original award	33.33% of original award
2019	20% of original award	Any remaining unearned restricted stock units(3)

(1)
AROATCE is a non-GAAP performance metric, determined by adjusting net income for the effect of core deposit intangibles ("CDI") amortization and merger-related expenses and excluding average CDI and average goodwill from average stockholders' equity during the period.

(2)
For awards in 2018, restricted stock unit awards will be subject to a three-year average rTSR performance target.

(3)
For awards in 2018, restricted stock units will no longer have this retroactive feature.

  As of December 31, 2017, our AROATCE was 15.49%, which exceeded the target payout but was less than the maximum payout for restricted stock units. Accordingly, in January 2018, each NEO who received this 2017 grant and remained in service in January 2018 vested at that time in one-third of the restricted stock units using a target multiplier of 146.8% and received a corresponding payout in shares.

        For accounting purposes, as of the grant date we adopted the conservative view that the probable level of achievement of the performance goals would be at the maximum level, so that the number of restricted stock units reflected in the table below is 125% of the target number, and the grant-date fair value reflects that maximum number of restricted stock units. This is in part a reflection of the sustained high performance of the Company. The performance goals relating to return on assets would be reasonably challenging for our 2017 Peer Group, but the Company's achieved performance in recent years, and specifically management's performance in positioning the Company for future high performance, results in what the Compensation Committee believes is a higher-than-usual probability that the Company's performance will reach levels that trigger a maximum payout with respect to the restricted stock units.

        The following table provides information on the 2017 annual long-term incentive awards. The annual grants of long-term incentives are treated as an award earned by service in the prior year.

		Restricted Stock Awards			Restricted Stock Units
Name	Base Salary 2017	Restricted Stock (Number of shares)	Award Grant Date Fair Value	Award Fair Value as a % of Base Salary	Restricted Stock Units at Maximum Payout Level	Award Grant Date Fair Value	Award Fair value as a % of Base Salary
Steven R. Gardner	$700,000	42,135	$1,687,507	241.07%	14,045	$562,502	80.36%
Ronald J. Nicolas, Jr.	340,000	4,214	168,771	49.64	1,404	56,230	16.54
Edward Wilcox	400,000	7,491	300,015	75.00	2,497	100,005	25.00
Michael S. Karr	300,000	3,278	131,284	43.76	1,092	43,735	14.58
Thomas Rice	325,000	3,278	131,284	40.40	1,092	43,735	13.46

        The aggregate grant-date fair value of 2016 long-term equity incentive awards for Messrs. Gardner, Nicolas, Wilcox, Karr and Rice were $1,921,766, $500,000, $970,167, $644,769 and $644,769, respectively.

NEO Compensation Plan Governance Features

        We believe that our executive compensation program incorporates many best practices, including the ones described below.

        We Can Claw Back Incentive Compensation.    If we restate our financial statements, or a financial statement or the calculation of a performance goal or metric is materially inaccurate, the Compensation Committee may require recoupment from our executive officers, including our NEOs, of the portion of any annual bonus, equity or equity-based incentive compensation paid, provided or awarded to any executive officer on or after January 1, 2018 that represents the excess over what would have been paid if such event had not occurred, as determined by the Compensation Committee in its sole discretion.

        We Require Minimum Levels of Common Stock Ownership by Our Executives.    Our common stock ownership requirement for our CEO and our executive officers is calculated as a multiple of base salary, as noted below:

Position	Minimum Ownership of Common Stock (Multiple of Base Salary)
CEO	5.0x
Other NEOs	3.0x

        The Company's CEO is already subject to, and compliant with, the ownership requirement. The other NEOs and any new NEO must satisfy the ownership requirement within five years of the later of November 15, 2017, or the date of their appointment to the applicable position. We believe that the Stock Ownership Guidelines result in significant common stock ownership by our executive officers and align the interests of our executive officers with those of our stockholders.

        Stock ownership is determined from the totals on Table 1 of Form 4 "Statement of Changes in Beneficial Ownership of Securities", as filed by the Company with the SEC on behalf of the Company's executive officers. Qualifying shares that count toward the ownership requirement include:

  •
  shares owned outright (including shares in existing brokerage accounts, and shares acquired upon stock option exercises or the vesting of restricted stock units or performance share awards);

  •
  restricted stock and restricted stock units issued and held, whether or not vested;

  •
  shares acquired upon stock option exercises;

  •
  shares or share equivalent units deferred; and

  •
  vested stock options, where the attributed value will equal 50% of the in-the-money value of the outstanding option.

        There may be instances where the share ownership policy would place a severe hardship. In such instances, the Compensation Committee will make the final decision that reflects both the intention of the policy and the personal circumstances of the individual seeking relief from the policy.

        We Adopted Double-Trigger Change of Control Provisions for Our Equity Awards.    In 2017, the Compensation Committee modified the terms of future equity awards to implement a double-trigger change in control provision. The terms of any equity awards granted after 2017 provide that the awards will vest only if: (i) we undergo a change in control and (ii) within two years after the change in control, the recipient of the award is terminated from employment without cause or terminates employment for good reason (for example, if his or her job duties have been significantly diminished) ("double-trigger" vesting). The terms of our equity awards granted during or prior to 2017 provided that the awards would vest immediately upon a change in control of our Company ("single-trigger" vesting).

        We Have an Anti-Hedging Policy.    Our Share Ownership and Insider Trading and Disclosure Policy prohibits all directors and executive officers from purchasing financial instruments designed to hedge or offset any decrease in the market value of the Company's equity securities. We believe that these instruments result in an individual no longer being exposed to the full risks of ownership of our stock and, accordingly, the interests of our directors and executive officers could be different from stockholder objectives.

        Retirement Plans.    The Company provides a 401(k) Plan to all employees of the Company, which allows employees to defer a portion of their compensation and contribute such amount to the plan on a pre-tax basis. For 2017, the Company matched 100% of employee contributions up to three percent of the employee's compensation and matched 50% of the employee contributions up to an additional two percent of compensation. The Company may also provide nonqualified, deferred compensation plans to NEOs, as designated by the Compensation Committee.

        Other Benefits.    Our compensation process focuses our executives on goals and objectives that are in the best interests of the Company and stockholders. Other than certain perquisites to our executive officers such as an automobile allowance or use of a company vehicle, reimbursement of relocation expenses, reimbursement of club dues for clubs that are used frequently for business purposes, and life, disability and long- term care insurance (which has been eliminated starting in 2018), the Company does not provide any other compensation benefits.

        Tax Deductibility of Compensation Expense.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

        The 2017 annual cash incentive opportunities and performance-based awards granted to our executive officers were designed in a manner intended to be exempt from the deduction limitation of Section 162(m) because they are paid based on the achievement of pre-determined performance goals established by the Compensation Committee pursuant to our stockholder-approved equity incentive plan.

        Following the Tax Cut and Jobs Act of 2017, Section 162(m) of the Code exempts qualifying performance-based compensation with respect to taxable years beginning on or before December 31, 2017 and payable pursuant to a binding written agreement in effect on November 2, 2017. Thus, only performance-based awards outstanding on that date or awarded pursuant to a binding written agreement on that date may be exempt from the Section 162(m) of the Code deductibility cap. Effectively, the Tax Cut and Jobs Act of 2017 eliminated the ability to rely on the 'performance-based' exception under Section 162(m) of the Code with respect to new awards and compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Despite the Compensation Committee's efforts to structure the executive team annual cash incentives and performance-based awards in a manner intended to be exempt from Section 162(m) and, therefore, not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)'s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) of the Code if it determines that such modifications are consistent with our business needs.

        Despite the changes to Section 162(m) of the Code, the Compensation Committee and the Board believe that performance-based compensation rewards executive officers for the achievement of specific annual strategic goals, and promotes sustainable growth as well as creates long-term stockholder value even though some compensation awards may result in non-deductible compensation expenses and will continue to grant performance-based awards. Therefore, the Compensation Committee and the Board may grant awards and approve compensation that may not be deductible for income tax purposes.

CEO Pay Ratio Disclosure

        Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of each of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and set to be competitive in the markets in which we operate. As a result of rules the SEC adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), we are providing the following disclosure about the ratio of the annual total compensation of our chief executive officer to the median annual total compensation of our employees. The paragraphs that follow describe our methodology and the resulting pay ratio for the year ended December 31, 2017.

        Measurement Date.    We identified the median employee using our employee population on December 31, 2017.

        Consistently Applied Compensation Measure (CACM).    Under the relevant rules, we were required to identify the median employee by use of a "consistently applied compensation measure," or CACM. We chose a CACM that closely approximates the annual total direct cash compensation of our employees, which we gathered from payroll data. Specifically, we identified the median employee by looking at annual base pay, inclusive of overtime pay actually received. We did not consider equity awards as part of our CACM because those awards are not distributed widely among our employees. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. We annualized the base salary paid to those full-time employees who commenced work with us during 2017 and therefore did not work for us the entire calendar year.

        Methodology and Pay Ratio.    We had 836 full-time and 12 part-time employees at the measurement date who all reside within the United States and therefore we did not exclude anyone based on the 5% foreign exemption rule. Using the salary plus overtime compensation data, we reviewed data for employees within +/–5% of the median. We then reviewed the total compensation of each of these employees based on Summary Compensation Table disclosure rules Item 402(c)(2)(x) of Regulation S-K and determined the median employee. The median employee earned $92,675 in 2017.

        Our CEO's compensation as reported in the Summary Compensation Table was $4,130,982 for the year ended December 31, 2017. Therefore, our CEO to median employee pay ratio is 45:1.

        Our pay ratio is a reasonable estimate calculated based on rules and guidance provided by the Commission based on our payroll and employment records and the methodology described above. The Commission rules allow for varying methodologies for companies to identify their median employee; and other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Consequently, the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio as reported here.

        This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

GAAP RECONCILIATIONS

        The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. The non-GAAP measures used herein include net income, as adjusted, return on average assets, as adjusted, diluted earnings per share, as adjusted, return on average tangible common equity, return on average tangible common equity, as adjusted and tangible book value per share.

        Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies. A reconciliation of the non-GAAP measure to the GAAP measure are set forth below:

	For the Years Ended December 31,
	2017	2016	2015	2014	2013
	(dollars in thousands, except per share data)
Net income	$60,100	$40,103	$25,515	$16,616	$8,993
Plus DTA revaluation	5,633	—	—	—	—
Plus merger-related expense	21,002	4,388	4,799	1,490	6,926
Less merger-related expense tax adjustment	(7,766)	(1,182)	(1,546)	(143)	(2,556)

Net income, as adjusted	$78,969	$43,309	$28,768	$17,963	$13,363

Average assets	$6,094,883	$3,601,411	$2,621,545	$1,827,551	$1,441,555
Return on average assets	0.99%	1.11%	0.97%	0.91%	0.62%
Plus merger-related expense, net of tax and DTA revaluation	0.31	0.09	0.12	0.07	0.30

Return on average assets, as adjusted	1.30%	1.20%	1.10%	0.98%	0.93%

Weighted average shares outstanding-diluted	38,511,261	27,439,159	21,488,698	17,343,977	16,609,954
Diluted earnings per share, as adjusted	$2.05	$1.58	$1.34	$1.04	$0.80

	For the Years Ended December 31,
	2017	2016	2015	2014	2013
	(dollars in thousands)
Net income	$60,100	$40,103	$25,515	$16,616	$8,993
Plus CDI amortization	6,144	2,039	1,350	1,014	764
Less CDI amortization expense tax adjustment	(2,272)	(549)	(435)	(97)	(282)

Net income for average tangible common equity	$63,972	$41,593	$26,430	$17,533	$9,475
Pluss DTA revaluation	5,633	—	—	—	—
Plus merger-related expense	21,002	4,388	4,799	1,490	6,926
Less merger-related expense tax adjustment	(7,766)	(1,182)	(1,546)	(143)	(2,556)

Adjusted net income for average tangible common equity	$82,841	$44,799	$29,683	$18,880	$13,845

	For the Years Ended December 31,
	2017	2016	2015	2014	2013
	(dollars in thousands)
Average stockholders' equity	$890,856	$431,016	$274,002	$189,659	$160,391
Less average CDI	30,270	10,219	7,984	6,156	6,056
Less average goodwill	325,859	97,738	48,058	22,508	12,085

Average tangible common equity	$534,727	$323,059	$217,960	$160,995	$142,250

Return on average tangible common equity	11.96%	12.87%	12.13%	10.89%	6.66%
Return on average tangible common equity, as adjusted	15.49	13.87	13.62	11.73	9.73

	For the Years Ended December 31,
	2017	2016	2015	2014	2013
	(dollars in thousands)
Total stockholders' equity	$1,241,996	$459,740	$298,980	$199,592	$175,226
Less: Intangible assets	536,343	111,941	58,002	28,564	24,056

Tangible common equity	$705,653	$347,799	$240,978	$171,028	$151,170

Basic shares outstanding	46,245,050	27,798,283	21,570,746	16,903,884	16,656,279
Book value per share	$26.86	$16.54	$13.86	$11.81	$10.52
Less: Intangible book value per share	(11.60)	(4.03)	(2.69)	(1.69)	(1.44)

Tangible book value per share	$15.26	$12.51	$11.17	$10.12	$9.08

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement as required by Item 402(b) of Regulation S-K promulgated by the SEC and, based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Joseph L. Garrett, Committee Chair Ayad A. Fargo Jeff C. Jones Cora M. Tellez

Summary Compensation Table

        The NEOs for 2017 consisted of Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Bank, Ronald J. Nicolas, Jr., Senior Executive Vice President and Chief Financial Officer of the Company and the Bank, Edward Wilcox, President of the Bank, Michael S. Karr, Senior Executive Vice President and Chief Credit Officer of the Bank, and Thomas Rice, Senior Executive Vice President and Chief Operating Officer of the Bank. The following table shows the compensation of the NEOs for services to the Company or the Bank during the years ended December 31, 2017, 2016 and 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value (Nonqualified Compensation Contribution)(4)	All Other Compensation(5)	Total
Steven R. Gardner	2017	$700,000	$—	$2,250,009	$—	$826,269	$273,282	$81,422	$4,130,982
Chairman, President	2016	600,000	—	1,921,766	—	637,393	257,406	81,506	3,498,071
and Chief Executive	2015	500,000	—	758,000	236,729	496,861	242,452	82,473	2,316,515
Officer
Ronald J. Nicolas, Jr.	2017	340,000	—	225,001	—	300,998	—	29,219	895,218
Senior Executive Vice	2016	175,000	—	500,000	—	159,348	—	10,334	844,682
President and Chief	2015	—	—	—	—	—	—	—	—
Financial Officer
Edward Wilcox	2017	400,000	—	400,019	—	424,939	50,924	34,440	1,310,322
President and Chief	2016	325,000	—	970,167	—	207,153	47,965	37,761	1,588,046
Banking Officer	2015	300,000	—	—	165,710	178,870	45,179	35,353	725,112
Mike Karr	2017	300,000	—	175,019	—	177,058	—	36,433	688,509
Senior Executive Vice	2016	275,000	—	644,769	—	146,069	—	34,049	1,099,887
President and Chief Credit Officer	2015	240,000	—	—	118,365	119,247	—	26,373	503,985
Tom Rice	2017	325,000	—	175,019	—	191,813	—	37,618	729,449
Senior Executive Vice	2016	275,000	—	644,769	—	146,069	—	34,282	1,100,120
President and Chief Operating Officer	2015	240,000	—	—	118,365	97,500	—	30,254	486,119

(1)
These amounts represent the aggregate grant date fair value of restricted stock and RSUs granted in 2015, 2016 and 2017, calculated in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718 ("FASB ASC Topic 718"). Assumptions used in the calculation of these amounts are discussed in Note 16 to our Consolidated Audited Financial Statements for the fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Fair value is based on 100% of the closing price per share of our common stock on the date of grant. The number of awards granted in 2017 is reflected in the "Grants of Plan-Based Awards in 2017" table, below. The grant date fair value of the RSUs granted in 2017, which may be earned at varying levels based on performance over the period 2017-2019, is shown in this table assuming that the maximum level of RSUs will be earned by performance.

(2)
The grant date fair value of options granted in 2015, as reflected in this column, were determined in accordance with FASB ASC Topic 718. Refer to Note 16 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the assumptions underlying the option award valuations. There were no stock options granted in 2016 or 2017.

(3)
Amounts in this column are payouts of our annual cash incentive awards. See "Executive Compensation Discussion & Analysis—Annual Cash Incentive Program." Awards earned in 2015 were paid in 2016, Awards earned in 2016 were paid in 2017 and Awards earned in 2017 were paid in 2018.

(4)
Amounts in this column represent Company contributions under our Salary Continuation Plan. See "Nonqualified Deferred Compensation," below.

(5)
All Other Compensation consisted of amounts shown in the "All Other Compensation" table below.

 ALL OTHER COMPENSATION

Name and Principal Position	Year	401(k) Contributions ($)	Auto ($)(1)	Insurance ($)(2)	Other ($)(3)	Total ($)
Steven R. Gardner	2017	10,800	23,999	24,869	21,754	81,422
Edward Wilcox	2017	10,800	6,000	15,780	1,860	34,440
Ronald J. Nicolas, Jr.	2017	10,800	—	16,379	2,040	29,219
Mike Karr	2017	10,800	6,000	17,773	1,860	36,433
Tom Rice	2017	10,800	6,000	20,818	—	37,618

(1)
Mr. Gardner has the use of a Company-leased vehicle, and Mr. Wilcox, Mr. Karr, and Mr. Rice are granted an automobile allowance.

(2)
In addition to health care benefits, Mr. Gardner is covered under a separate $1.5 million life insurance policy, for which the Bank pays $1,398 per year. Pursuant to the September 2006 long-term care insurance plan for Messrs. Gardner and Wilcox, the premiums paid by the Bank in 2017 were $2,502 and $1,467, respectively. These programs were discontinued effective January 1, 2018.

(3)
Club membership fees.

Grants of Plan-Based Awards in 2017

        The following table includes information about awards granted to the NEOs in 2017. All of the awards shown were granted under the 2012 Long-Term Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)
									Grant Date Fair Value of Stock and Option Awards ($) (j)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Steven R. Gardner		$350,000	$700,000	$1,050,000
	1/26/2017							42,135	$1,687,507
	1/26/2017				8,427	11,236	14,045		562,502	(1)
Edward Wilcox		180,000	360,000	540,000
	1/26/2017							7,491	300,015
	1/26/2017				1,498	1,998	2,497		100,005	(1)
Ronald J. Nicolas, Jr.		129,200	255,000	384,200
	1/26/2017							4,214	168,771
	1/26/2017				842	1,123	1,404		56,230	(1)
Mike Karr		75,000	150,000	225,000
	1/26/2017							3,278	131,284
	1/26/2017				655	874	1,092		43,735	(1)
Tom Rice		81,250	162,500	243,750
	1/26/2017							3,278	131,284
	1/26/2017				655	874	1,092		43,735	(1)

(1)
Amounts related to RSUs granted in 2017. The grant date fair value of RSUs, which may be earned at varying levels based on performance over the period 2017-2019, is shown in this table assuming that the maximum level of RSUs will be earned by performance. See also notes to summary compensation table above.

Outstanding Equity Awards

        The following table reflects the equity awards that have been previously awarded to each of the NEOs and which remained outstanding as of December 31, 2017.

	2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
						Stock Awards
	Option Awards
									Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Steven R. Gardner	26,849	—	—	5.01	8/27/2018	16,667	666,680	9,750	390,000
Chairman, President	5,000	—	—	6.30	1/5/2021	56,667	2,266,680	14,045	561,800
and Chief Executive	100,000	—	—	7.87	6/5/2022	42,135	1,685,400	—	—
Officer	50,000	—	—	10.44	1/2/2023	—	—	—	—
	50,000	—	—	15.68	1/2/2024	—	—	—	—
	33,333	16,667	—	15.16	1/28/2025	—	—	—	—
Edward Wilcox	17,500	—	—	5.01	8/27/2018	8,467	338,680	3,584	143,360
President and Chief	2,000	—	—	6.30	1/5/2021	25,000	1,000,000	2,497	99,880
Banking Officer	25,000	—	—	7.87	6/5/2022	7,491	299,640	—	—
	25,000	—	—	10.44	1/2/2023	—	—	—	—
	25,000	—	—	15.68	1/2/2024	—	—	—	—
	23,333	11,667	—	15.16	1/28/2025	—	—	—	—
Ronald J. Nicolas, Jr.	—	—	—	—	—	20,000	800,000	1,404	56,160
Senior Executive Vice	—	—	—	—	—	4,214	168,560	—	—
President and Chief Financial Officer
Mike Karr	10,000	—	—	5.01	8/27/2018	3,600	144,000	1,500	60,000
Executive Vice	2,000	—	—	6.30	1/5/2021	20,000	800,000	1,092	43,680
President and Chief	25,000	—	—	7.87	6/5/2022	3,278	131,120
Credit Officer	25,000	—	—	10.44	1/2/2023	—	—	—	—
	20,000	—	—	15.68	1/2/2024	—	—	—	—
	16,666	8,334	—	15.16	1/28/2025	—	—	—	—
Tom Rice	2,000	—	—	6.30	1/5/2021	3,600	144,000	1,500	60,000
Executive Vice	5,000	—	—	6.26	12/14/2021	20,000	800,000	1,092	43,680
President and Chief	5,000	—	—	10.44	1/2/2023	3,278	131,120
Operating Officer	20,000	—	—	15.68	1/2/2024	—	—	—	—
	16,666	8,334	—	15.16	1/28/2025	—	—	—	—

Exercised Options and Restricted Stock Vested in 2017

        The following table reflects the number of shares of our common stock acquired by our NEOs upon exercise of outstanding stock options and vesting of restricted stock awards during the fiscal year ended December 31, 2017.

	2017 OPTION EXERCISE AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Steven R. Gardner	33,151	964,598	49,875	—
Edward Wilcox	25,000	642,672	6,024	241,562
Ronald J. Nicolas, Jr.	—	—	—	—
Mike Karr	10,000	279,500	2,550	102,255
Tom Rice	—	—	2,550	102,255

(1)
The value realized upon exercise is the difference between the closing price of the Company's common stock on the date of exercise and the exercise price of the options, multiplied by the number of shares acquired upon exercise.

(2)
Amounts do not take into consideration any shares withheld by the Company to satisfy employee income taxes.

(3)
Represents the value realized upon the vesting of restricted stock awards and restricted stock units, based on the market value of the awards on the vesting date.

Pension Benefits

        We do not have any pension benefit plans.

Nonqualified Deferred Compensation

        The Bank implemented our Salary Continuation Plan in 2006 (amended in 2013). The Salary Continuation Plan is an unfunded nonqualified supplemental retirement plan for Mr. Gardner and Mr. Wilcox. The Salary Continuation Plan, as amended, provides for the annual benefit of $200,000 for the CEO and $100,000 for Mr. Wilcox upon a normal retirement at or after age 62, payable for 15 years. Such benefit would be paid in 12 monthly installments commencing the month after normal retirement. The Salary Continuation Plan also provides for a reduced annual benefit (at December 31, 2017, this annual amount was $156,362 for Mr. Gardner and $18,801 for Mr. Wilcox, payable for 15 years), payable upon termination before normal retirement age (including an early retirement or termination due to disability), and provides for accelerated payment of a specified lump sum amount upon the NEO's termination due to death or a change in control, as that term is defined under Code Section 409A. See "Potential Payments Upon Termination or a Change in Control" below.

        The amount expensed in 2017 under the Salary Continuation Plan amounted to an aggregate of $721,000, of which $273,000 was for Mr. Gardner, and $51,000 was for Mr. Wilcox (the remainder of the aggregate expense was associated with former executives of financial institutions that have been acquired by the Company). The Salary Continuation Plan was accounted for in accordance with FASB ASC Topic 715 as of December 31, 2017.

Name	Aggregate Balance at Fiscal Year-End Prior to Last Fiscal Year-End ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Steven R. Gardner	$1,270,836	$273,282	$—	$—	$1,544,118
Edward Wilcox	135,698	50,924	—	—	186,622

Employment Agreements, Salary Continuation Plans, Severance and Change-in-Control Payments

        We have entered into employment agreements with each of our NEOs. We believe employment agreements serve a number of functions in that they (i) promote retention of our NEOs, (ii) promote complete and consistent documentation and mutual understanding of employment terms, (iii) mitigate uncertainty about future employment and continuity of management in the event of a change in control, (iv) help meet legal requirements under tax laws and other regulations, (v) avoid frequent renegotiation of employment terms, and (vi) protect the Company, the Bank and the Bank's customers through confidentiality and non-solicitation covenants. The employment agreements with Mr. Gardner and Mr. Nicolas are with the Company and the Bank. The remainder of our NEO employment agreements are between the Bank and the NEO. Set forth below is a summary of the material terms of our NEO employment agreements.

Material Term	Summary
Term	Mr. Gardner's employment agreement has a term of three (3) years. The employment agreements for each of our other NEOs has a term of one (1) year. On each annual anniversary date of an NEO employment agreement, the term automatically is extended for an additional one-year period by either or both of the Company's and the Bank's Boards of Directors, as the case may be, unless the NEO, on the one hand, or either or both of the Company or the Bank, as the case may be, on the other hand, gives written notice to the other party of its election not to extend the term of NEO's employment agreement, with such notice to be given not less than ninety (90) days prior to any such anniversary date. If such notice is given by either party, then the NEO's employment agreement will terminate at the conclusion of its remaining term.
Base Salary

Each NEO employment agreement establishes a minimum base salary, which may be increased from time to time in such amounts as may be determined by either or both of the Company's and the Bank's Boards of Directors, as the case may be. The minimum base salaries for Messrs. Gardner, Wilcox, Nicolas, Karr and Rice are $600,000, $325,000, $300,000, $275,000 and $275,000, respectively.

Material Term	Summary
Discretionary Performance Bonus

Each NEO is eligible for a discretionary performance bonus based on his individual performance and the overall performance of the Company and the Bank, with eligibility and the amount of any such bonus to be at the discretion of the Compensation Committee of the Board of Directors. Maximum discretionary performance bonuses are determined as a percentage of annual base salary. The maximum discretionary performance bonus percentages are 150% for Mr. Gardner, 90% for Mr. Wilcox, 75% for Mr. Nicolas, and 50% for each of Messrs. Karr and Rice.

Other Benefits

Mr. Gardner receives the use of an automobile paid for by the Company and the Bank. Each NEO also is entitled to participate in any pension, retirement or other benefit plan or program given to employees and executives of either or both of the Company and the Bank, as the case may be, to the extent commensurate with the NEO's then duties and responsibilities as fixed by the Boards of Directors of either or both of the Company and the Bank, as the case may be.

Termination

Pursuant to each NEO's employment agreement, either or both of the Company and the Bank have the right, at any time upon prior notice of termination, to terminate the NEO's employment for any reason, including, without limitation, termination for "cause"(1) or disability, and each NEO has the right, upon prior notice of termination, to terminate his employment with either or both of the Company and the Bank, as the case may be, for any reason.

Termination Following Change in Control; Termination for Good Reason

In the event that an NEO's employment is terminated (i) by either or both of the Company and the Bank, as the case may be, for other than cause, disability or the NEO's death, and such termination occurs within two (2) years following a "change in control"(2) (as defined in the relevant employment agreement), or (ii) by the NEO due to a material breach of his employment agreement by either or both of the Company and the Bank, as the case may be, or for "good reason"(3), then the NEO will be entitled to receive a lump sum cash severance amount equal to the product of (x) the sum of his base salary plus his incentive bonus for the previous year as in effect immediately prior to the date of termination (y) multiplied by three (3) in the case of Mr. Gardner, two and ninety-nine hundredths (2.99) in the case of Mr. Wilcox, and two (2) in the case of each other NEO, and in each case less taxes and other required withholding.

Material Term	Summary

In addition, the NEO also will be entitled to receive for a period ending at the earlier of (i) the third anniversary of the date of termination with respect to Mr. Gardner, or the first anniversary of the date of termination with respect to each other NEO, or (ii) the date of his full-time employment by another employer, at no cost to him, the continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which he was entitled to participate immediately prior to the date of termination, other than any stock option or other stock compensation plans or bonus plans of either or both of the Company and the Bank, as the case may be; provided, however, if an NEO's participation in any such plan, program or arrangement is barred, then either or both of the Company and the Bank, as the case may be, will arrange to provide him with benefits substantially similar to those he was entitled to receive under such plans, programs and arrangements.

Termination Not Following Change in Control

In the event that an NEO's employment is terminated by either or both of the Company and the Bank, as the case may be, for other than cause, disability or the NEO's death, and such termination does not occur in conjunction with a change in control or two (2) years after a change in control, then the NEO will be entitled to receive a lump sum cash severance amount equal to the sum of (x) his base salary as in effect immediately prior to the date of termination multiplied by (y) three (3), in the case of Mr. Gardner, and one (1) in the case of each other NEO, and in each case less taxes and other required withholding. In addition, the NEO will be entitled to receive the benefits described in the second paragraph under "Termination Following a Change in Control; Termination for Good Reason" immediately above.

Termination for Cause or Other Than for Disability or Good Reason

In the event that an NEO's employment is terminated by either or both of the Company and the Bank, as the case may be, for cause, or an NEO terminates his employment other than for disability or good reason, the NEO will have no right to compensation or other benefits for any period after the applicable date of termination other than for base salary accrued through the date of termination.

Termination as a Result of Death or Disability

In the event that an NEO's employment is terminated as a result of disability or death during the term of his employment agreement, the NEO, or his estate in the event of his death, will receive the lesser of (i) his existing base salary as in effect as of the date of termination or death, multiplied by one year or (ii) his base salary for the duration of the term of employment, less taxes and other required withholding.

Material Term	Summary
Parachute Payments

If the payments and benefits to an NEO upon termination would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits payable by either or both of the Company and the Bank under an NEO's employment agreement will be reduced by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by either or both of the Company and the Bank to the NEO being non-deductible to either or both of the Company and the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.

Confidentiality and Non-Solicitation

Each NEO has agreed that, during the term of his employment and after termination of his employment, he will not disclose to any other person or entity, other than in the regular course of business of the Company and the Bank, any confidential and proprietary information (as defined in the his employment agreement), other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Company and the Bank. Each NEO has agreed that during the term of his employment and for two (2) years after the date of termination, he will not solicit for hire or encourage another person to solicit for hire a "covered employee", as determined in accordance with his employment agreement.

(1)
"Cause" means personal dishonesty or incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or other misdemeanor offenses) or final cease-and-desist order or material breach of any provision of the NEO's employment agreement.

(2)
"Change of Control" means the occurrence of any of the following events: (i) the acquisition of control of the Company or the Bank (as defined in the rules and regulations of the applicable banking regulators on the date of the employment agreement); (ii) an event that would be required to be reported in response to Item 5.01(a) of the Current Report on Form 8-K pursuant to Sections 13 or 15(d) of the Exchange Act, or any successor thereto, whether or not any class of securities of the Company is registered under the Exchange Act; (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), after the date of the employment agreement, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (iv) the sale or other disposition of all or substantially all of the assets of the Company or the transfer by the Company of greater than 25% of the voting securities of the Company; or (v) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(3)
"Good Reason" means the NEO resigned within two years following a Change in Control based on (i) a material reduction by us of his functions, duties or responsibilities, (ii) a material reduction by us of his base salary, or (iii) our requirement that he be based at a location more than 50 miles from Irvine, California, without the NEO's express written consent.

        Salary Continuation Plans.    Mr. Gardner and Mr. Wilcox participate in our salary continuation plan (the "Salary Continuation Plan"), which provides continued income for a 15-year period after retirement at or after age 62, in the amount of $200,000 per year for Mr. Gardner and $100,000 per year for Mr. Wilcox. A reduced benefit is payable for a pre-age 62 termination, including termination due to disability. However, in the event of a pre-age 62 termination within 12 months after a change in control (as defined under Code Section 409A) or upon death, Mr. Gardner would receive a lump-sum payment of $1,982,130 and Mr. Wilcox would receive a lump-sum payment of $989,413. No benefits are payable under the plan if the NEO is terminated for cause, as defined in the Salary Continuation Plan. Neither Mr. Gardner's nor Mr. Wilcox's employment agreements will have an impact on the benefits they are entitled to receive pursuant to the Salary Continuation Plan.

        Accelerated Vesting of Equity Awards.    Restricted stock awards and unvested stock options granted prior to 2018 generally will vest in full in the event that the NEO's employment is terminated by us without cause or the NEO terminates for good reason (subject to achievement of the Adjusted NPA performance goal in the case of restricted stock), or if employment terminates due to the NEO's death or disability. In the event of a change in control, restricted stock and unvested stock options will vest in full if the NEO has been employed by us for at least six months at the time of the change in control. In the case of retirement at or after age 65, options that have been outstanding for at least two years vest in full. Restricted stock unit awards granted prior to 2018 will vest on an accelerated basis at the maximum level in the event that the NEO's employment terminates due to death or disability, or if, within two years after a change in control, the NEO's employment is terminated by us without cause or by the NEO for good reason.

        Starting in 2018, restricted stock, restricted stock unit and incentive stock option awards will include a "double-trigger" rather than "single-trigger" accelerated vesting, meaning that the award vests in full if an employee is terminated for "cause" or resigns for "good reason" within 24 months of a change of control. "Cause," "good reason" and "change of control" are each defined in the 2012 Long Term Incentive Plan.

Summary of Potential Termination Payments

        The following table reflects the value of termination payments and benefits that each of Messrs. Gardner, Wilcox, Nicolas, Karr and Rice, who were the NEOs serving at December 31, 2017, would receive under their employment agreements and the enhanced termination payments and benefits that Mr. Gardner and Mr. Wilcox would receive under the Salary Continuation Plan, as applicable, if they had terminated employment on December 31, 2017 under the circumstances shown. The table does not include accrued salary and benefits, or certain amounts that the executive would be entitled to receive under plans or arrangements that do not discriminate in scope, terms or operation, in favor of our executive officers and that are generally available to all salaried employees. In addition, the amounts accrued at December 31, 2017 for the account of Mr. Gardner and Mr. Wilcox under the Salary Continuation Plan, as shown above under the heading "Nonqualified Deferred Compensation" and previously reflected as compensation in the current and past Summary Compensation Tables, represents a nonqualified deferred compensation balance, so the table below only shows the extent of any enhancement of that benefit in those termination cases in which an enhancement is provided.

Circumstances or Termination and/or Change in Control	Severance	Insurance Benefits(1)		Salary Continuation Plan(2)		Equity Accelerated Vesting(3)	Total
Steven R. Gardner
Termination for Cause or resignation without Disability or Good Reason (not within two years after a change in control)	$—	$—		$—		$—	$—
Death	700,000	—		1,982,130		5,984,568	8,666,698
Disability	700,000	36,000		2,345,430		5,984,568	9,065,998
Retirement	—	—		3,000,000		—	3,000,000
Change in Control (regardless of termination)	—	—		1,982,130		5,422,768	7,404,898
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	1,800,000	48,424	(4)	2,345,430		5,422,768	9,616,622
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(5)(6)	3,291,000	48,424	(4)	1,982,130	(5)	5,984,568	11,306,122
Edward Wilcox
Termination for Cause or resignation without Disability or Good Reason (not within two years after a change in control)	—	—		—		—	—
Death	400,000	—		989,413		2,171,368	3,560,781
Disability	400,000	—		282,020		2,171,368	2,853,389
Retirement	—	—		1,500,000		—	1,500,000
Change in Control (regardless of termination)	—	—		989,413		1,928,128	2,917,541
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	400,000	28,134	(4)	282,020		1,928,128	2,638,283
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(5)(6)	1,824,005	28,134	(4)	989,413	(5)	2,171,368	5,012,920
Ronald J. Nicolas, Jr.
Termination for Cause or resignation without Disability or Good Reason (not within two years after a change in control)	—	—		—		—	—
Death	340,000	—		—		1,024,720	1,364,720
Disability	340,000	—		—		1,024,720	1,364,720
Retirement	—	—		—		—	—
Change in Control (regardless of termination)	—	—		—		968,560	968,560
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	340,000	32,149	(4)	—		968,560	1,340,709
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(5)(6)	340,000	32,149	(4)	—		1,024,720	1,396,869
Michael S. Karr
Termination for Cause or resignation without Disability or Good Reason (not within two years after a change in control)	—	—		—		—	—
Death	300,000	—		—		1,385,817	1,685,817
Disability	300,000	—		—		1,385,817	1,685,817

Circumstances or Termination and/or Change in Control	Severance	Insurance Benefits(1)		Salary Continuation Plan(2)	Equity Accelerated Vesting(3)	Total
Retirement	—	—		—	—	—
Change in Control (regardless of termination)	—	—		—	1,282,137	1,282,137
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	300,000	28,618	(4)	—	1,282,137	1,610,755
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(5)(6)	896,202	28,618	(4)	—	1,385,817	2,310,637
Thomas Rice
Termination for Cause or resignation without Disability or Good Reason (not within two years after a change in control)	—	—		—	—	—
Death	325,000	—		—	1,385,817	1,710,817
Disability	325,000	—		—	1,385,817	1,710,817
Retirement	—	—		—	—	—
Change in Control (regardless of termination)	—	—		—	1,282,137	1,282,137
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	946,202	32,070	(4)	—	1,282,137	2,260,409
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(5)(6)	946,202	32,070	(4)	—	1,385,817	2,364,089

(1)
Amounts in this column represents the incremental cost to the Company resulting from continuing participation by the individual, at no cost to him, in group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which he was entitled to participate immediately prior to the date of termination (other than any stock option or other stock compensation plans or bonus plans of us), for a period ending at the earlier of (i) the third anniversary of the date of termination in the case of Mr. Gardner and the first anniversary of the date of termination in the case of Messrs. Wilcox, Nicolas, Karr and Rice, and (ii) the date of his full-time employment by another employer, provided that in the event the individual's participation in any such plan, program or arrangement is barred, we must arrange to provide him with benefits substantially similar to those he was entitled to receive under such plans, programs and arrangements prior to the date of termination.

(2)
The accrual balance under the Salary Continuation Plan, at December 31. 2017, is shown above under the heading "Nonqualified Deferred Compensation." The enhanced benefit amount is the amount by which a lump-sum payout exceeds the accrual balance; such a lump sum would be payable within a specified period following termination. In the case of a termination at December 31, 2017 for which a non-enhanced annual payments would be made over 15 years, the annual amount of such payments would be $156,362 for Mr. Gardner and $18,801 for Mr. Wilcox.

(3)
Amounts in this column reflects the in-the-money value, at December 31, 2017, of unexercisable options that would become vested and exercisable upon the occurrence of the termination event stated in the left hand column. The dollar value of the vested stock options was determined by calculating the closing price of the Company's common stock on December 31, 2017 less the option exercise price, and multiplying that by the number of shares for each award at the end of year 2017. Amounts in this column also reflect the value, based on the closing price of the Company's common stock on December 31, 2017, of the restricted stock or restricted stock units that would become vested upon the occurrence of the termination event stated in the left hand column.

(4)
Represents the estimated incremental cost to the Company resulting in the individual's participation, at no cost to him, in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which he was entitled to participate immediately prior to the date of termination (other than any stock option or other stock compensation plans or bonus plans of us), for a period ending at the third anniversary of the date of termination with respect to Mr. Gardner and the first anniversary of the date of termination with respect to Messrs. Wilcox, Nicolas, Karr and Rice (this period would end earlier if the individual commenced full-time employment by another employer). If the individual's continued participation in any of our applicable plans, programs or arrangements is barred, we must arrange to provide him with benefits substantially similar to those he was entitled to receive under such plans, programs and arrangements prior to the date of termination.

(5)
The enhanced amount payable under the Salary Continuation Plan would be payable for any type of termination within 12 months after a change in control, but not for a termination in the second 12 months after a change in control. This amount together with the accrued benefit under the Salary Continuation Plan would be payable in a lump sum within a specified period following termination.

(6)
Payments for events relating to a change in control have been calculated assuming no reduction to cause such payments not to be subject to federal excise taxes under the "golden parachute" provisions under Sections 280G and 4999 of the Code. If aggregate payments would be subject to such "golden parachute" excise taxes, the payments will be reduced or delayed to the extent necessary so that the payments will not be subject to such excise taxes.

Related Transactions and Other Matters

Transactions with Certain Related Persons

        Our Board has adopted a written policy governing the approval of related-party transactions (the "RPT Policy"). A "related party transaction" means any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (i) the Company or any of its subsidiaries is or will be a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and (iii) any "related party" has or will have a direct or indirect material interest. Under the RPT Policy, the term "related party" includes an executive officer, director, nominee for director, any shareholder owning more than 5% of any class of the Company's voting securities, or an immediate family member of the foregoing.

        In summary, the RPT Policy provides that unless a transaction is deemed to be pre-approved, each transaction involving a related party that involves amounts greater than $120,000 per year must be approved by disinterested members of the Governance Committee, which is comprised solely of independent directors. The list of transactions that are deemed pre-approved under the RPT Policy include, without limitation, indemnification payments, compensation paid to directors and executive officers for their services as directors and executive officers, and routine banking-related services such as a related party using the Bank's services as a depositary of funds.

        The Bank provides deposit and other services to home owners' associations ("HOAs") and HOA management companies nationwide. The Bank's HOA Banking Unit focuses exclusively on generating business banking relationships and servicing the specialized banking needs of HOA management companies and their respective clients. The Bank is a party to a Depository Services Agreement, as amended, with an entity for which Associa is the majority owner ("Depository Services Agreement"). Mr. Corona, who is a director of the Company and the Bank, is the sole shareholder, President and Chief Executive Officer of Associa. The Depository Services Agreement governs the services provided by the Bank to HOA management companies indirectly controlled by Associa and those services provided by the HOA management companies to the Bank. Pursuant to the Depository Services Agreement, the Bank paid the entity controlled by Associa approximately $2.1 million in 2017, which is attributable to Mr. Carona as a result of his ownership interest in Associa during 2017. The Company expects that such payments will exceed $120,000 in 2018.

        Although the Bank receives deposits from HOA management companies not affiliated with Associa, the Company's and the Bank's relationship with Associa and its management companies is an important component of our successful HOA Banking Unit. Associa is the largest privately held HOA management company in the U.S. and operates a holding company that owns numerous subsidiary management companies. The Associa HOA management companies that maintain deposit relationships with the Bank represent thousands of HOAs and thousands of HOA accounts. The Banks' relationship with the Associa HOA management companies offers the Bank the ability to take advantage of important efficiencies, cost savings and lower fees created by the role of the Associa management companies in the banking relationships the Bank maintains with the HOAs. Mr. Carona's expertise in the HOA management company banking business has and continues to be extremely helpful to the Board and our management team as we continue to grow our HOA Banking Unit.

        In connection with its acquisition of HEOP, Pacific Premier assumed by operation of law certain HEOP obligations to make severance and salary continuation payments to Simone Lagomarsino, who previously served as HEOP's President and Chief Executive Officer and who now serves as a director of the Company and the Bank, pursuant to certain employment-related agreements between Ms. Lagomarsino and HEOP. The amounts payable to Ms. Lagomarsino, which arise out of Ms. Lagomarsino's employment relationship with HEOP and not for services rendered to Pacific Premier, are described in the joint proxy statement/prospectus filed by Pacific Premier with the SEC on February 24, 2017 and will not exceed $120,000 on an annual basis after fiscal year 2019.

Indebtedness of Management

        Certain of our officers and directors, as well as their immediate family members and affiliates, are customers of, or have had transactions with us in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. As of the date of this filing, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans.

ITEM 9.    TO RATIFY THE APPOINTMENT OF CROWE HORWATH LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018

        On June 3, 2016, the Company notified Vavrinek, Trine, Day & Co., LLP ("VTD") that the Company would no longer be retaining VTD as the Company's independent registered public accounting firm effective as of June 3, 2016. The decision to change the Company's independent registered accounting firm was the result of a request for proposal process in which the Audit Committee of the Company's Board of Directors conducted a comprehensive, competitive process to select an independent registered public accounting firm.

        The audit reports of VTD on the Consolidated Financial Statements of the Company for the fiscal years ended December 31, 2015 and December 31, 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the Company's fiscal years ended December 31, 2015 and December 31, 2014, (i) there were no disagreements with VTD on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to VTD's satisfaction, would have caused VTD to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.

        On June 3, 2016, based upon the recommendation and approval of the Company's Audit Committee, the Company engaged Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016 effective as of June 3, 2016. During the Company's fiscal years ended December 31, 2014 and 2015, and the subsequent interim period through June 3, 2016, neither the Company, nor anyone on the Company's behalf, consulted with Crowe Horwath LLP regarding any matter set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K. The Audit Committee of the Board of Directors considered the qualifications and experience of Crowe Horwath LLP, and, in consultation with the Board of Directors of the Company, appointed them as independent auditors for the Company for the fiscal year ended December 31, 2016.

        On April 13, 2017, the Audit Committee of the Board considered the qualifications and experience of Crowe Horwath LLP, and, in consultation with the Board, appointed them as independent auditors for the Company for the fiscal year ended December 31, 2017. Although ratification of our independent auditors by stockholders is not required by law, the Audit Committee and Board desired to obtain the stockholders' ratification of such appointment and did obtain such approval at the 2017 Annual Meeting of the Stockholders, held on May 31, 2017.

        On February 5, 2018, the Audit Committee of the Board considered the qualifications and experience of Crowe Horwath LLP, and, in consultation with the Board, appointed them as independent auditors for the Company for the current fiscal year, which ends December 31, 2018. Although ratification of our independent auditors by stockholders is not required by law, the Audit Committee and Board desire to obtain the stockholders' ratification of such appointment. If ratification of Crowe Horwath LLP as our independent auditors is not approved by stockholders, the matter will be referred to the Audit Committee for further review.

[....]

Fees

        Aggregate fees for professional services rendered to the Company by Crowe Horwath LLP and VTD for the years ended December 31, 2017 and 2016 were as follows:

	For the Years Ended December 31,
	2017	2016
Audit fees(1)	$550,000	$570,000
Audit-related fees	433,550	19,000

Audit and audit-related fees	983,550	589,000
Tax & Tax-Related compliance fees	—	112,550
All other fees	12,430	18,000

Total fees	$995,980	$719,550

(1)
For the year ended December 31, 2016, the Company paid audit fees of $350,000 and $220,000 to Crowe Horwath LLP and VTD, respectively.

  Audit Fees

        Audit fees are related to the integrated audit of the Company's annual financial statements for the years ended December 31, 2017 and 2016, and for the reviews of the financial statements included in the Company's quarterly reports on Form 10 Q and 10 K for those years.

  Audit-Related Fees

        Audit related fees for each of 2017 and 2016 included fees for audits of the Company's 401(k) plan, accounting consultations and audits in connection with the acquisitions of Plaza and HEOP.

  Tax Compliance Fees

        Tax fees in both 2017 and 2016 consisted of tax compliance services in preparation of the Company's tax returns filed with the Internal Revenue Service and various state tax agencies.

  All Other Fees

        All other fees for 2017 included fees related to the acquisition of HEOP and Plaza. All other fees for 2016 included fees related to the acquisitions of SCAF and SCB and audit Committee Pre Approval Policies and Procedures. The Audit Committee has adopted a policy that requires advance approval of all audit, audit related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specified audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specified audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

        In 2017, 100% of Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The following is a summary of relevant provisions of our amended and restated certificate of incorporation, and certain provisions of the General Corporation Law of the State of Delaware, or the DGCL. We urge you to read the full text of these documents, forms of which have been filed with the U.S. Securities and Exchange Commission, as well as the referenced provisions of the DGCL because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

        We are incorporated under the laws of the state of Delaware. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The DGCL provides that any indemnification must be made by us only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to person who is a director or officer at the time of such determination, (i) by a majority of our directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by our stockholders.

        The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our amended and restated certificate of incorporation provides for the indemnification of directors, officers and certain of our authorized representatives to the fullest extent permitted by the DGCL, except that indemnification in an action, suit or proceeding initiated by a director, officer or our authorized representative is permitted only if our board of directors authorized the initiation of that action, suit or proceeding. In addition, as permitted by the DGCL, our amended and restated certificate of incorporation provides that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction in which the director derived improper personal benefit.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of February 9, 2018, between Pacific Premier Bancorp, Inc. and Grandpoint Capital, Inc.(1)
3.1	Amended and Restated Certificate of Incorporation of Pacific Premier Bancorp, Inc., as amended(2)
3.2	Amended and Restated Bylaws of Pacific Premier Bancorp, Inc.(3)
4.1	Specimen Stock Certificate of Pacific Premier Bancorp, Inc.(4)
5.1	Opinion of Holland & Knight LLP regarding the legality of the securities being registered*
8.1	Opinion of Holland & Knight LLP regarding certain tax matters
10.1	Form of Shareholder Agreement among Pacific Premier Bancorp, Inc., Grandpoint Capital, Inc., and certain shareholders of Grandpoint Capital, Inc.(1)
10.2	Form of Support Agreement between certain investors in Grandpoint Capital, Inc. and Pacific Premier Bancorp, Inc.(1)
21.1	Subsidiaries of Pacific Premier Bancorp, Inc.(5)
23.1	Consent of Crowe Horwath LLP (with respect to Pacific Premier Bancorp, Inc.)
23.2	Consent of Moss Adams LLP (with respect to Grandpoint Capital, Inc.)
23.3	Consent of Vavrinek, Trine, Day and Co., LLP (with respect to Pacific Premier Bancorp, Inc.)
23.4	Consent of Holland & Knight LLP (included in Exhibits 5.1 and 8.1)
24.1	Power of Attorney*
99.1	Consent of Keefe, Bruyette & Woods, Inc.
99.2	Consent of Raymond James & Associates, Inc.
99.3	Form of Proxy for the Special Meeting of Shareholders of Pacific Premier Bancorp, Inc.
99.4	Form of Written Consent of Shareholders of Grandpoint Capital, Inc.
99.5	Consent of Don M. Griffith to be named as director

*
Previously filed.

(1)
Included as an annex to the prospectus/proxy and consent solicitation statement contained in this Registration Statement.

(2)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 16, 2017.

(3)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on February 29, 2016.

(4)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-20497) filed with the Commission on January 27, 1997.

(5)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on February 28, 2018.

Item 22.    Undertakings

          (a)   The undersigned Registrant hereby undertakes as follows:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (6)   That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of February 9, 2018, between Pacific Premier Bancorp, Inc. and Grandpoint Capital, Inc.(1)
3.1	Amended and Restated Certificate of Incorporation of Pacific Premier Bancorp, Inc., as amended(2)
3.2	Amended and Restated Bylaws of Pacific Premier Bancorp, Inc.(3)
4.1	Specimen Stock Certificate of Pacific Premier Bancorp, Inc.(4)
5.1	Opinion of Holland & Knight LLP regarding the legality of the securities being registered*
8.1	Opinion of Holland & Knight LLP regarding certain tax matters
10.1	Form of Shareholder Agreement among Pacific Premier Bancorp, Inc., Grandpoint Capital, Inc., and certain shareholders of Grandpoint Capital, Inc.(1)
10.2	Form of Support Agreement between certain investors in Grandpoint Capital, Inc. and Pacific Premier Bancorp, Inc.(1)
21.1	Subsidiaries of Pacific Premier Bancorp, Inc.(5)
23.1	Consent of Crowe Horwath LLP (with respect to Pacific Premier Bancorp, Inc.)
23.2	Consent of Moss Adams LLP (with respect to Grandpoint Capital, Inc.)
23.3	Consent of Vavrinek, Trine, Day and Co., LLP (with respect to Pacific Premier Bancorp, Inc.)
23.4	Consent of Holland & Knight LLP (included in Exhibits 5.1 and 8.1)
24.1	Power of Attorney*
99.1	Consent of Keefe, Bruyette & Woods, Inc.
99.2	Consent of Raymond James & Associates, Inc.
99.3	Form of Proxy for the Special Meeting of Shareholders of Pacific Premier Bancorp, Inc.
99.4	Form of Written Consent of Shareholders of Grandpoint Capital, Inc.
99.5	Consent of Don M. Griffith to be named as director

*
Previously filed.

(1)
Included as an annex to the prospectus/proxy and consent solicitation statement contained in this Registration Statement.

(2)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 16, 2017.

(3)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on February 29, 2016.

(4)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-20497) filed with the Commission on January 27, 1997.

(5)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on February 28, 2018.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on April 18, 2018.

PACIFIC PREMIER BANCORP, INC.
By:	/s/ STEVEN R. GARDNER Steven R. Gardner Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ STEVEN R. GARDNER Steven R. Gardner	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 18, 2018
/s/ RONALD NICOLAS Ronald Nicolas	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 18, 2018
* Jeff C. Jones	Director	April 18, 2018
* Simone F. Lagomarsino	Director	April 18, 2018
* John Carona	Director	April 18, 2018
* Joseph L. Garrett	Director	April 18, 2018
* Michael J. Morris	Director	April 18, 2018

	Name	Title	Date
Michael E. Pfau		Director
* Cora M. Tellez		Director	April 18, 2018
* Ayad A. Fargo		Director	April 18, 2018
* Zareh H. Sarrafian		Director	April 18, 2018
*By:	/s/ STEVEN R. GARDNER Steven R. Gardner Attorney-in-fact